SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Tercica, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Tercica, Inc.

2.	Aggregate number of securities to which transaction applies:

38,642,729 shares of Tercica common stock outstanding and owned by stockholders other than shares held in treasury by Tercica and other than shares owned by members of the Purchaser Group (as defined in the merger agreement described in this proxy statement); 6,052,352 shares of Tercica common stock underlying options to purchase Tercica common stock with exercise prices below $9.00; and 250,603 shares of Tercica common stock represented by outstanding Restricted Stock Units (as defined in the merger agreement described in this proxy statement).

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) the product of 38,642,729 shares of Tercica common stock and the merger consideration of $9.00 per share of Tercica common stock, (b) the product of options to purchase 6,052,352 shares of Tercica common stock and $2.71 (which is the difference between $9.00 and $6.29, the weighted-average exercise price per share of the options to purchase Tercica common stock with an exercise price below $9.00), and (c) the product of 250,603 shares of Tercica common stock, represented by outstanding Restricted Stock Units and the merger consideration of $9.00 per share of Tercica common stock represented by such securities. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by calculating a fee of $39.30 per $1,000,000 of the aggregate value of the transaction.

4.	Proposed maximum aggregate value of transaction:

$366,441,862

5.	Total fee paid:

$14,402

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

PRELIMINARY COPY – SUBJECT TO COMPLETION

TERCICA, INC.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

(650) 624-4900

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Tercica, Inc. (“Tercica”, “we”, “us” or “our”) to be held at Tercica’s offices located at 2000 Sierra Point Parkway, Brisbane, California 94005, at              a.m., local time, on                     , 2008 (the “Special Meeting”). Holders of record of Tercica common stock at the close of business on                     , 2008 will be entitled to vote at the Special Meeting or any adjournment of the Special Meeting.

At the Special Meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of June 4, 2008 (the “merger agreement”), by among Tercica, Beaufour Ipsen Pharma (the “Purchaser”) and Tribeca Acquisition Corporation, a wholly owned subsidiary of the Purchaser (“Merger Sub”). As a result of the merger contemplated by the merger agreement (the “merger”), Tercica will become a wholly owned subsidiary of the Purchaser and its affiliates. This is a “going-private” transaction for the purposes of the rules and regulations of the Securities and Exchange Commission. Certain affiliates of the Purchaser collectively hold an aggregate of approximately             % of Tercica’s outstanding common stock as of                     , 2008, the record date for the Special Meeting. Merger Sub is a wholly owned subsidiary of the Purchaser.

We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $9.00 in cash, without interest, for each share of Tercica common stock that you own, and you will have no ongoing ownership interest in the continuing business of Tercica. We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption of the merger agreement by holders of a majority of the outstanding shares of Tercica common stock.

A special committee of our board of directors composed of three independent non-employee directors (the “Special Committee”) reviewed and considered the terms and conditions of the merger. Based on the recommendation of the Special Committee and on its own review, our board of directors has determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), approved the execution, delivery and performance of obligations under the merger agreement, declared the merger agreement and the merger to be advisable and recommended that Tercica’s stockholders vote to adopt the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. Included in the proxy statement is the opinion of the Special Committee’s financial advisor, Lehman Brothers Inc., relating to the fairness, from a financial point of view, of the consideration to be received by the holders of Tercica common stock (other than the Purchaser and its affiliates) in the merger. The proxy statement includes other important information about the merger agreement and the merger. We encourage you to read the entire proxy statement (including its annexes) carefully.

All of our stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the merger agreement.

Sincerely,

Stephen N. Rosenfield

Secretary

Brisbane, California

                    , 2008

PRELIMINARY COPY—SUBJECT TO COMPLETION

TERCICA, INC.

2000 Sierra Point Parkway

Suite 400

Brisbane, California 94005

(650) 624-4900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2008

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Tercica, Inc., a Delaware corporation (“Tercica”, “we”, “us” or “our”), that will be held at Tercica’s offices located at 2000 Sierra Point Parkway, Brisbane, California 94005, at              a.m., local time, on                     , 2008 (the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 4, 2008 (the “merger agreement”), by among Tercica, Beaufour Ipsen Pharma (the “Purchaser”) and Tribeca Acquisition Corporation, a wholly owned subsidiary of the Purchaser (“Merger Sub”); and

2.	To consider and vote upon a proposal to approve the adjournment of the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement.

A special committee of our board of directors composed of three independent non-employee directors (the “Special Committee”) reviewed and considered the terms and conditions of the merger contemplated by the merger agreement (the “merger”). The Special Committee determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), and unanimously recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that our board of directors recommend that Tercica’s stockholders vote to adopt the merger agreement. Our board of directors then determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), approved the execution, delivery and performance of obligations under the merger agreement, declared the merger agreement and the merger to be advisable and recommended that Tercica’s stockholders vote to adopt the merger agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. No other business may be transacted at the Special Meeting.

Stockholders of record at the close of business on                     , 2008, the record date, are entitled to notice of and to vote at the Special Meeting and any adjournment of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of Tercica common stock outstanding on the record date.

Tercica stockholders will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex C to the attached proxy statement, and a summary of these provisions can be found under “Special Factors — Appraisal Rights” in the attached proxy statement.

You should not send any certificates representing shares of Tercica common stock with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT AND, IF NECESSARY, THE

ADJOURNMENT OF THE SPECIAL MEETING FOR THE PURPOSES OF SOLICITING

ADDITIONAL PROXIES TO VOTE IN FAVOR OF THE ADOPTION OF THE MERGER

AGREEMENT.

YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet by visiting the website http://www.investorvote.com/TRCA and following the voting instructions provided or by telephone from the United States, Canada or Puerto Rico, by dialing, toll free, 1-800-652-VOTE (8683) and following the recorded instructions, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Tercica or any other person.

By Order of the Board of Directors

Stephen N. Rosenfield

Secretary

Brisbane, California

                    , 2008

The proxy statement is dated                     , 2008, and is first being mailed to stockholders of Tercica on or about                     , 2008.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the merger agreement, and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement, including the annexes. See “Other Matters—Where You Can Find More Information” on page 100. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Tercica, Inc. (page 14)

Tercica is biopharmaceutical company developing and marketing a portfolio of endocrine products.

Ipsen, Beaufour Ipsen Pharma and Tribeca Acquisition Corporation (page 14)

Ipsen, S.A. (“Ipsen”) is a société anonyme organized under the laws of France. Ipsen is engaged primarily in the business of creating, manufacturing and marketing pharmaceutical products. The Purchaser, Beaufour Ipsen Pharma, is a société par actions simplifiée organized under the laws of France and a subsidiary of Ipsen. The Purchaser is principally engaged in the business of creating, manufacturing and marketing pharmaceutical products. Merger Sub, Tribeca Acquisition Corporation, is a newly formed corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of the Purchaser. Merger Sub has been organized by the Purchaser solely for the purpose of facilitating the merger and has not engaged in any business other than in furtherance of this purpose.

The Merger (page 67)

Under the merger agreement, Merger Sub will merge with and into Tercica. After the merger, the Purchaser and its affiliates will own all of our outstanding stock. Stockholders (other than the Purchaser and its affiliates and those stockholders not exercising appraisal rights) will receive cash in the merger in exchange for their shares of Tercica common stock.

Going-Private Transaction (page 14)

This is a “going-private” transaction for purposes of the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain affiliates of the Purchaser, including Ipsen, collectively beneficially owned an aggregate of approximately 42.7% of Tercica’s outstanding common stock as of June 15, 2008, including shares of Tercica common stock issuable upon exercise of a warrant and conversion of convertible notes, and one of the members of our board of directors is an executive officer of Ipsen. Merger Sub is a wholly owned subsidiary of the Purchaser. If the merger is completed, Tercica will cease to be a publicly traded company. You will no longer have any interest in Tercica’s future earnings or growth. Following completion of the merger, the registration of Tercica common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the SEC. In addition, upon completion of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Market.

Merger Consideration (page 67)

Upon the completion of the merger, each share of Tercica common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Purchaser and its affiliates and shares held by holders who have validly exercised appraisal rights) will be converted into the right to receive $9.00 in cash, without interest. Tercica and the Purchaser expect the aggregate merger consideration payable to

Tercica’s stockholders (other than shares held by the Purchaser and its affiliates) to be approximately $366 million assuming that all vested options to purchase common stock with exercise prices below $9.00 are not exercised prior to the effective time of the merger. After the merger is completed, unless you dissent and seek appraisal of the fair value of your shares in accordance with Delaware law, you will have the right to receive the merger consideration, but you will no longer have any rights as a Tercica stockholder.

Treatment of Stock Options, Restricted Stock Units and Purchase Rights (page 68)

All Tercica stock options that would be outstanding and unexercised as of immediately prior to the effective time of the merger will vest in full and be fully exercisable for a period of 15 days prior to the effective time, contingent upon completion of the merger. If such a stock option is not exercised within this time, then, contingent upon the completion of the merger, such stock option will expire at the end of the 15-day period and will be converted into a right to receive, at the effective time of the merger, an amount in cash equal to, for each share of Tercica common stock underlying such option, the excess (if any) of $9.00 over the exercise price per share of such option, without interest and subject to any applicable withholding taxes.

All restricted stock units outstanding and not then vested as of immediately prior to the effective time of the merger will vest and become free of restrictions, and at the effective time of the merger, each holder will become entitled to receive, for each restricted stock unit, $9.00 in cash, without interest, subject to any applicable withholding taxes.

Pursuant to the terms of the merger agreement, and contingent upon the consummation of the merger, Tercica’s 2004 Employee Stock Purchase Plan (the “ESPP”) will terminate immediately prior to the effective time of the merger. In accordance with the terms of the merger agreement, we have established, for the purchase periods in progress as of the date of the merger agreement, a new exercise date of July 17, 2008. All offering periods and purchase periods under the ESPP will end on this new exercise date. Subject to the consummation of the merger, no new offering periods or purchase periods will commence under the ESPP following the date of the merger agreement.

Market Price (page 86)

Our common stock is listed on the NASDAQ Global Market under the ticker symbol “TRCA.” On June 4, 2008, the last full trading day prior to the public announcement of the merger, Tercica common stock closed at $4.41 per share. On                     , 2008, the last full trading day prior to the date of this proxy statement, Tercica common stock closed at $             per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the effective time of the merger.

Special Committee (page 33)

Formed by our board of directors, the Special Committee consists of three independent non-employee directors. The Special Committee was created to establish, monitor and direct the process and procedures related to the review, evaluation and negotiation of a possible transaction with Ipsen or any alternative transaction, solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deemed appropriate, to determine the substantive and procedural fairness of a transaction on behalf of our board of directors, and to make reports and recommendations to our entire board of directors regarding any possible transaction, with the understanding that, with respect to each of its functions, the Special Committee was to act for the benefit of Tercica and those Tercica stockholders who may participate solely as sellers in possible transaction with Ipsen or any alternative transaction. Our board of directors also, among other things, authorized and empowered the Special Committee to utilize and retain legal and financial advisors as the Special Committee deemed necessary or appropriate. In this capacity, the Special Committee retained and received advice from Lehman Brothers Inc. (“Lehman Brothers”), as financial advisor, and Morris, Nichols, Arsht & Tunnell LLP, as legal advisor. To date, the members of the Special Committee have received an aggregate of $71,500 in connection with the performance of their duties as members of the Special Committee. See “Special Factors—

Past Contacts, Transactions, Negotiations and Agreements—Background of the Merger” beginning on page 24, “Special Factors—Reasons for the Merger of Tercica and Recommendation of the Board of Directors” beginning on page 33 and “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 51.

Position of Tercica as to the Fairness of the Merger (page 33)

The Special Committee unanimously determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), and recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that our board of directors recommend that Tercica’s stockholders vote to adopt the merger agreement. Our board of directors then determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), approved the execution, delivery and performance of the obligations under the merger agreement, declared the merger agreement and the merger to be advisable and recommended that Tercica’s stockholders vote to adopt the merger agreement.

Opinion of Financial Advisor To Tercica’s Special Committee (page 36)

On June 4, 2008, Lehman Brothers rendered its opinion to the Special Committee that, as of such date, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by Tercica’s stockholders (other than the Purchaser and its affiliates) in the merger was fair to such stockholders. Lehman also delivered the opinion to our full board of directors. The full text of Lehman Brothers’ written opinion, dated June 4, 2008, is attached as Annex B to this proxy statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Special Committee in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any Tercica stockholder as to how such stockholder should vote in connection with the merger.

Recommendation to Tercica Stockholders (page 35)

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and, if necessary, “FOR” the approval of the adjournment of the Special Meeting for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement.

Position of Ipsen, the Purchaser and Merger Sub as to the Fairness of the Merger (page 44)

Ipsen, the Purchaser and Merger Sub (the “Ipsen Parties”) believe that the merger is substantively and procedurally fair to Tercica’s stockholders (other than the Purchaser and its affiliates). The Ipsen Parties believe that this conclusion is supported by their knowledge and analysis of available information about Tercica and by factors discussed below in “Special Factors—Position of the Ipsen Parties as to the Fairness of the Merger.”

Voting Agreements (page 48)

As an inducement to enter into the merger agreement, certain Tercica stockholders, including certain officers and members of Tercica’s board of directors, executed voting agreements with and delivered irrevocable proxies to the Purchaser relating to the shares of Tercica common stock owned by each of them. These stockholders collectively own an aggregate of 969,568 shares of Tercica common stock, or approximately 1.9% of the outstanding shares on June 15, 2008. In addition, these stockholders may acquire an aggregate of an additional 2,572,416 shares of Tercica common stock subject to outstanding options and restricted stock units as of June 15, 2008; however, since these options had not been exercised, and the shares of common stock underlying these restricted stock units were not outstanding as of the record date, any shares of common stock to be issued under these options and restricted stock units will not be eligible to vote at the Special Meeting. Under the voting agreements, these stockholders agreed to vote their shares of Tercica common stock or other securities and any newly acquired shares or other securities in favor of the adoption of the merger agreement, and approval of the merger and the other actions contemplated by the merger agreement and any action in furtherance of the foregoing.

Financing (page 47)

Completion of the merger is not subject to a financing condition. The Purchaser has, and will have, as of the closing of the merger, available cash to finance the merger and will obtain such funds from borrowing under an Ipsen group revolving bank credit facility directly by the Purchaser and by the on-lending to the Purchaser of amounts borrowed by certain Ipsen group companies under such facility and, in the event that third party financing is not available to meet the Purchaser’s funding obligations arising out of and in connection with the merger agreement, Ipsen will cause all necessary funds to be provided to the Purchaser to consummate the merger and the other transactions contemplated by the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 51)

In considering the recommendation of Tercica’s board of directors with respect to the adoption of the merger agreement, you should be aware that some of Tercica’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, including the vesting of shares of our common stock subject to outstanding stock options and restricted stock units, severance and other benefits payable pursuant to executive employment agreements in connection with a termination of employment following a change of control, and continuation of certain indemnification and insurance arrangements. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described in this proxy statement.

Appraisal Rights (page 56)

If you do not wish to accept the $9.00 per share merger consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Court of Chancery. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things (1) you must NOT vote in favor of the adoption of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law before the vote on the merger agreement and (3) you must hold shares of Tercica common stock on the date of making the demand for appraisal and continuously hold such shares through the effective time of the merger. The fair value of your shares of Tercica common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders (other than the Purchaser and its affiliates). Merely voting against adoption of the merger agreement without other action will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences (page 59)

The merger will be taxable for U.S. federal income tax purposes. Generally, this means that Tercica’s stockholders (other than the Purchaser and its affiliates) will recognize a taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Regulatory Matters (page 62)

The merger of Merger Sub with and into Tercica and the conversion of shares of Tercica common stock into the right to receive the merger consideration is subject to expiration or termination of the waiting period under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and a similar antitrust regulatory approval in Germany. Tercica and Ipsen filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on June 18, 2008 and the HSR Act waiting period is set to expire at 11:59 p.m. (Eastern) on July 18, 2008, unless early termination of the waiting period is obtained. On June 25, 2008, the Purchaser, on its and Tercica’s behalf, filed the required materials with the German antitrust regulatory authority and this waiting period is set to expire on July 25, 2008, unless these regulators decide to allow it to expire earlier.

The Special Meeting of Tercica Stockholders (page 63)

Time, Date, Place and Purpose. The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement and, if necessary, to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement, at Tercica’s offices located at 2000 Sierra Point Parkway, Brisbane, California 94005, at             a.m., local time, on                     , 2008.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of Tercica common stock at the close of business on                     , 2008, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Tercica common stock you owned at the close of business on the record date. There are         shares of Tercica common stock entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Required Votes. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Tercica common stock at the close of business on the record date. The proposal to approve the adjournment of the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Tercica common stock present, in person or by proxy, at the Special Meeting (which shares voting affirmatively also constitute a majority of the required quorum).

The Merger Agreement (page 67)

Limitation on Considering Other Takeover Proposals. We have agreed to limitations on, among other things, our ability to solicit proposals for, or participate in discussions with respect to, other acquisition transactions as described in this proxy statement. See the section entitled “The Merger Agreement—Covenants—No Solicitation of Transactions by Tercica” beginning on page 72 for a discussion of these limitations.

Conditions to the Merger. The obligations of both the Purchaser and Tercica to complete the merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	the adoption of the merger agreement by the requisite vote of Tercica’s stockholders;

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and individually, or in the aggregate, either (i) restrains, enjoins or otherwise prohibits consummation of the merger or (ii) imposes limitations upon the ability of the Purchaser and its affiliates effectively exercising full rights of ownership of Tercica or the surviving corporation in the merger;

•

other than filing the certificate of merger, all notices, reports and other filings required to be made prior to the closing date by Tercica or the Purchaser with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the closing date by Tercica or the Purchaser from, any governmental entity in the United States, Austria and Germany in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement shall have been made or obtained; and

•

the waiting period applicable to the consummation of the merger under the HSR Act, if any, and under any other laws in the United States, Austria and Germany shall have expired or been terminated, and, if the SEC has received and/or provided comments to this proxy statement, such comments and any related issues or matters with the SEC shall have been resolved.

The Purchaser’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•

our representations and warranties must be true and correct in all respects as of the date of the closing of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us, other than certain specified representations and warranties which much be true and correct in all respects as of the date of the closing of the merger (except for inaccuracies that have a de minimis effect on Tercica or cause only a de minimis payment by the Purchaser);

•	the Purchaser must have received an officer’s certificate from us certifying as to the satisfaction of certain closing conditions;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•

there must not be any proceeding commenced (and not finally resolved) by a governmental entity against us or the Purchaser or any of its affiliates that would be reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise materially interfering with the merger or any other transaction contemplated by the merger agreement, or that seeks to impose material limitations on the ability of the Purchaser or any of its affiliates effectively exercising full rights of ownership of Tercica or the surviving corporation; or

•	a new exercise date (established under the ESPP) must have occurred and no further offering period or purchase periods have commenced under the ESPP after the new exercise date;

•

since the date of the merger agreement through the closing date of the merger, there must not have occurred any event or circumstance that has had or is reasonably likely to have a material adverse effect on us; and

•	a contemplated stock issuance, referred to in the confidential disclosure letter delivered by us at the signing of the merger agreement, must have been consummated, if applicable.

See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 76 for more information about conditions to the merger.

Termination of the Merger Agreement. The Purchaser and Tercica can terminate the merger agreement if the merger is not completed by January 1, 2009 and in other circumstances described in this proxy statement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 78.

Termination Fee. The merger agreement requires us to pay the Purchaser a termination fee in the amount of $11.0 million if the merger agreement is terminated under certain circumstances. See the section entitled “The Merger Agreement—Fees and Expenses” beginning on page 79.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Tercica as a result of the merger?

A:	If the merger is completed, Tercica will become a subsidiary of the Purchaser and will cease to be a publicly traded company. You will no longer have any interest in our future earnings or growth. Following completion of the merger, the registration of Tercica common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Market.

Q:	What will happen to my shares of Tercica common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Tercica common stock (other than shares held by the Purchaser and its affiliates, shares held in treasury by Tercica and shares held by holders who have validly exercised appraisal rights) will be converted into the right to receive $9.00 in cash, without interest, subject to any applicable withholding taxes.

Q:	Will I own any shares of Tercica common stock or securities of the Purchaser after the merger?

A:	No. You will be paid cash for your shares of Tercica common stock. Our stockholders will not have the option to receive shares of the Purchaser or its affiliates (including Ipsen) in exchange for their shares instead of cash.

Q:	What happens to Tercica stock options in the merger?

A:	All Tercica stock options that would be outstanding and unexercised as of immediately prior to the effective time of the merger will vest in full and be fully exercisable for a period of 15 days prior to the effective time, contingent upon completion of the merger. If such a stock option is not exercised within this time, then, contingent upon the completion of the merger, such stock option will expire at the end of the 15-day period and will be converted into a right to receive, at the effective time of the merger, an amount in cash equal to, for each share of Tercica common stock underlying such option, the excess (if any) of $9.00 over the exercise price per share of such option, without interest and subject to any applicable withholding taxes.

Q:	What happens to Tercica restricted stock units in the merger?

A:	All restricted stock units outstanding and not then vested as of immediately prior to the effective time of the merger will vest and become free of restrictions, and at the effective time of the merger, each holder will become entitled to receive, for each restricted stock unit, $9.00 in cash, without interest, subject to any applicable withholding taxes.

Q:	What happens to purchase rights under the ESPP?

A:	Contingent upon the consummation of the merger, the ESPP will terminate immediately prior to the effective time of the merger. In accordance with the terms of the merger agreement, we have established, for the purchase periods in progress as of the date of the merger agreement, a new exercise date of July 17, 2008. All offering periods and purchase periods under the ESPP will end on this new exercise date. No new offering periods or purchase periods will commence under the ESPP following the date of the merger agreement.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally Tercica’s stockholders (other than the Purchaser and its affiliates) will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $9.00 per share and your adjusted tax basis in that share. This gain or loss will be a long-term capital gain or loss if you have held your Tercica shares more than one year as of the effective time of the merger.

Q:	Does Tercica’s board of directors recommend adoption of the merger agreement?

A:	Yes. Our board of directors recommends that our stockholders adopt the merger agreement.

Q:	Why did our board of directors form the Special Committee?

A:	Our board of directors formed the Special Committee of three independent non-employee directors who are not officers or employees of Tercica or otherwise affiliated with the Purchaser to establish, monitor and direct the process and procedures related to the review, evaluation and negotiation of a possible transaction with Ipsen or any alternative transaction, solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deemed appropriate, to determine the substantive and procedural fairness of a transaction on behalf of our board of directors, and to make reports and recommendations to our entire board of directors regarding any possible transaction, with the understanding that, with respect to each of its functions, the Special Committee was to act for the benefit of Tercica and those Tercica stockholders who may participate solely as sellers in possible transaction with Ipsen or any alternative transaction.

Q:	What was the recommendation of the Special Committee to the Tercica board of directors?

A:	The Special Committee unanimously determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), and unanimously recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that our board of directors recommend that Tercica’s stockholders vote to adopt the merger agreement. In arriving at this recommendation, the Special Committee considered, among other factors, the opinion of Lehman Brothers, its independent financial advisor that, as of the date of such opinion, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by our stockholders (other than the Purchaser and its affiliates) in the merger was fair to such stockholders.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Tercica with Tercica continuing as the surviving corporation in the merger (the “surviving corporation”). You are also being asked to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement, stockholders of record as of , 2008 holding a majority of the outstanding shares of Tercica common stock must vote “FOR” the adoption of the merger agreement. The proposal to adopt the merger agreement does not require the approval of holders of a majority of the Tercica common stock held by stockholders that are unaffiliated with the Purchaser or its affiliates or unaffiliated with Tercica. There are shares of Tercica common stock entitled to be voted at the Special Meeting. As described in “Special Factors — Voting Agreements,” pursuant to the voting agreements executed by certain Tercica stockholders, including certain officers and members of Tercica’s board of directors who are not members of the Special committee, such stockholders have agreed to vote an aggregate of 969,568 shares, or % of Tercica common stock outstanding on , 2008, the record date, in favor of the adoption of the merger agreement. In addition, the Purchaser has agreed to ensure that its affiliates, who collectively hold an aggregate of shares of Tercica common stock, or % of Tercica common stock outstanding as of the record date, vote any shares of Tercica common stock held by them in favor of the adoption of the merger agreement. Assuming that all of those stockholders vote as previously agreed, approximately additional shares, or % of Tercica common stock outstanding as of the record date, must be voted in favor of the proposal to adopt the merger agreement for the proposal to be approved.

Q:	How do Tercica’s directors and executive officers intend to vote?

A:	As of , 2008, the record date, the directors and officers of Tercica held and are entitled to vote, in the aggregate, shares of our common stock representing approximately % of the outstanding shares. As described in “Special Factors — Voting Agreements,” certain of our directors who are not members of the Special committee and officers have executed voting agreements with the Purchaser and Merger Sub in which each of them agreed to vote their shares of Tercica common stock or other securities and any newly acquired shares or other securities in favor of the adoption of the merger agreement, the merger and the other actions contemplated by the merger agreement and any action in furtherance of the foregoing. We believe that our directors and officers intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. In addition, as described in “Special Factors — Voting Agreements,” the Purchaser has agreed to ensure that its affiliates, who collectively hold an aggregate of shares of Tercica common stock, or % of Tercica common stock outstanding as of the record date, vote any shares of Tercica common stock held by them in favor of the adoption of the merger agreement.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and otherwise comply in all respects with the Delaware law procedures, which are explained in this proxy statement.

Q:	What is the date, time and location of the special meeting?

A:	The Special Meeting will be held at Tercica’s offices located at 2000 Sierra Point Parkway, Brisbane, California 94005, at a.m., local time, on , 2008.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as a vote “AGAINST” the adoption of the merger agreement and will have no effect on the proposal to approve the adjournment of the Special Meeting.

Q:	How are votes counted?

A:

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner is precluded from exercising its voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement, and thus, absent specific instructions from the beneficial owner of those shares, the nominee is not empowered to vote the shares with respect to the approval of those proposals. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Tercica common stock entitled to vote at the Special Meeting, broker non-votes and abstentions will have the same effect as votes “AGAINST” the adoption of the merger agreement. Abstentions and broker non-votes will, however, be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. For the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote in favor of the adoption of the merger agreement, abstentions will have the same effect as “AGAINST” votes. Broker non-votes are not counted as votes “FOR” or “AGAINST” the proposal to approve the adjournment of the Special Meeting. However, broker non-votes, together with abstentions, can have the effect of preventing the approval the proposal to approve the adjournment of the Special Meeting where the number of “FOR” votes, though a majority of the votes cast on such proposal, does not constitute a majority of the required quorum. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote in favor of the adoption of the merger agreement. Please do NOT send in your share certificates with your proxy.

Q:	May I vote in person?

A:	Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I appoint a proxy over the Internet or by telephone?

A:	Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of three ways. First, you can submit another properly completed proxy card with a later date. Second, you can send a written, dated notice to our Corporate Secretary stating that you are revoking your proxy. Third, you can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Tercica common stock for the merger consideration of $9.00 in cash, without interest, for each share of Tercica common stock.

Q:	What if I have lost my stock certificate?

A:	If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. Additionally, if required by the Purchaser or the surviving corporation in the merger, you will have to post a bond in customary amount and upon such terms as the Purchaser or the surviving corporation may determine are necessary as indemnity against any claim that may be made with respect to that certificate.

Q:	Where will I find the results of the stockholder vote?

A:	After the stockholder votes are counted, we will promptly file a final amendment to the Schedule 13E-3 filed with the SEC by Tercica, Ipsen, the Purchaser and Merger Sub that will describe the results of the stockholder vote. In addition, we also intend to file a Current Report on Form 8-K to announce the results of the stockholder vote. See “Other Matters — Where You Can Find Additional Information” beginning on page 100.

Q:	What happens if the stockholders do not approve the merger?

A:	If the stockholders do not approve the merger, our board of directors currently intends to direct management to continue to operate Tercica as a publicly traded company in accordance with our current operating plans.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We currently expect the merger to be completed in the third quarter of 2008. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied. United States antitrust laws prohibit completion of the merger until certain information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission under the HSR Act and a required waiting period has ended. Tercica and Ipsen filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on June 18, 2008 and the HSR Act waiting period will expire at 11:59 p.m. on July 18, 2008, unless termination occurs earlier. We are also required to file certain information and materials with regulatory authorities in Germany. Under German law, applicable regulatory approvals must be granted or the applicable waiting periods must expire or terminate prior to the consummation of the merger. On June 25, 2008, the Purchaser, on its and Tercica’s behalf, filed the required materials with the German antitrust regulatory authority and the waiting period will expire on July 25, 2008, unless expiration occurs earlier.

Q:	When will I receive the merger consideration for my shares of Tercica common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the $9.00 per share merger consideration. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the merger consideration for your shares.

Q:	Where can I find more information about the companies?

A:	Tercica files reports and other information with the SEC. Some of these reports and this other information are attached as annexes hereto. The Purchaser, Merger Sub and their respective affiliates are also required to file information with the SEC in connection with their ownership interest or potential ownership interest in Tercica. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC’s website maintained at www.sec.gov. You can also request copies of the documents we file with the SEC from us. See “Other Matters — Where You Can Find More Information” beginning on page 100.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us, as follows:

Tercica, Inc.

Investor Relations

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

Telephone: (650) 624-4949

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” that reflect our current views as to our financial condition, results of operations, plans, objectives, future performance, business, and the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “strategy,” “will” and “continue” or similar words. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. The forward-looking statements included in this proxy statement are not protected by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995; however, these forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in this proxy statement and the documents to which we refer you in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against Tercica or others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions;

•	the failure of the merger to close for any other reason;

•	the risk that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pending merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•

other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 attached hereto as Annex E and filed with the SEC on May 12, 2008. See “Other Matters — Where You Can Find Additional Information” beginning on page 100.

The foregoing list and the risks reflected in this proxy statement and the documents to which we refer you in this proxy statement should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. In light of the significant uncertainties inherent in the forward-looking statements contained herein, you should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

RISK FACTORS

In addition to the risk factors detailed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 attached hereto as Annex E and filed with the SEC on May 12, 2008, below please find two additional risk factors that relate to the merger. You should consider the following factors in conjunction with the other information included in this proxy statement and the documents to which we refer you in this proxy statement.

If the merger is not completed, our business could be harmed and our stock price could decline.

The completion of the merger is conditioned upon, among other things, the adoption of the merger agreement by our stockholders, United States and German antitrust approvals and the satisfaction or waiver of other closing conditions. Therefore, the merger may not be completed or may not be completed in a timely manner. If the merger agreement is terminated, the market price of our common stock will likely decline. In addition, our stock price may decline as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger prior to its closing that will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay to the Purchaser a termination fee of $11.0 million. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be harmed. Concerns about our viability are likely to increase, thereby likely making it more difficult to retain employees, maintain existing business and strategic relationships, including with Ipsen, and to effectively pursue new business development opportunities.

The fact that there is a merger pending could harm our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future and we are subject to a number of risks that may harm our business, revenue and results of operations, including:

•	the diversion of management and employee attention;

•	the unavoidable disruption to our business relationships, including relationships with suppliers and manufacturers, which may detract from our ability to grow revenues and minimize costs;

•	the possible loss of strategic relationships or business development opportunities;

•	the incurrence of significant expenses related to the merger prior to its closing; and

•	our weakened ability to respond effectively to competitive pressures, industry developments and future opportunities.

THE COMPANIES

Tercica, Inc.

Tercica is biopharmaceutical company developing and marketing a portfolio of endocrine products. Tercica currently has the following products and product candidates in its commercialization and development portfolio:

•	Increlex®, which is approved for marketing in both the United States and the European Union;

•	Somatuline® Depot, which is approved for marketing in both the United States and Canada; and

•	two product candidates containing different combinations of Increlex® and Genentech, Inc.’s recombinant human growth hormone (Nutropin AQ®).

In October 2006, Tercica consummated a worldwide strategic collaboration in endocrinology with Ipsen as described under “Special Factors—Past Contracts, Transactions, Negotiations and Agreements—Certain Transactions—Transactions with Ipsen and its Affiliates.” Tercica was incorporated under the laws of the State of Delaware in December 2001. Tercica maintains its principal executive offices at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005, and its telephone number is (650)  624-4900.

Ipsen, S.A.

Ipsen is a société anonyme organized under the laws of France, with principal executive offices located at 42, rue du Docteur Blanche, 75016 Paris, France, and its telephone number is +33 (01) 44 30 4343. Ipsen is principally engaged in creating, manufacturing, and marketing pharmaceutical products.

Suraypharm S.A.S.

Suraypharm is a société par actions simplifiée organized under the laws of France and a wholly owned subsidiary of Ipsen and its subsidiaries, with principal executive offices located at 42, rue du Docteur Blanche, 75016 Paris, France, and its telephone number is +33 (01) 44 96 1010. Suraypharm owns 12,527,245 shares of Tercica common stock which were issued in connection with Ipsen’s prior investment in Tercica.

Beaufour Ipsen Pharma, S.A.S.

The Purchaser, Beaufour Ipsen Pharma, is a société par actions simplifiée organized under the laws of France and a wholly owned subsidiary of Ipsen and its subsidiaries, with principal executive offices located at 24, rue Erlanger, 75016 Paris, France, and its telephone number is +33 (01) 44 96 1313. The Purchaser is principally engaged in creating, manufacturing and marketing pharmaceutical products and is the principal operating company within the Ipsen group.

Tribeca Acquisition Corporation

Merger Sub, Tribeca Acquisition Corporation, is a newly formed corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Purchaser, with principal executive offices located at 42, rue du Docteur Blanche, 75016 Paris, France, and its telephone number is +33 (01) 44 30 4343. Merger Sub has been organized by the Purchaser solely for the purpose of facilitating the merger and has not engaged in any business other than in furtherance of this purpose. Merger Sub’s corporate existence will terminate upon completion of the merger.

SPECIAL FACTORS

The discussion of the merger and the merger agreement contained in this proxy statement summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement, a copy of which is attached to this proxy statement as Annex A, and the other documents referred to herein (including the annexes) carefully for a more complete understanding of the merger.

Past Contacts, Transactions, Negotiations and Agreements

Certain Transactions

Transactions with Ipsen and its Affiliates

On July 18, 2006, we entered into a Stock Purchase and Master Transaction Agreement (the “Ipsen Transaction Agreement”) with Ipsen that sets forth the terms of a worldwide strategic collaboration in endocrinology. Under the terms of the Ipsen Transaction Agreement, we agreed to issue to Ipsen (or its designated affiliate): (i) 12,527,245 shares of common stock (the “First Closing Shares”) for an aggregate purchase price of approximately $77.3 million; (ii) a convertible note in the principal amount of $25,037,000 (the “First Convertible Note”); (iii) a second convertible note in the principal amount of €30,000,000 (the “Second Convertible Note”); (iv) a third convertible note in the principal amount of $15,000,000 (the “Third Convertible Note” and together with the First Convertible Note and the Second Convertible Note, the “Convertible Notes”); and (v) a warrant to purchase a minimum of 4,948,795 shares of our common stock (the “Ipsen Warrant”) at an exercise price of $7.41 per share (subject to certain adjustments). The initial closing under the Ipsen Transaction Agreement was consummated on October 13, 2006 (the “First Closing”) after receiving approval by our stockholders of the required aspects of the transactions contemplated by the Ipsen Transaction Agreement at a Special Meeting of Tercica’s Stockholders held on October 12, 2006.

In accordance with the Ipsen Transaction Agreement, at the First Closing, we issued the First Closing Shares to Suraypharm, S.A.S., Ipsen’s designated affiliate (“Suraypharm”), and also issued the First Convertible Note and the Ipsen Warrant to Ipsen. At the First Closing, we also entered into the following agreements with Ipsen and/or its affiliates:

•	Affiliation Agreement, dated October 13, 2006, by and between Tercica, Suraypharm and Ipsen (the “Affiliation Agreement”);

•	Registration Rights Agreement, dated October 13, 2006, by and between Tercica, Suraypharm and Ipsen (the “Ipsen Rights Agreement”);

•	Increlex License and Collaboration Agreement, dated October 13, 2006, by and between Tercica and the Purchaser (the “Increlex License”); and

•

Somatuline License and Collaboration Agreement, dated October 13, 2006, by and between Tercica, the Purchaser and SCRAS, an affiliate of Ipsen (the “Somatuline License” and together with the Increlex License, the “License Agreements”).

In connection with the First Closing, we also adopted certain amendments to our amended and restated certification of incorporation and adopted a stockholder rights plan, which stockholder rights plan is described below under “—Agreements Involving Tercica’s Securities.” Pursuant to the Somatuline License, Ipsen granted to us and our affiliates the exclusive right under Ipsen’s patents and know-how to develop and commercialize Somatuline® Depot (known as Somatuline® Autogel® in territories outside of the United States including Canada) in the United States and Canada for all indications other than opthalmic indications. Pursuant to the Increlex License, we granted to Ipsen and its affiliates the exclusive right under our patents and know-how to develop and commercialize Increlex® in all countries of the world except the United States, Japan, Canada, and for a certain period of time, Taiwan and certain countries of the Middle East and North Africa, for all indications, other than treatment of central nervous system indications and diabetes indications. Ipsen’s territory would expand, subject to the approval of Genentech, Inc. (“Genentech”), to include Taiwan and any of the excluded countries of the Middle East or North Africa upon termination or expiry of certain third-party distribution agreements in such countries. Pursuant to the License Agreements, we and Ipsen granted to each other product development rights and agreed to share the costs for improvements to, or new indications for, Somatuline® Depot and Increlex®, and also agreed to rights of first negotiation for their respective endocrine pipelines. The terms of the Affiliation Agreement and the Ipsen Rights Agreement are described below under “—Agreements Involving Tercica’s Securities.”

At the First Closing, we received proceeds of approximately $77.3 million for the issuance of the First Closing Shares. Further, we received from Ipsen €10,000,000 as an upfront license fee under the Increlex License. As indicated above, the First Convertible Note in the principal amount of $25,037,000 was issued to Ipsen at the First Closing. The amount delivered to us by Ipsen for the First Convertible Note was offset by the amount that we were obligated to pay Ipsen as the upfront license fee under the Somatuline License. At the First Closing, we also issued the Ipsen Warrant to Ipsen.

On July 30, 2007, we issued 519,101 shares of our common stock to Ipsen for an aggregate purchase price of approximately $2.9 million in connection with the transactions contemplated by the Genentech Purchase Agreement as described below under “—Agreements Involving Tercica’s Securities—Genentech Purchase Agreement.”

In August 2007, the European Commission granted marketing authorization for Increlex® in the European Union for the long-term treatment of growth failure in children and adolescents with severe primary insulin-like growth factor deficiency. Under the Increlex License, Ipsen paid us a milestone payment of approximately $20.3 million for receiving marketing authorization of Increlex® in the European Union for the targeted product label set forth in the Increlex License. Increlex® was launched in Ipsen’s territory in November 2007, and Ipsen began paying royalties to Tercica on a sliding scale from 15% to 25% of net sales, in addition to a supply price of 20% of the average net sales price of Increlex®. For the year ended December 31, 2007 and the three-months ended March 31, 2008, we recorded royalty revenue of $51,000 and $65,000, respectively, from sales of Increlex® by Ipsen.

On September 17, 2007, we consummated the second closing of the transactions contemplated by the Ipsen Transaction Agreement, in connection with which we issued to Ipsen the Second Convertible Note and the Third Convertible Note. Each of the Convertible Notes we issued to Ipsen carried a coupon of 2.5% per annum from the date of issuance, compounded quarterly, and were convertible into shares of our common stock at an initial conversion price per share equal to $7.41 per share (or €5.92 per share with respect to the Second Convertible Note), subject to certain adjustments. The amount delivered to us by Ipsen for the Second Convertible Note was approximately offset by the amount that we were obligated to pay as a milestone payment under the Somatuline License. The milestone payment became due under the Somatuline License following approval by the FDA for marketing Somatuline® Depot in the United States. Somatuline® Depot was commercially available in Tercica’s territory in November 2007. We pay royalties to Ipsen, on a sliding scale from 15% to 25% of net sales of Somatuline® Depot, in addition to a supply price of 20% of the average net sales price of Somatuline® Depot, and for the year ended December 31, 2007 and the three-months ended March 31, 2008, we incurred royalty expense to Ipsen from sales of Somatuline® Depot by us in the amounts of $32,352 and $145,884, respectively.

As described under “Special Factors—Letter Regarding Ipsen Warrant and Convertible Notes,” Ipsen committed to exercise the Ipsen Warrant and convert the Convertible Notes in full following the execution of the merger agreement. On July     , 2008, Ipsen (i) exercised in full the Ipsen Warrant for 4,948,795 shares of our common stock (the “Warrant Shares”) at an aggregate cash exercise price of approximately $36.7 million and (ii) converted in full the Convertible Notes resulting in the issuance to Ipsen of an aggregate of              shares of our common stock (the “Note Shares”). Upon such exercise and conversions, the Ipsen Warrant and the Convertible Notes were cancelled.

In connection with the execution of the merger agreement, pursuant to the terms of the Affiliation Agreement, on June 4, 2008 Suraypharm delivered to us a letter of consent to the merger and, pursuant to the terms of the Convertible Notes, on June 4, 2008, Ipsen delivered to us a letter of consent to the merger.

Other Transactions

Other than as set forth in this proxy statement and except for transactions involving or arising out of compensatory arrangements relating to services rendered as an employee, officer, director, member or partner of Tercica or its affiliates that are not natural persons, during the past two years, none of Tercica or any of its executive officers or directors have been involved in a transaction (i) with Tercica or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of our consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of 2008 if the transaction occurred in 2008, or (ii) with any executive officer, director or affiliate of Tercica that is a natural person where the aggregate value of the transaction or series of similar transactions exceeded $60,000.

Other than as set forth in this proxy statement, during the past two years, none of the Purchaser, Merger Sub or their respective executive officers or directors have been involved in a transaction (i) with us or any of our affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of our consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of 2008, if the transaction occurred in 2008 or (ii) with any executive officer, director or affiliate of Tercica that is a natural person where the aggregate value of the transaction or series of similar transactions exceeded $60,000.

Past Contacts and Negotiations

Other than as described under “—Background of the Merger” or as otherwise set forth in this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of our securities, election of our directors or sale or other transfer of a material amount of our assets (i) between us or any of our affiliates, on the one hand, and Purchaser, Merger Sub or any of their respective subsidiaries, executive officers or directors or managing members, on the other hand, (ii) between any affiliates of Tercica or (iii) between Tercica or any of its affiliates, on the one hand, and any person not affiliated with Tercica who would have a direct interest in such matters, on the other hand.

Agreements Involving Tercica’s Securities

Except as set forth below or as otherwise set forth in this proxy statement, there are no agreements, arrangements or understandings between Tercica, the Purchaser, Merger Sub or their respective executive officers or directors and any other person with respect to Tercica’s securities.

Affiliation Agreement

Under the terms of the Affiliation Agreement, so long as Ipsen holds at least 15% of our outstanding shares of common stock, Ipsen is entitled to nominate up to two out of the nine authorized members of our board of directors, provided that in the event Ipsen holds at least 60% of our then outstanding shares of common stock, Ipsen is entitled to nominate an unlimited number of directors to our board of directors and in the event that Ipsen holds less than 15% but at least 10% of our outstanding shares of common stock, Ipsen is entitled to nominate one director to our board of directors. Ipsen is also entitled to nominate additional independent director nominees (which nominees must be independent of Ipsen) for election to our board of directors starting in 2008, as follows: one nominee in 2008, two nominees in 2009 and four nominees in 2010, provided that these rights would terminate if Ipsen holds less than 15% of the outstanding shares of our common stock, and are subject to reductions under certain circumstances. Christophe Jean, the Chief Operating Officer of Ipsen, currently serves on our board of directors as an Ipsen designee under the Affiliation Agreement and is presently the only Ipsen designee on our board of directors. The Affiliation Agreement also includes certain provisions with respect to the establishment and composition of the standing committees of our board of directors.

Under the Affiliation Agreement, the approval of Ipsen is required for us to take certain actions, including:

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making, or permitting any subsidiary to make, loans to, or owning any stock or other securities in another corporation, partnership or other entity, with certain exceptions with respect to certain permitted investments, including those permitted under our investment policy;

•	adopting any plan or arrangement with respect to our dissolution or liquidation;

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entering into any material transaction or contract unless it would reflect the execution of a budget approved by our board of directors and would not be reasonably anticipated to increase future budgets beyond current projections (or where no current projections have been formally prepared, beyond reasonably anticipated growth based on our recent operating performance);

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disposing of or acquiring any property or assets other than in the ordinary course of business, provided that we may not in any event acquire or dispose of any property or assets with an aggregate value exceeding $5.0 million without Ipsen’s written consent, other than certain permitted transfers;

•	merging or consolidating with any other person;

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establishing or approving an operating budget with anticipated research and development spending in excess of $25.0 million per year, plus amounts approved by the Joint Steering Committee under the Somatuline License for spending related to the products of Ipsen or its affiliates;

•	entering into any transaction or agreement that would be reasonably likely to require an increase in research and development spending above the amount specified above;

•	incurring capital expenditures of more than $2.0 million in any given year;

•	making any investment, other than certain permitted investments;

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subject to certain limited exceptions, incurring any indebtedness other than indebtedness evidenced by the Convertible Notes and other than certain permitted indebtedness; provided that, with respect to permitted indebtedness, if following the incurrence of such permitted indebtedness, our total indebtedness exceeds $2.5 million, then such permitted indebtedness will not be permitted unless immediately prior and after giving effect to the incurrence of such permitted indebtedness, our ratio of net indebtedness to EBITDA does not exceed 1 to 1;

•	subject to certain limited exceptions, changing our principal business, entering into new lines of business or exiting our current line of business;

•	declaring or paying any cash dividend on or redeeming or repurchasing any shares of our capital stock, other than repurchases upon termination of services to us;

•	increasing or decreasing the number of authorized directors on our board of directors or any committee thereof;

•	deregistering our common stock under the Exchange Act;

•	amending, altering or repealing any provision of our amended and restated certificate of incorporation or amended and restated bylaws;

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entering into any transaction or agreement that results, or is reasonably likely to result, in competition with any business of Ipsen or its affiliates carried on anywhere in the world at the time that such transaction or agreement would otherwise be entered into by us;

•	hiring a new Chief Executive Officer;

•	changing our fiscal year;

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adopting, implementing, amending, redeeming, waiving or otherwise terminating or causing to come into effect or failing to apply any takeover defense measures, including without limitation any stockholder rights plan, or any change of control provisions in contracts that would reasonably be expected to have a material impact on our operations, prospects or financial condition or the value of Ipsen’s (or its affiliates’) holdings in us in the event that Ipsen, or its affiliates, increase their aggregate holdings in us;

•	supporting, recommending or endorsing any offer by any person or group to acquire more than 9.9% of the then-outstanding shares of our common stock, where such person or group is not already the beneficial owner of 9.9% of our common stock or, in the case of a person or group who currently beneficially owns more than 9.9% of our common stock, where such acquisition would increase the percentage beneficially owned by such person or group;

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creating any additional class or series of shares of stock or increasing the shares of any authorized class of stock, unless the same ranks junior to our common stock with respect to liquidation and redemption rights and the payment of dividends;

•	issuing or selling shares of our capital stock or securities exercisable for or convertible into shares of our capital stock, other than:

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issuances or sales, used solely for working capital and research and development purposes, after the second anniversary of the date of the First Closing that may not exceed $25.0 million in any three-year period,

•	issuances or sales of our capital stock, the proceeds of which would be used to repay the Convertible Notes,

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issuances or sales pursuant to options, warrants or other grants or purchase rights or shares to be issued after the date of the Affiliation Agreement to employees, directors or consultants of us or our subsidiaries pursuant to plans or arrangements approved by the board of directors, or

•	issuances or sales pursuant to any rights or agreements outstanding as of the date of the Affiliation Agreement; and

•	granting to any party or issue any security the terms of which contain any preemptive right.

Under the terms of the Affiliation Agreement, Ipsen is not permitted, without our prior written consent, to sell, transfer or dispose of any shares of our common stock to any person or persons known to Ipsen or its affiliates to be a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) who would, to Ipsen’s or its affiliates’ knowledge, beneficially own more than 14.9% of our then-outstanding common stock. In addition, during the period commencing on October 13, 2007 and expiring on the fourth anniversary of such date, Ipsen is not permitted, without our written consent, to take any action to effect, directly or indirectly, the acquisition of beneficial ownership by Ipsen of any additional shares of our common stock from persons other than us, other than certain permitted offers and acquisitions in connection with maintenance of Ipsen’s percentage ownership interest in Tercica, acquisitions by other stockholders and an increase in Ipsen’s ownership position to at least 60% (subject to adjustment) of our outstanding common stock. If at any time Ipsen and/or its affiliates beneficially own 90% or more of our outstanding common stock Ipsen will, or will cause its affiliate to, effect a short-form merger with us in accordance with Delaware law (provided that Ipsen would then be entitled to effect a short-form merger with us in accordance with Delaware law).

Pursuant to the Affiliation Agreement, except as Ipsen may agree in writing, neither Ipsen, nor any of its affiliates nor any of their respective directors, officers or employees would be liable to us or our stockholders for breach of any fiduciary duty by reason of the activities of Ipsen or any of Ipsen’s affiliates. If Ipsen or any of its affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Ipsen (or its affiliates) and us, neither Ipsen nor its affiliates would have a duty to offer such opportunity to us. Further, neither Ipsen nor it affiliates would be held liable to us or our stockholders for breach of fiduciary duty as a stockholder or controlling person of a stockholder of Tercica if Ipsen or its affiliates pursues or acquires such corporate opportunity for itself, directs the opportunity to a third party or does not disclose the existence of, or offer, such opportunity to us. Further, if a person who is a director, officer or employee of Tercica as well as a director, officer or employee of Ipsen or any of Ipsen’s affiliates acquires knowledge, other than solely as result of his or her position as a director, officer or employee of Tercica, of a potential transaction that may be a corporate opportunity for both us and Ipsen or Ipsen’s affiliates (whether such transaction is proposed by a third party or conceived by such person), then such person would be entitled to offer such opportunity to us, Ipsen or Ipsen’s affiliates in such person’s sole discretion, and would have no obligation to offer such opportunity to us.

This waiver would not apply, however, if such person had knowledge of such an opportunity that was acquired solely as a result of his or her position as a director, officer or employee of Tercica. We also agreed to renounce any interest or expectancy in, or in being offered an opportunity to participate in (i) any such corporate opportunity and (ii) any other potential transaction or matter that may be a corporate opportunity for us and Ipsen or Ipsen’s affiliates of which Ipsen or any of Ipsen’s affiliates acquires knowledge, except to the extent that a director, officer or employee of Ipsen or any of its affiliates acquires such knowledge solely as a result of his or her position as a director, officer or employee of Tercica. Ipsen also has a preemptive right under the Affiliation Agreement to purchase its pro-rata portion of new securities offered by us, subject to certain exceptions and conditions (the “Pro Rata Purchase Right”).

Ipsen Rights Agreement

Under the terms of the Ipsen Rights Agreement, we have agreed to provide Ipsen and Suraypharm (and any subsequent holders to which Ipsen and/or Suraypharm have transferred their rights under the Ipsen Rights Agreement) certain demand and piggyback registration rights under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the First Closing Shares, any shares issued to Ipsen in exercise of its Pro Rata Purchase Right in connection with issuances to Genentech under the Genentech Purchase Agreement, the Warrant Shares and the Note Shares (and shares of our common stock related to the foregoing shares issued in connection with any exchange, conversion, stock split, stock dividend, distribution or similar event (collectively, the “Ipsen Registrable Securities”)). In general, we would bear all the expenses of any registrations under the Ipsen Rights Agreement, except for underwriting discounts and commissions, fees and disbursements of counsel for any holders, brokers or other selling commissions and stock transfer taxes which would be borne by the holders selling Ipsen Registrable Securities. As a condition to the filing of any registration statement under the demand registration rights, Ipsen, Suraypharm and each of their affiliates would agree that for so long as they collectively beneficially own ten percent or more of our outstanding common stock, they would sell shares registered pursuant to the Ipsen Rights Agreement only (i) in “organized sales,” meaning sales in an underwritten offering or by utilizing a placement agent or agents with a minimum aggregate offering price of at least $10.0 million (net of underwriter or placement agent discounts, fees or commissions) or sales to a single purchaser or group of purchasers in a block trade with a minimum aggregate offering price of at least $5.0 million; or (ii) in “unorganized sales,” meaning sales that are not “organized sales,” for so long as the total number of shares sold by Ipsen, Suraypharm and their affiliates in unorganized sales does not exceed an aggregate of 15% of our outstanding common stock as measured at the time of the most recent sale. We have agreed to indemnify the holders of registration rights under the Ipsen Rights Agreement under certain circumstances with respect to the registration of such Ipsen Registrable Securities. The registration rights are assignable by Ipsen, Suraypharm and their affiliates to any transferee of at least 1,500,000 shares of Ipsen Registrable Securities. For so long as the approval rights described under “—Affiliation Agreement” above remain in effect, and subject to certain exceptions, the prior written consent of Ipsen would be required before we may grant certain registration rights to other holders of our common stock. From and after the date the approval rights set forth under “—Affiliation Agreement” cease to remain effective, and subject to certain exceptions, we are required to provide the holders of Ipsen Registrable Securities with written notice at least 15 business days prior to effecting any registration.

Prior Voting Agreements

In connection with entering into the Ipsen Transaction Agreement, certain of our current and former directors and their affiliated entities entered into voting agreements with Ipsen and Suraypharm (the “Prior Voting Agreements”). These directors and their affiliated entities include all of our current directors (other than Messrs. Jean and Hasnain) as well as the entities affiliated with MPM Capital L.P., Prospect Management Co. II, LLC and Rho Capital Partners, Inc. Under the Prior Voting Agreements, these stockholders agreed to vote in favor of the transactions contemplated by the Ipsen Transaction Agreement. In addition, until such time as Ipsen is no longer entitled to designate at least one director to our board of directors pursuant to the terms of the Affiliation Agreement, these stockholders have agreed to vote, and have granted an irrevocable proxy to certain representatives of Ipsen to vote, all shares of our common stock legally or beneficially held by these stockholders as follows:

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in favor of each director that Ipsen is then entitled to designate to our board of directors pursuant to the Affiliation Agreement (not including the additional independent director nominees Ipsen is entitled to nominate to our board of directors), and, to the extent necessary, withhold votes for all other nominees for director;

•	in favor of the number of authorized directors to be set and remain at nine and against any change in such number, except as agreed between Tercica and Ipsen;

•	against any proposal to remove any Ipsen designee from our board of directors that Ipsen is then entitled to designate to our board of directors pursuant to the Affiliation Agreement;

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for the approval of any transactions contemplated by the Ipsen Transaction Agreement and each of the agreements contemplated by the Ipsen Transaction Agreement, and in favor of any related matter presented for approval by our stockholders; and

•

against the approval of any other action or contract that is intended to or could reasonably be expected to impede, interfere with, delay or discourage the transactions contemplated by the Ipsen Transaction Agreement and the agreements contemplated by the Ipsen Transaction Agreement.

Genentech Purchase Agreement

Under the terms of a Common Stock Purchase Agreement we entered into with Genentech in July 2007 (the “Genentech Purchase Agreement”), we agreed to sell, and Genentech agreed to purchase, up to a maximum of 2,603,328 shares of our common stock (the “Genentech Shares”) in three separate closings. The Genentech Purchase Agreement was entered into in connection with the Combination Product Development and Commercialization Agreement we entered into with Genentech in July 2007 (the “Combination Product Agreement”). In July 2007, we and Genentech consummated the first closing under the Genentech Purchase Agreement pursuant to which we issued 708,591 shares of our common stock for an aggregate purchase price of approximately $4.0 million (the “First Genentech Closing”). In connection with the First Genentech Closing, Ipsen exercised its Pro Rata Purchase Rights pursuant to which Ipsen purchased 519,101 shares of our common stock as described above.

On June 17, 2008, Genentech provided notice to us that it desires to acquire certain secondary “opt-in” rights under the Combination Product Agreement. In connection with the acquisition of such secondary opt-in rights, Genentech would, subject to customary closing conditions, purchase 590,580 shares of our common stock (the “Second Option Shares”) in a subsequent closing under the Genentech Purchase Agreement (the “Second Option Closing”) for an aggregate purchase price of approximately $4.0 million. We expect that the Second Option Closing will occur on or before July 19, 2008. We also expect that Ipsen will exercise its Pro Rata Purchase Right in connection with the sale and issuance of the Section Option Shares to Genentech. If exercised, Ipsen would purchase              shares of our common stock pursuant to the exercise of its Pro Rata Purchase Right at a purchase price per share equal to the closing bid price of our common stock on the date immediately prior to entering into the purchase agreement pursuant to which we would issue such shares to Ipsen.

In the event that neither party elects to “opt out” under the Combination Product Agreement and a certain regulatory milestone event is achieved, upon our request, Genentech would, subject to customary closing conditions, purchase up to 1,052,632 shares of our common stock (the “Milestone Shares”) in a subsequent closing (the “Milestone Closing”) at a price per share equal to the average of the closing prices of our common stock for the 20 trading days ending on the trading date immediately prior to the effective date of the regulatory milestone event (the “Milestone Price”), provided that Genentech may purchase no more than $5.0 million of our common stock in such Milestone Closing. Assuming that the merger is completed prior to the time at which we would complete the Milestone Closing, we do not expect to request that Genentech purchase the Milestone Shares.

Genentech is entitled to certain registration rights with respect to the Genentech Shares as described under “—Investor Rights Agreement” below. In the event that the Combination Product Agreement is terminated, the Genentech Purchase Agreement would terminate in its entirety.

Committed Equity Financing Facility

Under the terms of a committed equity financing facility (“CEFF”) we entered into with Kingsbridge Capital Limited (“Kingsbridge”) in October 2005, Kingsbridge committed to purchase a maximum of 6,036,912 newly issued shares of our common stock over a three-year period beginning in October 2005, for cash up to an aggregate of $75.0 million, subject to certain conditions and restrictions. We may draw down under the CEFF in tranches of up to the lesser of $7.0 million or 2% of its market capitalization at the time of the draw down of such tranche, subject to certain conditions. The common stock to be issued for each draw down would be issued and priced over an eight-day pricing period at discounts ranging from 6% to 10% from the volume weighted average price of our common stock during the pricing period. During the term of the CEFF, Kingsbridge may not short our common stock, nor may it enter into any derivative transaction directly related to our common stock. The minimum acceptable purchase price, prior to the application of the appropriate discount for any shares to be sold to Kingsbridge during the eight-day pricing period, is determined by the greater of $3.00 or 90% of the closing share price of our common stock on the trading day immediately prior to the commencement of each draw down. In connection with the CEFF, we issued a warrant to Kingsbridge to purchase up to 260,000 shares of our common stock at an exercise price of $13.12 per share (the “Kingsbridge Warrant”). In connection with the CEFF, we entered into a Registration Rights Agreement with Kingsbridge (the “Kingsbridge Rights Agreement”) pursuant to which we agreed to register the shares of our common stock underlying the CEFF and the Kingsbridge Warrant and to keep such registration statement effective for up to two years following the termination of the CEFF. Under the Kingsbridge Rights Agreement, in the event we fail to maintain the effectiveness of registration statement filed pursuant to the Kingsbridge Rights Agreement or we suspend the use of such registration statement, then, under certain circumstances, we may be required to pay certain amounts to Kingsbridge (or issue to Kingsbridge additional shares of common stock in lieu of cash payment) as liquidated damages.

Investor Rights Agreement

We, the prior holders of our preferred stock (including Genentech) and Dr. Scarlett and Dr. Clark have entered into an agreement pursuant to which these stockholders were granted the right to require us to register their shares of our common stock under the Securities Act, subject to limitations and restrictions, on two occasions. Also, if at anytime we propose to register any of its securities under the Securities Act, either for our account or for the account of other securities holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of our common stock in the registration. In addition, these stockholders may require us, at our expense and on not more than two occasions in any 12-month period, to file a registration statement on Form S-3 under the Securities Act covering their shares of our common stock. These rights terminate on the earlier of five years after the effective date of our initial offering public offering in March 2004, or, with respect to an individual stockholder, when such holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period; provided, however, that with respect to the Genentech Shares, the rights will not terminate until the third anniversary of the final closing under the Genentech Purchase Agreement (or earlier if the holder(s) of the Genentech Shares is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period). These registration rights are subject to conditions and limitations, including the right of underwriters to limit the number of shares of our common stock included in the registration statement.

Stockholder Rights Plan

In October 2006, we entered into a Rights Agreement with Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), that provides for a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of our common stock. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Preferred, at a price of $40.00 per one one-hundredth of a share of Series A Preferred, subject to adjustment. Each one one-hundredth of a share of Series A Preferred has designations and powers, preferences and rights, and the qualifications, limitations and restrictions that make its value approximately equal to the value of a share of our common stock. Pursuant to the Rights Agreement, if we are restricted from taking certain actions pursuant to the Affiliation Agreement, then our board of directors may only take action with respect to the Rights with the concurrence of Ipsen.

The Rights are currently evidenced by the stock certificates representing our common stock outstanding, and no separate Right Certificates, as defined below, have been distributed. Until the earlier to occur of (i) ten business days following the public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person”; or (ii) ten business days (or such later date as may be chosen by our board of directors so long as the “Requisite Percentage” threshold has not been crossed) after such time as a person or group commences or announces its intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership by such person or group of the “Requisite Percentage” or more of our common stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the shares of our common stock outstanding, by such common stock certificates. As a general matter, the “Requisite Percentage” under the Rights Agreement is 9.9% of our outstanding common stock. However, with respect to (i) MPM Capital L.P. and its affiliates so long as they do not acquire any additional shares, the “Requisite Percentage” is the greater of 9.9% and the percentage owned by MPM Capital L.P. and its affiliates; (ii) Ipsen, so long as it does not acquire beneficial ownership of any shares other than shares acquired pursuant to the terms of the stock purchase and master transaction agreement between us and Ipsen and the other documents contemplated by such stock purchase and master transaction agreement, the “Requisite Percentage” is the greater of 9.9% and the percentage owned by Ipsen; and (iii) any entity that acquires shares from Ipsen, such entity’s “Requisite Percentage” would be 14.9%. An “Acquiring Person” is a person, the affiliates or associates of such person, or a group, which is or becomes the beneficial owner of the Requisite Percentage.

Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights are transferable with and only with our common stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. In the event a person (or group of affiliated or associated persons) becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, we may issue Series A Preferred, cash, debt, stock or a combination thereof in exchange for the Rights). Furthermore, in the event that Tercica is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

Our board of directors may redeem the Rights at any time prior to the earliest of (i) the Distribution Date or (ii) the Final Expiration Date (as defined below) at a redemption price of $0.001 per Right. In addition, our board of directors may, after any time a person becomes an Acquiring Person (but prior to the acquisition by such Acquiring Person of 50% or more of Tercica’s outstanding common stock), exchange each Right for one share of our common stock per Right (or, at our election, we may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

In connection with the execution and delivery of the merger agreement, we entered into an amendment to the Rights Agreement in order to prevent the merger agreement, the voting agreements, the merger or the consummation of any other transactions contemplated by the merger agreement or the voting agreements from triggering the distribution and/or exercise of the Rights. The amendment to the Rights Agreement provides that, among other things, (i) no Distribution Date will be deemed to have occurred as a result of, among other things, the approval, execution and delivery of the merger agreement or the voting agreements, or the consummation of the merger or any other transactions contemplated thereby; (ii) no party to the merger agreement or the voting agreements (including such party’s affiliates and associates) will be or become an Acquiring Person as a result of, among other things, the approval, execution and delivery of the merger agreement or the voting agreements, or the consummation of the merger or any other transactions contemplated thereby; and (iii) the Rights will expire on the earlier to occur of October 26, 2016 or immediately prior to the Effective Time (the “Final Expiration Date”). On June 4, 2008, pursuant to the terms and conditions of the Affiliation Agreement and the Convertible Notes, Suraypharm and Ipsen each delivered to Tercica a letter consenting to the amendment to the Rights Agreement.

Tercica Equity Compensation Plans

Tercica’s executive officers and directors are eligible participants in our stock plans that provide for the grant of stock option awards, restricted stock unit awards and other types of equity awards. Our executive officers are also eligible to participate in the ESPP.

Background of the Merger

On January 24, 2008, the board of directors of Ipsen held a board meeting at which, as part of the board’s regular periodic review process, Ipsen’s existing investment in and relationship with Tercica was considered. The performance of Tercica was discussed, including its possible evolution and potential to meet financial objectives. As part of this discussion and review, the board of directors of Ipsen also considered the feasibility of a possible business combination transaction between Ipsen and Tercica including the risks associated with pursuing such a transaction and how Tercica might fit into Ipsen’s broader U.S. strategy following, or without, a business combination transaction.

Following the meeting of board of directors, Ipsen decided to assess in more detail its strategic alternatives with respect to its investment in Tercica and Goldman Sachs Paris Inc. et Cie (together with its affiliates “Goldman Sachs”) was requested to provide assistance to the Ipsen Parties in connection with that review and, in particular, to perform certain illustrative financial analyses relating to the proposed transaction. Goldman Sachs, an internationally recognized investment banking firm, is Ipsen’s regular financial advisor and is familiar with Ipsen’s relationship with Tercica having acted as Ipsen’s financial advisor in connection with Ipsen’s 2006 equity investment in Tercica.

On February 14, 2008, Mr. Bélingard, Ms. Giraut and Mr. Mathot (Ipsen’s Chief Executive Officer, Chief Financial Officer and General Counsel, respectively) met with representatives of Goldman Sachs and Freshfields Bruckhaus Deringer U.S. LLP (“Freshfields”) in New York. The purpose of this meeting was to discuss the impact, structure and timing of, and process for, approaching Tercica regarding discussion and review of the possibility of and issues associated with a possible transaction, including a business combination transaction, between Ipsen and Tercica. Goldman Sachs provided discussion materials detailing equity research analyst coverage for Tercica and illustrative financial analyses, including an illustrative discounted cash flow analysis for Tercica based upon information published by equity research analysts covering Tercica. At this meeting, Goldman Sachs was instructed to prepare materials for a meeting of the board of directors of Ipsen on February 26, 2008, which materials would include illustrative financial analyses.

On February 26, 2008, the board of directors of Ipsen held a board meeting at which representatives of Goldman Sachs gave a presentation relating to the strategic alternatives for Ipsen’s investment in Tercica and Ipsen’s general U.S. strategy was discussed. Goldman Sachs summarized Tercica’s historical performance and outlined key considerations relating to a potential business combination transaction, including the parties that would likely be involved, illustrative valuation benchmarks (based on publicly available information) and equity research analyst valuations for Tercica and the strategies that may be adopted for an approach by Ipsen to commence discussions with Tercica. Goldman Sachs also discussed with Ipsen’s board of directors possible structures, and financing alternatives, for such a business combination transaction.

At the meeting of the board of directors of Ipsen on February 26, 2008, it was resolved by Ipsen’s board of directors that management should continue its evaluation of a possible transaction, including a business combination transaction, between Ipsen and Tercica.

Throughout the first quarter of 2008, Ipsen’s senior management continued its internal consideration of the advantages and disadvantages of the strategic alternatives that had been identified in January and February.

On March 11, March 18 and March 26, 2008, members of Ipsen’s senior management met with representatives of Goldman Sachs in Paris as part of the continued evaluation of a possible business combination transaction between Ipsen and Tercica. At these meetings, Goldman Sachs discussed with Ipsen’s senior management financial and strategic considerations including, among other things: Tercica’s actual, and relative, historical and current stock price performance; equity analyst coverage of Tercica and Ipsen’s investment in Tercica; premia paid in selected prior transactions; projections for Ipsen and Tercica (based on information made available by Ipsen to Goldman Sachs); the possible evolution of product, and geographical, mix and illustrative synergies that would arise from a business combination transaction (based on publicly available information and information provided by Ipsen); Tercica’s stockholder profile (based on publicly available information); Ipsen’s rights and options under its existing arrangements with Tercica (based on publicly available information); and the strategies that may be adopted in any negotiations that may arise with Tercica.

On March 31, 2008, the board of directors of Ipsen held a board meeting at which representatives of Goldman Sachs updated certain information discussed on February 26, 2008, including Tercica’s historical share performance, financial analyst perspectives on, including their published target prices for, Tercica, and an overview of the possible processes that might be followed in executing a potential business combination between Ipsen and Tercica. Goldman Sachs also provided, based on information provided by management of Ipsen, a preliminary draft of an illustrative analysis of the financial impact that a business combination with Tercica would have on Ipsen, including illustrative synergies. At this meeting the board of directors of Ipsen resolved that management should continue its evaluation of a possible transaction, including a business combination transaction, between Ipsen and Tercica.

Following the meeting of the board of directors of Ipsen, members of Ipsen’s senior management met with representatives of Goldman Sachs in Paris to discuss details of a potential transaction. At this meeting, and at meetings on April 9 and April 11, 2008 with members of Ipsen’s senior management, Goldman Sachs provided, and discussed with, such management updates of information that had been provided in earlier meetings, including, among other things, the strategies that may be adopted in any negotiations that may arise with Tercica and premia, relative to historical share prices, represented by potential offer prices.

On April 16, 2008, John A. Scarlett, M.D., our Chief Executive Officer, met with Mr. Bélingard, at Mr. Bélingard’s request. At that meeting, Mr. Bélingard informed Dr. Scarlett that Ipsen was evaluating a potential acquisition of the outstanding shares of our capital stock not currently owned by Ipsen and wanted to know whether Tercica would find joint discussions worthwhile at an indicative price of $8.00 per share. The proposed price represented a 39% premium over the closing price of our common stock on April 16, 2008 of $5.75 per share. In light of the existing relationship between Ipsen and the Company, Dr. Scarlett conveyed to Mr. Bélingard that he would consult with our board of directors and legal advisors before engaging in any further or more detailed discussions regarding a potential transaction. Following that meeting, Dr. Scarlett spoke with Alexander Barkas, Ph.D., the Chairman of our board of directors, to update him on his meeting with Mr. Bélingard. Dr. Scarlett and Dr. Barkas decided to call a meeting of our board of directors to discuss the potential transaction.

The following day, we contacted Lehman Brothers, Inc. (“Lehman Brothers”), an investment banking firm that had advised us in connection with our prior transactions with Ipsen, as well as our public offerings, and Cooley Godward Kronish LLP (“Cooley”), our outside counsel, requesting that they participate in the board meeting to discuss the potential transaction.

On April 18, 2008, our board of directors held a telephonic meeting that was also attended by certain members of our management team, representatives of Cooley and representatives of Lehman Brothers. Christophe Jean, a member of our board of directors who is affiliated with Ipsen, did not attend this meeting (or any subsequent meetings of Tercica’s board of directors relating to a potential transaction with Ipsen in view of Mr. Jean’s relationship affiliation with Ipsen). A representative of Cooley made a presentation regarding, and discussed with our board of directors, the fiduciary duties of our board of directors with respect to considering a possible change of control transaction. Members of our management made a presentation discussing our business and the then-current draft of our 2008-2012 business plan.

On April 18, 2008, certain members of Ipsen’s senior management reviewed the possibility of a business combination transaction with Tercica in the context of Ipsen’s overall U.S. strategy and the prospects for realizing any synergies through such a transaction based upon Tercica’s 2007 business plan as previously provided by Tercica to Ipsen in accordance with the policies and procedures set forth under the Affiliation Agreement. The following day, certain members of Ipsen’s senior management held a telephonic meeting with representatives of Goldman Sachs and Freshfields at which the strategy for continued discussions between Tercica and Ipsen was discussed in the context of Tercica’s then current stock price and general macroeconomic and equity capital market conditions.

Our board of directors met again on April 21, 2008. This meeting was attended by certain members of our management team, representatives of Cooley and representatives of Lehman Brothers, but not by Mr. Jean. At this meeting, members of our management and representatives of Lehman Brothers presented materials with respect to management’s financial projections, the state of our business, strategic alternatives and preliminary valuation ranges. Potential timing and process considerations, including formation of a special committee, were also discussed. Following that discussion, our board of directors created a committee of independent board members (the “Special Committee”) consisting of Dr. Barkas, Mark Leschly and David L. Mahoney to establish, monitor and direct the process and procedures related to the review, evaluation and negotiation of a possible transaction with Ipsen or any alternative transaction (including the authority to determine not to proceed with any such process, procedures, review, evaluation or negotiation), solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deemed appropriate, determine the fairness of a transaction, and make reports and recommendations to our entire board of directors regarding any possible transaction, with the understanding that, with respect to each of its functions, the Special Committee was to act for the benefit of those of our stockholders who may participate solely as sellers in the possible transaction with Ipsen or any alternative transaction. Our board of directors also, among other things, authorized and empowered the Special Committee to utilize and retain legal and financial advisors as the Special Committee deemed necessary or appropriate.

Dr. Scarlett called Mr. Bélingard on April 23, 2008, informing him that the Special Committee had been formed and that further discussions with respect to the potential transaction would be with, or at the direction of, the Special Committee or members thereof and not with Dr. Scarlett.

At the first meeting of the Special Committee on April 24, 2008, at which representatives of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”), members of our management, representatives of Cooley and representatives of Lehman Brothers were also present, the Special Committee approved retaining Morris Nichols as its legal advisor. Representatives of Morris Nichols discussed the fiduciary duties of the Special Committee. The Special Committee determined that in addition to Morris Nichols, the Special Committee would ask Cooley for assistance as transaction and securities counsel for us if a transaction were to develop. The Special Committee also approved retaining Lehman Brothers to provide financial advisory services, subject to negotiation of an acceptable engagement agreement with Lehman Brothers. The Special Committee discussed the strategy for negotiations with Ipsen and evaluation of the potential transaction, including the possibility and feasibility of soliciting alternative bids or conducting another form of “market check”, such as a “go shop”, in light of Ipsen’s ownership position (including its stock, convertible debt and warrants), business/license relationship with us (including license termination rights) and other contractual rights (including a consent right with respect to a sale of the Company). It was noted that Ipsen had a contractual right under the Affiliation Agreement to make a direct tender offer to our stockholders after a 30-day notice period during which, as provided in the Affiliation Agreement, the parties would discuss in good faith a potential acquisition and after which Ipsen would be permitted to launch a tender offer. It was noted that Freshfields had indicated to representatives of Cooley in recent conversations that Ipsen expected to deliver a notice initiating such period in the near future. Ajay Bansal, our Chief Financial Officer, then updated the Special Committee on our latest financial results. After discussion, the Special Committee determined that Dr. Barkas should contact Mr. Bélingard to discuss price, timing and structure of a potential transaction and indicate that the Special Committee viewed the appropriate price range as in the “double-digits.” At this meeting, and at various of the Special Committee meetings described below, the Special Committee excused from the meeting all non-committee participants other than Morris Nichols to further discuss matters in executive session. While members of the Special Committee may have had communications among themselves that are not described in this background, the meetings of the Special Committee and calls in which all members of the Special Committee participated are described herein.

Dr. Barkas spoke with Mr. Bélingard on April 25, 2008, informing him that the current offer was unacceptable and that while the Special Committee was not prepared to make a counter-proposal, it believed there to be justification for an offer that had a “double-digit” price. Mr. Bélingard requested that we provide information to Ipsen that could justify a value higher than $8.00 per share. Dr. Barkas agreed to do so, and then asked Mr. Bélingard to consider whether there was a price at which Ipsen would consider being a seller (i.e., to another potential acquiror), rather than a buyer, of our shares. In various communications thereafter, Mr. Bélingard and representatives of Freshfields conveyed to us and our counsel that Ipsen did not consider there to be a price at which Ipsen would reasonably be likely to support the sale of its shares in the Company in an alternative transaction.

During a telephonic meeting on April 28, 2008, Ipsen updated certain representatives of Goldman Sachs and Freshfields regarding the discussions between Dr. Barkas and Mr. Bélingard where it was concluded that no adjustment to the proposal of $8.00 per share would be considered without first obtaining access to due diligence information, including a current business plan, so as to evaluate whether a higher value could be justified. In addition, continuing discussions with Tercica in accordance with the provisions and process set forth in the Affiliation Agreement was considered by Ipsen’s senior management and Tercica to be the most productive strategy at this point in time.

At a Special Committee meeting on April 29, 2008 at which certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers were also present, Dr. Barkas updated the Special Committee on his conversation with Mr. Bélingard. The Committee requested that Lehman Brothers and management create written materials to assist the Committee in its negotiations with Ipsen for the highest possible value obtainable for our stockholders other than Ipsen and related entities.

On April 30, 2008, Ipsen sent us a written indication of interest letter constituting a “consultation notice” for purposes of, and as such term is used in, the Affiliation Agreement, which indicated a potential acquisition at a price of $8.00 per share. This notice began a 30-day period during which the Affiliation Agreement provided for the parties to discuss in good faith a potential acquisition and after which Ipsen would be permitted to make a tender offer directly to our stockholders if it decided to pursue a transaction but Tercica and Ipsen could not come to agreement on the terms. In this letter, Ipsen stated that the notice neither was delivered with the intention of signaling hostility or expectation of a non-consensual process nor indicated a binding or firm proposal, but rather that the sole purpose of the notice was to initiate the process of good faith discussions provided for under the Affiliation Agreement. Ipsen also sent us its initial list of key diligence questions.

Later in the day on April 30, 2008, the Special Committee held a meeting at which certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers were also present, during which it discussed with Lehman Brothers and management a draft 2008-2012 business plan. The Special Committee also requested that Lehman Brothers work with management to create a valuation model highlighting the value of future development opportunities and to prepare a second document illustrating the potential cost savings for Ipsen in acquiring the remainder of our equity (including synergies, cost avoidance and use of the current Company platform (the “Cost Savings Document”)). It was again determined that the Special Committee’s counterproposal would not include a definitive price, but rather a case, built upon the business plan and Cost Savings Document, for Ipsen to raise its offer. The Special Committee agreed that its negotiating stance would not be influenced by the prospect of a non-consensual tender offer made to our stockholders at the end of the 30-day notice period based on the belief that Ipsen was unlikely to commence such an offer.

The Special Committee met again on May 1, 2008, with certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers also in attendance, and reviewed the draft 2008-2012 business plan and the Cost Savings Document. Following discussion, the Committee decided that the business plan and Cost Savings Document should be provided to Ipsen in connection with a call to be scheduled between Dr. Barkas and Mr. Bélingard. These materials were sent to Mr. Bélingard and others at Ipsen on May 1 and May 2, 2008.

On May 3, 2008, Ms. Giraut held a telephonic meeting with certain representatives of Goldman Sachs and Freshfields to discuss the 2008-2012 business plan and Costs Savings Document provided by Lehman Brothers where it was determined by Ms. Giraut that until detailed analysis could be undertaken with respect to the materials provided, in next speaking to Dr. Barkas later that day, Mr. Bélingard would reiterate that Ipsen, in consultation with its advisers, would work expeditiously within the framework set forth in the Affiliation Agreement but would be looking to devise its own financial analysis of the business plan and potential synergies before revisiting the proposed price.

On May 3, 2008, Dr. Barkas and Mr. Bélingard briefly discussed the models and data contained in the materials that had been provided to Ipsen and focused upon a process that would lead to subsequent discussions regarding valuation. Dr. Barkas also conveyed to Mr. Bélingard that the Special Committee believed that Ipsen commencing a non-consensual tender offer made to our stockholders at the end of the 30-day notice period would not be in the best interests of either Ipsen or the Company.

On May 5, 2008, members of Ipsen’s senior management met with representatives of Goldman Sachs in Paris. At this meeting, Goldman Sachs discussed with Ipsen, among other things, those aspects of the draft 2008-2012 business plan and Costs Savings Document provided by Tercica that required additional analysis by Ipsen and that would form the basis of further discussion with Tercica. In light of the fact that the 2007 business plan had formed the basis for Ipsen’s financial analysis to date, Ipsen, together with its advisors, carefully studied the 2008-2012 business plan provided by Tercica, as it included a number of projections that were updated from the 2007 business plan and raised certain questions for Ipsen, each of which Ipsen found significant and considered in formulating its further approach to the transaction.

On May 5, 2008, representatives of Morris Nichols, Cooley, Freshfields and Richards, Layton & Finger, P.A., Delaware counsel to Ipsen (“Richards Layton”), participated by telephone in a meeting during which they discussed the structure of the proposed transaction, as well as certain Delaware law principles that might apply to the transaction. Counsel for Ipsen stated that Ipsen was unwilling to structure a transaction that was subject to approval or acceptance by a majority of those stockholders who are unaffiliated with Ipsen.

On May 6, 2008, certain members of management of each of the Company and Ipsen, along with representatives of Lehman Brothers and Goldman Sachs held a conference call to discuss the draft 2008-2012 business plan and the Cost Savings Document we provided to Ipsen.

Mr. Bélingard called Dr. Barkas on May 7, 2008 to discuss the continuing valuation work and diligence process, indicating that Ipsen, in consultation with Goldman Sachs, was continuing its analysis and awaiting several diligence items from us.

On May 8, 2008, Tercica and Ipsen agreed on the terms of a confidentiality agreement, and we provided Ipsen and its representatives with access to diligence materials. Beginning May 8, 2008 through the announcement of the transaction, the parties engaged in a due diligence review in connection with the transaction, with the parties and their representatives engaging in numerous diligence calls on a variety of matters relating to the Company.

The Special Committee met on May 9, 2008, with other independent directors, certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers also in attendance, at which the Special Committee reviewed our first quarter financial results and its projections and instructed management and Lehman Brothers to prepare a revised 2008-2012 business plan to provide for a “delay case” in respect of certain product approval and, after consultation with Lehman Brothers, to prepare an updated Cost Savings Document to be provided to Ipsen.

On May 12, 2008, we publicly reported 2008 first quarter financial results. Our stock declined 14% on the following day, to $4.30 per share from a previous day close of $4.99 per share.

Between May 14 and May 16, 2008, certain members of Ipsen’s senior management held a series of meetings, at which certain representatives of Goldman Sachs were present, to consider in detail Tercica’s 2008-2012 business plan and to reassess Ipsen’s proposed offer price. By comparison with Tercica’s 2007 business plan, Ipsen considered the fact that Tercica’s 2008-2012 business plan was both more conservative about the prospects for Tercica’s existing product portfolio while also being more optimistic with respect to new products under development. Ipsen considered that certain potential risks associated with the Tercica’s products under development were not adequately reflected in the 2008-2012 business plan, which risks, if realized, would result in lower projected revenues, margins and operating income and, accordingly, Ipsen’s senior management, based on the information made available to Ipsen, would be reluctant to continue to support an offer price of $8.00 per share. Following those discussions, Goldman Sachs provided to Lehman Brothers a document summarizing items for discussion arising from Ipsen’s preliminary due diligence review of the 2008-2012 business plan and Costs Savings Document.

On May 16, 2008, representatives of Goldman Sachs also contacted representatives of Lehman Brothers and informed them that based upon Ipsen’s analysis of the 2008-2012 business plan and Costs Savings Document, and in view of Ipsen’s other financial due diligence including Tercica’s quarterly announcement of its results of operations, Ipsen’s assessment of fair price was then closer to $7.00 per share than to $8.00 per share. Members of the Special Committee and management, as well as representatives of Morris Nichols, Cooley and Lehman Brothers held a conference call later that day to discuss this development. The Special Committee decided to inform Ipsen that a price in the $7.00 per share range would not be acceptable to the Special Committee.

Dr. Barkas conveyed this message to Mr. Bélingard during a call that took place on May 17, 2008. Dr. Barkas and Mr. Bélingard determined that the companies’ financial advisors and members of management should arrange further discussion of valuation. Goldman Sachs, Lehman Brothers and members of the respective parties’ management teams engaged in such discussions on May 19 and May 20, 2008.

On May 19, 2008, members of Ipsen management met with representatives of Goldman Sachs in Paris where the materials to be provided by Goldman Sachs to Lehman Brothers, and topics for discussion, were considered.

On May 19, 2008, the Special Committee held a meeting at which certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers were also present. Lehman Brothers advised the Special Committee that prior to the meeting, Goldman Sachs had delivered to Lehman Brothers a list of topics for supplementary valuation discussions between management of the parties to occur for the following day as well as a written financial analysis (based upon information provided by Ipsen) indicating illustrative range of values generally from approximately $6.30 to $6.90 per share. Dr. Scarlett informed the Special Committee that Ipsen had not approached management regarding any sort of employee retention arrangements. The Special Committee determined that Dr. Barkas should communicate to Mr. Bélingard that should Ipsen desire to retain management or other employees, Ipsen must fully bear the price of such retention, such that any retention packages could not affect the value that our stockholders would receive in a transaction.

On May 20, 2008, our board of directors held a regularly scheduled meeting at which the proposed transaction was not formally discussed.

On May 21, 2008, members of Ipsen’s senior management met with representatives of Goldman Sachs in Paris to discuss, among other things, Ipsen’s conclusions arising from its due diligence and discussions with Tercica and its representatives, including Ipsen’s views of the 2008-2012 business plan and related risks following detailed discussions with Tercica. As a result of the discussions that had taken place between the parties, including with respect to the status of Tercica’s products under development, Ipsen was able to gain some additional comfort with respect to some of the risks to the 2008-2012 business plan that Ipsen had originally identified. Ipsen was therefore able to conclude that, while it continued to find elements of the business plan to potentially under-estimate certain potential risks associated with Tercica’s products under development, it could indicate to Tercica a higher offer price than that communicated on May 19, 2008. Accordingly, certain members of Ipsen’s senior management, in consultation with Goldman Sachs, gave consideration to negotiation strategy and Ipsen’s next steps in the negotiation process.

On May 22, 2008, Mr. Bélingard sent an email to Dr. Barkas to advise him that Ipsen had the necessary information to complete its valuation analysis and would suggest next steps once it had completed its analysis.

On May 25, 2008, members of Ipsen management met with representatives of Goldman Sachs in Paris to discuss, among other things, premia, relative to historical share prices, represented by different possible offer prices. Ipsen management conveyed its belief at this meeting that a revised offer price of $8.00 per share would be reasonable in light of the analyses and discussions with Tercica that Ipsen had undertaken since May 19, 2008, and the additional comfort that Ipsen had regarding of the risks and uncertainties that Ipsen had previously identified.

Mr. Bélingard called Dr. Barkas on May 25, 2008 to inform him that, in the context described in the preceding paragraph, Ipsen had returned to a valuation of $8.00 per share. Dr. Barkas conveyed the Special Committee’s views on valuation, as discussed at the Special Committee’s meeting on May 19, 2008.

The Special Committee held a meeting on May 26, 2008 at which certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers were also present. The Special Committee determined that Dr. Barkas should inform Mr. Bélingard that a higher valuation would be required.

Dr. Barkas conveyed the Special Committee’s position to Mr. Bélingard in a call on May 27, 2008. In that call, Mr. Bélingard indicated that based on its financial analyses of Tercica’s operations, Ipsen was not willing to pay more than $8.00 per share. Dr. Barkas restated the Committee’s position that $8.00 per share was unacceptable, and that even if Ipsen could not reach the Special Committee’s initial “double digit” range, a significant price increase was required for the Special Committee to seriously consider recommending a transaction.

Later in the day on May 27, 2008, the Special Committee held a meeting, at which certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers were also present, during which the Special Committee was updated regarding the discussion between Dr. Barkas and Mr. Bélingard. Also at that meeting, it was noted that the notice period pursuant to the Affiliation Agreement would expire soon and at the end of such notice period, Ipsen would be permitted to make a tender offer directly to our stockholders.

Following the discussion between Mr. Bélingard and Mr. Barkas, Ipsen considered its strategic alternatives for building a U.S. platform, along with its assessment of the role Tercica could play in its U.S. strategy, and Tercica, and general sector-based, valuation issues. Given Ipsen’s view of Tercica’s value and potential, the perceived risks and costs associated with pursuing a tender offer upon the expiration of the notice period pursuant to the Affiliation Agreement, the uncertainties and timing costs of alternative strategic options that could be pursued in line with Ipsen’s intention to build a U.S. platform and the potential synergies that may be realized through a business combination transaction between Ipsen and Tercica, Ipsen decided that it could increase its proposed offer price above $8.00 per share with the objective of expeditiously coming to agreement on detailed terms and conditions with Tercica.

On May 28, 2008, Mr. Bélingard called Dr. Barkas and proposed a price of $9.00 per share, a 115% premium to that day’s closing share price of $4.19. Mr. Bélingard conveyed that this was Ipsen’s absolute highest offer, that his counsel had prepared draft transaction documents based on that price, and that any significant deviation from the terms of those documents could cause Ipsen to reduce the proposed price. Dr. Barkas reiterated that the deal price must represent full value to our stockholders, and that any discussions with management concerning retention or related matters, which he understood had not yet taken place, could not change the price to be received by our stockholders.

Later that day, the Special Committee met, with other independent directors, certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers also attending, to discuss Ipsen’s proposal. Following discussion, including discussion of various matters included and described in more detail below under “Reasons for the Merger”, the Special Committee determined to inform Ipsen that it would be receptive to an offer at $9.00 per share. Dr. Barkas called Mr. Bélingard to relay that determination following the Special Committee meeting.

On May 29, 2008, Ipsen sent us, via our respective outside counsel, a draft merger agreement, noting that an offer letter indicating a $9.00 per share price would follow (which was sent by Ipsen on May 30, 2008).

The Special Committee met on May 30, 2008, with other independent directors, certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers also attending, to discuss the issues raised by Ipsen’s draft merger agreement. Following discussion, the Special Committee directed Cooley and Morris Nichols to proceed with negotiations as discussed during the meeting.

Later on May 30, 2008, Cooley and Morris Nichols conveyed to Freshfields an initial list of key issues raised by the draft merger agreement.

On May 31, 2008, representatives of Cooley and Freshfields negotiated the matters on the issues list. Later that day, Cooley and Morris Nichols sent a revised draft merger agreement to Freshfields. Between May 31, 2008 and the execution of the merger agreement, counsel for the parties engaged in negotiations of the merger agreement and related documents, including through numerous calls, the exchange of documents and other communications.

The Special Committee held a meeting on June 1, 2008 with other independent directors, as well as certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers attending, during which the status of negotiations and the Special Committee’s views on the key open issues were discussed.

Later on June 1, 2008, Freshfields reconveyed to Cooley that Ipsen did not consider there to be a price at which Ipsen would reasonably be likely to support the sale of its shares in the Company in an alternative acquisition transaction. In addition, Ipsen’s counsel further informed us that Ipsen intended to exercise its warrant and intended to convert its notes prior to the record date for the Special Meeting.

On June 2, 2008, the Special Committee held a meeting with other independent directors, certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers also attending. Cooley provided an update on the status of negotiations and open issues, and the Special Committee discussed its positions on the various key open issues.

On June 3, 2008, the Special Committee held a meeting, at which certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers were also present, during which the Special Committee received an update from Cooley and Morris Nichols on the status of the proposed transaction. During the meeting, a representative of Cooley presented a summary of the terms of the draft merger agreement and related agreements and the proposed resolution of the remaining open issues in the agreements. A representative of Lehman Brothers made a presentation regarding the financial terms of the proposed transaction. Lehman Brothers then provided the Special Committee with its oral opinion (subsequently confirmed in writing) that, as of such date, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by our stockholders (other than the Purchaser and its affiliates) in the merger was fair to such stockholders. The Special Committee then met in a separate session with Morris Nichols. Following that session, representatives of Cooley and Lehman Brothers rejoined the meeting. The Special Committee, having deliberated regarding the terms of the proposed acquisition, unanimously determined that the merger and the merger agreement, with the changes to be made prior to execution as described by counsel, are substantively and procedurally fair to, and in the best interests of, our unaffiliated stockholders and unanimously recommended that our board of directors approve such merger agreement and the transactions contemplated thereby, including the merger and the voting agreements and that our board of directors recommend that our stockholders vote to adopt such merger agreement. Following that resolution, the remaining board members, other than Mr. Jean, then joined the meeting, and a board meeting was convened. Following the Special Committee’s communication of its recommendation to our board of directors, a representative of Cooley presented a summary of the terms of the merger agreement and related agreements and the proposed resolution of the remaining open issues in the agreements. A representative of Lehman Brothers made a presentation regarding the financial terms of the proposed transaction. Following discussion, our board of directors, by unanimous vote of those directors in attendance, determined that the merger and the merger agreement, with the changes to be made prior to execution as described by counsel, are substantively and procedurally fair to, and in the best interests of, the Company and our stockholders (other than the Purchaser and its affiliates), approved the execution, delivery and performance of obligations under the merger agreement declared such merger agreement and the merger to be advisable and recommended that our stockholders vote to adopt the merger agreement.

On June 4, 2008, the board of directors of Ipsen met to consider the potential transaction. Representatives of Goldman Sachs gave a presentation to the board of directors of Ipsen, regarding the financial terms of the merger by reference to an illustrative range of financial analyses, including, among other things, the premium, relative to historical trading prices, represented by $9.00 per share, equity analysts’ target prices for Tercica common stock and an illustrative discounted cash flow analysis based on Ipsen’s forecasts for Tercica’s business. The board of directors of Ipsen also reviewed the terms of the proposed merger agreement. Following its review and discussion of the financial considerations of the merger and the terms of the merger agreement, the board of directors of Ipsen unanimously resolved that the merger and the merger agreement be approved.

On June 4, 2008, the Special Committee held a meeting, at which certain members of our management and representatives of Morris Nichols, Cooley and Lehman Brothers were also present, for the purpose of reviewing the final merger agreement, previously distributed to the Special Committee and to our board of directors, and discussing the final resolution of the open issues discussed during the prior Special Committee meeting. Following this review and discussion, the Special Committee unanimously confirmed that the resolution of these issues was consistent with its approval the previous night and Lehman Brothers reaffirmed its fairness opinion. Other board members then joined the meeting, and a board of directors meeting was convened. Cooley then once again reviewed the final resolution of the open issues discussed during the prior board meeting. Following this review and discussion, by unanimous vote of those directors in attendance, the board of directors confirmed that the resolution of these issues was consistent with its approval the previous night, and Lehman Brothers reaffirmed its fairness opinion.

The merger agreement and related documents were executed on the afternoon, Pacific time, of June 4, 2008. The related documents executed on June 4, 2008 included letters of consent to the merger and letters of consent to the amendment to the Rights Agreement delivered by Ipsen and Suraypharm to Tercica, a letter of undertaking to vote the shares of Tercica common stock in favor of the merger from Ipsen and Suraypharm to the Purchaser, and a letter of confirmation of financing in connection with the merger from Ipsen to the Purchaser. Before the opening of the market on June 5, 2008, the parties announced the execution of the merger agreement.

Reasons for the Merger of Tercica and Recommendation of the Special Committee and Board of Directors

Reasons for the Recommendation of the Special Committee

In considering the transaction with Ipsen, the Special Committee consulted with Lehman Brothers regarding the financial aspects of the merger and sought and received Lehman Brothers’ written opinion that, as of the date of such opinion, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by our stockholders (other than the Purchaser and its affiliates) in the merger was fair to such stockholders, which opinion is described below under “Special Factors — Opinion of Financial Advisor To Tercica’s Special Committee.” The Special Committee also consulted with representatives of Morris Nichols, outside counsel to the Special Committee, and with representatives of Cooley, outside counsel to the Company, regarding the fiduciary duties of the members of the Special Committee and our board of directors, legal due diligence matters and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, the Special Committee unanimously determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, our stockholders (other than the Purchaser and its affiliates) and recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and the voting agreements and that our board of directors recommend that our stockholders vote to adopt the merger agreement.

In the course of reaching that determination and recommendation, the Special Committee considered a number of potentially positive factors in its deliberations, including the following:

•

its knowledge of our business, financial condition, results of operations and prospects and its belief that the proposed transaction is more favorable to our unaffiliated stockholders than any other strategic alternative reasonably available to us, including remaining as a stand-alone entity;

•

its belief that we face many challenges in our efforts to increase stockholder value as an independent publicly traded company, including risks associated with developing and commercializing our products, obtaining and maintaining regulatory approvals and other execution risks, as well as business and market risks generally;

•

current financial projections of Tercica provided by Tercica to Ipsen, including the risk related to the achievement of such projections in light of Tercica’s prior history of achieving its projections and current market conditions;

•

the fact that the merger consideration of $9.00 per share represented a premium of 111% to the closing price of our common stock of $4.26 on June 3, 2008, a premium of approximately 73% and 49% to the volume weighted-average closing share price during the three months and six months preceding June 3, 2008, respectively;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•

the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for stockholders unaffiliated with the Purchaser, Merger Sub or their respective affiliates;

•	its belief that the merger agreement provides for the highest price per share that was reasonably available from Ipsen;

•

its belief that in light of Ipsen’s existing ownership position, its veto rights and its license termination rights, it was not reasonable to expect that we would be able to solicit or conclude an alternative transaction with another party at a higher price;

•	the likelihood that the merger would be consummated, in light of, among other factors, the absence of any financing condition to Ipsen’s obligation to complete the merger;

•

the financial analyses of Lehman Brothers presented to the Special Committee on June 3, 2008, including, without limitation, analyses regarding current and historical market prices, prices paid in comparable acquisitions, valuations implied by multiples of certain measures of financial performance and forecasted financial results and valuations of comparable companies, and the opinion of Lehman Brothers delivered to the Special Committee, that, as of the date of such opinion, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by our stockholders (other than the Purchaser and its affiliates) in the merger was fair to such stockholders (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

•

the fact that our board of directors, acting on the recommendation of the Special Committee, in the exercise of its fiduciary duties in accordance with the merger agreement and subject to the terms and conditions thereof, and prior to obtaining stockholder approval of the adoption of the merger agreement, can authorize our management to furnish information to, and engage in negotiations with, a third party following receipt of a bona fide written unsolicited proposal or offer that our board of directors (or the Special Committee) determines constitutes, or is reasonably likely to result in, a superior proposal in the manner provided in the merger agreement, subject to specified terms and conditions in the merger agreement;

•

the fact that, prior to obtaining stockholder approval of adoption of the merger agreement, our board of directors, acting on the recommendation of the Special Committee, in the exercise of its fiduciary duties in accordance with the merger agreement, can terminate the merger agreement following receipt of a bona fide written superior proposal in the manner provided in the merger agreement, subject to specified conditions, including the payment of a $11.0 million termination fee; and

•

the fact that the merger would be subject to the approval of our stockholders and the availability of appraisal rights to our stockholders, which allow stockholders, who do not vote in favor of adoption of the merger agreement and who comply with certain procedural requirements, to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash.

In particular, the Special Committee believed that the process by which we entered into the merger agreement was fair, and in reaching that determination, the Special Committee took into account, in addition to the positive factors noted above, the following:

•

the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of the Special Committee, consisting of independent members of our board of directors, and no limitations were placed on the authority of the Special Committee;

•	the Special Committee was free to reject the proposed merger and explore other alternatives;

•

the Special Committee had exclusive authority to review, evaluate and negotiate the terms of the transaction, and the Special Committee was thus able to adequately represent our unaffiliated stockholders (and was charged with representing our unaffiliated stockholders), particularly as none of the members of the Special Committee has any financial interest in the merger that is different from our unaffiliated stockholders generally, although the merger agreement includes customary provisions for indemnification and the continuation of liability insurance for our officers and directors; and

•	the Special Committee was advised by legal counsel and a recognized financial advisor engaged by it.

The Special Committee also took into account the potentially countervailing factor that while the merger is subject to the approval by majority vote of all our stockholders, it is not subject to “majority of minority” approval (i.e., it is not subject to approval by a majority vote of our stockholders other than Ipsen and its affiliates), and Ipsen was the beneficial owner of approximately 42.7% of our common stock as of June 2, 2008, including shares of Tercica common stock issuable upon exercise of a warrant and conversion of Convertible Notes, and had committed to convert such notes and exercise the warrant.

The Special Committee also considered a number of additional potentially countervailing factors in its deliberations concerning the merger, including the following:

•

that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or from any future increase in our value or from any synergies that may be created by the merger;

•

that, under the terms of the merger agreement, we cannot solicit other acquisition proposals and we must pay to Ipsen a termination fee of $11.0 million in cash, if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if we exercise our right to terminate the merger agreement, which may deter others from proposing an alternative transaction;

•	the fact that we had not solicited other acquisition proposals prior to the execution of the merger agreement; and

•

that, under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business.

The Special Committee also considered the interests of our directors and executive officers in the merger which existed as of the time of the Special Committee’s determination and recommendation, which are described below under “Special Factors — Interests of Our Directors and Executive Officers in the Merger.”

The Special Committee did not attempt to assess the liquidation value of our assets, and such factor was not considered to be relevant, as the Special Committee believed that we are more valuable as a going concern than the sum value of assets that could be liquidated. While the Special Committee did not calculate a specific going concern value, other factors considered by the Special Committee, such as the analyses and methodologies used by its financial advisor as a whole, are relevant indicators of our going concern value. The Special Committee does not believe that net book value was relevant to its analysis as such measure also does not fully reflect our value as a going concern. With respect to those specified factors considered by the Special Committee included in Lehman Brothers’ fairness analysis, the Special Committee relied on and participated in the presentation by Lehman Brothers described under “Opinion of the Financial Advisor to Tercica’s Special Committee.” Although the members of the Special Committee are not experts in the areas addressed by Lehman Brothers, the Special Committee adopted as appearing reasonable the analysis of these factors presented by Lehman Brothers.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by the Special Committee but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the Special Committee may have given different weight to different factors.

After its consideration of the preceding factors and deliberations, the Special Committee unanimously determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of Tercica and our stockholders (other than the Purchaser and its affiliates) and unanimously recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that our board of directors recommend that our stockholders vote to adopt the merger agreement.

Reasons for the Recommendation of the Board of Directors

In considering the proposed transaction, our board of directors received the recommendation of the Special Committee as described above, including the Special Committee’s determination as to fairness, and considered the factors considered by the Special Committee described above, including the financial analyses of Lehman

Brothers presented to the board of directors on June 3, 2008 and the fairness opinion of Lehman Brothers as described above. Our board of directors, by unanimous vote of those directors in attendance (Mr. Jean having recused himself from board meetings owing to his affiliation with Ipsen), then determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, the Company and its stockholders (other than the Purchaser and its affiliates), approved the execution, delivery and performance of the obligations under the merger agreement, declared the merger agreement and the merger to be advisable and recommended that our stockholders vote to adopt the merger agreement.

Opinion of the Financial Advisor To Tercica’s Special Committee

As of April 20, 2008, the Special Committee engaged Lehman Brothers to act as its financial advisor with respect to its evaluation of strategic alternatives for Tercica. On June 4, 2008, Lehman Brothers rendered its opinion to the Special Committee that, as of such date, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by Tercica’s stockholders (other than the Purchaser and its affiliates) in the merger was fair to such stockholders.

The full text of Lehman Brothers’ written opinion, dated June 4, 2008, is attached as Annex B to this proxy statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion.

Lehman Brothers’ opinion, the issuance of which was approved by Lehman Brothers’ Fairness Opinion Committee, was provided for the use and benefit of the Special Committee and our board of directors and was rendered to the Special Committee in connection with its consideration of the merger. Lehman Brothers’ opinion was not intended to be and does not constitute a recommendation to any Tercica stockholder as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion did not address, Tercica’s underlying business decision to proceed with or effect the merger. In addition, Lehman Brothers expressed no opinion on, and its opinion did not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be received by the stockholders of Tercica in the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•

publicly available information concerning Tercica that Lehman Brothers believed to be relevant to its analysis, including Tercica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Tercica’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

•

financial and operating information with respect to the business, operations and prospects of Tercica furnished to Lehman Brothers by Tercica, including financial projections of Tercica prepared by management of Tercica;

•

a trading history of Tercica common stock from June 2, 2006 to June 3, 2008 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant and the recent trading volume of Tercica common stock;

•	independent equity research analysts’ estimates of Tercica’s future financial performance;

•	a comparison of the historical financial results and present financial condition of Tercica with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

•

certain agreements and arrangements between Tercica and Ipsen and its affiliates all relating to Ipsen’s 2006 equity investment in Tercica, including the Affiliation Agreement, the terms of the stockholder rights plan, Convertible Notes and the Ipsen Warrants and the Licensing Agreements, and the effects of such agreements and arrangements.

In addition, Lehman Brothers had discussions with the management of Tercica concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied on the accuracy and completeness of the financial and other information used by Lehman Brothers without any independent verification of such information. Lehman Brothers further relied on the assurances of Tercica’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Tercica, upon advice of Tercica Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tercica as to the future financial performance of Tercica. Lehman Brothers assumed no responsibility for and it expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Tercica and did not make or obtain any evaluations or appraisals of the assets or liabilities of Tercica. In addition, the Special Committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Tercica’s business. Lehman Brothers’ opinion was necessarily based on market, economic and other conditions as they existed on, and could be evaluated as of, June 4, 2008. The Special Committee imposed no limitations on Lehman Brothers with respect to the scope of the investigations made or procedures followed in rendering its opinion.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Special Committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the trading prices of shares of Tercica common stock for the period from June 2, 2006 to June 3, 2008, the last trading day prior to the date that Tercica entered into the agreement with the Purchaser and Merger Sub. This analysis was presented to the Special Committee to provide it with background information and perspective with respect to the relative historical stock prices of Tercica common stock. Lehman Brothers noted that within the year ended June 3, 2008, the intraday per share price of Tercica common stock ranged from a low of $3.70 to a high of $8.11, as compared to the per share merger consideration of $9.00.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the biopharmaceutical industry, reviewed and compared specific financial and operating data relating to Tercica with selected companies that Lehman Brothers deemed comparable to Tercica, consisting of BioMarin Pharmaceutical, Inc., Amylin Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., United Therapeutics Corporation, OSI Pharmaceuticals, Inc., Cubist Pharmaceuticals, Inc., The Medicines Company and CV Therapeutics, Inc.

As part of its comparable company analysis, Lehman Brothers calculated and analyzed Tercica’s and each of the comparable companies’ ratios of current enterprise value to estimated 2009 revenue, commonly referred to as a EV/Revenue multiple. The enterprise value of each company was obtained by adding its short-term and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. Lehman Brothers included expected Tercica revenue for this analysis based on four projection scenarios provided by Tercica’s management, and ratios for the selected comparable companies were calculated based on publicly available financial data and estimates and closing prices as of June 3, 2008. The four projection scenarios are the same as those included in the business plan provided by Tercica to the Purchaser and described in “Important Information Concerning Tercica—Certain Projected Financial Information” below. The ratios for Tercica were calculated using the closing price of Tercica common stock on June 3, 2008 of $4.26 per share. The results of these analyses are summarized as follows:

Comparison of Enterprise Value / 2009 Revenue
Low	1.71x
Median	3.25x
Mean	3.70x
High	9.58x
Tercica as of June 3, 2008	3.14x

Based upon the results of the comparable company analysis, Lehman Brothers developed a range of multiples to apply to the projection scenarios provided by Tercica’s management and calculated an implied per share stock price for each of the scenarios. The results of these analyses are summarized as follows:

Per Share Range	Per Share Merger Consideration
$2.95 - $7.62	$9.00

Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to those of Tercica. However, because of the inherent differences between the business, operations and prospects of Tercica and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as Tercica. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Tercica and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Tercica and the companies included in the comparable company analysis.

Present Value of Equity Research Analysts’ 12-Month Price Targets Analysis

Lehman Brothers evaluated equity research analysts’ projected 12-month price targets for Tercica common stock. The following table presents the results of this analysis:

Research Analysts’ Price Targets	12-Month Price Target
Low	$6.00
Mean	$8.20
High	$10.00

Lehman Brothers then evaluated the present value of these price targets and compared them to the closing price of Tercica common stock as of June 3, 2008 of $4.26 per share and the proposed $9.00 per share merger consideration. The present value of the research analysts’ price targets was obtained by dividing the current 12-month price target as of June 3, 2008 by one plus a range of Tercica’s estimated cost of equity. The following table presents the results of this analysis:

Present Value of 12-Month Price Target	Per Share Merger Consideration
$5.00 - $8.70	$9.00

Transaction Premium Analysis

Lehman Brothers reviewed the premiums paid in acquisitions of public targets in 19 completed or proposed acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant in arriving at its opinion. Lehman Brothers chose the transactions used in the transaction premium analysis based on the similarity of the target companies in the transactions to Tercica in the size and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Acquiror	Target

Bristol-Myers Squibb Company	Kosan Biosciences Incorporated

Intercell AG	Iomai Corp.

GlaxoSmithKline plc	Sirtris Pharmaceuticals, Inc.

Pfizer Inc.	Encysive Pharmaceuticals, Inc.

Eisai Co., Ltd	MGI PHARMA, Inc.

Celgene Corp.	Pharmion Corp.

Genzyme Corp.	Bioenvision, Inc.

Shire plc	New River Pharmaceuticals, Inc.

Actelion Ltd.	CoTherix, Inc.

Genentech, Inc.	Tanox, Inc.

Eli Lilly & Co.	ICOS Corp.

Genzyme Corp.	AnorMED, Inc.

Gilead Sciences, Inc.	Myogen, Inc.

AstraZeneca plc	Cambridge Antibody Technology Group plc

Amgen, Inc.	Abgenix, Inc.

OSI Pharmaceuticals, Inc.	Eyetech Pharmaceuticals, Inc.

Pfizer Inc.	Vicuron Pharmaceuticals, Inc.

Genzyme Corp.	Bone Care International, Inc.

Shire plc	Transkaryotic Therapies, Inc.

Lehman Brothers calculated the premium per share paid by the acquiror compared to the per share price of the target company prevailing one day prior to the announcement of the transaction. Lehman Brothers noted that the proposed per share merger consideration represented a premium of 111.3% to the closing price of Tercica common stock of $4.26 on June 3, 2008. The following table presents the results of this analysis:

Comparison of 1-Day Premiums
Low	10%
Median	50%
Mean	69%
High	233%

Based upon the results of the transaction premiums analysis, Lehman Brothers developed a range of implied per share stock prices by applying the premiums to the closing price of Tercica common stock on June 3, 2008. The following table presents the results of this analysis:

Per Share Range	Per Share Merger Consideration
$5.11 - $7.88	$9.00

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid or proposed to be paid in nine completed or proposed acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant in arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to Tercica in the size and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Date Announced	Acquiror	Target
2/20/08	Pfizer Inc.	Encysive Pharmaceuticals, Inc.

12/10/07	Eisai Co., Ltd.	MGI PHARMA, Inc.

11/18/07	Celgene Corp.	Pharmion Corp.

5/29/07	Genzyme Corp.	Bioenvision, Inc.

11/19/06	Actelion Ltd.	CoTherix, Inc.

10/17/06	Eli Lilly & Co.	ICOS Corp.

8/21/05	OSI Pharmaceuticals, Inc.	Eyetech Pharmaceuticals, Inc.

5/4/05	Genzyme Corp.	Bone Care International, Inc.

4/21/05	Shire plc	Transkaryotic Therapies, Inc.

Using publicly available information for each of the selected transactions, Lehman Brothers calculated purchase price as a multiple of two-year forward revenue. The following table presents the results of this analysis:

Enterprise Value / 2-Year Forward Revenue
Low	2.60x
Median	4.70x
Mean	4.85x
High	9.28x

Based upon the results of the comparable transaction analysis, Lehman Brothers developed a range of multiples to apply to the four projection scenarios provided by Tercica’s management and calculated an implied per share stock price for each of the scenarios. The four projection scenarios are the same as those included in the business plan provided by Tercica to the Purchaser and described in “Important Information Concerning Tercica — Certain Projected Financial Information” below. The following table presents the results of this analysis:

Per Share Range	Per Share Merger Consideration
$4.51 - $9.61	$9.00

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of Tercica common stock, Lehman Brothers prepared a 23-year discounted cash flow analysis for Tercica’s after-tax unlevered free cash flows for fiscal years 2008 through 2030.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a 23-year discounted cash flow analysis for Tercica by adding (1) the present value of Tercica’s projected after-tax unlevered free cash flows for fiscal years 2008 through 2030 to (2) the present value of Tercica’s “terminal value” as of 2030. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The expected future cash flow attributable to Tercica and its components was determined using information provided by Tercica’s management. This information included the same projections included in the business plan provided by Tercica to the Purchaser and described in “Important Information Concerning Tercica — Certain Projected Financial Information” below, except that Lehman Brothers included a probability adjusted contribution from the IPLEX™ Myotonic Muscular Dystrophy program for projections in 2011 and beyond.

Lehman Brothers estimated a range of terminal values in 2030 based on a “terminal growth rate” of 0% to 2%. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to present value using a range of discount rates from 15% to 20%. The discount rates used in this analysis were chosen by Lehman Brothers based on its expertise and experience with the biopharmaceutical industry. Lehman Brothers calculated per-share equity values by first determining a range of enterprise values of Tercica and adding the present values of the after-tax unlevered free cash flows and terminal value for each discount rate and terminal growth rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash), and dividing those amounts by the number of diluted shares of common stock. The discounted cash flow analysis for Tercica was performed for the four financial scenarios provided by Tercica’s management. The following table presents the results of this analysis:

Per Share Range	Per Share Merger Consideration
$6.69 - $13.13	$9.00

General

In connection with the review of the merger by the Special Committee, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of Tercica.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond Tercica’s control. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness of the merger consideration from a financial point of view to Tercica stockholders and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated June 4, 2008, to the Special Committee. The analyses did not purport to be appraisals or to reflect the prices at which shares of Tercica common stock might trade following announcement of the merger.

The terms of the merger were determined through negotiations between the Special Committee and its advisors and the Purchaser and its advisors and were unanimously approved by Tercica’s board of directors following the recommendation of the Special Committee. Lehman Brothers did not recommend any specific amount or form of consideration to Tercica or that any specific amount or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to the Special Committee to assist it in its consideration of the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the Special Committee and our board of directors in making their unanimous determinations to recommend approval of the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the Special Committee or our board of directors with respect to the value of Tercica or of whether the Special Committee or our board of directors would have been willing to agree to a different amount or form of consideration.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Lehman Brothers because of its expertise, reputation and familiarity with Tercica and the biopharmaceutical industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, Tercica has agreed to pay Lehman Brothers a financial advisory fee of approximately $4.2 million, portions of which became payable on Lehman Brothers’ engagement and on the rendering of Lehman Brothers’ opinion to the Special Committee and a substantial portion of which is contingent on the completion of the merger. In addition, Tercica has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of the Lehman Brothers’ opinion. Lehman Brothers has rendered various investment banking and financial services for Tercica in the past and has received customary fees for such services. Specifically, in 2004 Lehman Brothers acted as a bookrunner on Tercica’s initial public offering and in its 2005 and 2006 follow-on equity offerings, and in 2006 Lehman Brothers acted as Tercica’s financial advisor in connection with Ipsen’s 2006 equity investment in Tercica, Tercica’s out-licensing of ex-U.S., Canadian and Japanese rights to its Increlex product and Tercica’s in-licensing of U.S. and Canadian rights to Ipsen’s Somatuline® product.

In the ordinary course of its business, Lehman Brothers actively trades in the debt or equity securities of Tercica and of Ipsen for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Ipsen Parties’ Purposes and Reasons for the Merger of Merger Sub and Tercica

Under the SEC rules governing “going private” transactions, the Ipsen Parties are deemed to be engaged in a “going private” transaction and, therefore, are required to express their reasons for the merger to Tercica’s stockholders (other than the Purchaser and its affiliates), as defined in Rule 13e-3 under the Exchange Act. The Ipsen Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The purpose of Ipsen engaging in the merger is to increase Ipsen’s direct and indirect ownership of Tercica common stock from its current position of approximately 25.3% of the outstanding shares to 100%. Ipsen will achieve this purpose by way of the merger, pursuant to which all of the shares of Tercica common stock not already owned by Ipsen (or another Ipsen Party) will be cancelled in exchange for $9.00 per share in cash. Following consummation of the merger, Tercica will be a privately held, wholly owned subsidiary of Ipsen and its subsidiaries. The Purchaser was selected to participate in the merger because it is the principal operating company within the Ipsen group, selling pharmaceutical products directly to certain customers and to certain of its affiliates for distribution. In addition, the Purchaser has an existing commercial relationship with Tercica by virtue of the Somatuline License, to which the Purchaser is a party, pursuant to which Tercica and its affiliates were granted the exclusive right to develop and commercialize Somatuline® Depot in the United States and Canada.

After analysis conducted by Ipsen’s senior management and an evaluation by the Ipsen board of directors and approval by the limited partners of the Purchaser, together with Ipsen’s external advisors, the Ipsen Parties view the merger and the transactions contemplated by the merger agreement to be part of, and consistent with, Ipsen’s long-term growth strategy. Ipsen believes that the primary benefits to the Ipsen Parties of combining the operations of Tercica with Ipsen and its subsidiaries include, but are not limited to:

•

a simplified corporate structure which will enhance the ability of Ipsen to leverage the combined research and development pipeline of Ipsen and Tercica and to create a global endocrinology business while also providing immediate expense savings (including legal and audit) and additional synergies between the Ipsen parties and Tercica over time;

•	enhancing Ipsen’s ability to strategically align and integrate Tercica’s product offerings with Ipsen’s;

•

increasing the flexibility to make investments in Tercica’s operations without the legal and regulatory requirements and other considerations that would be taken into account if Tercica was a public company, and with the entire benefit of such capital investment inuring to Ipsen. For example, Tercica has historically engaged in separate capital raising transactions, normally with rates and terms less attractive than those that might otherwise be available to Ipsen, because of the inability to freely move capital from Ipsen to Tercica due to Ipsen’s minority ownership; as a wholly owned subsidiary of Ipsen and its subsidiaries, Tercica’s post-closing capital needs can be met with capital raised by Ipsen; and

•

terminating Tercica’s obligations to file reports and other information as a public company required under the Exchange Act permitting Tercica to operate more efficiently and effectively without the pressure to meet short-term analyst forecasts.

The primary detriments of the merger to the Ipsen Parties include:

•	the lack of liquidity for Tercica common stock following the merger;

•	the risk of a decrease in the earnings, growth or value of Tercica following the merger; and

•	the payment by Ipsen of approximately $9.0 million in transaction costs and estimated fees and expenses related to the merger.

The Ipsen Parties ultimately concluded that the potential detriments of the merger to them were outweighed by the potential benefits of the merger to them.

Position of the Ipsen Parties as to the Substantive and Procedural Fairness of the Merger to Tercica’s Unaffiliated Stockholders

The Ipsen Parties believe that the merger is substantively and procedurally fair to Tercica’s stockholders (other than the Purchaser and its affiliates). The Ipsen Parties believe that this conclusion is supported by their knowledge and analysis of available information about Tercica and by factors discussed below.

Under the rules of the SEC, the Ipsen Parties are required to express their belief as to the substantive and procedural fairness of the merger to the stockholders of Tercica (other than the Purchaser and its affiliates). The Ipsen Parties did not undertake a formal evaluation of the fairness of the merger to Tercica’s stockholders and are making the statements included in this section solely for the purposes of complying with such requirements. The views of the Ipsen Parties with respect to the fairness of the merger to stockholders (other than the Purchaser and its affiliates) are not, and should not be construed as, a recommendation to any Tercica stockholder as to how that Tercica stockholder should vote on the proposal to adopt the merger agreement.

The Ipsen Parties believe that the merger is substantively fair to Tercica’s stockholders (other than the Purchaser and its affiliates) based on, among other things, the following factors:

•

the Special Committee of Tercica’s board of directors, which is comprised of three independent non-employee directors who are not affiliated with the Ipsen Parties or employees of Tercica, unanimously determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), and recommended that Tercica’s board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that Tercica’s board of directors recommend that Tercica’s stockholders vote to adopt the merger agreement;

•

the Special Committee received an opinion from its independent financial advisor, Lehman Brothers, that, as of the date of its opinion, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be received by Tercica’s stockholders (other than the Purchaser and its affiliates) in the merger was fair to such stockholders;

•

the relationship between the $9.00 per share merger consideration and the recent and historical market prices of Tercica common stock, including the fact that the consideration to be paid in the merger represents approximately a 104% premium over the closing sale price of the Tercica common stock on the NASDAQ Global Market on June 4, 2008, the last trading day before the merger was announced and a premium of approximately 74% and 49% to the volume weighted average closing share price during the three months and six months preceding the announcement of the transaction, respectively;

•	the consideration to be paid in the merger is all cash and completion of the merger is not subject to any financing condition, which provides certainty for Tercica’s stockholders;

•	the current and historical financial condition and results of operations of Tercica;

•

current financial projections of Tercica provided by Tercica to Ipsen, including the risk related to the achievement of such projections in light of Tercica’s prior history of achieving its projections and current market conditions;

•

the stockholders who do not vote in favor of adoption of the merger agreement and who comply with certain procedural requirements will be entitled, upon consummation of the merger, to exercise statutory appraisal rights under Delaware law, which allow stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash; and

•	the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for stockholders (other than the Purchaser and its affiliates).

The Ipsen Parties also believe that the merger is procedurally fair to Tercica’s unaffiliated stockholders based on, among other things, the following factors:

•

the Special Committee, together with support from its own legal and financial advisors, negotiated all financial terms of the merger and the Special Committee provided instructions to its legal and financial advisors regarding the negotiations of the terms of the merger agreement; the Ipsen Parties did not participate in the deliberations of the Special Committee;

•

the Special Committee unanimously determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), and recommended that Tercica’s board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that Tercica’s board of directors recommend that Tercica’s stockholders vote to adopt the merger agreement;

•

the fact that Tercica’s board of directors, acting through the Special Committee, in the exercise of its fiduciary duties in accordance with the merger agreement and subject to the terms and conditions thereof, prior to obtaining stockholder approval of the adoption of the merger agreement, can furnish information to, and engage in discussions or negotiations with, persons making acquisition inquiries with respect to Tercica that Tercica’s board of directors, acting through the Special Committee, determines in good faith constitute, or are reasonably likely to result in, a superior proposal in the manner provided in the merger agreement, subject to specified terms and conditions in the merger agreement;

•

the fact that Tercica’s board of directors, acting through the Special Committee, in the exercise of its fiduciary duties in accordance with the merger agreement and subject to the terms and conditions thereof, can withhold, withdraw, modify or amend its recommendation that Tercica’s stockholders adopt the merger agreement upon receipt of a written takeover proposal for Tercica that Tercica’s board of directors, acting through the Special Committee, considers constitutes a superior proposal in the manner provided in the merger agreement, subject to specified terms and conditions in the merger agreement;

•

the fact that prior to the adoption of the merger agreement by Tercica’s stockholders, Tercica can terminate the merger agreement following a recommendation change by Tercica’s board of directors if an alternative acquisition agreement is simultaneously executed with such termination, in the manner provided for in the merger agreement, subject to specified conditions including the payment of an $11.0 million termination fee;

•

the fact that Tercica’s board of directors, acting through the Special Committee, can make a recommendation change in respect to a material development or change in circumstances occurring or arising after the date of the merger agreement that was neither known to Tercica’s board of directors nor reasonably foreseeable by Tercica’s board of directors as of, or prior to, the date of the merger agreement, subject to specified conditions as set forth in the merger agreement; and

•

stockholders who do not vote in favor of the adoption of the merger agreement and who comply with certain procedural requirements would be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allow stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash.

The Ipsen Parties did not consider any other material factors in evaluating the substantive and procedural fairness of the merger to stockholders of Tercica (other than the Purchaser and its affiliates). Although the Ipsen Parties did not calculate a specific going concern value per share of Tercica common stock, the Ipsen Parties believe that the merger consideration is fair in relation to Tercica’s going concern value per share based on their knowledge of Tercica’s business and prospects. Ipsen did not consider whether the merger consideration constitutes fair value in relation to Tercica’s liquidation value, and did not give consideration to Tercica’s net book value, because Ipsen believes that those measures of asset value do not reflect, or have any meaningful impact on, the market value of Tercica common stock. In addition, the liquidation value of Tercica’s assets was not considered to be a material factor from the perspective of Ipsen because Ipsen believes that, given Tercica’s strategic importance to Ipsen, substantial value results from continuing Tercica as a going concern and any liquidation would destroy value. Therefore, no appraisal of the liquidation value was attempted. Also, Ipsen believes that the net book value, which is an accounting concept, is a valuation methodology more typically used outside the biotechnology industry because very little value is represented by assets that are capitalized on a company’s balance sheet (other than cash, cash equivalent and accounts receivable) and substantial value is represented by the revenues and income that can be generated as a going concern. In addition, Ipsen did not consider the price paid to subscribe for Tercica common stock on July 30, 2007 in connection with the exercise of rights under the Affiliation Agreement since the price paid at that time was prescribed by the terms and conditions of the Affiliation Agreement.

Before determining to pursue the merger, Ipsen considered a number of other strategic alternatives including making other strategic acquisitions and maintaining the status quo. However, Ipsen ultimately concluded that taking Tercica private was a desirable solution because it better positions Ipsen to enhance Tercica’s competitive position in the market, leverages the combined research and development pipeline on a larger, global market, increases Tercica’s financial flexibility and reduces the costs associated with being a public company. Ipsen did not consider the potential for alternative transactions involving Tercica because, as a substantial stockholder of Tercica and in view of the existing commercial relationship between Ipsen and Tercica, Ipsen determined that Tercica was an integral component of Ipsen’s long-term growth strategy and, accordingly, did not intend to consider or participate in any alternative transaction involving a sale of, or reduction of its investment in, Tercica. As a result, Ipsen did not evaluate the prices potentially attainable in an alternative transaction. Similarly, due to Tercica’s strategic importance to Ipsen, Ipsen did not consider the liquidation value of Tercica’s assets. Ipsen is not aware of any offer during the last two years for Tercica, and accordingly no comparison to any such offer was made.

After reaching the conclusion to seek to acquire all of the remaining shares held by stockholders (other than the Purchaser and its affiliates), Ipsen chose the merger structure because it is consistent with the purpose of the procedures set forth in the Affiliation Agreement between Tercica and Ipsen (as further described in “Special Factors — Past Contacts, Transactions, Negotiations and Agreements — Background of the Merger”). In addition, a merger was considered to be the preferable means to acquire the entire equity interest in Tercica and provide cash to Tercica’s stockholders (other than the Purchaser and its affiliates). Ipsen also considered a tender offer transaction, but rejected that alternative because a merger allows for a prompt and orderly transfer of ownership of the shares in a single step, without the necessity of acquiring enough shares to execute a short-form merger associated with a tender offer.

The foregoing discussion of the information and factors considered and given weight by the Ipsen Parties in connection with the fairness of the merger agreement and the merger to stockholders (other than the Purchaser and its affiliates) is not intended to be exhaustive but includes all material factors considered by the Ipsen Parties. The Ipsen Parties did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to such stockholders. Rather the determination of the Ipsen parties as to the fairness to such stockholders was made after consideration of all of the foregoing factors as a whole. None of the material factors considered by the Ipsen Parties failed to support their belief in the fairness of the merger to such stockholders.

The merger agreement provides that each of Ipsen and Suraypharm shall vote its shares of Tercica common stock in favor of adoption of the merger agreement.

Purposes and Plans for Tercica After the Merger

In connection with the merger, Ipsen has reviewed, and upon completion of the merger will continue to review, various possible business strategies with respect to Tercica. Following completion of the merger, Ipsen expects to make decisions regarding Tercica’s business, practices, operations, properties, corporate structure, management, personnel, employee benefit plans and capitalization to determine what changes, if any, will be desirable in light of the circumstances that then exist.

Subject to this evaluation and except as otherwise described in this proxy statement, Ipsen expects that initially following the merger, the business and operations of Tercica will generally continue as currently being conducted. Although Ipsen will continue to review its plans with respect to Tercica, Ipsen intends to integrate Tercica’s endocrinology business into Ipsen’s portfolio and position Tercica as part of Ipsen’s U.S. platform to create a global endocrinology franchise with a combined research and development pipeline. Ipsen may look to expand Tercica’s business into other therapeutic areas currently covered by Ipsen. However, in the short term, Ipsen intends to focus on bringing to fruition commercial activities and research and development projects for Somatuline® Depot and Increlex®. Ipsen expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review and in respect of future developments.

Except for the merger and the transactions contemplated by the merger agreement, and as described in the immediately preceding two paragraphs, Ipsen does not have any plans, proposals or negotiations which relate to or would result in extraordinary corporate transaction such as a liquidation, sale or transfer of a material amount of assets related to Tercica.

If the merger is not completed, Ipsen expects that the current management of Tercica, under the direction of the board of directors, will continue to operate the business substantially as presently operated as an ongoing business. Further, if the merger is not completed, Ipsen will re-evaluate its current operating relationships with Tercica within the overall Ipsen strategy. Ipsen does not have any present plans in the event the merger is not completed. If the merger is not completed, Ipsen will have acquired 4,948,795 shares of Tercica common stock at an aggregate cash exercise price of approximately $36.7 million pursuant to the exercise of the Ipsen Warrant and an aggregate of              shares of Tercica common stock resulting from the conversion in full the Convertible Notes. See “Special Factors — Past Contacts, Transactions, Negotiations and Agreements — Certain Transactions — Transactions with Ipsen and its Affiliates” and “Special Factors — Letter Regarding Ipsen Warrant and Convertible Notes.” Following this exercise and conversion, Ipsen and its affiliates, directly and indirectly, beneficially own approximately         % of the outstanding shares of Tercica common stock as of                     , 2008, the record date of the Special Meeting.

Financing

Source of Funds

Completion of the merger is not subject to a financing condition. The Purchaser has, and will have, as of the closing of the merger, available cash to finance the merger and will obtain such funds from borrowing under an Ipsen group revolving bank credit facility directly by the Purchaser and by the on-lending to the Purchaser of amounts borrowed by certain Ipsen group companies under such facility and, in the event that third party financing is not available to meet the Purchaser’s funding obligations arising out of and in connection with the merger agreement, Ipsen will cause all necessary funds to be provided to the Purchaser to consummate the merger and the other transactions contemplated by the merger agreement in accordance with a letter of confirmation of financing delivered by Ipsen to the Purchaser, dated June 4, 2008.

Ipsen estimates that the total amount of funds required to purchase all of the outstanding Tercica common stock not currently owned by it, to pay the amounts owed to the holders of options and restricted stock units under the Company benefit plans and to pay the estimated fees and expenses of the merger, will be approximately $375 million, which includes the payment by Ipsen of transaction costs and estimated fees and expenses related to the merger but does not include the cost of exercising the warrant in full of $36.7 million or the current value of the Convertible Notes, which Ipsen estimates to be approximately $90 million as of July 3, 2008.

In addition to the expenses incurred by Tercica in connection with the completion of the merger and the related transactions, the Ipsen Parties will incur regulatory, financial, legal and other advisory fees.

All costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses.

Estimated Fees and Expenses

Except as set forth below, Tercica will not pay any fees or commissions to any broker, dealer or other person in connection with the merger. If the merger agreement is terminated under certain circumstances described under “The Merger Agreement — Fees and Expenses” Tercica has agreed to pay to the Purchaser a termination fee in the amount of $11.0 million.

The following is an estimate of fees and expenses to be incurred by Tercica in connection with the merger:

Legal	$500,000
Accounting	50,000
Financial Advisor	4,160,000
Printing and Mailing	35,000
SEC Filing Fees	14,402
Proxy Solicitation and Information Agent	7,000
Special Committee Fees	71,500
Miscellaneous	50,000

Total	$4,887,902

The estimated fees and expenses listed above do not include expenses incurred by the Purchaser or Merger Sub that will be borne by the surviving corporation. None of the costs and expenses described above or to be borne by the surviving corporation will reduce the $9.00 per share merger consideration payable to our stockholders (other than the Purchaser and its affiliates).

The Special Committee retained Lehman Brothers to provide services as described in this proxy statement with respect to the merger. In addition, Lehman Brothers in the past has rendered investment banking services to Tercica and has received customary fees for such services. Specifically, in 2002 Lehman Brothers acted as a bookrunner on Tercica’s initial public offering and in its 2005 and 2006 follow-on equity offerings, and in 2006 Lehman Brothers acted as Tercica’s financial advisor in connection with Ipsen’s 2006 equity investment in Tercica and the Increlex and Somatuline Licenses.

Voting Agreements

As an inducement for the Purchaser and Merger Sub to enter into the merger agreement, certain Tercica stockholders, including certain officers and members of Tercica’s board of directors who are not members of the Special Committee, executed voting agreements with and delivered irrevocable proxies to the Purchaser relating to the shares of Tercica common stock owned by each of them. These stockholders collectively own, an aggregate of 969,568 shares, or approximately 1.9% of the outstanding shares on June 15, 2008. In addition, these stockholders may acquire an aggregate of an additional 2,572,416 shares subject to outstanding options and restricted stock units as of June 15, 2008; however, since these options had not been exercised and shares of common stock underlying these restricted stock units were not vested as of the record date, any shares of common stock issued under these options and restricted stock units will not be eligible to vote at the Special Meeting.

Under the voting agreements, these stockholders agreed to vote their shares of Tercica common stock or other securities and any newly acquired shares or other securities in favor of the adoption of the merger agreement, the merger and the other actions contemplated by the merger agreement and any action in furtherance of the foregoing and agreed to vote their shares of Tercica common stock against, among other things, any merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction, by any person other than Ipsen or its affiliates and against any other proposal, transaction or agreement that would reasonably be expected to materially and adversely delay, postpone, impede, affect, frustrate, prevent, nullify or be in opposition to or in competition with the merger agreement or any of the transactions contemplated by the merger agreement.

These stockholders also agreed not to directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition any of the securities of Tercica owned by such stockholder, except, subject to certain conditions, for transfers to the stockholder’s immediate family, upon the death of the stockholder or to the stockholders partners, members or affiliates.

The voting agreements terminate upon the mutual consent of the Purchaser and the applicable stockholder, the completion of the merger or if the merger agreement is terminated in accordance with its terms.

In connection with the execution of the merger agreement, the Purchaser obtained agreements from certain of its affiliates holding Tercica common stock that each of them shall vote, or cause to be voted, any Tercica common stock issued and outstanding on the date of the execution of the merger agreement that are beneficially owned by such affiliate or over which such affiliate has voting power, in favor of adoption and approval of the merger agreement. The merger agreement provides that the Purchaser shall enforce its rights under these voting agreements to ensure that these stockholders vote or cause to be voted the Tercica common stock beneficially owned by them to which they have the power in favor of the adoption and approval of the merger agreement.

Letter Regarding Ipsen Warrant and Convertible Notes

At the time of execution of the merger agreement, Ipsen delivered a letter to Tercica pursuant to which Ipsen irrevocably agreed to exercise the Ipsen Warrant in full and convert the Convertible Notes in full promptly following the execution of the merger agreement. On July     , 2008, Ipsen (i) exercised in full the Ipsen Warrant for 4,948,795 shares of our common stock at an aggregate cash exercise price of approximately $36.7 million and (ii) converted in full the Convertible Notes resulting in the issuance to Ipsen of an aggregate of              shares of our common stock. Upon such exercise and conversions, the Ipsen Warrant and the Convertible Notes were cancelled.

Certain Effects of the Merger

If the merger is completed, Merger Sub will be merged with and into Tercica, the separate corporate existence of Merger Sub will then cease with Tercica continuing as the surviving corporation and a wholly owned subsidiary of the Purchaser and its affiliates.

Upon the completion of the merger, each share of Tercica common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Purchaser and its affiliates, shares held in treasury by Tercica and shares held by holders who have validly exercised appraisal rights) will be converted into the right to receive $9.00 in cash, without interest. All Tercica stock options that would be outstanding and unexercised as of immediately prior to the effective time of the merger will vest in full and be fully exercisable for a period of 15 days prior to the effective time, contingent upon completion of the merger. If such a stock option is not exercised within this time, then, contingent upon the completion of the merger, such stock option will expire at the end of the 15-day period and will be converted into a right to receive, at the effective time of the merger, an amount in cash equal to, for each share of Tercica common stock underlying such option, the excess (if any) of $9.00 over the exercise price per share of such option, without interest and subject to any applicable withholding taxes. In addition, all restricted stock units outstanding and not then vested as of immediately prior to the effective time of the merger will vest and become free of restrictions, and at the effective time of the merger, each holder will become entitled to receive, for each restricted stock unit, $9.00 in cash, without interest, subject to any applicable withholding taxes. Any shares of restricted Tercica common stock (including shares of common stock issued as a result of the early exercise of stock options which remain subject to vesting) outstanding and not then vested as of immediately prior to the effective time of the merger will vest and become free of restrictions, and at the effective time of the merger, each holder will become entitled to receive, for each share of common stock, $9.00 in cash, without interest, subject to any applicable withholding taxes. Pursuant to the terms of the merger agreement, Tercica’s 2002 Stock Plan, 2002 Executive Stock Plan and 2004 Stock Plan will terminate, subject to completion of the merger and effective as of the effective time of the merger.

Pursuant to the terms of the merger agreement, and contingent upon the completion of the merger, the ESPP will terminate immediately prior to the effective time of the merger. In accordance with the terms of the merger agreement, we have established for the purchase periods in progress as of the date of the merger agreement a new exercise date of July 17, 2008. All offering periods and purchase periods under the ESPP will end on this new exercise date. No new offering periods or purchase periods will commence under the ESPP following the date of the merger agreement.

Following the merger, Tercica will become a wholly owned subsidiary of the Purchaser and its affiliates. If the merger is completed, Tercica’s stockholders (other than the Purchaser and its affiliates) will have no interests in Tercica’s net book value or net earnings after the merger. Following the merger, the entire interest in Tercica’s net book value and net income will be held indirectly by the Purchaser and any affiliates of the Purchaser that hold common stock of Tercica.

A primary benefit of the merger to Tercica’s stockholders (other than the Purchaser and its affiliates) will be the right of such stockholders to receive $9.00, in cash without interest, for each share of Tercica common stock held by such stockholders as described above. Additionally, such stockholders will avoid the risk of any possible decrease in the future earnings, growth or value of Tercica following the merger. The primary detriments of the merger to such stockholders include the lack of an interest of such stockholders in the potential future earnings or growth of Tercica. Additionally, the receipt of cash in exchange for shares of Tercica common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

Ipsen believes that the primary benefits to the Ipsen Parties of combining the operations of Tercica with Ipsen and its subsidiaries include, but are not limited to:

•

a simplified corporate structure which will enhance the ability of Ipsen to leverage the combined research and development pipeline of Ipsen and Tercica and to create a global endocrinology business while also providing immediate expense savings (including legal and audit) and additional synergies between the Ipsen parties and Tercica over time;

•	enhancing Ipsen’s ability to strategically align and integrate Tercica’s product offerings with Ipsen’s;

•

increasing the flexibility to make investments in Tercica’s operations without the legal and regulatory requirements and other considerations that would be taken into account if Tercica was a public company, and with the entire benefit of such capital investment inuring to Ipsen. For example, Tercica has historically engaged in separate capital raising transactions, normally with rates and terms less attractive than those that might otherwise be available to Ipsen, because of the inability to freely move capital from Ipsen to Tercica due to Ipsen’s minority ownership; as a wholly owned subsidiary of Ipsen and its subsidiaries, Tercica’s post-closing capital needs can be met with capital raised by Ipsen; and

•

terminating Tercica’s obligations to file reports and other information as a public company required under the Exchange Act permitting Tercica to operate more efficiently and effectively without the pressure to meet short-term analyst forecasts.

The primary detriments of the merger to the Ipsen Parties include:

•	the lack of liquidity for Tercica common stock following the merger;

•	the risk of a decrease in the earnings, growth or value of Tercica following the merger; and

•	the payment by Ipsen of approximately $9.0 million in transaction costs and estimated fees and expenses related to the merger.

The Ipsen Parties ultimately concluded that the potential detriments of the merger to them were outweighed by the potential benefits of the merger to them.

Tercica common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Global Market under the symbol “TRCA.” If the merger is completed, Tercica common stock will be delisted from the NASDAQ Global Market and will be deregistered under the Exchange Act.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of Tercica’s board of directors with respect to the adoption of the merger agreement, you should be aware that some of Tercica’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Tercica’s board of directors and the Special Committee were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Treatment of Stock Options

As of June 15, 2008, there were approximately 3,528,503 shares of Tercica common stock subject to stock options granted under Tercica’s equity incentive plans to Tercica’s current officers and directors. All Tercica stock options that would be outstanding and unexercised as of immediately prior to the effective time of the merger will vest in full and be fully exercisable for a period of 15 days prior to the effective time, contingent upon completion of the merger. If such a stock option is not exercised within this time, then, contingent upon the completion of the merger, such stock option will expire at the end of the 15-day period and will be converted into a right to receive, at the effective time of the merger, an amount in cash equal to, for each share of common stock of Tercica underlying such option, the excess (if any) of $9.00 over the exercise price per share of such option, without interest and subject to any applicable withholding taxes.

The following table summarizes the options that would vest as a result of the merger with exercise prices of less than $9.00 per share and total options with exercise prices of less than $9.00 per share, in each case held by Tercica’s officers and directors as of June 15, 2008, and the realizable value of such options pursuant to the merger agreement:

Name of Director and/or Executive Officer	Unvested Shares Subject to Options with an Exercise Price less than $9.00 per share that Vest as a Result of the Merger	Shares Subject to all Options with an Exercise Price less than $9.00 per share	Weighted Average Exercise Price of all Options with an Exercise Price less than $9.00 per share	Realizable Value of Unvested Options with an Exercise Price less than $9.00 per share that Vest as a Result of the Merger	Total Realizable Value of all Options with an Exercise Price less than $9.00 per share
John A. Scarlett, M.D.	437,167	783,000	$6.74	$1,172,400.73	$6,846,387.20
Ross G. Clark, Ph.D.(1)	98,959	180,000	$7.00	$243,720.06	$856,084.20
Ajay Bansal	216,792	367,000	$6.39	$585,307.74	$959,290.00
Richard A. King	262,063	348,000	$5.55	$890,136.80	$1,199,510.00
Stephen N. Rosenfield	199,250	508,833	$7.43	$489,438.86	$800,017.79
Andrew J. Grethlein, Ph.D.	167,376	407,166	$5.45	$403,409.77	$1,443,650.58
Thorsten von Stein, M.D., Ph.D.	160,292	250,500	$6.56	$420,196.49	$612,285.00
Susan Wong	95,225	285,250	$6.46	$209,893.64	$724,167.50
Alexander Barkas, Ph.D.	26,668	130,418	$5.26	$128,273.08	$488,398.08
Karin Eastham	13,334	59,584	$5.45	$64,136.54	$261,574.04
Faheem Hasnain	22,500	22,500	$6.77	$50,175.00	$50,175.00
Christophe Jean	28,334	47,084	$5.35	$117,836.54	$171,686.54
Mark Leschly	13,334	69,584	$5.24	$64,136.54	$261,574.04
David L. Mahoney	13,334	69,584	$6.81	$64,136.54	$152,449.04

Total	1,754,628	3,528,503	$6.39	$4,903,198.33	$14,827,249.01

(1)	On June 21, 2008, Dr. Clark passed away. For information regarding the treatment of Dr. Clark’s options with an exercise price less than $9.00 that were unvested at the time of his death, see “Interests of our Directors and Officers – Executive Employment Agreements.”

Treatment of Restricted Stock Units

As of June 15, 2008, there were approximately 145,748 shares of Tercica common stock subject to outstanding restricted stock units granted under Tercica’s equity incentive plans to its current officers and directors. All restricted stock units outstanding and not then vested as of immediately prior to the effective time of the merger will vest and become free of restrictions, and at the effective time of the merger, each holder will become entitled to receive, for each restricted stock unit, $9.00 in cash, without interest, subject to any applicable withholding taxes.

The following table summarizes the number of shares of our common stock subject to restricted stock units that would vest as a result of the merger and held by our officers and directors as of June 15, 2008 and the realizable value of such awards pursuant to the merger agreement:

Name of Director and/or Executive Officer	Shares Subject to Restricted Stock Units that Vest as a Result of the Merger	Realizable Value of Restricted Stock Units that Vest as a Result of the Merger
John A. Scarlett, M.D.	33,500	$301,500.00
Ross G. Clark, Ph.D. (1)	10,000	$90,000.00
Ajay Bansal	14,000	$126,000.00
Richard A. King	21,000	$189,000.00
Stephen N. Rosenfield	13,500	$121,500.00
Andrew J. Grethlein, Ph.D.	13,500	$121,500.00
Thorsten von Stein, M.D., Ph.D.	13,500	$121,500.00
Susan Wong	6,750	$60,750.00
Alexander Barkas, Ph.D.	6,666	$59,994.00
Karin Eastham	3,333	$29,997.00
Faheem Hasnain	—	—
Christophe Jean	3,333	$29,997.00
Mark Leschly	3,333	$29,997.00
David L. Mahoney	3,333	$29,997.00

Total	145,748	$1,311,732.00

(1)	On June 21, 2008, Dr. Clark passed away. For information regarding the treatment of Dr. Clark’s restricted stock units that were unvested at the time of his death, see “Interests of our Directors and Officers – Executive Employment Agreements.”

Executive Employment Agreements

John A. Scarlett, M.D.

In February 2002, we entered into an employment agreement that was amended in May 2002, February 2005 and March 2008, and a restricted common stock purchase agreement for the purchase of 328,158 shares of common stock, with John A. Scarlett, M.D., our Chief Executive Officer. Prior to the completion of the merger, we anticipate entering into an additional amendment of the employment agreement solely to bring the agreement into documentary compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). We have committed to make this amendment as part of our operational compliance under Section 409A, regardless of whether this merger is completed, and this amendment will not increase his rights to payments or benefits under the agreement, in connection with this merger, or otherwise.

Under this agreement, in the event that Dr. Scarlett is terminated without cause or terminates his own employment for good reason at any time not within 12 months following a change of control, as these terms are defined in his employment agreement, Dr. Scarlett will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•	Dr. Scarlett will receive cash severance equal to 12 months of his base salary in effect as of his termination date;

•

the unvested portion of all of Dr. Scarlett’s equity awards will be subject to accelerated vesting such that the number of shares that would have vested had Dr. Scarlett’s employment continued for 12 months following his employment termination date will immediately vest as of his employment termination date;

•	our right of repurchase will lapse in full as to all founder shares (Dr. Scarlett’s founder shares have already vested in full, however); and

•

if Dr. Scarlett timely elects continuation of his Tercica-provided group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, then we will reimburse Dr. Scarlett for the cost of his COBRA premiums to continue his health insurance coverage for him and his dependents for a period of up to 12 months following his employment termination date.

In the event that Dr. Scarlett is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, Dr. Scarlett will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•

Dr. Scarlett will continue to receive cash severance equal to 24 of his base salary in effect as of his termination date (subject to the condition that Dr. Scarlett not compete with or solicit our employees, or otherwise interfere with our employment relationships);

•

the unvested portion of all of Dr. Scarlett’s equity awards will be subject to accelerated vesting such that all of the unvested shares will immediately vest in full as of his employment termination date; and

•

if Dr. Scarlett timely elects continuation of his Tercica-provided group health insurance coverage pursuant to COBRA, then we will reimburse Dr. Scarlett for the cost of his COBRA premiums to continue his health insurance coverage for him and his dependents for a period of up to 18 months following his termination date.

If the total amount of payments and benefits to be provided to Dr. Scarlett under his employment agreement in connection with a change of control would cause Dr. Scarlett to incur “golden parachute” excise tax liability, then the payments and benefits will be reduced to the extent necessary to leave him in a better after-tax position than if no such reduction had occurred. The agreement does not provide for any tax “gross-up” payments to Dr. Scarlett. All of the severance benefits provided for in Dr. Scarlett’s agreement are subject to Dr. Scarlett entering into a final separation agreement containing our standard form of release of claims in our favor and other standard provisions, including those relating to non-disparagement and confidentiality. Dr. Scarlett’s current yearly base salary is $520,000.

Ajay Bansal

In February 2006, we entered into an employment letter agreement that was amended in March 2008 with Ajay Bansal, our Chief Financial Officer and Senior Vice President of Finance. Prior to the completion of the merger, we anticipate entering into an additional amendment of the employment agreement solely to bring the agreement into documentary compliance with the requirements of Section 409A of the Code. We have committed to make this amendment as part of our operational compliance under Section 409A, regardless of whether this merger is completed, and this amendment will not increase his rights to payments or benefits under the agreement, in connection with this merger, or otherwise. Under this agreement, in the event that Mr. Bansal is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Mr. Bansal will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump-sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of all of his stock options and restricted stock unit awards will be accelerated in full. In the event that Mr. Bansal is terminated without cause at any time not within 12 months after a change of control, Mr. Bansal will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump sum severance payment equal to one year of his base salary in effect as of his termination date. Mr. Bansal’s current yearly base salary is $350,000.

Richard King

In February 2007, we entered into an employment letter agreement that was amended in March 2008, with Richard King, our President and Chief Operating Officer. Prior to the completion of the merger, we anticipate entering into an additional amendment of the employment agreement solely to bring the agreement into documentary compliance with the requirements of Section 409A of the Code. We have committed to make this amendment as part of our operational compliance under Section 409A, regardless of whether this merger is completed, and this amendment will not increase his rights to payments or benefits under the agreement, in connection with this merger, or otherwise. Pursuant to the terms of the agreement, in the event that Mr. King is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Mr. King will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump-sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of all of his unvested stock options and restricted stock unit awards will be accelerated in full; provided, however, that if such termination without cause or for good reason upon a change of control is within 18 months after his employment start date, Mr. King will be entitled to severance pay equal to two years of his base salary then in effect as of such termination and the vesting of all of his stock options and restricted stock unit awards will be accelerated in full. Mr. King’s current yearly base salary is $435,000.

Stephen N. Rosenfield

In June 2004, we entered into an employment letter agreement that was amended in February 2005 and March 2008 with Stephen N. Rosenfield, our Executive Vice President of Legal Affairs, General Counsel and Secretary. Prior to the completion of the merger, we anticipate entering into an additional amendment of the employment agreement solely to bring the agreement into documentary compliance with the requirements of Section 409A of the Code. We have committed to make this amendment as part of our operational compliance under Section 409A, regardless of whether this merger is completed, and this amendment will not increase his rights to payments or benefits under the agreement, in connection with this merger, or otherwise. Under this agreement, in the event that Mr. Rosenfield is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Mr. Rosenfield will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump-sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of all of his stock options and restricted stock unit awards will be accelerated in full. In the event that Mr. Rosenfield is terminated without cause at any time not within 12 months after a change of control, Mr. Rosenfield will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump-sum severance payment equal to six months of his base salary in effect as of his termination date. These severance benefits are subject to Mr. Rosenfield entering into a final separation agreement containing Tercica’s standard form of release of claims in our favor and other standard provisions, including those relating to non-solicitation of our employees, non-disparagement and confidentiality. The separation agreement would also provide for COBRA payments by us that extend Mr. Rosenfield’s and his dependents’ existing health, vision and dental insurance for a term equal to the lesser of the number of months of severance base salary (i.e., either six months or one year), or until Mr. Rosenfield becomes eligible to receive these benefits from a subsequent employer. Mr. Rosenfield’s current yearly base salary is $345,000.

Thorsten von Stein, M.D., Ph.D.

In December 2004, we entered into an employment agreement that was amended in March 2008 and May 2008 with Thorsten von Stein, M.D., Ph.D., our Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs. Prior to the completion of the merger, we anticipate entering into an additional amendment of the employment agreement solely to bring the agreement into documentary compliance with the requirements of Section 409A of the Code. We have committed to make this amendment as part of our operational compliance under Section 409A, regardless of whether this merger is completed, and this amendment will not increase his rights to payments or benefits under the agreement, in connection with this merger, or otherwise. Under this agreement, in the event that Dr. von Stein is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Dr. von Stein will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump-sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of his stock options and restricted stock unit awards will be accelerated in full. In the event that Dr. von Stein is terminated without cause at any time not within 12 months after a change of control, Dr. von Stein will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump sum severance payment equal to six months of his base salary in effect as of his termination date. Dr. von Stein’s current yearly base salary is $340,000.

Ross G. Clark, Ph.D.

In March 2002, we entered into an employment agreement that was amended in February 2005, March 2008 and June 2008, with Ross G. Clark, Ph.D., our former Chief Technical Officer. In June 2008, Dr. Clark’s employment terminated as a result of his death. Under his employment agreement, as amended, his equity awards that remained unvested at his death, which prior to the June 2008 amendment would have otherwise automatically expired upon his death, did not automatically expire, but, instead, if the merger is consummated on or before the latest date his vested stock options are scheduled to expire in the ordinary course under the terms of his applicable option agreements (generally, 12 months following the date of his death), then his unvested equity awards will be fully vested effective immediately prior to the effective date of the completion of the merger. If the merger does not become effective on or before such vested option expiration date, his unvested equity awards will then expire.

Andrew Grethlein, Ph.D.

In March 2003, we entered into an employment letter agreement that was amended in March 2008 and May 2008 with Andrew Grethlein, Ph.D., our Senior Vice President, Pharmaceutical Operations. Prior to the completion of the merger, we anticipate entering into an additional amendment of the employment agreement solely to bring the agreement into documentary compliance with the requirements of Section 409A of the Code. We have committed to make this amendment as part of our operational compliance under Section 409A, regardless of whether this merger is completed, and this amendment will not increase his rights to payments or benefits under the agreement, in connection with this merger, or otherwise. Under this agreement, in the event that Dr. Grethlein is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in his employment agreement, Dr. Grethlein will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump-sum severance payment equal to one year of his base salary in effect as of his termination date and the vesting of his stock options and restricted stock unit awards will be accelerated in full. In the event that Dr. Grethlein is terminated without cause at any time not within 12 months after a change of control, Dr. Grethlein will, subject to his entering into an effective release of claims in our favor, be entitled to receive a lump sum severance payment equal to three months of his base salary in effect as of his termination date. Dr. Grethlein’s current yearly base salary is $310,000.

Susan Wong

In January 2004, we entered into an employment letter agreement that was amended in March 2008 with Susan Wong, our Vice President of Finance and Chief Accounting Officer. Prior to the completion of the merger, we anticipate entering into an additional amendment of the employment agreement solely to bring the agreement into documentary compliance with the requirements of Section 409A of the Code. We have committed to make this amendment as part of our operational compliance under Section 409A, regardless of whether this merger is completed, and this amendment will not increase her rights to payments or benefits under the agreement, in connection with this merger, or otherwise. Under this agreement, in the event that Ms. Wong is terminated without cause or terminates her own employment for good reason within 12 months following a change of control, as these terms are defined in her employment agreement, Ms. Wong will, subject to her entering into an effective release of claims in our favor, be entitled to receive a lump-sum severance payment equal to six months of her base salary in effect as of her termination date and the vesting of her stock options will be accelerated such that 50% of her unvested stock option shares will immediately vest in full as of her employment termination date. In the event that Ms. Wong is terminated without cause at any time not within 12 months after a change of control, Ms. Wong will, subject to her entering into an effective release of claims in our favor, be entitled to receive a lump sum severance payment equal to three months of her base salary in effect as of her termination date. Ms. Wong’s current yearly base salary is $265,000.

Positions with the Surviving Corporation

The merger agreement provides that the officers of Tercica at the effective time of the merger will be the initial officers of the surviving corporation. To the extent these officers receive stock options or other equity interests in the surviving corporation, they would benefit from future growth, if any, of Tercica after it ceases to be publicly traded.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that the surviving corporation will maintain in effect for a period of six years after the effective time of the merger, if available, the current policies of directors’ and officers’ liability insurance maintained by Tercica covering any present or former director or officer of Tercica who are covered immediately prior to the effective time of the merger by such insurance on terms with respect to coverage and amount that are no less favorable than those of such policy in effect on the date of the merger agreement. Alternatively, the surviving corporation may obtain as of the effective time of the merger pre-paid “tail” insurance policies with a claims period of six years from the effective time of the merger on terms that are no less favorable to the present or former director or officer of Tercica than those of the existing insurance maintained by Tercica as of the date of the merger agreement.

In addition, the merger agreement provides that following the effective time of the merger, the surviving corporation will include and maintain in its certificate of incorporation or bylaws for a period of six years after the effective time of the merger provisions regarding indemnification of our directors and officers no less advantageous to the intended beneficiaries than the corresponding provisions set forth in the certificate of incorporation or bylaws. For a period of six years after the effective time of the merger, the Purchaser shall ensure that the surviving corporation honor, continue in effect and discharge Tercica’s obligation under all indemnification agreements with any present or former director or officer of Tercica.

Compensation of Members of the Special Committee

The members of the Special Committee, Alexander Barkas, Ph.D., Mark Leschly and David L. Mahoney, received an aggregate of $71,500 in connection with the performance of their duties as members of the Special Committee. The Chairman of the Special Committee, Dr. Barkas, received a fee of $2,500 for each Special Committee Meeting attended. Each of the non-Chairman member of the Special Committee received a fee of $1,500 for each Special Committee meeting attended. Dr. Barkas received an aggregate of $32,500 in connection with his services as the Chairman of the Special Committee. Mr. Leschly and Mr. Mahoney each received an aggregate of $19,500 in connection with their services as members of the Special Committee.

Appraisal Rights

If the merger is completed, holders of Tercica common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is a summary of all the material terms of your appraisal rights under Delaware law, but we urge you to read the entire text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of Tercica common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of Tercica common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Tercica common stock” are to the record holder or holders of shares of Tercica common stock. Except as set forth herein, stockholders of Tercica will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of Tercica common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•

Stockholders electing to exercise appraisal rights must not vote “FOR” the adoption of the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights.

•

A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the Special Meeting on                     , 2008. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Tercica common stock. The written demand for appraisal of shares is in addition to and separate from a vote against adoption of the merger agreement or an abstention from such vote.

•

A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Tercica common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Tercica at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005, Attention: Corporate Secretary.

Within ten days after the effective time of the merger, the surviving corporation must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Tercica in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Tercica to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Tercica will file such a petition or that Tercica will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Tercica common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Tercica common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Tercica or the surviving corporation and the number of holders of such shares. Such statement must be mailed within ten days after the stockholders’ request has been received by Tercica or the surviving corporation or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. After the Delaware Court determines the stockholders entitled to an appraisal, an appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court will determine the fair value of Tercica common stock owned by such stockholders exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Tercica common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the surviving corporation’s consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Tercica, or, if after the effective time of the merger, the surviving corporation, a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that this approval requirement shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement within 60 days after the effective date of the merger.

Failure by any Tercica stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Material United States Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material United States federal income tax consequences to our stockholders (other than the Purchaser and its affiliates) whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to our stockholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the Internal Revenue Service (the “IRS”) or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary contains the material tax consequences and is for the general information of our stockholders (other than the Purchaser and its affiliates) only, but does not contain an analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of a Tercica option or the acquisition or disposition of Tercica shares other than pursuant to the merger. In addition, it does not address all aspects of federal income taxation that may affect particular Tercica stockholders in light of their particular circumstances, including:

•

the Purchaser, any person deemed to constructively own Tercica stock owned by the Purchaser, and any owner or person deemed to constructively own equity of the Purchaser within the meaning of Section 318 of the Code (generally including certain entities owned by such persons, and their spouses, children, grandchildren and parents), including, if applicable, any modifications to the rules of Section 318 pursuant to Sections 302 and 304 of the Code;

•	stockholders that are insurance companies;

•	stockholders that are tax-exempt organizations;

•	stockholders that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	stockholders who are liable for the federal alternative minimum tax;

•	stockholders who are partnerships or other entity classified as a partnership for United States federal income tax purposes;

•	stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation (including, for example, holders of Tercica restricted stock units);

•	stockholders whose functional currency for United States federal income tax purposes is not the U.S. dollar; and

•	stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

The following summary also does not address the tax consequences for the holders of stock options. The following summary assumes that Tercica stockholders hold their common stock as a “capital asset” (generally, property held for investment). In the case of a Tercica stockholder that is a partnership, the tax treatment of a partner in such partnership will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships or other pass-through entities holding our capital stock are encouraged to consult their own tax advisors.

ACCORDINGLY, TERCICA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS.

Treatment of Holders of Common Stock

The conversion of Tercica common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that a Tercica stockholder (other than the Purchaser and its affiliates) will recognize a capital gain or loss equal to the difference between (1) the amount of cash the stockholder receives in the merger and (2) the stockholder’s adjusted tax basis in the common stock surrendered therefor. For this purpose, Tercica stockholders who acquired different blocks of Tercica shares at different times for different prices must calculate gain or loss separately for each identifiable block of Tercica shares surrendered in the exchange. This gain or loss will be long-term if the holder has held Tercica common stock for more than one year as of the date of the merger. Any long-term capital gain recognized by a non-corporate Tercica stockholder (other than the Purchaser and its affiliates) generally will be subject to United States federal income tax at a maximum rate of 15%. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are allowed to offset a limited amount of net capital losses against ordinary income.

Appraisal Rights

Under specified circumstances, a Tercica stockholder may be entitled to appraisal rights in connection with the merger. If a stockholder (other than the Purchaser and its affiliates) of Tercica common stock receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such stockholder’s tax basis in such Tercica common stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for federal income tax purposes. Stockholders of Tercica common stock who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding

A Tercica stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s Tercica shares in the merger. The current backup withholding rate for 2008 is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to a Tercica stockholder who furnishes the paying agent with a correct taxpayer identification number on IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. Tercica stockholders who fail to provide their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of IRS Form W-8, for example by providing a properly completed IRS Form W-8BEN certifying such shareholder’s non-U.S. status. Each Tercica stockholder and, if applicable, each other payee, should complete and sign the IRS Form W-9 included with the letter of transmittal (or other applicable form such as a IRS Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a Tercica stockholder under the backup withholding rules are generally not an additional tax and may be refunded or allowed as a credit against Tercica stockholder’s United States federal income tax liability, provided that the stockholder furnishes the required information to the IRS.

THE FOREGOING DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR OUR STOCKHOLDERS’ (OTHER THAN THE PURCHASER AND ITS AFFILIATES) GENERAL INFORMATION ONLY. ACCORDINGLY, OUR STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Provisions for Unaffiliated Security Holders

No provision has been made to grant Tercica stockholders access to the corporate files of Tercica, any other party to the merger agreement or to obtain counsel or appraisal services at the expense of Tercica or any other such party.

Regulatory Matters

The merger agreement provides that Tercica and the Purchaser will take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable best efforts to consummate the merger as promptly as practicable, including efforts to obtain regulatory clearance.

The merger of Tercica with Merger Sub and the conversion of shares of Tercica common stock into the right to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, the transaction cannot be consummated until the expiration or early termination of the applicable statutory waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by Tercica and the Purchaser. Tercica and Ipsen filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on June 18, 2008 and the HSR Act waiting period will expire at 11:59 p.m. on July 18, 2008, unless termination occurs earlier.

We are also required to file certain information and materials with regulatory authorities in Germany. Under German law, applicable regulatory approvals must be granted or the applicable waiting periods must expire or terminate prior to the consummation of the merger. On June 25, 2008, the Purchaser, on its and Tercica’s behalf, filed the required materials with the German antitrust regulatory authority and the waiting period will expire on July 25, 2008, unless expiration occurs earlier.

At any time before or after the completion of the merger, notwithstanding that the applicable regulatory waiting periods have terminated or approvals have been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot guarantee that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at our offices located at 2000 Sierra Point Parkway, Brisbane, California 94005, at                 a.m., local time, on                 , 2008.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt the merger agreement. The Special Committee determined that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, Tercica and its stockholders (other than the Purchaser and its affiliates), and unanimously recommended that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that our board of directors recommend that Tercica’s stockholders vote to adopt the merger agreement. Our board of directors then (1) approved, adopted and declared advisable the merger agreement, the merger, the voting agreements and the transactions contemplated by the merger agreement, (2) determined that the terms of the merger agreement and the merger are substantively and procedurally fair to and in the best interests of Tercica and its stockholders (other than the Purchaser and its affiliates), and declared them advisable, and (3) recommended that the stockholders of Tercica adopt the merger agreement and directed that such matter be submitted for consideration of the stockholders of Tercica at the Special Meeting. If necessary, you will also be asked to vote on a proposal to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement. No business may be transacted at the Special Meeting other than the proposal to adopt the merger agreement and, if necessary, the proposal to approve the adjournment of the Special Meeting.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Tercica common stock at the close of business on                 , 2008, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date,                 shares of Tercica common stock were issued and outstanding and held by approximately                 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Tercica common stock entitled to vote on the record date are represented in person or by proxy. If there is no quorum, the chairman of the Special Meeting or a majority of the votes represented at the Annual Meeting, either in person or by proxy, may adjourn the Special Meeting to another date. In the event that there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the Special Meeting will be adjourned to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting (which shares also constitute a majority of the required quorum) approve the proposal to adjourn the Special Meeting. Holders of record of Tercica common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Tercica common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. The proposal to approve the adjournment of the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement, requires the affirmative vote of the holders of a majority of the shares of Tercica common stock present, in person or by proxy, at the Special

Meeting (which shares voting affirmatively also constitute a majority of the required quorum). The proposal to adopt the merger agreement does not require the approval of holders of a majority of the Tercica common stock held by stockholders that are unaffiliated with the Purchaser or its affiliates or unaffiliated with Tercica.

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to approve the adjournment of the Special Meeting, if necessary for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement.

To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Counting of Votes; Abstention and Broker Non-Votes

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner is precluded from exercising its voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement, and thus, absent specific instructions from the beneficial owner of those shares, the nominee is not empowered to vote the shares with respect to the approval of those proposals. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting.

Only shares affirmatively voted “FOR” the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted for that proposal. Accordingly, broker non-votes and abstentions will have the same effect as votes “AGAINST” the adoption of the merger agreement.

For the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote in favor of the adoption of the merger agreement, abstentions will have the same effect as “AGAINST” votes. Broker non-votes are not counted as votes “FOR” or “AGAINST” the proposal to approve the adjournment of the Special Meeting. However, broker non-votes, together with abstentions, can have the effect of preventing the approval of the proposal to adjourn the Special Meeting where the number of “FOR” votes, though a majority of the votes cast on such proposal, does not constitute a majority of the required quorum.

If you sign and return your proxy and do not indicate how to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote in favor of the adoption of the merger agreement.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may grant a proxy to vote their shares over the Internet or by telephone as follows:

•

To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico using a touch-tone phone and follow the recorded instructions. Your vote must be received by 1:00 a.m., Central Time, on                 , 2008 to be counted.

•	To vote on the Internet, go to http://www.investorvote.com/TRCA and follow the steps outlined on the secure website. Your vote must be received by 1:00 a.m., Central Time, on , 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card. A number of brokers and banks are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in such a program, you may authorize a proxy to vote those shares over the Internet at the internet URL specified on the instruction form received from your broker of bank, or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

Revocability of Proxies

You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written, dated notice that you are revoking your proxy to Tercica’s Corporate Secretary at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005.

•	You may attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, directors, officers, employees and agents of Tercica, Ipsen and their respective affiliates may solicit proxies in person, by telephone or by other means of communication. Those directors, officers and employees will not be paid any additional compensation for soliciting proxies other than reimbursement for their actual expenses. We have engaged Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in soliciting proxies and have agreed to pay Innisfree M&A Incorporated fees not expected to exceed $6,500, plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of Tercica stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders; each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Tercica stockholders will be “householding” Tercica’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Tercica that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Tercica, Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005 or (3) contact Tercica’s Investor Relations department at (650) 624-4949. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Tercica will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement, but we urge you to read the entire text of the merger agreement, a copy of which is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Tercica. Such information can be found elsewhere in this proxy statement and in the other public filings Tercica makes with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the merger, each share of Tercica common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Purchaser and its affiliates, shares held in treasury by Tercica and shares held by holders who have validly exercised appraisal rights) will be converted into the right to receive $9.00 per share (the “Merger Consideration”) in cash, without interest. The price of $9.00 per share was determined through negotiations between Tercica and the Purchaser. Upon completion of the merger, all such shares of Tercica common stock will automatically be canceled and will cease to exist.

Effective Time of the Merger

The merger will become effective at the time when a certificate of merger has been filed with the Delaware Secretary of State or at such later time as Purchaser and Tercica, by written agreement, specify in the certificate of merger. Tercica and the Purchaser will cause the certificate of merger to be filed as soon as practicable following the closing of the merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into Tercica, the separate corporate existence of Merger Sub will then cease and Tercica will survive the merger as a wholly owned subsidiary of the Purchaser and its affiliates.

Conversion of Shares; Procedures for Exchange of Certificates

Prior to the effective time of the merger, the Purchaser will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Tercica to act as agent for the payment of the Merger Consideration in accordance with the merger agreement from time to time after the effective time of the merger. Immediately prior to the effective time of the merger, the Purchaser will deposit, or cause to be deposited, with the paying agent cash in amounts sufficient for the payment of the aggregate Merger Consideration.

Promptly after the effective time of the merger, and in any event within three business days thereafter, the Purchaser will cause the paying agent to mail to each record holder of shares as of the effective time of the merger a letter of transmittal and instructions for use in surrendering certificates in exchange for the Merger Consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon the proper surrender of a stock certificate or shares represented by book-entry to the paying agent, together with a properly completed letter of transmittal, duly executed, and any other documents as may reasonably be requested by the paying agent, the holder of such certificate or book-entry shares will be entitled to receive the Merger Consideration for each share of Tercica common stock previously represented by such stock certificate or book-entry share. The certificates or book entry shares so surrendered will then be canceled. No interest will be paid to the holders of stock certificates or book-entry shares on any amount payable upon due surrender of such certificates or book-entry shares.

In the event of a transfer of ownership of shares of Tercica common stock which is not registered in Tercica’s transfer records, cash to be paid upon due surrender of the stock certificate may be paid to the transferee if the certificate formerly representing the shares of Tercica common stock is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable Merger Consideration for the shares represented by that certificate if:

•	you make an affidavit that such certificate has been lost, stolen or destroyed; and

•

if required by the Purchaser or the surviving corporation in the merger, you post a bond in customary amount and upon such terms as the Purchaser or the surviving corporation may determine are necessary as indemnity against any claim that may be made with respect to that certificate.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

Twelve months after the effective time of the merger, the paying agent will deliver to the Purchaser, on demand, any portion of the funds made available to the paying agent that have not been distributed to the holders of Tercica stock certificates and book-entry shares. After that time, any holders of certificates or book-entry shares who have not complied with the procedures for receiving payment of the Merger Consideration may thereafter look only to the Purchaser for payment of the Merger Consideration to which they are entitled.

Effect on Tercica Stock Options

All Tercica stock options that would be outstanding and unexercised as of immediately prior to the effective time of the merger will vest in full and be fully exercisable for a period of 15 days prior to the effective time, contingent upon completion of the merger. If such a stock option is not exercised within this time, then, contingent upon the completion of the merger, such stock option will expire at the end of the 15-day period and will be converted into a right to receive, at the effective time of the merger, an amount in cash equal to, for each share of Tercica common stock underlying such option, the excess (if any) of $9.00 over the exercise price per share of such option, without interest and subject to any applicable withholding taxes.

Effect on Tercica Restricted Stock Units and Restricted Stock

All restricted stock units outstanding and not then vested as of immediately prior to the effective time of the merger shall vest and become free of restrictions, and at the effective time of the merger, each holder will become entitled to receive, for each restricted stock unit, $9.00 in cash, without interest, subject to any applicable withholding taxes. In addition, any shares of restricted Tercica common stock (including shares of common stock issued as a result of the early exercise of stock options which remain subject to vesting) outstanding and not then vested as of immediately prior to the effective time of the merger shall vest and become free of restrictions, and at the effective time of the merger, each holder will become entitled to receive, for each share of common stock, $9.00 in cash, without interest, subject to any applicable withholding taxes.

Effect on Tercica Stock Option Plans

Pursuant to the terms of the merger agreement, Tercica’s 2002 Stock Plan, 2002 Executive Stock Plan and 2004 Stock Plan shall terminate, subject to upon completion of the merger and effective as of the effective time of the merger.

Employee Stock Purchase Plan

Pursuant to the terms of the merger agreement, and contingent upon the consummation of the merger, the ESPP will terminate immediately prior to the effective time of the merger. In accordance with the terms of the merger agreement, we have established for the purchase periods in progress as of the date of the merger agreement a new exercise date of July 17, 2008. All offering periods and purchase periods under the ESPP will end on this new exercise date. No new offering periods or purchase periods will commence under the ESPP following the date of the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. Although the material representations and warranties are summarized below, you are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of the Purchaser and Merger Sub” in Annex A to this proxy statement. However, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure letter that Tercica provided to the Purchaser in connection with the signing of the merger agreement. While Tercica does not believe that it contains information securities laws require it to publicly disclose other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure letter. The disclosure letter contains information that has been included in Tercica’s general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Tercica’s public disclosures.

The merger agreement contains customary representations and warranties of Tercica as to, among other things:

•	our organization, corporate power and good standing to do business;

•	our organizational documents;

•

authorization and corporate power to execute the merger agreement; due and valid authorization for the execution, delivery and performance of the merger agreement subject to filings with the SEC, the Secretary of State of Delaware and under applicable law; and enforceability of the merger agreement;

•	state takeover statutes and takeover defenses;

•	opinion of Lehman Brothers;

•	our capitalization;

•	our subsidiaries;

•	government authorizations;

•	non-contravention with our organizational documents, applicable laws and our contracts;

•	required vote and the absence of arrangements as to stockholders voting except for the Prior Voting Agreements and the voting agreements executed in connection with the merger agreement;

•	our SEC documents and financial reports;

•	our liabilities;

•	the absence of certain changes or events since January 1, 2008;

•	our contracts;

•	our benefit plans;

•	labor relations;

•	tax matters;

•	our real property interests;

•	our intellectual property;

•	our information technology systems;

•	insurance;

•	our suppliers, distributors and customers;

•	legal proceedings;

•	compliance with laws;

•	matters relating to the United States Food and Drug Administration, the European Medicines Agency and other regulatory authorities;

•	environmental matters;

•	permits and relations with governmental entities;

•	brokers and finders fees; and

•	other takeover proposals.

Certain aspects of the representations and warranties of Tercica are qualified as to “materiality” or “material adverse effect,” which is described in further detail below in “Conditions to the Merger.”

In addition, the merger agreement contains representations and warranties by the Purchaser and Merger Sub as to:

•	organization, corporate power and good standing;

•

authorization and corporate power to execute the merger agreement; due and valid authorization for the execution, delivery and performance of the merger agreement subject to filings with the SEC, the Secretary of State of Delaware and under applicable law; and enforceability of the merger agreement;

•	governmental authorizations;

•	non-contravention with organizational documents, applicable laws and contracts;

•	the Purchaser’s ability to fund the Merger Consideration;

•	absence of litigation; and

•	stockholder approval.

Certain aspects of the representations and warranties of the Purchaser and Merger Sub are qualified as to “materiality” or “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Purchaser and Merger Sub means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent the Purchaser or Merger Sub from performing its respective obligations under the merger agreement or from consummating the transactions on the terms contemplated by the merger agreement.

The representations and warranties of Tercica, the Purchaser and Merger Sub will not survive the effective time of the merger.

Covenants

Conduct of Tercica Business

We have agreed in the merger agreement that, except as contemplated by the merger agreement, as set forth in the disclosure letter delivered to the Purchaser at signing, as required by law or by a governmental entity or to the extent that the Purchaser consents in writing (which consent may not be unreasonably withheld), we will:

•	conduct operations only in the ordinary course of business consistent with past practice in all material respects;

•	use commercially reasonable efforts to maintain in good repair all of the company’s material assets consistent with past practices; and

•

use commercially reasonable efforts to preserve intact our current business operations, preserve and retain our goodwill, keep available the services of our officers and employees, and preserve our relationships with customers, suppliers, licensors, and others having business relationships with us, consistent with past practices.

In addition, we have agreed that, except as contemplated by the merger agreement, as set forth in the disclosure letter delivered to the Purchaser at signing, as required by law or by a governmental entity or to the extent that the Purchaser consents in writing (which consent may not be unreasonably withheld), we will not:

•	authorize for issuance, grant, issue, sell, deliver or register for sale or other transfer any of our securities, subject to certain exceptions;

•	adjust, split, combine, subdivide or reclassify any shares of our capital stock;

•	declare, set aside or pay any dividend or make any other distribution or payment in respect of our capital stock;

•	encumber, pledge, dispose of or transfer, redeem, repurchase or otherwise acquire any of our securities;

•	amend or restate any changes to our organizational documents;

•	merge or consolidate with any other person;

•	acquire assets outside of the ordinary course of business with a purchase price in the aggregate in excess of $2.0 million individually;

•	sell, lease, license or otherwise dispose of any material company assets;

•

make any loan, advance or capital contribution to or investment in any person in excess of $100,000 in the aggregate outside the ordinary course of business, other than pursuant to contracts in effect as of the date of the merger agreement;

•

incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another person, except for unsecured indebtedness for borrowed money incurred in the ordinary course of business repayable within 180 days without penalty, or give or materially modify any guarantee, indemnity or counter indemnity or letter of comfort of any nature whatsoever;

•	make any significant changes with respect to our accounting methods, principles, policies or practices, except as required by GAAP or law;

•	make or authorize any capital expenditure in an amount in excess of $1.0 million in the aggregate;

•	create, assume or otherwise consensually incur any lien on any company asset;

•	enter into or modify certain contracts;

•	agree to any rent increase in respect of any leases or surrender, terminate or materially vary any leases;

•	take any action to make any specified insurance policy void or voidable or fail to renew any such insurance policy on substantially the same terms if such policy;

•

engage in conduct that is inconsistent with the continued operation of a biotechnology pharmaceutical company as carried on by us, enter into any agreement or arrangement that limits or otherwise restricts us from engaging or competing in any line of business or in any location, or write up, write down or write off the book value or, or otherwise revalue, any of our assets other than in the ordinary course of business consistent with past practice;

•

(i) subject to specified exceptions, enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any past or present employee, consultant or director pursuant to which such person has the right to any form of compensation from us, other than entry into offer letters or employment agreements providing for at-will employment, without liability for severance or notice pay, of employees below the level of executive officer or vice president; (ii) hire any employee to fill a position at the level of executive officer or vice president or above; (iii) establish, adopt, enter into, amend or take any action to accelerate or increase rights under any company benefit plan; (iv) contribute any funds to a “rabbi trust” or similar grantor trust; (v) change any actuarial assumptions currently being utilized with respect to company benefit plans; or (v) grant any equity or equity-based awards to directors, officers, consultants or employees;

•

adopt or become obliged to contribute to any “employee benefit plan,” “multiemployer plan” or “welfare benefit plan” (each as defined in the Employee Retirement Income Security Act of 1974, as amended) providing for retirement benefits to retired employees;

•

announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees other than routine employee terminations;

•	make any tax election or adopt any material method or position or file or amend any tax return;

•	permit any trade secrets in our intellectual property to be disclosed or fail to take all reasonable steps to preserve, protect and prevent the premature expiration of our intellectual property;

•	adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the company;

•	enter into any transaction with any officer or director of Tercica, other than as provided for in the terms of any agreement in effect on or prior to the date of the merger agreement;

•	fail to comply with any law, the noncompliance of which would reasonably be expected to result in a material adverse effect on us;

•

settle any proceeding pending or threatened to be brought before, a governmental entity or arbitral proceeding for an amount payable by or on behalf of us in excess of $100,000 or which would be reasonably likely to have any adverse impact on our operations or any current or future proceeding; or settle any stockholder derivative or class action claims arising out of or in connection with any of the contemplated transactions; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of business of the Company” in Annex A to this proxy statement.

No Solicitation of Transactions by Tercica

We have agreed to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, and subject to specified exceptions set forth in the merger agreement, we have agreed to not directly or indirectly:

•

initiate, solicit or knowingly encourage (including by way of providing information) or knowingly facilitate the submission of any inquiries or the making of any proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal (as defined below);

•

participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to Tercica to, or otherwise knowingly cooperate with or knowingly assist, any person in connection with a Takeover Proposal;

•	withdraw, modify or amend the recommendation of our board of directors that stockholders adopt the merger agreement in any manner adverse to the Purchaser;

•

adopt, approve, endorse or recommend any Takeover Proposal or approve, recommend, execute or enter into an agreement constituting or relating to, or that is intended to or would reasonably be expected to lead to, a Takeover Proposal; or

•	resolve, propose or agree to do any of the above.

Notwithstanding these limitations, if at any time following the date of the merger agreement and prior to obtaining approval of our stockholders to adopt the merger agreement, (i) we receive an unsolicited written Takeover Proposal from a third party, any written indication by any third party that could reasonably be expected to result in a Takeover Proposal, any request for non-public information relating to Tercica, or any inquiry or request for discussions or negotiations regarding a Takeover Proposal, that our board of directors (acting through the Special Committee) determines in good faith to be bona fide, (ii) we have not breached the non-solicitation or other covenants relating to the Special Meeting or this proxy statement, among other things (other than a breach that is unintentional and immaterial in effect), (iii) our board of directors (acting through the Special Committee) considers that the third party’s inquiry constitutes or is reasonably likely to result in a Superior Proposal (as defined below), and (iv) after consultation with its outside counsel, our board of directors (acting through the Special Committee) determines in good faith that the failure to take the following actions would reasonably be expected to breach its fiduciary duties to our stockholders under applicable law, then we may (a) furnish confidential information or data with respect to Tercica to the third party making such inquiry, provided that we may not, and may not allow our representatives to, disclose any non-public information to such third party without first entering into a confidentiality agreement (among other things, on terms no less favorable to us than in the confidentiality agreement entered into with Ipsen), and (b) engage in discussions or negotiations with the third party regarding its inquiry, provided that we simultaneously provide to the Purchaser a copy of any material non-public information concerning Tercica provided to such third party to the extent not previously provided or made available to the Purchaser.

In addition, notwithstanding the limitations described above, if at any time following the date of the merger agreement and prior to obtaining approval of our stockholders to adopt the merger agreement, (i) we receive a written Takeover Proposal, (ii) we have not breached the non-solicitation or other covenants relating to the Special Meeting or this proxy statement, among other things (other than a breach that is unintentional and immaterial in effect), (iii) our board of directors (acting through the Special Committee) considers that such Takeover Proposal constitutes a Superior Proposal, and (iv) after consultation with outside counsel, the board of directors (acting through the Special Committee) determines in good faith that the failure to take the following actions would reasonably be expected to breach its fiduciary duties to our stockholders under applicable law, then our board of directors (acting through the Special Committee) may withhold, withdraw, modify or amend its recommendation that our stockholders adopt the merger agreement or recommend, adopt or approve a Takeover Proposal and we may enter into an agreement constituting or relating to, or that is intended to or would reasonably be expected to lead to, a Takeover Proposal in connection with a termination of the merger agreement. However, our board of directors (acting through the Special Committee) may not make such a change in its recommendation that our stockholders adopt the merger agreement (a) until after the fifth business day following receipt by the Purchaser of a written notice from us advising the Purchaser that our board of directors intends to take such action and specifying all material terms and conditions of the Superior Proposal that is the basis for the change in recommendation (it being understood that, subject to certain conditions, any amendment to the financial terms or any other material term of a Superior Proposal may require a new written notice commencing a new five business day period), (b) unless, during the five business day period following the Purchaser’s receipt of such notice and prior to effecting such a change in recommendation, our board of directors (acting through the Special Committee) has negotiated, and caused its financial and legal advisors to negotiate, with the Purchaser, and its representatives, in good faith (to the extent that the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, and (c) until our board of directors (acting through the Special

Committee) has taken into account any changes to the terms of the merger agreement proposed by the Purchaser in response to such notice or otherwise and determined in good faith (after consultation with outside counsel) that the failure to make a change in its recommendation would still reasonably be expected to violate its fiduciary duties.

In addition to these obligations, we have agreed to keep the Purchaser reasonably informed (orally and in writing) on a current basis (and in any event within one business day of the occurrence of any changes, developments, discussions or negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries or discussions) of the status of any inquiry by a third party (including the material terms and conditions and any modifications).

Nothing contained in the merger agreement prohibits our board of directors (acting through the Special Committee) from:

•	making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act;

•	complying with its disclosure obligations under U.S. federal or state law with regard to a Takeover Proposal;

•	disclosing the fact that it has received a Takeover Proposal and the terms of such proposal; or

•

changing its recommendation in the absence of, or which is not based upon the receipt of, a Takeover Proposal but in response to a material development or change in circumstances occurring or arising after the date of the merger agreement that was neither known to nor reasonably foreseeable by our board of directors as of or prior to the date of the merger agreement, provided that if our board of directors (acting through the Special Committee) determines, after consultation with outside legal counsel, that, in light of such intervening events, the failure to take any such actions would breach its fiduciary duties under law or to comply with obligations under federal securities laws or NASDAQ, provided that our board of directors (acting through the Special Committee) may not change its recommendation that our stockholders adopt the merger agreement unless we have (x) provided the Purchaser at least five business days’ prior written notice advising the Purchaser that our board or directors intends to take such action and specifying the reasons in reasonable detail, and (y) during such five business day period, if requested by the Purchaser, engaged in good faith negotiations with the Purchaser to amend the merger agreement in such a manner that obviates the need for a change our board’s recommendation. In addition, except for a “stop, look and listen” or similar communication, any disclosure in compliance with applicable law or indicating receipt of a Takeover Proposal, shall be deemed to be a change of recommendation unless our board of directors (acting through the Special Committee) expressly reaffirms its recommendation to adopt the merger agreement or rejects the Takeover Proposal.

Under the merger agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person other than the Purchaser or its affiliates relating to:

•	any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 9.9% or more of the net revenues, net income or assets of Tercica;

•	the direct or indirect acquisition of 9.9% or more of the voting equity interest in Tercica (by vote or value);

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 9.9% or more of the equity interest (by vote or value) in Tercica;

•

any merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving Tercica, in each case following which our stockholders immediately prior to such transaction would own less than 90% of the voting equity interest in the surviving or resulting entity; or

•	liquidation or dissolution of Tercica or the declaration or payment of an extraordinary dividend by Tercica;

and includes a combination of inquiries, proposals or offers from one or more persons whereby separate divisions of Tercica are proposed to be acquired by such persons.

Under the merger agreement, “Superior Proposal” means any bona fide written Takeover Proposal that our board of directors (acting through the Special Committee) determines in good faith (after consultation with Lehman Brothers) to be more favorable to our stockholders than the merger and the other transactions contemplated by the merger agreement taking into account:

•	all financial considerations;

•	the identity of the third party making such Takeover Proposal;

•

the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any stockholder approvals or third-party contractual consents;

•

the other terms and conditions of such Takeover Proposal and their implications on Tercica including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the merger and the other transactions contemplated by the merger agreement deemed relevant by our board of directors (acting through the Special Committee); and

•

any proposal by the Purchaser to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement, except that the reference to “9.9%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%” and the reference to “90%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%.”

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•

preparation of this proxy statement and Schedule 13E-3 to be filed with the SEC, cooperation in preparing this proxy statement and the Schedule 13E-3 and in responding to any comments received from the SEC on those documents, and other related procedures;

•	holding the Special Meeting;

•

the Purchaser’s use of best efforts to take all actions reasonably necessary to maintain in effect, satisfy on a timely basis all conditions and enforce its rights under the Purchaser’s existing credit facility agreement with Société Général, dated June 4, 2008;

•	cooperation of each party with the other and use of reasonable best efforts to fulfill the closing conditions set forth in the merger agreement, including obtaining regulatory approvals;

•	cooperation of the parties regarding government filings and submissions in connection with the merger;

•	interactions with government entities in connection with the merger;

•	notification of breaches of representations and warranties, breaches of covenants and certain other matters;

•	providing the Purchaser with reasonable access to our employees, properties and records;

•

consultation among the parties prior to issuing any press release or otherwise making any public announcements about the merger, the merger agreement or any transactions contemplated by the merger agreement;

•	indemnification of our directors and officers and obtaining “tail” insurance policies with a claims period of at least six years following the effective time of the merger;

•

cooperation of the parties in taking actions to delist Tercica common stock from the NASDAQ and to terminate registration under the Exchange Act, with such delisting and termination to be effective only after the effective time of the merger;

•

notification to the Purchaser and Merger Sub of any litigation commenced against us or any of our directors, officers or affiliates, relating to the merger agreement or the transactions contemplated by the merger agreement;

•	our obligation to provide the Purchaser a statement that Tercica is not a U.S. real property holding corporation;

•	the Purchaser’s and the surviving corporation’s obligation to provide certain of our employees with employee benefits;

•	our delivery to the Purchaser of evidence satisfactory to the Purchaser of the resignation of all our directors effective as of the effective time of the merger;

•	our agreement to act to eliminate or minimize the effects of any takeover statute and our agreement not to take certain defensive measures;

•	fees and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	disposition of our equity securities under the Rule 16b-3 of the Exchange Act;

•

the obligation of the Purchaser and Merger Sub, at all times prior to the earlier of the effective time of the merger agreement or the termination of the merger agreement, not to authorize their designees to our board of directors to terminate the existence of our Special Committee or materially change its duties or authority or its current membership;

•	the Purchaser’s vote to adopt the merger agreement; and

•	performance by Merger Sub of its obligations under the merger agreement.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the satisfaction or, to the extent permitted by law waiver of the following conditions:

•	the adoption of the merger agreement by the requisite vote of Tercica’s stockholders;

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and individually, or in the aggregate, either (i) restrains, enjoins or otherwise prohibits consummation of the merger or (ii) imposes limitations upon the ability of the Purchaser and its affiliates effectively exercising full rights of ownership of Tercica or the surviving corporation in the merger;

•

other than filing the certificate of merger, all notices, reports and other filings required to be made prior to the closing date by Tercica or the Purchaser with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the closing date by Tercica or the Purchaser from, any governmental entity in the United States, Austria and Germany in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement shall have been made or obtained; and

•

the waiting period applicable to the consummation of the merger under the HSR Act, if any, and under any other laws in the United States, Austria and Germany shall have expired or been terminated, and, if the SEC has received and/or provided comments to this proxy statement, such comments and any related issues or matters with the SEC shall have been resolved.

The Purchaser’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•

our representations and warranties must be true and correct in all respects as of the date of the closing of the merger, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us, other than certain specified representations and warranties which much be true and correct in all respects as of the date of the closing of the merger (except for inaccuracies that have a de minimis effect on Tercica or cause only a de minimis payment by the Purchaser);

•	the Purchaser must have received an officer’s certificate from us certifying as to the satisfaction of certain closing conditions;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•

there must not be any proceeding commenced (and not finally resolved) by a governmental entity against us or the Purchaser or any of its affiliates that would be reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise materially interfering with the merger or any other transaction contemplated by the merger agreement, or that seeks to impose material limitations on the ability of the Purchaser or any of its affiliates effectively exercising full rights of ownership of Tercica or the surviving corporation; or

•	a new exercise date (established under the ESPP) must have occurred and no further offering period or purchase periods have commenced under the ESPP after the new exercise date;

•

since the date of the merger agreement through the closing date of the merger, there must not have occurred any event or circumstance that has had or is reasonably likely to have a material adverse effect on us; and

•	a contemplated stock issuance, referred to in the confidential disclosure letter delivered by us at the signing of the merger agreement, must have been consummated, if applicable.

The merger agreement provides that a “material adverse effect” on us means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects:

•

is materially adverse to the business, net assets and liabilities, financial condition or results of operations of Tercica, other than any of the following (or combination of the following), or any event, state of facts, circumstance, development, change or effect resulting therefrom: (A) changes in general economic conditions in the United States or France or changes in capital or financial markets generally, including changes in interest or exchange rates; (B) the announcement of the merger agreement and the pendency of the transactions contemplated by it; (C) general changes or developments in the industries in which we operate; (D) changes in any law or U.S. generally accepted accounting principles or interpretation thereof after the date of the merger agreement; (E) any failure, in and of itself, by us to meet any estimates of revenues or earnings or any projections for any period, provided that the underlying cause for such failure may be considered in determining whether there may be a material adverse effect on us; (F) a decline in the price or trading volume of our common stock on the NASDAQ, provided that the underlying cause for such failure may be considered in determining whether there may be a material adverse effect on us; (G) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or (H) certain specified facts and circumstances disclosed in the confidential disclosure letter delivered by us at the signing of the merger agreement; except, in the case of the foregoing clauses (A), (C), (D) and (G), to the extent such changes or developments have a materially disproportionate impact on us, relative to other industry participants; or

•	would prevent us from performing our obligations under the merger agreement or from consummating the transactions on the terms contemplated by the merger agreement.

Our obligation to complete the merger is also subject to the following conditions:

•	the Purchaser’s and Merger Sub’s representations and warranties must be true and correct in all material respects as of the date of the closing of the merger;

•	we must have received an officer’s certificate from the Purchaser and Merger Sub certifying as to the satisfaction of certain closing conditions; and

•	the Purchaser and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger:

•	by mutual written consent of Tercica, the Purchaser and Merger Sub;

•	by either Tercica or the Purchaser giving written notice to the other if:

¡	any law prohibits the consummation of the merger;

¡

any governmental entity of competent jurisdiction has issued an order or taken any other final action restraining, enjoining or otherwise prohibiting consummation of the merger and such order or other action is or has become final and non-appealable;

¡

the merger is not completed on or before January 1, 2009 (the “Termination Date”), provided that (1) if the effective time of the merger has not occurred by the Termination Date by reason of nonsatisfaction of certain specified conditions pertaining to governmental approvals or legal proceedings but which remain capable of satisfaction, and the other conditions have been satisfied, waived or are then capable of being satisfied, then Tercica or the Purchaser may extend the date to a date not beyond two months from the date of the merger agreement, and (2) Tercica shall not be permitted to terminate the merger agreement if it has failed to convene the Special Meeting by the Termination Date; or

¡	the required vote of our stockholders is not obtained to adopt the merger agreement at the Special Meeting;

•	by Tercica giving written notice to the Purchaser in the event:

¡

of a breach of any representation, warranty, covenant or agreement made by the Purchaser or Merger Sub in the merger agreement, such that one or more of the conditions relating to the Purchaser’s and Merger Sub’s representations, warranties, covenants and agreements is incapable of being satisfied by the Termination Date; or

¡

that prior to the Special Meeting, our board of directors or Special Committee changes its recommendation that our stockholders adopt the merger agreement in full compliance with the terms of the merger agreement, provided that Tercica (1) simultaneously with such termination enter into an alternative acquisition agreement intended to, or that would reasonably be expected to, lead to a Takeover Proposal, which may be conditional upon obtaining any consent required by the Affiliation Agreement and the Convertible Notes (as defined in the Affiliation Agreement) and (2) has paid a termination fee to the Purchaser as described below under “Fees and Expenses”;

•	by the Purchaser giving written notice to Tercica in the event:

¡

our board of directors changes its recommendation that our stockholders adopt the merger agreement, provided that the Purchaser may not terminate the merger agreement if we have obtained stockholder approval;

¡

our board of directors fails to expressly publicly reaffirm its recommendation that our stockholders adopt the merger agreement within ten business days after a written request by the Purchaser to do so if the Purchaser makes such request promptly following the public announcement of a Takeover Proposal (provided that the Purchaser may not make such a request on more than one occasion with respect to any particular Takeover Proposal where the price and other material terms of such Takeover Proposal have not changed);

¡	we or our board of directors (or the Special Committee) resolves or announces its intention to take either of the actions specified in the two bulleted paragraphs above;

¡

of a breach of any representation, warranty, covenant or agreement made by Tercica in the merger agreement, such that one or more of the conditions relating to our representations, warranties, covenants and agreements is incapable of being satisfied by the Termination Date; or

¡

if a material adverse effect on us shall occur and be continuing such that the closing conditions relating to the absence of a material adverse effect on us is incapable of being satisfied by the Termination Date.

Notwithstanding the foregoing, the right to terminate the merger agreement is not available to a party seeking to terminate to the extent any action of such party or the failure of such party to perform any of its obligations under the merger agreement required to be performed at or prior to the Termination Date has been the cause of, or resulted in, the event giving rise to the termination and such action or failure to perform constitutes a breach of the merger agreement.

Fees and Expenses

We will pay, or cause to be paid, to the Purchaser a termination fee of $11.0 million:

•	if the merger agreement is terminated by the Purchaser pursuant to a change in our board of directors’ recommendation that our stockholders adopt the merger agreement; or

•	if:

(1)	a Takeover Proposal has been publicly announced or disclosed and not terminated or withdrawn, which termination or withdrawal has been publicly announced or disclosed, prior to the termination of the merger agreement;

(2)	the merger agreement is terminated by either the Purchaser or Tercica because the merger was not completed on or before the Termination Date or by the Purchaser because of a breach of any representation, warranty, covenant or agreement made by us, such that one or more of the conditions relating to the Purchaser’s and Merger Sub’s representations, warranties, covenants and agreements is incapable of being satisfied by the Termination Date; and

(3)	within 12 months following the date of such termination, Tercica enters into a contract providing for the implementation of any Takeover Proposal or consummates any Takeover Proposal (for purposes of the foregoing clause (3) only, references in the definition of the term “Takeover Proposal” to the figure “9.9%” will be deemed to be replaced by the figure “50%” and references to the figure “90%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”); or

•	if the merger agreement is terminated by Tercica as a result of our board of directors changing its recommendation that our stockholders adopt the merger agreement.

Amendment and Waiver

The merger agreement may be amended by the parties to the merger agreement by action taken by or on behalf of their respective boards of directors (provided that in the case of Tercica, that such amendment has been approved by the Special Committee) at any time prior to the effective time of the merger if the amendment is in writing and signed by each of the parties to the merger agreement. However, no amendment may be made after the adoption of the merger agreement by Tercica’s stockholders which by law requires the further approval of such stockholders without such further approval. The conditions to each parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.

IMPORTANT INFORMATION CONCERNING TERCICA

Selected Historical Financial Data

The following table sets forth summary historical financial data for Tercica, derived from Tercica’s financial statements, as of and for the three months ended March 31, 2008 and 2007 and as of and for each of the years ended December 31, 2007 and December 31, 2006.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited financial statements and other financial information set forth in Item 8 of Tercica’s Annual Report on Form 10-K for the year ended December 31, 2007 attached hereto as Annex D and filed with the SEC on February 29, 2008, and the unaudited interim financial statements and other financial information contained in Part 1, Item 1 of Tercica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 attached hereto as Annex E and filed with the SEC on May 12, 2008, in each case including the notes thereto which information is incorporated herein by reference. More comprehensive financial information is included in such reports and other documents filed by Tercica with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth in “Other Matters — Where You Can Find More Information” on page 100.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2008	2007	2007	2006
	(unaudited)
	(in thousands)
Statements of Operations Data
Net revenues
Net product sales (including amounts from related parties)	$4,348	$1,091	$9,809	$1,315
License revenue	194	194	21,119	194
Royalty revenue (including amounts from related parties)	65	—	51	—

Total net revenues	4,607	1,285	30,979	1,509

Costs and expenses:
Cost of sales	3,141	501	5,540	1,667
Manufacturing start-up costs	1,544	98	3,065	—
Research and development	6,109	4,912	19,136	42,034
Selling, general and administrative	12,375	9,551	43,186	44,248
Amortization of intangibles	702	—	468	—

Total costs and expenses	23,871	15,062	71,395	87,949

Loss from operations	(19,264)	(13,777)	(40,416)	(86,440)
Interest expense	(1,265)	(188)	(1,937)	(162)
Other income (expense)	1,957	—	(3,071)	—
Interest and other income, net	1,107	1,571	5,975	4,226

Loss before income taxes	(17,465)	(12,394)	(39,449)	(82,376)
Provision for income taxes	5	—	(1,017)	(621)

Net loss	(17,470)	(12,394)	(40,466)	$(82,997)

Basic and diluted net loss per share	$(0.34)	$(0.25)	$(0.80)	$(2.09)

Shares used to compute basic and diluted net loss per share	51,570	50,145	50,717	39,789

	As of March 31,		As of December 31,
	2008	2007	2007	2006
	(unaudited)
	(in thousands)
Balance Sheet Data
Total current assets	$118,166	$120,322	$131,100	$132,950
Property and equipment, net	2,604	3,691	3,023	3,861
Intangible assets	40,969	—	41,672	—
Restricted cash	540	340	440	340
Other assets	418	543	448	536

Total assets	$162,697	$124,896	$176,683	$137,687

Total current liabilities	17,828	7,850	15,096	9,769
Long-term convertible notes, net	85,968	25,328	86,691	25,172
Deferred rent	979	1,286	1,062	1,363
Deferred revenue, long-term portion	10,481	11,257	10,675	11,452

Total liabilities	115,256	45,721	113,524	47,756
Total stockholders’ equity	47,441	79,175	63,159	89,931

Total liabilities and stockholders’ equity	$162,697	$124,896	$176,683	$137,687

Certain Projected Financial Information

Business Plan

We have included a copy of a 2008-2012 business plan prepared by Tercica as an exhibit to the Schedule 13E-3 filed with the SEC. This 2008-2012 business plan was provided to Ipsen and includes certain financial projections. We have filed the 2008-2012 business plan because it allows our stockholders to better understand some of the information that was presented to Ipsen and its affiliates.

The 2008-2012 business plan included, among other things, revenue projections from 2008 to 2012 for four different scenarios:

•	Base Case: The Base Case represents management’s best estimate of projected revenues.

•	Upside Case: The Upside Case assumes a greater volume of product sales than that estimated by management in the Base Case.

•

Delay Case: The Delay Case modifies management’s estimates in the Base Case by assuming that approval by the FDA of Increlex® for the treatment of short stature in children with primary insulin-like growth factor-1 deficiency (“Primary IGFD”) is delayed by two years.

•	Downside Case: The Downside Case assumes a lower volume of product sales than that estimated by management in the Base Case.

The following tables show the revenue projections from 2008 to 2012 prepared by Tercica’s management for each of the four cases identified above:

BASE CASE—REVENUE SUMMARY

	2008 Latest Estimate	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast
	(in millions)
Increlex® Revenue
United States	$19.2	$38.2	$66.3	$104.4	$146.5
Europe	2.9	4.0	8.0	13.5	19.9
Rest of the world	0.7	1.4	2.3	3.1	1.1

Total	$22.8	$43.6	$76.6	$121.1	$167.5

Somatuline® Depot Revenue
United States	$13.3	$43.0	$75.0	$113.0	$157.0
Canada	0.6	1.5	2.7	4.1	6.2

Total	$13.9	$44.5	$77.7	$117.1	$163.2

Growth Hormone/IGF-1 Combination Product Candidate Reimbursement	$—	$4.0	$5.6	$6.9	$6.0

Total Revenue	$36.7	$92.1	$159.8	$245.1	$336.7

UPSIDE CASE—REVENUE SUMMARY

	2008 Latest Estimate	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast
	(in millions)
Increlex® Revenue
United States	$19.2	$38.2	$66.6	$108.7	$159.2
Europe	2.9	4.0	8.0	13.5	19.9
Rest of the world	0.7	1.4	2.3	3.1	1.1

Total	$22.8	$43.6	$76.9	$125.4	$180.2

Somatuline® Depot Revenue
United States	$13.3	$43.0	$77.5	$122.7	$169.9
Canada	0.6	1.5	2.7	4.1	6.2

Total	$13.9	$44.5	$80.2	$126.8	$176.1

Growth Hormone/IGF-1 Combination Product Candidate Reimbursement	$—	$4.0	$5.6	$6.9	$6.0

Total Revenue	$36.7	$92.1	$162.6	$259.1	$362.3

DELAY CASE—REVENUE SUMMARY

	2008 Latest Estimate	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast
	(in millions)
Increlex® Revenue
United States	$19.2	$37.4	$58.6	$87.0	$118.6
Europe	2.9	4.0	8.0	13.5	19.9
Rest of the world	0.7	1.4	2.3	3.1	1.1

Total	$22.8	$42.8	$68.9	$103.7	$139.6

Somatuline® Depot Revenue
United States	$13.3	$43.0	$75.0	$113.0	$157.0
Canada	0.6	1.5	2.7	4.1	6.2

Total	$13.9	$44.5	$77.7	$117.1	$163.2

Growth Hormone/IGF-1 Combination Product Candidate Reimbursement	$—	$4.0	$5.6	$6.9	$6.0

Total Revenue	$36.7	$91.3	$152.1	$227.7	$308.8

DOWNSIDE CASE—REVENUE SUMMARY

	2008 Latest Estimate	2009 Forecast	2010 Forecast	2011 Forecast	2012 Forecast
	(in millions)
Increlex® Revenue
United States	$18.7	$35.9	$56.8	$80.5	$102.2
Europe	2.9	4.0	8.0	13.5	19.9
Rest of the world	0.7	1.4	2.3	3.1	1.1

Total	$22.3	$41.3	$67.1	$97.2	$123.2

Somatuline® Depot Revenue
United States	$11.1	$34.0	$56.1	$81.5	$115.6
Canada	0.6	1.5	2.7	4.1	6.2

Total	$11.7	$35.5	$58.8	$85.6	$121.8

Growth Hormone/IGF-1 Combination Product Candidate Reimbursement	$—	$4.0	$5.6	$6.9	$6.0

Total Revenue	$34.0	$80.7	$131.4	$189.7	$251.0

We believe the assumptions used as a basis for the projections included in the 2008-2012 business plan were reasonable at the time this information was prepared, given the information we had at the time. The 2008-2012 business plan and projections were based upon numerous assumptions made by our management, including our ability to achieve strategic goals, objectives and targets over the applicable period, availability and publication of clinical data, competitive environment and market conditions. These assumptions involve judgments with respect to future economic, clinical, scientific, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. You should understand that many important factors, in addition to those discussed elsewhere in this proxy statement and our filings with the SEC, could cause our actual results to differ materially from those reflected in the 2008-2012 business plan and projections. These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting our business generally.

For each of the four cases, we made certain assumptions about our products and product candidates, including those set forth below. Additional assumptions are set forth in the 2008-2012 business plan.

•	Increlex®:

•

announcing top-line clinical trial results in the fourth quarter of 2008 for MS301 and MS308, our Phase III clinical trials of Increlex® for the treatment of short stature in children with Primary IGFD;

•	publishing the clinical trial results for MS301 and MS308 in the second quarter of 2009;

•

approval by the FDA of our supplemental New Drug Application for Increlex® for the treatment of short stature in children with Primary IGFD in the fourth quarter of 2009 for each of the cases except the Delay Case, where approval is assumed after a delay of two years;

•	implementing an Increlex® price increase of 7% in 2009, and implementing Increlex® price increases of 5% per year thereafter;

•

the timely completion of the transfer to and validation by the FDA of the manufacturing facility maintained by Lonza Hopkinton, Inc. for Increlex® bulk manufacturing, as well as the timely completion of the transfer to and validation by the FDA of Hospira Worldwide, Inc. as our alternative fill-finish manufacturer of Increlex®, in each case such that there is no interruption of commercial supply of Increlex®; and

•	generating $250.0 million of cumulative U.S. Increlex® sales by 2011, triggering a $15.0 million milestone payment to Genentech.

•	Somatuline® Depot:

•	Generally:

¡	establishing a 10% price premium to Sandostatin LAR® Depot (marketed by Novartis) and implementing Somatuline® Depot price increases of 5% per year.

•	For the treatment of acromegaly:

¡	prevalence of 15,000 acromegaly patients in 2007 in the U.S., with 7,500 patients effectively treated with surgery and the remainder treated with drug therapy;

¡	during 2008, 75% of drug-treated patients being treated with somatostatin analogs, a class of drug products of which Somatuline® Depot is a member, with an increase to 84% by 2012;

¡	average Somatuline® Depot dose of 90-100 mg per month for acromegaly patients for the period covered by the business plan;

¡	extended Somatuline® Depot dosing interval (one injection every six weeks) approval by the FDA in 2009;

¡	approval by the FDA in 2011 of a product candidate containing a combination of Somatuline® Depot and a growth hormone antagonist for the treatment of acromegaly; and

¡	competition resulting from a long acting “generic” octreotide drug product entry (octreotide is the generic name of the active molecule in Sandostatin LAR® Depot).

•	For the treatment of neuroendocrine tumors (“NET”):

¡	favorable discussions with the FDA that enable Tercica to initiate a Phase III clinical trial evaluating Somatuline® Depot for the treatment of NET in 2008;

¡	average Somatuline® Depot dose of 120 mg per month for NET patients for the period covered by the business plan;

¡	approval by the FDA of Somatuline® Depot for the treatment of NET in late 2011; and

¡	average returns and rebates of 15% for Somatuline® Depot sales in NET.

•	Growth hormone/IGF-1 Combination Product Candidates:

•

Genentech purchases the Second Option Shares (as described under “Special Factors — Past Contacts, Transactions, Negotiations and Agreements — Agreements Involving Tercica’s Securities — Genentech Purchase Agreement” above), which provides Genentech with certain “opt-in” rights under the Combination Product Agreement;

•	full enrollment of a Phase II short stature study by mid-2009 and the commencement of enrollment in the Adult Growth Hormone Deficiency program prior to the end of 2008;

•	for the metabolic indication, a proof of concept study is the only study that is conducted during the period covered by the 2008-2012 business plan;

•

timely achievement of a solution to enable co-administration of Increlex® and Nutropin AQ® to support our anticipated development and commercialization timelines for our combination product candidates;

•	no reimbursement or cost sharing with Genentech during the 2008-2012 business plan period; and

•	reimbursement of 40% of the development costs for combination product candidates by Ipsen starting in 2009.

•	IPLEX™ Myotonic Muscular Dystrophy program:

•

Tercica’s participation in Insmed Incorporated’s IPLEX™ Myotonic Muscular Dystrophy program would require adjustment for each of the four cases in the 2008-2012 business plan to provide for one time opt-in costs and on-going development costs, as no costs for Tercica’s opt-in to any IPLEX™ development programs were factored into the projections.

•	Other:

•	For all cases, the 2008-2012 business plan also assumed a 5% per year growth in headcount-related costs.

Cautionary Information Relating to Projected Financial Information

The 2008-2012 business plan was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the Public Company Accounting Oversight Board regarding forward-looking information or U.S. generally accepted accounting principles. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the 2008-2012 business plan, nor have they expressed any opinion or given any form of assurance on the 2008-2012 business plan. The reports of our independent registered public accounting firm on our financial statements incorporated herein by reference relate to our historical financial information and do not extend to the 2008-2012 business plan and should not be read to do so. Furthermore, the 2008-2012 business plan and the projections included in the 2008-2012 business plan:

•	necessarily make numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth in the 2008-2012 business plan; and

•	should not be regarded as a representation that the estimates will be achieved.

The 2008-2012 business plan and projections do not necessarily reflect our actual performance, nor do they reflect changes in our business or changes in the economy in general resulting from events which have occurred since the 2008-2012 business plan and projections were prepared. The 2008-2012 business plan and projections are not a guarantee of performance and involve risks, uncertainties and assumptions. Our future financial results and value of our capital stock may materially differ from the 2008-2012 business plan and projections due to factors that are beyond our ability to control or predict. We cannot assure you that the estimates in the 2008-2012 business plan or projections will be realized or that future financial results will not materially vary from such estimates.

The 2008-2012 business plan and projections contain forward-looking statements. For information on factors that may cause Tercica’s future financial results to vary materially, see “Caution Regarding Forward-Looking Statements” on page 12 and the other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 attached hereto as Annex E and filed with the SEC on May 12, 2008. We do not undertake and do not intend to make publicly available any update or revisions to 2008-2012 business plan or projections to reflect circumstances existing after the date of their preparation.

Ratio of Earnings to Fixed Charges

Tercica has not had positive earnings for the years ended December 31, 2007 and 2006, or for the three months ended March 31, 2008 and 2007. Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented. Because of the deficiency, ratio information is not applicable. Amounts shown are in thousands.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006
Deficiency of earnings available to cover fixed charges	$(17,470)	$(12,394)	$(40,466)	$(82,997)

Book Value Per Share

Our net book value per share as of March 31, 2008 was $0.92.

Market Price and Dividend Data

Our common stock is quoted on the NASDAQ Global Market under the ticker symbol “TRCA.” This table shows, for the periods indicated, the high and low closing sales price per share for Tercica common stock as reported by the NASDAQ Global Market (or its predecessor, the NASDAQ National Market).

	Tercica Common Stock
	High		Low
Year ending December 31, 2008
Third Quarter (through , 2008)	$		$
Second Quarter		$8.86		$3.82
First Quarter		$7.64		$4.97
Year ending December 31, 2007
Fourth Quarter		$7.77		$5.71
Third Quarter		$7.17		$4.71
Second Quarter		$6.83		$5.10
First Quarter		$5.92		$4.64
Year ended December 31, 2006
Fourth Quarter		$6.24		$4.90
Third Quarter		$6.70		$4.21
Second Quarter		$6.88		$3.07
First Quarter		$7.90		$6.29

The high and low sales prices per share for Tercica common stock as reported by the NASDAQ Global Market on             , 2008, the latest practicable trading day before the filing of this proxy statement was $             and $            , respectively.

As of June 15, 2008, our common stock was held of record by 35 stockholders.

We have never declared or paid any cash dividends on our common stock. If the merger is not completed, we expect to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, Suraypharm must consent to our declaration or payment of any cash dividends under the terms of the Affiliation Agreement.

Following the merger, our common stock will not be traded on any public market.

Directors and Executive Officers of Tercica

The following information sets forth, as of June 15, 2008, the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, neither we nor our current executive officers or directors have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens and their business number is (650) 624-4900. As of June 15, 2008, our directors, executive officers and other stockholders affiliated with our directors (other than the Purchaser and its affiliates) held and were entitled to vote, in the aggregate, shares of Tercica common stock representing approximately 14.6% of our outstanding shares. We believe our directors, executive officers and other stockholders affiliated with our directors intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” the proposal to approve the adjournment of the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement. In addition, the Purchaser has agreed to ensure that its affiliates vote any shares of Tercica common stock held by them in favor of the adoption of the merger agreement.

Name	Age	Position(s)
John A. Scarlett, M.D.	57	Chief Executive Officer and Director
Ross G. Clark, Ph.D.(1)	57	Chief Technical Officer and Director
Ajay Bansal	46	Chief Financial Officer and Executive Vice President of Finance
Richard A. King	43	President and Chief Operating Officer
Stephen N. Rosenfield	58	Executive Vice President of Legal Affairs, General Counsel and Secretary
Andrew J. Grethlein, Ph.D.	43	Senior Vice President, Pharmaceutical Operations
Thorsten von Stein, M.D., Ph.D.	46	Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs
Susan Wong	46	Vice President, Finance and Chief Accounting Officer
Alexander Barkas, Ph.D.	60	Chairman of the Board
Karin Eastham	58	Director
Faheem Hasnain	49	Director
Christophe Jean	52	Director
Mark Leschly	39	Director
David L. Mahoney	53	Director

(1)	On June 21, 2008, Dr. Clark passed away.

John A. Scarlett, M.D., has served as our Chief Executive Officer and as a member of our board of directors since February 2002. He also served as our President from February 2002 until February 2008. From March 1993 to May 2001, Dr. Scarlett served as President and Chief Executive Officer of Sensus Drug Development Corporation, a development stage pharmaceutical company. In 1995, he co-founded Covance Biotechnology Services, Inc., a biotechnology contract manufacturing company, and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as Senior Vice President of Medical and Scientific Affairs at Novo Nordisk Pharmaceuticals, Inc., a wholly owned subsidiary of Novo Nordisk A/S, a pharmaceutical company. From 1985 to 1990, Dr. Scarlett served as Vice President, Clinical Affairs and headed the clinical development group at Greenwich Pharmaceuticals, Inc., a pharmaceutical company. From 1982 to 1985, Dr. Scarlett served as Associate Director and, subsequently, as Director, of Medical Research and Services at Ortho-McNeil Pharmaceuticals, a wholly owned subsidiary of Johnson & Johnson. Dr. Scarlett received his B.A. degree in chemistry from Earlham College and his M.D. from the University of Chicago, Pritzker School of Medicine.

Ross G. Clark, Ph.D., served as our Chief Technical Officer from May 2002 and as a member of our board of directors from December 2001 until his passing away in June 2008. From December 2001 to August 2003, Dr. Clark served as Chairman of our board of directors. From December 2001 to February 2002, Dr. Clark served as our Chief Executive Officer and President. Dr. Clark founded Tercica Limited, Tercica’s predecessor company in New Zealand, in September 2000. Since September 1997, Dr. Clark has served as Professor of Endocrinology at the University of Auckland. From October 1997 to January 2000, Dr. Clark served as Chief Scientist for NeuronZ Limited, a New Zealand biotechnology company. In July 1999, Dr. Clark served as a board member of ViaLactia Biosciences (NZ) Ltd, a biotechnology subsidiary of the New Zealand Dairy Board. From 1990 to 1997, Dr. Clark served as a senior scientist for Genentech, Inc., a biotechnology company. Dr. Clark received his B.Sc., Dip.Sci. and Ph.D. degrees in veterinary physiology from Massey University, New Zealand.

Ajay Bansal has served as our Chief Financial Officer and Executive Vice President of Finance since December 2007. He also served as our Chief Financial Officer and Senior Vice President of Finance from March 2006 until December 2007. From February 2003 to January 2006, Mr. Bansal served as Vice Present of Finance and Administration and Chief Financial Officer of Nektar Therapeutics. From July 2002 until February 2003, Mr. Bansal served as Director of Operations Analysis at Capital One Financial. From August 1998 to June 2002, Mr. Bansal was at Mehta Partners LLC, a financial advisory firm where he was named partner in January 2000. Prior to joining Mehta Partners, Mr. Bansal spent more than ten years in management roles at Novartis and in consulting at Arthur D. Little, Inc., McKinsey & Company, Inc. and ZS Associates. Mr. Bansal holds a Bachelor of Technology degree from the Indian Institute of Technology (Delhi), an M.S. in Operations Management from Northwestern University and an M.B.A. from Northwestern University.

Richard A. King, has served as our President and Chief Operating Officer since February 2008, and served as our Chief Operating Officer from February 2007 to February 2008. Prior to joining Tercica in February 2007, Mr. King was a private investor. From January 2002 to September 2006, Mr. King served as Executive Vice President, Commercial Operations of Kos Pharmaceuticals, Inc., where he was responsible for sales, marketing, managed care, sales operations and customer service functions. From January 2000 to January 2002, Mr. King served as Senior Vice President of Commercial Operations at Solvay Pharmaceuticals. From January 1992 to January 2000, Mr. King held various marketing positions at SmithKline Beecham Pharmaceuticals. Mr. King began his career in the pharmaceutical industry at Lederle Laboratories, Ltd. Mr. King received his B.S. degree in chemical engineering from the University of Surrey and his M.B.A. from Manchester Business School.

Stephen N. Rosenfield has served as our Executive Vice President of Legal Affairs, General Counsel and Secretary since March 2006. From July 2004 through February 2006, Mr. Rosenfield acted as our Senior Vice President of Legal Affairs, General Counsel and Secretary. From February 2003 to May 2004, Mr. Rosenfield served as Executive Vice President of Legal Affairs, General Counsel and Secretary of InterMune, Inc., a biopharmaceutical company. From February 2000 to February 2003, Mr. Rosenfield served as Senior Vice President of Legal Affairs, General Counsel and Secretary of InterMune, Inc. From February 1996 to March

2000, Mr. Rosenfield was as an attorney at Cooley Godward LLP and served as outside counsel for biotechnology and technology clients. Mr. Rosenfield received his B.S. degree from Hofstra University and his J.D. degree from Northeastern University School of Law.

Andrew Grethlein, Ph.D., has served as our Senior Vice President, Pharmaceutical Operations since August 2005 and served as our Vice President, Manufacturing from April 2003 to August 2005. From December 2000 to April 2003, Dr. Grethlein served as Senior Director, South San Francisco Operations for Elan Corporation, plc, a pharmaceutical company. From November 1998 to December 2000, he served as Director, Biopharmaceutical Operations for Elan Corporation, plc. From 1997 to November 1998, Dr. Grethlein served as Associate Director, Neurotoxin Production for Elan Corporation, plc. From 1995 to 1997, Dr. Grethlein served as Manager, Biologics Development and Manufacturing for Athena Neurosciences, Inc., a biotechnology company. From 1991 to 1995, Dr. Grethlein served in various engineering positions for Michigan Biotechnology Institute, a non-profit technology research and business development corporation, and its wholly owned subsidiary, Grand River Technologies, Inc. Dr. Grethlein received his B.S. degree in biology from Bates College and his Ph.D. in chemical engineering from Michigan State University.

Thorsten von Stein, M.D., Ph.D., has served as our Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs since January 2005. From August 2003 to January 2005, Dr. von Stein served as Chief Medical Officer at NeurogesX, Inc., a pharmaceutical company. From December 2001 to July 2003, Dr. von Stein served as Vice President, Clinical Development at NeurogesX. From 1994 to 2001, Dr. von Stein held positions of increasing responsibility in medical research, global clinical development and project management for Roche Palo Alto and F. Hoffman-La Roche AG in Basel, Switzerland. Dr. von Stein served as Director of Medical Research at Roche Palo Alto from 1998 to December 2001. Dr. von Stein received his M.D. degree from Munich University, Germany, and his Ph.D. degree in computer science from the University of Hamburg, Germany.

Susan Wong has served as our Vice President of Finance and Chief Accounting Officer since March 2006 and Acting Chief Financial Officer from June 2005 to March 2006; and Vice President, Finance and Controller from January 2004 to March 2006. From November 2001 to December 2003, Ms. Wong was an independent financial services consultant. From August 2000 to October 2001, she served as Senior Vice President and Corporate Controller at Innoventry Corp., a privately held provider of fee-based financial services. From September 1993 to July 2000, Ms. Wong served as Vice President and Corporate Controller at Ocular Sciences, Inc., a publicly held manufacturer and distributor of soft contact lenses. From September 1989 to 1993, Ms. Wong served as Director of Corporate Accounting and Financial Reporting, Planning & Analysis at Vanstar, Inc., a computer reseller. Ms. Wong held various positions in the audit group at Coopers & Lybrand from August 1985 to August 1989. Ms. Wong is a Certified Public Accountant, and received her B.S. degree in finance and accounting from University of California, Berkeley.

Alexander Barkas, Ph.D., has served as Chairman of our board of directors since August 2003 and has served as a member of our board of directors since May 2002. Since June 1997, Dr. Barkas has served as a managing member of Prospect Management Co., LLC, a venture capital management company. From 1991 to 1997, he was a partner at Kleiner Perkins Caufield & Byers, a venture capital management company. From 1994 to 1995, he served as Chairman of the board of directors of Connetics Corporation, a pharmaceutical company. From 1993 to 1994, Dr. Barkas also served as Chief Executive Officer and President of Connetics Corporation. Dr. Barkas served as Chief Executive Officer of Geron Corporation, a biotechnology company, from 1992 to 1993, and has been Geron Corporation’s Chairman of the board of directors since 1993. From 1989 to 1991, Dr. Barkas was a founder and served as the Chief Executive Officer of BioBridge Associates, a health care consulting firm. He currently serves as a director for Geron Corporation and Amicus Therapeutics, Inc., a biopharmaceutical company. Dr. Barkas received his B.A. degree in biology from Brandeis University and his Ph.D. in biology from New York University.

Karin Eastham, has served as a member of our board of directors since December 2003. Since May 2004, Ms. Eastham has been Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer, and Secretary of Diversa Corporation, a genomic technology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, from 1976 to 1988. Ms. Eastham also serves as a director for Amylin Pharmaceuticals, Inc., Illumina, Inc., and SGX Pharmaceuticals, Inc. Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant and a Certified Director.

Faheem Hasnain, has served as a member of our board of directors since February 2008. Mr. Hasnain has served as Executive Vice President, Oncology/Rheumatology Strategic Business Unit of Biogen Idec Inc., a biotechnology company, since October 2007. Prior to that, Mr. Hasnain served as Senior Vice President, Oncology Rheumatology Strategic Business Unit from February 2007 to October 2007 and as Senior Vice President, Oncology Strategic Business Unit from October 2004 to February 2007. Prior to that, Mr. Hasnain served as President, Oncology Therapeutics Network at Bristol-Myers Squibb from March 2002 to September 2004. From January 2001 to February 2002, Mr. Hasnain served as Vice President, Global eBusiness at GlaxoSmithKline and prior to 2000 served in key commercial and entrepreneurial roles within GlaxoSmithKline and its predecessor organizations, spanning global eBusiness, international commercial operations, sales and marketing. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada.

Christophe Jean, has served as a member of our board of directors since October 2006. Since May 2003, Mr. Jean has served as Executive Vice President and Chief Operating Officer of Ipsen. Mr. Jean joined Ipsen in September 2002, and was initially in charge of creating Ipsen’s strategic planning and strategic marketing departments. From 2000 until September 2002, Mr. Jean served as Chairman and Chief Executive Officer of Pierre Fabre Mdicament, S.A., a pharmaceutical company. Prior to that, Mr. Jean served in various capacities with Ciba-Geigy AG and then with Novartis Pharma AG after the merger of Ciba-Geigy and Sandoz AG. Mr. Jean is also a director of ExonHit Therapeutics S.A (France). Mr. Jean received an M.B.A. from Harvard University.

Mark Leschly, has served as a member of our board of directors since July 2003. Since July 1999, Mr. Leschly has been a managing partner with Rho Capital Partners, Inc., an investment and venture capital management company. From 1994 to July 1999, Mr. Leschly was an associate and then a general partner of Healthcare Ventures L.L.C., a venture capital management company. From 1991 to 1993, Mr. Leschly served as a consultant for McKinsey & Company, a management consulting company. Mr. Leschly is currently a director of Verenium Corporation, an alternative energy company, Senomyx, Inc., a biotechnology company, and NitroMed, Inc., a biotechnology company. He received his B.A. degree in history from Harvard University and his M.B.A. from the Stanford Graduate School of Business.

David L. Mahoney, has served as a member of our board of directors since October 2004. Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a supply, information and care management products and services company, and Chief Executive Officer of iMcKesson LLC, a healthcare information and connectivity company, from July 1999 to February 2001. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. From 1981 to 1990, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm. Mr. Mahoney also serves on the Board of Directors of Corcept Therapeutics, a pharmaceutical company, and Symantec Corporation, an information and security software and applications company. Mr. Mahoney has a B.A. degree in English from Princeton University and an M.B.A. from Harvard University.

Directors and Executive Officers of Ipsen, the Purchaser and Merger Sub

The directors and executive officers of Ipsen, the Purchaser and Merger Sub are set forth below. None of Ipsen, the Purchaser or Merger Sub, nor to the knowledge of Ipsen, the Purchaser or Merger Sub, has any of the persons set forth below been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

All of the directors and executive officers of Ipsen are citizens of France, except René Merkt who is a citizen of Switzerland, and Klaus Peter Schwabe, who is a citizen of Germany, and Jacques-Pierre Moreau is also a citizen of the United States of America and can be reached c/o Ipsen, S.A. 42 rue du Docteur Blanche, 75016 Paris, France, and their business number is +33 (01) 44 30 4343.

All of the directors and executive officers of the Purchaser are citizens of France and can be reached c/o Beaufor Ipsen Pharma, S.A.S., 24 rue Erlanger, 75016 Paris, France, and their business number is +33 (01) 44 96 1313.

All of the directors and executive officers of Merger Sub are citizens of France and can be reached c/o Ipsen, S.A. 42 rue du Docteur Blanche, 75016 Paris, France, and their business number is +33 (01) 44 30 4343.

Executive Officers and Directors of Ipsen

Directors

Jean-Luc Bélingard has been the Chairman and Chief Executive Officer of Ipsen since 2001. Mr. Bélingard has also served as a director for Applera Corp. since 1993, Lab Corp. of America since 1995, NicOx since 2003 and bioMérieux since 2006. In addition, Mr. Bélingard served as a director of Exonhit Therapeutics from 1999 to 2006, and as a Managing Director of Mayroy between 2002 and 2005. Mr. Bélingard also serves as a director of Merger Sub.

Anne Beaufour has been a director of Mayroy (Luxembourg) since November 2000. Ms. Beaufour has also been legal manager of Beech Tree SARL (Luxembourg) since December 2001, FinHestia SARL (Luxembourg) since December 2003, SCI du 47 Henri Heine (France) since 2000, SCI Dreux Châteaudun (France) since 2000 and SCI de la Fraternité (France) since 2000.

Henri Beaufour has been legal manager of Camilia Holding (Luxembourg) since April 2002, legal manager of Beech Tree SARL (Luxembourg) since March 2003 and legal manager of FinHestia SARL (Luxembourg) since March 2003. Mr. Beaufour has also served as a permanent representative of Camila Holding (Luxembourg) on Mayroy’s (Luxembourg) board of directors since December 2006.

Alain Béguin has served as a permanent representative of Beech Tree on Mayroy’s (Luxembourg) board of directors since December 2006, as co-legal manager of Beech Tree SARL (France) since 2003, as legal manager of SCI du 43 rue de Montmorency (France) since 2002, as legal manager of SCI d’Andigné VIII (France) since 2002 and as chairman of Alain Béguin Consultant (France) since 2000.

Hervé Couffin has served as the Chairman and Chief executive officer of Callisto SAS (France) since March 2004, as a managing partner of HC Conseil SARL (France) since 2005, as a permanent representative of HC Conseil SARL on the board of directors of Antargaz since January 2006, as a director of Carbone Lorraine (France) since 1996, as a director of CFTP (Tunisia) since 2004, and as a director of Neuf Cegetel (France) since 2006. Additionally, Mr. Couffin served as an advisor to Bouygues Telecom (France) from 1999 to 2006, as an advisor to Neuf Cegetel (France) from 2003 to 2006, as a director of Mayroy (Luxembourg) from 2002 to September 2005, as a director of Gerflor (France) until 2005, as a member of the executive committee of PAI Partners (France) from 1998 to 2004 and as a director of Ceva Santé Animale (France) until 2003.

Antoine Flochel is currently legal manager of VicJen Finance, a position he has held since July 2005. Additionally, Mr. Flochel has served as a director of Mayroy (Luxembourg) since 1998, as legal manager of Beech Tree (Luxembourg) since 2003, as legal manager of VicJen Finance (France) since 2005, as a member of the advisory board to Baigo Capital GmbH (Germany) since 2007, as a member of the supervisory board of New Challenger SAS (France) since 2007, as an advisor to Financière Althea IV SAS (France) since 2007 and as legal manager for Vicjen investissements (Belgium) since December 2007. Mr. Flochel was also a partner in the PricewaterhouseCoopers (France) Corporate Finance division between 1998 and 2005.

Gérard Hauser has been Chairman and CEO of Nexans (France) since 2001. Mr. Hauser has also served as a director for Alstom (France) since 2003, Faurecia (France) since 2003, and Aplix (France) since 2001. Additionally, Mr. Hauser served as a director for Electro Banque (France) between 2000 and 2005.

Pierre Martinet has served as the Chairman and President of IFIL France SAS (France) since 2007, as a director of Exor SA (Paris France) since 2003, as a director of Exor Group SA (Luxembourg) since 2007, as a director of Cushman & Wakefield (USA) since 2007, as a director of Sequana Capital SA (France) since 2005, as a director of Arjo Wiggins Appleton Ltd (GB) since 2005, as a director of Old Town (Luxembourg) since 2000, as a director and Vice President of Exor USA (United States) since 2000 and as a member of the supervisory board of Cartier SA (France) since 1981. Mr. Martinet also served as chairman of Financière de Construction de Logement SAS from 2005 to 2007, as a director of Exor Finance Ltd from 2004 to 2007, as a director of Adriatique B.V. (the Netherlands) from 2002 to 2006, as a member of the supervisory board or Worms & Cie (France) until 2005, as a director of Long Pond B.V. (The Netherlands) until 2005, as a member of the supervisory board of Club Méditerranée (France) until 2004, as a director to Société Foncière Lyonnaise (France) until 2004, as director and managing director of Exor SA (France) until 2003 and as a legal manager of Château Margaux SCA (France) until 2003.

René Merkt has been a senior partner in the law firm René Merkt & Associes in Geneva, Switzerland during the last five years. Additionally, during the last five years, Mr. Merkt has been a director of A. Dewavrin Fils, Brig-Gils (Switzerland), Asunpar S.A., Geneva (Switzerland), Bruxinter S.A., Geneva (Switzerland), Canon S.A., Geneva (Switzerland), COGES Corraterie Gestion SA, Geneva (Switzerland), De Wey & Cie S.A., Fribourg (Germany), Eden Holding S.A., Montreux (Switzerland), Etrea S.A., Meyrin, Geneva (Switzerland), Exbasa S.A., Geneva (Switzerland), Fimaser Invest S.A., Geneva (Switzerland), Gerber & Goldschmidt A.G., Zoug (Switzerland), Homic S.A., Geneva (Switzerland), Holcos S.A., Geneva (Switzerland), Hôtels Intercontinental, Geneva (Switzerland), Inyourmind Music S.A., Fribourg (Germany), L’Oréal Suisse S.A., Geneva (Switzerland), L’Oréal Produits de luxe Suisse S.A., Renens (Switzerland), Laboratoires de spécialités scientifiques sérums et vaccins, S.A., Meyrin, Geneva (Switzerland), Matt Fashion S.A., Geneva (Switzerland), Mafsa S.A., Villars / Ollon (Switzerland), OM Pharma, Meyrin, Geneva (Switzerland), Park Plaza Hôtel A.G., Zurich (Switzerland), Participante S.A., Fribourg (Germany), Renalco S.A., Geneva (Switzerland), S.I. Grands Espaces, Lens (France), Sisley S.A., Bachenbülach, S.A. Hôtelière Montreux (Switzerland), Société de Gestion Fiduciaire S.A, Geneva (Switzerland), Villa Toscane Holding S.A., Montreux (Switzerland), Assor S.A., Geneva (Switzerland), Galderma Pharma S.A., Lausanne (Switzerland), Novagraaf Intern. S.A., Vernier, Geneva (Switzerland), Welding Engineers Ltd, Geneva (Switzerland), Italfarmaco S.A., Fribourg (Germany), Cie Aramayo S.A., Geneva (Switzerland), Beckman Coultier Int. S.A., Geneva (Switzerland), Novafin Financière S.A., Geneva (Switzerland), Synchem S.A., Geneva (Switzerland), Fitral S.A., Geneva (Switzerland), GIV Gesellschaft für Industrie, Geneva (Switzerland) and Mining & Chemical Products S.A., Geneva (Switzerland).

Yves Rambaud has served as a director for Géodis (France) since 2003. Additionally, Mr. Rambaud served as a director of Mayroy (Luxembourg) from 2003 to 2005 and as a director of Société Métallurgique Le Nickel SLN (France) from 1985 to 2006.

Dr. Klaus Peter Schwabe has served as the Chairman of Dr. Willmar Schwabe Familenstiftung, the holding company for Dr. Willmar Schwabe GmbH & Co. KG since 1993. Additionally, Dr. Schwabe has served as a director of Mayroy (Luxembourg) since 1998, and as legal manager for Extracta Beteiligungs GmbH (Germany)

since 1980, Irexan Verwaltungs GmbH (Germany) since 1986, Dr W. Schwabe Familienstiftung Verwaltungs GmbH (Germany) since 1993, Dr Schwabe Pharma Verwaltungs GmbH since 1994, A. Marggraf Arzneimittel Gmbh (Germany) since 2006, Wallingstown Company Ltd (Ireland) since 1980, FinHestia SARL (Luxembourg) since 2003, Finvestan SARL (Luxembourg) since 2005, Luisenhof GmbH (Germany) since 2006 and Carolabad Immobiliengesellschaft (Germany) since 1995.

Members of the Executive Committee

Frédéric Babin joined Ipsen in March 2008 as Executive Vice-President, Human Resources. Prior to joining Ipsen, Mr. Babin served as EVP Human Resources for other industry sectors such as the car industry where he worked for the English car components manufacturer Wagon from March 2002 to February 2008. Over the course of the past five years Mr. Babin also served as Head of Human Resources for Europe at the Hill-Rom US company specializing in hospital beds and as EVP Human Resources at Air Liquide Group.

Eric Drapé joined Ipsen in May 2007 as Executive Vice-President, Manufacturing and Supply Organization. Prior to joining Ipsen, Mr. Drapé served as Senior Vice President, Diabetes Manufacturing for Novonordisk from January 2004 to April 2007 and as Vice President of Product Supply at Chartes (France) between April 1999 and December 2003. Mr. Drapé has also served as a director for Novo Nordisk Engineering SA (France) since 2004 and served as a director of Novo Nordisk Pharmaceutical Industries Inc. (USA) between 2004 and 2007 and Novo Nordisk Delivery Technology Inc. (USA) between 2005 and 2007.

Claire Giraut has been the Chief Financial Officer of the Ipsen group since February 2003. Ms. Giraut also serves as a director of Merger Sub.

Christophe Jean is the Chairman of the Board, and Executive Vice President and Chief Operating Officer, of the Purchaser and has been Group Vice-President, Operations since May 2003 having joined Ipsen in September 2002. In addition, Mr. Jean has also served as a supervisory board member of Exonhit Therapeutics (France) since October 2006.

Jacques-Pierre Moreau has served as the Executive Vice-President and Chief Scientific Officer, responsible for the Ipsen group’s research and development programs at four Ipsen group sites since June 1997. Mr. Moreau has also served as a director for Dr. Reedy’s Laboratories (India) since 2007.

Stéphane Thiroloix joined Ipsen in April 2007 as Executive Vice-President, Corporate Development, a newly created position. He joined Bristol-Myers Squibb in September 2002 as Vice-President, French Operations, and was promoted to Vice-President Europe and General Manager, France in January 2004. Mr. Thiroloix served in this position until March 2007. Mr Thiroloix has also served as a director of DBV Technologies (France) since September 2007.

Executive Officers and Directors of the Purchaser

Chairman

Christophe Jean is Chairman of the Board and Executive Vice-President and Chief Operating Officer of the Purchaser. Details of Mr. Jean’s current occupation and employment history during the past five years can be found above under the heading “Executive Officers and Directors of Ipsen.”

Managing Directors

Etienne de Blois has been a Managing Director for the French Operations of the Purchaser since January 2001. Mr. de Blois has served in various roles within the Ipsen group since October 1982.

Jean Pierre Dubuc has served as “pharmacien responsable” of the Purchaser since January 2008. Mr. Dubuc previously served as “pharmacien responsable” for Beaufour Ipsen Industrie from April 1992 to January 2008.

Philippe Robert-Gorsse has been an employee of Ipsen since September 2005. Additionally, Mr. Robert-Gorsse has been a Managing Director of the Purchaser for the Eurasia Zone since September 2005 and from September 2003 to December 2004, Mr. Robert-Gorsse served as a Senior Vice President of eastern Europe for Aventis.

Bertrand Sauvageon has been an employee of the Purchaser since February 1996 and became a Manager based in Asia in January 2002. Mr. Sauvageon has also served as a Managing Director of the Purchaser for the Transcontinental Zone since January 2004.

Erwan Le Gall has been employed by the Purchaser since October 2005. Mr. Le Gall has served as the Finance director of the Purchaser for the Eurasia and Transcontinental Zones since October 2005 and has been employed by Scras (France), an Ipsen group company, as an internal auditor since May 2004. Prior to 2004, Mr. Le Gall served as an audit associate with Ernst and Young.

Thibaud Eckenschwiller has been an employee of Scras (France), an Ipsen group company, since July 2003. Mr. Eckenschwiller has also served as an Export Officer for the Transcontinental Zone since July 2006.

Executive Officers and Directors of Merger Sub

Jean-Luc Bélingard is the Chairman of the Board of Merger Sub and Chairman of the Board, Chief Executive Officer and President of Ipsen. Details of Mr. Bélingard’s current occupation and employment history during the past five years can be found above under the heading “Executive Officers and Directors of Ipsen.”

Clair Giraut is the Director and President, Treasurer of Merger Sub and Chief Financial Officer of Ipsen. Details of Ms. Giraut’s current occupation and employment history during the past five years can be found above under the heading “Executive Officers and Directors of Ipsen.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of Tercica common stock as of June 15, 2008 (except as otherwise noted) by: (i) each of our directors; (ii) our principal executive officer, principal financial officer and our three other highest paid executive officers during the year ended December 31, 2007; (iii) all executive officers and directors of Tercica as a group; and (iv) each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our common stock as of June 15, 2008.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Ipsen and affiliated entities(2)	46,192,844	66.9%
Entities affiliated with MPM BioVentures III LLC(3)	6,859,268	13.3%
Invesco Ltd.(4)	3,868,833	7.5%
Entities affiliated with Prospect Management Co. II, LLC(5)	3,063,540	5.9%
Entities affiliated with Rho Capital Partners, Inc.(6)	3,004,951	5.8%
MedImmune, Inc.(7)	2,996,250	5.8%

Directors and Executive Officers:
John A. Scarlett, M.D.(8)	1,703,904	3.2%
Ross G. Clark, Ph.D.(9)	807,729	1.6%
Stephen N. Rosenfield(10)	533,833	1.0%
Thorsten von Stein, M.D., Ph.D.(11)	360,500	*
Ajay Bansal(12)	371,000	*
Richard King(13)	350,000	*
Alexander Barkas, Ph.D.(14)	3,211,747	6.2%
Karin Eastham(15)	69,584	*
Faheem Hasnain (16)	22,500	*
Christophe Jean(17)	47,084	*
Mark Leschly(18)	3,074,535	5.9%
David L. Mahoney(19)	69,584	*
All directors and executive officers as a group (14 persons)(20)	11,183,027	20.2%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 51,689,075 shares outstanding on June 15, 2008, adjusted as required by rules promulgated by the SEC.
(2)

Includes 12,527,245 shares held by Suraypharm, 519,101 shares held by Ipsen and 15,740,549 shares that may be acquired within 60 days of June 15, 2008 pursuant to the Convertible Notes and the Ipsen Warrant, or a 42.7% beneficial ownership position with respect to the shares held by, or that may be acquired within 60 days of June 15, 2008 by, Ipsen and its affiliated entities. As described under “Special Factors—Past Contacts, Transactions, Negotiations and Agreements—Certain Transactions—Transactions with Ipsen and its Affiliates,” Ipsen exercised the Ipsen Warrant and converted the Convertible Notes in full on July     , 2008, resulting in the issuance of an aggregate of          shares to Ipsen. The shares listed in the table above, as well as the percentage beneficial ownership position listed in the table above, also includes 14,482,680 shares and options to purchase 2,923,169 shares of common stock that may be exercised pursuant to early exercise agreements, of which 1,369,946 will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008, held by certain of Tercica’s officers, directors and stockholders. All of the shares of Tercica common stock and options to purchase shares of Tercica common stock held by such officers, directors and stockholders are subject to the voting agreements Ipsen and its affiliated entities entered into with such officers, directors and stockholders as described under the captions “Special Factors—Past Contacts, Transactions, Negotiations and Agreements—Agreements Involving Tercica’s Securities—Prior Voting Agreements” and “Special Factors—Voting Agreements.” Ipsen and its affiliated entities may be deemed to be the beneficial owner of the shares of Tercica common stock and options to purchase shares of Tercica common stock subject to these voting agreements and to share the power to vote or to direct the vote of these shares. Each of Ipsen and its affiliated entities expressly disclaims beneficial ownership of the shares of Tercica common stock and options to purchase shares of Tercica common stock subject to these voting agreements. Mr. Jean, a director of Tercica, does not have shared or sole voting or dispositive over the shares beneficially owned by Ipsen and its affiliated entities and expressly disclaims beneficial ownership of the shares beneficially owned by Ipsen and its affiliated entities. The address for each of Ipsen and its affiliated entities is 42, rue du Docteur Blanche, 75016 Paris, France.

(3)	Represents 5,707,936 shares held by MPM BioVentures III-QP, L.P., 482,343 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG, 383,776 shares held by MPM BioVentures III, L.P., 112,772 shares held by MPM Asset Management Investors 2002 BVIII LLC, and 172,441 shares held by MPM BioVentures III Parallel Fund, L.P. The address for MPM BioVentures III LLC is 200 Clarendon Street, 54th Floor, Boston, MA 02116.
(4)	Based upon a Schedule 13G/A filed with the SEC on February 13, 2008 by Invesco Ltd. on behalf of itself and AIM Funds Management Inc., or AFM, a subsidiary of Invesco Ltd. According to the Schedule 13G/A filed by Invesco Ltd., AFM has sole voting and dispositive power over such shares. Pursuant to the Schedule 13G/A filed by Invesco Ltd., Invesco Ltd. and its subsidiaries disclaim beneficial ownership of the shares of Tercica common stock beneficially owned by any of their executive officers and directors, and each of Invesco Ltd.’s direct and indirect subsidiaries also disclaim beneficial ownership of shares of Tercica common stock beneficially owned by Invesco Ltd. and any other subsidiary. The address of Invesco Ltd. is 1360 Peachtree Street NE, Atlanta, GA 30309. The Schedule 13G/A filed by Invesco Ltd. provides information only as of December 31, 2007 and, consequently, Invesco Ltd.’s beneficial ownership of Tercica common stock may have changed between December 31, 2007 and June 15, 2008.
(5)	Represents 3,017,588 shares held by Prospect Venture Partners II, L.P. and 45,952 shares held by Prospect Associates II, L.P. Dr. Barkas, one of Tercica’s directors, is a managing member of Prospect Management Co. II, LLC, the General Partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and, together with the other managing members of Prospect Management Co. II, LLC, holds voting and dispositive power for the shares held of record by the stockholders listed above. Dr. Barkas disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for Prospect Management Co. II, LLC is 435 Tasso Street, Suite 200, Palo Alto, California 94301.
(6)	Represents 829,210 shares held by Rho Management Trust I, 374,629 shares held by Rho Ventures IV, L.P., 881,971 shares held by Rho Ventures IV (QP), L.P. and 919,141 shares held by Rho Ventures IV GmbH & Co. Beteiligungs KG. These stockholders are affiliated with the management company, Rho Capital Partners, Inc. Mr. Leschly, one of Tercica’s directors, is a controlling shareholder of Rho Capital Partners, Inc., a managing member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a managing director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a managing partner of the investment advisor to Rho Management Trust I. Mr. Leschly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. These shares do not include 11,000 shares of Tercica common stock held by Drakensberg, L.P. Joshua Ruch, the managing member of the general partner of Drakensberg, L.P., is also a controlling shareholder of Rho Capital Partners, Inc. and may be deemed to beneficially own the shares held by Drakensberg, L.P. and the entities affiliated with Rho Capital Partners, Inc. The address of Rho Capital Partners, Inc. is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, NY 10019.
(7)	Represents shares held by MedImmune Ventures, Inc., a wholly owned venture capital subsidiary of MedImmune, Inc. The address for MedImmune, Inc. is One MedImmune Way, Gaithersburg, Maryland 20878.

(8)	Includes: (i) 602,352 shares purchased pursuant to early exercised options, all of which are vested, (ii) options to purchase 783,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 418,418 shares will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008, (iii) 153,651 shares of held by The John A. Scarlett 1999 Trust U/A dtd November 26, 1999 and (iv) 154,901 shares held by The Susan E. Scarlett 1999 Trust U/A dtd November 26, 1999.
(9)	On June 21, 2008, Dr. Clark passed away. As of June 15, 2008, Dr. Clark’s beneficial ownership included: (i) 62,847 shares purchased pursuant to early exercised options, all of which were vested, (ii) 7,490 shares acquired through Tercica’s ESPP, (iii) options to purchase 180,000 shares of Tercica common stock that may be exercised pursuant to early exercise arrangements, of which 93,126 shares were unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008, and (iv) 556,392 shares held by Boat Harbour Ltd. For information regarding the treatment of Dr. Clark’s options that were unvested at the time of his death, see “Interests of our Directors and Officers – Executive Employment Agreements.”
(10)	Includes options to purchase 508,833 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 180,362 shares will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008.
(11)	Represents options to purchase 360,500 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 163,626 shares will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008.
(12)	Includes 4,000 shares acquired through Tercica’s ESPP and options to purchase 367,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 203,875 will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008.
(13)	Includes 2,000 shares acquired through Tercica’s ESPP and options to purchase 348,000 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 250,605 will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008.
(14)	Includes options to purchase 130,418 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 26,668 will be vested and subject to Tercica’s right of repurchase 60 days from June 15, 2008, and the shares described in Note (5) above. Dr. Barkas disclaims beneficial ownership of shares described in Note (5) above, except to the extent of his pecuniary interest therein.
(15)	Includes 10,000 shares purchased pursuant to early exercised options, all of which are vested, and options to purchase 59,584 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 13,334 will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008.
(16)	Includes options to purchase 22,500 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, all of which will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008.
(17)	Represents options to purchase 47,084 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 28,334 shares will be unvested and subject to Tercica’s right of repurchase within 60 days of June 15, 2008.
(18)	Represents options to purchase 69,584 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 13,334 will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008, and the shares held by the entities affiliated with Rho Capital Partners, Inc. as described in Note (6) above. Mr. Leschly disclaims beneficial ownership of the shares held by the entities affiliated with Rho Capital Partners, Inc. as described in Note (6) above, except to the extent of his pecuniary interest therein.
(19)	Represents options to purchase 69,584 shares of Tercica common stock that may be exercised pursuant to early exercise agreements, of which 13,334 will be unvested and subject to Tercica’s right of repurchase 60 days from June 15, 2008.
(20)	Includes: (i) 28,849 shares acquired through Tercica’s ESPP, (ii) 675,199 shares purchased pursuant to early exercise agreements, all of which are vested and (iii) options to purchase 3,638,503 shares of Tercica common stock, of which 1,671,975 shares are subject to Tercica’s right of repurchase if such options are early exercised pursuant to option agreements 60 days from June 15, 2008.

Prior Public Offerings

On January 27, 2006, Tercica completed an underwritten public offering of 5,750,000 shares of its common stock at a price to the public of $6.40 per share. Net cash proceeds from this offering were approximately $34.2 million after deducting underwriting discounts and other offering expenses.

Transactions in Shares

Common Stock Purchases Within Two Years

Tercica has not purchased any shares of its common stock within the past two years. Information with respect to the purchase of Tercica common stock by Ipsen and Suraypharm within the past two years is set forth in the table below.

Quarter Ended
	12/31/2006			03/31/2007
	Range of Price(s)	Average Price	Number of Shares	Range of Price(s)	Average Price	Number of Shares
Suraypharm	$6.17	$6.17	12,527,245	—	—	—
Ipsen	—	—	—	—	—	—

Quarter Ended
	06/30/2007			09/30/2007
	Range of Price(s)	Average Price	Number of Shares	Range of Price(s)	Average Price	Number of Shares
Suraypharm	—	—	—	—	—	—
Ipsen	—	—	—	$5.63	$5.63	519,101

Quarter Ended
	12/31/2007			03/31/2008
	Range of Price(s)	Average Price	Number of Shares	Range of Price(s)	Average Price	Number of Shares
Suraypharm	—	—	—	—	—	—
Ipsen	—	—	—	—	—	—

Quarter Ended/Ending
	06/30/2008			09/30/2008(1)
	Range of Price(s)	Average Price	Number of Shares	Range of Price(s)	Average Price	Number of Shares
Suraypharm	—	—	—	—	—	—
Ipsen	—	—	—	€5.92-$7.41	€5.92-$7.41

(1)	Transactions under this column represent the exercise by Ipsen of the Ipsen Warrant and the conversion by Ipsen of the Convertible Notes. The exercise price per share of the Warrant and the conversion price per share of the First Convertible Note and the Third Convertible Note was each $7.41. The conversion price per share of the Second Convertible Note was €5.92. As described under “Special Factors—Past Contacts, Transactions, Negotiations and Agreements—Certain Transactions—Transactions with Ipsen and its Affiliates,” we expect that Ipsen will exercise its Pro Rata Purchase Right in connection with the sale and issuance of the Section Option Shares to Genentech. If exercised, Ipsen would purchase approximately shares of our common stock pursuant to the exercise of its Pro Rata Purchase Right at a purchase price per share equal to the closing bid price of our common stock on the date immediately prior to entering into the purchase agreement pursuant to which we would issue such shares to Ipsen.

Transactions in Common Stock Within 60 Days

Except as set forth in the table below, there have been no transactions in shares of Tercica common stock during the past 60 days by Tercica or any of its executive officers or directors, or by any of its majority owned subsidiaries or any of its pension, profit-sharing or similar plans. In addition, except as set forth in the table below, there have been no transactions in shares of Tercica common stock during the past 60 days by Purchaser, Merger Sub, or any of their respective executive officers or directors.

Name	Amount of Common Stock Acquired (A) or Disposed of (D)		Transaction Date	Nature of Transaction	Exercise Price, Conversion Price or Price Per Share
Ajay Bansal	1,000	(A)	05/15/2008	ESPP Purchase	$3.55
Ross G. Clark	1,000	(A)	05/15/2008	ESPP Purchase	$3.55
Andrew Grethlein	1,000	(A)	05/15/2008	ESPP Purchase	$3.55
Richard A. King	1,000	(A)	05/15/2008	ESPP Purchase	$3.55
Susan S. Wong	1,000	(A)	05/15/2008	ESPP Purchase	$3.55
Ipsen	4,948,795	(A)	07/ /2008	Warrant Exercise	$7.41
Ipsen		(A)	07/ /2008	Convertible Note Conversion	$7.41
Ipsen		(A)	07/ /2008	Convertible Note Conversion	€5.92
Ipsen		(A)	07/ /2008	Convertible Note Conversion	$7.41

OTHER MATTERS

No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

Adjournments

Whether or not a quorum is present, the Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by the vote of the majority of the shares represented at the Special Meeting, either in person or by proxy, or by the chairman of the Special Meeting. In addition, we are soliciting proxies to grant the authority to vote “FOR” the adjournment of the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement. Our board of directors recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement.

Stockholder Proposals

We will hold an Annual Meeting of Stockholders in 2009, or the 2009 Annual Meeting, only if the merger is not completed. In order for your proposal to be considered for inclusion in the proxy statement for the 2009 Annual Meeting, your proposal must be submitted in writing by December 31, 2008, to Tercica’s Corporate Secretary at 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005. However, if Tercica’s 2009 Annual Meeting is not held between April 20, 2009 and June 19, 2009, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2009 Annual Meeting, but you are not requesting that your proposal or nomination be included in the proxy statement for the 2009 Annual Meeting, you must notify Tercica’s Corporate Secretary, in writing, not later than the close of business on February 19, 2009. However, if the 2009 Annual Meeting is not held between April 20, 2009 and June 19, 2009, then the deadline will be not later than the close of business on the 10th day following the date on which the notice of the date of the 2009 Annual Meeting was mailed, or the 10th day following the date on which public disclosure of the date of the 2009 Annual Meeting was made, whichever occurs first. We also advise you to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2009 Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by our board of directors for the 2009 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our amended and restated bylaws, if our proxy statement for the 2009 Annual Meeting briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

The Purchaser has supplied all information contained in this proxy statement relating to Ipsen, the Purchaser and Merger Sub, and we have supplied all information relating to Tercica.

In some cases, the SEC allows Tercica to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Tercica can disclose important information to you, where permitted, by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement.

Tercica incorporates by reference into this proxy statement the following documents or information that it filed with the SEC under the Exchange Act:

•	Annual Report on Form 10-K, for the year ended December 31, 2007, a copy of which is attached to this proxy statement as Annex D; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, a copy of which is attached to this proxy statement as Annex E.

Tercica undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing from Tercica, Inc., Attention: Investor Relations, 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005, or by telephone at our Investor Relations Department at (650) 624-4949 or from the SEC as described above.

Because the merger is a “going-private” transaction, Tercica, Ipsen, the Purchaser and Merger Sub have filed with the SEC a Rule 13e-3 Transaction Statement or Schedule 13E-3 under the Exchange Act with respect to the merger (the “Schedule 13E-3”). This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto are available for inspection and copying at Tercica’s principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by making a request in writing from Tercica, Inc., Attention: Investor Relations, 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005, or by telephone at our Investor Relations Department at (650) 624-4949.

* * *

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

JUNE 4, 2008

TERCICA, INC

BEAUFOUR IPSEN PHARMA, S.A.S.

and

TRIBECA ACQUISITION CORPORATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this Agreement) is entered into as of June 4, 2008, by and among Tercica, Inc (the Company), a corporation organized under the laws of the State of Delaware, with its principal offices at 2000 Sierra Point Parkway, Suite 400, Brisbane, California, 94005, United States, Beaufour Ipsen Pharma (the Purchaser), a société par actions simplifiée organized under the laws of France with its registered address at 24 rue Erlanger, 75016, Paris, France and Tribeca Acquisition Corporation (Merger Sub), a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Purchaser.

WHEREAS, the Purchaser and Merger Sub have approved and declared advisable the merger of Merger Sub with and into the Company (the Merger) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the board of directors of the Company, upon the recommendation of the Special Committee, has (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders (other than members of the Purchaser Group), (ii) approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby, (iii) resolved to recommend to the Company’s stockholders their approval of the Merger and this Agreement, and (iv) approved, for purposes of Section 203 of the DGCL, the Purchaser and Merger as parties and the transactions contemplated hereby;

WHEREAS, as a condition to and inducement to each of the Purchaser’s and Merger Sub’s willingness to enter into this Agreement, concurrently with execution and delivery of this Agreement, the Voting Parties are each entering into a voting and support agreement (each a Voting Agreement and together the Voting Agreements) pursuant to which, among other things, each of the Voting Parties agrees, subject to certain conditions, to vote its Shares in favor of adoption of this Agreement and approval of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	THE MERGER, CLOSING AND EFFECTIVE TIME

1.1	The Merger

Upon the terms and subject to the satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Sub shall merge with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Surviving Corporation), and following the Effective Time the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger and the Surviving Corporation shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the DGCL and Section 2.1 of this Agreement.

1.2	Closing

Unless otherwise mutually agreed in writing by the Company (with the approval of the Special Committee) and the Purchaser, the closing of the Merger (the Closing) shall take place at the offices of Cooley Godward Kronish LLP, at a date and time selected by the Purchaser (or at such other place and time as the parties may agree), but not later than the third Business Day following the day on which the last of the conditions set forth in Section 7 to be satisfied by action, or waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions), will have been satisfied or waived (subject to applicable Law) in accordance with this Agreement (the date on which the Closing actually occurs hereinafter referred to as Closing Date).

1.3	Effective Time

Subject to the terms of this Agreement, as soon as practicable following the Closing, the Company (at the direction of the Special Committee) and the Purchaser shall cause a certificate of merger, or other appropriate documents, (the Certificate of Merger) to be duly prepared, executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as the Company and Merger Sub shall, by written agreement, specify in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the Effective Time).

2.	EFFECTS OF THE MERGER AND THE SURVIVING CORPORATION

2.1	Effects of the Merger

The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, restrictions and duties of the Surviving Corporation.

2.2	Organizational Documents

At the Effective Time:

(a)	the Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Merger Sub until thereafter changed or amended in accordance with the provisions thereof or by applicable Law, except for the first Article thereof, which shall read “The name of the corporation is Tercica, Inc. (herein after referred to as the Corporation)”; and

(b)	the bylaws of the Surviving Corporation shall be amended and restated in their entirety such that as of the Effective Time they contain the provisions contained immediately prior to the Effective Time in the bylaws of Merger Sub, until thereafter changed or amended in accordance with the provisions thereof, the certificate of incorporation or applicable Law.

2.3	Officers

The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until:

(a)	their respective successors have been duly elected or appointed and qualified; or

(b)	the earlier of their death, resignation or removal in accordance in accordance with the certificate of incorporation or bylaws of the Surviving Corporation or by applicable Law, as the case may be.

2.4	Directors

The board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until:

(a)	their respective successors have been duly elected or appointed and qualified; or

(b)	the earlier of their death, resignation or removal in accordance in accordance with the certificate of incorporation or bylaws of the Surviving Corporation or by applicable Law, as the case may be.

3.	EFFECT OF THE MERGER ON CAPITAL STOCK

3.1	Effect on capital stock

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, as a result of the Merger, and without any action on the part of the holders of any capital stock of the Company,

(a)	except with respect to the Excluded Shares:

(i)	each Share shall be converted into the right to receive $9 per Share (the Merger Consideration);

(ii)	all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist;

(iii)	each Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 3;

(b)	Excluded Shares:

(i)	held by the Company shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist;

(ii)	held by a member of the Purchaser Group shall remain outstanding as shares of the Surviving Corporation; and

(iii)	that are Dissenting Shares shall be afforded the treatment provided in Section 3.3;

(c)	a holder of Stock Options, Restricted Stock Units, Early Exercise Shares and Restricted Shares shall be afforded the treatment provided in Section 3.2; and

(d)	each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the number of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the sum of the number of Shares, the number of Dissenting Shares, the number of Early Exercise Shares, the number of Restricted Shares, the number of shares underlying Stock Options that receive payment pursuant to this Agreement and the number of shares underlying Restricted Stock Units .

3.2	Treatment of Stock Options, Early Exercise Shares and Restricted Shares

(a)	In accordance with the terms of the Company’s 2002 Stock Plan, as amended, the Company’s 2002 Executive Stock Plan, as amended, and the Company’s 2004 Stock Plan, as amended (collectively the Stock Option Plans), subject to consummation of the Merger, the Stock Option Plans shall terminate, effective as of the Effective Time and no holder of Stock Options issued pursuant to the Stock Option Plans or otherwise or any participant in the Stock Option Plans shall have any rights thereunder to acquire any equity securities of or, except as expressly provided in this Section 3.2, to receive any payments from the Company or the Surviving Corporation.

(b)	In accordance with the terms of the Stock Option Plans, the Company:

(i)	shall provide, at least fifteen days prior to the Effective Time, notice to each holder of an option to purchase Shares under the Stock Option Plans (individually a Stock Option and collectively Stock Options) that, in each case, would otherwise be outstanding and unexercised immediately prior to the Effective Time, that, contingent upon the consummation of the Merger, such Stock Option (x) shall be fully vested and exercisable for the fifteen-day period beginning on the date of such notice and ending fifteen days thereafter (the Exercise Period) and (y) such Stock Option will terminate at the expiration of the Exercise Period to the extent then unexercised, unless the Stock Option terminates earlier by its own terms; and

(ii)

shall provide that any holder of a Stock Option that, in each case, contingent upon the occurrence of the Effective Time, expires at the expiration of the Exercise Period by virtue of being outstanding and unexercised at the expiration of the Exercise Period pursuant to the Stock Option Plans and Section 3.2(b)(i), but that would otherwise be outstanding and unexercised immediately prior to the Effective Time, and that has an exercise price that is less than the Merger Consideration shall receive at the Effective Time from the Purchaser or the Paying Agent (at the direction of the Purchaser) an amount in cash equal to the product of (x) the number of Shares previously subject to such Stock Option, and (y) the excess of the Merger Consideration over the exercise price per Share previously subject to such Stock Option, less any required withholding taxes.

(c)	The Company (at the direction of the Special Committee) shall provide that, immediately prior to the Effective Time, each Restricted Share, Early Exercise Share and Restricted Stock Unit shall vest and become free of all such restrictions immediately prior to the Effective Time, and at the Effective Time the holder thereof shall, subject to this Section 3.2, be entitled to receive the Merger Consideration from the Purchaser in exchange for each such Restricted Share, Early Exercise Share and Restricted Stock Unit, less any required withholding taxes (as provided for in Section 3.5).

(d)	The Company (at the direction of the Special Committee):

(i)	after the date hereof, shall take all actions necessary to provide that the Company’s employee stock purchase plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the Company ESPP) shall terminate immediately prior to the Effective Time in accordance with its terms;

(ii)	shall establish for the Company ESPP Purchase Period (as defined in the Company ESPP) in progress at the date of this Agreement a New Exercise Date (as defined in the Company ESPP), pursuant to the terms of the Company ESPP, which shall be no later than thirty (30) Business Days after the date of this Agreement. In addition, any Offering Periods (as defined in the Company ESPP) then in progress shall end on the New Exercise Date. The Company shall ensure that no new Offering Periods or Purchase Periods (as defined in the Company ESPP) thereunder shall commence under the Company ESPP following the date of this Agreement.

(e)	At or prior to the Effective Time, the Company (at the direction of the Special Committee):

(i)	and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and use its reasonable best efforts to effectuate the provisions of Section 3.2 without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation other than those payments provided for in this Section 3.2; and

(ii)	shall use its reasonable best efforts to ensure that from and after the Effective Time neither the Purchaser Group nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Benefit Plans.

3.3	Dissenting Shares

(a)	Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder who has neither voted in favor of the adoption of this Agreement or approval of the Merger nor consented thereto in writing with respect to such Shares, or is otherwise entitled to dissenters’ rights under Section 262 of the DGCL, and who has validly asserted dissenters’ rights with respect to the Merger in accordance with the DGCL for such Shares (the Dissenting Shares) and otherwise not withdrawn or lost such rights (a Dissenting Stockholder), will not be converted into, or represent the right to receive, the Merger Consideration unless and until such Dissenting Stockholder fails to perfect, effectively withdraws or otherwise loses his, her or its dissenters’ rights.

(b)	Each Dissenting Stockholder will be only entitled to the rights with respect to the Dissenting Shares held by them in accordance with the provisions of the DGCL, including Section 262 of the DGCL, and will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to their Dissenting Shares.

(c)	Notwithstanding anything to the contrary contained in this Section 3.3, all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or otherwise lose their dissenters’ rights pursuant to the provisions of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in this Section 3 and will no longer be Dissenting Shares or Excluded Shares and such holder will no longer be deemed a Dissenting Stockholder.

(d)	Notwithstanding anything to the contrary contained in this Section 3.3, if the Merger is abandoned prior to the Effective Time, then the right of any Dissenting Stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to the provisions of the DGCL will cease.

(e)	The Company will give the Purchaser and Merger Sub prompt notice of any written demands to receive fair value for Shares held by a stockholder, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to rights of dissent with respect to the Merger.

(f)	The Company will:

(i)	give the Purchaser and Merger Sub the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of dissenters’ rights; and

(ii)	not, except with the prior written consent of the Purchaser or Merger Sub, voluntarily make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

3.4	Surrender of Shares

(a)	Paying Agent.

(i)	For the benefit of the holders of Shares (other than Excluded Shares), the Purchaser will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the Paying Agent) to act as agent for the payment of the Merger Consideration in accordance with this Section 3 from time to time after the Effective Time. The Purchaser will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company, prior to the Effective Time.

(ii)	Immediately prior to the Effective Time, the Purchaser will deposit, or cause to be deposited, with the Paying Agent in trust for the benefit of the Company’s stockholders cash in amounts sufficient for the payment of the Aggregate Merger Consideration (such cash being herein referred to as the Payment Fund). The Paying Agent shall, pursuant to irrevocable instructions, make the payments of the Merger Consideration to the Company’s stockholders contemplated hereby out of the Payment Fund. In the event, from time to time, any Dissenting Shares cease to be Dissenting Shares, the Purchaser shall immediately deposit, or cause to be deposited, with the Paying Agent cash in an amount equal to the number of such Dissenting Shares multiplied by the Merger Consideration.

(iii)	The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation.

(iv)	Any net profit, interest or other income resulting from such investments shall become part of the Payment Fund and any amounts in excess of the aggregate Merger Consideration payable in accordance with this Section 3 (the Aggregate Merger Consideration) shall be promptly returned to the Purchaser. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Purchaser shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b)	Payment procedures.

(i)	Promptly after the Effective Time (and in any event within three Business Days thereafter), the Purchaser shall cause the Paying Agent to mail to each record holder as of the Effective Time, of (x) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (a Certificate) or (y) Shares represented by book-entry (Book Entry Shares), other than in respect of Excluded Shares:

(1)	a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title will pass, in the case of Certificates, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.4(e)) to the Paying Agent, or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal; and

(2)	instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.4(e)) or, in the case of Book-Entry Shares, the surrender of such Shares, in exchange for payment of the Merger Consideration.

(ii)	Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) or of a Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings as provided in Section 3.5) equal to (x) the number of Shares represented by such Certificate or Book-Entry Share multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled.

(iii)	No interest will be paid to, or accrued for the benefit of, holders of the Certificates or Book-Entry Shares on any amount payable upon due surrender of the Certificates or Book-Entry Shares.

(iv)	In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(v)	If payment of the Merger Consideration is to be made to any person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that:

(1)	the Certificate or Book-Entry Share so surrendered shall be properly endorsed, with signature guaranteed, or shall be otherwise in proper form for transfer; and

(2)	the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Paying Agent or Purchaser that such tax either has been paid or is not applicable.

(vi)	The Paying Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange of the Certificates in accordance with normal exchange practices.

(c)	No further transfers. Other than to settle transfers of Shares that occurred prior to the Effective Time, from and after the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time, except for the transfer of Shares owned by a member of the Purchaser Group.

(d)	Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investment thereof) that remains undistributed to the holders of the Certificates and Book-Entry Shares twelve months after the Effective Time will be delivered to the Purchaser, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Section 3 will thereafter look only to the Purchaser for payment of his, her or its claims for Merger Consideration (after giving effect to any required tax withholdings as provided in Section 3.5) upon due surrender of its Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Purchaser, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)	Lost, stolen or destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser or the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Purchaser or the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement (after giving effect to any required tax withholdings as provided in Section 3.5).

3.5	Withholding rights

(a)	Each of the Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Stock Options (and to instruct the Paying Agent to deduct or withhold) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law.

(b)	To the extent that amounts are so withheld by the Purchaser or the Surviving Corporation, as the case may be, such withheld amounts:

(i)	shall be remitted by the Purchaser or the Paying Agent, as applicable, to the applicable Governmental Entity; and

(ii)	shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Stock Options in respect of which such deduction and withholding was made by the Purchaser or the Paying Agent, as the case may be.

3.6	Adjustments to prevent dilution

In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited, or not expressly permitted, by the terms of this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter (the Company Disclosure Letter) delivered by the Company to the Purchaser and Merger Sub concurrently with the execution of this Agreement (it being understood and agreed that (i) any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection; and (ii) that the mere inclusion of an item in the Company Disclosure Letter shall not be deemed an admission by the Company that such an item is or was material or is or was required to be disclosed therein), (b) as expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby or (c) as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 29, 2008 and the Company’s quarterly on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 12, 2008 (in each case other than general cautionary or disclaimer language included therein), the Company hereby represents and warrants to the Purchaser and Merger Sub as set forth in this Section 4. The disclosure required to make accurate any of any representation or warranty contained herein (and thereby to fulfill conditions to Closing set forth in Section 7) shall not be limited, or otherwise affected by, or as a result of, any investigation conducted by the Purchaser or Merger Sub or (except with respect to information set forth in the Company Disclosure Letter) any knowledge of the Purchaser or Merger Sub acquired (or capable of being acquired) at any time.

4.1	Organization; power; qualification

(a)	The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b)	The Company has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as now conducted.

(c)	The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in such good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.2	Company Organizational Documents

(a)	The Company has heretofore furnished or otherwise made available to the Purchaser a complete and correct copy of the Company Organizational Documents.

(b)	The Company Organizational Documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company.

(c)	The Company is not in violation of any provisions of the Company Organizational Documents in any material respect.

4.3	Corporate authorization; enforceability

(a)	The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to Stockholder Approval in the case of the consummation of the Merger, to consummate the transactions contemplated by this Agreement.

(b)	The Special Committee, at a meeting duly called and held prior to the execution of this Agreement at which all directors who were members of the Special Committee were present and having received the Opinion of the Special Committee Financial Advisor:

(i)	determined that the Merger and this Agreement are fair and are in the best interests of the Company and its stockholders (other than members of the Purchaser Group) and declared them advisable; and

(ii)	unanimously recommended that the Company Board approve this Agreement and the transactions contemplated hereby, including the Merger, which recommendation of the Special Committee has not as of the date of this Agreement been rescinded, modified or withdrawn in any way.

(c)	The Company Board, at a meeting duly called and held prior to the execution of this Agreement at which all directors were present (other than Christophe Jean who recused himself from the meeting due to his affiliation with the Purchaser), acting on the unanimous recommendation of the Special Committee, in accordance with the DGCL, duly and unanimously:

(i)	determined that the Merger and this Agreement are fair to, and are in the best interests of, the Company and its stockholders (other than members of the Purchaser Group), and declared them advisable; and

(ii)	approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

(iii)	resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders’ Meeting,

(clauses (i) through (iii) inclusive, and including the recommendation of the Special Committee, the Company Board Recommendation).

(d)	The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, except in the case of the Merger which is subject to the Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions, including the Merger, contemplated hereby other than:

(i)	with respect to the consummation of the Merger, the filing with the SEC of the Company Proxy Statement with respect to, and the receipt of, the Stockholder Approval;

(ii)	the filing of the Certificate of Merger as required by the DGCL; and

(iii)	such other filings as may be required under, and in compliance with the other applicable requirements of, the HSR Act, the Exchange Act and any other applicable Law.

(e)	This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser and Merger Sub, constitutes a legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors’ rights and to general equity principles regardless of whether considered in a proceeding in equity or at law).

4.4	Takeover statutes and defenses

(a)	On June 3, 2008, the Company Board, upon recommendation by the Special Committee, has approved the Merger, this Agreement and the Voting Agreements, and the parties to this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the Voting Agreements the limitations on business combinations contained in any restrictive provision of any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other similar anti-takeover statute or regulation (including without limitation, Section 203 of the DGCL) or restrictive provision of any applicable anti-takeover provision in the Company Organizational Documents. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company Organizational Documents applies to the Merger, this Agreement (or any of the transactions contemplated by this Agreement) or the Voting Agreements.

(b)	The Company, the Company Board and the Special Committee have taken all action necessary:

(i)	to render the Rights issued pursuant to the Rights Agreement inapplicable to the execution and delivery of this Agreement and the Voting Agreements and the consummation of the Merger and the other transactions contemplated by this Agreement;

(ii)	to ensure that:

(1)	no member of the Purchaser Group shall become or be deemed to become an Acquiring Person (as defined in the Rights Agreement), in connection with the execution and delivery of this Agreement and the Voting Agreements and the consummation of the Merger or the other transactions in this Agreement;

(2)	neither a Distribution Date nor a Transaction (each as defined in the Rights Agreement), shall occur or be deemed to occur, in each case, in connection with the execution and delivery of this Agreement and the Voting Agreements and the consummation of the Merger or the other transactions contemplated by this Agreement; and

(3)	the execution and delivery of this Agreement of the Voting Agreements and the announcement or consummation of the Merger, this Agreement and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered; and

(iii)	to cause the Rights Agreement to terminate at the Effective Time, in accordance with its terms.

4.5	Opinion of the Special Committee Financial Advisor

The Company Board and the Special Committee have received the opinion, dated as of the date of this Agreement, of Lehman Brothers Inc. (the Special Committee Financial Advisor), to the effect that, as of the date of this Agreement and based upon and subject to the qualifications, limitations and assumptions stated therein, the Merger Consideration to be received by the holders of Shares (other than the Purchaser and its Affiliates) is fair, from a financial point of view, to such holders (the Opinion), it being understood that such opinion is for the benefit of the Special Committee and the Company Board and may not be relied on by the Purchaser or Merger Sub.

4.6	Capitalization; Stock Options

(a)	As of the date of this Agreement, the Company’s authorized capital stock consists solely of:

(i)	100,000,000 Shares; and

(ii)	5,000,000 shares of preferred stock, par value $0.001 per share (the Preferred Stock) of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, par value $0.001 per share.

(b)	As of the close of business on June 2, 2008 (the Measurement Date):

(i)	51,644,705 Shares were issued and outstanding of which none (0) were unvested Restricted Shares and none (0) were Early Exercise Shares;

(ii)	no shares of Preferred Stock were issued or outstanding;

(iii)	250,603 Shares were subject to issuance under the Restricted Stock Units; and

(iv)	Stock Options to purchase an aggregate of 6,557,263 Shares were outstanding, with a weighted-average exercise price of $6.61 per Share;

(c)	Between the Measurement Date and the date of this Agreement, there have been no issuances of any securities of the Company that would have put the Company in breach of Section 6.1(b)(i) had such issuances been made after the date of this Agreement.

(d)	Section 4.6(d) of the Company Disclosure Letter sets forth, as of the Measurement Date, for each Stock Option outstanding pursuant to the Stock Option Plans, the number of Stock Options, the number of Shares issuable thereunder and the vesting schedules, the Grant Date, the expiration date, exercise or conversion price relating thereto and whether such Stock Option is an “incentive stock option” under the Code. As of the Measurement Date, there were an aggregate of 8,953,834 Shares reserved for issuance pursuant to the Stock Option Plans (including Shares reserved for issuance pursuant to outstanding Stock Options).

(e)	Except as set forth in this Section 4.6, Section 4.6 of the Company Disclosure Letter and except for the Rights, as of the Measurement Date:

(i)	there are no authorized, reserved, issued or outstanding Company Securities;

(ii)	there are no outstanding obligations of the Company to redeem, repurchase or otherwise acquire any Company Securities; and

(iii)	there are no options, calls, warrants or other rights (including pre-emptive rights), agreements, arrangements or commitments of any character relating to issued or unissued Company Securities or obliging the Company to issue Company Securities.

(f)	All outstanding Shares were duly authorized, validly issued, fully paid and non-assessable and were issued in accordance with all applicable Law, the Company Organizational Documents and any Contracts to which the Company is a party or to which it is bound.

(g)	The Company has not entered into any binding commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

4.7	Subsidiaries

The Company does not own, directly or indirectly, any equity securities or similar interest convertible or exchangeable into or exercisable for any equity or similar interest of any other Person.

4.8	Governmental authorizations

The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity, stock exchange or similar body, whether domestic or foreign (each, a Governmental Entity), other than:

(a)	with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b)	in connection with the applicable requirements of the Exchange Act;

(c)	the filing of the Company Proxy Statement relating to the Company Stockholders’ Meeting and a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby (together with any amendments thereof or supplements thereto, the Schedule 13E-3);

(d)	any filings required by, and any approvals required under, the rules and regulations of the NASDAQ Global Market (NASDAQ);

(e)	the pre-merger notifications required under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act) and (ii) the competition or merger control Laws of any other applicable jurisdiction; and

(f)	any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 4.8(f) of the Company Disclosure Letter.

4.9	Non-contravention

The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(a)	contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b)	contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or by which any material assets of the Company (Company Assets) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.8(a) through 4.8(f) have been obtained or made);

(c)	result in:

(i)	any violation or breach of or loss of a benefit, right or license enjoyed by the Company under any Company Contract;

(ii)	a material liability or obligation of the Company likely being created or increased under any Company Contract;

(iii)	any other party being relieved of any obligation or becoming entitled to exercise any remedy (including any termination or pre-emption right or other option) under any Company Contract;

(d)	constitute a default (with or without notice or lapse of time or both) under any Company Contract;

(e)	require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract;

(f)	give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations (with or without notice or lapse of time or both) under any Company Contracts, including any obligation to purchase, license or sell assets or securities; or

(g)	cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens,

except, in the cases of Sections 4.9(b) through 4.9(g), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.10	Voting

(a)	The Stockholder Approval is the only vote of the holders of any class or series of the capital stock of the Company necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to adopt this Agreement.

(b)	Except for the Voting Agreements and the voting agreements between members of the Purchaser Group and the Company’s stockholders entered into in connection with the Stock Purchase Agreement dated July 18, 2006, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company.

4.11	SEC Documents and financial reports

(a)	The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC and any other Governmental Entity pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2006 (such forms, statements, reports and documents filed or furnished with the SEC including any amendments thereto, the Company SEC Documents).

(b)	Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act.

(c)	As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, none of the Company SEC Documents contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(d)	The Company SEC Documents filed or furnished on or prior to the date of this Agreement included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (SOX), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX.

(e)	As of the date of this Agreement:

(i)	there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Company SEC Documents;

(ii)	to the Knowledge of the Company, none of the Company SEC Documents is the subject of an SEC review; and

(iii)	all resolved SEC comment letters received by the Company since January 1, 2007 have been identified in Section 4.11(e) of the Company Disclosure Letter.

(f)	There is no material unresolved violation with respect to any report, registration or statement of which the Company has received written notice filed by, or relating to any examinations by any such Governmental Entity of, the Company.

(g)	Each of the financial statements included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules):

(i)	complied as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof;

(ii)	are consistent, in all material respects, with the books and records of the Company;

(iii)	fairly presents in all material respects the financial position of the Company as of its date, and each of the statements of operations, statements of stockholders’ equity and statements of cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the net income, total stockholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of the Company as of the dates or for the periods set forth therein, as applicable (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not material in amount or effect and to any other adjustments expressly set forth in the Company SEC Documents filed prior to the date of this Agreement), in each case in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied during the periods involved, except as may be noted therein and in the case of unaudited statements as permitted by the rules and regulations of the SEC.

(h)	The management of the Company has:

(i)	implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the chief executive officer and chief financial officer of the Company by others in the Company to allow timely decisions regarding required disclosure; and

(ii)	disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board:

(1)	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data; and

(2)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(i)	As of the date of this Agreement the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.

(j)	The Company has been and is in compliance in all material respects with (i) the applicable provisions of SOX since its enactment and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(k)	Since January 1, 2008:

(i)	none of the Company or any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls relating to periods after December 31, 2007 including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact); and

(ii)	no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2007 by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

4.12	Undisclosed liabilities

Except:

(a)	for the principal amounts of outstanding indebtedness for borrowed money of the Company (not including intercompany amounts, capital leases or purchase price obligations with respect to acquisitions) of an aggregate of $40,037,000 and €30,000,000;

(b)	as and to the extent fully disclosed, reflected or reserved against on the balance sheet of the Company dated as of December 31, 2007 (including the notes thereto) included in the Company SEC Documents;

(c)	for liabilities and obligations incurred under Contracts to which the Company is a party or by which it or the Company Assets may be bound, other than liabilities or obligations arising from a breach or default under any Contract;

(d)	as incurred since December 31, 2007 in the ordinary course of business consistent with past practice, none of which results from, arises out of, relates to or was caused by any breach of contract, tort, infringement or violation of applicable Law; and

(e)	for liabilities or obligations incurred in connection with this Agreement, including the Merger,

the Company has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that could, individually or in the aggregate, reasonably be expected to be material to the Company.

4.13	Absence of certain changes

(a)	From January 1, 2008 to the date of this Agreement the Company has conducted its business only in the ordinary course consistent with past practices, and there has not been:

(i)	any Company Material Adverse Effect or any change, event, occurrence, discovery or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; and

(ii)	any change in accounting methods, principles or practices.

(b)	Since January 1, 2008, the Company has conducted its business only in the ordinary course consistent with past practices, and there has not been any material damage, destruction or other casualty loss with respect to any material Company Asset which is not covered by insurance.

4.14	Contracts

(a)	Except for this Agreement, and except for any Excluded Contract, as of the date of this Agreement, the Company is not a party to or bound by any Contract:

(i)	which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 or its quarterly report on Form10-Q for the quarter ended March 31, 2008;

(ii)	relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000;

(iii)	which contains any provision that would restrict the conduct of business of any Affiliate of the Company (or any Affiliate of any such Affiliate of the Company) or which, following consummation of the Merger, would materially restrict the ability of the Surviving Corporation to compete in any business in the same manner and at the same cost as of the date of this Agreement or with any Person or in any geographic area;

(iv)	that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in each case under this clause (B) in a manner which is material to the business of the Company;

(v)	which was entered into after December 31, 2007 or not yet consummated by December 31, 2007 for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $250,000 (other than acquisitions or dispositions of assets in the ordinary course of business);

(vi)	which by its terms calls for aggregate payments by the Company of more than $250,000;

(vii)	under which the Company has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $250,000;

(viii)	which grants any material rights to, or otherwise pertains in any material respect to, any material Company Intellectual Property;

(ix)	which establishes any joint venture, consortium or profit (or loss) sharing agreement or arrangement;

(x)	under which the Company has sold or disposed of any company or business where the Company remains subject to any material liability (contingent or otherwise);

(xi)	which establishes any material agency, distributorship, marketing, purchasing, manufacturing or licensing arrangement or agreement; or

(xii)	which is a recognition, procedural or other agreement, with any recognized trade union.

(b)	Each Contract of the type described in Section 4.14(a), whether or not set forth in the Company SEC Documents, is referred to herein as a Company Contract (for purposes of clarification, (i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract and (ii) no Excluded Contract is or shall be deemed to be a Company Contract). For purposes of this Agreement, an Excluded Contract shall mean any specialty pharmacy agreements, clinical research agreement, clinical trial agreement, confidentiality or non-disclosure agreement, consulting agreement, material transfer agreement, quality agreement, registry study agreement, investigator-sponsored trial agreement, clinical investigation grant agreement or any similar agreement relating to research, clinical trial or development activities by the Company or by third parties, including contracts or agreements with any independent contractors, consultants, contract research organizations, laboratory testing companies, medical institutions and the like, in each case entered into by the Company in the ordinary course of business consistent with past practices; provided, however, that no such contract shall constitute an Excluded Contract to the extent such contract would reasonably be expected to have or result in a material effect on the business of the Company.

(c)	A true, correct and complete list of the Company Contracts as of the date of this Agreement is set forth in Section 4.14(c) of the Company Disclosure Letter, except for Company Contracts filed or incorporated by reference as exhibits to the Company’s Form 10-K for the fiscal year ended December 31, 2007 or Form 10-Q for the quarter ended March 31, 2008 or any Contracts listed in Section 4.14(a) of the Company Disclosure Letter.

(d)	(i) Each Company Contract is valid and binding on the Company and in full force and effect and (ii) the Company has no Knowledge of, and has not received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material breach or default under any such Company Contract on the part of the Company, or any other party thereto.

4.15	Company Benefit Plans

(a)	Section 4.15 of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of each Company “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other Company stock purchase, stock option, restricted stock, severance, retention, employment (other than employment agreement providing for employment at will), change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company has any present or future right to benefits. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the Company Benefit Plans.

(b)	No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) (an ERISA Affiliate) to any material Tax, penalty, fine or other liability imposed by ERISA, the Code or other Laws.

(c)	No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

(d)	With respect to each Company Benefit Plan, if applicable, the Company has made available to the Purchaser correct and complete copies of:

(i)	all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto;

(ii)	the most recent summary plan descriptions and any summaries of material modifications;

(iii)	the most recent financial reports for such Company Benefit Plan, if any;

(iv)	the most recent actuarial valuation report, if any;

(v)	the most recent determination letter, if any, received from the Internal Revenue Service (the IRS) regarding the tax-qualified status of such Company Benefit Plan; and

(vi)	Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, if any, for each of the most recent plan year; and

(vii)	the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code.

(e)	No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(f)	Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or such qualified plan has been established under a prototype or volume submitter plan for which an IRS opinion letter has been obtained by the plan sponsor and is sufficient as to the adopting employer), and no event has occurred that would reasonably be expected to adversely affect such qualification or exemption.

(g)	Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Laws and has not caused any excise or penalty Taxes to be incurred pursuant to ERISA. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

(h)	None of the Company Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other Law or at the expense of the participant or participant’s beneficiary. The Company has complied with the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Company Benefit Plan to which such continuation coverage requirements apply.

(i)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event including notice, lapse of time or both) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Company Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(j)	There are no pending or, to the Knowledge of the Company, threatened Proceedings against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims).

(k)	Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations promulgated under Section 409A of the Code and any applicable guidance that the IRS issued relating to Section 409A of the Code.

(l)	There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or any change in employee participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(m)	The Company has neither made since the start of the current fiscal year, nor is obligated to make, any gross-up payments for Taxes under any compensation arrangements including Company Benefit Plans.

(n)	The Company has furnished to the Purchaser correct and complete copies of all Stock Option Plans set forth in Section 4.15(n) of the Company Disclosure Letter and all forms of options and other stock-based awards issued under those Stock Option Plans. There are no Stock Option Plans except as set forth in Section 4.15(n) of the Company Disclosure Letter.

(o)	All Stock Options were granted with an exercise price per Share that was equal to or in excess of the fair market value per Share as of the Grant Date of such Stock Option to the extent required by applicable Law, accounting rules or Section 409A of the Code, and each of the Company Benefit Plans subject to Code Section 409A has been administered in all material respects in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1, Treasury Regulations promulgated under Section 409A of the Code and any applicable guidance that the IRS issued relating to Section 409A of the Code.

(p)	With respect to the Stock Options:

(i)	each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the Grant Date) by all necessary corporate action, including, as applicable, approval by the Company Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date;

(ii)	each such grant was made in accordance with the terms of the applicable Stock Option Plan, the Exchange Act and all other applicable Laws, including the rules of NASDAQ;

(iii)	each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws;

(iv)	no “modifications” (as defined for the purposes of the final Treasury Regulations 1.409A-(1)b)(5)(v)) have been made to any such grants after the Grant Date; and

(v)	each outstanding Stock Option is exempt from the application of Section 409A of the Code,.

4.16	Labor relations

(a)	None of the employees of the Company is represented by a union and no union organizing efforts have been conducted since the Company’s formation or are now being conducted.

(b)	The Company is not a party to or as of the date of this Agreement, negotiating any collective bargaining agreement or other labor Contract.

(c)	There is no pending or threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company.

(d)	The Company is in compliance in all material respects with all Laws relating to the employment of labor, including all Laws relating to termination of employment, wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. No unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (WARN) or any similar state or local Law which remains unsatisfied, and the Company has not planned or announced any “plant closing” or “mass layoff” as contemplated by the WARN Act affecting any site of employment or facility of the Company.

4.17	Taxes

(a)	The Company and any affiliated group, within the meaning of Section 1504 of the Code, of which the Company has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by applicable Law, all Taxes with respect to taxable periods covered by such Tax Returns, and all other Taxes for which the Company is or might otherwise be liable have been timely paid in full or will be timely paid in full by the due date thereof and the financial statements in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date thereof and there are no Liens for Taxes with respect to any of the assets or properties of the Company other than Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements in the Company SEC Documents.

(b)	No Tax Return of the Company has ever been examined in the last three years by the IRS or any similar Tax authority of any other jurisdiction. No material Tax Return of the Company or any affiliated group within the meaning of Section 1504 of the Code of which the Company has ever been a member, is under audit or examination by any Tax authority, and no notice of such an audit or examination has been received by the Company.

(c)	Each deficiency resulting from any audit or examination relating to Taxes by any Tax authority has been timely paid. No outstanding issues relating to Taxes were raised by the relevant Tax authority in any completed audit or examination that can reasonable be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the federal, foreign and state and local Tax Returns of the Company and any affiliated group within the meaning of Section 1504 of the Code of which the Company has ever been apart for all years through 2005. The Company has made available to the Purchaser and Merger Sub documents setting forth the dates of the most recent audits or examinations of the Company or any affiliated group within the meaning of Section 1504 of the Code of which the Company has ever been a member by any Tax authority in respect of federal, foreign and state and local Taxes for all taxable periods for which the statute of limitations has not yet expired.

(d)	The Company is not party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Tax authority).

(e)	The Company shall not be required to include in a Tax period ending after the Closing Date Tax income attributable to income that accrued in a prior Tax period but was not recognized in any prior Tax period as a result of adjustment under Section 481(a) of the Code or methods or due to any or any comparable provision of state, local, or foreign Tax law.

(f)	There are no outstanding Contracts or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any material Tax Returns required to be filed with respect to the Company, neither the Company nor any affiliated group within the meaning of Section 1504 of the Code of which the Company is or has been a member, has requested any extension of time within which to file any material Tax Return, which has not yet been filed and no power of attorney with respect to any Taxes has been executed or filed with any Tax authority by or on behalf of the Company.

(g)	The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code, if applicable, or any comparable provision of any state, local or foreign Tax law) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper Tax authorities all amounts required to be so withheld and paid over under applicable Laws.

(h)	The Company has made available to Purchaser for inspection (i) complete and correct copies of all material Tax Returns of the Company and any affiliated groups within the meaning of Section 1504 of the Code of which the Company has ever been a part (but, in the case of any such affiliated group, only the portions of such Tax Returns relating to the Company) relating to Taxes for all Tax periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement Contracts, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company, or, to the extent related to the income, business, assets, operations, activities or status of the Company, submitted by, received by or agreed to by or on behalf of any affiliated group within the meaning of Section 1504 of the Code of which the Company has ever been a part, and relating to Taxes for all Tax periods for which the statute of limitations has not yet expired.

(i)	Section 4.17(i) of the Company Disclosure Letter sets forth:

(i)	each jurisdiction in which the Company joins or has joined for any Tax period ending after 2002 in the filing of any consolidated, combined or unitary Tax Return; and

(ii)	the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Tax Return.

(j)	Section 4.17(j) of the Company Disclosure Letter sets forth each state, county, local, municipal or foreign jurisdiction in which the Company files, is required to file or has been required to file a Tax Return relating to income, franchise, license, excise, net worth, property or sales and use Taxes or is or has been liable for any Taxes on a “nexus” basis at any time for Tax periods ending after 2002.

4.18	Title to real properties

(a)	The company does not own any real property.

(b)	Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement, of all of the real property leased, subleased, or otherwise occupied by the Company (the Leased Property), including the address of such Leased Property, and identifying the applicable lease (each such lease, a Lease). The Company has heretofore made available to Purchaser true, correct and complete copies of the Leases. To the Knowledge of the Company, there are no existing defaults by the landlord or tenant under any of the Leases, which defaults remain uncured

(c)	To the Knowledge of the Company, other than the rights of owners of the Leased Properties and the rights of the Company, the Leased Property is free of any right of possession or claim of right of possession of any other party.

4.19	Intellectual Property

(a)	The Company owns, or is licensed or otherwise possesses all right, title and interest in and to all material Company Intellectual Property to the extent necessary for the use of such material Company Intellectual Property in the conduct of the Company’s business as it is conducted or contemplated to be conducted as of the date of this Agreement.

(b)

To the Knowledge of the Company, the use of the Company Intellectual Property by the Company does not constitute an infringement or misappropriation of any third party Intellectual Property. In the three years prior to the date of this Agreement, the Company has not received any notice from any person alleging that the use of any of the Company Intellectual Property or the operation of the Company’s business infringes, dilutes (in the case of trademarks), or otherwise violates the valid and enforceable Intellectual Property of such person or that any of the Company Intellectual Property is invalid except in each case for allegations that have been abandoned or resolved.

(c)	The Company Intellectual Property is not subject to any Lien, other than Permitted Liens, and will not be lost or rendered liable to termination, nor shall the Company’s right to Company Intellectual Property be otherwise altered or impaired, by virtue of consummation of the Merger and other transactions contemplated by this Agreement.

(d)	No claims are currently pending or, to the Knowledge of the Company, threatened by any person with respect to the Company Intellectual Property owned or purported to be owned by the Company. There are no pending claims by the Company alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the Knowledge of the Company, is there any basis for any such claim.

(e)	The Company takes all commercially reasonable steps to maintain the confidentiality of its material trade secrets, and, to the Knowledge of the Company, none of such material trade secrets have been disclosed to any third party except pursuant to written confidentiality obligations.

(f)	No current or former employee or consultant of the Company owns any right, title or interest in or to any material Company Intellectual Property owned or purported to be owned by Company other than with respect to rights that have been assigned in favor of the Company or that are not assignable under Law. All Company Intellectual Property developed by or on behalf of the Company and owned or purported to be owned by the Company was developed by employees or consultants who have executed written agreements assigning exclusive rights in and to such developed and owned Company Intellectual Property to the Company to the extent that such rights are assignable under Law.

4.20	IT Systems

(a)	The material IT Systems are owned by, or properly licensed, leased or supplied under third party Contracts to the Company and the Company is not in material default under any of those third party Contracts.

(b)	To the Knowledge of the Company, there are no circumstances in which the ownership, benefit or right to use the IT Systems may be lost by virtue of the consummation of Merger and other transactions contemplated by this Agreement.

(c)	Since December 31, 2007, the IT Systems have not failed to any material extent and the data they possess has not been materially corrupted. The IT Systems do not contain viruses bugs that materially distort their proper functioning.

(d)	The IT Systems are adequate for the needs of the Company’s business in all material respects carried on at the date of this Agreement.

4.21	Insurance

(a)	Section 4.21 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct:

(i)	list of all material insurance policies owned or held by the Company; and

(ii)	details of all known existing events or circumstances that would reasonably be expected to give rise to a claim under any of the insurance policies owned or held by the Company (and all such events and circumstances have been notified to the relevant insurer by the Company).

(b)	With respect to each such insurance policy identified in Section 4.21 of the Company Disclosure Letter:

(i)	the policy is in full force and effect and is not void;

(ii)	the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and the Company has not taken any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy or might reasonably be expected to lead to the insurers avoiding any material liability under them or the premiums being increased;

(iii)	to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation;

(iv)	no written notice of cancellation or termination has been received other than in connection with ordinary renewals or with respect to a policy that has been replaced with a similar policy; and

(v)	the consummation of the Merger and other transactions contemplated by this Agreement will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance policy.

(c)	The Company has no disputed claim or claims with any insurance provider relating to a claim for insurance coverage under the insurance policies set forth in Section 4.21 of the Company Disclosure Letter.

4.22	Suppliers, distributors and customers

(a)	Since December 31, 2007:

(i)	no supplier or distributor of the Company engaged in making supplies or distributions related to the Company’s products or product candidates has canceled or otherwise terminated its relationship with the Company;

(ii)	to the Knowledge of the Company, no supplier or distributor of the Company engaged in making supplies or distributions related to the Company’s products or product candidates has provided written notice to the Company of its intent either to terminate its relationship with the Company or to cancel any material agreement, including any Company Contract, with the Company; or

(iii)	to the Knowledge of the Company, none of the suppliers, distributors or manufacturers for the Company (engaged in making supplies or distributions or engaged in manufacturing related to the Company’s products or product candidates) is, or might be, unable to continue to supply, distribute or manufacture the products or services supplied to, distributed for or manufactured for the Company by such supplier, distributor or manufacturer, whether as a consequence of any outstanding requests or defects from an applicable regulatory authority, an audit by the Company or otherwise.

(b)	The Company has no direct or indirect ownership interest in any supplier, distributor, manufacturer or customer of the Company that is material to the Company.

4.23	Litigation

(a)	Except as disclosed in the Company’s annual report on Form 10-K filed for the fiscal year ended December 31, 2007 and in the Company’s quarterly report on Form 10-Q filed for the period ended March 31, 2008, there are no claims (including claims of injury relating to medical device products), actions, suits, judicial, administrative or regulatory proceedings, arbitrations, mediations or hearings (each, a Proceeding) pending or, to the Knowledge of the Company, threatened, against the Company or any executive officer or director of Company which:

(i)	involves an amount in controversy in excess of $100,000;

(ii)	seeks material injunctive relief;

(iii)	questions the accounting practices of the Company; or

(iv)	individually or together with all other Proceedings, would reasonably be expected to have a Company Material Adverse Effect.

(b)	There is no outstanding Order against the Company or by which any Company Asset is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)	To the Knowledge of the Company, as of the date of this Agreement, neither the Company, nor any officer, director or employee of the Company, is under investigation, or the subject to any proceeding initiated, by any Governmental Entity related to the conduct of the Company’s business.

4.24	Compliance with Laws

The Company is in compliance with, in all material respects, any Laws applicable to the Company or by which any of the Company Assets is bound.

4.25	FDA, EMeA and other regulatory authorities

(a)	The Company develops, manufactures, labels, stores, tests, distributes and markets and for the three years prior to the date hereof has developed, manufactured, labeled, stored, tested, distributed and marketed its products in all material respects in accordance with all applicable rules and regulations of the United States Food and Drug Administration (the FDA) (including the “Good Manufacturing Practices” and the “Medical Device Reporting” regulations), the EMeA and all other applicable foreign, federal, state, and local regulatory authorities, and the Company’s quality assurance and control procedures in effect at the time of developing, manufacture, labeling, storing, testing and distribution.

(b)	To the extent required, all of the products currently sold by the Company in the United States have been approved or cleared for sale by the FDA and, to the Knowledge of the Company, all of the products currently sold by the Company outside the United States have been approved or cleared for pre-approval sale by the applicable foreign regulatory agencies and Section 4.25(b) of the Company Disclosure Letter sets forth the identity of those parties responsible for making any regulatory filing with applicable foreign regulatory agencies in connection with the products currently sold by the Company outside the United States.

(c)	The Company is not debarred, nor does the Company employ or engage, directly or indirectly, the services of any individual who is debarred, under the provisions of the Generic Drug Enforcement Act 1992.

(d)	The Company does not have Knowledge of any event or development relating to product safety or efficacy that would reasonably be expected to have a material adverse effect on:

(i)	the likelihood or timing or regulatory approvals for the Company’s products; or

(ii)	the Company’s ability to continue to market without material change all products currently sold by the Company in the United States, Canada and Europe that have been approved or cleared for sale by the FDA, the EMeA and applicable foreign regulatory agencies, as the case may be.

(e)	The Company has not received any written notice from the FDA, the EMeA or any other federal, state or foreign regulatory agency or third party:

(i)	of any circumstances that have arisen which would reasonably be expected to lead to the questioning of its development, application, manufacturing or marketing practices or the safety or efficacy of its products; or

(ii)	threatening to revoke, suspend, cancel, withdraw, place sales or marketing restrictions on, curtail any product clearance or approval, or seek damages (for past or present products or product candidates), and, with respect to clauses (i) and (ii) above, the Company has no Knowledge of any intent to deliver any such notice.

(f)

To the Knowledge of the Company, circumstances have not arisen which would reasonably be expected to require any material recall, market withdrawal, correction, removal, notification, repair or replacement or refund or similar action, or claim by order of any Governmental Entity or any third party of any product or which would reasonably be expected to lead to an injunction pertaining to such product, including the procedures used to manufacture and test such product.

(g)	Section 4.25(g) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all products manufactured or marketed by the Company, including those which require the approval of, or premarket notification to, or listing with the FDA or any other Governmental Entity under any existing law, regulation or policy, specifying the type of approval, premarket notification or listing required and the reference number or identification of each currently effective approval, notice and registration. None of the products identified in Section 4.25(g) of the Company Disclosure Letter, or any product candidate or previously marketed or approved product, has been the subject of any voluntary or involuntary recall, third party action, or any governmental investigation other than routine inspections of the Company’s facilities.

(h)	All U.S. and international regulatory approvals or premarket notifications related to the Company’s products are owned by and registered in the name of the Company and are in full force and effect.

(i)	All preclinical studies and clinical trials conducted by the Company have been, and are being, conducted in compliance with the requirements of Good Laboratory Practice, data protection/privacy standards, and Good Clinical Practice and applicable requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, and 56 of the United States Code of Federal Regulations and foreign equivalents. Any preclinical tests and clinical trials associated with the Company’s products and product candidates were and, if still pending, are being conducted in all material respects in accordance with Laws and regulations of the appropriate regulatory authorities for each such test or trial and in accordance with all statutes, laws, rules and regulations, as the case may be, and with good clinical practices.

(j)	The Company has no Knowledge of any studies or tests the results of which call into question the efficacy, safety, or approvability by the FDA or authorizations by its foreign equivalents of any product or product candidate of the Company; and the Company has not received any notices or other correspondence from the FDA or any committee thereof or from any other U.S. or foreign government or drug, biologic or medical device regulatory agency requiring the termination or suspension of any clinical trials related to the Company’s product or product candidates.

4.26	Environmental liability

(a)	The Company is and has been for the three years prior to the date of this Agreement in compliance with all applicable Environmental Laws and has obtained or applied for all Environmental Permits necessary for its operations as currently conducted;

(b)	There have been no Releases of any Hazardous Materials by the Company that could form the basis of any Environmental Claim against the Company that would result in material expenditure by, or material liability to, the Company;

(c)	The Company has not arranged for the treatment or disposal of any Hazardous Materials on any third party property undergoing clean up pursuant to Environmental Laws;

(d)	There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company;

(e)	The Company is not subject to any Order by or with any Governmental Entity imposing any liability or obligation under any Environmental Law; and

(f)	The Company has not retained or assumed, either contractually or by operation of law, any material liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against the Company.

4.27	Permits; relations with Governments

(a)	The Company is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (Permits) necessary for it to own, lease, sub-lease and operate the Company Assets or to carry on its business as it is now being conducted at each location that it is being conducted (collectively, the Company Permits), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure to be in full force and effect, would not be reasonably expected to result in (x) a material settlement or fine imposed on the Company or (y) a material change in the conduct of business of the Company (an Adverse Permit Effect).

(b)	No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation has not had an Adverse Permit Effect.

(c)	The Company is in compliance with, and is not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default has not had an Adverse Permit Effect and the Company has not received written notice of any Proceeding that has been filed or commenced against the Company alleging failure to so comply.

(d)	No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not be reasonably expected to result in a Company Adverse Permit Effect.

(e)	The Company is not subject to any Order and has not adopted any Company Board resolutions at the request of a Governmental Entity that materially restricts the conduct of its Business nor has the Company been advised in writing since the date of its incorporation by any Governmental Entity that it is contemplating issuing an Order, or request Company Board resolutions, having such an effect.

(f)	To the Knowledge of the Company, neither the Company nor any director, executive officer, agent or employee of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect.

4.28	Brokers and finders

Other than the Special Committee Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to the Purchaser a correct and complete copy of all agreements between the Company and the Special Committee Financial Advisor under which the Special Committee Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

4.29	Takeover Proposals

Since April 16, 2008, the Company has not, and none of its Affiliates or executive officers or directors have, engaged in any discussions or negotiations with any Person (other than a member of the Purchaser Group and their respective Representatives) with respect to a Takeover Proposal.

4.30	No other representations or warranties

Except for the representations and warranties of the Company contained in this Section 4, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty to the Purchaser or Merger Sub with respect to the Company or any of its Affiliates or with respect to any other information provided by the Company or any of its Affiliates.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Purchaser and Merger Sub to the Company concurrently with the execution of this Agreement (the Acquiror Disclosure Letter) (it being understood and agreed that (i) any matter disclosed in any section or subsection of the Acquiror Disclosure Letter will be deemed to be disclosed in any other section of the Acquiror Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection and (ii) the mere inclusion of an item in the Acquiror Disclosure Letter shall not be deemed an admission by the Purchaser or Merger Sub that such an item is or was material or is or was required to be disclosed therein), the Purchaser/and Merger Sub hereby represent and warrant to the Company as follows:

5.1	Organization and power

Each of the Purchaser and Merger Sub:

(a)	is a corporation, duly organized, validly existing and in good standing (to the extent that the Laws of the applicable jurisdiction recognize the concept of good standing) under the Laws of its jurisdiction of organization; and

(b)	has all the requisite corporate power and authority to own, lease and operate all of its respective properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing (to the extent that the Laws of the applicable jurisdiction recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in such good standing, or to have such power or authority has not had an Acquiror Material Adverse Effect.

5.2	Corporate authorization

(a)	Except for the adoption of this Agreement by the Purchaser as the sole stockholder of Merger Sub (which adoption shall be completed immediately following the execution of this Agreement), each of the Purchaser and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(b)	Except for the adoption of this Agreement by the Purchaser as the sole stockholder of Merger Sub (which adoption shall be completed immediately following the execution of this Agreement), the execution, delivery and performance of this Agreement by the Purchaser and Merger Sub and the consummation by the Purchaser and Merger Sub of the transactions contemplated this Agreement have been duly and validly authorized by all necessary corporate action on the part of each of the Purchaser and Merger Sub and no other corporate proceedings on the part of either the Purchaser or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions, including the Merger contemplated hereby other than:

(i)	the filing of the Certificate of Merger as required by the DGCL; and

(ii)	such other filings as may be required under, and in compliance with the other applicable requirements of, the HSR Act, the Exchange Act and any other applicable Law.

5.3	Enforceability

This Agreement has been duly and validly executed and delivered by each of the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legally, valid and binding agreement of each of the Purchaser and Merger Sub, enforceable against each of the Purchaser and Merger Sub in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to creditors’ rights and to general equity principles regardless of whether considered in a proceeding in equity or at law).

5.4	Governmental authorizations

The execution, delivery and performance of this Agreement by the Purchaser and Merger Sub and the consummation by the Purchaser and Merger Sub of the transactions contemplated by this Agreement do not and will not, require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than:

(a)	with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b)	in connection with the applicable requirements of the Exchange Act;

(c)	the filing of the Company Proxy Statement and the Schedule 13E-3;

(d)	any filings required by, and any approvals required under, the rules and regulations of the NASDAQ;

(e)	the pre-merger notifications required under (i) the HSR Act and (ii) the competition or merger control Laws of any other applicable jurisdiction;

(f)	any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 5.4(f) of the Acquiror Disclosure Letter; and

(g)	where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.5	Non-contravention

The execution, delivery and performance of this Agreement by the Purchaser and Merger Sub and the consummation by the Purchaser and Merger Sub of the transactions contemplated by this Agreement, including the Merger, do not and will not:

(a)	contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either the Purchaser or Merger Sub;

(b)	contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Purchaser or Merger Sub or by which any material assets of either the Purchaser or Merger Sub are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 5.4 have been obtained or made);

(c)	result in;

(i)	any violation or breach under any material Contract to which the Purchaser or Merger Sub is a party; or

(ii)	a material liability or obligation of either the Purchaser or Merger Sub likely being created or increased under any such material Contract

(d)	constitute a default (with or without notice or lapse of time or both) under, any Contract to which the Purchaser or Merger Sub is a party;

(e)	require any consent, approval or other authorization of, or filing with or notification to, any Person under any Contract to which the Purchaser or Merger Sub is a party;

(f)	give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations (with or without notice or lapse of time or both) under any Contracts to which the Purchaser or Merger Sub is a party, including any obligation to purchase, license or sell assets or securities; or

(g)	cause the creation or imposition of any Liens on any assets of either the Purchaser or Merger Sub, except for Permitted Liens,

except, in the cases of Sections 5.5(b) through 5.5(g), as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.6	Financing

The Purchaser has (and at Closing will have) sufficient cash or credit under existing credit facilities to fund the Merger Consideration.

5.7	Absence of litigation

As of the date hereof, except as set forth in Section 5.7 of the Acquiror Disclosure Letter, there are no Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates, that would seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement,. As of the date hereof, none of the members of the Purchaser Group, nor any of their respective properties is or are subject to any Order that would, or would reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of the Purchaser or Merger Sub to consummate, the transactions contemplated hereby.

5.8	Stockholder Approval

The Purchaser has obtained agreements (the Purchaser Affiliate Voting Agreements) from its Affiliates holding Shares that each of them shall vote or cause to be voted any Shares issued and outstanding at the date of this Agreement that are beneficially owned by such Affiliate or with respect to which the relevant Affiliate has the power (by agreement, proxy or otherwise but not including the voting agreements between members of the Purchaser Group and the Company’s stockholders entered into in connection with the Stock Purchase Agreement) in favor of the adoption and approval of this Agreement at the Company Stockholders’ Meeting and at all adjournments or postponements thereof.

5.9	No other representations or warranties

Except for the representations and warranties of the Purchaser and Merger Sub contained in this Section 5, none of the Purchaser, Merger Sub or any other Person on behalf of the Purchaser or Merger Sub makes any other express or implied representation or warranty to the Company or any other Person with respect to the Purchaser, Merger Sub or any of their respective Affiliates or with respect to any other information provided by the Purchaser or Merger Sub or any of their respective Affiliates.

6.	COVENANTS

6.1	Conduct of business of the Company

(a)

From the date of this Agreement until the earlier of (x) the date of termination of this Agreement pursuant to its terms or (y) the Effective Time, the Company agrees (except as (I) otherwise contemplated by any other provision of this Agreement, (II) as set forth in Section 6.1 of the Company Disclosure Letter, (III) as

required to comply with Law and following notice to the Purchaser, (IV) as required by a Governmental Entity of competent jurisdiction, (V) to the extent that the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld)):

(i)	that it shall conduct its operations only in the ordinary course of business consistent with past practice in all material respects;

(ii)	to use commercially reasonable efforts to maintain in good repair all of the Company Assets consistent with past practices; and

(iii)	to use commercially reasonable efforts to preserve intact the current business operations of the Company, preserve and retain the Company’s goodwill, keep available the services of the officers and employees of the Company, and preserve the Company’s relationships with customers, suppliers, licensors, and others having business relationships with the Company, consistent with past practices.

(b)	Without limiting the generality of Section 6.1(a), from the date of this Agreement until the earlier of (x) the date of termination of this Agreement pursuant to its terms or (y) the Effective Time, the Company will not take any of the following actions (except as (I) otherwise contemplated by any other provision of this Agreement, (II) as set forth in Section 6.1 of the Company Disclosure Letter, (III) as required to comply with Law and following notice to the Purchaser, (IV) as required by a Governmental Entity of competent jurisdiction, (V) to the extent that the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld)):

(i)	Issuance of securities. (x) authorize for issuance, grant, issue, sell or deliver, or agree or commit to issue, grant, sell or deliver any Company Securities, (y) enter into any contract, arrangement or understanding with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, redemption or repurchase of Company Securities, or (z) register for sale or other transfer Company Securities under the Securities Act on behalf of the Company or any other Person, other than the issuance of Shares, other than:

(1)	pursuant to the terms of Stock Option Plan stock awards outstanding on the date of this Agreement in accordance with the terms of the Stock Option Plans in effect as of the date of this Agreement;

(2)	to directors for payment of a portion of their directors’ fees consistent with the Company’s past practice;

(3)	under the Company ESPP, subject to Section 3.2(d); or

(4)	upon exercise of any warrants or other securities outstanding on the date hereof;

(ii)	Changes in share capital.

(1)	adjust, split, subdivide, combine, reclassify or otherwise amend the terms of any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(2)	declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock, or property or any combination thereof) in respect of its capital stock;

(3)	make any other distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(4)

encumber, pledge, dispose of or transfer, redeem, repurchase or otherwise acquire directly or indirectly, any securities of the Company or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offers to do the same, other than acquisitions of Shares by the Company pursuant to agreements which permit the Company to repurchase or reacquire such shares upon termination of services to the Company or upon any other failure to vest in such shares;

(iii)	Company Organizational Documents. amend or restate any changes to the Company Organizational Documents;

(iv)	Merger. merge or consolidate with any other Person;

(v)	Acquisitions. acquire assets outside of the ordinary course of business from any Person with a purchase price in the aggregate in excess of $2,000,000 individually, whether by purchase or other acquisition of stock or other equity interests or by merger, consolidation or other business combination including a Company Joint Venture, other than acquisition pursuant to any Contract in effect as of the date of this Agreement;

(vi)	Disposals. sell, lease, license or otherwise dispose of any Company Assets including by merger, consolidation, asset sale or other business combination (including through formation of a Company Joint Venture) except:

(1)	for sales of products or services provided in the ordinary course of business; or

(2)	pursuant to Contracts in effect as of the date of this Agreement as set forth in Section 4.14(a) of the Company Disclosure Letter;

(vii)	Loans. other than pursuant to Contracts in effect as of the date of this Agreement, make any loan, advance or capital contribution to or investment in any Person in excess of $100,000 in the aggregate outside the ordinary course of business;

(viii)	Indebtedness and guarantees.

(1)	incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another Person, except for unsecured indebtedness for borrowed money incurred in the ordinary course of business repayable within 180 days without penalty; and

(2)	give or materially modify any guarantee, indemnity or counter indemnity or letter of comfort of any nature whatsoever;

(ix)	Accounting policies. make any significant changes with respect to accounting methods, principles, policies or practices, except as required by changes in GAAP or by Law;

(x)	Capital expenditure. except as set forth in Section 6.1(b)(x) of the Company Disclosure Letter, make or authorize any capital expenditure in an amount in excess of $1,000,000 in the aggregate;

(xi)	Liens. create, assume or otherwise consensually incur any Lien on any Company asset other than Permitted Liens;

(xii)	Contracts.

(1)	enter into any Contract that would have been a Company Contract had it been entered into prior to the execution of this Agreement, other than any Contract:

(I)	for the sale of products in the ordinary course of business; or

(II)	providing for any capital expenditure to the extent permitted by Section 6.1(b)(x);

(2)	renew, extend, amend, modify in any material respect or terminate or waive any material right or benefit under, any Company Contract other than renewals without material change to the terms; or

(3)	enter into an unusual or abnormal or onerous Contract relating to or affecting any material Company Asset or vary in any material respect any such Contract.

(xiii)	Leases. agree to any rent increase in respect of any Leases (except as contemplated by such Leases in accordance with their terms as of the date of this Agreement) or surrender, terminate or materially vary any Leases;

(xiv)	Insurance. take any action to make any of the insurance policies listed in Section 4.21 of the Company Disclosure Letter void or voidable or fail to renew any such insurance policy on substantially the same terms if such policy should fall due for renewal prior to the Effective Time;

(xv)	New business.

(1)	engage in conduct that is inconsistent with the continued operation of a biotechnology pharmaceutical company as carried on by the Company on the date of this Agreement;

(2)	enter into any agreement or arrangement that limits or otherwise restricts the Company or any of the current or future Affiliates of the Company from engaging or competing in any line of business or in any location;

(3)	or write up, write down or write off the book value or, or otherwise revalue, any assets of the Company other than in the ordinary course of business consistent with past practice;

(xvi)	Compensation and benefits.

(1)	other than pursuant to Contracts in effect as of the date of this Agreement as set forth in Section 4.15 of the Company Disclosure Letter, or as otherwise required by Law:

(I)	enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any past or present employee, consultant or director of the Company (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement) pursuant to which such person has the right to any form of compensation from the Company, other than entry into offer letters or employment agreements providing for at-will employment, without liability for severance or notice pay, of employees below the level of executive officer or vice president;

(II)	hire any employee to fill a position at the level of executive officer or vice president or above;

(III)	establish, adopt, enter into, amend or take any action to accelerate or increase rights under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(IV)	contribute any funds to a “rabbi trust” or similar grantor trust;

(V)	change any actuarial assumptions currently being utilized with respect to Company Benefit Plans; or

(VI)	grant any equity or equity-based awards, including Stock Options, to directors, officers, consultants or employees, other than as permitted pursuant to Section 6.1(b)(i)

except in each case to the extent required by Law or by existing Company Benefit Plans set forth in Section 6.1(b)(xvi)(1) of the Company Disclosure Letter;

(2)	adopt or become obliged to contribute to:

(I)	any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA;

(II)	a “multiemployer plan” (as defined in Section 3(37) of ERISA); or

(III)	any “welfare benefit plan” (as defined in Section 3(1) of ERISA) providing for retirement benefits to retired employees;

(xvii)	Redundancies. announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company other than routine employee terminations;

(xviii)	Tax election. except as required by Law, make any Tax election or adopt any material method or position or file or amend any Tax Return;

(xix)	Intellectual Property. permit any trade secrets in the Company Intellectual Property to be disclosed (except pursuant to written confidentiality obligations) or fail to take all reasonable steps to preserve, protect and prevent the premature expiration of the Company Intellectual Property;

(xx)	Liquidation. adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (or similar process in any relevant jurisdiction) of the Company;

(xxi)	Transactions with directors. enter into any transaction with any officer (vice president or above) or director of the Company, other than as provided for in the terms of any agreement in effect on or prior to the date of this Agreement;

(xxii)	Compliance with Law. fail to comply with any Law, the noncompliance of which would reasonably be expected to result in a Company Material Adverse Effect;

(xxiii)	Litigation.

(1)	Subject to clause 6.1(b)(xxiii)(2) below, settle any Proceeding pending or threatened to be brought before, a Governmental Entity or arbitral proceeding for an amount payable by or on behalf of the Company in excess of $100,000 (exclusive of any amounts to be received by the Company in reimbursement of such settlement amount, whether under any insurance policy or indemnity, other than such amounts that are contested) or which would be reasonably likely to have any adverse impact on the operations of the Company or any current or future Proceeding; or

(2)	settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated hereby;

(xxiv)	agree (in writing or otherwise) to do any of the foregoing.

6.2	Solicitation

(a)	Subject to Sections 6.2(b) through 6.2(d), the Company (through the Special Committee or the Company Board) shall not, and shall use reasonable best efforts to ensure that its Affiliates and Representatives do not, directly or indirectly, from the date of this Agreement:

(i)	initiate, solicit or knowingly encourage (including by way of providing information) or knowingly facilitate the submission of any inquiries or the making of any proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

(ii)	participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company (including, without limitation, by providing access to the Company’s properties, books and records or data) to, or otherwise knowingly cooperate with or knowingly assist, any Person in connection with a Takeover Proposal;

(iii)	withdraw, modify or amend the Company Board Recommendation in any manner adverse to Purchaser;

(iv)	adopt, approve, endorse or recommend any Takeover Proposal or approve, recommend, execute or enter into an Alternative Acquisition Agreement; or

(v)	resolve, propose or agree to do any of the foregoing.

(b)	Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval:

(i)	the Company receives:

(1)	an unsolicited written Takeover Proposal from a third party;

(2)	any written indication by any Person that could reasonably be expected to result in a Takeover Proposal;

(3)	any request for non-public information relating to the Company (other than requests in the ordinary course of business consistent with past practice and unrelated to a Takeover Proposal); or

(4)	any inquiry or request for discussions or negotiations regarding a Takeover Proposal (clauses (1) through (4) together being a Takeover Inquiry),

that the Company Board (acting through the Special Committee) determines in good faith to be bona fide;

(ii)	the Company has not breached this Section 6.2 or Section 6.3 (other than any such breach that is unintentional and immaterial in effect);

(iii)	the Company Board (acting through the Special Committee) considers that such Takeover Inquiry constitutes or is reasonably likely to result in a Superior Proposal; and

(iv)	after consultation with its outside counsel, the Company Board (acting through the Special Committee) determines in good faith that the failure to take the following actions would reasonably be expected to breach its fiduciary duties to the stockholders of the Company under Law, then, subject to compliance with this Section 6.2 the Company may, and as applicable may permit its Representatives to:

(1)	furnish, or cause to be furnished, confidential information or data with respect to the Company to the Person making such Takeover Inquiry provided that, the Company will not, and will not allow its Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement;

(2)	engage in discussions or negotiations with the Person making such Takeover Inquiry regarding such Takeover Inquiry provided that the Company will simultaneously provide to the Purchaser a copy of any material non-public information concerning the Company provided to such other Person to the extent not previously provided or made available to the Purchaser; and

(c)	Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval:

(i)	the Company receives a written Takeover Proposal;

(ii)	the Company has not breached this Section 6.2 or Section 6.3 (other than any such breach that is unintentional and immaterial in effect);

(iii)	the Company Board (acting through the Special Committee) considers that such Takeover Proposal constitutes a Superior Proposal; and

(iv)	after consultation with outside counsel, the Company Board (acting through the Special Committee) determines in good faith that the failure to take the following actions would reasonably be expected to breach its fiduciary duties to the stockholders of the Company under Law, then, subject to compliance with this Section 6.2 the Company (acting through the Special Committee) may make a Recommendation Change and may enter into an Alternative Acquisition Agreement in connection with a termination pursuant to, and in compliance with, Section 8.1(c) provided that no such Recommendation Change may be made:

(I)	until after the fifth business day following receipt by the Purchaser of a written notice (a Notice of Recommendation Change) from the Company advising the Purchaser that the Company Board intends to take such action and specifying all material terms and conditions of the Superior Proposal that is the basis for the Recommendation Change (it being understood that if there is any amendment to the financial terms or any other material term of such Superior Proposal then such amendment shall require a new Notice of Recommendation Change and a new five business day period if (A) Purchaser has not proposed changes to the terms of this Agreement during the initial five business day period following receipt by the Purchaser of a Notice of Recommendation Change that cause such Takeover Proposal to cease to constitute a Superior Proposal but such amendment to the financial terms or any other material term of such Takeover Proposal is adverse to the Company or (B) Purchaser has proposed changes to the terms of this Agreement during the initial five business day period following receipt by the Purchaser of a Notice of Recommendation Change so that such Takeover Proposal ceases to constitute a Superior Proposal and such amendment to the financial terms or any other material term of such Superior Proposal is superior to the changes to the terms of this Agreement proposed by Purchaser); and

(II)	unless, during the five business day period following the Purchaser’s receipt of a Notice of Recommendation Change and prior to effecting such a Recommendation Change, the Company Board (acting through the Special Committee) shall have negotiated, and caused its financial and legal advisors to negotiate, with the Purchaser, and its Representatives, in good faith (to the extent that the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal; and

(III)	until the Company Board (acting through the Special Committee) has taken into account any changes to the terms of this Agreement proposed by the Purchaser in response to a Notice of Recommendation Change or otherwise and determined in good faith (after consultation with outside counsel) that the failure to make a Recommendation Change would still reasonably be expected to violate its fiduciary duties.

(d)	In addition to its other obligations under this Section 6, the Company shall keep the Purchaser reasonably informed (orally and in writing) on a current basis (and in any event within one Business Day of the occurrence of any changes, developments, discussions or negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries or discussions) of the status of any Takeover Inquiry (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the date hereof, the Company shall promptly (and in any event within one Business Day) notify the Purchaser (orally and in writing) if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.2(b).

(e)	Nothing contained in this Agreement (including, without limitation, this Section 6.2) shall prohibit the Company Board (acting through the Special Committee) from:

(i)	making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act;

(ii)	complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders); or

(iii)	disclosing the fact that the Company Board has received a Takeover Proposal and the terms of such proposal; or

(iv)	making a Recommendation Change in the absence of, or which is not based upon the receipt of, a Takeover Proposal but in response to a material development or change in circumstances occurring or arising after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date hereof (and not relating to developments in the Company’s current progress against its business plan or in response to the proposed Merger or to changes in the financial or equity markets generally) (such material development or change in circumstances, subject to such qualifications, a Company Intervening Event) provided that if the Company Board (acting through the Special Committee) determines, after consultation with outside legal counsel, that, in light of such Company Intervening Event, the failure to take any such actions would breach its fiduciary duties under Law or to comply with obligations under federal securities Laws or NASDAQ; provided that, the Company Board (acting through the Special Committee) shall not be entitled to exercise its right to make a Recommendation Change pursuant to this sentence unless the Company has (x) provided the Purchaser at least five Business Days’ prior written notice advising the Purchaser that the Company Board intends to take such action and specifying the reasons therefore in reasonable detail and (y) during such five Business Day period, if requested by the Purchaser, engaged in good faith negotiations with the Purchaser to amend this Agreement in such a manner that obviates the need for a Recommendation Change, provided that any disclosure pursuant to Section 6.2(e)(ii) or Section 6.2(e)(iii), other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act, shall be deemed to be a Recommendation Change unless the Company Board (acting through the Special Committee) (x) expressly reaffirms its recommendation to the Company’s stockholders in favor of adoption of this Agreement or (y) rejects such other Takeover Proposal.

(f)	Except as required under this Agreement with respect to the Purchaser and Merger Sub, the Company shall not take any action to exempt any Person from the restrictions on takeover offers, business combinations, control share acquisitions, fair price, moratorium or other similar provisions contained in the DGCL, including Sections 203, of the DGCL (or any similar provisions), or otherwise cause such restrictions not to apply (including without limitation by approving a Person becoming an “interested stockholder” within the meaning of Section 203 of the DGCL) unless such actions are taken immediately prior to the termination of this Agreement in accordance with its terms.

(g)	The Company agrees that any violation of the restrictions set forth in this Section 6.2 by any Affiliate or Representative of the Company shall be deemed to be a breach of this Section 6.2 by the Company.

(h)	Notwithstanding anything in this Section 6.2, but subject to Section 8.1(c), except as noted in Section 6.3, the Company’s obligations pursuant to Section 6.3 shall not be affected by:

(i)	the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal; or

(ii)	a Recommendation Change.

6.3	The Company Stockholders’ Meeting; Preparation of Company Proxy Statement and Schedule 13E-3

(a)	The Company (at the direction of the Special Committee) will take, in accordance with Law and the Company Organizational Documents, all action necessary to call, give notice of, convene and hold a meeting of holders of Shares as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement (the Company Stockholders’ Meeting).

(b)	In connection with the convening of the Company Stockholders’ Meeting, the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented, the Company Proxy Statement) and the Company, the Purchaser and Merger Sub shall jointly prepare, and file with the SEC, the Schedule 13E-3 to be sent to stockholders of the Company, each in compliance with the terms of this Section 6.3 and as soon as reasonably practicable following the date of this Agreement.

(c)	The Company, Merger Sub and the Purchaser agree to cooperate in the preparation and filing of the Company Proxy Statement and Schedule 13E-3 and provide to each other all information necessary in order to prepare the Company Proxy Statement and Schedule 13E-3 as expeditiously as practicable.

(d)	Without limiting the other provisions of this Section 6.3, the Company undertakes:

(i)	prior to filing with the SEC the Company Proxy Statement and Schedule 13E-3, to consult with the Purchaser and its relevant Representatives and shall afford the Purchaser the opportunity to review and comment on the Company Proxy Statement;

(ii)	to consider in good faith any comments made by the Purchaser on the Company Proxy Statement; and

(iii)	without the Purchaser’s prior written consent (not to be unreasonably withheld or delayed), not to file with the SEC or mail to the Company’s stockholders the Proxy Statement or Schedule 13E-3

(iv)	that the Company Proxy Statement and the Schedule 13E-3 (other than portions relating to the Purchaser or Merger Sub) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder applicable to the Company Proxy Statement, the solicitation of proxies for the Company Stockholders’ Meeting (including any requirement to amend or supplement the Company Proxy Statement) and the Schedule 13E-3;

(v)	that the information supplied, or to be supplied, by it for inclusion or incorporation in the Company Proxy Statement or the Schedule 13E-3 shall not, on the date the relevant document is first mailed to the Company’s stockholders and at the time of the Company Stockholders’ Meeting:

(1)	contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they will be made, not false or misleading; or

(2)	omit to state any material fact necessary to correct any statement in the Company Proxy Statement or Schedule 13E-3, or any amendment or supplement thereto, which has become false or misleading;

(vi)	to the extent a Recommendation Change in accordance with this Agreement has not occurred, to include the Company Board Recommendation in the Company Proxy Statement;

(vii)	to use reasonable best efforts to have the Company Proxy Statement and Schedule 13E-3 cleared by the SEC and its staff under the Exchange Act, as promptly as practicable after such filing;

(viii)	to promptly notify the Purchaser and Merger Sub and the Special Committee of the receipt of any comments from the SEC or its staff with respect to the Company Proxy Statement and the Schedule 13E-3 and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement and Schedule 13E-3 or for additional information and to supply the Purchaser, Merger Sub and the Special Committee with copies of all correspondence between the Company or any of its representatives and the SEC or its staff with respect to the Company Proxy Statement and Schedule 13E-3;

(ix)	to cause the record date in connection with the Company Stockholders’ Meeting to be set on a date to be mutually agreed by the Company and the Purchaser each acting reasonably and in a manner consistent with this Section 6.3;

(x)	to cause the Company Proxy Statement and Schedule 13E-3 to be mailed to holders of Common Stock as promptly as practicable after the Company Proxy Statement is cleared by the SEC and its staff by receipt of confirmation from the SEC and its staff that it has no further comments thereon or that the Company may commence mailing the Company Proxy Statement and Schedule 13E-3;

(xi)

to ensure that, if at any time prior to the Company Stockholders’ Meeting there shall occur any event with respect to the Company, or there shall be discovered any information, which event or information is required by applicable Law to be described in an amendment of, or a supplement to, the Company Proxy Statement or the Schedule 13E-3, the Company shall promptly inform the Purchaser and promptly prepare, file (or in the case of the Schedule 13E-3 jointly file) and disseminate such amendment or supplement to the stockholders of the Company, provided that no such amendment or supplement shall be made without the Purchaser’s prior written consent, not to be unreasonably withheld or delayed; and

(xii)	to engage a nationally recognized proxy solicitation firm for the purposes of seeking the Stockholder Approval and, unless and until there has been a Recommendation Change, instruct such firm to solicit proxies in a manner that is designed to obtain such approval within a 20 Business Day solicitation period, taking into account all relevant facts and circumstances.

Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Purchaser or Merger Sub which is contained in the Company Proxy Statement or Schedule 13E-3.

(e)	Without limiting the other provisions of this Section 6.3, the Purchaser undertakes for itself, and for Merger Sub:

(i)	that it shall furnish the Company with such information relating to the Purchaser Group and the transactions contemplated hereby and such further and supplemental information as may reasonably requested by the Company in connection with the preparation of the Company Proxy Statement or Schedule 13E-3 and any other filings to be made with the Secretary of State of the State of Delaware or the SEC and shall promptly notify the Company of any change to that information;

(ii)	that the information supplied, or to be supplied, by the Purchaser or Merger Sub for inclusion in the Company Proxy Statement and Schedule 13E-3 shall not, on the date the relevant document is first mailed to the Company’s stockholders, and at the time of the Company Stockholders’ Meeting shall not:

(1)	contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they will be made, not false or misleading; or

(2)	omit to state any material fact necessary to correct any statement in the Proxy Statement or Schedule 13E-3, or any amendment or supplement thereto, which has become false or misleading;

(iii)	if any at time prior to the time of the Company Stockholders’ Meeting, any event or information should be discovered by the Purchaser which applicable Law requires be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3, the Purchaser shall promptly inform the Company of the same;

(iv)	to use reasonable best efforts to have the Company Proxy Statement and Schedule 13E-3 cleared by the SEC and its staff under the Exchange Act, as promptly as practicable after such filing; and

(v)	to use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to (I) maintain in effect its existing Multicurrency Revolving Credit Facility Agreement with Société Général dated June 4, 2008 (the Credit Facility), (II) satisfy on a timely basis all conditions applicable to the borrowers under the Credit Facility that are within their control and (III) enforce its rights under the Credit Facility. In the event the Financing becomes unavailable on the terms and conditions contemplated in the Credit Facility for any reason, as promptly as practicable following the occurrence of such event, the Purchaser shall use its best efforts to obtain alternative financing from alternative sources as promptly as practicable following the occurrence of such event. The Purchaser shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Financing. Notwithstanding any of the foregoing, the Purchaser shall not be deemed to be in breach of subclause (v) provided that it funds the Merger Consideration in a timely manner in accordance with Section 3.4(a)(iii)

Notwithstanding the foregoing, neither the Purchaser nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company which is contained in the Company Proxy Statement or the Schedule 13E-3.

6.4	Cooperation and notification of certain events

(a)	Notwithstanding any of the other clauses of this Section 6.4, each party shall cooperate with the other, and shall use reasonable best efforts, to fulfill the closing conditions set forth in Section 7, including delivery of all documents set forth in, or necessary to fulfill, such conditions. Without limiting the foregoing, to the extent that (i) all of the conditions set forth in Section 7.2(a) have been satisfied other than the condition set forth in Section 7.2(f); and (ii) it is reasonably likely that such condition will remain unsatisfied as of the Termination Date, then Purchaser and the Company shall cooperate in an effort to find an accommodation reasonably satisfactory to both parties that would allow for the waiver of Section 7.2(f).

(b)	From and after the date of this Agreement until the Effective Time each party shall:

(i)	take all reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use reasonable best efforts to:

(1)	obtain, as promptly as practicable, all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party’s execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including under the HSR Act;

(2)	execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement;

(3)	resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used reasonable best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, provided however that (x) without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), the Company may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or other obligation in connection with any of the foregoing and (y) nothing in this Section 6.4 or any other Section of this Agreement shall require the Purchaser or Merger Sub to become subject to, or consent or agree to or otherwise undertake any requirement, condition, understanding, agreement, or Order to sell, hold separate, divest or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change any assets or business;

(ii)	make as promptly as practicable, and in any event within the time periods specified below, all necessary filings to be made by them, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated therein including:

(1)	a Notification and Report Form under the HSR Act within 10 Business Days; and

(2)	appropriate filings under any other antitrust, competition or premerger Law of Austria and Germany within 15 Business Days;

(iii)	promptly (and in any event within two Business Days) notify the other parties of:

(1)	any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the relevant party or its Representative);

(2)

any material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and if any of the parties receives a request for additional information or documentary material from any such Governmental Entity that is related to a transaction contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable, and after consultation with the other parties, an appropriate response in compliance with such request and shall provide a copy of such response to the other parties;

(3)	any Proceedings threatened in writing or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the relevant party or its Representatives);

(4)	any material events, changes or developments relating to pending material Proceedings; and

(5)	becoming aware of any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.1 of this Agreement not to be satisfied or result in such satisfaction being materially delayed;

(c)	The parties shall cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 6.4, subject to applicable Law, by:

(i)	permitting counsel for the other parties review in advance, and consider in good faith, the view of the other parties with, any proposed material written communication to any Governmental Entity; and

(ii)	providing counsel for the other parties with copies of all filings and submissions made by such party and all correspondence and information passed between such party and its Representatives with any Governmental Entity in connection with the transactions contemplated by this Agreement.

(d)	Unless such party reasonably believes upon the advice of outside counsel that the failure to do so in a timely manner would cause it to breach any Laws, a party shall not file any document or take any action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either:

(i)	prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement; or

(ii)	cause a condition set forth in Section 7 to not be satisfied in a timely manner.

(e)	None of the parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other hereto (such consent not to be unreasonably withheld or delayed).

(f)	The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate, to the extent practicable.

(g)	Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders, is:

(i)	materially adverse to the Company and its Affiliates, taken as a whole, either before or after giving effect to the Merger; or

(ii)	requires any material change in the conduct of business of the Company or any of its divisions as currently conducted relating to a material portion of the revenues or earnings of the Company.

(h)	Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of the Purchaser, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.

6.5	Access to information

(a)	Subject to Law, from the date of this Agreement to the Effective Time or earlier termination of this Agreement in accordance with its terms, upon prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Representatives to:

(i)	afford the Representatives of the Purchaser reasonable access, consistent with Law, at all reasonable times to its officers, management, employees, properties, officers, plants and other facilities and to all books and records; and

(ii)	furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its Representatives may from time to reasonably request.

(b)	No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants, conditions or agreements herein of the other parties.

(c)	Any information provided to the Representatives of the Purchaser pursuant to this Section 6.5 shall be subject to the terms of the Confidentiality Agreement.

6.6	Public announcements

Except with respect to any Recommendation Change made in accordance with this Agreement, the Purchaser, Merger Sub and the Company (at the direction of the Special Committee) agree to consult with each other prior to issuing any press release or otherwise making any public statements about this Agreement, the Merger or any of the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or Governmental Entity (including NASDAQ), except to the extent that the disclosing party determines in good faith that it is required to do so by Law, by obligations pursuant to any listing agreement with or rules of NASDAQ, in which case that party will use all reasonable efforts to consult with the other parties before issuing any such release or making any such public statement or filing.

6.7	Indemnification, directors’ and officers’ insurance

(a)	The Purchaser shall procure that the Surviving Corporation:

(i)	shall maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance (D&O Insurance) maintained by the Company covering such Indemnified Parties covered immediately prior to the Effective Time by the Company’s D&O Insurance on terms with respect to coverage and amount that are no less favorable than those of such policy in effect on the date of this Agreement including for:

(1)	any action or failure to take action by any present or former director or officer of the Company (together, the Indemnified Parties) in such capacity occurring, or alleged to have occurred, prior to the Effective Time, in their capacities as officers or directors of the Company (including without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company); or

(2)	the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement,

provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company; or

(ii)	shall obtain as of the Effective Time pre-paid “tail” insurance policies with a claims period of six years from the Effective Time on terms that are no less favorable to the Indemnified Parties than those of the existing D&O Insurance maintained by the Company as at the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time, provided, however that:

(1)	in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 250 percent of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the Maximum Premium) (as set forth in Section 6.7(a)(ii) of the Company Disclosure Letter); and

(2)	if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of D&O Insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium with the greatest coverage available at a cost not exceeding the Maximum Premium.

For the avoidance of doubt, the Purchaser can satisfy its obligations under Section 6.7(a) by including, or causing the inclusion of, the coverage required in the existing insurance policies maintained by the Purchaser or one of its Affiliates.

(b)	Following the Effective Time, the Purchaser shall procure that the Surviving Corporation shall, to the extent permitted by Law:

(i)	include and maintain in effect in its respective certificate of incorporation or bylaws for a period of six years after the Effective Time, at a minimum provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement and shall cause such provisions not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time; and

(ii)	for a period of six years after the Effective Time, honor, continue in effect and discharge the Company’s obligations under all indemnification agreements of the Company with any Indemnified Party in effect as of the date of this Agreement without any change that is adverse to such Indemnified Party.

(c)	In the event that the Surviving Corporation or any of its successors or assigns:

(i)	consolidates with or merges into any other Persons and shall not be the continuing or surviving entity; or

(ii)	transfers all or substantially all of its properties or assets to any Person,

then and in each case, the Purchaser shall procure that proper provision will be made so that the applicable successors, assigns or transferees of the Surviving Corporation assume the obligations set forth in this Section 6.7.

(d)	The provisions of this Section 6.7 will survive the Closing and, after the Effective Time, are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.7 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) of the Surviving Corporation or otherwise.

6.8	Stock exchange listing

Prior to the Effective Time, the Company shall cooperate with the Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of NASDAQ to enable the Shares to be delisted from the NASDAQ and to terminate the registration of the Shares under the Exchange Act as soon as practicable after the Effective Time, provided however that such delisting and termination shall not be effective until after the Effective Time.

6.9	Litigation

(a)	The Company shall promptly notify the Purchaser and Merger Sub of any litigation commenced against it or any of its directors, officers or Affiliates, relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the Purchaser and Merger Sub reasonably informed regarding any such litigation.

(b)	The Company shall give the Purchaser and Merger Sub the opportunity to participate in the defense or settlement of any litigation against the Company and its directors relating to this Agreement and the transactions contemplated herein, and, prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company undertakes that no such settlement shall be agreed to without the Purchaser’s or Merger’s Sub prior written consent (such consent not to be unreasonably withheld or delayed).

6.10	Company Tax statements

Prior to the Effective Time, the Company shall deliver to the Purchaser a statement (FIRPTA Statement) that the Company is not, and within the previous 5 years has not been, a “United States real property holding corporation”, as defined in section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof pursuant to Treasury Regulation section 1.1445-2(c)(3). Notwithstanding anything to the contrary contained in this Agreement, if the Company fails to deliver a FIRPTA Statement the Purchaser shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code from the Merger Consideration pursuant to this Agreement.

6.11	Employees; Company Benefit Plans

(a)	For a period of one year following the Closing Date (the Continuation Period), the Surviving Corporation will provide all employees of the Company (other than those employees covered by a collective bargaining agreement, if any) as of the Effective Time who continue employment with the Surviving Corporation (Employees) with compensation and employee benefits plans, programs and arrangements that are in the aggregate, no less favorable than those generally provided to such employees immediately prior to the Effective Time under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time (it being understood that incentive programs will remain discretionary); provided, however, that nothing herein will:

(i)	prevent the amendment, modification or termination of any specific plan, program or arrangement, or any other contract, arrangement or agreement of the Company in accordance with its terms and applicable Laws or require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes in accordance with the terms of the applicable Company Benefit Plan as are necessary to comply with Law;

(ii)	shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason or otherwise limit the Surviving Corporation’s discretion over hiring, promotions or retention of employees;

(iii)	shall preclude the Surviving Corporation from terminating the use of Stock Options, Company ESPP participation or other equity related Company Benefit Plans; or

(iv)	require the institution of any new equity or equity-based benefit plan.

(b)	The Purchaser shall procure that the Surviving Corporation will, and shall procure that its Affiliates will, honor or cause to be honored, in accordance with their terms, all benefit obligations to current and former employees, consultants and directors of the Company under all Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans and applicable Laws; provided that, notwithstanding anything to the contrary in this Agreement, the Purchaser, the Surviving Corporation and their respective Affiliates shall honor the terms of all Company Benefit Plans that provide for retention, severance and change-in-control protections, payments and benefits without amending them and without terminating them (except for amendments or terminations in accordance with the terms of the Company Benefit Plans, including terminations due to the other party’s actions or due to the satisfaction of all payment obligations of the Company thereunder).

(c)	For all purposes under the employee benefit plans of the Purchaser, the Surviving Corporation and their respective Affiliates providing benefits to any Employees after the Effective Time (the New Plans), from and after the Effective Time, the Purchaser shall cause the New Plans to credit that each Employee with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan in which such Employee participates or was eligible to participate immediately before the Effective Time (such plans collectively the Old Plans), except for purposes of benefit accrual under defined benefit plans, for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing:

(i)	each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under an Old Plan; and

(ii)	for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Purchaser, the Surviving Corporation and their respective Affiliates will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, provided that, nothing herein shall require or result in the duplication of benefits provided to any such Employees.

(d)	The Company shall ensure that prior to the Effective Time, each Company Benefit Plan shall be administered in all material respects in accordance with its terms, and in compliance in all material respects with applicable provisions of ERISA, the Code and other Laws and shall not cause any excise or penalty Taxes to be incurred pursuant to ERISA. All contributions (including all employer contributions and employee salary reduction contributions) required to be made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith shall continue to be made and all contributions for any period ending on or before the Closing Date which are not yet due will be paid or will have been properly accrued on the Company’s financial records prior to the Closing Date.

(e)

This Section 6.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.11, expressed or implied, is intended or shall be construed to confer upon or give any other Person (including Employees) other than the parties and their permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.11 and without limiting the foregoing:

(i)	no provision of this Section 6.11 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company in respect of continued employment (or resumed employment) or any other matter; and

(ii)	nothing in this Section 6.11 is intended to amend any Company Benefit Plan, or interfere with the Purchaser’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

6.12	Resignation of directors

At the Closing, the Company shall deliver to the Purchaser evidence satisfactory to the Purchaser of the resignation of all directors of the Company effective as of the Effective Time.

6.13	Takeover statutes and defenses

(a)	If any takeover, business combination, control share acquisition, fair price, moratorium or similar statutes is or may become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of the Purchaser, Merger Sub and their respective boards of directors and the Company Board (acting through the Special Committee) will:

(i)	take all necessary action to ensure that such transactions may be consummated as promptly as reasonably practicable upon the terms and subject to the conditions set forth in this Agreement; and

(ii)	otherwise act to eliminate or minimize the effects of such takeover statute.

(b)	The Company Board and the Special Committee, and any other committee of the Company Board, shall take any further actions within their authority (in addition to those referred to in Section 4.4) reasonably requested by the Purchaser in order to render the Rights inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and to cause the Company to terminate the Rights Agreement at the Effective Time without payment or distribution of any amounts or securities to any holders of Rights. Except as approved in writing by the Purchaser, the Company Board and the Special Committee (and any other committee of the Company Board) shall not:

(i)	terminate, waive any provision of, exempt any Person from or amend or in any way modify the terms of the Rights Agreement;

(ii)	redeem the Rights; or

(iii)	take any action with respect to, or make any determination under, the Rights Agreement.

(c)	If any Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and the Purchaser shall make such adjustment to the Merger Consideration as the Company and the Purchaser shall mutually agree so as to preserve the economic benefits that the Company and the Purchaser each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

(d)	The approvals and other actions referred to in this Agreement for the purpose of causing the Rights Agreement and the takeover laws described in Section 6.13(a) to be inapplicable to this Agreement and the transactions contemplated by this Agreement shall be irrevocable and, without limiting any other rights of the Purchaser under this Agreement, any Recommendation Change or termination of this Agreement shall not have any effect on those approvals and other actions.

6.14	Fees and expenses

Whether or not the Merger is consummated, all costs and expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (Expenses) will be paid by the party incurring those Expenses.

6.15	Rule 16b-3

Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

6.16	Continuation of the Special Committee

The Purchaser and Merger Sub agree that, from and after the date of this Agreement, subject to Law, at all times prior to the earliest of (x) the Effective Time or (y) the termination of this Agreement in accordance with its terms, they shall cause their Affiliates holding Shares not to:

(a)	authorize their designees to the Company Board to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause);

(b)	seek to remove any member of the Special Committee from the Company Board (other than in the case of removal for cause, determined in good faith by the Company Board), and

(c)	should all members of the Special Committee cease to so serve, not to restrict the Company Board from causing the election of an individual or individuals to the Company Board who constitutes an “independent” director under the applicable NASDAQ rules and to cause the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

6.17	The Purchaser vote

(a)	The Purchaser shall enforce its rights under the Purchaser Affiliate Voting Agreements and ensure that its Affiliates vote or cause to be voted any Shares issued and outstanding at the date of this Agreement that are beneficially owned by such Affiliate or with respect to which the relevant Affiliate has the power (by agreement, proxy or otherwise but not including the voting agreements between members of the Purchaser Group and the Company’s stockholders entered into in connection with the Stock Purchase Agreement) in favor of the adoption and approval of this Agreement at the Company Stockholders’ Meeting and at all adjournments or postponements thereof.

(b)	Nothing in this Agreement shall require the exercise of the Warrant (as defined in the Affiliation Agreement) or the conversion of the Convertible Notes (as defined in the Affiliation Agreement).

6.18	Performance of Merger Sub

The Purchaser shall cause Merger Sub to perform its obligations hereunder.

7.	CONDITIONS

7.1	Conditions to each party’s obligation to effect the Merger

The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or, subject to the extent permitted by Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)	Stockholder Approval. The Stockholder Approval shall have been obtained at the Company Stockholders’ Meeting.

(b)	Laws and Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and individually, or in the aggregate, either:

(i)	restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement; or

(ii)	imposes limitations upon the ability of any member of the Purchaser Group effectively exercising full rights of ownership of the Company or the Surviving Corporation.

(c)	Consents and approvals.

(i)	Other than filing the Certificate of Merger, all notices, reports and other filings required to be made prior to the Closing Date by the Company or the Purchaser with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing Date by the Company or the Purchaser from, any Governmental Entity in the United States, Austria and Germany in connection with the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement shall have been made or obtained (as the case may be).

(ii)	The waiting period applicable to the consummation of the Merger under the HSR Act, if any, and under any other Laws in the United States, Austria and Germany shall have expired or been terminated, and, if the SEC shall have received and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.

7.2	Conditions to obligations of the Purchaser and Merger Sub

The respective obligations of the Purchaser and Merger Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Law, the waiver by the Purchaser and Merger Sub on or prior to the Closing Date of each of the following conditions:

(a)	Representations and warranties.

(i)	The representations and warranties of the Company set forth in Sections 4.1(a), 4.2, 4.3, 4.6(a), 4.6(b), 4.6(c), and 4.6(d) this Agreement shall be true and correct in all respects (except for inaccuracies that would have a de minimis effect on the Company or cause only a de minimis payment by the Purchaser) as of the Closing Date as though made on and as of such date and time (unless any such representation and warranty relates to an earlier date, in which case as of such earlier date).

(ii)	The representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 4.1(a), 4.2, 4.3, 4.6(a), 4.6(b), 4.6(c), and 4.6(d)) shall be true and correct in all respects as of the Closing Date as though made on and as of such date and time (unless any such representation and warranty relates to an earlier date, in which case as of such earlier date) interpreted without giving effect to the words “material” or “materially” or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect; except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

(iii)	The Purchaser shall have received at Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect of Sections 7.2(a)(i) and 7.2(a)(ii).

(b)	Performance of obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Purchaser shall have received at Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)	Proceedings. No Proceeding shall have been commenced (and not finally resolved) by a Governmental Entity against the Company or any member of the Purchaser Group:

(i)	that would be reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise materially interfering with the Merger or any other transaction contemplated by this Agreement; or

(ii)	seeking to impose material limitations on the ability of any member of the Purchaser Group effectively exercising full rights of ownership of the Company or the Surviving Corporation.

(d)	Company ESPP. The New Exercise Date (as defined in the Company ESPP) has occurred and no further Offering Period or Purchaser Periods (each as defined in the Company ESPP) shall have commenced under the Company ESPP after the New Exercise Date.

(e)	No Company Material Adverse Effect. Since the date of this Agreement no event or circumstance shall have occurred that has had or is reasonably likely to have a Company Material Adverse Effect.

(f)	Stock issuance. The stock issuance referred to in Section 7.2(f) of the Company Disclosure Letter shall have been consummated, if applicable.

7.3	Conditions to obligations of the Company

The obligation of the Company to effect the Merger is subject to the satisfaction or, subject to the extent permitted by Law, the waiver by the Company (at the direction of the Special Committee) on or prior to the Closing Date of each of the following conditions:

(a)	Representations and warranties.

(i)	The representations and warranties of each of the Purchaser and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (unless any such representation and warranty relates to an earlier date, in which case as of such earlier date) interpreted without giving effect to the words “material” or “materially” or to any qualifications based on such terms or based on the defined term Acquiror Material Adverse Effect.

(ii)	The Company shall have received at Closing a certificate signed on behalf of the Purchaser and Merger Sub by an executive officer of each of the Purchaser and Merger Sub, respectively, to the effect of Section 7.3(a)(i).

(b)	Performance of obligations by the Purchaser and Merger Sub. Each of the Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations required to be performed by it under the Agreement and the Company shall have received at Closing a certificate signed on behalf of the Purchaser and Merger Sub by an executive officer of each of the Purchaser and Merger Sub, respectively, to such effect.

8.	TERMINATION, AMENDMENT AND WAIVER

8.1	Termination

This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a)	Mutual consent. by mutual written consent of the Purchaser, Merger Sub (by action of their respective boards of directors) and the Company (by approval by the Special Committee);

(b)	Purchaser or Company. by the Purchaser (by action of its board of directors) or the Company (by approval of the Special Committee) giving written notice to the other if:

(i)	any Law prohibits the consummation of the Merger;

(ii)	any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other final action restraining, enjoining or otherwise prohibiting consummation of the Merger, or other transactions contemplated by this Agreement, and such Order or other action is or shall have become final and non-appealable;

(iii)	the Effective Time shall not have occurred on or before January 1, 2009 (the Termination Date), provided however that:

(1)	if the Effective Time has not occurred by the Termination Date by reason of nonsatisfaction of any of the conditions set forth in Sections 7.1(b) or 7.1(c) or 7.2(c) but which remain capable of satisfaction, and the other conditions in Section 7 have been satisfied, (to the extent legally permissible) waived or are then capable of being satisfied, then the Company or the Purchaser may extend the Termination Date to a date not beyond two months from the date of this Agreement; and

(2)	the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iii) if it has failed to convene the Company Stockholders’ Meeting by the Termination Date; or

(iv)	this Agreement has been submitted to the Company’s stockholders at a duly convened Company Stockholders’ Meeting and the Stockholder Approval was not obtained at such meeting (after giving effect to all adjournments or postponements thereof in accordance with applicable Law);

(c)	Company. by the Company (provided that such termination has been approved by the Special Committee) giving written notice to the Purchaser (for itself and on behalf of Merger Sub) in the event:

(i)	of a breach of any representation, warranty, covenant or agreement made by the Purchaser or Merger Sub in this Agreement, such that Section 7.3(a) or Section 7.3(b) is incapable of being satisfied by the Termination Date; or

(ii)	that prior to the Company Stockholders’ Meeting, the Company Board or Special Committee shall have made a Recommendation Change in full compliance with Section 6.2(c) provided however that the Company shall:

(1)	simultaneously with such termination enter into an Alternative Acquisition Agreement, which may be conditional upon obtaining any consent required by the Affiliation Agreement and the Convertible Notes (as defined in the Affiliation Agreement); and

(2)	have paid any amounts due pursuant to, and in accordance with, Section 8.3;

(d)	Purchaser. by the Purchaser (on behalf of itself and Merger Sub) giving written notice to the Company in the event:

(i)	a Recommendation Change shall have been made in accordance with Section 6.2 provided that the Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(i) if the Stockholder Approval has been obtained;

(ii)	that the Company Board fails to expressly publicly reaffirm the Company Board Recommendation within ten (10) Business Days after a written request by the Purchaser to do so if the Purchaser makes such request promptly following the public announcement of a Takeover Proposal (provided that the Purchaser may not make such a request on more than one occasion with respect to any particular Takeover Proposal where the price and other material terms of such Takeover Proposal have not changed);

(iii)	that the Company or the Company Board (or the Special Committee) resolves or announces its intention to do either of the actions set forth in clauses (i) or (ii);

(iv)	of a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that Section 7.2(a) or Section 7.2(b) is incapable of being satisfied by the Termination Date; or

(v)	if a Company Material Adverse Effect shall occur and be continuing such that Section 7.2(e) is incapable of being satisfied by the Termination Date.

Notwithstanding the foregoing provisions of this Section 8.1, the right to terminate this Agreement pursuant to this Section 8.1 shall not be available to the party seeking to terminate to the extent any action of such party (or, in the case of the Purchaser, Merger Sub) or the failure of such party (or, in the case of the Purchaser, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the event giving rise to the termination and such action or failure to perform constitutes a breach of this Agreement.

8.2	Effect of termination

If this Agreement is terminated pursuant to this Section 8, it will become void and of no further force and effect, with no party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) having any liability whatsoever hereunder or in connection with any transactions contemplated hereby, provided, however:

(a)	that nothing herein shall relieve any party from liability or obligation with respect to any breach of this Agreement prior to such termination (except that in no event shall any party hereto be liable for any punitive damages);

(b)	Section 6.14, this Section 8.2, Section 8.3 and Section 9 shall each survive any termination of this Agreement.

8.3	Fees and expenses following termination

(a)	The Company will pay, or cause to be paid, to the Purchaser or to accounts designated by Purchaser in writing by wire transfer of immediately available funds an amount equal to $11,000,000 (the Termination Fee):

(i)	if this Agreement is terminated by Purchaser pursuant to Section 8.1(d)(i), in which event payment of the Termination Fee will be made within two Business Days after such termination; or

(ii)	if:

(1)	a Takeover Proposal shall have been publicly announced or disclosed and not terminated or withdrawn, which termination or withdrawal has been publicly announced or disclosed, prior to the termination of this Agreement;

(2)

this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.1(b)(iii) or by Purchaser pursuant to Section 8.1(d)(iv) (unless any action of the Purchaser or Merger Sub, or the failure of the Purchaser of Merger Sub to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time, has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement); and

(3)	within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of any Takeover Proposal or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (1)), in which event payment of the Termination Fee will be made on or prior to the date on which the Company enters into such Contract or consummates such Takeover Proposal, as applicable.

For purposes of the foregoing clause (3) only, references in the definition of the term “Takeover Proposal” to the figure “9.9%” will be deemed to be replaced by the figure “50%” and references to the figure “90%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”; or

(iii)	if this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which event payment of the Termination Fee must be made in advance of or concurrent with such termination.

(b)	The parties acknowledge that the agreements contained in Section 8.3(a) are an integral part of the transactions contemplated by this Agreement, that without these agreements neither party would have entered into this Agreement, and that any amounts payable pursuant to Section 8.3(a) and do not constitute a penalty. If the Company fails to pay the Purchaser any amounts due to such other party pursuant to Section 8.3(a) within the time periods specified in Section 8.3(a), the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(c)	Each of the Purchaser and the Company acknowledges and agrees that in the event (but only in the event) that the Termination Fee is payable pursuant to this Agreement, the right of the Purchaser to receive such amount shall constitute each of the Purchaser’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement. Nothing in this Section 8.3(c) shall preclude the Purchaser from seeking any remedy available at equity as provided for under this Agreement.

8.4	Amendment

(a)	This Agreement may be amended by the parties to this Agreement by action taken by or on behalf of their respective boards of directors (provided that in the case of the Company, that such amendment has been approved by the Special Committee) at any time prior to the Effective Time, whether before or after adoption of this Agreement by stockholders at the Company Stockholders Meeting, provided that:

(i)	after adoption of this Agreement by stockholders at the Company Stockholders Meeting, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval; and

(ii)	such amendment has been duly authorized or approved by each of the Purchaser, Merger Sub and the Company.

(b)	This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

8.5	Extension; waiver

(a)	At any time prior to the Effective Time, the Purchaser and Merger Sub, on the one hand, and the Company (with the approval of the Special Committee), on the other hand, may, unless prohibited by Law:

(i)	extend the time for the performance of any of the obligations of the other party;

(ii)	waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement; or

(iii)	waive compliance with any of the covenants or conditions contained in this Agreement.

(b)	Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.

(c)	The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

9.	MISCELLANEOUS

9.1	Certain definitions

For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(1)	401(k) Savings Plan means the retirement savings plan made available by the Company to its employees and operated in accordance with section 401(k) of the Code;

(2)	Acceptable Confidentiality Agreement means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and that also contains customary standstill provisions; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions;

(3)	Acquiror Disclosure Letter has the meaning set forth in Section 5;

(4)	Acquiror Material Adverse Effect means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent the Purchaser or Merger Sub from performing its respective obligations under this Agreement or from consummating the transactions on the terms contemplated hereby;

(5)	Adverse Permit Effect has the meaning set forth in Section 4.27(a);

(6)	Affiliate means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise;

(7)	Affiliation Agreement means the agreement between Tercica, Inc, Suraypharm, a société par actions simplifiée, and Ipsen, SA effective as of October 13, 2006;

(8)	Aggregate Merger Consideration has the meaning set forth in Section 3.4(a)(iv);

(9)	Agreement has the meaning set forth in the Recitals;

(10)	Alternative Acquisition Agreement means merger agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, purchase agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or would reasonably be expected to lead to, a Takeover Proposal;

(11)	Book Entry Shares has the meaning set forth in Section 3.4(b)(i);

(12)	Business Day means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York or Paris are generally closed;

(13)	Certificate has the meaning set forth in Section 3.4(b)(i);

(14)	Certificate of Incorporation means the Company’s Amended and Restated Certificate of Incorporation;

(15)	Certificate of Merger has the meaning set forth in Section 1.3;

(16)	Closing has the meaning set forth in Section 1.2;

(17)	Closing Date has the meaning set forth in Section 1.2;

(18)	Code means the Internal Revenue Code of 1986, as amended;

(19)	Company has the meaning set forth in the Recitals;

(20)	Company Assets has the meaning set forth in Section 4.9;

(21)	Company Benefit Plans has the meaning set forth in Section 4.15(a);

(22)	Company Board means the board of directors of the Company;

(23)	Company Board Recommendation has the meaning set forth in Section 4.1(a);

(24)	Company Business Plan means the Company Business Plan in the form provided to the Purchaser on the date of this Agreement, certified by an officer of the Company as being the Company’s current business plan and as having been presented to the Special Committee and the Company Board;

(25)	Company Contract has the meaning set forth in Section 4.14(a);

(26)	Company Disclosure Letter has the meaning set forth in Section 4;

(27)	Company ESPP has the meaning set forth in Section 3.2(d);

(28)	Company Intellectual Property shall mean the Intellectual Property currently used in connection with the business of the Company or owned, purported to be owned, or held for use by the Company;

(29)	Company Intervening Event shall have the meaning set forth in Section 6.2(e)(iv);

(30)	Company Joint Venture means, with respect to the Company, any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person;

(31)

Company Material Adverse Effect means (as appropriate in context) any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is materially adverse to the business, net assets and liabilities, financial condition or results of operations of the Company, other than any of the following (or combination of the following), or any event, state of facts, circumstance, development, change or effect resulting therefrom (A) changes in general economic conditions in the United States or France or changes in capital or financial markets generally, including changes in interest or exchange rates; (B) the announcement of this Agreement and the pendency of the transactions contemplated hereby; (C) general changes or developments in the industries in which the Company operate; (D) changes in any Law or GAAP or interpretation thereof after the date hereof; (E) any failure, in and of itself, by the Company to meet any estimates of revenues or earnings or any projections for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); (F) a decline in the price or trading volume of the Company’s common stock on the NASDAQ (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect), (G) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or (H) those facts and circumstances disclosed in the Company Disclosure Letter at Section 4.25(d) and Section 4.13(a) of the Company Disclosure Letter; except, in the case of the foregoing clauses (A), (C), (D) and (G), to the extent such changes or developments referred to therein have a materially disproportionate impact on the Company, relative to other industry participants; or (ii) would prevent the Company from performing its obligations under this Agreement or from consummating the transactions on the terms contemplated hereby;

(32)	Company Organizational Documents means the certificate of incorporation and bylaws of the Company, in each case as in effect on the date of this Agreement and including all amendments thereto;

(33)	Company Permits has the meaning set forth in Section 4.27(a);

(34)	Company Proxy Statement has the meaning set forth in Section 6.3(b);

(35)	Company SEC Documents has the meaning set forth in Section 4.11(a);

(36)	Company Securities means (i) shares of capital stock or other securities of the Company having the right to vote (ii) securities convertible or exchangeable or exercisable for shares of capital stock or other securities of the Company having voting rights, and (iii) pre-emptive or other rights (which terms, for the purposes of this will be deemed to include “phantom stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights), subscriptions, options, warrants, stock appreciation rights with respect to shares of capital stock or other securities of the Company having the right to vote;

(37)	Company Stockholders’ Meeting has the meaning set forth in Section 6.3(a);

(38)	Confidentiality Agreement means the confidentiality agreement by and between Tercica, Inc. and Ipsen, S.A., dated as of May 13, 2008;

(39)	Continuation Period has the meaning set forth in Section 6.11;

(40)	Contracts means any contracts, arrangements, agreements, Permits, licenses, notes, bonds, mortgages, indentures, commitments, Leases, or other instruments or binding obligations, whether written or oral;

(41)	Credit Facility has the meaning set forth in Section 6.3(e)(v);

(42)	D&O Insurance has the meaning set forth in Section 6.7(a)(i);

(43)	DGCL means the Delaware General Corporation Law, as amended from time to time;

(44)	Dissenting Stockholder has the meaning set forth in Section 3.2;

(45)	Dissenting Shares has the meaning set forth in Section 3.2;

(46)	Early Exercise Shares means Shares issued as a result of the early exercise of Stock Options prior to the date of vesting of such Stock Options and which remain subject to vesting or other lapse restrictions;

(47)	Effective Time has the meaning set forth in Section 1.3;

(48)	Employees has the meaning set forth in Section 6.11(a);

(49)	EMeA means the European Medicines Agency;

(50)	Environmental Claims means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, Liens, proceedings or written notices of noncompliance or violation alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials;

(51)	Environmental Laws means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees or judgments issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, health or safety, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement;

(52)	Environmental Permits means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws;

(53)	ERISA has the meaning set forth in Section 4.15(a);

(54)	ERISA Affiliate has the meaning set forth in Section 4.15(b);

(55)	Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(56)	Excluded Contract has the meaning set forth in Section 4.14(b);

(57)	Excluded Share(s) means (i) Shares owned by any member of the Purchaser Group (ii) Shares owned by the Company and (iii) Dissenting Shares;

(58)	Exercise Period shall have the meaning set forth in Section 3.2(b)(i);

(59)	Expenses has the meaning set forth in Section 6.14;

(60)	FDA has the meaning set forth in Section 4.25(a);

(61)	Financing has the meaning set forth in Section 5.6;

(62)	FIRPTA Statement has the meaning set forth in Section 6.10;

(63)	GAAP has the meaning set forth in Section 4.11(g)(iii);

(64)	Governmental Entity has the meaning set forth in Section 4.8;

(65)	Grant Date has the meaning set forth in Section 4.15(p)(i);

(66)	Hazardous Materials means (i) any substance that is listed, classified, regulated or subject to any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon;

(67)	HSR Act has the meaning set forth in Section 4.8(d);

(68)	Indemnified Parties has the meaning set forth in Section 6.7(a)(i)(1);

(69)	Intellectual Property shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing;

(70)	IRS has the meaning set forth in Section 4.15(d);

(71)	IT Systems means the information and communications technologies used by the Company, including hardware, proprietary and third party software, services, networks, peripherals and associated documentation;

(72)	Knowledge means, (i) with respect to the Company, the actual knowledge after reasonable inquiry of the executive officers of the Company and (ii) with respect to the Purchaser, the actual knowledge after reasonably inquiry of the executive officers of the Purchaser;

(73)	Laws means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity;

(74)	Lease has the meaning set forth in Section 4.18(b);

(75)	Leased Property has the meaning set forth in Section 4.18(b);

(76)	Liens means with respect to any asset, any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, title retention devices, conditional sales or other security arrangements, collateral assignments, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, servitudes, restrictive covenants, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any attribute of ownership of any asset in each case except for such restrictions of general application under the Securities Act and state “blue sky” laws;

(77)	Maximum Premium has the meaning set forth in Section 6.7(a);

(78)	Measurement Date has the meaning set forth in Section 4.6(b);

(79)	Merger has the meaning set forth in the Recitals of this Agreement;

(80)	Merger Consideration has the meaning set forth in Section 3.1(a)(i);

(81)	Merger Sub Stock means the shares of common stock of Merger Sub;

(82)	NASDAQ has the meaning set forth in Section 4.8(d);

(83)	New Plans has the meaning set forth in Section 6.11(c);

(84)	Notice of Recommendation Change has the meaning set forth in Section 6.2(b);

(85)	Old Plans has the meaning set forth in Section 6.11(c);

(86)	Opinion has the meaning set forth in Section 4.5;

(87)	Orders means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, including any consent decree or agreement, settlement agreement, memorandum of understanding or similar written agreement to which the Company is a party with, any Governmental Entity;

(88)	Paying Agent has the meaning set forth in Section 3.4(a)(i);

(89)	Payment Fund has the meaning set forth in Section 3.4(a)(ii);

(90)	Permits has the meaning set forth in Section 4.27(a);

(91)	Permitted Liens means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate;

(92)	Person means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, unincorporated organization, union, proprietorship, joint-stock company, joint venture, Governmental Entity and other entity and group comprised of two or more of the foregoing (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

(93)	Preferred Stock has the meaning set forth in Section 4.6(a);

(94)	Proceeding has the meaning set forth in Section 4.23(a);

(95)	Purchaser has the meaning set forth in the Recitals;

(96)	Purchaser Affiliate Voting Agreements has the meaning set forth in Section 5.8;

(97)	Purchaser Group means the Purchaser, Merger Sub and their respective Affiliates;

(98)	Recommendation Change means the withholding, withdrawal, modification or amendment by the Special Committee or the Company Board of the Company Board Recommendation or the recommendation, adoption, or approval of a Takeover Proposal or any resolution, proposal or agreement by the Special Committee or Company Board to undertake any of the foregoing actions;

(99)	Release means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment;

(100)	Representatives means, when used with respect to the Purchaser, Merger Sub or the Company, the directors, officers, consultants, accountants, legal counsel, investment bankers, agents and other outside representatives of the Purchaser, Merger Sub or the Company, as applicable, and each of their respective Subsidiaries, if any;

(101)	Restricted Shares means Shares subject to restricted share awards that remain subject to vesting or other lapse restrictions pursuant to the Company Benefit Plans (including any Shares credited to restricted share awards as dividend equivalents);

(102)	Restricted Stock Units means grants of stock awards obligating the Company to issues Shares at a future date pursuant to the Stock Option Plans;

(103)	Rights means those rights relating to the Series A Junior Participating Preferred Stock of the Company issued pursuant to the Rights Agreement;

(104)	Rights Agreement means the agreement dated as of October 13, 2006 between the Company and Computershare Trust Company, N.A. as rights agent, as amended;

(105)	Schedule 13E-3 has the meaning set forth in Section 4.8(c);

(106)	SEC means the Securities and Exchange Commission;

(107)	Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(108)	Share means each share of common stock, par value $0.001, of the Company;

(109)	SOX has the meaning set forth in Section 4.11(d);

(110)	Special Committee means the committee of the Company Board, each of the members of which is a disinterested director who is not otherwise affiliated with the Purchaser Group and not a member of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Company Board with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the existing Special Committee or any reconstitution thereof, provided that is such committee no longer exists at the applicable time, Special Committee shall instead be deemed to refer to a majority of those members of the Company Board who are disinterested directors, who are not otherwise affiliated with the Purchaser Group and who are not members of the Company’s management;

(111)	Special Committee Financial Advisor has the meaning set forth in Section 4.5;

(112)	Stockholder Approval means the adoption of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting together as a single class;

(113)	Stock Option(s) has the meaning set forth in Section 3.2(b)(i);

(114)	Stock Option Plans has the meaning set forth in Section 3.2(a);

(115)	Stock Purchase Agreement means the stock purchase and master transaction agreement between the Company and Ipsen, S.A. dated as of July 18, 2006;

(116)	Subsidiary means, when used with respect to the Purchaser, Merger Sub or the Company, any other Person (whether or not incorporated) that the Purchaser, Merger Sub or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person;

(117)	Superior Proposal means any bona fide written Takeover Proposal that the Company Board (acting through the Special Committee) determines in good faith (after consultation with the Special Committee Financial Advisor) to be more favorable to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement taking into account:

(I)	all financial considerations;

(II)	the identity of the third party making such Takeover Proposal;

(III)	the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any stockholder approvals or third party contractual consents;

(IV)	the other terms and conditions of such Takeover Proposal and the implications thereof on the Company including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Company Board (acting through the Special Committee); and

(V)	any proposal by Purchaser to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement, except that the reference to “9.9%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%” and the reference to “90%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”;

(118)	Surviving Corporation has the meaning set forth in Section 1.1;

(119)	Takeover Inquiry has the meaning set forth in Section 6.2(b)(i);

(120)	Takeover Proposal means any inquiry, proposal or offer from any Person or group of Persons other than the Purchaser Group relating to (i) any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 9.9% or more of the net revenues, net income or assets of the Company, (ii) the direct or indirect acquisition of 9.9% or more of the voting equity interest in the Company (by vote or value), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 9.9% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving the Company, in each case following which the stockholders of the Company immediately prior to such transaction would own less than 90 percent of the voting equity interest in the surviving or resulting entity or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in case or stock) by the Company, it being expressly understood that a Takeover Proposal may include a combination of inquiries, proposals or offers from one or more Persons, whether or not Affiliates of each other, whereby separate divisions of the Company are proposed to be acquired by such Persons;

(121)	Tax or Taxes means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes;

(122)	Tax Returns means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof;

(123)	Termination Date has the meaning set forth in Section 8.1(b)(iii);

(124)	Termination Fee has the meaning set forth in Section 8.3(a);

(125)	Treasury Regulations means the Treasury regulations promulgated under the Code;

(126)	Voting Agreement(s) has the meaning set forth in the Recitals;

(127)	Voting Parties means John Scarlett, The John A. Scarlett 1999 Trust U/A (dated November 26, 1999), The Susan E. Scarlett 1999 Trust U/A (dated November 26, 1999), Karin Eastham, Richard King, Ajay Bansal, Stephen Rosenfield, and Andy Grethlein; and

(128)	WARN has the meaning set forth in Section 4.16(d).

9.2	Interpretation

The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Sections refer to Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Schedules hereto, and not to any particular provision of this Agreement. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

9.3	Survival

(a)	None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time except for those covenants and agreements in this Agreement which, by their terms, apply or are to be performed in whole or in part after the Effective Time and, without limiting the foregoing, the covenants and agreements of the parties contained in Section 6.5 (Indemnification, directors’ and officers’ insurance), Section 6.14 (Fees and expenses), Section 8.2 (Effect of Termination) (and the Sections referred to therein) and Section 9 of this Agreement shall survive termination of this Agreement.

(b)	The Confidentiality Agreement will (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.4	Governing Law

This Agreement shall be deemed to be made in and in all respects shall be interpreted, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

9.5	Submission to jurisdiction

Each of the parties:

(a)	irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall only be brought and determined in the Court of Chancery of the State of Delaware, or in the event that court lacks jurisdiction to hear the claim, in any Delaware State court;

(b)	agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Laws, will be valid and sufficient service thereof;

(c)	hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.

(d)	hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder:

(i)	any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.5;

(ii)	any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and

(iii)	to the fullest extent permitted by Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.6	Waiver of jury trial

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party understands and has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.6.

9.7	Notices

Any notice, request, claim, demand, instruction or other communication under this Agreement shall be in writing and delivered by hand or nationally recognized overnight courier or by facsimile to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Purchaser or Merger Sub, to:

Ipsen S.A.

42, rue du Docteur Blanche

75016

France

Attention: General Counsel

Facsimile: + 331 44 96 11 88

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

520 Madison Avenue

34th Floor

New York

NY 10022

U.S.A.

Attention: Matthew Jacobson, Esq.

Facsimile: +1 212 277 4001

If to the Company, to:

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400,

Brisbane, California 94005

United States

Attention: General Counsel

Facsimile: (650) 624-4940

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto

California 94306

United States

Attention: Suzanne Sawochka Hooper

Facsimile: (650) 840-7400

with a copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

United States

Attention: Jeffrey R. Wolters

Facsimile: (302) 498-6215

Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.7, or (b) if delivered by facsimile in fully legible form, when such facsimile is transmitted to the facsimile number specified in this Section 9.7 and appropriate confirmation is received.

9.8	Entire Agreement

This Agreement, the Company Disclosure Letter, the Acquiror Disclosure Letter, the Voting Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement except that nothing in the Agreement shall constitute any waiver or amendment of any rights of any member of the Purchaser Group, or obligations of the Company (including the obligations to obtain the consent of certain members of the Purchaser Group with respect to certain actions of the Company), set forth in, or contemplated by, the Stock Purchase Agreement and related agreements, including the Affiliation Agreement, the Convertible Notes (as defined in the Affiliation Agreement) and the Somatuline Autogel License (as defined in the Affiliation Agreement). No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement. For purposes of clarification, the conditions set forth in the Affiliation Agreement that limit the acquisition of Shares by Ipsen, S.A. and its Affiliates (including the Purchaser) do not apply to the performance of this Agreement

9.9	No limitation on other representations

Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company, the Purchaser or Merger Sub herein.

9.10	No third party beneficiaries

Except (i) as provided in Section 6.5 (Indemnification, directors’ and officers’ insurance) (ii) for the right of the Company, on behalf of its stockholders, o pursue damages in the event of the Purchaser’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged by the Purchaser and Merger Sub, the Purchaser and Merger Sub on the one part and the Company on the other hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of, on the part of the Purchaser and Merger Sub, the Company and, on the part of the Company, the Purchaser and Merger Sub, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.5 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11	Severability

The provisions of this Agreement are severable and the invalidity, illegality or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

9.12	Rules of construction

The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

9.13	Assignment

This Agreement may not be assigned by operation of Law or otherwise; provided that prior to the mailing of the Company Proxy Statement to the Company’s stockholders, the Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a constituent entity in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement (including by impeding or delaying approval of the Company Proxy Statement or Schedule 13E-3 by the SEC) or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section will be null and void.

9.14	Remedies

Except as otherwise provided under this Agreement, all rights, powers and remedies provided under this Agreement, or otherwise available in respect hereof at Law or in equity, shall be cumulative and not alternative of any other remedy at Law or equity and the exercise of any such right, power or remedy shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

9.15	Specific performance

The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and money damages would not be an adequate remedy. It is accordingly agreed that prior to the termination of this Agreement in accordance with Section 8, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at Law or in equity.

9.16	Counterparts; effectiveness

This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement shall become effective only when:

(a)	actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto; and

(b)	the Purchaser and Merger Sub shall have entered into Voting Agreements with the Voting Parties pursuant to which the Voting Parties shall vote all Shares owned by them in favor of approval of this Agreement and the transactions contemplated in this Agreement, including the Merger, against any action, proposal or transaction or agreement involving the Company that would reasonably be expected to impede, prevent, frustrate, interfere with, delay, postpone or adversely affect the Merger or other transactions contemplated by this Agreement and against any Takeover Proposal other than a Takeover Proposal made by the Purchaser.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TERCICA, INC

By:	/s/ JOHN A. SCARLETT, M.D.
Name:	John A. Scarlett, M.D.
Title:	Chief Executive Officer

BEAUFOUR IPSEN PHARMA, S.A.S.

By:	/s/ JEAN LUC BELINGARD
Name:	Jean Luc Belingard
Title:	Authorized Signatory

TRIBECA ACQUISITION CORPORATION

By:	/s/ JEAN LUC BELINGARD
Name:	Jean Luc Belingard
Title:	Director

Annex B

Opinion of Lehman Brothers

June 4, 2008

Special Committee of the Board of Directors

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

Members of the Special Committee of the Board of Directors:

We understand that Tercica, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Beaufour Ipsen Pharma (“Purchaser”) pursuant to which (i) Tribeca Acquisition Corporation, a wholly owned subsidiary of Purchaser (“Merger Sub”), will be merged with and into the Company with the Company surviving the merger and (ii) upon effectiveness of such merger, each issued and outstanding share of common stock of the Company, other than the excluded shares as set forth in the Agreement (as defined below), will be converted into the right to receive $9.00 per share in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of June 4, 2008, by and among the Company, Purchaser and Merger Sub. (the “Agreement”).

We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than Purchaser and its affiliates) of the consideration to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be received by the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008 (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) a trading history of the Company’s common stock from June 2, 2006 to June 3, 2008 and a comparison of that trading history with those of other companies that we deemed relevant and the recent trading volume of the Company’s common stock, (5) independent equity research analysts’ estimates of the future financial performance of the Company, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (8) certain agreements and arrangements between the Company and Purchaser and its affiliates, including the affiliation agreement, the terms of the stockholder rights plan, convertible notes and warrants, and the licensing agreements, and the effects of such agreements and arrangements. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further

B-1

relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of the Company (other than Purchaser and its affiliates) in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past and have received customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) acted as a bookrunner on the Company’s initial public offering and follow-on equity offering, and (ii) acted as financial advisor to the Company in connection with Ipsen’s equity investment in Tercica, Tercica’s out-licensing of ex-US, Canadian and Japanese rights to its Increlex product and Tercica’s in-licensing of US and Canadian rights to Ipsen’s Somatuline product. In the ordinary course of our business, we actively trade in the securities of the Company and Purchaser for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Proposed Transaction.

Very truly yours,

/s/ LEHMAN BROTHERS

LEHMAN BROTHERS

B-2

Annex C

Section 262 of the Delaware General Corporation Law

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this Section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this Section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2007

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to

Commission File No. 000-50461

TERCICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0042539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(650) 624-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐           Accelerated filer  ☒          Non-accelerated filer  ☐          Smaller reporting company  ☐

Indicate by check mark whether registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of the registrant’s common stock, $0.001 par value, held by non-affiliates of the registrant as of June 29, 2007 was $139,860,651 (based upon the closing sales price of such stock as reported on the Nasdaq Global Market on such date). Excludes an aggregate of 22,789,851 shares of the registrant’s common stock held by officers, directors and affiliated stockholders. For purposes of determining whether a stockholder was an affiliate of the registrant at June 29, 2007, the registrant has assumed that a stockholder was an affiliate of the registrant at June 29, 2007 if such stockholder (i) beneficially owned 10% or more of the registrant’s common stock and/or (ii) was affiliated with an executive officer or director of the registrant at June 29, 2007. Exclusion of such shares should not be construed to indicate that any such person possesses the power, direct or indirect, to direct or cause the direction of the management or policies of the registrant or that such person is controlled by or under common control with the registrant.

As of February 22, 2008, there were 51,583,550 shares of the registrant’s common stock, $0.001 par value, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive Proxy Statement for the 2008 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this Form 10-K are incorporated by reference in Part III, Items 10-14 of this Form 10-K.

TERCICA, INC.

FORM 10-K ANNUAL REPORT

FOR THE YEAR ENDED DECEMBER 31, 2007

PART I

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, any statements concerning proposed new products or licensing or collaborative arrangements, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the Risk Factors set forth under Item 1A, and for the reasons described elsewhere in this report. All forward-looking statements and reasons why results may differ included in this report are made as of the date hereof, and we assume no obligation to update these forward-looking statements or reasons why actual results might differ.

Item 1.	Business.

We are a biopharmaceutical company developing and marketing a portfolio of endocrine products. We currently have the following products and product candidates in our commercialization and development portfolio:

•	Increlex®, which is approved for marketing in both the United States and the European Union;

•	Somatuline® Depot, which is approved for marketing in both the United States and Canada; and

•

Two product candidates containing different combinations of Genentech Inc.’s recombinant human growth hormone, or rhGH (Nutropin AQ®), and recombinant human insulin-like growth factor-1, or rhIGF-1 (Increlex®). One product candidate is for the treatment of short stature associated with low insulin-like growth factor-1, or IGF-1, levels and the other product candidate is for the treatment of adult growth hormone deficiency, or AGHD. In January 2008, we initiated dosing of patients with Nutropin AQ® and Increlex® in a Phase II study for the treatment of short stature associated with low IGF-1 levels.

Increlex® .    We market Increlex® as a long-term replacement therapy for the treatment of short stature in children with severe primary insulin-like growth factor-1 deficiency, or severe Primary IGFD, and for children with growth hormone gene deletion who have developed neutralizing antibodies to growth hormone. We obtained approval for the long-term treatment of severe Primary IGFD from the U.S. Food and Drug Administration, or FDA, in August 2005, and we launched Increlex® in the United States in January 2006. The FDA has granted Increlex® orphan drug exclusivity in the United States, providing seven years of marketing exclusivity for the approved indication. During the year ended December 31, 2007, net product sales of Increlex® were $9.6 million. We are currently conducting a Phase IIIb clinical trial for the use of Increlex® for the treatment of short stature in children with Primary IGFD, a less severe and more prevalent form of insulin-like growth factor-1 deficiency, or IGFD. Patient enrollment for this trial was completed in July 2007 and we expect to present data from this trial at a medical conference in the fourth quarter of 2008.

In August 2007, the European Commission granted marketing authorization for Increlex® in the European Union for the long-term treatment of growth failure in children and adolescents with severe Primary IGFD. The European Medicines Agency, or EMEA, granted Increlex® orphan drug exclusivity for the treatment of severe Primary IGFD, providing a ten-year period of marketing exclusivity for the approved indication. Pursuant to our worldwide strategic collaboration with Ipsen, S.A., or Ipsen, that was completed in October 2006, we granted to Ipsen and its affiliates the exclusive right under our patents and know-how to develop and commercialize Increlex® in all countries of the world except the United States, Japan, Canada, and, for a certain period of time, Taiwan and certain countries of the Middle East and North Africa for all indications, other than treatment of central nervous system and diabetes indications. In 2007, Ipsen launched Increlex® in Austria, Germany, Great Britain, Greece, Hungary, Spain and the Czech Republic and expects to launch Increlex® in additional European countries during 2008.

Somatuline® Depot.    Pursuant to our worldwide strategic collaboration with Ipsen, we have the exclusive right under Ipsen’s patents and know-how to develop and commercialize Somatuline® Depot in the United States and in Canada for all indications other than opthalmic indications. In territories outside the United States including Canada, the product is known as Somatuline® Autogel®. On August 30, 2007, Ipsen received notice of approval from the FDA for marketing Somatuline® Depot in the United States for the long-term treatment of acromegaly in patients who have had an inadequate response to surgery and/or radiotherapy, or for whom surgery and/or radiotherapy is not an option. Acromegaly is a hormonal disorder that results when a tumor in the pituitary gland produces excess growth hormone, resulting in overproduction IGF-1. The FDA has also granted Somatuline® Depot orphan drug exclusivity for the treatment of acromegaly, providing a seven-year period of marketing exclusivity. We launched Somatuline® Depot in November 2007 in the United States. In July 2006, Somatuline® Autogel® was approved for marketing by Health Canada for the same indication. Somatuline® Autogel® has received provincial formulary listings for reimbursement approval in the provinces of Quebec, Nova Scotia, New Brunswick, Saskatchewan, and for Alberta Blue Cross, and we are awaiting reimbursement approval in the province of Ontario. At present, we have contracted sales and marketing operations in Canada to a third party.

Somatuline® Depot is an injectable sustained-release formulation containing lanreotide, a somatostatin analogue. Through its inhibitory effects, Somatuline® Depot lowers growth hormone and IGF-1 levels, thus controlling disease progression and relieving the symptoms associated with active disease. The Somatuline® Depot formulation contains no excipient other than water and is generally injected every four weeks. Somatuline® Depot is contained in a pre-filled syringe, and can be administered as a deep subcutaneous injection. In contrast, Sandostatin LAR® Depot, the only currently available, long-acting somatostatin analogue, which is marketed by Novartis AG, must be reconstituted from a powdered form and drawn up into a syringe, and must be given as a deep intramuscular injection, also every four weeks. Like Sandostatin LAR® Depot, Somatuline® Depot is used in patients with acromegaly primarily when circulating levels of growth hormone remain high despite surgery or radiotherapy.

Growth hormone/IGF-1 Combination Product Candidates.    In July 2007, we entered into a Combination Product Development and Commercialization Agreement with Genentech that governs the development, manufacture and worldwide commercialization of two product candidates containing Nutropin AQ®, Genentech’s rhGH, and Increlex® for the treatment of all indications except those of the central nervous system. Nutropin AQ® and Increlex® were originally designed and formulated so that the products could be combined and potentially given as a single, daily injection. We are currently developing the co-mixable combination product configuration based on the specific clinical requirements for use in adult growth hormone deficiency, or AGHD, and short-stature. We believe that treatment with a combination of both Nutropin AQ® and Increlex® may be superior to monotherapy of either component alone, particularly for certain patients with short stature associated with low IGF-1 levels, AGHD and potentially other metabolic disorders. In January 2008, we began dosing the first patients in a Phase II clinical study evaluating the combination of the Nutropin AQ® and Increlex® for the treatment of short stature associated with low IGF-1 levels. The primary objective of this trial is to assess the efficacy, measured as first-year height velocity, and safety of three different combination regimens of Nutropin AQ® and Increlex® compared to Nutropin AQ® alone in the treatment of short stature associated with low IGF-1 levels . The initial patients enrolled in this trial will receive separate injections of each of Nutropin AQ® and Increlex®, but the goal of the study is to provide a majority of patients enrolled in the trial with a co-mixture of Nutropin AQ® and Increlex® administered as a single injection.

Scientific Background—Short Stature

We believe that approximately one million children in each of the United States and Europe have short stature. Short stature is caused by a deficiency of IGF-1 or growth hormone, or other abnormalities such as genetic defects not associated with a deficiency of either hormone. Physicians use a height standard deviation score, or height SDS, to indicate how many standard deviations a person’s height is from the average height of the normal population of a similar age and gender. The American Academy of Pediatrics and the American Academy of Clinical Endocrinology define short stature as a height that is more than two standard deviations below the average population height. Children with short stature are shorter than approximately 97.7% of children of a similar age and gender, and if their deficit in growth continues unchanged, they will attain a final height of no more than approximately 5’4” for boys and 4’11” for girls. Similarly, in evaluating IGF-1 deficiency, physicians can use an IGF-1 standard deviation score, or IGF-1 SDS, to indicate how many standard deviations a person’s IGF-1 level is from the average level of the population of a similar age and gender.

We define the indication severe Primary IGFD to mean a child who has both a height SDS and an IGF-1 SDS of minus three or less; and the indication Primary IGFD to mean a child who has both a height SDS and an IGF-1 SDS of less than minus two, in each case in the presence of normal or elevated levels of growth hormone. Children with a height SDS of less than minus three are shorter than 99.9% of children of the same age and sex, while children with a height SDS of less than minus two are shorter than 97.7% of children of the same age and sex. Children with an IGF-1 SDS of less than minus three have IGF-1 levels lower than 99.9% of children of the same age, and children with an IGF-1 SDS of less than minus two have lower IGF-1 values than 97.7% of children of the same age.

We believe that approximately 6,000 children in the United States suffer from severe Primary IGFD, and an additional 24,000 children suffer from Primary IGFD. We believe that the number of children in Europe suffering from severe Primary IGFD and Primary IGFD is approximately the same as in the United States.

Role of IGF-1 in short stature.    The endocrine system regulates metabolism through the use of hormones, including IGF-1, which is a naturally occurring 70 amino acid protein that is necessary for normal human growth and metabolism. A deficiency of IGF-1 can result in short stature and can lead, in children and adults, to a range of other metabolic disorders. These metabolic disorders can include lipid abnormalities, decreased bone density, obesity and insulin resistance. IGF-1 is normally produced as a result of a hormonal cascade beginning with the secretion of growth hormone by the pituitary gland. Growth hormone binds to a growth hormone receptor on a cell which initiates an intracellular process, known as intracellular signaling. This intracellular signaling produces IGF-1 which is released into the blood, which then stimulates cartilage and bone growth.

The cellular production of IGF-1 is regulated by growth hormone. Growth hormone deficiency leads to inadequate IGF-1 production, which results in short stature in children. Growth hormone replacement therapy, which increases IGF-1 levels, can often be used to successfully treat children suffering from growth hormone deficiency. However, we believe many individuals with short stature, despite normal growth hormone secretion, are IGF-1 deficient, because their cells do not respond normally to growth hormone. These children are IGF-1 deficient usually because of abnormalities in either their growth hormone receptors or in their growth hormone signaling pathways. These abnormalities make them unable to produce sufficient levels of IGF-1. These individuals have Primary IGFD, which is characterized clinically by short stature, IGF-1 deficiency, and growth hormone sufficiency. Individuals with Primary IGFD are candidates for rhIGF-1 replacement therapy.

The following diagram illustrates IGF-1 deficiency and the role of IGF-1 in growth.

Increlex® and Severe Primary IGFD.    Increlex® is identical to naturally occurring human IGF-1 and we believe it performs the same functions in the body. The product label for Increlex® defines severe Primary IGFD to mean a child who has a height SDS and IGF-1 SDS of minus three or less and normal growth hormone levels. These children do not respond to or respond poorly to growth hormone therapy. If their deficit in growth continues unchanged, children with severe Primary IGFD who are untreated will typically attain a final height of no more than approximately 5’1” for boys and 4’9 ” for girls. Increlex® therapy supplies these children with the IGF-1 that their bodies are not producing enough of.

In our Phase III clinical trials of severe Primary IGFD, the data of which we submitted to the FDA in our New Drug Application, or NDA, some patients experienced hypoglycemia, or low blood glucose levels. Other side effects noted in some patients include hearing deficits, enlargement of the tonsils and intracranial hypertension. Of the children who have completed at least one year of rhIGF-1 replacement therapy, which is the generally accepted length of time required to adequately measure growth responses to drug therapy, a statistically significant increase in average growth rate from 2.8 cm per year prior to treatment to 8.0 cm per year after the first year of rhIGF-1 treatment was demonstrated (p<0.0001). A p-value of less than 0.0001 means that the probability that this result occurred by chance was less than 1 in 10,000. A probability of 5 in 100 or less, or p<0.05, is considered to be statistically significant. Compared to pre-treatment growth rates, statistically significant increases were also observed during each of the next five years of rhIGF-1 treatment (p<0.005). We believe these increases in growth rates were clinically meaningful and comparable to those observed in clinical trials of other approved growth hormone treatments. Statistically significant increases in height SDS compared to baseline were also observed for each of the first eight years of rhIGF-1 treatment (p<0.001).

Increlex® and Primary IGFD.    Although our first indication is for severe Primary IGFD, we are evaluating the use of Increlex® for the treatment of short stature in children with Primary IGFD, a less severe and more prevalent form of IGFD. Children with Primary IGFD suffer from the same hormonal deficiency as those with severe Primary IGFD. If their deficit in growth continues unchanged, children with Primary IGFD who are untreated will typically attain a final height of no more than approximately 5’4” for boys and 4’11” for girls.

We completed enrollment of our Phase IIIb clinical trial in Primary IGFD in July 2007, which is intended to serve as the basis for a supplemental NDA filing for this indication. The principal purpose of this clinical trial is to ensure safety in the broader population and to evaluate the safety and efficacy of various doses of Increlex® for patients with Primary IGFD using twice-daily injections. In May 2007, we also completed enrollment in another clinical trial to investigate once-daily dosing of Increlex® in Primary IGFD.

Scientific Background—Acromegaly

The term acromegaly is derived from the Greek words “acro” (extremities) and “megaly” (enlargement). Acromegaly is an orphan disease where the pituitary gland secretes too much growth hormone resulting in overproduction of IGF-1 and excessive growth. The most common cause of acromegaly is a benign tumor of the pituitary gland. The condition can be caused by tumors in other parts of the body, such as the adrenal glands, lungs, or pancreas. Sometimes, these type of tumors can secrete growth hormone, or they might produce another hormone (growth hormone-releasing hormone), which stimulates the pituitary gland to make more growth hormone. If the condition develops before bone growth is completed in adolescence, it is called gigantism.

Acromegaly is a condition characterized by enlarged facial features, hands and feet, that results from excessive production of growth hormone by a tumor affecting the pituitary gland in the brain. Lanreotide, the active ingredient in Somatuline® Depot, decreases the production of the growth hormone and treats the symptoms of acromegaly without curing the tumor. It can be used as first line medical treatment when the levels of growth hormone and IGF-1 remain elevated following surgery or radiotherapy to treat the pituitary tumor.

The excessive growth associated with acromegaly occurs in the extremities where bones and soft tissues increase in size. Because it is an uncommon disorder with symptoms that develop gradually over time, acromegaly can be difficult to diagnose. We believe that a total of approximately 15,000 people in the United States and Canada are estimated to have acromegaly. It is most commonly found in middle-aged adults.

Without treatment, acromegaly can lead to cardiovascular disease, hypertension, diabetes and a possible increased risk of colon cancer. If untreated, the mortality rate of people with acromegaly is at least two times higher, and the life expectancy is five to ten years less than that of the general population. Treatments that control the excess production of growth hormone and IGF-1 have been shown to return the mortality rate in these patients to normal.

Treatment options for acromegaly include surgical removal of the tumor, drug therapy and radiation therapy of the pituitary gland. Depending on each individual case, a combination of these treatment options may be needed to manage the effects of acromegaly. For example, although surgery can be an effective treatment approach, in many cases, hormone levels may improve yet still not return to normal; these patients would then need additional treatment, most commonly with drug therapy. Most patients who receive pharmacological intervention to treat their acromegaly tend to remain on drug therapy for the rest of their lives.

Drug therapies include somatostatin analogues, dopamine agonists and growth hormone receptor agonists:

•	Somatostatin analogues operate like a naturally occurring hormone called somatostatin, which decreases the production and secretion of growth hormone.

•

Dopamine agonists promote the activity of dopamine, a chemical in the brain, to stop growth hormone release by some pituitary tumors. These drugs generally do not work as well as the growth hormone receptor antagonists or the somatostatin analogues.

•

Growth hormone receptor antagonists, the most recent class of drugs developed to treat acromegaly, prevent growth hormone from stimulating IGF-1 production by blocking the places on cells where growth hormone binds, or connects, with the growth hormone receptor.

Radiation treatment is usually reserved for patients who cannot undergo surgery, or whose tumor is not completely removed during surgery, or who have not responded adequately to medication.

Somatuline® Depot and acromegaly.    Somatuline® Depot injection contains the active ingredient lanreotide. Lanreotide belongs to a class of products called somatostatin analogues that operate similarly to a naturally occurring hormone in the body called somatostatin. Somatostatin is produced in various parts of the body, including the brain, gut and pancreas. It prevents the release of several hormones found in the body, such as growth hormone, serotonin, insulin and vasoactive intestinal peptide.

Somatuline® Depot has marketing authorizations in over 50 countries for the treatment of acromegaly and neuroendocrine tumors. In 2007, Somatuline® and Somatuline® Depot generated worldwide sales outside of the United States and Canada of €103.6 million (approximately $152 million), up 12.4% in local currency versus 2006.

In July 2006, Somatuline® Autogel® was approved for marketing by Health Canada for the treatment of acromegaly. In August 2007, Ipsen received notice of approval from the FDA for marketing Somatuline® Depot in the United States for the long-term treatment of acromegaly in patients who have had an inadequate response to surgery and/or radiotherapy, or for whom surgery and/or radiotherapy is not an option. The FDA has also granted Somatuline® Depot orphan drug exclusivity for the treatment of acromegaly, providing a seven-year period of marketing exclusivity. In May 2007, we initiated an open-label clinical study, which we refer to as SALSA, to assess self or partner administration with Somatuline® Depot in patients with acromegaly. We expect that the study will enroll approximately 60 patients in 15 centers in the United States.

Scientific Background—Adult Growth Hormone Deficiency (AGHD)

Growth hormone plays an important role in various metabolic functions in adults and low levels of growth hormone in adults are frequently associated with metabolic disorders including lipid abnormalities, decreased bone density, body composition (increase in fat and decreased muscle mass), decreased cardiac performance and insulin resistance. These disorders typically become increasingly apparent after a prolonged period of growth hormone deficiency, as occurs in adults with AGHD. Patients with AGHD are therefore typically treated with growth hormone replacement therapy. AGHD is an FDA approved indication for several growth hormone products on the market today.

Potential of GH/IGF-1 combination product candidate for AGHD.    As part of our Combination Products Agreement with Genentech, one combination product candidate containing Nutropin AQ® and Increlex® will be studied in the AGHD population. Patients with AGHD typically have metabolic disorders including abnormalities in body composition. Preclinical studies have suggested that co-administration of rhGH and rhIGF-1 result in synergistic effects on body composition by decreasing body fat and increasing lean muscle mass. In addition, we also believe that when Nutropin AQ® and Increlex® are delivered together as a combination product, some of the negative effects of each individual component could potentially be mitigated by the positive effects of the other, especially their effects on insulin resistance. Upon review of the clinical data in AGHD, we and Genentech will evaluate the potential of this combination product candidate in treating other adult metabolic disorders.

Strategy

Our goal is to capitalize on the opportunities presented by Increlex® and Somatuline® Depot and to develop and commercialize additional new products for the treatment of metabolic disorders. Key elements of our strategy for achieving our goal include:

Grow Increlex® usage in severe Primary IGFD.    We believe that for the approximately 6,000 children in the United States who suffer from severe Primary IGFD, Increlex® provides a favorable efficacy and safety profile. Through our sales and marketing efforts, we make pediatric endocrinologists aware of the risks and benefits of Increlex® therapy, including conducting medical education programs, medical symposia, and regional speaker programs aimed at increasing physician awareness of Increlex® and severe Primary IGFD. We have also established a patient registry to provide additional data on the safety and efficacy of Increlex®. In addition, we seek to increase formulary acceptance of Increlex® so it can be reimbursed in a timely manner following the writing of a prescription.

Expand the Increlex® indication to include Primary IGFD.    We are seeking to maximize the opportunities presented by Increlex® for the treatment of short stature by attempting to expand the use of Increlex® to encompass children with Primary IGFD in the United States. If the data from our Phase IIIb clinical trial evaluating twice-daily dosing of Increlex® in children with Primary IGFD are positive, we intend to submit a supplemental NDA to expand the use of Increlex® to encompass children with Primary IGFD in the United States. If approved for Primary IGFD in the United States, the market for Increlex® would expand from the approximately 6,000 children with severe Primary IGFD to encompass the approximately 30,000 children with Primary IGFD, including severe Primary IGFD.

Successfully Commercialize Somatuline® Depot in Canada and the United States.    We launched Somatuline® Depot in November 2007 in the United States for the treatment of acromegaly. There are approximately 1,000 adult endocrinologists who specialize in pituitary disorders in the United States that prescribe approximately 90% of the prescriptions for acromegaly. We plan to conduct medical education programs, medical symposia, and regional speaker programs aimed at establishing awareness of Somatuline® Depot and its role in treating patients with acromegaly in the physician community. In July 2006, Somatuline® Autogel® was also approved for marketing by Health Canada for the same indication. The product received provincial formulary listings for reimbursement approval in the provinces of Quebec, Nova Scotia, New Brunswick, Saskatchewan, and for Alberta Blue Cross, and we are awaiting reimbursement approval in the province of Ontario. At present, we have contracted sales and marketing operations in Canada to a third party.

Broaden our endocrinology development portfolio.    We intend to pursue the development and commercialization of additional products for the treatment of short stature, acromegaly and other metabolic disorders. We are seeking to in-license products that may benefit from our expertise in the field of endocrinology. In addition, as part of our strategic collaboration with Ipsen, we have granted to each other a right of first negotiation with respect to the development and commercialization of products in our respective endocrine pipelines. Ipsen has several endocrinology compounds in early stage development including BIM 23A760 (Dopastatin). BIM 23A760 (Dopastatin), a chimeric molecule directed towards somatostatin and dopamine receptors, is targeted at the possible treatment of pituitary adenomas, including those causing acromegaly, Cushing’s disease and hyperprolactinemia as well as non-functional pituitary adenomas. The product entered Phase I clinical trials in 2007.

Key Relationships—Genentech

rhIGF-1.    We entered into a U.S. License and Collaboration Agreement with Genentech in April 2002, which was amended in July and November 2003 and in July 2007. In addition, we entered into an International License and Collaboration Agreement with Genentech in July 2003, which expands certain of the rights granted to us under the U.S. License and Collaboration Agreement to the remaining territories of the world outside of the United States. Under these agreements, we have certain rights and licenses to Genentech’s intellectual property to research, develop, use, manufacture and market rhIGF-1, alone or in combination with IGF binding protein-3, which we refer to in this document as IGFBP-3, for a broad range of indications. The rights are exclusive with respect to our development and sale of rhIGF-1 and non-exclusive with respect to our manufacture of rhIGF-1. Indications not covered by our licenses from Genentech include diseases and conditions of the central nervous system. In addition, we would be obligated to enter into a written agreement with another company if we desire to commercialize rhIGF-1 for diabetes outside of the United States.

Under both the U.S. License and Collaboration Agreement and the International License and Collaboration Agreement, Genentech agreed to transfer to us its pre-clinical and clinical data related to rhIGF-1. This includes data resulting from extensive animal testing as well as Phase I, Phase II and Phase III clinical trials with respect to rhIGF-1. In addition, under these agreements Genentech agreed to transfer its manufacturing technology and know-how to us. In consideration of this transfer, we paid Genentech $1.0 million in cash and approximately $4.1 million in Series A preferred stock upon execution of the U.S. License and Collaboration Agreement. We paid Genentech $1.7 million upon execution of the International License and Collaboration Agreement and $1.4 million related to the license to Genentech’s rights to IGF-1 combined with IGFBP-3. In connection with the approval of our Increlex® NDA in August 2005, we paid Genentech a $1.0 million milestone payment related to the U.S. License and Collaboration Agreement. We also agreed to pay to Genentech royalties on the sales of rhIGF-1 products and certain one-time payments upon the occurrence of specified milestone events, such as attaining rhIGF-1 indication approvals and aggregate sales levels with respect to rhIGF-1. We are subject to the following milestone payments to Genentech as of December 31, 2007:

•

In addition to the amounts already paid to Genentech, if we achieve all of the additional milestones related to reaching cumulative sales targets for rhIGF-1 and approval of rhIGF-1 in additional indications under the U.S. License and Collaboration Agreement and the International License and Collaboration Agreement, we will owe Genentech up to an aggregate of approximately $32.5 million; and

•

If we develop rhIGF-1 in combination with IGFBP-3, we would be subject to these same milestone events and, upon achievement of all of the milestones, would owe Genentech up to an additional aggregate of approximately $32.5 million.

Accordingly, we would owe Genentech up to an aggregate of approximately $65.5 million in milestone payments if we achieved all of these milestone events for both rhIGF-1 and for rhIGF-1 in combination with IGFBP-3. Both agreements require us to fulfill certain obligations to maintain our licenses.

Under the U.S. License and Collaboration Agreement, Genentech has exclusively licensed to us its right to develop and commercialize rhIGF-1 products in the United States for all indications other than diseases and conditions of the central nervous system. Genentech has a right, the Opt-In Right, to elect, within a limited period of time following an NDA-enabling clinical trial, to participate jointly with us in the development and commercialization of rhIGF-1 products we develop for diabetes indications and for all non-orphan indications. Orphan indications are generally diseases or conditions that affect fewer than 200,000 individuals in the United States. If Genentech elects to exercise its Opt-In Right for a particular indication, Genentech will pay us more than 50% of the past development costs associated with that indication. In addition, after Genentech exercises its

Opt-In Right for a particular indication, we would share with Genentech the ongoing net operating losses and profits resulting from the joint development and commercialization effort for that indication. Pursuant to this arrangement, we would fund less than 50% of such operating losses and we would receive less than 50% of any profits associated with any joint indication. Under a letter agreement of July 2007, we and Genentech amended the U.S. License and Collaboration Agreement to provide that until such time as we initiate the development of an rhIGF-1 product for diabetes (or a substitute indication mutually agreed to by us and Genentech that has a potential market of greater than $250 million and is not an indication for the central nervous system), Genentech may elect to initiate such development for diabetes or, upon our and Genentech’s mutual agreement, the development of a substitute indication that has a potential market size of greater than $250 million and is not an indication of the central nervous system. In addition, if we elect to discontinue the development of rhIGF-1 products for diabetes or a substitute indication selected by us, subject to Genentech’s consent, Genentech has the right to assume development of such indication. In the event that Genentech initiates the development of an rhIGF-1 product for any such indication before we do or assumes the development of an rhIGF-1 product for any such indication after such development is discontinued by us, our rights under the agreement for such indication would terminate and Genentech would be granted a non-exclusive license under our rhIGF-1 intellectual property and technology to manufacture, use and sell rhIGF-1 products for diabetes, or if applicable the substitute indication, subject to an obligation to pay us milestone payments and/or royalties to be negotiated by Genentech and us in good faith on sales of these products.

With respect to those indications in the United States for which Genentech does not have an Opt-In-Right or for which Genentech has not exercised its Opt-In-Right to jointly develop and commercialize rhIGF-1, we have the final decision on disputes relating to development and commercialization of rhIGF-1. With respect to those indications in the United States for which Genentech has exercised its Opt-In-Right, or for which its Opt-In-Right has not expired or been waived by Genentech, Genentech has the final decision on disputes relating to development and commercialization of rhIGF-1.

Under the International License and Collaboration Agreement, Genentech has exclusively licensed to us its right to develop and commercialize rhIGF-1 products outside of the United States for all indications other than diseases and conditions of the central nervous system. In addition, we would be obligated to enter into a written agreement with another company if we desire to commercialize rhIGF-1 for diabetes outside of the United States. Unlike the U.S. License and Collaboration Agreement, Genentech does not have the right to participate in any of our development or commercialization efforts for rhIGF-1 products outside of the United States.

Upon an uncured material breach of either the U.S. License and Collaboration or the International License and Collaboration Agreement, the non-breaching party may terminate the agreement. We also have the right to terminate either agreement at our sole discretion upon 60 days prior written notice to Genentech. If Genentech terminates either agreement because of our material breach, or if we terminate either agreement for any reason other than a material breach by Genentech, the rights and licenses granted to us under the respective agreement would terminate. In such event, Genentech would be granted a non-exclusive license under our rhIGF-1 intellectual property and technology to manufacture, use and sell rhIGF-1 products, subject to an obligation to pay us royalties on sales of these products to be negotiated by Genentech and us in good faith.

Growth hormone/IGF-1 combination products.    In July 2007, we entered into a Combination Product Development and Commercialization Agreement, or Combination Product Agreement, with Genentech that governs the worldwide development and commercialization of combination products containing Increlex® and Genentech’s rhGH for the treatment of all indications except those of the central nervous system. Under the terms of the Combination Product Agreement, the parties contemplate the development of two combination products for the following indications: one product formulation for certain defined short stature indications and another separately formulated combination product for AGHD indications and potential other indications. Initially, we will be responsible for the development and commercialization of all combination products under the Combination Product Agreement and have agreed to pay Genentech a royalty on net sales of combination products covered by Genentech’s (or the parties’ joint) patents, subject to Genentech’s right to opt-in, as described below.

Under the Combination Product Agreement, Genentech has a right to opt-in to development and commercialization of such combination products following the FDA’s acceptance of our Investigational New Drug Application, or IND, for the first Phase II clinical trial for certain of the Short Stature or AGHD Indications. If Genentech does not exercise this first option, it would then have the right to acquire a second right to opt-in after the Company obtains Phase II clinical trial data that is pivotal study-enabling for certain of the short stature, AGHD or the other indications. If Genentech opts in, it would then become the lead party with respect to the development and commercialization of combination products for other indications, and it may also choose to become the lead party in development and commercialization for AGHD. Upon opt-in, Genentech may also choose to exercise a commercial option to acquire the right for the deciding vote in all commercialization matters pertaining to combination product candidates in short stature indications. We would remain the lead commercialization party for short stature indications and in AGHD indications. The lead commercialization party would determine the commercialization plan for such combination products for such indications, and the non-lead party would have the right to co-promote such combination products.

Upon opting in, Genentech would become obligated to reimburse us for a portion of the development costs incurred since July 2007 and a cash payment if Genentech chooses to acquire the right for the deciding vote in all commercializing matters pertaining to combination product candidates in short stature indications and in AGHD indications, and thereafter the parties would share future costs and all operating profits and losses. Genentech would receive such profit share in lieu of its royalty payment. If Genentech opts in, it would have the right to subsequently elect to opt out of such development and commercialization of combination products, but only for all indications. In addition, following an opt-in by Genentech, we would have the right to subsequently elect to opt out of the joint development and commercialization of the combination products for AGHD and the other indications only, but not for the short stature indications. If a party elects to opt out, the other party would have a limited period of time in which it could also elect to opt out, in which case the parties would wind down development and commercialization of the applicable products. After opting out, a party would remain responsible for its share of operating profits and losses for a transition period only, after which time such party would be entitled to a royalty payment from the continuing party on net sales of such combination product. If Genentech opts in and neither party elects to opt out before a combination product receives regulatory approval for any Other Indication, Genentech would owe us a cash milestone payment. Under the Combination Product Agreement, the parties have granted each other sublicenseable licenses under their respective technology. The parties will share manufacturing responsibilities and costs depending on which opt-in or opt-out rights have been exercised, but in general the parties contemplate that we will supply rhIGF-1 needed for the combination products, and Genentech will supply human growth hormone for such products.

The Combination Product Agreement will remain in effect until all payment obligations have expired and two years have elapsed since the parties developed or commercialized combination products for indications for which the parties will be sharing operating profits and losses under the Combination Product Agreement. In addition, either party has the right to terminate the Combination Product Agreement in its entirety or on a per-product basis depending on the circumstances, in the event of an uncured material breach by the other party. If Genentech terminates the Combination Product Agreement as to a given product for our material breach, Genentech’s rights would revert to it, and it would also receive licenses from us to exclusively develop and commercialize the terminated product, subject to payment to us of a royalty on Genentech’s net sales of the terminated product. Similarly, if we terminate the Combination Product Agreement for Genentech’s material breach, we would retain or be granted all needed license rights from Genentech to exclusively develop and commercialize the terminated product, subject to payment to Genentech of a royalty on our net sales of the terminated product.

In connection with the Combination Product Agreement we entered into a Stock Purchase Agreement with Genentech pursuant to which Genentech purchased 708,591 shares of our common stock in July 2007 for an aggregate purchase price of $4.0 million. In the event that Genentech acquires a second right to opt-in under the Combination Product Agreement, Genentech would, subject to customary closing conditions, purchase up to 842,105 shares of our common stock in a subsequent closing at a price per share equal to the average of the closing prices of our common stock for the 20 trading days ending on the trading date immediately prior to the expiration of Genentech’s first right to opt-in under the Combination Product Agreement. However, Genentech may purchase no more than $4,000,000 of our common stock in this closing and this closing would be at our option (and subject to approval by Ipsen) if the price per share is below $4.75. In the event that Genentech opts in, neither party elects to opt out and a combination product receives regulatory approval for any indication other than short stature or AGHD, upon our request, Genentech would, subject to customary closing conditions, purchase up to 1,052,632 shares of our common stock in a subsequent closing at a price per share equal to the average of the closing prices of our common stock for the 20 trading days ending on the trading date immediately prior to the effective date of regulatory approval of a combination product for any such other indication. However, Genentech may purchase no more than $5,000,000 of our common stock in this closing and this closing would be subject to approval by Ipsen if the price per share is below $4.75. For additional information on our Combination Product Agreement with Genentech, please refer to Note 8, “Combination Product Development and Commercialization Agreement,” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K.

Key Relationships—Ipsen

In October 2006, we completed the first closing of the transactions contemplated by the Stock Purchase and Master Transaction Agreement we entered into with Ipsen in July 2006. At the closing, we issued 12,527,245 shares of our common stock to an affiliate of Ipsen for an aggregate purchase price of $77.3 million, a 30.0% premium to the volume-weighted average closing price of our common stock over the preceding 15 trading days ending on July 17, 2006, and issued to Ipsen a convertible note in the principal amount of $25.0 million and a warrant to purchase a minimum of 4,948,795 shares of our common stock, which warrant is exercisable at any time during the five-year period after the initial closing and carries an initial exercise price equal to $7.41 per share. The number of shares that Ipsen can purchase by exercising the warrant can increase over time. Simultaneously with the initial closing, we and Ipsen (and/or affiliates thereof) entered into licensing agreements with respect to Somatuline® Depot and Increlex®, and entered into certain other agreements, including the Affiliation Agreement described below. Additionally, we effected certain amendments to our charter and bylaws and adopted a rights agreement implementing a stockholder rights plan. In September 2007, we issued a second convertible note and a third convertible note to Ipsen in the principal amounts of €30.0 million (or $44.2 million at December 31, 2007) and $15.0 million, respectively. Each of the three convertible notes we issued to Ipsen mature in October 2011 and carry a coupon of 2.5% per annum from the date of issuance, compounded quarterly, and are convertible into shares of our common stock at an initial conversion price per share equal to $7.41 per share (or €5.92 per share with respect to the €30.0 million principal amount convertible note). As of December 31, 2007, approximately 15,574,519 million shares of our common stock were issuable to Ipsen upon exercise of the warrant and conversion of the convertible notes we issued to Ipsen. Together with the shares we have issued to Ipsen to date, the conversion of all three convertible notes and the exercise of the warrant in full would enable Ipsen to acquire an ownership interest in us of approximately 40% on a fully diluted basis. We also granted Ipsen a preemptive right to purchase its pro rata portion of new securities that we may offer in the future in order to maintain its percentage ownership interest.

Affiliation Agreement.    In connection with the first closing of the transactions contemplated by the Stock Purchase and Master Transaction Agreement, we entered into an Affiliation Agreement with Ipsen with respect to certain corporate governance matters and providing Ipsen with the right to nominate a certain number of directors for election to our board of directors. Under the Affiliation Agreement, Ipsen is entitled to nominate up to two out of the nine authorized members of our board of directors, provided that in the event Ipsen holds at least 60% of our then outstanding shares of common stock, Ipsen is entitled to nominate an unlimited number of directors to our board of directors. Ipsen is also entitled to nominate additional independent director nominees (which nominees must be independent of Ipsen) for election to our board of directors starting in 2008, as follows: one nominee in 2008, two nominees in 2009 and four nominees in 2010, provided that these rights would terminate if Ipsen holds less than 15% of the outstanding shares of our common stock and are also be subject to reduction under certain circumstances. The Affiliation Agreement also includes certain provisions with respect to the establishment and composition of the standing committees of our board of directors.

Under the Affiliation Agreement, the approval of Ipsen is required for us to take certain actions, including, but not limited to:

•	entering into most material transactions or agreements;

•	merging or consolidating with other entities;

•

establishing or approving an operating budget with anticipated research and development spending in excess of $25.0 million per year, plus potential additional amounts for new Ipsen projects under the license and collaboration agreement that we entered into with respect to Somatuline® Depot;

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subject to limited exceptions, incurring any indebtedness other than certain permitted indebtedness (provided that our total permitted indebtedness may not exceed $2.5 million if our ratio of net indebtedness to EBITDA exceeds 1:1);

•	incurring capital expenditures of more than $2.0 million in any given year;

•	making any investment, other than certain permitted investments;

•	entering into any transaction that results in competition with Ipsen;

•	declaring or paying any cash dividends;

•	taking any action with respect to takeover defense measures, including with respect to our stockholder rights plan; and

•	issuing or selling shares of our capital stock, other than issuances or sales after October 13, 2008 that may not exceed $25.0 million in any three-year period, and other limited exceptions.

Under the terms of the Affiliation Agreement, Ipsen is not permitted, without our prior written consent, to sell, transfer or dispose of any shares of our common stock to any person or persons known to Ipsen or its affiliates to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who would, to Ipsen’s or its affiliates’ knowledge, beneficially own more than 14.9% of our then-outstanding common stock. In addition, during the period commencing on October 13, 2007 and expiring on the fourth anniversary of such date, Ipsen is not permitted, without our written consent, to take any action to effect, directly or indirectly, the acquisition of beneficial ownership by Ipsen of any additional shares of our common stock from persons other than us, other than certain permitted offers and acquisitions in connection with maintenance of Ipsen’s percentage ownership interest in us, acquisitions by other stockholders and an increase in Ipsen’s ownership position to at least 60% (subject to adjustment) of our outstanding common stock. If at any time Ipsen and/or its affiliates beneficially own 90% or more of our outstanding common stock such that, upon all such common stock being held either by Ipsen (or an affiliate of Ipsen), Ipsen would be entitled to effect a short-form merger with us in accordance with Delaware law, Ipsen will, or will cause its affiliate to, effect such a merger.

Licensing Agreements.    Pursuant to the licensing agreements we entered into with Ipsen (and/or affiliates thereof) in connection with the initial closing under the stock purchase and master transaction agreement, we granted to Ipsen and its affiliates exclusive rights to develop and commercialize Increlex® in all countries of the world except the United States, Japan, Canada, and for a certain period of time, Taiwan and certain countries of the Middle East and North Africa, and Ipsen granted to us exclusive rights to develop and commercialize Somatuline® Depot in the United States and Canada. Further, we and Ipsen granted to each other product development rights and agreed to share the costs for improvements to, or new indications for, Somatuline® Depot and Increlex®. In addition, we and Ipsen agreed to rights of first negotiation for our respective endocrine pipelines. Under the license and collaboration agreement with respect to Increlex®, Ipsen made an upfront cash payment to us of €10.0 million (or $12.4 million) and also made a milestone payment to us of €15.0 million (or $19.3 million) in connection with the approval of Increlex® Marketing Authorization Application, or MAA, in the European Union for the Increlex® targeted product label. Increlex® was launched in Ipsen’s territory in November 2007 for which we receive royalties from Ipsen on a sliding scale from 15% to 25% of net sales, in addition to a supply price of 20% of net sales of Increlex®. Under the license and collaboration agreement with respect to Somatuline® Depot, we made an upfront payment of $25.0 million to Ipsen, which was financed through the issuance by us to Ipsen of the $25.0 million principal amount convertible note at the initial closing under the stock purchase and master transaction agreement. In the third quarter 2007, Somatuline® Depot was approved in the United States for the targeted product label (and the second closing under the stock purchase and master transaction agreement was consummated) and we made a milestone payment of €30.0 million (or $41.6 million) to Ipsen, which was financed through the issuance by us of the €30.0 million principal amount convertible note to Ipsen. Upon consummation of the second closing, we also issued the $15.0 million principal amount convertible note to Ipsen and Ipsen delivered $15.0 million to us, which will be used by us for working capital. Somatuline® Depot was launched in our territory in November 2007, for which we pay royalties to Ipsen, on a sliding scale from 15% to 25% of net sales, in addition to a supply price of 20% of net sales of Somatuline® Depot. For additional information on our collaboration with Ipsen, please refer to Note 9, “License and Collaboration Agreements and Related Party Transactions,” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K.

Key Relationships—Insmed Incorporated

In March 2007, we, Genentech, Insmed Incorporated and Insmed Therapeutic Proteins, Inc. (collectively, Insmed), entered a Settlement, License and Development Agreement in which we, Genentech and Insmed have settled all outstanding litigation amongst the parties, including the patent infringement suits brought by us and Genentech against Insmed in the United States and United Kingdom, and the unfair business practices suit brought by us against Insmed. In exchange for the settlement and release of all claims, including a waiver by us and Genentech of all damages award by the jury in the U.S. patent infringement litigation, the parties have granted licenses to each other with respect to the development, manufacture and commercialization of products to treat certain indications.

Tercica/Genentech Indications and Non-Tercica/Genentech Indications.

Under the terms of the Settlement, License and Development Agreement, Insmed may no longer supply its IGF-1/BP-3 combination product, or IPLEX™, in connection with the treatment of certain indications, including severe Primary IGFD, Noonan’s Syndrome, Laron Syndrome, growth hormone deficiencies, idiopathic short stature, other short stature indications and growth hormone insensitivity, or the Tercica/Genentech Indications, and agreed to withdraw its IPLEX™ MAA for the treatment of Primary IGFD and patients with growth hormone gene deletion in the European Union. In exchange, we and Genentech each granted to Insmed a non-exclusive, license with respect to the manufacture, development and commercialization of IPLEX™ for most non-short stature indications including severe insulin resistance, myotonic muscular dystrophy, retinopathy of prematurity, recovery from burns and trauma, recovery from hip fracture and HIV associated adipose redistribution syndrome, or the Non-Tercica/Genentech Indications, subject to our and Genentech’s opt-in rights and certain royalty provisions, as more fully described below. Insmed is permitted to continue to provide IPLEX™ on a named patient basis for certain of the Non-Tercica/Genentech Indications in the European Union, and for amyotrophic lateral sclerosis, or ALS, in Italy. Any cost reimbursement obtained from such program would be subject to a tiered royalty of 4% to 15% shared between us, Genentech and Ipsen.

Tercica and Genentech Opt-In Rights.

Pursuant to the Settlement, License and Development Agreement, we and Genentech have the right to opt-in to participate in Insmed’s development and commercialization of IPLEX™ for each of Non-Tercica/Genentech Indications up to 90 days after Insmed provides Phase III-enabling clinical data. We have the first right to opt-in to orphan indications, or the Tercica Opt-In Right, and Genentech has the first right to opt-in to non-orphan indications, or the Genentech Opt-In Right. If the Tercica Opt-In Right is not exercised, Genentech has the right to exercise the opt-in right in its stead. Similarly, if Genentech does not exercise the Genentech Opt-In Right, we will have the right to exercise the opt-in right in its stead. Prior to an exercise of an opt-in right, Insmed retains development control of the product for the treatment of any Non-Tercica/Genentech Indication. Upon exercise of an opt-in right for an opt-in indication, we or Genentech, as applicable, has the right to control the development of such product for such opt-in indication. In addition, once such opt-in right is exercised, and upon product approval, we or Genentech, as the case may be, may elect to enter into a co-promotion relationship with Insmed for IPLEX™ with respect to such indication, and such activities will be conducted under a commercialization plan and overseen by a joint commercialization committee. Alternatively, such opt-in party may elect to obtain the sole right to promote IPLEX™ for such indication and Insmed has agreed to supply IPLEX™ to such party under a separate supply agreement.

If the Tercica Opt-In Right is exercised, Insmed will be reimbursed at the time of exercise for 50% of any expenses then-incurred in connection with the development of such indication and any further development costs will be shared equally between us and Insmed. Upon commercialization, we and Insmed have agreed to divide profits equally after accounting for relevant expenses, including sales-based tiered royalties of 6%-15% to Genentech. If the Genentech Opt-In Right is exercised, Insmed will be reimbursed at the time of exercise for 50% of any expenses incurred in connection with the development of such indication and further development costs and profits will be divided equally between Insmed and Genentech; provided, however, that no royalty will be paid to us. If neither the Tercica Opt-In Right nor the Genentech Opt-In Right is exercised, Insmed will pay a 4% royalty on all commercial sales of the approved drug to Genentech.

We, Genentech and Insmed have also agreed to form a joint development and a joint commercialization committee to guide the development and commercialization of the Non-Tercica/Genentech Indications and to oversee the tracking of sales of the product for use in the treatment of specific indications.

Termination.

The Settlement, License and Development Agreement is in effect until the expiration of all payment obligations or the expiration of all Tercica Opt-In Rights and Genentech Opt-In Rights, whichever is later. In addition, each of we and Genentech have the right to terminate the Settlement, License and Development Agreement in its entirety or on an indication by indication basis for any uncured material breach by Insmed of its obligations. Further, Insmed has the right to terminate the Settlement, License and Development Agreement in its entirety or on an indication by indication basis in the case of an uncured material breach by us or Genentech. If the Settlement, License and Development Agreement is terminated in its entirety, Insmed’s license to make, use and sell IPLEX™ will terminate in its entirety as of the effective date of such termination. If either the Tercica Opt-In Right or Genentech Opt-In Right has been exercised for an indication prior to such termination and the Settlement, License and Development Agreement is terminated for such indication, then Insmed’s license to sell IPLEX™ with respect to such indication will terminate, but we or Genentech have the right to continue selling IPLEX™ after such termination. Further, Insmed will be reimbursed for development costs then-incurred for IPLEX™ for such indication and thereafter receive a royalty at the rate of 4% for the sales of IPLEX™, on a country-by-country basis, so long as Insmed’s patents cover the making, using or selling of IPLEX™ in such country. If Insmed terminates the Settlement, License and Development Agreement with respect to an indication for which the Tercica Opt-In Right or Genentech Opt-In Right has been exercised, then Insmed will have the sole and exclusive right to commercialize IPLEX™ for such indication and either we or Genentech, as the case may be, will be reimbursed for development costs then-incurred for IPLEX™ for such indication and thereafter receive a royalty at the rate of 4% for the sales of IPLEX™, on a country-by-country basis, so long as the licensed patents cover the making, using or selling of IPLEX™ in such country.

Manufacturing

Increlex®.    We have agreements with Lonza Baltimore, Inc., or Lonza Baltimore, and Lonza Hopkinton, Inc., or Lonza Hopkinton, for the manufacture and supply of bulk rhIGF-1. Under our agreement with Lonza Baltimore, Lonza Baltimore is manufacturing bulk rhIGF-1 to support our anticipated clinical and commercial needs until early 2010. This manufacturing is being conducted in a single, large campaign and is expected to complete in mid 2008. Upon completion of the 2008 campaign, our agreement with Lonza Baltimore will terminate. Under our current agreement with Lonza Hopkinton, we are working to transfer to and establish commercial manufacturing in Lonza Hopkinton’s facility in Hopkinton, Massachusetts, for which we expect to complete our validation (conformance) campaign in 2008. However, it will take significant time and expense to complete the transfer to and validate the Lonza Hopkinton manufacturing facility. Prior to our use, Lonza Hopkinton’s facilities and processes will need to undergo pre-approval and/or current good manufacturing practices, or cGMP, compliance inspections. In addition, we need to transfer and validate the processes and certain analytical methods necessary for the production and testing of bulk rhIGF-1 by Lonza Hopkinton. Our current agreement with Lonza Hopkinton provides that Lonza Hopkinton will manufacture and supply bulk rhIGF-1 in support of our needs until our current agreement with Lonza Hopkinton is terminated by our and Lonza Hopkinton’s entry into a more detailed agreement for the long-term manufacture of bulk rhIGF-1, or by either our or Lonza Hopkinton’s advance written notice of termination of our current agreement effective on the later of the third anniversary of the notice or May 14, 2011. We expect to terminate the agreement with Lonza Hopkinton by execution of the detailed agreement with Lonza Hopkinton for the long-term manufacture of bulk rhIGF-1 in 2008. We will also have a quality agreement with Lonza Hopkinton designed to ensure that product quality, compliance with cGMP, and oversight over all critical aspects of rhIGF-1 production, testing and release is maintained.

In November 2006, we executed a Development and Supply Agreement and a Quality Agreement for drug product filling, packaging, and labeling, with Hospira Worldwide, Inc. or Hospira. These agreements have an initial term of five years from the time of first commercial sale, and thus are anticipated to last through 2013. We expect to complete the technology transfer and manufacturing validation at this manufacturer in the first half of 2008.

Our U.S. License and Collaboration Agreement with Genentech provides us with rights and access to Genentech’s manufacturing technology and documentation associated with Genentech’s manufacture and testing of rhIGF-1, including Genentech’s proprietary large-scale manufacturing process for producing bulk rhIGF-1. This includes production cell banks, production batch records, development reports, analytical methods and regulatory documents describing improvements and changes to the production process.

Our Combination Product Agreement with Genentech provides us with rights and access to Genentech’s Nutropin AQ® supply, manufacturing technology, and technical documentation associated with Genentech’s drug product manufacture and testing of rhGH, including development information for the co-mixable product combination. This includes development reports, analytical methods and regulatory documents.

Somatuline® Depot.    Ipsen is our sole supplier of Somatuline® Depot. We have no alternative manufacturing facilities or plans for any alternative facilities at this time. We do not have direct control over Ipsen’s compliance with regulations and standards. The facilities used by and operations of Ipsen to manufacture Somatuline® Depot must undergo periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations to ensure continued supply of Somatuline® Depot to our U.S. and Canadian (Somatuline® Autogel®) markets. We have a quality agreement with Ipsen designed to ensure that product quality, compliance with cGMP, and oversight over all critical aspects of Somatuline® Depot production, testing and release is maintained.

Sales and Marketing

Increlex®.    Our Increlex® sales and marketing efforts target approximately 500 pediatric endocrinologists practicing in the United States. Pediatric endocrinologists are the physicians who customarily treat children with severe Primary IGFD. Because these pediatric endocrinologists are primarily hospital-based and concentrated in major metropolitan areas, we believe that our focused marketing organization and specialized sales force effectively serves them. We are conducting a variety of programs aimed at establishing physician awareness of Increlex® as a treatment for severe Primary IGFD, including medical education, symposiums and regional speaker programs. We have also established a patient registry in order to provide further data on the safety and efficacy of Increlex®. In Europe, Ipsen has gained approval for and launched Increlex® in 2007 in certain European countries, including Austria, Germany, Great Britain, Greece, Hungary, Spain and the Czech Republic.

Somatuline® Depot.    Patients with acromegaly are typically treated by a subset of adult endocrinologists who sub-specialize in pituitary disorders. We believe there are approximately 1,000 physicians in the United States who write approximately 90% of the prescriptions for this disease. Like pediatric endocrinologists, adult endocrinologists are primarily hospital-based and concentrated in major metropolitan areas. We plan to conduct medical education programs, medical symposia and regional speaker programs aimed at establishing awareness of Somatuline® Depot for the treatment of acromegaly. At present, we have contracted sales and marketing operations in Canada to a third party.

For additional information on geographic revenues, please refer to Note 2, “Concentrations,” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K.

Research and Development

Our principal experience has been developing late-stage product candidates and commercializing them. We do not conduct any of our own pre-clinical laboratory research. However, we consult with academic research institutions and other companies regarding both IGF-1 and non-IGF-1 related projects in endocrinology. Research and development activities are associated primarily with clinical, regulatory, manufacturing development and acquired rights to technology or products in development. Clinical and regulatory activities include the preparation, implementation, and management of our clinical trials and clinical assay development, as well as regulatory compliance, data management and biostatistics. Our research and development expenses were $19.1 million for the year ended December 31, 2007, $42.0 million for the year ended December 31, 2006 and $21.6 million for the year ended December 31, 2005.

Patents and Proprietary Rights

Our policy is to enforce our licensed patents to the extent our licensors have granted us such rights, and to protect our proprietary technology. We intend to continue to file U.S. and foreign patent applications to protect technology, inventions and improvements that are considered important to the development of our business. There can be no assurance that any of these patent applications will result in the grant of a patent either in the United States or elsewhere, or that any patents granted will be valid and enforceable, or will provide a competitive advantage or will afford protection against competitors with similar technologies. Our success could depend, in part, on our ability to obtain additional patents, protect our proprietary rights and operate without infringing third party patents. We will be able to protect our licensed patents or proprietary technologies from unauthorized use by third parties only to the extent that such patents or proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets and such third party does not have any valid defense.

We have licensed from Genentech certain intellectual property rights, including patent rights and pre-clinical and clinical data, and manufacturing know-how, to develop and commercialize rhIGF-1 worldwide for a broad range of indications. Such U.S. patents expire between 2010 and 2020. Our U.S. patent No. 6,331,414 B1 licensed from Genentech is directed to methods for bacterial expression of rhIGF-1 and expires in 2018. We have no equivalent European patent. The European Patent Office has determined that the claims of Genentech’s corresponding European patent application are not patentable under European patent law in view of public disclosures made before the application was filed.

We have also licensed from Genentech certain intellectual property rights, including patent rights and pre-clinical and clinical data, and manufacturing know-how, to develop and commercialize growth hormone/rhIGF-1 combination products worldwide for a broad range of indications. The licensed rights include rights to certain U.S. patents that cover methods of using growth hormone/rhIGF-1 combination products and that expire between 2009 and 2014. Our U.S. Patent No. 6,331,414 B1 licensed from Genentech will provide protection in the United States for our process of manufacturing IGF-1 for our growth hormone/IGF-1 combination product candidates until it expires in 2018. We have no equivalent patent protection for our process of manufacturing rhIGF-1 in Europe.

We have licensed from Ipsen their intellectual property rights, including patent rights and pre-clinical and clinical data, to develop and commercialize Somatuline® Depot in the United States and Canada for a broad range of indications. Such rights include U.S. patents for the formulation and for methods of using Somatuline® Depot that expire between 2015 and 2019. We do not have patent composition coverage on the lanreotide molecule (the active pharmaceutical ingredient of Somatuline® Depot) alone.

There has been increasing litigation in the biopharmaceutical industry with respect to the manufacture and sale of new therapeutic products. The validity and breadth of claims in biotechnology patents may involve complex factual and legal issues for which no consistent policy exists. In particular, the patent protection available for protein-based products, such as rhIGF-1, is highly uncertain and involves issues relating to the scope of protection of claims to gene sequences and the production of their corresponding proteins.

There can be no assurance that our licensed patents will not be successfully circumvented by competitors. In particular, we do not have patent composition coverage on the rhIGF-1 protein alone, and we are aware that Novartis AG (through acquisition of Chiron Corporation) has developed a process to manufacture rhIGF-1 using yeast expression, rather than bacterial expression. In addition, the patent laws of foreign countries differ from those in the United States and the degree of protection afforded by foreign patents may be different from the protection offered by U.S. patents. Our competitors may obtain patents in the United States and Europe directed to methods for the manufacture or use of rhIGF-1 that may be necessary for us to conduct our business free from claims of patent infringement. We may not be able to license such patents on reasonable terms, if at all.

We may need additional intellectual property from other third parties to commercialize rhIGF-1 for diabetes. We cannot be sure that we will be able to obtain a license to any third-party technology we may require to conduct our business in this area.

In some cases, litigation or other proceedings may be necessary to defend against claims of infringement, to enforce patents licensed to us, to protect our know-how or other intellectual property rights or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial cost to us and diversion of our resources. We cannot be sure that any of our licensed patents will ultimately be held valid. An adverse outcome in any litigation or proceeding could subject us to significant liability.

Declaratory judgments of invalidity against the patents asserted in any such actions could prevent us from using the affected patents to exclude others from competing with us.

We generally enter into confidentiality agreements with our employees and consultants. Our confidentiality agreements generally require our employees and consultants to hold in confidence and not disclose any of our proprietary information. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

We have obtained registrations of the trademarks “Increlex®,” “Tercica” and the Tercica logo in the United States.

Competition

The biotechnology industry is intensely competitive and characterized by rapid technological progress. In each of our potential product areas, we face significant competition from large pharmaceutical, biotechnology and other companies. Most of these companies have substantially greater capital resources, research and development staffs, facilities and experience at conducting clinical trials and obtaining regulatory approvals. In addition, many of these companies have greater experience, expertise and resources in developing and commercializing products.

We cannot predict the relative competitive positions of Increlex®, Somatuline® Depot and any growth hormone/IGF-1 combination products that we may develop. However, we expect that the following factors, among others, will determine our ability to compete effectively:

•	acceptance of our products by physicians and patients as safe and effective treatments;

•	reimbursement adoption;

•	product price;

•	manufacturing cost containment;

•	the effectiveness of our and collaboration partners’ sales and marketing efforts;

•	storage requirements and ease of administration;

•	dosing regimen;

•	safety and efficacy;

•	prevalence and severity of side effects; and

•	competitive products.

Many of our competitors spend significantly more on research and development-related activities. Our competitors may discover new treatments, drugs or therapies or develop existing technologies to compete with our products. Our commercial opportunities will be reduced or eliminated if these competing products are more effective, have fewer or less severe side effects, are more convenient or are less expensive than our products.

Increlex®. Growth hormone products compete with Increlex® for the treatment of severe Primary IGFD. If Increlex® receives regulatory approval for the treatment of patients with Primary IGFD, growth hormone products will also compete with Increlex® for the treatment of patients in that indication. The major suppliers of commercially available growth hormone products in the United States are Genentech, Eli Lilly and Company, Teva Pharmaceutical Industries Ltd., Novo Nordisk A/S, Pfizer Inc., and Merck-Serono International S.A. Investigators from a Novo Nordisk clinical trial in 2003 presented initial data that demonstrated growth hormone was effective in a population that included children with Primary IGFD. We are also aware that several companies are developing long-acting formulations of growth hormone for the treatment of short stature including Altus Pharmaceuticals and LG Life Sciences.

In addition, children with Primary IGFD may be diagnosed as having ISS. Eli Lilly and Company and Genentech have received FDA approval for their respective growth hormone products for the treatment of children with ISS in the United States. Moreover, biosimilar growth hormone products, including Omnitrope™ (somatropin) marketed by Sandoz, Accretropin™ by Cangene, and Valtropin® by LG Life Sciences have been approved in the United States and may be approved in other countries. Accordingly, we expect that several growth hormone products will compete directly with Increlex® for the treatment of children with Primary IGFD.

In addition, we are aware that Novartis AG has developed a process to manufacture rhIGF-1 using yeast expression and has intellectual property with respect to that process. We use bacterial expression, which differs from yeast expression, to manufacture Increlex®.

We believe that Bristol-Meyers Squibb Company; Genentech; Merck & Co., Inc.; Novo Nordisk and Pfizer have conducted research and development of orally available small molecules that cause the release of growth hormone, known as growth hormone secretagogues. We believe that Sapphire Therapeutics Inc. has licensed certain rights to Novo Nordisk’s growth hormone secretagogues and that Elixir Pharmaceuticals Inc. has licensed certain rights to Bristol-Meyers Squibb Company’s growth hormone secretagogues and that both companies are actively developing these compounds for use in various indications including cancer cachexia, a wasting disorder affecting some cancer patients. We are also aware that Theratechnologies is developing tesamorelin (TH9507), an analogue of growth hormone-releasing factor, for the treatment of HIV-associated lipodystrophy. Both growth hormone secretagogues and growth hormone-releasing factors work by increasing the levels of rhIGF-1 and, if approved, could potentially compete with Increlex®. It is possible that there are other products currently in development or that exist on the market that may compete directly with Increlex®.

Somatuline® Depot.    Somatuline® Depot is approved in the United States and Canada for the treatment of acromegaly where, the product competes directly with Sandostatin LAR® Depot and Somavert®. Sandostatin LAR® Depot is a somatostatin analogue and has the same mechanism of action as Somatuline® Depot. Sandostatin LAR® Depot is indicated for long-term maintenance therapy in patients with acromegaly and in the treatment of symptoms related to carcinoid syndrome and vasoactive intestinal peptide tumors. Somavert®, a growth hormone antagonist, and Sandostatin LAR® Depot are marketed by Pfizer and Novartis, respectively, in the United States and Canada. Moreover, a subset of patients with acromegaly can be treated with radiotherapy and dopaminergic agonists. These therapies are commercially available in the United States and Canada and will also compete with Somatuline® Depot for the treatment of patients with acromegaly.

We are aware that Ambrilia Biopharma, QLT Inc., Indevus Pharmaceuticals, Inc. and Camurus AB are conducting research and development programs with long-acting versions of octreotide for the treatment of acromegaly. Octreotide is the generic name of the active molecule in Sandostatin and Sandostatin LAR® Depot. We are also aware that Novartis is developing pasireotide (SOM 230), DeveloGen AG is developing Somatoprin (DG 3173), and that Ipsen is developing dopastatin for the treatment of acromegaly and other hormone secreting tumors. If approved, these therapies would compete with Somatuline® Depot in these indications. It is possible that there are other products currently in development or that exist on the market that may compete directly with Somatuline® Depot.

Growth hormone/IGF-1 combination products.    If our growth hormone/IGF-1 combination products are approved for commercial sale, they would compete across all their approved indications with all then existing, biosimilar and long acting growth hormone products, growth hormone secretagogue products, IGF-1 product candidates, including Increlex®, and other products.

Government Regulation and Product Approval

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of our products. Failure to comply with regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other actions that could affect our potential products or us. Any failure by us to comply with regulatory requirements, to obtain and maintain regulatory approvals, or any delay in obtaining regulatory approvals could materially adversely affect our business.

The process required by the FDA before drugs may be marketed in the United States generally involves the following:

•	pre-clinical laboratory and animal tests;

•	submission of an IND application, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

•	FDA approval of an NDA.

The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any additional approvals for Increlex® or Somatuline® Depot, or any approvals for our growth hormone/IGF-1 combination product candidates, will be granted on a timely basis, if at all.

Once a pharmaceutical candidate is identified for development it enters the pre-clinical testing stage. During pre-clinical studies, laboratory and animal studies are conducted to show biological activity of the drug candidate in animals, both healthy and with the targeted disease. Also, pre-clinical tests evaluate the safety of drug candidates. Pre-clinical tests must be conducted in compliance with good laboratory practice regulations. In some cases, long-term pre-clinical studies are conducted while clinical studies are ongoing.

Prior to commencing a clinical trial, we must submit an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations. These regulations include the requirement that all subjects provide informed consent. Further, an independent institutional review board at the medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences. Reports detailing the results of the clinical trials must be submitted at least annually to the FDA, and more frequently, if adverse events occur.

Human clinical trials are typically conducted in three sequential phases that may overlap:

•	Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

•

Phase II: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•

Phase III: Clinical trials are undertaken to further confirm dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.

•

In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients. Because these patients already have the target disease, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials, and thus these trials are frequently referred to as Phase I/II trials.

The FDA or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Concurrent with clinical trials and pre-clinical studies, companies also must develop information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and the manufacturer must develop methods for testing the quality, purity, and potency of the final drugs. Additionally, appropriate packaging must be selected and tested and chemistry stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

The results of product development, pre-clinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, and results of chemical studies are submitted to the FDA as part of an NDA requesting approval to market the product. The FDA reviews all NDAs submitted before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. The submission of an NDA is subject to user fees, but a waiver of such fees may be obtained. The FDA may deny an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products, which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

The FDA has established priority and standard review classifications for original NDAs and efficacy supplements. Priority review applies to the time frame for FDA review of completed marketing applications and is separate from and independent of orphan drug status and the FDA’s fast track and accelerated approval mechanisms. The classification system, which does not preclude the FDA from doing work on other projects, provides a way of prioritizing NDAs upon receipt and throughout the FDA application review process.

The classification system sets the target date for the completion of FDA review and for taking action to approve or not approve an NDA after its acceptance for filing. If the priority review designation criteria are not met, standard review procedures apply. Under the Prescription Drug User Fee Amendments of 2002, the FDA’s performance goals for fiscal years 2003-2007 involved reviewing 90% of priority applications within six months of filing and 90% of standard applications within ten months of submission of the NDA.

Priority designation applies to new drugs that have the potential for providing significant improvement compared to marketed products in the treatment, diagnosis or prevention of a disease. Hence, even if an NDA is initially classified as a priority application, this status can change during the FDA review process, such as in the situation where another product is approved for the same disease for which previously there was no available therapy.

We cannot guarantee that the FDA will grant a request for priority review designation or will permit expedited development, accelerated approval, or treatment use of any product. We also cannot guarantee that if such statutory or regulatory provisions apply to our products, that they will necessarily affect the time period for FDA review or the requirements for approval. Additionally, the FDA’s approval of drugs can include restrictions on the product’s use or distribution, such as permitting use only for specified medical procedures, limiting distribution to physicians or facilities with special training or experience, or requiring pre-submission of advertising and promotional materials.

Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential products or new diseases for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain additional regulatory approvals for Increlex® could harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, and complying with FDA promotion and advertising requirements. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the pharmaceutical cGMP regulations and other FDA regulatory requirements.

The FDA’s policies may change and additional government regulations may be enacted which could prevent or delay regulatory approval of Increlex® for other indications, including Primary IGFD, and Somatuline® Depot for other indications, including neuroendocrine tumors. We cannot predict the likelihood, nature or extent of adverse governmental regulation, which might arise from future legislative or administrative action, either in the United States or abroad.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat rare diseases or conditions, which are generally diseases or conditions that affect fewer than 200,000 individuals in the U.S. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in limited circumstances, for seven years. The FDA may, however, approve applications to market the same drug for different indications, and applications to market different drugs for the same indication as the drug that has orphan exclusivity.

The FDA granted Increlex® seven years of orphan exclusivity for the long-term treatment of growth failure in children with severe Primary IGFD or with growth hormone gene deletion who have developed neutralizing antibodies to growth hormone. In addition, we intend to file for orphan drug designation for other rhIGF-1 diseases that meet the criteria for orphan exclusivity.

Under the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, Congress created an abbreviated FDA review process for generic versions of pioneer (brand name) drug products like Increlex®. The law also provides incentives by awarding, in certain circumstances, non-patent marketing exclusivities to pioneer drug manufacturers. For example, the Hatch-Waxman Act provides five years of “new chemical entity” exclusivity to the first applicant to gain approval of an NDA for a product that does not contain an active ingredient found in any other approved product. The FDA granted Increlex® new chemical entity exclusivity, which expires on August 30, 2010.

During this period, the FDA is prohibited from accepting any abbreviated NDA, or an ANDA, for a generic version of Increlex®. An ANDA is a type of application in which approval is based on a showing of “sameness” to an already approved drug product. An ANDA does not contain full reports of safety and effectiveness, as do NDAs, but rather demonstrates that the proposed product is “the same as” a reference product in terms of conditions of use, active ingredient, route of administration, dosage form, strength, and labeling. ANDA applicants are also required to demonstrate the “bioequivalence” of their products to reference products. Bioequivalence generally means that there is no significant difference in the rate and extent to which the active ingredient in the products becomes available at the site of drug action. ANDAs also must contain data relating to formulation, raw materials, stability, manufacturing, packaging, labeling, and quality control, among other information.

During this exclusivity period, the FDA is also prohibited from accepting any NDA for a modified version of Increlex® where the applicant does not own or have a legal right of reference to all of the data required for approval, otherwise known as a 505(b)(2) application. The FDA has determined that 505(b)(2) applications may be submitted for products that represent changes to approved products like Increlex®. Such changes may be to the approved product’s conditions of use, active ingredient, route of administration, dosage form, strength, labeling, or bioavailability. A 505(b)(2) applicant also may reference more than one approved product. It is the FDA’s position that such an applicant must only submit the pre-clinical and clinical data necessary to demonstrate the safety and effectiveness of the changes made to the approved product.

This new chemical entity exclusivity protects the entire new chemical entity franchise, including all products containing Increlex®’s active ingredient for any use and in any strength or dosage form. This exclusivity will not, however, prevent the submission or approval of a full NDA, as opposed to an ANDA or 505(b)(2) application, for any drug, including a drug with the same conditions of use, active ingredient, route of administration, dosage form, and strength as Increlex®. In addition, an ANDA or a 505(b)(2) application may be submitted after four years, rather than five years, if that ANDA or 505(b)(2) application contains a certification (known as a “Paragraph IV certification”) that one of the patents listed with the Increlex® NDA is invalid or will not be infringed by the manufacture, use, or sale of the product described in that ANDA or 505(b)(2) application.

The Hatch-Waxman Act also provides three years of new use exclusivity for the approval of NDAs, 505(b)(2) applications, and NDA supplements, where those applications contain the results of new clinical investigations (other than bioavailability studies) essential to the FDA’s approval of the applications. Such applications may be submitted for new indications, new dosage forms, new strengths, or new conditions of use of already approved products like Increlex®. So long as the new clinical investigations are essential to the FDA’s approval of the change, this new use exclusivity prohibits the approval of ANDAs or 505(b)(2) applications for products with the specific changes associated with those clinical investigations. Should Increlex® receive this exclusivity, however, it will not prevent the submission or approval of a full NDA for any drug, including a drug with the same changes as are protected by the exclusivity. It also would not prohibit the FDA from accepting or approving ANDAs or 505(b)(2) applications for other products containing the same active ingredient. It would only protect against the approval of ANDAs and 505(b)(2) applications for products with the specific changes to Increlex® that were approved based on the new clinical investigations.

The Hatch-Waxman Act also requires an ANDA or 505(b)(2) applicant that has submitted an ANDA or a 505(b)(2) application with a Paragraph IV certification to notify the owner of the patent that is the subject of the Paragraph IV certification and the holder of the approved NDA of the factual and legal basis for the applicant’s opinion that that patent is invalid or will not be infringed by the manufacture, use, or sale of the product described in that ANDA or 505(b)(2) application. The NDA holder or patent owner may then sue such an ANDA or 505(b)(2) applicant for infringement. If the NDA holder or patent owner files suit within 45 days of receiving notice of the Paragraph IV certification, a one-time 30-month stay of the FDA’s ability to approve the ANDA or 505(b)(2) application is triggered. However, the FDA may approve the ANDA or 505(b)(2) application before the expiration of the 30-month stay if a court finds the patent invalid or not infringed, or if the court shortens the 30-month period because a party failed to cooperate in expediting the litigation. In addition, if the NDA holder or patent owner chooses not to sue such an ANDA or 505(b)(2) applicant after receiving notification of the Paragraph IV certification, or sues outside of the 45-day window, the FDA may approve the ANDA or 505(b)(2) application whenever all of the other requirements for approval are met.

The FDA Modernization Act of 1997 included a pediatric exclusivity provision that was extended by the Best Pharmaceuticals for Children Act of 2002. Pediatric exclusivity is designed to provide an incentive to manufacturers to conduct research about the safety and effectiveness of their products in children. Pediatric exclusivity, if granted, provides an additional six months of market exclusivity in the United States for new or currently marketed drugs. Under Section 505a of the Federal Food, Drug, and Cosmetic Act, the extra six months of market exclusivity may be granted in exchange for the voluntary completion of pediatric studies in accordance with an FDA-issued “Written Request.” The FDA may issue a Written Request for studies on unapproved or approved indications, where it determines that information relating to the use of a drug in a pediatric population, or part of a pediatric population, may produce health benefits in that population. We have not requested or received a Written Request for such pediatric studies, although we may ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric exclusivity, we would have to receive a Written Request from the FDA, conduct the requested studies, and submit reports of the studies in accordance with a written agreement or commonly accepted scientific principles. There is no guarantee that the FDA will issue a Written Request for such studies or accept the reports of the studies. We believe that Increlex® may become eligible for pediatric exclusivity, although there can be no assurances that FDA will grant such exclusivity. The current pediatric exclusivity provision is scheduled to expire in 2012, and there can be no assurances that it will be reauthorized.

Reimbursement

Sales of biopharmaceutical products depend in significant part on the availability of third-party reimbursement. Third-party payors provide reimbursement for Increlex® and for Somatuline® Depot. It is time consuming and expensive for us to seek reimbursement from third-party payors. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.

Third party payors increasingly seek to decrease their expenditures for pharmaceuticals. Under the Medicare program, federal legislation changed the payment methodology for most drugs and biologicals starting in 2005 based on an average sales price, or ASP, methodology. While this change applies to drugs and biologicals provided to Medicare beneficiaries, private payors often utilize Medicare payment rates when determining what they will pay. Individual state Medicaid programs also have utilized different mechanisms to decrease payments for drugs and biologicals, sometimes through legislation. Private insurers likewise employ various payment mechanisms to reimburse for drugs and biologicals and, in doing so, often attempt to reduce their payments for drugs and biologicals.

Effective January 1, 2006, an expanded prescription drug benefit for all Medicare beneficiaries known as Medicare Part D commenced to provide Medicare beneficiaries with drug coverage for self-administered drugs and biologicals and other drugs and biologicals not covered by Medicare, including many vaccines. This is a voluntary benefit that is being implemented through private plans under contractual arrangements with the federal government. Like pharmaceutical coverage through private health insurance, Medicare Part D plans establish formularies and use other utilization management tools when determining the drugs and biologicals that are offered by each plan. These formularies can change on an annual basis, subject to federal governmental review. These plans may also require beneficiaries to provide out-of-pocket payments for such products.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the medicinal product.

We expect that there will continue to be a number of federal and state proposals to implement governmental pricing controls. While we cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability.

Employees

As of December 31, 2007, we had 126 full-time employees. Of the full-time employees, 44 were engaged in research and product development and 82 were engaged in selling, general and administrative positions. We believe that our employee base will need to grow in order to execute our development and commercialization plans for our products and product candidates. We believe our relations with our employees are good.

Executive Officers of the Registrant

Our executive officers, their ages and their positions as of February 28, 2008, are as follows:

Name	Age	Position(s)
John A. Scarlett, M.D.	56	Chief Executive Officer and Director
Ross G. Clark, Ph.D.	57	Chief Technical Officer and Director
Ajay Bansal	46	Chief Financial Officer and Executive Vice President of Finance
Richard A. King	43	President and Chief Operating Officer
Stephen N. Rosenfield	58	Executive Vice President of Legal Affairs, General Counsel and Secretary
Andrew J. Grethlein, Ph.D.	43	Senior Vice President, Pharmaceutical Operations
Thorsten von Stein, M.D., Ph.D.	46	Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs
Susan Wong	45	Vice President, Finance and Chief Accounting Officer

John A. Scarlett, M.D., has served as our Chief Executive Officer and as a member of our board of directors since February 2002. He also served as our President from February 2002 until February 2008. From March 1993 to May 2001, Dr. Scarlett served as President and Chief Executive Officer of Sensus Drug Development Corporation, a development stage pharmaceutical company. In 1995, he co-founded Covance Biotechnology Services, Inc., a biotechnology contract manufacturing company, and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as Senior Vice President of Medical and Scientific Affairs at Novo Nordisk Pharmaceuticals, Inc., a wholly owned subsidiary of Novo Nordisk A/S, a pharmaceutical company. From 1985 to 1990, Dr. Scarlett served as Vice President, Clinical Affairs and headed the clinical development group at Greenwich Pharmaceuticals, Inc., a pharmaceutical company. From 1982 to 1985, Dr. Scarlett served as Associate Director and, subsequently, as Director, of Medical Research and Services at Ortho-McNeil Pharmaceuticals, a wholly owned subsidiary of Johnson & Johnson. Dr. Scarlett received his B.A. degree in chemistry from Earlham College and his M.D. from the University of Chicago, Pritzker School of Medicine.

Ross G. Clark, Ph.D., has served as our Chief Technical Officer since May 2002 and as a member of our board of directors since December 2001. From December 2001 to August 2003, Dr. Clark served as Chairman of our board of directors. From December 2001 to February 2002, Dr. Clark served as our Chief Executive Officer and President. Dr. Clark founded Tercica Limited, our predecessor company in New Zealand, in September 2000. Since September 1997, Dr. Clark has served as Professor of Endocrinology at the University of Auckland. From October 1997 to January 2000, Dr. Clark served as Chief Scientist for NeuronZ Limited, a New Zealand biotechnology company. In July 1999, Dr. Clark served as a board member of ViaLactia Biosciences (NZ) Ltd, a biotechnology subsidiary of the New Zealand Dairy Board. From 1990 to 1997, Dr. Clark served as a senior scientist for Genentech, Inc., a biotechnology company. Dr. Clark received his B.Sc., Dip.Sci. and Ph.D. degrees in veterinary physiology from Massey University, New Zealand.

Ajay Bansal has served as our Chief Financial Officer and Executive Vice President of Finance since December 2007. He also served as our Chief Financial Officer and Senior Vice President of Finance from March 2006 until December 2007. From February 2003 to January 2006, Mr. Bansal served as Vice Present of Finance and Administration and Chief Financial Officer of Nektar Therapeutics. From July 2002 until February 2003, Mr. Bansal served as Director of Operations Analysis at Capital One Financial. From August 1998 to June 2002, Mr. Bansal was at Mehta Partners LLC, a financial advisory firm where he was named partner in January 2000. Prior to joining Mehta Partners, Mr. Bansal spent more than 10 years in management roles at Novartis and in consulting at Arthur D. Little, Inc., McKinsey & Company, Inc. and ZS Associates. Mr. Bansal holds a Bachelor of Technology degree from the Indian Institute of Technology (Delhi), an M.S. in Operations Management from Northwestern University and an M.B.A. from Northwestern University.

Richard A. King, has served as our President and Chief Operating Officer since February 2008, and served as our Chief Operating Officer from February 2007 to February 2008. Prior to joining us in February 2007, Mr. King was a private investor. From January 2002 to September 2006, Mr. King served as Executive Vice President, Commercial Operations of Kos Pharmaceuticals, Inc., where he was responsible for sales, marketing, managed care, sales operations and customer service functions. From January 2000 to January 2002, Mr. King served as Senior Vice President of Commercial Operations at Solvay Pharmaceuticals. From January 1992 to January 2000, Mr. King held various marketing positions at SmithKline Beecham Pharmaceuticals. Mr. King began his career in the pharmaceutical industry at Lederle Laboratories, Ltd. Mr. King received his B.S. degree in chemical engineering from the University of Surrey and his M.B.A. from Manchester Business School.

Stephen N. Rosenfield has served as our Executive Vice President of Legal Affairs, General Counsel and Secretary since March 2006. From July 2004 through February 2006, Mr. Rosenfield acted as our Senior Vice President of Legal Affairs, General Counsel and Secretary. From February 2003 to May 2004, Mr. Rosenfield served as Executive Vice President of Legal Affairs, General Counsel and Secretary of InterMune, Inc., a biopharmaceutical company. From February 2000 to February 2003, Mr. Rosenfield served as Senior Vice President of Legal Affairs, General Counsel and Secretary of InterMune, Inc. From February 1996 to March 2000, Mr. Rosenfield was as an attorney at Cooley Godward LLP and served as outside counsel for biotechnology and technology clients. Mr. Rosenfield received his B.S. degree from Hofstra University and his J.D. degree from Northeastern University School of Law.

Andrew Grethlein, Ph.D., has served as our Senior Vice President, Pharmaceutical Operations since August 2005 and served as our Vice President, Manufacturing from April 2003 to August 2005. From December 2000 to April 2003, Dr. Grethlein served as Senior Director, South San Francisco Operations for Elan Corporation, plc, a pharmaceutical company. From November 1998 to December 2000, he served as Director, Biopharmaceutical Operations for Elan Corporation, plc. From 1997 to November 1998, Dr. Grethlein served as Associate Director, Neurotoxin Production for Elan Corporation, plc. From 1995 to 1997, Dr. Grethlein served as Manager, Biologics Development and Manufacturing for Athena Neurosciences, Inc., a biotechnology company. From 1991 to 1995, Dr. Grethlein served in various engineering positions for Michigan Biotechnology Institute, a non-profit technology research and business development corporation, and its wholly-owned subsidiary, Grand River Technologies, Inc. Dr. Grethlein received his B.S. degree in biology from Bates College and his Ph.D. in chemical engineering from Michigan State University.

Thorsten von Stein, M.D., Ph.D., has served as our Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs since January 2005. From August 2003 to January 2005, Dr. von Stein served as Chief Medical Officer at NeurogesX, Inc., a pharmaceutical company. From December 2001 to July 2003, Dr. von Stein served as Vice President, Clinical Development at Neurogesx. From 1994 to 2001, Dr. von Stein held positions of increasing responsibility in medical research, global clinical development and project management for Roche Palo Alto and F. Hoffman-La Roche AG in Basel, Switzerland. Dr. von Stein served as Director of Medical Research at Roche Palo Alto from 1998 to December 2001. Dr. von Stein received his M.D. degree from Munich University, Germany, and his Ph.D. degree in computer science from the University of Hamburg, Germany.

Susan Wong has served as our Vice President of Finance and Chief Accounting Officer since March 2006 and Acting Chief Financial Officer from June 2005 to March 2006; and Vice President, Finance and Controller from January 2004 to March 2006. From November 2001 to December 2003, Ms. Wong was an independent financial services consultant. From August 2000 to October 2001, she served as Senior Vice President and Corporate Controller at Innoventry Corp., a privately-held provider of fee-based financial services. From September 1993 to July 2000, Ms. Wong served as Vice President and Corporate Controller at Ocular Sciences, Inc., a publicly-held manufacturer and distributor of soft contact lenses. From September 1989 to 1993, Ms. Wong served as Director of Corporate Accounting and Financial Reporting, Planning & Analysis at Vanstar, Inc., a computer reseller. Ms. Wong held various positions in the audit group at Coopers & Lybrand from August 1985 to August 1989. Ms. Wong is a Certified Public Accountant, and received her B.S. degree in finance and accounting from University of California, Berkeley.

Corporate Information

Tercica, Inc. was formed in December 2001 as a Delaware corporation. In early 2002, Tercica, Inc. acquired all the intellectual property rights and assumed specified liabilities of Tercica Limited, which was formed in October 2000 as a New Zealand company. Tercica Limited was subsequently liquidated.

Available Information

We file electronically with the U.S. Securities and Exchange Commission, or SEC, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. We make available on our website at http://www.tercica.com, free of charge, copies of these reports as soon as reasonably practicable after filing these reports with, or furnishing them to, the SEC.

Item 1A.	Risk Factors.

We have identified the following additional risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment.

Risks Related to Our Business

We have a limited operating history and may not be able to successfully market and sell products, generate significant revenues or attain profitability.

We have a limited operating history. Through December 31, 2007, we had an accumulated deficit of $289.2 million. We incurred a net loss of $40.5 million during the year ended December 31, 2007. We may not be able to generate significant revenues from operations and may not be able to attain profitability. Although we had net revenues of $31.0 million during the year ended December 31, 2007, of which $20.3 million resulted from a milestone payment we received from Ipsen, we expect to incur substantial net losses, in the aggregate and on a per share basis, for the foreseeable future as we attempt to develop, market and sell Increlex® for severe Primary IGFD and Primary IGFD and Somatuline® Depot for acromegaly, and as we attempt to develop growth hormone/IGF-1 combination product candidates under our Combination Product Agreement with Genentech. We are unable to predict the extent of these future net losses, or when we may attain profitability, if at all. These net losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and net current assets.

We anticipate that for the foreseeable future our ability to generate revenues and achieve profitability will be dependent on the successful commercialization by us and Ipsen of Increlex® for the treatment of severe Primary IGFD and Primary IGFD, as well as on the successful commercialization by us of Somatuline® Depot for acromegaly in the United States and Canada. There is no assurance that we will be able to obtain or maintain governmental regulatory approvals to market our products in the United States or rest of the world for these or any other indications. If we are unable to generate significant revenue from Increlex® or Somatuline® Depot, or attain profitability, we will not be able to sustain our operations.

If there are fewer children with severe Primary IGFD or Primary IGFD than we estimate, our ability to generate revenues sufficient to fund our development and commercialization efforts may be curtailed.

We estimate that the number of children in the United States with short stature is approximately 1,000,000, of which approximately 380,000 are referred to pediatric endocrinologists for evaluation. We believe that approximately 30,000 of these children have Primary IGFD, of which approximately 6,000 have severe Primary IGFD. Our estimate of the size of the patient population is based on published studies as well as internal data, including our interpretation of a study conducted as part of Genentech’s National Cooperative Growth Study program. This study reported results of the evaluation of the hormonal basis of short stature in approximately 6,450 children referred to pediatric endocrinologists over a four-year period. We believe that the aggregate numbers of children in Western Europe with Primary IGFD and severe Primary IGFD are substantially equivalent to the numbers in the United States. If the results of Genentech’s study or our interpretation and extrapolation of data from the study do not accurately reflect the number of children with Primary IGFD or severe Primary IGFD, our assessment of the market may be incorrect, making it difficult or impossible for us to meet our revenue goals or to receive royalties from our collaboration with Ipsen to the extent that we currently anticipate.

Our products may fail to achieve market acceptance, which could harm our business.

Prior to our January 2006 commercial launch of Increlex® in the United States for the treatment of severe Primary IGFD, rhIGF-1 had never been commercialized in the United States or Europe for any indication. Even though the FDA has approved Increlex® for sale in the United States, and Somatuline® Depot has received marketing approval in Canada and the United States, physicians may choose not to prescribe these products, and third-party payers may choose not to pay for them. Accordingly, we may be unable to generate significant revenue or become profitable.

Acceptance of our products will depend on a number of factors including:

•	acceptance of our products by physicians and patients as safe and effective treatments;

•	reimbursement adoption;

•	product price;

•	the effectiveness of our and collaboration partners’ sales and marketing efforts;

•	storage requirements and ease of administration;

•	dosing regimen;

•	safety and efficacy;

•	prevalence and severity of side effects; and

•	competitive products.

If we do not receive additional regulatory marketing approvals for Increlex® in Primary IGFD, our business will be harmed.

We are currently developing Increlex® for the treatment of Primary IGFD. The FDA has substantial discretion in the approval process and may decide that the data from our clinical trial is insufficient to allow approval of Increlex® for Primary IGFD. If we do not receive regulatory marketing approval in the United States for Primary IGFD, our business will be harmed. We will also need to file applications with regulatory authorities in foreign countries to market Increlex® for Primary IGFD. There is no assurance that we will receive marketing approvals in any foreign countries for Primary IGFD.

We may not realize the anticipated benefits from our collaboration with Ipsen.

Even though Somatuline® Depot has received marketing approval from the FDA, the approval may not be maintained. We may also elect not to, or we may be unable to develop or obtain FDA approval of Somatuline® Depot for indications other than acromegaly, such as neuroendocrine tumors. Further, Ipsen may be unable to maintain the supply of the product. In addition, revenues from sales of Somatuline® Depot in the United States and Canada may not meet our expectations, including as a result of competing products or unavailable or limited reimbursement by third-party payers. Under the license and collaboration agreement with respect to Somatuline® Depot, Ipsen may terminate the agreement in a particular country if we fail to meet certain minimum sales and promotional requirements with respect to that country. It is also possible that Ipsen will not be successful in marketing and selling Increlex® in the licensed territories, or may be delayed in doing so, in which case we would not receive royalties on the timeframe and to the extent that we currently anticipate. We also may not be able to successfully develop additional products or improvements to, or new indications for, Somatuline® Depot and/or Increlex® or share the costs of such developments in a manner that is commercially feasible for us. In addition to cross-licensing agreements for Somatuline® Depot and Increlex®, we and Ipsen have granted to each other a right of first negotiation for products in our respective endocrine pipelines and have agreed on a framework for joint clinical development and subsequent commercialization of endocrine products on a worldwide basis. However, the development of Ipsen’s endocrine pipeline may not advance at the rate we currently expect, or at all, and in any event, we cannot assure you that we will be able to reach an agreement with Ipsen on reasonable terms, or at all, for any of these endocrine pipeline products. The license and collaboration agreements would also be terminable by Ipsen under certain circumstances, including certain change of control transactions. In any such or similar events, we may not realize the anticipated benefits from our collaboration with Ipsen.

There can be no assurance that we will receive all or any remaining portion of the anticipated proceeds from our collaboration with Ipsen, nor can there be an assurance that we would achieve the anticipated benefits of our collaboration with Ipsen. Further, we would be required to pay to Ipsen the principal amounts, including accrued interest, under all three convertible notes that we issued to Ipsen if Ipsen (or subsequent holders of the notes) elects not to convert these notes into shares of our common stock.

We may not realize the anticipated benefits from our growth hormone/IGF-1 combination product candidates or from the related agreement with Genentech.

Our two growth hormone/IGF-1 combination product candidates may not enter clinical trials or receive U.S. or other countries’ regulatory approval, in a timely manner, for the labels that we anticipate, or at all. We may encounter development difficulties that delay, increase the costs of, or preclude any further progress of either or both of our growth hormone/IGF-1 combination product candidates. In addition, the FDA and other countries’ regulatory authorities have substantial discretion in the approval process. They may decide that our pre-clinical data, chemistry, manufacturing and controls data; and/or clinical data are insufficient to warrant timely, or any, entry into Phase I, Phase II or Phase III clinical trials, and/or that the data from our Phase III clinical trials are insufficient to allow marketing approval of our growth hormone/IGF-1 combination product candidates for their target labels. If we do not receive regulatory marketing approvals for the target labels, our business will be harmed.

Even if our combination product candidates were to receive such regulatory marketing approvals, the approvals may not be maintained. In addition, revenues from worldwide sales of these two product candidates may not meet our expectations, including, as a result of competing products or unavailable or limited reimbursement by third-party payers. We also may not be able to successfully develop improvements to, or new indications for, our combination product candidates or receive financial consideration from sub-licensees in a manner that is commercially feasible for us. In connection with our agreement with Genentech for our combination product candidates, Genentech may opt into the programs and obtain a share of the financial benefit going forward. In any such or similar events, we may not realize the anticipated benefits from our combination product candidates. There can be no assurance that we will receive all or any remaining portion of the anticipated proceeds from our agreement with Genentech, nor can there be an assurance that we would achieve the anticipated benefits from our agreement with Genentech.

Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

To gain approval to market a product for treatment of a specific disease, we must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and statistically significant efficacy of that product for the treatment of the disease. Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. For example, we are seeking to develop our growth hormone/IGF-1 combination product candidates for short stature, AGHD, and potentially other metabolic disorders, but we may determine that such trials are prohibitively expensive and ultimately may not proceed with such trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Success in pre-clinical testing or in early clinical trials does not ensure that later clinical trials will be successful. If a clinical trial failed to demonstrate safety and statistically significant efficacy, we would likely abandon the development of that product, which could harm our business.

We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all.

The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities do not approve an investigational new drug application or a clinical trial protocol, or they place a clinical trial on clinical hold;

•	patients do not enroll in clinical trials at the rate we expect or they withdraw at a greater rate than expected;

•	patients experience adverse side effects;

•	patients develop medical problems that are not related to our products or product candidates;

•

third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	contract laboratories fail to follow good laboratory practices;

•	suppliers, supply partners, and/or contract manufacturers fail to follow good manufacturing practices;

•	interim results of the clinical trial are inconclusive or negative;

•	trial drug may not be available, may not be available in sufficient quantities, or available drug may become unusable;

•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy;

•	re-evaluation of our corporate strategies and priorities; and

•	limited financial resources.

In addition, we may choose to cancel, change or delay certain planned clinical trials, or replace one or more planned clinical trials with alternative clinical trials. Our clinical trials or intended clinical trials may be subject to further change from time-to-time as we evaluate our research and development priorities and available resources. Our development costs will increase if we need to perform more or larger clinical trials than planned. Significant delays for our current or planned clinical trials may harm the commercial prospects for our products.

Reimbursement for our products may be slow, not available at the levels we expect, or not available at all, resulting in our expected revenues being delayed or substantially reduced.

Market acceptance, our sales of Increlex® and Somatuline® Depot , and our profitability will depend on reimbursement policies and health care reform measures. The levels at which government authorities and third-party payers, such as private health insurers and health maintenance organizations, reimburse the price patients pay for our products, and the timing of reimbursement decisions by these payers, will affect the commercialization of our products. If our assumptions regarding the timing of reimbursement decisions and level of reimbursement, or regarding the age, dosage or price per patient for Increlex® are incorrect, our expected revenues, including potential royalties from our collaboration with Ipsen, may be delayed or substantially reduced. Since Increlex® is approved by the FDA for severe Primary IGFD and Somatuline® Depot is approved by the FDA for the treatment of acromegaly, only prescriptions for those indications may be reimbursable. Also, we cannot be certain that the formulary status our products ultimately receive by payers will not limit the ability of patients to afford our products and therefore reduce the demand for, or the price of, our products. If reimbursement is not available or is available only to limited levels, we may not be able to market and sell our products and our revenues may be delayed or substantially reduced. Even if a patient receives reimbursement approval, the patient may still choose not to begin, or to discontinue, treatment with either of our drugs.

We believe that the annual wholesale acquisition cost, at present, of Increlex® therapy for the treatment of severe Primary IGFD for a 24 kilogram child at a 120mcg/kg twice daily dose at 100% compliance is approximately $36,000 per year. The actual cost per year per patient for Increlex® will depend on the price charged by wholesalers and distributors that purchase from Tercica, and will vary by the weight of the child, the treatment dose prescribed and the level of compliance. If our assumptions regarding the revenue per patient of Increlex® therapy for the treatment of severe Primary IGFD and Primary IGFD are incorrect, our expected revenues and the market opportunity for Increlex® therapy for the treatment of severe Primary IGFD and Primary IGFD may be substantially reduced.

We believe that the annual wholesale acquisition cost, at present, of Somatuline® Depot therapy for the treatment of acromegaly is approximately $28,800 at 100% compliance of the 90 microgram dose. The actual cost per year will depend on the price charged by wholesalers and distributors that purchase from Tercica, and will vary by the treatment dose prescribed and the level of compliance. If our assumptions regarding the average treatment dose per patients or revenue per patient for the treatment of acromegaly are incorrect, our expected revenues and the market opportunity for Somatuline® Depot for the treatment of acromegaly may be substantially reduced.

In recent years, officials have made numerous proposals to change the health care system in the United States. These proposals include measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. In addition, in many foreign countries, particularly in Canada and the countries of the European Union, the pricing of prescription drugs is subject to government control. If our products become subject to government legislation that limits or prohibits payment for our products, or that subjects the price of our products to governmental control, we may not be able to generate revenues, attain profitability or market and sell our products. Because these initiatives are subject to substantial political debate, which we cannot predict, the trading price of biotechnology stocks, including ours, may become more volatile as this debate proceeds.

As a result of legislative proposals and the trend towards managed health care in the United States, third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. They may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals, or require patients to pay co-insurance for our products. As a result, significant uncertainty exists as to whether and how much third-party payers will reimburse patients for their use of newly approved drugs, which, in turn, could put pressure on the pricing of drugs and/or the adoption of new products based on reimbursement policies.

We are dependent on our collaboration with Ipsen for the development and commercialization of Increlex® outside of the United States, Canada and Japan, and for a certain period of time, certain countries of the Middle East and North Africa and Taiwan. We may also be dependent upon additional collaborative arrangements in the future. These collaborative arrangements may place the development and commercialization of our product candidates outside of our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

Under the terms of our collaboration with Ipsen, we granted Ipsen the exclusive right to develop and commercialize Increlex® in all regions of the world except the United States, Japan, and Canada, and for a certain period of time, certain countries of the Middle East and North Africa and Taiwan. We may also enter into additional collaborations with third parties to develop and commercialize our product candidates such as our agreement with Genentech for our growth hormone/IGF-1 combination product candidates. Dependence on collaborators for the development and commercialization of our product candidates subjects us to a number of risks, including:

•

we may not be able to control the amount and timing of resources that our collaborators devote to the development or commercialization of product candidates or to their marketing and distribution, which could adversely affect our ability to obtain milestone and royalty payments;

•

collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•

disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	our collaborators may experience financial difficulties;

•

collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to expose us to potential litigation, jeopardize or lessen the value of our proprietary information, or weaken or destroy our intellectual property rights;

•	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	a collaborator could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•	the collaborations may be terminated or allowed to expire, which would delay product development and commercialization efforts.

We face significant competition from large pharmaceutical, biotechnology and other companies that could harm our business.

The biotechnology industry is intensely competitive and characterized by rapid technological progress. In each of our potential product areas, we face significant competition from large pharmaceutical, biotechnology and other companies. Most of these companies have substantially greater capital resources, research and development staffs, facilities and experience at conducting clinical trials and obtaining regulatory approvals. In addition, many of these companies have greater experience, expertise and resources in developing and commercializing products.

We cannot predict the relative competitive positions of Increlex®, Somatuline® Depot and any growth hormone/IGF-1 combination product candidates that we may develop. However, we expect that the factors set forth under “Item 1A. Risk Factors—Our products may fail to achieve market acceptance, which could harm our business,” among others, including manufacturing cost containment, will determine our ability to compete effectively.

Many of our competitors spend significantly more on research and development-related activities than we do. Our competitors may discover new treatments, drugs or therapies or develop existing technologies to compete with our products. Our commercial opportunities will be reduced or eliminated if these competing products are more effective, have fewer or less severe side effects, are more convenient or are less expensive than our products.

Growth hormone products compete with Increlex® for the treatment of severe Primary IGFD. If Increlex® receives regulatory approval for the treatment of patients with Primary IGFD, growth hormone products will also compete with Increlex® for the treatment of patients in that indication. The major suppliers of commercially available growth hormone products in the United States are Genentech Inc., Eli Lilly and Company, Teva Pharmaceutical Industries Ltd., Novo Nordisk A/S, Pfizer Inc and Merck-Serono International S.A. Investigators from a Novo Nordisk clinical trial in 2003 presented initial data that demonstrated growth hormone was effective in a population that included children with Primary IGFD.

In addition, children with Primary IGFD may be diagnosed as having idiopathic short stature, or ISS. Eli Lilly and Genentech have received FDA approval for their respective growth hormone products for the treatment of children with ISS in the United States. Moreover, biosimilar growth hormone products, including Omnitrope™ marketed by Sandoz, Accretropin™ by Cangene, and Valtropin® by LG Life Sciences have been approved in the United States and may be approved in other countries. Accordingly, we expect that several growth hormone products will compete directly with Increlex® for the treatment of children with Primary IGFD. We are also aware that several companies are developing long-acting formulations of growth hormone for the treatment of short stature including Altus Pharmaceuticals and LG Life Sciences.

In addition, we are aware that Novartis AG has developed a process to manufacture rhIGF-1 using yeast expression and has intellectual property with respect to that process. We use bacterial expression, which differs from yeast expression, to manufacture Increlex®.

We believe that Bristol-Meyers Squibb Company; Genentech; Merck & Co., Inc.; Novo Nordisk and Pfizer have conducted research and development of orally available small molecules that cause the release of growth hormone, known as growth hormone secretagogues. We believe that Sapphire Therapeutics, Inc. has licensed certain rights to Novo Nordisk’s growth hormone secretagogues and that Elixir Pharmaceuticals Inc. has licensed certain rights to Bristol-Meyers Squibb Company’s growth hormone secretagogues and that both companies are actively developing these compounds for use in various indications including cancer cachexia, a wasting disorder affecting some cancer patients. These products work by increasing the levels of rhIGF-1 and, if approved, could potentially compete with Increlex®.

If our growth hormone/IGF-1 combination products are approved for commercial sale, they would compete across all their approved indications with all then existing, biosimilar and long acting growth hormone products, growth hormone secretagogue products, IGF-1 products, including Increlex® , and other products.

In the United States and Canada, Somatuline® Depot competes directly with Sandostatin LAR® Depot and Somavert® for the treatment of acromegaly. Sandostatin LAR® Depot is a somatostatin analogue and has the same mechanism of action as Somatuline® Depot. Sandostatin LAR® Depot is indicated for long-term maintenance therapy in patients with acromegaly and in the treatment of symptoms related to carcinoid syndrome and vasoactive intestinal peptide tumors. Somavert®, a growth hormone antagonist, and Sandostatin LAR® Depot are marketed by Pfizer and Novartis, respectively, in the United States and Canada. Moreover, a subset of patients with acromegaly can be treated with radiotherapy and dopaminergic agonists. These therapies are commercially available in the United States and Canada and also compete with Somatuline® Depot for the treatment of patients with acromegaly.

We are aware that Ambrilia Biopharma Inc., QLT Inc., Indevus Pharmaceuticals Inc. and Camurus AB are conducting research and development programs with long-acting versions of octreotide for the treatment of acromegaly. Octreotide is the generic name of the active molecule in Sandostatin and Sandostatin LAR® Depot. We are also aware that Novartis is developing pasireotide (SOM 230), DeveloGen AG is developing Somatoprin (DG 3173), and that Ipsen is developing dopastatin for the treatment of acromegaly and other hormone secreting tumors. If approved, these therapies would compete with Somatuline® Depot in these indications. It is possible that there are other products currently in development or that exist on the market that may compete directly with Increlex® or Somatuline® Depot.

We rely solely on single-source third parties in the manufacture, testing, storage and distribution of Increlex®.

We source all of our Increlex® fill-finish manufacturing and testing and final product storage and distribution operations, as well as all of our bulk manufacturing, testing, and shipping operations, through single-source third-party suppliers and contractors. Single-source suppliers are the only approved suppliers currently available to us, and could only be replaced by qualification of new sites for the same operations.

If our contract facilities, contractors or suppliers become unavailable to us for any reason, including as a result of the failure to comply with cGMP regulations, manufacturing problems or other operational failures, such as equipment failures or unplanned facility shutdowns required to comply with cGMP, damage from any event, including fire, flood, earthquake or terrorism, business restructuring or insolvency, or if they fail to perform under our agreements with them, such as failing to deliver commercial quantities of bulk drug substance or finished product on a timely basis and at commercially reasonable prices, we may be delayed in manufacturing Increlex® or may be unable to maintain validation of Increlex® .. This could delay or prevent the supply of commercial and clinical product, or delay or otherwise adversely affect revenues. If the damage to any of these facilities is extensive, or, for any reason, they do not operate in compliance with cGMP or are unable or refuse to perform under our licenses and/or agreements, we will need to find alternative facilities. Further, we are responsible for the manufacture and supply of Increlex® to Ipsen (through our contract manufacturer) for Ipsen’s clinical development and commercial needs. In the event we fail to meet Ipsen’s supply obligations, Ipsen would have the right to exercise its option to manufacture Increlex® on its own or to engage a third-party manufacturer to do so. The number of contract manufacturers with the expertise and facilities to manufacture rhIGF-1 bulk drug substance on a commercial scale in accordance with cGMP regulations is extremely limited, and it would take a significant amount of time and expense to arrange for alternative manufacturers. If we need to change to other commercial manufacturers, these manufacturers’ facilities and processes, prior to our use, would likely have to undergo pre-approval and/or cGMP compliance inspections. In addition, we would need to transfer and validate the processes and analytical methods necessary for the production and testing of rhIGF-1 to these new manufacturers.

Our inability to timely transfer to an alternate single-source manufacturer to fill-finish Increlex® could adversely affect our commercial supply and ability to grow revenues.

We currently source all of our Increlex® fill-finish manufacturing and portions of release testing through a single-source third-party supplier. This supplier is the only FDA-approved manufacturer currently available to us, and could only be replaced by qualification of a new site for the same operations. We have negotiated a short-term commercial agreement with this fill-finish manufacturer and during the term of this agreement, we are attempting to move our process to Hospira Worldwide, Inc., or Hospira. It will take a significant amount of time and expense to complete the transfer to Hospira and validate Hospira as an alternative manufacturer. For us to complete the transfer to Hospira, Hospira’s facilities and processes, prior to our use, may need to undergo pre-approval and/or cGMP compliance inspections. In addition, we need to transfer and validate the processes and certain analytical methods necessary for the production and testing of Increlex® by Hospira. If we are not able to complete the transfer of fill-finish manufacturing to Hospira, our ability to obtain commercial supplies of Increlex® and our revenue growth could be adversely affected. A delay in this transfer may also result in a shortage of Increlex® and a loss of revenues.

Our inability to timely transfer or to complete the transfer at all to an alternate single-source manufacturer for bulk Increlex® could significantly adversely affect our commercial supply and ability to grow revenues.

We currently source all of our Increlex® bulk manufacturing and portions of release testing through a single-source third-party supplier, Lonza Baltimore, Inc. This supplier is the only FDA-approved manufacturer currently available to us, and could only be replaced by qualification of a new manufacturing site for the same operations. We have negotiated a short-term commercial agreement with Lonza Baltimore, and during the term of this agreement, we are attempting to move our bulk manufacturing process from Lonza Baltimore to Lonza Hopkinton. It will take a significant amount of time and expense to complete the transfer to and validate the Lonza Hopkinton manufacturing facility. For us to change to this new bulk manufacturing site, Lonza Hopkinton’s facilities and processes, prior to our use, will need to undergo pre-approval and/or cGMP compliance inspections. In addition, we need to transfer and validate the processes and certain analytical methods necessary for the production and testing of bulk Increlex® by Lonza Hopkinton. A delay in this transfer could result in a shortage of bulk Increlex® and a significant loss of revenues. If we are not able to complete this transfer, our ability to supply Increlex® will be impaired and our business will suffer irreparable harm.

If our contract manufacturers’ and/or Ipsen’s facilities and operations do not maintain satisfactory cGMP compliance, we may be unable to market and sell Increlex® and/or Somatuline® Depot.

The facilities and operations of our contract manufacturers to manufacture and test Increlex®, and of Ipsen to manufacture and test Somatuline® Depot, must undergo continuing inspections by the FDA for compliance with cGMP regulations in order to maintain their respective approvals. Currently, Lonza Baltimore is our sole provider of bulk rhIGF-1, and Ipsen is our sole provider of Somatuline® Depot. Other than with respect to our agreement with Lonza Hopkinton, we have no alternative manufacturing facilities or plans for additional facilities at this time. We do not know if the Lonza Baltimore or Ipsen’s facilities or their operations required for the commercial manufacture of Increlex® and Somatuline® Depot will continue to receive satisfactory cGMP inspections, and we do not know whether Lonza Hopkinton will receive a satisfactory cGMP inspection. In the event these facilities or operations do not receive, or continue to receive, satisfactory cGMP inspections for the manufacture of our products, or for the operation of their facilities in general, we may need to invest in significant compliance improvement programs, fund additional modifications to our manufacturing processes, conduct additional validation studies, or find alternative manufacturing facilities, any of which would result in significant cost to us as well as result in a delay or prevention of commercialization, and may result in our failure to obtain or maintain approvals. In addition, Lonza Baltimore, Lonza Hopkinton, Ipsen and any alternative contract manufacturer we may utilize, will be subject to ongoing periodic inspection by the FDA and corresponding state and foreign agencies for compliance with cGMP regulations and similar foreign standards. We do not have direct control over Ipsen’s or our contract manufacturers’ compliance with these regulations and standards. Any of these factors could delay or suspend clinical trials, regulatory submissions or regulatory approvals, entail higher costs and result in us being unable to effectively market and sell our products or maintain our products in the marketplace, which would adversely affect our ability to generate revenues.

We rely in certain cases on single-source and sole-source materials suppliers to manufacture Increlex®.

Certain specific components and raw materials used to manufacture Increlex® at our third-party manufacturers are obtained and made available through either single-source or sole-source suppliers. Single-source suppliers are the only approved suppliers currently available to us, and could only be supplemented by qualification of new sources for the material required. Sole-source suppliers are the only source of supply available to us, and could only be replaced through qualification of an alternate material after demonstrating suitability. Supply interruption of these materials could result in a significant delay to our manufacturing schedules and ability to supply product, and would likely be required to undergo lengthy regulatory approval procedures prior to product distribution. Limits or termination of supply of these materials could significantly impact our ability to manufacture Increlex®, cause significant supply delays while we qualified, at significant expense, new suppliers or new materials, and would consequently cause harm to our business, including as a result, our failure to meet our supply obligations to Ipsen.

Difficulties or delays in product manufacturing due to advance scheduling requirements, capacity constraints and/or manufacturing lot failures at our third-party manufacturers or Ipsen could harm our operating results and financial performance and jeopardize our orphan drug marketing exclusivity.

The manufacture of Increlex® requires successful coordination among all of our suppliers, contractors, service-providers, manufacturers and us. Coordination failures with these different elements of our supply chain, or with Ipsen’s supply of Somatuline® Depot to us, could require us to delay sales of our products and/or impair our ability to distribute and supply Increlex® to Ipsen. Furthermore, uncertainties in estimating future demand for new products such as Increlex® and Somatuline® Depot may result in manufacture of surplus inventory requiring us to record charges for any expired, unused product, or may result in inadequate manufacturing of product inventory, causing delays to shipments or no shipments at all. Additionally, our reliance on third-party manufacturing requires long lead times from order to delivery of product, and may be hampered by available capacity at those manufacturers, making our ability to supply product supplies in excess of our forecast extremely difficult. As a consequence, we may have inadequate capacity to meet unexpected demand, which could negatively affect our operating results and our ability to meet our supply obligations to Ipsen. If we are unable to supply our products to all the patients that need them, the FDA could rescind our orphan drug marketing exclusivity to enable competitors to serve the affected markets. Further, our operating results and financial performance may suffer if we experience more than anticipated manufacturing lot failures or delivery delays.

Claims and concerns may arise regarding the safety and efficacy of our products, which could require us to perform additional clinical trials, could slow penetration into the marketplace, or cause reduced sales or product withdrawal after introduction.

Increlex® was approved in the United States for the treatment of severe Primary IGFD based on long-term and extensive studies and clinical trials conducted to demonstrate product safety and efficacy. Somatuline® Depot was approved in Canada and the United States for the treatment of acromegaly on a similar basis. Discovery of previously unknown problems with the raw materials, product or manufacturing processes, such as loss of sterility, contamination, new data suggesting an unacceptable safety risk or previously unidentified side effects or an unfavorable risk-benefit ratio for these products, could result in a voluntary or mandated withdrawal of the products from the marketplace, either temporarily or permanently. Studies may result in data or evidence suggesting another product is safer, better tolerated, or more efficacious than our products, which could lead to reduced sales and royalties. Additionally, discovery of unknown problems with our products or manufacturing processes for our products could negatively impact the established safety and efficacy profile and result in possible reduced sales or product withdrawal. Such outcomes could negatively and materially affect our product sales, royalty stream, operating results, and financial condition.

If other companies overcome our U.S. orphan drug marketing exclusivity for Increlex® or Somatuline® Depot, or obtain marketing authorization in Europe for the treatment of severe Primary IGFD, they will be able to compete with us, and our revenues will be diminished.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. The company that obtains the first FDA approval for a designated orphan drug for a rare disease receives marketing exclusivity for use of that drug for the designated condition for a period of seven years from the date of approval. The orphan drug rules are similar in the European Union and marketing exclusivity is for a period of ten years from the date of approval.

The FDA has granted Increlex® orphan drug marketing exclusivity for the long-term treatment of patients with severe Primary IGFD and has granted Somatuline® Depot orphan drug marketing exclusivity for the long-term treatment of acromegaly. In the European Union, the European Medicines Agency (EMEA) has granted Increlex orphan drug marketing exclusivity for the long-term treatment of patients with severe Primary IGFD. Although Increlex® and Somatuline® Depot have received marketing exclusivity, the FDA and EMEA can still approve different drugs for use in treating the same indication or disease covered by our products, which would create a more competitive market for us.

Furthermore, drugs considered to be the same as Increlex® or Somatuline® Depot that demonstrate clinical superiority or provide a major contribution to patient care may be approved for marketing by the FDA and EMEA notwithstanding the grant of orphan drug marketing exclusivity. If other companies are able to overcome our U.S. orphan drug exclusivity, they will be able to compete with us, and our revenues will be diminished.

We will not be able to sell our products if we are not able to maintain our regulatory approvals due to changes to existing regulatory requirements.

Our products and manufacturing processes are subject to continued review and ongoing regulation by the FDA and foreign regulatory authorities post approval, including, for example, changes to manufacturing process standards or good manufacturing practices, changes to product labeling, revisions to existing requirements or new requirements for manufacturing practices, or changing interpretations regarding regulatory guidance. Such changes in the regulatory environment and requirements could occur at any time during commercialization. Changes in the regulatory environment or requirements could adversely affect our ability to maintain our approval or require us to expend significant resources to maintain our approvals, which could result in the possible withdrawal of our products from the marketplace, which would harm our business and negatively impact our financial performance.

Competitors could develop and gain FDA approval of products containing rhIGF-1 or lanreotide, which could adversely affect our competitive position.

In the future, rhIGF-1 or lanreotide manufactured by other parties may be approved for use in the United States. For example, we are aware that Novartis AG (through acquisition of Chiron Corporation) has developed a process to manufacture rhIGF-1 using yeast expression and has intellectual property with respect to that process. In the event there are other rhIGF-1 products approved by the FDA to treat indications other than those covered by Increlex® , physicians may elect to prescribe a competitor’s product containing rhIGF-1 to treat the indications for which Increlex® has received and may receive approval. This is commonly referred to as off-label use. While under FDA regulations a competitor is not allowed to promote off-label use of its product, the FDA does not regulate the practice of medicine and as a result cannot direct physicians as to which product containing rhIGF-1 to prescribe to their patients. In addition, a competitor could gain FDA approval of a product containing lanreotide for the treatment of an indication other than indication(s) covered by Somatuline® Depot, which would enable physicians to prescribe the competitor’s product for the indication(s) covered by Somatuline® Depot. As a result, we would have limited ability to prevent off-label use of a competitor’s product containing rhIGF-1 or lanreotide to treat any diseases for which we have received FDA approval, even if it violates our method of use patents and/or we have orphan drug exclusivity for the use of rhIGF-1 or lanreotide to treat such diseases.

Competitors could challenge our patents and file an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) new drug application for an IGF-1 or Somatuline® Depot product and adversely affect the competitive position of each.

Products approved for commercial marketing by the FDA are subject to the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984, or “Hatch-Waxman Act.” The Hatch-Waxman Act provides companies with marketing exclusivity for varying time periods during which generic or modified versions of a drug may not be marketed and allows companies to apply to extend patent protection for up to five additional years. It also provides a means for approving generic versions of a drug once the marketing exclusivity period has ended and all relevant patents have expired. The period of exclusive marketing, however, may be shortened if a patent is successfully challenged and defeated. Competitors with a generic IGF-1 or Somatuline® Depot product or a modified version of IGF-1 or Somatuline® Depot may attempt to file an ANDA or a 505(b)(2) NDA and challenge our patents and marketing exclusivity. Such applications would have to certify that one of the patents in the Increlex® or Somatuline® Depot NDA is invalid or not infringed by the manufacture, use, or sale of the product described in that ANDA or 505(b)(2) application under the Hatch-Waxman Act. If successful, a competitor could come to market at an earlier time than expected. We can provide no assurances that we can prevail in a challenge or litigation related to our patents or exclusivity.

We are subject to “fraud and abuse” and similar laws and regulations, and a failure to comply with such regulations or prevail in any litigation related to noncompliance could harm our business.

We are subject to various health care “fraud and abuse” laws, such as the Federal False Claims Act, the federal anti-kickback statute and other state and federal laws and regulations. Pharmaceutical companies have faced lawsuits and investigations pertaining to violations of these laws and regulations. We cannot guarantee that measures that we have taken to prevent such violations, including our corporate compliance program, will protect us from future violations, lawsuits or investigations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If we fail or are unable to protect or defend our intellectual property rights, competitors may develop competing products, and our business will suffer.

If we are not able to protect our proprietary technology, trade secrets and know-how, our competitors may use our inventions to develop competing products. We have licensed intellectual property rights, including patent rights, relating to rhIGF-1, our growth hormone/IGF-1 combination product candidates, and Somatuline® Depot technologies from Genentech and Ipsen, respectively. However, these patents may not protect us against our competitors. Patent litigation is very expensive, and we therefore may be unable to pursue patent litigation to its conclusion because currently we do not generate meaningful revenues.

We do not have composition of matter patent coverage on the rhIGF-1 protein alone. Although we have licensed from Genentech its rights to its methods of use and manufacturing patents, it may be more difficult to establish infringement of such patents as compared to a patent directed to the rhIGF-1 protein alone. Our licensed patents may not be sufficient to prevent others from competing with us. We cannot rely solely on our patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent offices use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the United States may differ substantially from that obtained in various foreign countries. In some instances, patents have issued in the United States while substantially less or no protection has been obtained in Europe or other countries. Our U.S. Patent No. 6,331,414 B1 licensed from Genentech is directed to methods for bacterial expression of rhIGF-1 and expires in 2018. We have no equivalent European patent. The European Patent Office has determined that the claims of Genentech’s corresponding European patent application are not patentable under European patent law in view of public disclosures made before the application was filed.

We do not have composition of matter patent coverage on the lanreotide molecule (the active pharmaceutical ingredient of Somatuline® Depot) alone. We have licensed from Ipsen its rights to formulation and method of use patents for Somatuline® Depot that expire between 2015 and 2019. However, there can be no assurance that we have patent rights sufficient to prevent others from competing with us.

We do not have composition of matter patent coverage on either the growth hormone or the IGF-1 component of our growth hormone/IGF-1 combination product candidates. Our U.S. Patent No. 5,374,620 and our equivalent European Patent No. 0 536 226 B1, both of which are licensed from Genentech, are composition of matter patents covering combinations of growth hormone and IGF-1 and expire in 2009 and 2011, respectively. Therefore, it is likely that these patents will expire before we are able to launch any growth hormone/IGF-1 combination product in the U.S. or in European markets. We have also licensed from Genentech certain method of use patents for our growth hormone/IGF-1 combination product candidates that expire between 2009 and 2014. Our U.S. Patent No. 6,331,414 B1 licensed from Genentech will provide protection in the United States for our process of manufacturing IGF-1 for our growth hormone/IGF-1 combination product candidates until it expires in 2018. We have no equivalent patent protection for our process of manufacturing IGF-1 in Europe.

If we attempt to enforce against a competitor the patent rights we have licensed from Ipsen or the patent rights we have licensed from Genentech, and if such patents are challenged in court by defenses the competitor may raise, such as invalidity, unenforceability or possession of a valid license, we may fail to stop the competitor and we may lose the ability to assert the affected patents against other competitors as well. If we assert the patents we licensed from Ipsen or the patents we licensed from Genentech in an infringement proceeding against a competitor, and if the court were to find in favor of any defense of invalidity or unenforceability raised by the competitor against the asserted patents, we would be unable to use the affected patents to exclude others from competing with Somatuline® Depot or Increlex®. In addition, the type and extent of patent claims that will be issued to us in the future are uncertain. Any patents that are issued may not contain claims that will permit us to stop competitors from using technology similar to our Increlex®, or any growth hormone/IGF-1 combination product or Somatuline® Depot technologies.

In addition to the patented technology licensed from Genentech and Ipsen, we also rely on unpatented technology, trade secrets and confidential information, such as the proprietary information we use to manufacture Increlex®. We may not be able to effectively protect our rights to this technology or information. Other parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose this technology. We generally require each of our employees, consultants, collaborators, and certain contractors to execute a confidentiality agreement at the commencement of an employment, consulting or collaborative relationship with us. However, these agreements may not provide effective protection of this technology or information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

We may incur substantial costs as a result of patent infringement litigation or other proceedings relating to patent and other intellectual property rights, and we may be unable to protect our intellectual property rights.

A third-party may claim that we are using its inventions covered by its patents and may initiate litigation to stop us from engaging in our operations and activities. Although no third party has claimed that we are infringing on their patents, patent lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do so. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

We are aware of a U.S. patent of Novartis related to processes of manufacturing rhIGF-1 in yeast host cells, to fusion proteins, DNA, and yeast host cells useful in such processes of manufacturing rhIGF-1 in yeast host cells, and to rhIGF-1 made as a product of such processes. While we use bacterial expression, not yeast expression, in our process for manufacturing Increlex®, we cannot predict whether our activities relating to the development and commercialization of Increlex® in the United States will be found to infringe Novartis’s patent in the event Novartis brings patent infringement proceedings against us. We may not be able to obtain a license to Novartis’s patent under commercially reasonable terms, if at all. If we are unable to obtain a license to Novartis’s patent, and if in any patent infringement proceeding Novartis brings against us the court decides that our activities relating to the development and commercialization of Increlex® in the United States infringe Novartis’s patent, the court may award damages and/or injunctive relief to Novartis. Any such damages, injunctive relief and/or other remedies the court may award could render any further development and commercialization of Increlex® commercially infeasible for us or otherwise curtail or cease any further development and commercialization of Increlex®.

We cannot be certain that others have not filed patent applications for technology covered by the issued patents of any of our licensors, or by our pending applications or by the pending applications of any of our licensors, or that we or any of our licensors were the first to invent the technology because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued,

•	patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and

•	publications in the scientific literature often lag behind actual discoveries and the filing of patents relating to those discoveries.

Patent applications may have been filed and may be filed in the future covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. In the event that another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could harm our business.

Ipsen may seek to influence our business in a manner that is contrary to our goals or strategies or to the interests of our other stockholders.

Based on its significant ownership position through certain protective provisions, Ipsen has the ability to significantly influence the outcome of certain actions by our Board of Directors and those requiring the approval of our stockholders. Our other stockholders may be unable to prevent actions taken by Ipsen. Together with the 13,046,346 shares of our common stock that we have issued to Ipsen (and/or an affiliate of Ipsen), the conversion of the convertible notes and the exercise of the warrant that we have also issued to Ipsen would enable Ipsen to acquire an ownership interest in us of approximately 40% on a fully diluted basis, with the opportunity to increase its ownership position to 60% or greater through market purchases. Ipsen was also granted a preemptive right to purchase its pro rata portion of new securities that we may offer in the future to maintain its percentage ownership interest. In addition, under the terms of our affiliation agreement with Ipsen, so long as Ipsen holds at least 15% of the outstanding shares of our common stock, Ipsen is entitled to nominate two out of the nine directors on our Board of Directors. In the event that Ipsen holds at least 10% of the outstanding shares of our common stock, but less than 15%, it would be entitled to nominate one director to our Board of Directors. Our affiliation agreement with Ipsen also provides that in the event Ipsen holds at least 60% of the outstanding shares of our common stock, Ipsen is entitled to nominate an unlimited number of directors to our Board of Directors. For so long as Ipsen holds at least 15% of the outstanding shares of our common stock, Ipsen is also entitled to nominate additional independent director nominees, who must be independent of Ipsen, starting in 2008. Our certificate of incorporation was also amended in connection with our collaboration with Ipsen to waive the corporate opportunity provisions under Delaware law and the corporate opportunity doctrine with respect to opportunities of which Ipsen and Ipsen’s designees to our Board of Directors may become aware as a result of their affiliation with us. Additionally, our certificate of incorporation provides that any person purchasing or acquiring an interest in shares of our common stock shall be deemed to have consented to these provisions of our certificate of incorporation. This deemed consent might restrict the ability to challenge transactions carried out in compliance with these provisions. We make no assurances that Ipsen will not seek to influence our business in a manner that is contrary to our goals or strategies or the interests of other stockholders. Moreover, persons who are directors and/or officers of Ipsen and who also serve on our Board of Directors may decline to take action in a manner that might be favorable to us but adverse to Ipsen. Currently, one of our directors, Christophe Jean, also serves as the Chief Operating Officer of Ipsen.

If we lose our licenses from Genentech or Ipsen, we may be unable to continue our business.

We have licensed intellectual property rights and technology from Genentech and from Ipsen. Under our license and collaboration agreements with Genentech and Ipsen, each of Genentech and Ipsen have the right to terminate our licenses if we are in material breach of our obligations under our agreements with them and fail to cure that breach. Under the terms of the agreements, we are obligated, among other things, to use reasonable business efforts to meet specified milestones. If any of these agreements are terminated, then we would lose our rights to utilize the technology and intellectual property covered by that agreement to develop, manufacture, market and sell Increlex® for any indication, to develop, market and sell Somatuline® Depot, and to develop, manufacture, market and sell our growth hormone/IGF-1 combination product candidates. This may prevent us from continuing our business.

We are subject to Genentech’s option rights with respect to the commercialization of Increlex® for all diabetes and non-orphan indications in the United States; Ipsen’s right of first negotiation to develop and commercialize other endocrine products subsequently acquired or owned by us; and Genentech’s option rights with respect to our growth hormone/IGF-1 combination product candidates.

Under our U.S. license and collaboration agreement with Genentech for Increlex®, Genentech has the option to elect to jointly commercialize rhIGF-1 for all diabetes and non-orphan indications in the United States. Orphan indications are designated by the FDA under the Orphan Drug Act, and are generally rare diseases or conditions that affect fewer than 200,000 individuals in the United States. With respect to those non-orphan and diabetes indications in the United States, once Genentech has exercised its option to jointly develop and commercialize, Genentech has the final decision on disputes relating to the development and commercialization of such indications. Our ability to sublicense the development and commercialization of such products requires the consent of Genentech. Under a letter agreement of July 2007, we and Genentech amended the U.S. license and collaboration agreement to provide that until such time as we initiate the development of rhIGF-1 for diabetes (or a substitute indication mutually agreed to by us and Genentech that has a potential market of greater than $250 million and is not an indication for the central nervous system), Genentech may elect to initiate such development for diabetes or, upon our and Genentech’s mutual agreement, the development of a substitute indication that has a potential market size of greater than $250 million and is not an indication of the central nervous system. In addition, if we elect to discontinue the development of rhIGF-1 for diabetes or a substitute indication selected by us with Genentech’s consent, Genentech has the right to assume development of such indication. In the event that Genentech initiates the development of rhIGF-1 for any such indication before we do or assumes the development of rhIGF-1 for any such indication after such development is discontinued by us, our rights under the agreement for such indication would terminate and Genentech would be granted a non-exclusive license under our rhIGF-1 intellectual property and technology to manufacture, use and sell rhIGF-1 products for diabetes, or if applicable the substitute indication, subject to an obligation to pay us milestone payments and/or royalties to be negotiated by Genentech and us in good faith on sales of these products.

Under our license and collaboration agreement with Ipsen with respect to Increlex®, Ipsen has a right of first negotiation to develop and commercialize, in Ipsen’s territory, other products subsequently acquired or owned by us in the field of endocrinology. Accordingly, we may not receive a reasonable return on our investment if we develop new endocrinology products. In its territory, Ipsen also has the exclusive right to sublicense our growth hormone/IGF-1 combination product candidates. Accordingly, we have limited ability to sublicense these candidates to other parties.

Under our development and commercialization agreement with Genentech with respect to our growth hormone/IGF-1 combination product candidates, Genentech has a right to opt into our development and commercialization for short stature indications, AGHD and certain other indications. If Genentech opts in, it would still have the right to subsequently elect to opt out of such development and commercialization of such combination product candidates and products, but only for all indications. Following an opt-in by Genentech, Genentech would control the joint development and commercialization of the combination product candidates and products for certain other indications and could assume control of the joint development and/or commercialization of products for the treatment of AGHD. Upon opt-in, Genentech may also choose to exercise a commercial option to acquire the right for the deciding vote on all commercialization matters pertaining to short stature indications; however, we would remain the lead commercialization party for Short Stature Indications. Because of Genentech’s ability to control the timing and extent of such joint development and commercialization activities and our obligation to co-fund such activities, Genentech may induce us to bear an excessive financial burden in support of or to opt out of the joint development and commercialization of our combination product candidates and/or products for AGHD and certain other indications. In addition, our ability to sublicense the development and commercialization of our growth hormone/IGF-1 combination product candidates requires the consent of Genentech.

Accordingly, because of these various option, limits on sublicensing, and right of first negotiation rights, we may not receive a reasonable return on our investment for developing and/or commercializing Increlex® or our growth hormone/IGF-1 combination product candidates.

If third-party clinical research organizations do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

We do not have the ability to conduct all of our clinical trials independently. We rely on clinical investigators, third-party clinical research organizations and consultants to perform a substantial portion of these functions. If we cannot locate acceptable contractors to run our clinical trials or enter into favorable agreements with them, or if these contractors do not successfully carry out their contractual duties, satisfy FDA requirements for the conduct of clinical trials, or meet expected deadlines, we may be unable to obtain or maintain required approvals and may be unable to market and sell our products on a timely basis, if at all.

If we fail to identify and in-license other patent rights, products or product candidates, we may be unable to grow our revenues.

We do not conduct any discovery research. Our strategy is to in-license products or product candidates and further develop them for commercialization. The market for acquiring and in-licensing patent rights, products and product candidates is intensely competitive. If we are not successful in identifying and in-licensing other patent rights, products or product candidates, we may be unable to grow our revenues with sales from additional products. Further, under the terms of our collaboration with Ipsen, Ipsen has certain approval rights with respect to our entering into material contracts or transactions, making capital expenditures or acquiring certain assets. Accordingly, Ipsen may prevent us from in-licensing products or product candidates. In addition, under the terms of our collaboration, Ipsen has a right of first negotiation to develop and commercialize, in Ipsen’s territory, products subsequently acquired or owned by us in the field of endocrinology. Under our combination product agreement with Genentech, Genentech has certain opt-in rights with respect to our development and commercialization of combination products and, with respect to certain combination products, to become the lead party for the planning, development and/or commercialization of such combination products.

In addition, we may need additional intellectual property from other third parties to market and sell our products. We cannot be certain that we will be able to obtain a license to any third-party technology we may require to conduct our business.

The committed equity financing facility that we entered into with Kingsbridge Capital Limited may not be available to us if we elect to make a draw down, and may require us to pay certain liquidated damages.

In October 2005, we entered into a committed equity financing facility, or CEFF, with Kingsbridge Capital Limited, or Kingsbridge, which entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of three years, newly issued shares of our common stock for cash consideration of up to an aggregate of $75.0 million, subject to certain conditions and restrictions. Kingsbridge will not be obligated to purchase shares under the CEFF unless certain conditions are met, which include:

•	a minimum price for our common stock;

•	the accuracy of representations and warranties made to Kingsbridge;

•	compliance with laws;

•

continued effectiveness of the registration statement, filed by us with the U.S. Securities and Exchange Commission, or SEC, for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant we issued to Kingsbridge in connection with the entering into of the CEFF; and

•	the continued listing of our stock on the Nasdaq Global Market.

In addition, Kingsbridge is permitted to terminate the CEFF if it determines that a material and adverse event has occurred affecting our business, operations, properties or financial condition. If we are unable to access funds through the CEFF, or if the CEFF is terminated by Kingsbridge, we may be unable to access capital on favorable terms or at all.

The terms of the CEFF require us to pay certain liquidated damages in the event that the registration statement filed by us with the SEC is not available for the resale of securities purchased by Kingsbridge under the CEFF or upon exercise of the warrant we issued to Kingsbridge. Except for certain periods of ineffectiveness permitted under the CEFF, we are obligated to pay to Kingsbridge an amount equal to the number of shares purchased under the CEFF and held by Kingsbridge at the date the registration statement becomes unavailable, multiplied by any positive difference in price between the volume weighted average price on the trading day prior to such period of unavailability and the volume weighted average price on the first trading day after the period of unavailability. In addition, we are entitled in certain circumstances to deliver a “blackout” notice to Kingsbridge to suspend the use of the registration statement and prohibit Kingsbridge from selling shares under the registration statement. If we deliver a blackout notice in the 15 trading days following a settlement of a draw down, then we must make a blackout payment to Kingsbridge as liquidated damages, or issue Kingsbridge additional shares in lieu of this payment, calculated by means of a varying percentage of an amount based on the number of shares purchased and held by Kingsbridge and the change in the market price of our common stock during the period in which the use of the registration statement is suspended. If the trading price of our common stock declines during a suspension of the registration statement, the blackout payment could be significant and could adversely affect our liquidity and our ability to raise capital. In addition, under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, we have only a limited ability to raise capital through the sale of our equity securities, including pursuant to the CEFF, without first obtaining Ipsen’s approval.

We may not have the ability to raise the funds necessary to finance the repayment of the convertible notes we issued to Ipsen, which could adversely affect our cash position and harm our business.

Under the terms of our collaboration with Ipsen, we issued to Ipsen convertible notes in the principal amounts of $25.0 million, €30.0 million and $15.0 million. All of these notes mature on the later of October 13, 2011 or two years from the date of notification of non-convert, and carry a 2.5% coupon per annum from the date of issuance, compounded quarterly. If Ipsen (or a subsequent holder) chooses not to convert these notes, we would be required to pay to Ipsen the principal amount of the notes plus accrued interest at maturity. We are also subject to currency risk on the €30.0 million principal amount convertible note that we issued to Ipsen which, if the note is not converted, may result in the need to raise a greater amount of U.S. dollars to repay this note at maturity than would be required based on a conversion of this note to U.S. dollars at the time we entered into the stock purchase and master transaction agreement with Ipsen in July 2006 or issuance of the note. If we are required to repay the notes in cash, we will likely need to raise such amounts from the capital markets or through a strategic transaction. There is no assurance that we would be able to do so in a timely manner or on reasonable terms. If we are unable to do so, we may be required to delay or curtail our development and commercialization efforts, which would harm our business.

Our indebtedness to Ipsen could have significant additional negative consequences, including, but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

If we fail to obtain the capital necessary to fund our operations, we will be unable to execute our business plan.

We believe that our cash, cash equivalents and short-term investments as of December 31, 2007 as well as internally generated funds will be sufficient to meet our projected operating and capital expenditure requirements through at least the end of 2008 based on our current business plan. However, our future capital needs and the adequacy of our available funds will depend on many factors, including:

•	changes to our business plan;

•	our ability to market and sell sufficient quantities of Increlex® and Somatuline® Depot at the anticipated level;

•	the commercial status of the Increlex® bulk drug manufacturing operations at Lonza Baltimore and Lonza Hopkinton, including the success of our cGMP production activities;

•	the success of Increlex® final drug product manufacturing;

•	the costs, timing and scope of additional regulatory approvals for Increlex®;

•	Ipsen’s ability to supply Somatuline® Depot to us in sufficient quantities;

•	the costs, timing and scope of additional regulatory approvals for Somatuline® Depot;

•	Ipsen’s ability to market and sell sufficient quantities of Increlex® in the licensed territories at the anticipated level;

•	any required repayment of the convertible notes we issued to Ipsen;

•	the status of competing products;

•

the rate of progress and cost of our future clinical trials and other research and development activities, including research and development activities and clinical trial costs in connection with our growth hormone/IGF-1 combination product candidates; and

•	the pace of expansion of administrative and legal expenses.

We expect capital outlays and operating expenditures to increase over the next several years as we expand our operations. We expect that we may require and attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources, including potentially the CEFF. However, there can be no assurance that additional financing will be available when needed, or, if available, that the terms will be favorable. In addition, under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, we have only a limited ability to raise capital through the sale of our equity without first obtaining Ipsen’s approval. Although we have entered into a stock purchase agreement with Genentech pursuant to which we may issue up to an additional 1,894,737 shares of common stock (or up to a maximum of $9.0 million of shares of common stock) to Genentech, such issuances are subject to various conditions, including a Genentech opt in and the achievement of a regulatory approval milestone, and there can be no assurance that we will receive additional funds from Genentech pursuant to the stock purchase agreement. Further, we must first obtain Ipsen’s approval to issue shares of common stock to Genentech under our stock purchase agreement with Genentech at a price per share less than $4.75, which we may not be able to obtain. If additional funds are not available, we may be forced to curtail or cease operations.

If we are unable to manage our expected growth, we may not be able to implement our business plan.

Our ability to implement our business plan requires an effective planning and management process. As of December 31, 2007, we had 126 full-time employees, and we expect to hire additional employees in the near term. Our offices are located in the San Francisco Bay area where competition for personnel with biopharmaceutical skills is intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

We believe that our anticipated future growth may strain our management, systems and resources. To manage the anticipated growth of our operations, we may need to increase management resources and implement additional financial and management controls, reporting systems and procedures. If we are unable to manage our growth, we may be unable to execute our business strategy.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

One potential risk of using growth factors like rhIGF-1 is that it may increase the likelihood of developing cancer or, if patients already have cancer, that the cancer may develop more rapidly. Increlex® may also increase the risk that diabetic patients may develop or worsen an existing retinopathy, which could lead to the need for additional therapy such as laser treatment of the eyes or result in blindness. In our Phase III clinical trials for severe Primary IGFD, the data of which we submitted to the FDA in our NDA, some patients experienced hypoglycemia, or low blood glucose levels. Other side effects noted in some patients include hearing deficits, enlargement of the tonsils and intracranial hypertension.

Somatuline® Depot is a member of a class of products known as somatostatin analogs, which have the potential to cause gallstones and other disorders associated with obstruction of the biliary tract, including pancreatitis. These products also alter the balance between the counter-regulatory hormones insulin, glucagon and growth hormone, which may result in hypoglycemia or hyperglycemia, and suppress secretion of thyroid stimulating hormone, which may result in hypothyrodism. Cardiac conduction abnormalities have also occurred during treatment with this class of drugs.

There may also be other adverse events associated with the use of Increlex® or Somatuline® Depot, and adverse events may arise that are related to our growth hormone/IGF-1 combination product candidates, which may result in product liability suits being brought against us. While we have licensed the rights to develop, market and sell Increlex®, Somatuline® Depot and our growth hormone/IGF-1 combination product candidates in certain indications, with the exception of certain liabilities covered up to certain limits by our insurance policies, we are not indemnified by any third party, including our contract manufacturers, for any liabilities that we bear and that arise out of our development or use of any of these products or product candidates.

Whether or not we are ultimately successful in defending product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity or reduced acceptance of our products in the market, or product candidates in development, all of which would impair our business. We have obtained clinical trial insurance and product liability insurance; however, we may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

In addition, we are contractually obligated to indemnify certain contract manufacturers for certain liabilities that they would otherwise bear and that arise from use of our products or product candidates. Because such contractually assumed liabilities are not covered by any of our insurance policies, the negative financial impact of any such liability could hinder or prevent us from continuing our business.

Budgetary or cash constraints may force us to delay our efforts to develop certain research and development programs in favor of developing others, which may prevent us from meeting our stated timetables and completing these projects through to product commercialization.

Because we are a company with limited financial resources, and because research, development and commercialization activities are costly processes, we must regularly prioritize the most efficient allocation of our financial resources. For example, we may choose to delay or abandon our research and development efforts for the treatment of a particular indication or project to allocate those resources to another indication or project, or to commercialization activities, which could cause us to fall behind our initial timetables for development. As a result, we may not be able to fully realize the value of some of our product candidates in a timely manner, since they will be delayed in reaching the market, or may not reach the market at all.

We must implement additional finance and accounting systems, procedures and controls as we grow our business and organization.

As a public reporting company, we must comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, including expanded disclosures and accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, and other requirements have increased our costs and required additional management resources. We have upgraded our finance and accounting systems, procedures and controls and will need to continue to implement additional procedures and controls as we grow our business and organization. Section 404 requires annual management assessments of the effectiveness of our internal control over financial reporting and an opinion by our independent registered public accountants on the effectiveness of internal controls over financial reporting. If our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our internal control over financial reporting, which could adversely affect our stock price.

If we are unable to attract and retain additional qualified personnel, our ability to market and sell our products and develop other product candidates will be harmed.

Our success depends on our continued ability to attract and retain highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists and clinicians. We are highly dependent on our current management and key medical, scientific and technical personnel, including: Dr. John A. Scarlett, our Chief Executive Officer; and Dr. Ross G. Clark, our Founder and Chief Technical Officer, whose knowledge of our industry and technical expertise would be extremely difficult to replace. We have at will employment contracts with all of our executive officers. They may terminate their employment without cause or good reason and without notice to us.

Risks Related to Our Common Stock

If our results do not meet our and analysts’ forecasts and expectations, our stock price could decline.

Analysts who cover our business and operations provide valuations regarding our stock price and make recommendations whether to buy, hold or sell our stock. Our stock price may be dependent upon such valuations and recommendations. Analysts’ valuations and recommendations are based primarily on our reported results and our and their forecasts and expectations concerning our future results regarding, for example, expenses, revenues, clinical trials, regulatory marketing approvals and competition. Our future results are subject to substantial uncertainty, and we may fail to meet or exceed our and analysts’ forecasts and expectations as a result of a number of factors, including those discussed under the section entitled “Risks Related to Our Business” above. If our results do not meet our and analysts’ forecasts and expectations, our stock price could decline as a result of analysts lowering their valuations and recommendations or otherwise.

If our officers, directors and largest stockholders choose to act together, they are able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

As of December 31, 2007, our directors, executive officers and principal stockholders and their affiliates beneficially owned approximately 80.8% of our common stock. Our greater than five percent beneficial owners include Ipsen and its affiliates, which beneficially owned 42.6% (not including shares subject to limited voting agreements with certain of our stockholders); entities affiliated with MPM BioVentures III LLC, which beneficially owned 13.4%; entities affiliated with Prospect Management Co. II, LLC, which beneficially owned 5.9%; MedImmune, Inc., which beneficially owned 5.8%; and entities affiliated with Rho Capital Partners, which beneficially owned 5.8%. Our directors, executive officers and principal stockholders and their affiliates collectively have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

Our collaboration with Ipsen limits our ability to enter into transactions and to pursue opportunities in conflict with Ipsen, which could cause the price of our common stock to decline.

Under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, the approval of Ipsen is required for us to take certain actions, including, but not limited to:

•	entering into most material transactions or agreements;

•	merging or consolidating with other entities;

•

establishing or approving an operating budget with anticipated research and development spending in excess of $25.0 million per year, plus potential additional amounts for new Ipsen projects under the license and collaboration agreement we entered into with respect to Somatuline® Depot;

•

subject to limited exceptions, incurring any indebtedness other than certain permitted indebtedness (provided that our total permitted indebtedness may not exceed $2.5 million if our ratio of net indebtedness to EBITDA exceeds 1:1);

•	incurring capital expenditures of more than $2.0 million in any given year;

•	making any investment, other than certain permitted investments;

•	entering into any transaction that results in competition with Ipsen;

•	declaring or paying any cash dividends;

•	taking any action with respect to takeover defense measures, including with respect to our stockholder rights plan; and

•	issuing or selling shares of our capital stock, other than issuances or sales after October 13, 2008 that may not exceed $25.0 million in any three-year period, and other limited exceptions.

These provisions could continue indefinitely and may limit our ability to enter into transactions otherwise viewed as beneficial to us, which could cause the price of our common stock to decline.

Our stockholder rights plan and anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

•	establish a classified Board of Directors so that not all members of our board may be elected at one time;

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and hinder a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

We have adopted a rights agreement under which certain stockholders have the right to purchase shares of a new series of preferred stock at an exercise price of $40.00 per one one-hundredth of a share of such preferred stock, subject to adjustment, if a person or group of persons acquires more than a certain percentage of our common stock. The rights plan could make it more difficult for a person to acquire a majority of our outstanding voting stock. The rights plan could also reduce the price that investors might be willing to pay for shares of our common stock and result in the market price being lower than it would be without the rights plan. In addition, the existence of the rights plan itself may deter a potential acquirer from acquiring us. As a result, either by operation of the rights plan or by its potential deterrent effect, mergers or other business combinations that our stockholders may consider in their best interests may not occur.

The committed equity financing facility that we entered into with Kingsbridge may result in dilution to our stockholders.

Pursuant to the CEFF, Kingsbridge committed to purchase, subject to certain conditions and at our election, up to $75.0 million of our common stock. Should we sell shares to Kingsbridge under the CEFF, or issue shares in lieu of any “blackout” payment, it will have a dilutive effect on the holdings of our current stockholders, and may result in downward pressure on the price of our common stock. If we draw down amounts under the CEFF, we will issue shares to Kingsbridge at a discount of up to ten percent from the volume weighted average price of our common stock. If we draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining share price will have an even greater dilutive effect than if our share price were stable or increasing, and may further decrease our share price.

Our stock price may be volatile, and an investment in our stock could decline in value.

The trading price of our common stock has fluctuated significantly since our initial public offering in March 2004, and is likely to remain volatile in the future. The trading price of our common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•

announcements by us, Ipsen, Genentech, our suppliers and key third-party vendors, or our competitors of regulatory developments, product development agreements, clinical trial results, clinical trial enrollment, regulatory filings, new products and product launches, significant acquisitions, strategic partnerships or joint ventures;

•	estimates of our business potential and earnings prospects;

•	deviations from analysts’ projections regarding business potential, costs and/or earnings prospects;

•	developments with respect to our collaboration with Ipsen;

•	quarterly variations in our operating results;

•	significant developments in the businesses of biotechnology companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of biotechnology companies;

•	additions or departures of key personnel;

•	changes in the structure of healthcare payment or reimbursement systems, regulations or policies;

•	activities of short sellers and risk arbitrageurs;

•	future sales of our common stock, including potential sales of a substantial number of shares by Ipsen and its affiliates, or the perception that such sales are likely to occur;

•	general economic, industry and market conditions; and

•	volume fluctuations, which are particularly common among highly volatile securities of biotechnology companies.

In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many biotechnology companies, which often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. If the market price of our common stock declines in value, you may not realize any return on your investment in us and may lose some or all of your investment.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced greater than average stock price volatility in recent years. If we faced such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Substantial sales of shares may impact the market price of our common stock.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or pursuant to the CEFF, and the shares issued or issuable to Genentech and Ipsen and its affiliates, the market price of our common stock may decline. In addition, the perceived risk of dilution from sales or issuances of our common stock to or by Kingsbridge or Ipsen may cause holders of our common stock to sell their shares, or it may encourage short selling by market participants, which could contribute to a decline in our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

As of December 31, 2007, we had 51,532,229 outstanding shares of common stock. As of December 31, 2007, we had 5,419,638 shares subject to outstanding options granted under our equity compensation plans. In addition, as of December 31, 2007, 15,574,519 shares were issuable upon the exercise of the warrant and conversion of the three convertible notes, which we have issued to Ipsen. Further, the terms of the warrant we issued to Ipsen provide that the number of shares of our common stock subject to the warrant may increase in the event of certain issuances of equity securities by us that dilute Ipsen’s percentage ownership interest in us. Moreover, the initial exercise price of the warrant, and the conversion price of convertible notes we have issued to Ipsen, are subject to certain weighted-average price-based antidilution adjustments. These terms of the warrant and convertible notes may entitle Ipsen to acquire a greater number of shares of our common stock than we currently anticipate.

We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans. In September 2005, we filed a shelf registration statement pursuant to which we may, from time-to-time, sell shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings. In November 2005, we also filed a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant we issued to Kingsbridge in connection with our entering into the CEFF. Moreover, we have agreed that, upon Ipsen’s request after October 13, 2007, we would file one or more registration statements in order to permit Ipsen and its affiliates to offer and sell a substantial number of shares of our common stock, including the 13,046,346 shares we issued to an affiliate of Ipsen and the shares issuable upon exercise of the warrant and conversion of the convertible notes we issued to Ipsen. In addition, certain holders of shares of our common stock that are parties to our amended and restated investors’ rights agreement, including Genentech, are entitled to registration rights.

Item 1B.	Unresolved Staff Comments.

None.

Item 2.	Properties.

Our facilities consist of approximately 34,400 square feet of office space located in Brisbane, California that is leased to us until October 2011. We have no laboratory or research facilities. We believe that our Brisbane facilities will be adequate for our near-term needs and that suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations, if any.

Item 3.	Legal Proceedings.

None.

Item 4.	Submission of Matters to a Vote of Security Holders.

Not applicable.

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Our common stock has been traded on the Nasdaq Global Market under the symbol “TRCA” since March 17, 2004. The following table sets forth for the periods indicated the high and low closing sale prices of our common stock, as reported by the Nasdaq Global Market.

	Prices
	High	Low
Fiscal 2007:
First Fiscal Quarter	$5.92	$4.64
Second Fiscal Quarter	6.83	5.10
Third Fiscal Quarter	7.17	4.71
Fourth Fiscal Quarter	7.77	5.71

Fiscal 2006:
First Fiscal Quarter	$7.90	$6.29
Second Fiscal Quarter	6.88	3.07
Third Fiscal Quarter	6.70	4.21
Fourth Fiscal Quarter	6.24	4.90

There were approximately 37 holders of record of our common stock as of February 28, 2008. In addition, we believe that a significant number of beneficial owners of our common stock hold their shares in street name.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently expect to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the consent of Ipsen (or any subsequent holders of the convertible notes that we issued to Ipsen) is required for us to declare or pay any cash dividends pursuant to the terms of the convertible notes that we issued to Ipsen. Suraypharm, S.A.S., an affiliate of Ipsen, also must consent to our declaration or payment of any cash dividends under the terms of the affiliation agreement that we entered into with Ipsen and Suraypharm in October 2006.

Stockholder Return Comparison(1)

The following graph shows the total stockholder return of an investment of $100 cash on March 17, 2004, the date we became a public company, for our common stock, or on February 28, 2004 for the NASDAQ Composite Index and the NASDAQ Biotechnology Index. The stock price performance shown on the graph is not necessarily indicative of future price performance.

* $100 invested on 3/17/04 in stock or on 2/28/04 in index-including reinvestment of dividends. Fiscal year ending December 31.

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Tercica, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Item 6.	Selected Financial Data.

The following selected financial data has been derived from the audited consolidated financial statements. The information below is not necessarily indicative of results of future operations, and should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Form 10-K and the financial statements and related notes thereto, included in Item 8 of this Form 10-K to fully understand factors that may affect the comparability of the information presented below.

	Year Ended December 31,
	2007	2006	2005	2004	2003
Statements of Operations Data (in thousands, except per share data):
Net revenues:
Net product sales	$9,809	$1,315	$—	$—	$—
License revenue	21,119	194	—	—	—
Royalty revenue	51

Total net revenues:	30,979	1,509	—	—	—

Costs and expenses:
Cost of sales	5,540	1,667	—	—	—
Manufacturing start-up costs	3,065	—	—	—	—
Research and development	19,136	42,034	21,587	29,335	20,916
Selling, general and administrative	43,186	44,248	25,913	12,552	4,834
Amortization of intangibles	468	—	—	—	—

Total costs and expenses	71,395	87,949	47,500	41,887	25,750

Loss from operations	(40,416)	(86,440)	(47,500)	(41,887)	(25,750)
Interest expense	(1,937)	(162)	(1,080)	—	—
Other expense(4)	(3,071)	—	—	—	—
Interest and other income, net	5,975	4,226	2,347	885	327

Loss before income taxes	(39,449)	(82,376)	(46,233)	(41,002)	(24,423)
Provision for income taxes(5)	(1,017)	(621)	—	—	—

Net loss	(40,466)	(82,997)	(46,233)	(41,002)	(25,423)
Deemed dividend related to beneficial conversion features of convertible preferred stock(3)	—	—	—	—	(44,153)

Net loss allocable to common stockholders	$(40,466)	$(82,997)	$(46,233)	$(41,002)	$(69,576)

Basic and diluted net loss per share allocable to common stockholders(1)	$(0.80)	$(2.09)	$(1.51)	$(2.12)	$(38.59)

Shares used in computing basic and diluted net loss per share allocable to common stockholders(1)	50,717	39,789	30,590	19,302	1,803

	December 31,
	2007	2006	2005	2004	2003
Balance Sheet Data (in thousands):
Cash, cash equivalents and short-term investments	$113,485	$125,575	$58,626	$52,001	$37,313
Working capital	101,923	123,181	53,752	45,542	33,346
Total assets	176,683	137,687	66,316	55,022	42,484
Long-term convertible notes, net(2)	86,691	25,172	—	—	—
Convertible preferred stock	—	—	—	—	68,637
Accumulated deficit	(289,204)	(248,738)	(165,741)	(119,508)	(78,506)
Total stockholders’ equity (deficit)	63,159	89,931	56,798	47,677	(33,198)

(1)	See Note 3 of the Notes to Financial Statements for information regarding the computation of per share amounts.
(2)	See Note 6 of the Notes to Financial Statements for information regarding the long-term convertible notes.
(3)	We recorded a deemed dividend of $44,153,000 associated with this issuance of preferred shares to reflect the value of the beneficial conversion feature embedded in the Series B convertible preferred stock. The deemed dividend increases the net loss allocable to common stockholders in the calculation of basic and diluted net loss per common share for the year ended December 31, 2003.
(4)	See Note 6 of the Notes to Financial Statements for information regarding the valuation adjustments to the Euro-denominated convertible note.
(5)	See Note 12 of the Notes to Financial Statements for information regarding the withholding taxes associated with milestone payments received from Ipsen.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, any statements concerning proposed new products or licensing or collaborative arrangements, any statements regarding product development, commercialization and/or regulatory approvals, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the Risk Factors set forth under Item 1A above, and for the reasons described elsewhere in this report. All forward-looking statements and reasons why results may differ included in this report are made as of the date hereof, and we assume no obligation to update these forward-looking statements or reasons why actual results might differ.

We are a biopharmaceutical company developing and marketing a portfolio of endocrine products. We currently have the following products in our commercialization and development portfolio:

•	Increlex®, which is approved for marketing in both the United States and the European Union;

•	Somatuline® Depot, which is approved for marketing in both the United States and Canada; and

•

Two product candidates containing different combinations of Genentech Inc’s recombinant human growth hormone, or rhGH (Nutropin AQ®), and recombinant human insulin-like growth factor-1, or rhIGF-1 (i.e., Increlex®). One product candidate is for the treatment of short stature associated with low insulin-like growth factor-1, or IGF-1, levels and the other product candidate is for the treatment of adult growth hormone deficiency, or AGHD. In January 2008, we initiated dosing patients with Nutropin AQ® and Increlex® in a Phase II study for the treatment of short stature associated with low IGF-1 levels.

Increlex® .    We market Increlex® as a long-term replacement therapy for the treatment of short stature in children with severe primary insulin-like growth factor-1 deficiency, or severe Primary IGFD, and for children with growth hormone gene deletion who have developed neutralizing antibodies to growth hormone. We commenced marketing Increlex® in the United States in January 2006. We are currently conducting a Phase IIIb clinical trial for the use of Increlex® for the treatment of short stature in children with Primary IGFD, a less severe and more prevalent form of insulin-like growth factor-1 deficiency, or IGFD. Patient enrollment for this trial was completed in July, 2007 and we expect to present data from this trial at a medical conference in the fourth quarter of 2008.

In August 2007, the European Commission granted marketing authorization for Increlex® in the European Union for the long-term treatment of growth failure in children and adolescents with severe Primary IGFD. Pursuant to our worldwide strategic collaboration with Ipsen that was completed in October 2006, we granted to Ipsen and its affiliates the exclusive right under our patents and know-how to develop and commercialize Increlex® in all countries of the world except the United States, Japan, Canada, and for a certain period of time, Taiwan and certain countries of the Middle East and North Africa for all indications, other than treatment of central nervous system and diabetes indications. In 2007, Ipsen launched Increlex® in Austria, Germany, Great Britain, Greece, Hungary, Spain and the Czech Republic and expects to launch Increlex® in additional European countries during 2008. Increlex® generated net product revenues of $9.6 million in the year ended December 31, 2007.

Somatuline® Depot.    Pursuant to our worldwide strategic collaboration with Ipsen, we have the exclusive right under Ipsen’s patents and know-how to develop and commercialize Somatuline® Depot in the United States and in Canada for all indications other than opthalmic indications. In territories outside the United States including Canada, the product is known as Somatuline® Autogel®. On August 30, 2007, Ipsen received notice of approval from the FDA for marketing Somatuline® Depot in the United States for the long-term treatment of acromegaly in patients who have had an inadequate response to surgery and/or radiotherapy, or for whom surgery and/or radiotherapy is not an option. Acromegaly is a hormonal disorder that results when a tumor in the pituitary gland produces excess growth hormone, resulting in overproduction of IGF-1. We launched Somatuline® Depot in November 2007 in the United States. In July 2006, Somatuline® Autogel® was approved for marketing by Health Canada for the same indication. Somatuline® Autogel® has received provincial formulary listings for reimbursement approval in the provinces of Quebec, Nova Scotia, New Brunswick, Saskatchewan, and for Alberta Blue Cross and we are awaiting reimbursement approval in the province of Ontario. At present, we have contracted sales and marketing operations in Canada to a third party.

Growth hormone/IGF-1 Combination Product Candidates.    In July 2007, we entered into a combination product development and commercialization agreement with Genentech that governs the development, manufacture and worldwide commercialization of two product candidates containing Nutropin AQ®, Genentech’s rhGH, and Increlex®, for the treatment of all indications except those of the central nervous system. In January 2008, we began dosing the first patients in a Phase II clinical study evaluating the combination of the Nutropin AQ® and Increlex® for the treatment of short stature associated with low IGF-1 levels. The primary objective of this trial is to assess the efficacy, measured as first-year height velocity, and safety of three different combination regimens of Nutropin AQ® and Increlex® compared to Nutropin AQ® alone in the treatment of short stature associated with low IGF-1 levels. The initial patients enrolled in this trial receive separate injections of each of Nutropin AQ® and Increlex®, but the goal of the study is to provide a majority of patients enrolled in the trial with a co-mixture of Nutropin AQ® and Increlex® administered as a single injection.

As of December 31, 2007, we had approximately $113.5 million in cash, cash equivalents and short-term investments. We have generated limited revenues from product sales to date and we have funded our operations since inception primarily through the private placements of equity securities and public offerings of our common stock, as well as through our collaboration with Ipsen. Since our inception we have incurred substantial net losses and we expect to incur substantial net losses for the foreseeable future as we attempt to develop, market and sell Increlex® and Somatuline® Depot, and as we attempt to develop growth hormone/IGF-1 combination products under our combination product collaboration with Genentech. We are unable to predict the extent of any future losses or when we will become profitable, if ever.

Critical Accounting Policies and the Use of Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements which have been prepared in accordance with accounting principles generally accepted in the U.S., or GAAP. The preparation of our financial statements requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could differ materially from those estimates.

The items in our financial statements requiring significant estimates and judgments are as follows:

Revenue Recognition

We recognize revenue from the sale of our products and license and collaboration agreements pursuant to Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force (EITF) Issue 00-21 Revenue Arrangements with Multiple Deliverables. Multiple element agreements entered into are evaluated under the provision of EITF 00-21. We evaluate whether there is stand-alone value for the delivered elements and objective and reliable evidence of fair value to allocate revenue to each element in multiple element agreements. When the delivered element does not have stand-alone value or there is insufficient evidence of fair value for the undelivered element(s), we recognize the consideration for the combined unit of accounting in the same manner as the revenue is recognized for the final deliverable, which is generally ratably over the longest period of involvement.

Product revenues.    We recognize revenue from product sales when there is persuasive evidence that an arrangement exists, title passes, the price is fixed or determinable and collectibility is reasonably assured. We record provisions for discounts to customers and rebates to government agencies and international distributors, which are based on contractual terms and regulatory requirements. The rebates and discounts may require management judgment to estimate percentage of eligible sales to these customers. Our product returns policy only allows for the return of product damaged in transit, product shipped in error by us, or discontinued, withdrawn or recalled merchandise. To date, product returns have been de minimis and based on our historical experience as well as the specialized nature of our products, we historically have not provided a reserve for product returns. We will continue to monitor returns in the future and will reassess the need to estimate a product returns reserve if the returns experience increases.

License revenues.    License revenue generally includes upfront and continuing licensing fees and milestone payments. Nonrefundable upfront fees that require our continuing involvement in the manufacturing or other commercialization efforts by us are recognized as revenue ratably over the contractual term. Fees associated with substantive milestones, which are contingent upon future events for which there is reasonable uncertainty as to their achievement at the time the agreement was entered into, are recognized as revenue when these milestones, as defined in the contract, are achieved.

Royalty revenues.    We recognize royalty revenues from sales of Increlex® in Ipsen’s territory on a sliding scale from 15% to 25% of net sales. Royalties are recognized as earned in accordance with the contract terms and collectibility is reasonably assured.

Stock-based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R, which requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to our 2004 Employee Stock Purchase Plan based on estimated fair values. SFAS No. 123R supersedes our previous accounting under Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107, or SAB 107, relating to SFAS No. 123R. We have applied the provisions of SAB 107 in its adoption of SFAS No. 123R. Refer to Note 11, “Stock-Based Compensation,” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K for further information on these matters.

After the adoption of SFAS No. 123R, stock compensation arrangements with non-employee service providers continue to be accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, using a fair value approach. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

As a result of adopting SFAS No. 123R, we recognized stock-based compensation expense of $5.9 million and $5.7 million during the years ended December 31, 2007 and 2006, respectively, which primarily affected our reported research and development and selling, general, and administrative expenses during those periods. Approximately $1.8 million and $4.1 million are included in research and development expenses, and selling, general and administrative expenses, respectively, for the year ended December 31, 2007. Approximately $2.0 million and $3.7 million are included in research and development expenses, and selling, general and administrative expenses, respectively, for the year ended December 31, 2006. We calculated these expenses based on the fair values of the stock-based compensation awards as estimated using the Black-Scholes model. Use of this model requires us to make assumptions about expected future volatility of our stock price and the expected term of the options that we grant. Calculating stock-based compensation expense under SFAS No. 123R also requires us to make assumptions about expected future forfeiture rates for our option awards. As of December 31, 2007, total unrecognized compensation expense related to unvested share-based compensation arrangements previously granted under our various plans was $10.5 million, which we expect to recognize over a weighted-average period of 2.6 years. However, it is difficult to predict the actual amount of share-based compensation expense that we will recognize in future periods as that expense can be affected by changes in the amount or terms of our share-based compensation awards issued in the future, changes in the assumptions used in our model to value those future awards, changes in our stock price, and changes in interest rates, among other factors.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out basis. The valuation of inventory requires management to estimate obsolete or excess inventory based on analysis of future demand for our products. Due to the nature of our business and our target market, levels of inventory in the distribution channel, changes in demand due to price changes from competitors and introduction of new products are not significant factors when estimating our excess or obsolete inventory for Increlex® but can be significant factors in estimating excess or obsolete inventories for Somatuline® Depot. If inventory costs exceed expected market value due to obsolescence or lack of demand, inventory write-downs may be recorded as deemed necessary by management for the difference between the cost and the market value in the period that impairment is first recognized. Inventories may include products manufactured at facilities awaiting regulatory approval and are capitalized based on our judgment of probable near term regulatory approval. In addition, inventories include employee stock-based compensation expenses capitalized under FAS 123R.

In general, the process for evaluating whether there exists excess or obsolete inventory is not a complex process and does not require significant management judgment. The factors considered in evaluating whether there exists excess or obsolete inventory are:

•	our forecast of future demand, which is updated on a quarterly basis;

•	the expiration date for each lot manufactured;

•	any noncancelable open purchase orders associated with our commercial supply agreements.

In May 2007, we began to transfer our manufacturing process to new facilities and as such, there will be a period of time where the Company will need to cease production of Increlex® until the new manufacturing facilities are fully validated, approved by the FDA, and operational. We are increasing our inventory levels in an effort to ensure that we have adequate supplies to meet future demand and therefore our long-term Increlex® sales forecast will become more critical in management’s evaluation of excess Increlex® inventories over the next few quarters. Once the transfer of manufacturing facilities is complete, we will have more flexibility in the manufacturing schedule to ensure inventory supply is in line with a shorter forward demand forecast for Increlex®. At December 31, 2007, we had inventories recorded in work-in-process of $6.1 million that are under evaluation for manufacturing process transfer approval. The FDA requires that when technical processes are transferred to a new manufacturer, a certain number of conformance lots must be produced using the new manufacturers facilities and evaluated for process consistency. Refer to Note 7, “Commitments and Contingencies—Manufacturing Services Agreement,” in the Note to Financial Statements of Part II, Item 8 of this Form 10-K for further discussion regarding inventory purchase commitments.

Valuation of Derivative Instruments

We issued a convertible note in September 2007 and valued certain features embedded therein as derivative liabilities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. We estimate the fair value of our derivative liabilities each quarter using the Black-Scholes-Merton valuation model. This model is complex and requires significant judgments in the estimation of fair values based on certain assumptions. Factors affecting the amount of these liabilities include changes the market value of our common stock, changes in Euro to Dollar currency exchange rates and other assumptions. Changes in value are recorded as non-cash valuation adjustments within other expense in our statement of operations. These changes in the carrying value of derivatives can have a material impact on our financial statements (see Part II, Item 7A – “Qualitative and Quantitative Disclosures about Market Risk” of this Form 10-K). The derivative liabilities may be recorded into stockholders’ equity upon conversion, payment or expiration of the convertible notes, the timing of which is outside our control.

The embedded derivative liability does not qualify for hedge accounting under SFAS 133 and therefore, subsequent changes in fair value are recorded as non-cash valuation adjustments within other expense in the statements of operations.

Valuation of Warrants

In order to estimate the value of warrants, we use the Black-Scholes-Merton valuation model, which requires the use of certain subjective assumptions. The most significant assumption is the estimate of the expected volatility. The value of a warrant is derived from its potential for appreciation in value. The more volatile the stock, the more valuable the option becomes because of the greater possibility of significant changes in the stock price. We record the value of a warrant to additional paid-in capital based on the estimated value, using certain assumptions, at the closing of a warrant transaction. However, it is difficult to predict the valuation of warrants issued in future periods as that value can be affected by changes in the volatility assumptions of our common stock.

Intangible Assets

We capitalize fees paid to our licensors related to license agreements for approved products or technology that has alternative future uses, as intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), when we have obtained rights to develop and commercialize licensed products. We amortize these intangible assets with definite lives on a straight-line basis over their estimated useful lives, and review for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values.

Clinical Trial Expenses

We contract with third-party clinical research organizations to perform various clinical trial activities. We recognize research and development expenses for these contracted activities based upon a variety of factors, including patient enrollment rates, clinical site initiation activities, labor hours and other activity-based factors. We match the recording of expenses in our financial statements to the actual services received from and efforts expended by these third-party clinical research organizations. Depending on the timing of payments to the service providers, we record prepaid expenses and accruals relating to clinical trials based on our estimate of the degree of completion of the event or events as specified in each clinical study or trial contract. We monitor each of these factors to the extent possible and adjust estimates accordingly. Such adjustments to date have not been material to our results of operations or financial position.

Accounting for Income Taxes

On January 1, 2007, we adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense. There were no accrued interest or penalties associated with uncertain tax positions as of December 31, 2007. We had $3.8 million of unrecognized tax benefits as of December 31, 2007 and we do not expect our unrecognized tax benefits to change significantly over the next twelve months.

We utilize the liability method of accounting for income taxes as required by SFAS No. 109. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The provision for income taxes for the years ended December 31, 2007 and 2006 represent $1.0 million and $0.6 million, respectively, of French foreign income taxes withheld on upfront license fees received from Ipsen under the Increlex® license. There is no domestic provision for income taxes for the years ended December 31, 2007, 2006 and 2005 because we have incurred operating losses to date.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact of adopting SFAS No. 157 on our financial position and results of operations.

In June 2007, the EITF ratified the consensus on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, or EITF 07-3. EITF 07-3 concludes that nonrefundable advance payments for future research and development activities should be deferred and capitalized and recognized as expense as the related goods are delivered or the related services are performed. EITF 07-3 is effective for fiscal years beginning after December 15, 2007, including interim periods within those fiscal years. We expect that the adoption of 07-3 will not have an impact on our financial position or results of operations.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110, or SAB 110. SAB 110 was effective January 1, 2008 and expresses the views of the Staff of the SEC regarding the use of the simplified method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with SFAS No. 123R. We are currently evaluating the impact of applying the provisions of SAB 110 on our financial position and results of operations.

Results of Operations

	2007	2006	2005
	(In thousands)

Net product sales	$9,809	$1,315	$—
Period over period increase	8,494	1,315

License revenue	21,119	194	—
Period over period increase	20,925	194

Royalty revenue	51	—	—
Period over period increase	51	—

Cost of sales	5,540	1,667	—
Period over period increase	3,873	1,667

Manufacturing start-up costs	3,065	—	—
Period over period increase	3,065	—

Research and development expenses	19,136	42,034	21,587
Period over period increase (decrease)	(22,898)	20,447

Selling, general and administrative expenses	43,186	44,248	25,913
Period over period increase (decrease)	(1,062)	18,335

Amortization of intangible assets	468	—	—
Period over period increase	468	—

Interest expense	(1,937)	(162)	(1,080)
Period over period increase	(1,775)	(918)

Interest and other income, net	5,975	4,226	2,347
Period over period increase	1,749	1,879

Other expense	(3,071)	—	—
Period over period increase	(3,071)	—

Provision for income taxes	1,017	621	—
Period over period increase	396	621

Net Revenues

Net revenues consisted of net product sales of Increlex® and Somatuline® Depot, a milestone payment from Ipsen and amortized license revenue associated with our Increlex® License and Collaboration Agreement with Ipsen, and royalty revenues from Ipsen for sales of Increlex® in the European Union.

Net Product Sales

Net product sales increased $8.5 million from $1.3 million in 2006 to $9.8 million in 2007, primarily due to growth in Increlex® net product sales. In March 2007, we announced agreements that settled all prior litigation against Insmed Incorporated. One of the key terms in the settlement agreement stipulated that Insmed will no longer provide IPLEX ™ to patients with severe Primary IGFD and other short stature indications. Following the settlement agreement with Insmed, a number of patients receiving IPLEX™, a product marketed by Insmed, switched to treatment with Increlex®. This along with continued expansion of our patient base and two price increases during 2007 led to the growth of net Increlex® product sales in 2007. In the fourth quarter of 2007, we began shipment of Increlex® to Ipsen for European Union commercial distribution which added $0.3 million to net product sales. In November 2007, we launched Somatuline® Depot in the United States, which added $0.2 million to net product sales. We began shipment of Increlex® to specialty pharmacy distributors in January 2006 and recorded net product sales of $1.3 million in 2006.

Net product sales of $9.6 million and $0.2 million, for Increlex® and Somatuline® Depot, respectively in 2007, consisted primarily of gross product sales less provisions for discounts to customers, rebates to government agencies, product returns and other adjustments. In 2007, we recorded discounts to product sales of $1.2 million in government rebates to state Medicaid agencies and rebates for shipments to our international distributors.

Net product sales of $1.3 million in 2006 consisted primarily of gross Increlex® product sales less provisions for discounts to customers, rebates to government agencies and product returns. There were minimal rebates to state government Medicaid agencies and to international distributors. There were no Somatuline® Depot sales in 2006.

We expect both Increlex® and Somatuline® Depot product sales to increase over the next several quarters, however, we do not expect net Increlex® product sales to increase at the same rate on a year over year basis as we experienced from 2006 to 2007.

License Revenue

License revenue increased $20.9 million from $0.2 million in 2006 to $21.1 million in 2007. In September 2007, per our Increlex® license and collaboration agreement with Ipsen, we received a milestone payment from Ipsen of $20.3 million (or $19.3 million net of withholding taxes) upon the grant of marketing authorization for Increlex® in the European Union for the targeted product label. Additionally, we received an upfront payment of €10.0 million, or $12.4 million, upon execution of our collaboration agreement with Ipsen in 2006, which we are amortizing over a period of approximately 16 years based on the expected term of the license under this agreement. License revenue in 2007 represents the $20.3 million milestone payment as well as $0.8 million amortization of the 2006 upfront payment. At present, we do not anticipate any significant additional licensing or milestone payments related to or for Increlex® in future periods.

Under the terms of our combination product collaboration with Genentech, we may receive certain milestone payments in the future if Genentech elects to exercise their option however, we are unable to predict the timing or the likelihood of any such payments.

Royalty Revenue

We recorded royalty revenue of $0.05 million in 2007 from shipments of Increlex® in the European Union by Ipsen. There were no royalty revenues in 2006 or 2005. We expect our royalty revenues to increase in 2008 as Ipsen continues to expand their Increlex® distribution in the European Union.

Cost of Product Sales

Our cost of sales represents the cost of production, royalties owed to our licensors, distribution shipping and handling costs, inventory write-downs/write-offs based on our review of obsolete, excess, expired and failed inventory lots, and other costs related to production activities. Prior to regulatory approval of Increlex® in August 2005, drug supply production costs were charged to research and development. Beginning in the fourth quarter of 2005, with the marketing approval of Increlex® by the FDA, we began capitalizing these production costs to inventory and began to charge cost of sales in the first quarter of 2006 as units of Increlex® were sold. In addition to these capitalized drug supply production costs, there are also certain variable and fixed shipping, distribution and handling costs charged to cost of sales.

Cost of product sales increased $3.8 million from $1.7 million in 2006 to $5.5 million in 2007. The increase in 2007 was primarily due to higher sales volume as more Increlex® units were sold and we commenced marketing of Somatuline® Depot. There was no product revenue or related cost of sales in 2005.

Cost of sales as a percentage of net product sales in 2007 was lower than 2006 primarily due to reduced manufacturing lot failures, as well as the absorption of fixed costs over increased production volume.

We expect cost of sales as a percentage of net product sales to decrease in future periods as fixed costs are absorbed over larger production volumes, as our sales mix changes over time, as we execute our production activities, and as the percentage of manufacturing lots that are successfully completed improves. However, there can be no assurances that cost of sales as a percentage of net product sales will decrease due to uncertainties inherent in the manufacturing process.

Manufacturing Start-up Costs

Manufacturing start-up costs were $3.1 million during 2007 and represent amortized costs associated with the transfer of our manufacturing operations to alternate sites. An additional $2.4 million of manufacturing start-up costs associated with this project will be amortized over the remaining transfer period which is expected to occur through June 2008. There may also be additional associated transfer activities and costs that will continue through the end of 2008, as we prepare for FDA site approval.

Research and Development Expenses

Research and development expenses consisted primarily of costs associated with clinical, regulatory, manufacturing development and acquired rights to technology or products in development. Clinical and regulatory activities included the preparation, implementation, and management of our clinical trials and clinical assay development, as well as regulatory compliance, data management and biostatistics. The costs associated with conducting clinical trials and post-marketing expenses, which Phase IV and investigator-sponsored trials and product registries, are included in research and development expenses. Manufacturing development activities included pre-regulatory approval activities associated with technology transfer, pharmaceutical development, process and development and validation, quality control and assurance, analytical services, as well as preparations for current good manufacturing practices, or cGMP, and regulatory inspections. In addition to these manufacturing development and clinical activities, license payments for patents and know-how to develop and commercialize products, are also recorded as research and development expense.

Research and development expenses decreased $22.9 million from $42.0 million in 2006 to $19.1 million in 2007. Research and development expenses were $21.6 million in 2005.

The decrease in 2007 compared to 2006 was primarily due to a license fee of $25.0 million paid in October 2006 to Ipsen related to our Somatuline® License and Collaboration Agreement (See Note 9 in the Notes to the Financial Statements for further details on our collaboration with Ipsen). This decrease was partially offset by an increase in payroll related costs of $0.8 million, clinical drug supply costs of $0.8 million and third party contractor costs of $0.6 million. The increase in payroll related costs in 2007 was primarily due to increased personnel compared to 2006. The increase in third party contractor costs in 2007 was primarily due to an increase in clinical activities associated with Somatuline® Depot and growth hormone/IGF-1 combination product candidates as well as the Increlex® product registry, partially offset by a decrease in activities associated with our European marketing authorization application, or MAA, and clinical activities associated with Primary IGFD and severe Primary IGFD.

The increase in 2006 compared to 2005 was primarily due to a license fee of $25.0 million paid to Ipsen in October 2006 related to our Somatuline® License and Collaboration Agreement, partially offset by $3.8 million in lower external project costs primarily due to lower manufacturing development activities in 2006 and $1.0 million paid in 2005 to Genentech related to Increlex®. Manufacturing development in 2005 was focused on production and validation of our rhIGF-1 manufacturing process and pre-NDA activities.

The $19.1 million in research and development expense in 2007 was comprised primarily of personnel and related costs of $11.5 million, third party contract costs related to our clinical activities for Increlex® Primary IGFD and severe Primary IGFD of $5.2 million, Somatuline® Depot in acromegaly of $0.9 million, clinical drug supply of $0.8 million and Increlex® activities in support of our MAA of $0.5 million. The $42.0 million in research and development expense in 2006 was comprised primarily of the $25.0 million license fee paid to Ipsen, personnel and related costs of $10.7 million, external project costs related to our clinical activities for Increlex® Primary IGFD and severe Primary IGFD of $4.7 million, and costs associated with our Increlex® MAA filing activities of $1.3 million.

We expect our research and development expenses to increase in 2008 as we undertake clinical development activities for Increlex®, Somatuline® Depot, and growth hormone/IGF-1 combination product candidates and other projects. Our projects or intended projects may be subject to change from time to time as we evaluate our research and development priorities and available resources.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consisted primarily of payroll and related costs associated with sales, marketing and medical science personnel, corporate administration and executive management, commercial activities including cost of free drug, professional services including legal and accounting services, medical education and other administrative costs.

Selling, general and administrative expenses decreased $1.0 million from $44.2 million in 2006 to $43.2 million in 2007. Selling, general and administrative expenses in 2006 were $18.3 million higher than in 2005.

The decrease in 2007 compared to 2006 was due primarily to decreased expenses associated with litigation and consulting expenses of $11.3 million, largely offset by an increase in sales and marketing expenses of $6.3 million and payroll and related costs of $4.8 million. The increase in sales and marketing activities was primarily related to increased costs associated with product promotions, medical education, costs in support of Increlex® and the launch of Somatuline® Depot in the U.S. and Canada, as well as costs associated with free goods. The increase in payroll and related expenses was due primarily to additional sales and medical science personnel and non-cash stock compensation expense.

The increase in 2006 compared to 2005 was primarily attributable to additional expenditures associated with sales and marketing activities of $7.9 million, increased general and administrative personnel and other costs of $3.2 million, increased legal expenses primarily associated with litigation with Insmed of $2.8 million, increased expenses of $2.3 million associated with medical education and free goods expense of $1.5 million, of which $0.8 million was related to inventory write-offs due to manufacturing lot failures and $0.1 million for inventory write-downs.

The $43.2 million in selling, general and administrative expenses for the year ended December 31, 2007 was comprised primarily of payroll and related costs of $26.4 million, sales and marketing activities including cost of free drug of $9.6 million, professional services including legal and accounting services of $4.3 million, medical education activities of $1.9 million and other general administrative activities of $1.0 million.

The $44.2 million in selling, general and administrative expenses for the year ended December 31, 2006 was comprised primarily of payroll and related costs of $21.6 million, professional services including legal and accounting services of $15.4 million, sales and marketing activities including cost of free drug of $5.8 million, other general administrative activities of $0.9 million and medical education activities of $0.5 million.

We expect total selling, general and administrative expenses to increase in 2008 as we support a full year of commercial activities for Somatuline® Depot and realize the annualized effect of the additional sales and medical science personnel hired in 2007.

Amortization of Intangible Assets

Amortization of intangible assets of $0.5 million in 2007 represents expense recorded on a straight-line basis of milestone payments made to Ipsen and to Genentech in connection with the U.S. marketing approval of Somatuline® Depot and marketing approval of Increlex® in the European Union, respectively. Refer to Note 9, “License and Collaboration Agreements and Related Party Transactions,” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K for further information on these milestone payments. We began amortization of these assets in November 2007 and expect to recognize the straight-line expense of $2.8 million annually through October 2022. There were no amortization of intangibles expense for the years ended December, 31 2006 and 2005.

Interest expense

Interest expense increased $1.7 million from $0.2 million in 2006 to $1.9 million in 2007. The interest expense in 2005 was $1.1 million.

The increase in 2007 compared to 2006 was primarily due to the timing of issuance of the three convertible notes. There was no interest expense for the first nine months of 2006 as the first convertible note was issued to Ipsen in October 2006. The second and third convertible notes were issued in September 2007.

The decrease in 2006 compared to 2005 was primarily due to the issuance of our common stock in 2005 in connection with a loan agreement of $1.0 million and $0.1 million of commitment fees related to this loan agreement.

Interest expense of $1.9 million in 2007 represents interest on the three convertible notes we issued to Ipsen and the related amortization of prepaid financing costs associated with these issuances. We expect interest expense to increase in 2008 as we will realize a full year of interest expense for the three convertible notes. For years thereafter, interest expense should be relatively consistent with 2008 other than increases from compounding of interest as we continue to accrue interest on these convertible notes until exercise or maturity in October 2011. Refer to Note 6, “Long-Term Debt,” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K for further information on this transaction.

Other Expense

Other expense of $3.1 million in 2007 was largely due to an unfavorable foreign currency adjustment and an increase in the fair value of the embedded derivative conversion option related to the €30.0 million convertible note we issued to Ipsen in September 2007. The €30.0 million convertible note is denominated in euros and the conversion option is considered an embedded derivative. The note is revalued to U.S. dollars at the end of each reporting period which resulted in a charge of $1.8 million in 2007. Further, the conversion option must also be revalued at the end of each reporting period which resulted in a charge of $1.3 million in 2007. There were no such charges in 2006 and 2005.

As currency rates, our stock price and our volatility assumptions change, we may record income or expense to Other Expense related to both the value of the note as well as the value of the embedded derivative. It is difficult to forecast changes to other expense as we are unable to predict fluctuations in currency rates, our stock price and stock price volatility. Refer to Part II, Item 7A—“Quantitative and Qualitative Disclosures about Market Risk” of this Form 10-K.

Interest and Other Income, net

Net interest and other income of $6.0 million in 2007 increased by $1.8 million compared to $4.2 million in 2006 primarily due to interest income on higher average cash, cash equivalents and short-term investment balances during 2007. The higher cash balances in 2007 were due primarily to net cash proceeds from our collaboration with Ipsen. In September 2007, we received net cash proceeds of $34.3 from Ipsen in connection with an Increlex® milestone payment, net of withholding taxes, and the issuance of a convertible note to Ipsen in the principal amount of $15.0 million. Additionally, we received gross cash proceeds of $6.9 million in July 2007 from the issuance of common stock to Genentech and Ipsen. In October 2006, we received net cash proceeds of $89.7 million from Ipsen in connection with sale of equity and Increlex® license payments.

Net interest and other income increased to $4.2 million in 2006 from $2.3 million in 2005. The increase was primarily due to interest income on higher average cash, cash equivalents and short-term investment balances as a result the cash received from our collaboration with Ipsen in October 2006 and the impact of higher interest rates in 2006 compared to 2005.

We expect net interest and other income to decrease in 2008 as we use cash and short-term investments to fund our operations, assuming we do not raise additional financing during 2008.

Provision for income taxes

The provision for income taxes of $1.0 million and $0.6 million in 2007 and 2006, respectively, represents French foreign income taxes withheld on a milestone payment and upfront license fee, respectively, received from Ipsen under the Increlex® license. There were no domestic provisions for income taxes in 2007, 2006 and 2005 because we have incurred operating losses to date.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2007, we had approximately $113.5 million in cash, cash equivalents and short-term investments. We had an accumulated deficit of $289.2 million, which was primarily comprised of $245.1 million of accumulated net losses and $44.1 million of a non-cash deemed dividend related to the beneficial conversion feature of convertible preferred stock. We have funded our operations and growth from inception through December 31, 2007 primarily from issuance of equity, convertible notes and the receipt of milestone payments. To date we have received net cash proceeds of $283.2 million from equity issuances including equity sold to Ipsen and Genentech. We have issued three convertible notes to Ipsen from which we received net cash proceeds of $15.0 million, net of the balance which was used to make milestone payments to Ipsen related to the Somatuline® license and collaboration agreement. In addition, we have received $31.7 million from Ipsen, net of withholding taxes, for milestone payments related to the Increlex® license and collaboration agreement.

Ipsen Collaboration

On October 13, 2006, we completed the initial closing of the transactions contemplated by the stock purchase and master transaction agreement we entered into with Ipsen in July 2006. At the closing, we issued 12,527,245 shares of our common stock to an affiliate of Ipsen for an aggregate purchase price of $77.3 million and issued to Ipsen a convertible note in the principal amount of $25.0 million and a warrant to purchase a minimum of 4,948,795 shares of our common stock, which warrant is exercisable at any time during the five-year period after the initial closing and carries an initial exercise price equal to $7.41 per share. Under the stock purchase and master transaction agreement with Ipsen we issued a second convertible note and a third convertible note to Ipsen in connection with our Somatuline® license and collaboration agreement as described below. Each of the convertible notes that we issued to Ipsen matures on the later of October 13, 2011 or two years from the date of notification of non-convert and carries a coupon of 2.5% per annum from the date of issuance, compounded quarterly, and is convertible into shares of our common stock at an initial conversion price per share equal to $7.41 per share (or €5.92 per share with respect to the second convertible note). Together with the 13,046,346 shares of our common stock that we have issued to Ipsen (and/or an affiliate of Ipsen) to date, the conversion of all three convertible notes and the exercise of the warrant in full would enable Ipsen to acquire an ownership interest in us of approximately 40% on a fully diluted basis.

Pursuant to the licensing agreements we entered into with Ipsen (and/or affiliates thereof) in connection with the initial closing under the stock purchase and master transaction agreement, we granted to Ipsen and its affiliates exclusive rights to develop and commercialize Increlex® in all countries of the world except the United States, Japan, Canada, and for a certain period of time, Taiwan and certain countries of the Middle East and North Africa, and Ipsen granted to us exclusive rights to develop and commercialize Somatuline® Depot in the United States and Canada. Further, we and Ipsen granted to each other product development rights and agreed to share the costs for improvements to, or new indications for, Somatuline® Depot and Increlex®. In addition, we and Ipsen agreed to rights of first negotiation for our respective endocrine pipelines. In August 2007, the European Commission granted marketing authorization for Increlex® in the European Union for the long-term treatment of growth failure in children and adolescents with severe Primary IGFD. Under the license and collaboration agreement with respect to Increlex®, Ipsen made an upfront cash payment to us of €9.5 million or $11.8 million, after tax withholding in October 2006, and paid us an additional milestone of approximately of €14.3 million or $19.3 million, after tax withholding, in September 2007 for receiving marketing authorization for Increlex® in the European Union for the targeted product label. Ipsen is our marketing partner for Increlex® in the European Union. In November 2007, Increlex® was launched by Ipsen in Ipsen’s territory. We are entitled to royalties on Increlex® sales made in Ipsen’s territory on a sliding scale from 15% to 25% of the average net sales price, in addition to a supply price of 20% of net sales of Increlex®.

Under the license and collaboration agreement with respect to Somatuline® Depot, we made an upfront payment of $25.0 million to Ipsen in October 2006, which was financed through the issuance by us of the first convertible note to Ipsen at the initial closing under the stock purchase and master transaction agreement. In August 2007, we received marketing approval for Somatuline® Depot in the United States for the targeted product label (and the second closing under the stock purchase and master transaction agreement was consummated). Following receipt of the marketing approval, we made a milestone payment of €30.0 million or $41.6 million to Ipsen, which was financed through the issuance by us of the second convertible note to Ipsen at the second closing. The milestone payment was capitalized as an intangible asset and will be amortized over the useful life of the asset. At the second closing, we also issued the third convertible note to Ipsen and Ipsen delivered $15.0 million to us, which will be used by us for working capital. We launched Somatuline® Depot in the United States in November 2007. We pay royalties to Ipsen, on a sliding scale from 15% to 25% of net sales, in addition to a supply price of 20% of the average net sales price of Somatuline® Depot.

There can be no assurance that we will achieve the anticipated benefits of our collaboration with Ipsen. Further, we would be required to pay to Ipsen the principal amounts, including accrued interest, under all three convertible notes that we issued to Ipsen if Ipsen elects not to convert these notes into shares of our common stock. For more information on these and other risks and uncertainties related to our collaboration with Ipsen, see the sections entitled “Risks Related to Our Business” and “Risks Related to Our Common Stock” under Part I, Item 1A of this Form 10-K.

Genentech Combination Product Collaboration

Effective as of July 6, 2007, we and Genentech entered into a combination product development and commercialization agreement which governs the worldwide development and commercialization of two combination product candidates containing Genentech’s rhGH, Nutropin AQ®, and our rhIGF-1, Increlex®, for the treatment of all indications except those of the central nervous system. Initially, we will be responsible for the development and commercialization of all combination product candidates under the combination product agreement and have agreed to pay Genentech a royalty on net sales of combination products covered by Genentech’s (or the parties’ joint) patents, subject to certain opt in rights granted to Genentech as described in Note 8, “Combination Product Development and Commercialization Agreement” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K. Upon opting in, Genentech would become obligated to reimburse us for a portion of the development costs incurred since July 9, 2007, and thereafter we and Genentech would share future costs and all operating profits and losses, and no royalties will be owed to Genentech. Genentech would receive such profit share in lieu of its royalty payment. As described in Note 8, “Combination Product

Development and Commercialization Agreement,” in the Notes to Financial Statements, we may receive a cash milestone payment under certain circumstances and may be entitled to royalties on net sales of certain combination products. In connection with the entering into of the combination product agreement, we issued 708,591 shares of common stock to Genentech at price per share of $5.645 pursuant to a stock purchase agreement we entered into with Genentech, resulting in gross cash proceeds of approximately $4.0 million, and we may issue up to an additional 1,894,737 shares of common stock (or up to a maximum of $9.0 million of shares of common stock) to Genentech pursuant to the stock purchase agreement. However, there can be no assurance that we will receive all or any remaining portion of the anticipated proceeds, including the reimbursement of development costs, the cash milestone payment and additional proceeds from the sale of shares of our common stock to Genentech, nor can there be an assurance that we would achieve the anticipated benefits of our combination product agreement with Genentech. Further, we must first obtain Ipsen’s approval to issue shares of common stock to Genentech under the stock purchase agreement at a price per share less than $4.75 and if we do issue shares to Genentech under the stock purchase agreement at a price per share less than $4.75, such issuance would trigger certain weighted-average price-based antidilution adjustments to the convertible notes and warrant we issued to Ipsen. Please refer to Note 8, “Combination Product Development and Commercialization Agreement,” in the Notes to Financial Statements for more detail on the terms of the combination product agreement and stock purchase agreement.

Ipsen Purchase Agreement

In conjunction with our issuance of 708,591 shares of common stock to Genentech, we issued 519,101 shares of common stock to Ipsen in July 2007 at price per share of $5.63, resulting in gross cash proceeds of approximately $2.9 million. The shares of common stock issued to Ipsen were acquired by Ipsen in exercise of certain pro rata purchase rights in connection with our issuance of shares to Genentech. Under the terms of an affiliation agreement we entered into with Ipsen in October 2006, Ipsen has a right of first offer to purchase up to its pro rata portion of new equity securities offered by us (subject to certain exceptions). Although Ipsen purchased additional shares of common stock from us in exercise of certain pro rata purchase rights granted to Ipsen under the terms of our affiliation agreement with Ipsen, we cannot assure that Ipsen will exercise such rights if we issue additional shares of common stock to Genentech pursuant to the stock purchase agreement with Genentech.

Committed Equity Financing Facility

Under the terms of a committed equity financing facility, or CEFF, we entered into with Kingsbridge Capital Limited, or Kingsbridge, Kingsbridge committed to purchase a maximum of approximately 6,000,000 newly issued shares of our common stock over a three-year period beginning in October 2005, for cash up to an aggregate of $75.0 million, subject to certain conditions. We may draw down under the CEFF in tranches of up to the lesser of $7.0 million or 2% of our market capitalization at the time of the draw down of such tranche, subject to certain conditions. The common stock to be issued for each draw down will be issued and priced over an eight-day pricing period at discounts ranging from 6% to 10% from the volume weighted average price of our common stock during the pricing period. During the term of the CEFF, Kingsbridge may not short our stock, nor may it enter into any derivative transaction directly related to our stock. The minimum acceptable purchase price, prior to the application of the appropriate discount for any shares to be sold to Kingsbridge during the eight-day pricing period, is determined by the greater of $3.00 or 90% of our closing share price on the trading day immediately prior to the commencement of each draw down. In connection with the CEFF, we issued a warrant to Kingsbridge to purchase up to 260,000 shares of our common stock at an exercise price of $13.12 per share. We intend to exercise our right to draw down amounts under the CEFF, if and to the extent available, at such times as we have a need for additional capital and when we believe that sales of our common stock under the CEFF provide an appropriate means of raising capital. However, we are not obligated to sell any of the $75.0 million of common stock available under the CEFF, and there are no minimum commitments or minimum use penalties. Under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, we have only a limited ability to raise capital through the sale of our equity securities, including pursuant to the CEFF, without first obtaining Ipsen’s approval.

Cash Flow

	Years ended December 31,
	2007	2006	2005
	(In thousands)
Net cash provided by (used in):
Operating activities	$(34,265)	$(67,464)	$(43,366)
Investing activities	2,112	(41,781)	(7,704)
Financing activities	64,167	134,767	51,761

Net change in cash and cash equivalents	$32,014	$25,522	$691

Cash, cash equivalents and short-term investments totaled $113.5 million at December 31, 2007, compared to $125.6 million at December 31, 2006 and $58.6 million at December 31, 2005. The net decrease in cash, cash equivalents and short-term investments of $12.1 million in 2007 was due primarily to cash used in operating activities of $34.2 million as discussed below, partially offset by proceeds received from Ipsen associated with our collaboration agreement and issuances of stock also discussed below.

Cash and cash equivalents totaled $72.4 million at December 31, 2007, compared to $40.3 million at December 31, 2006 and $14.8 million at December 31, 2005. The increase in cash and cash equivalents in 2007 was primarily due to proceeds from a milestone payment received from Ipsen of $19.3 million, net of withholding taxes, the issuance of a convertible note in the principal amount of $15.0 million to Ipsen, and the issuance of $6.9 million of common stock to Ipsen and Genentech. Further, we issued a convertible note to Ipsen in the principal amount of €30.0 million or $41.6 million, which was used to finance our milestone payment obligation to Ipsen. The increase in 2006 was primarily due to net proceeds of $34.2 million from the issuance of our common stock in a public offering in January 2006 and net proceeds of $100.0 million, net of issuance costs, from the issuance of common stock and a convertible note in the principal amount of $25.0 million to Ipsen, partially offset by cash used in operating activities of $67.4 million.

Operating Activities

Net cash used in operating activities totaled $34.2 million in 2007. Cash used in operating activities during 2007 was primarily driven by our net losses from operations of $40.5 million adjusted for the non-cash compensation charge of $5.9 million related to our adoption of SFAS No. 123R, as well as $3.8 million related to amortization of the discount and non-cash losses on our Euro-denominated convertible note we issued to Ipsen and non-cash losses on the associated embedded derivative, and by cash used to build inventories of $8.5. The increase in inventories was primarily due to the manufacture of Increlex® and purchases of Somatuline® Depot which were partially funded by an increase in accrued expenses.

Net cash used in operating activities totaled $67.5 million in 2006 which was comprised of net loss of $83.0 million adjusted for the non-cash compensation charge of $5.7 million related to our adoption of SFAS No. 123R and the increase in our inventory balance; partially offset by the $12.4 million received from Ipsen for the upfront Increlex® license fee. Cash used in operating activities totaled $43.4 million in 2005 which was primarily driven by our net losses from operations of $46.2 million and included the receipt of a $1.0 million reimbursement from our landlord for facility improvements which was recorded as deferred rent.

Investing Activities

Net cash provided by investing activities totaled $2.1 million in 2007. Cash provided by investing activities represented net proceeds from purchase, sales and maturities of investments, almost completely offset by milestone payments made of $42.1 million under our licensing agreements with Ipsen for Somatuline® Depot and Genentech for Increlex®, and purchases of property and equipment of $0.9 million.

Net cash used in investing activities totaled $41.8 million in 2006 and $7.7 million in 2005, respectively. Cash used in investing activities in 2006 and 2005 represented net purchases, sales and maturities of short-term investments of $40.7 million and $5.2 million, respectively, and purchases of equipment of $1.1 million and $2.8 million, respectively.

Financing Activities

Net cash provided by financing activities totaled $64.1 million in 2007. Cash provided by financing activities was primarily due to the issuance of two convertible notes to Ipsen in the principal amounts of €30.0 million, or $41.6 million (used to fund a milestone payment to Ipsen) and $15.0 million, respectively, and the issuance of common stock to Ipsen and Genentech of $6.9 million, as well as issuances of common stock under our equity compensation plans of $0.6 million.

Net cash provided by financing activities totaled $134.8 million in 2006. Cash provided by financing activities was primarily related to net proceeds received from the issuance of common stock to Ipsen of $75.5 million, our January 2006 public offering of common stock of $34.2 million, net proceeds from the issuance to Ipsen of a convertible note of $24.5 million, as well as issuances of common stock under our equity compensation plans of $0.5 million.

Net cash provided by financing activities totaled $51.8 million in 2005. Cash provided by financing activities was primarily due to cash proceeds received from our February 2005 public offering of common stock of $51.1 million and issuances of common stock under our equity compensation plans of $0.8 million.

We expect capital outlays and operating expenditures to increase over the next several years as we expand our operations. We believe that our cash, cash equivalents and short-term investments as of December 31, 2007 as well as internally generated funds will be sufficient to meet our projected operating and capital expenditure requirements through at least 2008 based on our current business plan. However, our future capital needs and the adequacy of our available funds will depend on many factors, including:

•	changes to our business plan;

•	our ability to market and sell sufficient quantities of Increlex® and Somatuline® Depot at the anticipated level;

•	the commercial status of the Increlex® bulk drug manufacturing operations at Lonza Baltimore, Inc. and Lonza Hopkinton Inc., including the success of our cGMP production activities;

•	the success of Increlex® final drug product manufacturing;

•	the costs, timing and scope of additional regulatory approvals for Increlex® use in Primary IGFD and/or other regions;

•	Ipsen’s ability to supply Somatuline® Depot to us in sufficient quantities;

•	the costs, timing and scope of additional regulatory approvals for Somatuline® Depot;

•	Ipsen’s ability to market and sell sufficient quantities of Increlex® in the licensed territories at the anticipated level;

•	any required repayment of the convertible notes we issued to Ipsen;

•	the status of competing products;

•

the rate of progress and cost of our future clinical trials and other research and development activities, including research and development activities and clinical trial costs in connection with our growth hormone/IGF-1 combination product candidates; and

•	the pace of expansion of administrative and legal expenses.

Due to the significant risks and uncertainties inherent in the manufacturing, clinical development and regulatory approval processes, the costs to complete our projects through product commercialization are not accurately predictable. Results from regulatory review, manufacturing operations and clinical trials may not be favorable. Further, data from clinical trials is subject to varying interpretation, and may be deemed insufficient by the regulatory bodies reviewing applications for marketing approvals. As such, our development projects are subject to risks, uncertainties and changes that may significantly impact cost projections and timelines. As a result, our capital requirements may increase in future periods.

We expect that we will require and will attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources, including potentially the CEFF. However, there can be no assurance that additional financing will be available when needed, or, if available, that the terms will be favorable. In addition, under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, we have only a limited ability to raise capital through the sale of our equity without first obtaining Ipsen’s approval. Although we have entered into a stock purchase agreement with Genentech pursuant to which we may issue up to an additional 1,894,737 shares of common stock (or up to a maximum of $9.0 million of shares of common stock) to Genentech, such issuances are subject to various conditions, including a Genentech opt in and the achievement of a regulatory approval milestone, and there can be no assurance that we will receive additional funds from Genentech pursuant to the stock purchase agreement. If additional funds are not available, we may be forced to curtail or cease operations.

Contractual Obligations and Commercial Commitments

Our contractual obligations as of December 31, 2007 were as follows (in thousands):

	Payment due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations
Operating lease obligations(1)	$4,075	$1,058	$2,208	$809	$—
Long-term debt obligations(2)	84,224	—	—	84,224	—
Purchase obligations(3)	16,792	16,792	—	—	—
Interest expense on long-term debt(2)	9,650			9,650

Total contractual obligations	$114,741	$17,850	$2,208	$94,683	$—

(1)	Our obligations for operating leases include leases for our present office facilities and office equipment. In 2005, we obtained a $340,000 irrevocable letter of credit in conjunction with the lease agreement covering our present facilities. This irrevocable letter of credit is collateralized for the same amount by cash, cash equivalents and short-term investments held in a Company bank account and has been recorded as restricted cash. The lease agreement covering our present facilities expires October 2011 and includes an option to renew for five years. Please refer to Note 7, “Commitments and Contingencies,” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K for further discussion regarding our future operating lease commitments.
(2)	Other long-term debt obligations refers to the long-term convertible notes issued to Ipsen, which accrue interest at a rate of 2.5% per year, compounded quarterly, and are convertible into our common stock at an initial conversion price of $7.41 per share (or €5.92 per share with respect to the Euro-denominated convertible note we issued to Ipsen), subject to adjustment. The balance as of December 31, 2007 included accrued interest of $1.2 million. The entire principal balance and accrued interest under these convertible notes is due and payable on the later to occur of (i) October 13, 2011 or (ii) the second anniversary of the date on which Ipsen (or a subsequent holder of these convertible notes) notifies us that it will not convert these convertible notes in full. However, Ipsen (or subsequent holders of these convertible notes) is entitled to declare all amounts outstanding under these convertible notes immediately due and payable under certain circumstances. Please refer to Note 6, “Long-Term Debt—Convertible Notes,” in the Notes to Financial Statements of Part II, Item 8 of this Form 10-K for further discussion regarding the long-term convertible notes we issued to Ipsen.

(3)

Purchase obligations include commitments related to manufacturing operations. Includes our purchase obligations under our contract manufacturing arrangements with Lonza Baltimore, for bulk supply of Increlex®, and with Hospira Worldwide, Inc., for commercial and clinical quantities of Increlex®. Also includes our purchase obligations under our agreement with Lonza Hopkinton. Pursuant to our agreement with Lonza Hopkinton, we have a non-cancelable obligation to pay Lonza Hopkinton a capacity reservation fee related to the technology transfer of manufacturing facilities in the amount of $5.0 million, of which we paid $1.3 million in May 2007, and the remaining $3.7 million will be paid on or before April 1, 2008. In connection with the initiation of construction and purchasing of equipment and other site development activities, Lonza Hopkinton will bear upfront costs of $6.6 million which we would have to reimburse a portion of in the event we do not fulfill our commitment to purchase a certain number of commercial drug substance batches. Further, we have an obligation to pay Lonza Hopkinton approximately $1.0 million on or before April 1, 2008 for the production of bulk rhIGF-1 conformance lots, exclusive of required materials. As we reach certain future milestones, we may be committed to commercial production of Increlex® on a time and materials basis and per batch basis. Please refer to Note 7, “Commitments and Contingencies – Manufacturing Services Agreements,” in the Note to the Financial Statements of Part II, Item 8 of this Form 10-K for further discussion regarding our purchase obligation commitments.

Under our agreement with Ipsen for Increlex®, we are required to provide Ipsen with 100% of their Increlex® supply to meet their demand and development activities through the term of our agreement with Ipsen for Increlex® which extends 15 years from the first commercial sale by Ipsen (which first occurred in November 2007. Under our agreement with Ipsen for Increlex®, we granted to Ipsen an exclusive option for Ipsen to make or have made their Increlex® supply if we fail to provide drug product in accordance with the terms of our agreement with Ipsen for Increlex®.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

The primary objective of our investment activities is to preserve our capital for the purpose of funding operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. To achieve these objectives, our investment policy allows us to maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including auction rate debt securities, commercial paper, federal agency bonds, repurchase agreements and money market funds.

Interest Rate Risk

As of December 31, 2007, we held $72.4 million in cash and cash equivalents consisting of highly liquid investments having original maturity dates of less than 90 days. Declines of interest rates over time would reduce our interest income from our highly liquid short-term investments. Based upon our balance of cash and cash equivalents, a decrease in interest rates of 100 basis points would cause a corresponding decrease in our annual interest income of approximately $0.7 million for these investments. Due to the nature of our highly liquid cash equivalents, a change in interest rates would not materially change the fair market value of our cash and cash equivalents.

As of December 31, 2007, we held $41.1 million in short-term investments, which consisted primarily of money market funds held by large institutions in the United States, federal agency bonds, commercial paper, corporate bonds and asset-backed securities maturing in less than twelve months. The weighted average interest rate of our investments held was approximately 5.3% during 2007. A decline in interest rates over time would reduce our interest income from our short-term investments. A decrease in interest rates of 100 basis points would cause a corresponding decrease in our annual interest income of approximately $0.4 million for these investments. Due to the nature of our highly liquid cash equivalents, a change in interest rates would not materially change the fair market value of our short-term investments.

Foreign Currency Exchange Risk

The Euro-denominated convertible note we issued to Ipsen was recorded at €21.5 million or approximately $30.7 million, net of discount and including accrued interest, at December 31, 2007. The face value of the note is €30.0 million plus accrued interest of €0.2 and the discount of €8.7 million will be accreted over the life of the convertible note. The convertible note accrues interest at a rate of 2.5% per year, compounded quarterly until maturity in October 2011. As currency rates change, the net recorded value of the convertible note (which will also be increasing in value due to the accretion of the discount and accrued interest) will be revalued, and the corresponding translation adjustment will be recorded in the statements of operations. A hypothetical change of 10% in currency rates could result in an adjustment to the consolidated statements of operations of approximately $3.2 million. Upon maturity of the convertible note in October 2011, if the holder of the note chooses to not convert, we would be required to repay the convertible note of €33.2 million which includes accrued interest. A hypothetical change of 10% in currency rates could result in our paying $4.9 million more or less in cash than anticipated upon issuance of the convertible note.

Associated with the issuance of this convertible note to Ipsen, we recorded a derivative liability due to a conversion option denominated in a foreign currency. The terms of the convertible note include a conversion option not under our control. This conversion option is considered to be an embedded derivative liability and we determined the fair value of this derivative to be €9.2 million or approximately $12.8 million on the date of issuance, or September 17, 2007. Due to the quarterly revaluation of the embedded derivative liability and due to foreign currency revaluation, we recorded in our statements of operations other expense of $1.3 million for the year ended December 31, 2007. At December 31, 2007, the embedded derivative liability was valued at €9.6 million or approximately $14.1 million. We determine the fair value of the derivative liability using the Black-Scholes-Merton valuation model. The valuations are based on the information available as of the various valuation dates. Factors affecting the amount of this liability include the market value of our common stock, the conversion price of note, volatility of our common stock, the expected life, the Euro to U.S. dollar currency exchange rate and the risk-free interest rate. A change in the market value of our common stock could have a significant impact on the results of our operations; however, there would not be any impact on our cash flows. A hypothetical change of 10% in currency rates could result in an adjustment to the statements of operations of approximately $1.4 million.

Item 8.	Financial Statements and Supplementary Data.

TERCICA, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Tercica, Inc.

We have audited the accompanying balance sheets of Tercica, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tercica, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the financial statements, in 2007, Tercica, Inc., changed its method of accounting for stock-based compensation as of January 1, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Tercica, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2008 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Palo Alto, California

February 27, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Tercica, Inc.

We have audited Tercica, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Tercica, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Tercica, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 of Tercica, Inc. and our report dated February 27, 2008 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Palo Alto, California

February 27, 2008

TERCICA, INC.

BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$72,353	$40,339
Short-term investments	41,132	85,236
Accounts receivable—(net of allowances: 2007 - $44; 2006 - $8; including amounts from related parties: 2007 - $165; 2006 - $0)	1,607	335
Inventories	13,891	5,092
Prepaid expenses and other current assets	2,117	1,948

Total current assets	131,100	132,950
Property and equipment, net	3,023	3,861
Intangible assets	41,672	—
Restricted cash	440	340
Other assets	448	536

Total assets	$176,683	$137,687

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,366	$2,457
Accrued expenses	11,539	6,214
Liability for early exercise of stock options	—	32
Other current liabilities	310	290
Deferred revenue, less long-term portion	881	776

Total current liabilities	15,096	9,769
Long-term convertible notes, net (refer to Note 6)	86,691	25,172
Deferred rent	1,062	1,363
Deferred revenue, long-term portion	10,675	11,452

Total liabilities	113,524	47,756
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000,000 shares authorized, 1,000,000 shares designated as Series A junior participating preferred stock, no shares issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, $0.001 par value: 100,000,000 shares authorized; 51,532,229 and 50,141,776 shares issued and outstanding at December 31, 2007 and 2006, respectively	52	50
Additional paid-in capital	352,278	338,608
Accumulated other comprehensive income	33	11
Accumulated deficit	(289,204)	(248,738)

Total stockholders’ equity	63,159	89,931

Total liabilities and stockholders’ equity	$176,683	$137,687

See accompanying notes.

TERCICA, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
Net revenues:
Net product sales (including amounts from related parties: 2007 - $324; 2006 - $0)	$9,809	$1,315	$—
License revenue	21,119	194	—
Royalty revenue (including amounts from related parties: 2007 - $43; 2006 - $0)	51	—	—

Total net revenues	30,979	1,509	—

Costs and expenses:
Cost of sales	5,540	1,667	—
Manufacturing start-up costs	3,065	—	—
Research and development*	19,136	42,034	21,587
Selling, general and administrative*	43,186	44,248	25,913
Amortization of intangibles	468	—	—

Total costs and expenses	71,395	87,949	47,500

Loss from operations	(40,416)	(86,440)	(47,500)
Interest expense	(1,937)	(162)	(1,080)
Other expense	(3,071)	—	—
Interest and other income, net	5,975	4,226	2,347

Loss before income taxes	(39,449)	(82,376)	(46,233)
Provision for income taxes	(1,017)	(621)	—

Net loss	$(40,466)	$(82,997)	$(46,233)

Basic and diluted net loss per share	$(0.80)	$(2.09)	$(1.51)

Shares used to compute basic and diluted net loss per share	50,717	39,789	30,590

* Includes stock-based compensation expense as follows:
Research and development	$1,799	$2,043	$1,188
Selling, general and administrative	4,070	3,680	1,006

Total	$5,869	$5,723	$2,194

See accompanying notes.

TERCICA, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share data)

	Common Stock		Additional Paid-in Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2004	24,172,162	$24	$173,621	$(6,388)	$(72)	$(119,508)	$47,677
Issuance of common stock upon initial public offering at $8.00 per share in February 2005, net of underwriting discount and offering expenses of $4,058	6,900,000	7	51,135	—	—	—	51,142
Vesting of common stock from early exercises of stock options	201,373	1	140	—	—	—	141
Issuance of common stock	192,824	—	806	—	—	—	806
Reversal of deferred stock compensation due to forfeitures	—	—	(1,695)	1,695	—	—	—
Amortization of deferred stock compensation	—	—	—	2,102	—	—	2,102
Issuance of stock options to consultants in exchange for services	—	—	72	—	—	—	72
Stock-based compensation recognized due to stock option modifications	—	—	20	—	—	—	20
Issuance of common stock in connection with senior credit facility, net of issuance costs of $1	112,500	—	1,001	—	—	—	1,001
Financing cost of warrant issued in connection with committed equity financing facility	—	—	(1,196)				(1,196)
Issuance of warrant in connection with committed equity financing facility	—	—	1,196	—	—	—	1,196
Comprehensive loss:
Unrealized gain on marketable securities	—	—	—	—	70	—	70
Net loss	—	—	—	—	—	(46,233)	(46,233)

Comprehensive loss	—	—	—	—	—	—	(46,163)

Balances at December 31, 2005	31,578,859	$32	$225,100	$(2,591)	$(2)	$(165,741)	$56,798
Vesting of common stock from early exercises of stock options	88,513	—	84	—	—	—	84
Reversal of deferred stock compensation pursuant to SFAS 123(R) adoption	—	—	(2,591)	2,591	—	—	—
Issuance of common stock in connection with Ipsen, net of issuance costs of $15,457	12,527,245	12	61,850	—	—	—	61,862
Issuance of warrant in connection with Ipsen collaboration	—	—	13,623	—	—	—	13,623
Issuance of common stock sold pursuant to public offering, net of issuance costs of $278	5,750,000	6	34,216	—	—	—	34,222
Issuance of common stock	197,159	—	519	—	—	—	519
Stock-based compensation	—	—	5,807	—	—	—	5,807
Comprehensive loss:
Unrealized gain on marketable securities	—	—	—	—	13	—	13
Net loss	—	—	—	—	—	(82,997)	(82,997)

Comprehensive loss	—	—	—	—	—	—	(82,984)

See accompanying notes.

TERCICA, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

(In thousands, except share and per share data)

	Common Stock		Additional Paid-in Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Deficit Accumulated	Total Stockholders’ Equity
	Shares	Amount
Balances at December 31, 2006	50,141,776	$50	$338,608	$—	$11	$(248,738)	$89,931
Vesting of common stock from early exercises of stock options	20,834	—	33	—	—	—	33
Issuance of common stock in connection with Ipsen	519,101	1	2,932	—	—	—	2,933
Issuance of common stock in connection with Genentech	708,591	1	3,999	—	—	—	4,000
Issuance of common stock	141,927	—	594	—	—	—	594
Stock-based compensation	—	—	6,112	—	—	—	6,112
Comprehensive loss:
Unrealized gain on marketable securities	—	—	—	—	22	—	22
Net loss	—	—	—	—	—	(40,466)	(40,466)
Comprehensive loss	—	—	—	—	—	—	(40,444)

Balances at December 31, 2007	51,532,229	$52	$352,278	$—	$33	$(289,204)	$63,159

See accompanying notes.

TERCICA, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(40,466)	$(82,997)	$(46,233)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,640	1,162	707
Loss on disposal of property and equipment	—	121	76
(Accretion) / Amortization of (discounts) /premiums relating to available-for-sale securities	(1,018)	(756)	(701)
Stock based compensation	5,869	5,723	2,102
Amortization of debt issuance costs	128	28	1,002
Amortization of discount on convertible note	753	—	—
Amortization of intangibles	468	—	—
F/X gain (loss) on convertible note	1,787	—	—
Derivative gain (loss)	1,284	—	—
Commitment fee written-off due to termination of senior credit facility	—	—	75
Stock compensation to consultants in exchange for services	—	—	72
Other	—	—	23
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(209)	(300)	(938)
Accounts receivable, net	(1,272)	(335)	—
Inventories	(8,466)	(3,372)	(1,636)
Restricted cash	(100)	—	(340)
Accounts payable	(91)	212	(1,722)
Accrued expenses	5,325	464	2,718
Deferred rent	(281)	224	1,429
Deferred revenue	(670)	12,226	—
Interest payable (long-term)	1,054	136	—

Net cash used in operating activities	(34,265)	(67,464)	(43,366)

Cash flows from investing activities:
Purchases of property and equipment	(892)	(1,123)	(2,838)
Proceeds received from sale of equipment	—	—	300
Milestone payment to collaboration partners	(42,140)
Purchases of available-for-sale securities	(117,289)	(92,294)	(110,641)
Proceeds from maturities and sales of available-for-sale securities	162,433	51,636	105,475

Net cash used in investing activities	2,112	(41,781)	(7,704)

Cash flows from financing activities:
Proceeds from issuance of convertible note, net of issuance costs	56,640	24,555	—
Proceeds from issuance of common stock, excluding early exercised options	594	519	806
Proceeds from early exercised options	—	23	—
Repurchases of unvested early exercised options	—	—	(111)
Payment of commitment fees for senior credit facility	—	—	(76)
Net proceeds from public offerings of common stock	—	34,186	51,142
Net proceeds from the sale of common stock to Ipsen, S.A.	2,933	75,484	—
Net proceeds from the sale of common stock to Genentech	4,000

Net cash provided by financing activities	64,167	134,767	51,761

Net increase in cash and cash equivalents	32,014	25,522	691
Cash and cash equivalents, beginning of year	40,339	14,817	14,126

Cash and cash equivalents, end of year	$72,353	$40,339	$14,817

Supplemental schedule of noncash activities:
Cash paid during the year for:
Taxes paid	$1,017	$632	$—
Cash paid for interest	—	—	75
Non-cash investing and financing activities:
Increase in common stock from vesting of early exercises of stock options	$33	$84	$140
Issuance of common stock for senior credit facility	—	—	1,001
Issuance of warrant in connection with committed equity financing facility	—	—	1,196
Issuance of warrant in connection with Ipsen transaction	—	13,622	—
Deferred stock compensation, net of forfeitures	—	—	(1,695)
Bifurcation of embedded derivative	12,797	—	—

See accompanying notes.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS

1.    Description of Business

Company

Tercica, Inc. (the “Company”) is a biopharmaceutical company developing and marketing a portfolio of endocrine products. The Company currently has the following products and product candidates in its commercialization and development portfolio:

•	Increlex®, which is approved for marketing in both the United States and the European Union;

•	Somatuline® Depot, which is approved for marketing in both the United States and Canada; and

•

Two product candidates containing different combinations of Genentech Inc’s recombinant human growth hormone, or rhGH, and recombinant human insulin-like growth factor-1, or rhIGF-1 (i.e., Increlex®). One product candidate is for the treatment of short stature associated with low LGF-1 levels and the other product candidate is for the treatment of adult growth hormone deficiency (AGHD). In January 2008, the Company initiated dosing of patients with Genentech, Inc.’s rhGH (Nutropin AQ® )and Increlex® in a Phase II study for the treatment of short stature associated with low IGF-1 levels.

Use of Estimates and Reclassifications

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.    Summary of Significant Accounting Policies

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial position or results of operations.

In June 2007, the EITF ratified the consensus on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 concludes that nonrefundable advance payments for future research and development activities should be deferred and capitalized and recognized as expense as the related goods are delivered or the related services are performed. EITF 07-3 is effective for fiscal years beginning after December 15, 2007, including interim periods within those fiscal years. The Company expects that the adoption of 07-3 will not have an impact on its financial position or results of operations.

In December 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 110 (“SAB 110). SAB 110 is effective on January 1, 2008, and expresses the views of the staff regarding the use of the simplified method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with SFAS No. 123R. The Company is currently evaluating the impact of applying the provisions of SAB 110 on its financial statements.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Cash, and Cash Equivalents, Short-Term Investments and Restricted Cash

The Company has classified its entire investment portfolio as available-for-sale. All highly liquid investments with a remaining maturity of 90 days or less at the date of purchase are considered to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company’s cash equivalents include interest-bearing money market funds. The Company’s short-term investments primarily consist of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase but not exceeding one year.

Fair Value of Financial Instruments

The fair value of the Company’s cash equivalents and marketable securities is based on quoted market prices. The carrying amount of cash equivalents and marketable securities is equal to their respective fair values at December 31, 2007 and 2006.

Other financial instruments, including accounts receivable, accounts payable and accrued expenses, are carried at cost, which the Company believes approximates fair value because of the short-term maturity of these instruments. The fair value of the Company’s convertible debt was $72.6 million and $25.2 million at December 31, 2007 and 2006, respectively.

Valuation of Derivative Instruments

The Company issued a convertible note in September 2007 for €30.0 million or $44.2 million. The terms of the note provide that the holder may convert the note into shares of the Company’s common stock based upon a fixed Euro amount per share. Because the conversion option is not fixed in the Company’s functional currency (the U.S. dollar), the conversion option is not considered indexed to the Company’s stock. Therefore, under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company accounts for the conversion option as an embedded derivative that is bifurcated and measured separately from the convertible note (the host instrument). The note is denominated in Euros and the liability must be remeasured into U.S. dollars each quarter end based upon the then current Euro-U.S. dollar exchange ratio. The embedded derivative has a carrying value of €9.6 million or $14.1 million at December 31, 2007. Remeasurement of the liability is recorded as foreign currency gains or losses in other income and expense in the accompanying statements of operations. The Company estimates the fair value of its derivative liabilities each quarter-end using the Black-Scholes-Merton valuation model. This model is complex and requires significant judgments in the estimation of fair values based on various factors including the Company’s current stock price and stock price volatility, the volatility of the Euro against the US dollar, and other assumptions. Changes in the fair value of the embedded conversion option are recorded as non-cash gains and losses within other income and expense in the Company’s statements of operations with offsetting amounts classified on the balance sheet in the convertible note host debt instrument. Changes in the fair value of the embedded conversion option can have a material impact on the Company’s financial statements. Upon conversion of the note into the Company’s common stock in accordance with its terms or payment or expiration of the convertible note, the host debt instrument including the fair value of the embedded conversion option will be reclassified into common stock and additional paid in capital at then current estimated fair values. The timing of any such conversion is outside of the Company’s control.

The embedded derivative liability does not qualify for hedge accounting under SFAS 133 and therefore, subsequent changes in fair value are recorded as non-cash valuation adjustments within other expense in the statements of operations.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount. The Company performs evaluations of its customers’ financial condition and generally does not require collateral. The Company makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. The Company has not recorded reserves related to the collectibility of its trade accounts receivable for the years ended December 31, 2007 and 2006. All allowances recorded are based on estimated discounts provided to the Company’s customers who pay their invoices within specified net payment terms.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out basis. The valuation of inventory requires the Company to estimate obsolete or excess inventory based on analysis of future demand for the Company’s products. Due to the nature of the Company’s business and our target market, we believe levels of inventory in the distribution channel is not significant, and changes in demand due to price changes from competitors and the introduction of new products are not significant factors when estimating the Company’s excess or obsolete inventory for Increlex® but can be significant factors in estimating excess or obsolete inventories for Somatuline® Depot. If inventory costs exceed expected market value due to obsolescence or lack of demand, inventory write-downs may be recorded as deemed necessary by management for the difference between the cost and the market value in the period that impairment is first recognized. Inventories may include products manufactured at facilities awaiting regulatory approval and are capitalized based on management’s judgment of probable near term regulatory approval. In addition, inventories include employee stock-based compensation expenses capitalized under FAS 123R.

In general, the process for evaluating whether there exists excess or obsolete inventory is not a complex process and does not require significant management judgment. The factors considered in evaluating whether there exists excess or obsolete inventory are:

•	the Company’s forecast of future demand, which is updated on a quarterly basis;

•	the expiration date for each lot manufactured; and

•	any noncancelable open purchase orders associated with our commercial supply agreements.

In May 2007, the Company began to transfer its manufacturing process to new facilities and as such, there will be a period of time where the Company will need to cease production of Increlex® until the new manufacturing facilities are fully validated, approved by the FDA, and operational. The Company is increasing its inventory levels in an effort to ensure that the Company has adequate supplies to meet future demand and therefore the Company’s long-term Increlex® sales forecast will become more critical in management’s evaluation of excess Increlex® inventories over the next few quarters. Once the transfer of manufacturing facilities is complete, the Company will have more flexibility in the manufacturing schedule to ensure inventory supply is in line with a shorter forward demand forecast for Increlex®.

See “Manufacturing Services Agreement” in Note 7—Commitments and Contingencies, for further discussion regarding inventory purchase commitments.

Revenue Recognition

The Company recognizes revenue from the sale of its products and license and collaboration agreements pursuant to Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force (EITF) Issue 00-21 Revenue Arrangements with Multiple Deliverables. Multiple element agreements entered into are

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

evaluated under the provision of EITF 00-21. The Company evaluates whether there is stand-alone value for the delivered elements and objective and reliable evidence of fair value to allocate revenue to each element in multiple element agreements. When the delivered element does not have stand-alone value or there is insufficient evidence of fair value for the undelivered element(s), the Company recognizes the consideration for the combined unit of accounting in the same manner as the revenue is recognized for the final deliverable, which is generally ratably over the longest period of involvement.

Product revenues.    The Company recognizes revenue from product sales when there is persuasive evidence that an arrangement exists, title passes, the price is fixed or determinable and collectibility is reasonably assured. The Company records provisions for discounts to customers and rebates to government agencies and international distributors, which are based on contractual terms and regulatory requirements. The Company’s product returns policy only allows for the return of product damaged in transit, product shipped in error by the Company, or discontinued, withdrawn or recalled merchandise. To date, product returns have been de minimis and based on the Company’s historical experience as well as the specialized nature of the Company’s products, the Company historically has not provided a reserve for product returns. The Company will continue to monitor returns in the future and will reassess the need to estimate a product returns reserve if the returns experience increases.

License revenues.    License revenue generally includes upfront and continuing licensing fees and milestone payments. Nonrefundable upfront fees that require the Company’s continuing involvement in the manufacturing or other commercialization efforts by the Company are recognized as revenue ratably over the contractual term. Fees associated with substantive milestones, which are contingent upon future events for which there is reasonable uncertainty as to their achievement at the time the agreement was entered into, are recognized as revenue when these milestones, as defined in the contract, are achieved.

Royalty revenues.    The Company recognizes royalty revenues from sales of Increlex® in Ipsen’s territory on a sliding scale from 15% to 25% of net sales. Royalties are recognized as earned in accordance with the contract terms when royalties from Ipsen can be reasonably estimated and collectibility is reasonably assured.

Intangible Assets

The Company capitalizes fees paid to the Company’s licensors related to license agreements for approved products or technology that has alternative future uses, as intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), when the Company has obtained rights to develop and commercialize licensed products. The Company amortizes these intangible assets with definite lives on a straight-line basis over their estimated useful lives, and reviews for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values.

Manufacturing Start-up Costs

Manufacturing start-up costs are comprised of third-party costs related to the establishment of alternative manufacturers for the Company’s drug substance rhIGF-1 and drug product Increlex®. These expenses include costs associated with the Company’s contract manufacturers, pre-approval product manufacturing, process transfer, validation and qualification activities, and compliance-related support, pre-regulatory approval preparations for current good manufacturing practices (cGMP) and FDA approval.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Research and Product Development Costs

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 2, Accounting for Research and Development Costs, research and development costs are expensed as incurred.

Research and development activities are associated primarily with clinical, regulatory, manufacturing development and acquired rights to technology or products in development. Clinical and regulatory activities included the preparation, implementation, and management of our clinical trials and clinical assay development, as well as regulatory compliance, data management and biostatistics. The costs associated with conducting clinical trials and post-marketing expenses, which include Phase IV and investigator-sponsored trials and product registries, are included in research and development expenses. Manufacturing development activities included pre-regulatory approval activities associated with technology transfer, pharmaceutical development, process and development and validation, quality control and assurance, analytical services, as well as preparations for current good manufacturing practices, or cGMP, and regulatory inspections. In addition to these manufacturing development and clinical activities, license payments for patents and know-how to develop and commercialize products, are also recorded as research and development expense.

Clinical Trial Expenses

The Company contracts with third-party clinical research organizations to perform various clinical trial activities. The Company recognizes research and development expenses for these contracted activities based upon a variety of factors, including patient enrollment rates, clinical site initiation activities, labor hours and other activity-based factors. The Company matches the recording of expenses in the financial statements to the actual services received and efforts expended. Depending on the timing of payments to the service providers, the Company records prepaid expenses and accruals relating to clinical trials based on the estimate of the degree of completion of the event or events as specified each clinical study or trial contract. The Company monitors each of these factors to the extent possible and adjusts estimates accordingly.

Promotional and Advertising Expenses

The Company expenses the costs of promotional and advertising expenses, as incurred. Promotional and advertising expenses consist primarily of promotional materials and activities, design and layout costs of promotional materials, and direct mail advertising. Promotional and advertising expenses were $2,904,000, $1,396,000 and $1,069,000 in the years ended December 31, 2007, 2006 and 2005, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, but not more than:

Description	Estimated Useful Lives

Computer equipment and software	3 years
Office equipment	5 years
Furniture and fixtures	7 years
Manufacturing equipment	10 years
Leasehold improvements	Shorter of useful life or life of lease

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows.

Accounting for Income Taxes

On January 1, 2007, the Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. See Note 12—Income Taxes for further detail.

The Company utilizes the liability method of accounting for income taxes as required by SFAS No. 109. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Valuation of Warrants

In order to estimate the value of warrants, the Company uses the Black-Scholes-Merton valuation model, which requires the use of certain subjective assumptions. The most significant assumption is estimate of the expected volatility. The value of a warrant is derived from its potential for appreciation in value. The more volatile the stock, the more valuable the option becomes because of the greater possibility of significant changes in the stock price. The Company records the value of a warrant to additional paid-in capital based using certain assumptions applicable at the measurement date, which is generally determined to be at the closing date of a warrant transaction. However, it is difficult to predict the valuation of warrants issued in future periods as that value can be affected by changes in the volatility of the Company’s common stock.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) which requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the 2004 Employee Stock Purchase Plan (“Purchase Plan”) based on estimated fair values. SFAS No. 123R supersedes the Company’s previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS No. 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS No. 123R. See Note 11—Stock-Based Compensation for further detail.

After the adoption of SFAS No. 123R, stock compensation arrangements with non-employee service providers continue to be accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, using a fair value approach. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Comprehensive Loss

Comprehensive loss is comprised of net loss and unrealized gains/losses on available-for-sale securities in accordance with SFAS No. 130, Reporting Comprehensive Income. The following table presents the calculation of comprehensive loss (in thousands):

	Year Ended December 31,
	2007	2006	2005
Net loss, as reported	$(40,466)	$(82,997)	$(46,233)
Change in unrealized gains/(losses) on marketable securities, net of taxes	22	13	70

Comprehensive loss	$(40,444)	$(82,984)	$(46,163)

Concentrations

Financial instruments that potentially subject the Company to credit risk consist of cash, cash equivalents and short-term investments to the extent of the amounts recorded on the balance sheets. The Company’s cash, cash equivalents and short-term investments are placed with high credit-quality financial institutions and issuers. The Company believes its established guidelines for investment of its excess cash maintain safety and liquidity through its policies on diversification and investment maturity.

The Company sources all of its bulk manufacturing and fill-finish manufacturing through single-source third-party suppliers and contractors and the Company obtains specific components and raw materials used to manufacture Increlex® from either single-source or sole-source suppliers. If these contract facilities, suppliers or contractors become unavailable to the Company for any reason, the Company may be delayed in manufacturing Increlex® or may be unable to maintain validation of Increlex®, which could delay or prevent the supply of commercial and clinical product, or delay or otherwise adversely affect revenues and the Company’s license and collaboration agreement with Ipsen pursuant to which the Company is required to supply Increlex® to Ipsen. The Company believes that it has established guidelines to maintain an adequate level of inventory to mitigate this potential negative impact.

The Company sources its entire Somatuline® Depot inventory from Ipsen. If Ipsen is unable to supply or is delayed in providing Somatuline® Depot to the Company, our revenues could be adversely impacted. The Company believes that is has established guidelines to maintain an adequate level of inventory to mitigate the potential negative impact of supply delays.

The Company promotes its products to medical professionals, but the Company sells its products primarily to distributors and its product revenues and accounts receivable are concentrated with a few customers. Customer concentrations in net product sales that are greater than 10% of the relative total are:

	Year Ended December 31,
Customer Sales	2007	2006
Customer A	21%	0%
Customer B	19%	24%
Customer C	18%	23%
Customer D	14%	22%
Customer E	5%	14%

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Customer concentrations in trade accounts receivable that are greater than 10% of the relative total are:

	Year Ended December 31,
Customer Trade Accounts Receivable	2007	2006
Customer A	15%	0%
Customer B	16%	21%
Customer C	12%	17%
Customer D	21%	11%
Customer E	6%	15%
Customer F	14%	1%
Customer G	10%	8%

Commercialization of Increlex® began in 2006 and, therefore, the Company had no sales or accounts receivable in prior years. Sales of Increlex® in the United States represented approximately 91% and 92% of total product sales in the years ended December 31, 2007 and 2006, respectively.

3.    Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method for warrants and options and the as-if converted method for the convertible notes. For purposes of this calculation, common stock subject to repurchase by the Company, preferred stock, options, and warrants are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)
Numerator:
Net loss	$(40,466)	$(82,997)	$(46,233)

Denominator:
Weighted-average common shares outstanding used to compute basic loss per share	50,717	39,789	30,619
Less: Weighted-average unvested common shares subject to repurchase	—	—	(29)

Denominator for basic and diluted net loss per share	50,717	39,789	30,590

Basic and diluted net loss per share	$(0.80)	$(2.09)	$(1.51)

	December 31,
	2007	2006	2005
	(In thousands)
Outstanding dilutive securities not included in diluted net loss per share
Options to purchase common stock	5,420	3,895	2,851
Convertible notes	10,626	3,397	—
Warrants	5,209	5,268	260

	21,255	12,560	3,111

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.    Balance Sheet Details

Cash, and Cash Equivalents, Short-Term Investments and Restricted Cash

The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company’s cash equivalents include interest-bearing money market funds. The Company’s short-term investments primarily consist of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase but not exceeding one year.

The Company has classified its entire investment portfolio as available-for-sale. These securities are recorded as either cash equivalents or short-term investments and are carried at fair value with unrealized gains or losses included in accumulated other comprehensive income (loss) in the stockholders’ equity (deficit). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest and other income, net. Realized gains and losses are also included in interest and other income, net. The cost of all securities sold is based on the specific identification method.

The Company has two irrevocable letters of credit amounting to $440,000. The first letter of credit was obtained in the year ended December 31, 2005 in conjunction with a lease agreement for its facility. The second letter of credit was obtained in the year ended December 31, 2007 in conjunction with obtaining a business license. The letters of credit are collateralized for the same amount by cash, cash equivalents and short-term investments held in a Company bank account and have been recorded as restricted cash in the accompanying balance sheet. Restricted cash was $440,000 and $340,000 as of December 31, 2007 and 2006, respectively.

The following is a summary of available-for-sale securities (in thousands):

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale debt securities maturing within 1 year:
Commercial paper	$34,974	$11	$—	$34,985
Government sponsored entity bonds	14,000	11	—	14,011
Asset-backed securities	8,809	9	—	8,818
Corporate bonds	4,660	2	—	4,662

Total available-for-sale debt securities	$62,443	$33	$—	$62,476

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale debt securities maturing within 1 year:
Auction market preferred	$30,700	$—	$—	$30,700
Corporate bonds	4,289	—	—	4,289
Commercial paper	58,942	8	—	58,950
Government sponsored entity bonds	10,866	2	—	10,868
Repurchase agreements	9,325	—	—	9,325
Asset-backed securities	7,410	1	—	7,411

Total available-for-sale debt securities	$121,532	$11	$—	$121,543

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Company’s financial instruments are classified as follows (in thousands):

	December 31,
	2007	2006
Cash	$51,449	$4,372
Cash equivalents	20,904	35,967

Cash and cash equivalents	72,353	40,339
Short-term investments	41,132	85,236
Long-term restricted cash	440	340

Total	$113,925	$125,915

Realized losses on the sale of available-for-sale securities for the years ended December 31, 2007, 2006 and 2005 were immaterial.

Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2007	2006
Raw materials	$2,453	$1,477
Work-in-process	8,662	3,280
Finished goods	2,776	335

Total	$13,891	$5,092

The Company recorded inventory write-downs of approximately $612,000 and $1,566,000, during the years ended December 31, 2007 and 2006, respectively. Inventory write-downs during 2007 and 2006 primarily related to Increlex® manufacturing lot failures in the second quarter of 2007 and in the second and third quarters of 2006. Inventory write-downs were recorded to cost of goods sold and selling, general and administrative expense, of $423,000 and $189,000, respectively, for the year ended December 31, 2007. Inventory write-downs were recorded to cost of goods sold and selling, general and administrative expenses of $690,000 and $876,000, respectively, for the year ended December 31, 2006.

At December 31, 2007, the Company had inventories recorded in work-in-process of $6.1 million that are validation lots and are under evaluation for manufacturing process transfer approval. The FDA requires that when technical processes are transferred to a new manufacturer, a certain number of conformance lots must be produced using the new manufacturers facilities and evaluated for process consistency. If the Company does not receive approval from the FDA for the technology process transfer, these conformance lots would not be available for commercial use and therefore would be expensed immediately.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment, net, consists of the following (in thousands):

	December 31,
	2007	2006
Office equipment	$373	$316
Furniture and fixtures	674	635
Computer equipment and software	2,919	2,291
Manufacturing equipment	1,305	1,240
Leasehold improvements	1,528	1,302
Construction in progress	—	216

	6,798	6,000
Less accumulated depreciation and amortization	(3,775)	(2,139)

Property and equipment, net	$3,023	$3,861

Depreciation expense was $1,636,000, $1,240,000 and $707,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2007	2006
Accrued compensation and related liabilities	$4,885	$2,938
Accrued professional fees	1,259	1,691
Accrued contract manufacturing expenses	3,704	629
Clinical trial costs	248	335
Other accrued liabilities	1,443	621

	$11,539	$6,214

5.    Intangible Assets

Intangible assets consisted of the following (in thousands):

	December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Milestone payment to Ipsen	$41,640	$(463)	$41,177
Milestone payment to Genentech	500	(5)	495

Total	$42,140	$(468)	$41,672

The Company made milestone payments of $42.1 million to Ipsen and Genentech in connection with approval of its licensed products which were recorded as intangible assets. The intangible assets will be amortized over 15 years based on the estimated useful life of the assets. The Company began amortization on first commercial sale of the licensed products which was in November 2007 and recognized amortization expense

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

of $468,000 for the year ended December 31, 2007. Amortization expense is recognized on a straight-line basis at approximately $2.8 million per year and is recorded to amortization of intangible assets.

The Company reviews this intangible asset for impairment when events or changes in circumstance indicate that the carrying amount of such assets may not be recoverable.

The expected future annual amortization expense of the Company’s intangible assets is as follows (in thousands):

Year ending December 31,
2008	$2,809
2009	2,809
2010	2,809
2011	2,809
2012	2,809
Thereafter	27,627

Total expected future annual amortization	$41,672

6.    Long-Term Debt

Convertible Notes

In October 2006, the Company issued to Ipsen a convertible note in the principal amount of $25,037,000 (the “First Convertible Note”). The First Convertible Note accrues interest at a rate of 2.5% per year, compounded quarterly, and is convertible into the Company’s common stock at an initial conversion price of $7.41 per share, subject to adjustment, which represents 3,482,822 shares at December 31, 2007.

In September 2007, the Company issued to Ipsen two convertible notes in the principal amounts of €30,000,000, or $41,640,000 (the “Second Convertible Note”), and $15,000,000 (the “Third Convertible Note”). The Second and Third Convertible Notes each accrue interest at a rate of 2.5% per year, compounded quarterly, and are convertible into the Company’s common stock at an initial conversion price of €5.92 per share for the Second Convertible Note and $7.41 per share for the Third Convertible Note, subject to adjustment, which represents 5,104,041 and 2,038,861 shares, respectively, at December 31, 2007.

The conversion price of all the Convertible Notes is subject to certain weighted-average price-based antidilution adjustments, which, if triggered, would result in an increase of the number of shares of common stock issuable upon conversion of the Convertible Notes. The entire principal balance and accrued interest under all the Convertible Notes is due and payable on the later to occur of October 13, 2011 or the second anniversary of the date on which Ipsen (or subsequent holders of the Convertible Notes) notifies the Company that it will not convert the Convertible Notes in full. Notwithstanding the foregoing, Ipsen (or subsequent holders of the Convertible Notes) is entitled to declare all amounts outstanding under the Convertible Notes immediately due and payable: (i) if an event of default occurs (as set forth in the Convertible Notes); (ii) for so long as Ipsen’s approval rights as set forth in the affiliation agreement the Company entered into pursuant to its collaboration with Ipsen remain in effect, if any other person or group acquires beneficial ownership of greater than 9.9% of the Company’s common stock (or if such person or group that already has beneficial ownership of greater than 9.9% of the Company’s common stock increases its beneficial ownership); or (iii) in the event that the Ipsen’s approval rights as set forth in the affiliation agreement cease to remain effective, if any other person or group acquires beneficial ownership of greater than 50% of the Company’s common stock.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Because the Second Convertible Note has a conversion price stated in a foreign currency, the conversion feature constitutes a derivative liability. The Company initially valued the derivative liability associated with the Second Convertible Note at €9.2 million or approximately $13.1 million on September 17, 2007. This amount was accounted for as a reduction in the initial carrying value of the Second Convertible Note and separately accounted for as a derivative liability. This discount to the Second Convertible Note, as a result of this bifurcation, is being accreted over four years using the effective interest method. The carrying value which approximates the fair value on September 17, 2007 of the Second Convertible Note was €20.8 million or approximately $28.8 million which is net of the discount plus accretion and accrued interest. The carrying value of the Euro-denominated Note at December 31, 2007 is €21.5 or $31.7 million which approximates fair value.

Convertible notes including accrued interest, consisted of the following (in thousands):

	December 31,
	2007	2006
Convertible notes	$72,610	$25,172
Embedded derivative liability	14,081	—

Total	$86,691	$25,172

As of December 31, 2007, the Company accrued $771,000 of cumulative interest expense on the First Convertible Note, of which $635,000 was recorded as interest expense in the year ended December 31, 2007. If not earlier converted or repaid, the amount payable under the First Convertible Note on October 13, 2011 would be $28,362,000, including cumulative interest of $3,325,000.

As of December 31, 2007, the Company recorded valuation adjustment expense of $1,283,000 representing an increase in value of the derivative liability associated with the Second Convertible Note and was recorded to other expense in the statements of operations. The Company accrued $318,000 of cumulative interest expense in the year ended December 31, 2007, of which $311,000 was recorded as interest expense in the year ended December 31, 2007. The Company accrued $770,000 of non-cash accretion charges for the year ended December 31, 2007, of which $753,000 was recorded as amortization expense for the year ended December 31, 2007. If not earlier converted or repaid, the amount payable under the Second Convertible Note on October 13, 2011 would be €33,206,000, including cumulative interest of €3,206,000.

As of December 31, 2007, the Company accrued $108,000 of cumulative interest expense on the Third Convertible Note, of which $108,000 was recorded as interest expense in the year ended December 31, 2007. If not earlier converted or repaid, the amount payable under the Third Convertible Note on October 13, 2011 would be $16,603,000, including cumulative interest of $1,603,000.

Valuation of Second Convertible Note and Related Derivative

The derivative related to the Second Convertible Note has been valued using the Black-Scholes-Merton valuation model. The Company completed the valuation of the conversion option in connection with issuance of the Second Convertible Note. The valuations are based on the information pertinent as of the respective valuation dates.

The inputs for valuation analysis include the market value of the Company’s common stock, exercise price of the conversion option, volatility of the Company’s common stock, the expected life and the risk-free interest rate.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The key inputs for the valuation analysis were as follows:

	September 17, 2007	December 31, 2007
	(issuance date)
Market value of Company’s common stock(1)	€4.36	€4.60
Volatility	59.7%	60.3%
Risk free interest rate	4.35%	3.26%
Exercise price of the conversion option	€5.92	€5.92
Expected life	4.1 years	3.8 years

(1)	Represents the Euro equivalent of the Company’s US dollar common stock price.

Senior Credit Facility

On January 21, 2005, the Company entered into a Loan Agreement (the “Loan Agreement”) with Venture Leasing & Lending IV, Inc. (“VLL”) under which the Company had the option to draw down funds in the aggregate principal amount of up to $15,000,000 through December 31, 2005. The Company paid a $75,000 fee as part of this Loan Agreement and issued a total of 112,500 shares of its common stock to an affiliate of VLL. The 112,500 shares of common stock issued were recorded at fair market value on the dates of issuance of $1,002,000. During the fiscal year ended December 31, 2005, the entire amount was recognized as interest expense and the facility expired.

7.    Commitments and Contingencies

The Company presently leases approximately 34,400 square feet of office space in Brisbane, California. The lease expires in October 2011 with an option to renew for five years. This lease agreement, which was subsequently amended, includes scheduled rent increases over the lease term and rent abatement for the first 15 months. The Company recognizes rent expense on a straight-line basis over the term that the facility is physically utilized, taking into account the scheduled rent increases, rent abatement, rent holidays and the leasehold improvement reimbursement. In September 2005, the Company received a $1,046,000 reimbursement from the landlord for facility improvements, which was recorded as deferred rent and is being amortized to offset rent expense over the remaining life of the lease. Under the lease agreement, the Company has provided the landlord with irrevocable letter of credit in the amount of $340,000. The irrevocable letter of credit is collateralized for the same amount by cash, cash equivalents and short-term investments held in a Company bank account. The Company has recorded the collateralized bank account balance as restricted cash. In July 2007, the Company entered into an amendment to its amended lease agreement that provides for the expansion of the leased premises by approximately 6,100 square feet, and for a period coterminous with the original lease, as amended.

At December 31, 2007, future minimum lease commitments under operating leases were as follows (in thousands):

Year ending December 31,
2008	$1,058
2009	1,085
2010	1,124
2011	808

$4,075

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Rent expense, including the impact of the allowance for leasehold improvements of $172,000 in 2007 and in 2006, was $531,000, $389,000 and $641,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Manufacturing Services Agreements

In December 2002, the Company entered into a development and commercial supply agreement (the “Manufacturing Agreement”) with Cambrex Bio Science Baltimore, Inc. (“Cambrex Baltimore”). At that time, the Company began to transfer its manufacturing technology to Cambrex Baltimore in order for Cambrex Baltimore to establish the process for rhIGF-1 fermentation and purification. Under the terms of the Manufacturing Agreement, Cambrex Baltimore was obligated to annually provide the Company with certain minimum quantities of bulk rhIGF-1. In February 2007, Cambrex Baltimore was acquired by Lonza Group AG (“Lonza”).

In May 2007, the Company amended the Manufacturing Agreement with Lonza Baltimore, Inc., a subsidiary of Lonza (“Lonza Baltimore”), to increase the Company’s purchase obligation for certain additional quantities of bulk rhIGF-1. Under this amendment, the Company has a non-cancelable obligation to pay Lonza Baltimore on a time and materials and per batch basis in connection with the commercial production of bulk rhIGF-1. At December 31, 2007, the Company estimates that its total purchase commitment to Lonza Baltimore is approximately $11.8 million through July 31, 2008.

In May 2007, the Company entered into a development and commercial supply agreement with Lonza Hopkinton, Inc., a subsidiary of Lonza, (“Lonza Hopkinton”). The Company has begun to transfer its manufacturing technology to Lonza Hopkinton in order for Lonza Hopkinton to establish the process for rhIGF-1 fermentation and purification at the Lonza Hopkinton facilities. Pursuant to the development and commercial supply agreement with Lonza Hopkinton, the Company has a non-cancelable obligation to pay Lonza Hopkinton a capacity reservation fee related to the technology transfer of manufacturing facilities in the amount of $5.0 million, of which the Company paid $1.3 million in May 2007 and the remaining $3.7 million will be paid on or before April 1, 2008. The total cost of the technology transfer of $5.0 million is being recognized straight-line over the technology transfer period which the Company expects to conclude in June 2008. In connection with the initiation of construction and purchasing of equipment and other site development activities, Lonza Hopkinton will bear upfront costs of $6.6 million which the Company would have to reimburse a portion of in the event that the Company does not fulfill its commitment to purchase a certain number of commercial drug substance batches through the term of the agreement. Further, the Company has an obligation to pay Lonza Hopkinton approximately $1.0 million during the first half of 2008 for the production of bulk rhIGF-1 conformance lots, exclusive of required materials. As the Company reaches certain future milestones, it may be committed to commercial production of Increlex® on a time and materials basis and per batch basis.

In November 2006, the Company entered into a development and supply agreement with Hospira Worldwide, Inc. (“Hospira”), a third-party fill and finish agent. At that time, the Company began to transfer its manufacturing technology to Hospira in order for Hospira to establish the process for Increlex® fill and finish. Following approval by the FDA of the fill and finish process, Hospira is obligated to annually provide the Company with certain minimum quantities of Increlex®. The Company has a non-cancelable obligation to reimburse the agent on a milestone basis in connection with the preparation for commercial production of Increlex® . At December 31, 2007, the Company estimates that its total purchase commitment to Hospira to validate the fill and finish processes, which must then be approved by the FDA was approximately $0.3 million and is expected to be paid by June 30, 2008.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Guarantees and Indemnifications

The Company, as permitted under Delaware law and in accordance with its Bylaws, indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The Company may terminate the indemnification agreements with its officers and directors upon 90 days written notice, but termination will not affect claims for indemnification relating to events occurring prior to the effective date of termination. The maximum amount of potential future indemnification is unlimited; however, the Company has a director and officer liability insurance policy that mitigates its exposure and may enable it to recover a portion of any future amounts paid. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company had not recorded any liabilities for these agreements as of December 31, 2007.

Contingencies

On December 20, 2004, the Company initiated patent infringement proceedings against Avecia Limited and Insmed Incorporated as co-defendants in the High Court of Justice (Chancery Division Patents Court) in the United Kingdom. On December 23, 2004, the Company, with Genentech, initiated patent infringement proceedings against Insmed in the U.S. District Court for the Northern District of California. On June 12, 2006, the Company filed a complaint against Insmed for False Advertising, Unfair Competition and Intentional Interference with Prospective Business Relations, Case No. 3:06cv403, in the U.S. District Court for the Eastern District of Virginia. On March 6, 2007, the Company publicly announced agreements that settled all the ongoing litigation among the companies. The Company also disclosed the settlement in its Form 10-K filed with the SEC on March 9, 2007 and disclosed details of the settlement in its Form 8-K filed with the SEC on March 7, 2007.

From time to time, the Company may become involved in claims and other legal matters arising in the ordinary course of business. Management is not currently aware of any matters that may have a material adverse affect on the financial position, results of operations or cash flows of the Company.

8.    Combination Product Development and Commercialization Agreement

Effective as of July 6, 2007, the Company and Genentech, Inc. (“Genentech”) entered into a combination product development and commercialization agreement (the “Combination Product Agreement”), that governs the worldwide development and commercialization of combination product candidates containing IGF-1 and human growth hormone for the treatment of all indications except those of the central nervous system. The Combination Product Agreement became effective on July 9, 2007, the date of the satisfaction of all conditions to its effectiveness. Under the terms of the Combination Product Agreement, the parties contemplate the development of two combination product candidates for the following indications: one product formulation for certain defined short stature indications (“Short Stature Indications”) and another separately formulated combination product for adult growth hormone deficiency (“AGHD”) and any potential other indications (the “Other Indications”). Initially, the Company will be responsible for the development and commercialization of all combination products under the Combination Product Agreement and agreed to pay Genentech a royalty on net sales of combination products covered by Genentech’s (or the parties’ joint) patents, subject to Genentech’s right to “opt in,” as described below.

Under the Combination Product Agreement, Genentech has a right to opt into the Company’s development and commercialization of such combination products for the Short Stature Indications, AGHD and the Other Indications following the FDA’s acceptance of the Company’s Investigational New drug Application for the first Phase II clinical trial for such indication(s) (the “First Option”). If Genentech does not exercise the First Option,

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

it would then have the right to acquire a second right to opt in (a “Second Option”) after the Company obtains Phase II clinical trial data that is pivotal study-enabling for the Short Stature Indication at issue, or for AGHD or the Other Indications. If Genentech opts in, it would then become the lead party with respect to the development and commercialization of combination products for Other Indications, and it may also choose to become the lead party in development and commercialization for AGHD. Upon opt-in, Genentech may also choose to exercise a commercial option to become the lead party for commercialization in Short Stature Indications. The lead commercialization party would determine the commercialization plan for such combination products for such indications, and the non-lead party would have the right to co-promote such combination products.

Upon opting in, Genentech would become obligated to reimburse the Company for a portion of the development costs incurred since July 9, 2007 and a milestone payment if Genentech chooses to become the lead commercial party for short stature, and thereafter the parties would share future costs and all operating profits and losses. Genentech would receive such profit share in lieu of its royalty payment. If Genentech opts in, it would have the right to subsequently elect to opt out of such development and commercialization of combination products, but only for all indications. In addition, following an opt in by Genentech, the Company would have the right to subsequently elect to opt out of the joint development and commercialization of the combination products for AGHD and the Other Indications only, but not for the Short Stature Indications. If a party elects to opt out, the other party would have a limited period of time in which it could also elect to opt out, in which case the parties would wind down development and commercialization of the applicable products. After opting out, a party would remain responsible for its share of operating profits and losses for a transition period only, after which time such party would be entitled to a royalty payment from the continuing party on net sales of such combination product. If Genentech opts in and neither party elects to opt out before a combination product receives regulatory approval for any Other Indication (such receipt of regulatory approval, the “Milestone”), Genentech would owe the Company a cash Milestone payment. Under the Combination Product Agreement, the parties have granted each other sublicenseable licenses under their respective technology. The parties will share manufacturing responsibilities and costs depending on which opt-in or opt-out rights have been exercised, but in general the parties contemplate that the Company will supply IGF-1 needed for the combination products, and Genentech will supply human growth hormone for such products.

Genentech Purchase Agreement

In conjunction with the Combination Product Agreement, and effective as of July 6, 2007, the Company and Genentech entered into a common stock purchase agreement (the “Genentech Purchase Agreement”), pursuant to which the Company agreed to sell, and Genentech agreed to purchase, up to a maximum of 2,603,328 shares of the Company’s common stock (the “Genentech Shares”) in three separate closings. On July 30, 2007, the Company and Genentech consummated the first closing under the Genentech Purchase Agreement pursuant to which the Company issued 708,591 shares of common stock (the “First Closing Shares”) at price per share of $5.645, resulting in gross cash proceeds of approximately $4,000,000.

In the event that Genentech acquires a Second Option, Genentech would, subject to customary closing conditions, purchase up to 842,105 shares of the Company’s common stock (the “Second Option Shares”) in a subsequent closing (the “Second Option Closing”) at a price per share equal to the average of the closing prices of the Company’s common stock for the 20 trading days ending on the trading date immediately prior to the expiration of the First Option (the “Second Option Price”), provided that Genentech may purchase no more than $4,000,000 of the Company’s common stock in the Second Option Closing. If the Second Option Price is below $4.75, however, the purchase of the Second Option Shares in the Second Option Closing would be at the Company’s option. In the event that the Second Option Price is below $4.75 and the Company does not elect to have Genentech purchase the Second Option Shares, Genentech may acquire the Second Option without purchasing the Second Option Shares.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In the event that Genentech opts in, neither party elects to opt out and the Milestone occurs, upon the Company’s request, Genentech would, subject to customary closing conditions, purchase up to 1,052,632 shares of the Company’s common stock in a subsequent closing (the “Milestone Closing”) at a price per share equal to the average of the closing prices of the Company’s common stock for the 20 trading days ending on the trading date immediately prior to the effective date of regulatory approval of a combination product for any Other Indication (the “Milestone Price”), provided that Genentech may purchase no more than $5,000,000 of the Company’s common stock in such closing.

In the event that the Combination Product Agreement is terminated, the Genentech Purchase Agreement would terminate in its entirety.

Ipsen Purchase Agreement

In conjunction with the Combination Product Agreement, effective July 30, 2007, the Company issued 519,101 shares of common stock to Ipsen at price per share of $5.63 pursuant to a common stock purchase agreement (the “Ipsen Purchase Agreement”), dated July 9, 2007, by and among the Company, Ipsen and Suraypharm (an affiliate of Ipsen), resulting in gross cash proceeds of approximately $2,923,000. The shares of common stock issued to Ipsen under the Ipsen Purchase Agreement were acquired by Ipsen in exercise of certain pro rata purchase rights in connection with the issuance of the First Closing Shares to Genentech. Under the terms of an affiliation agreement the Company entered into with Ipsen in October 2006, Ipsen has a right of first offer to purchase up to its pro rata portion of new equity securities offered by the Company (subject to certain exceptions).

9.    License and Collaboration Agreements and Related Party Transactions

Ipsen Collaboration

On July 18, 2006, the Company entered into a Stock Purchase and Master Transaction Agreement (the “Purchase Agreement”) with Ipsen. Under the terms of the Purchase Agreement, the Company agreed to issue to Ipsen (or its designated affiliate): (i) 12,527,245 shares of common stock (the “Shares”) for an aggregate purchase price of $77,318,944; (ii) a convertible note in the principal amount of $25,037,000 (the “First Convertible Note”); (iii) a second Euro- denominated convertible note in the principal amount of €30,000,000, or $41,640,000 (the “Second Convertible Note”); (iv) a third convertible note in the principal amount of $15,000,000 (the “Third Convertible Note”); and (v) a warrant to purchase a minimum of 4,948,795 shares of the Company’s common stock (the “Warrant”). The initial closing under the Purchase Agreement was consummated on October 13, 2006 (the “First Closing”) after receiving approval by the Company’s stockholders of the required aspects of the transactions contemplated by the Purchase Agreement at a Special Meeting of Stockholders held on October 12, 2006. In accordance with the Purchase Agreement, at the First Closing, the Company issued the Shares, the First Convertible Note and the Warrant, and the Company and Ipsen (and/or affiliates thereof) entered into an Increlex® License and Collaboration Agreement (“Increlex® License”), a Somatuline® License and Collaboration Agreement (“Somatuline® License” and together with the Increlex® License, the “License Agreements”), a Registration Rights Agreement and an Affiliation Agreement. In connection with the First Closing, the Company also adopted certain amendments to its amended and restated certification of incorporation and adopted a Rights Agreement implementing a stockholder rights plan (the “Rights Agreement”). Pursuant to the Somatuline® License, Ipsen granted to the Company the exclusive right under Ipsen’s patents and know-how to develop and commercialize Somatuline® Depot (known as Somatuline® Autogel® in territories outside the United States including Canada) in the United States and Canada for all indications other than opthalmic indications. Pursuant to the Increlex® License, the Company granted to Ipsen and its affiliates the exclusive right under the Company’s patents and know-how to develop and commercialize Increlex® in all countries of the world except the United States, Japan, Canada, and for a certain period of time, Taiwan and certain countries of

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

the Middle East and North Africa, for all indications, other than treatment of central nervous system indications and diabetes indications. Ipsen’s territory would expand, subject to Genentech’s approval, to include Taiwan and any of the excluded countries of the Middle East or North Africa upon termination or expiry of certain third-party distribution agreements in such countries. Pursuant to the License Agreements, the Company and Ipsen granted to each other product development rights and agreed to share the costs for improvements to, or new indications for, Somatuline® Depot and Increlex®, and also agreed to rights of first negotiation for their respective endocrine pipelines.

At the First Closing, the Company received from Ipsen proceeds of $77,318,944 for the issuance of the Shares, which Shares represented 25% of the Company’s outstanding common stock on a non-diluted basis. Further, the Company received from Ipsen, €10,000,000 or $12,422,000 as an upfront license fee under the Increlex® License. For 2007 and 2006, approximately $776,000 and $194,000 was recognized as License Revenue, respectively, and as of December 31, 2007 $10,675,000 was recorded as long-term deferred revenue and $776,000 was recorded as short-term deferred revenue. The upfront license fee is amortized over the life of the license agreement which is approximately 16 years. The Company paid an upfront license fee of $25,037,000 under the Somatuline® License and was recorded to research and development for the year ended December 31, 2006. As indicated above, the First Convertible Note in the principal amount of $25,037,000 was issued to Ipsen at the First Closing. See Note 6—Long-Term Debt for further detail.

Additionally, the Company issued the Warrant to Ipsen, which is exercisable for such number of shares of the Company’s common stock equal to the greater of (i) 4,948,795 shares of the Company’s common stock (the “Baseline Amount”) or (ii) the Baseline Amount plus a variable amount of shares of Tercica’s common stock, which variable amount will fluctuate throughout the term of the Warrant. The number of common shares exercisable under the Warrant as of the First Closing was 5,026,712 with a fair value of $13,622,000, estimated using the Black-Scholes-Merton valuation model, and recorded to Additional Paid in Capital. See Note 10—Stockholders’ Equity—Warrants for further detail.

Upon closing the Ipsen transaction, the Company incurred $3,004,000 in issuance costs, and allocated these costs to the license, debt and equity components of the transaction based on the relative fair value of the components. Of the issuance costs, $687,000 was allocated to the License and Collaboration Agreements for Somatuline® Depot and Increlex® and was expensed to selling, general and administrative expenses as incurred; $1,835,000 was allocated to the equity financing and recorded to additional paid in capital; and $482,000 was allocated to the Convertible Note and recorded as a prepaid financing cost. In 2007 and 2006, $129,000 and $28,000 of prepaid financing costs was amortized, respectively, and as of December 31, 2007, the remaining balance was $366,000.

In August 2007, Ipsen received notice of approval from the FDA for marketing Somatuline® Depot in the United States. In connection with the notice of marketing approval from the FDA, under conditions set forth in the Company’s Somatuline license and collaboration agreement with Ipsen, the Company made a milestone payment of €30.0 million or $41.6 million to Ipsen in September 2007, which was financed through the issuance by the Company of the Second Convertible Note to Ipsen In connection with the notice of approval from the FDA, the Company also issued the Third Convertible Note to Ipsen and Ipsen delivered $15.0 million to the Company, which will be used by the Company for working capital. Somatuline® Depot was commercially available in the Company’s territory in November 2007. The Company pays royalties to Ipsen, on a sliding scale from 15% to 25% of net sales of Somatuline® Depot, in addition to a supply price of 20% of the average net sales price of Somatuline® Depot.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The milestone payment of $41.6 million was recorded as an intangible asset and capitalized under intangible assets as presented on the balance sheet at December 31, 2007. The intangible asset will be amortized over 15 years, based on the estimated useful life of the asset, and the Company began amortization on the first commercial sale in the United States which was in November 2007. Amortization expense is recognized on a straight-line basis at approximately $2.8 million per year and is recorded to “amortization of intangible assets”.

In August 2007, the European Commission granted marketing authorization for Increlex® in the European Union for the long-term treatment of growth failure in children and adolescents with severe Primary IGFD. The European Medicines Agency designated Increlex® as an orphan drug for the treatment of severe Primary IGFD, providing a ten year period of marketing exclusivity for the approved indication. Under the license and collaboration agreement with respect to Increlex®, Ipsen paid the Company a milestone of approximately $20.3 million for receiving marketing authorization of Increlex® in the European Union for the targeted product label set forth in the Increlex® license and collaboration agreement. Ipsen is the Company’s marketing partner for Increlex® in the European Union. Increlex® was launched in Ipsen’s territory in November 2007 and Ipsen began paying royalties to the Company on a sliding scale from 15% to 25% of net sales, in addition to a supply price of 20% of the average net sales price of Increlex®. The milestone payment of $20.3 million was recognized as license revenue in September 2007 since all obligations were satisfied as presented in the statements of operations as of December 31, 2007.

Related Party Transactions

The Company enters into transactions with Ipsen and other Ipsen affiliates under existing agreements in the ordinary course of business. The accounting policies the Company applies to its transactions with its related parties are no more favorable to the Company than with independent third-parties.

Genentech Collaboration

In connection with the grant of marketing authorization for Increlex® in the European Union, the Company paid Genentech a milestone payment of $0.5 million in September 2007 under the terms of the Company’s international license and collaboration agreement with Genentech. The milestone payment was recorded as an intangible asset and capitalized under intangible assets as presented on the balance sheet at December 31, 2007. The intangible asset will be amortized over 15 years, based on the estimated useful life of the asset, and the Company began amortization on the first commercial sale which was in November 2007. Amortization expense will be recognized on a straight-line basis at approximately $33,000 per year and will be recorded to “amortization of intangible assets”.

10.    Stockholders’ Equity

Common Stock

On January 27, 2006, the Company completed a public offering of 5,750,000 shares of its common stock at a price to the public of $6.40 per share, including the exercise of the over-allotment option by the underwriters. Net cash proceeds from this offering were approximately $34,200,000 after deducting underwriter discounts and other offering expenses.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Ipsen Warrant

Concurrently with the issue of the First Convertible Note, the Company issued a warrant to Ipsen, which is exercisable for such number of shares of the Company’s common stock equal to the greater of (i) 4,948,795 shares of the Company’s common stock (the “Baseline Amount”), which Baseline Amount is subject to certain weighted-average price-based anti-dilution adjustments, or (ii) the Baseline Amount plus a variable amount of shares of the Company’s common stock, which variable amount will fluctuate throughout the term of the warrant. The number of shares of the Company’s common stock issuable upon exercise of the warrant as of October 13, 2006, the date of issue, was 5,026,712, with a fair value of $13,622,000 estimated using the Black-Scholes-Merton valuation model, which was recorded to additional paid-in capital. The number of shares of the Company’s common stock issuable upon exercise of the warrant as of December 31, 2007 was 4,948,795. The exercise term of the warrant is five years beginning on October 13, 2006, and the warrant is exercisable, in full or in part, at an initial exercise price of $7.41 per share, subject to adjustment, including certain weighted-average price-based anti-dilution adjustments.

Committed Equity Financing and Related Warrant

On October 14, 2005, the Company entered into a committed equity financing facility (“CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), which entitles the Company to sell and obligates Kingsbridge to purchase, a maximum of approximately 6,000,000 newly issued shares of the Company’s common stock over a period of three years for cash up to an aggregate of $75,000,000, subject to certain conditions and restrictions. The Company may draw down under the CEFF in tranches of up to the lesser of $7,000,000 or 2% of the Company’s market capitalization at the time of the draw down of such tranche, subject to certain conditions. The common stock to be issued for each draw down will be issued and priced over an eight-day pricing period at discounts ranging from 6% to 10% from the volume weighted average price of the Company’s common stock during the pricing period. During the term of the CEFF, Kingsbridge may not short the Company’s stock, nor may it enter into any derivative transaction directly related to the Company’s stock. The minimum acceptable purchase price, prior to the application of the appropriate discount for any shares to be sold to Kingsbridge during the eight-day pricing period, is determined by the greater of $3.00 or 90% of the Company’s closing share price on the trading day immediately prior to the commencement of each draw down. In connection with the CEFF, the Company issued a warrant to Kingsbridge to purchase up to 260,000 shares of the Company’s common stock at an exercise price of $13.12 per share. The exercise term of the warrant is five years beginning on April 14, 2006. The warrant was valued on the date of grant using the Black-Scholes-Merton valuation model using the following assumptions: a risk-free interest rate of 4.1%, a life of 5.5 years, no dividend yield and a volatility factor of 0.5. The estimated value of this warrant was $1,196,000 on the date of grant and was recorded as a contra-equity amount to additional paid-in capital in 2005.

On November 9, 2005, the Company filed a shelf registration statement with the SEC relating to the resale of up to 6,296,912 shares of common stock that the Company may issue to Kingsbridge pursuant to a common stock purchase agreement and warrant agreement noted above. The Company will not sell common stock under this registration statement and will not receive any of the proceeds from the sale of shares by the selling stockholder. Through December 31, 2007, the Company has not drawn down any funds under the CEFF and has not issued any shares pursuant to the CEFF as of December 31, 2007. Under the terms of an affiliation agreement the Company entered into pursuant to its collaboration with Ipsen, the Company has only a limited ability to raise capital through the sale of its equity securities, including pursuant to the CEFF, without first obtaining Ipsen’s approval.

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Restricted Stock Purchases and Early Exercise of Options

In February 2002, 328,158 restricted shares of common stock were issued to an employee in exchange for $2,000 in cash. As of December 31, 2007 and 2006 there were no shares subject to repurchase by the Company related to this purchase.

In December 2002, the Company issued 692,943 shares of its common stock to two employees under restricted stock purchase agreements pursuant to the early exercise of their stock options for $71,000 in cash in December 2002 and $206,000 in cash in January 2003. During 2003, the Company issued 237,500 shares of common stock under restricted stock purchase agreements to three employees pursuant to the early exercises of their stock options in exchange for $305,000 in cash. In January 2004, the Company issued 10,000 shares of common stock under a restricted stock purchase agreement to a director pursuant to the early exercise of stock options in exchange for $40,000 in cash. In February 2006, the Company issued 15,647 shares of common stock under restricted stock purchase agreements to an employee pursuant to the early exercises of stock options in exchange for $23,000 in cash. Under the terms of these agreements, these shares generally vest over a four-year period for employees and over a three-year period for the director. Total unvested shares, which amounted to 20,834 at December 31, 2006 which were subject to a repurchase option held by the Company at the original issuance price in the event the optionees’ employment or director’s tenure is terminated either voluntarily or involuntarily. There were no unvested shares at December 31, 2007. These repurchase terms are considered to be a forfeiture provision and do not result in variable accounting. During the year ended December 31, 2005, the Company repurchased 130,718 shares of its common stock for approximately $111,350 under restricted stock purchase agreements due to employee forfeitures. In accordance with EITF No. 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25, and FIN No. 44, the shares purchased by the employees pursuant to the early exercise of stock options are not deemed to be issued until those shares vest. Therefore, amounts received in exchange for these shares have been recorded as liability for early exercise of stock options on the balance sheet, and will be reclassified into common stock and additional paid-in capital as the shares vest. There were no repurchases in the years ended December 31, 2007 and 2006. There were 88,513 shares at an original purchase price of $84,000 reclassified into common stock and additional paid-in capital during the year ended December 31, 2006.

Shares Reserved for Issuance

The Company had reserved shares of common stock for future issuance as follows:

	December 31,
	2007	2006
2004 Employee Stock Purchase Plan	218,659	191,070
Stock option plans:
Shares available for grant	1,099,517	1,439,865
Options outstanding	5,419,638	3,894,640
Shares available for issuance under the CEFF	6,036,912	6,036,912
Shares available for issuance under the convertible notes	10,625,724	3,397,095
Shares available for issuance under the Genentech Purchase Agreement	1,894,737	—
Warrants outstanding to purchase common stock	5,208,795	5,268,429

	30,503,982	20,228,011

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Preferred Stock

As of December 31, 2007, the Company was authorized to issue 5,000,000 shares of preferred stock, of which 1,000,000 shares are authorized for issuance as Series A junior participating preferred stock (the “Series A Preferred”). The board of directors has the authority, without action by its stockholders with the exception of stockholders who hold board positions, to designate and issue shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and powers of each series of preferred stock, any or all of which may be greater than the rights of the common stock including restrictions of dividends on the common stock, dilution of the voting power of the common stock, reduction of the liquidation rights of the common stock, and delaying or preventing a change in control of the Company without further action by the stockholders. To date, no shares of preferred stock have been issued.

Stockholder Rights Plan

In October 2006, the Company entered into a Rights Agreement with Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), that provides for a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred, at a price of $40.00 per one one-hundredth of a share of Series A Preferred (the “Purchase Price”), subject to adjustment. Each one one-hundredth of a share of Series A Preferred has designations and powers, preferences and rights, and the qualifications, limitations and restrictions that make its value approximately equal to the value of a share of the Company’s common stock. Pursuant to the Rights Agreement, if the Company is restricted from taking certain actions pursuant to the affiliation agreement the Company entered into pursuant to its collaboration with Ipsen, then the Company’s board of directors may only take action with respect to the Rights with the concurrence of Ipsen.

The Rights are currently evidenced by the stock certificates representing the Company’s common stock outstanding, and no separate Right Certificates, as defined below, have been distributed. Until the earlier to occur of (i) ten business days following the public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person”; or (ii) ten business days (or such later date as may be chosen by the Company’s board of directors so long as the “Requisite Percentage” threshold has not been crossed) after such time as a person or group commences or announces its intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership by such person or group of the “Requisite Percentage” or more of the Company’s common stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the shares of the Company’s common stock outstanding, by such common stock certificates. As a general matter, the “Requisite Percentage” under the Rights Agreement is 9.9% of the Company’s outstanding common stock. However, with respect to (i) MPM Capital L.P. and its affiliates so long as they do not acquire any additional shares, the “Requisite Percentage” is the greater of 9.9% and the percentage owned by MPM Capital L.P. and its affiliates; (ii) Ipsen, so long as it does not acquire beneficial ownership of any shares other than shares acquired pursuant to the terms of the stock purchase and master transaction agreement between the Company and Ipsen and the other documents contemplated by such stock purchase and master transaction agreement, the “Requisite Percentage” is the greater of 9.9% and the percentage owned by Ipsen; and (iii) any entity that acquires shares from Ipsen, such entity’s “Requisite Percentage” would be 14.9%. An “Acquiring Person” is a person, the affiliates or associates of such person, or a group, which is or becomes the beneficial owner of the Requisite Percentage.

Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights are transferable with and only with the Company’s common stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Company’s common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire on October 26, 2016 (the “Final Expiration Date”), unless the Rights are earlier redeemed or exchanged by the Company.

In the event a person (or group of affiliated or associated persons) becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of shares of the Company’s common stock having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Company may issue Series A Preferred, cash, debt, stock or a combination thereof in exchange for the Rights). Furthermore, in the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

The Company’s board of directors may redeem the Rights at any time prior to the earliest of (i) the Distribution Date or (ii) the Final Expiration Date at a redemption price of $0.001 per Right. In addition, the Company’s board of directors may, after any time a person becomes an Acquiring Person (but prior to the acquisition by such Acquiring Person of 50% or more of the Registrant’s outstanding Common Stock), exchange each Right for one share of common stock of the Company per Right (or, at the election of the Company, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

11.    Stock Based Compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R, Share-Based Payment. SFAS No. 123R establishes accounting for stock-based awards made to employees and directors. Accordingly, stock-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as expense over the remaining requisite service period. The Company previously applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provided the required pro forma disclosures of SFAS No. 123, Accounting for Stock-Based Compensation. Total stock-based compensation expense of $5,869,000 and $5,723,000 was recorded during the years ended December 31, 2007 and 2006, respectively.

The Company has four active stock-based compensation plans, which are described below.

2004 Stock Plan

The Company’s Board of Directors adopted the 2004 Stock Plan (formerly the 2003 Stock Plan) in September 2003 and the Company’s stockholders approved it in October 2003. The 2004 Stock Plan became effective on March 16, 2004. The 2004 Stock Plan provides for the grant of incentive stock options to employees and for the grant of nonstatutory stock options, stock purchase rights, restricted stock, stock appreciation rights, performance units and performance shares to the Company’s employees, directors and non-employee service providers. Shares reserved under the 2004 Stock Plan include (a) shares reserved but unissued under the Company’s 2002 Executive Stock Plan and the Company’s 2002 Stock Plan at March 16, 2004, (b) shares returned to the 2002 Executive Stock Plan and the 2002 Stock Plan as the result of cancellation or forfeiture of options or the repurchase of shares issued under the 2002 Executive Stock Plan and the 2002 Stock Plan, and

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(c) annual increases in the number of shares available for issuance on the first day of each year beginning on January 1, 2005 equal to the lesser of:

•	4% of the outstanding shares of common stock on the first day of the Company’s fiscal year,

•	1,250,000 shares, or

•	an amount the Company’s Board of Directors may determine.

Incentive stock options must be granted with exercise prices not less than 100% of fair market value of the common stock on the date of grant. Nonqualified stock options may be granted with an exercise price as determined by the Company’s Board of Directors; however, nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code must be granted with exercise prices not less than 100% of fair market value on the date of grant. The exercise price of any incentive stock option granted to a 10% stockholder will not be less than 110% of the fair market value of the common stock on the date of grant. Options granted under the 2004 Stock Plan expire no later than 10 years from the date of grant; however, incentive stock options granted to individuals owning over 10% of the total combined voting power of all classes of stock expire no later than five years from the date of grant. Options granted under the 2004 Stock Plan vests over periods determined by the Company’s Board of Directors, generally over four years. The 2004 Stock Plan has a term of 10 years. The Company’s Board of Directors approved an increase of 1,250,000 shares to the reserve for the year ended December 31, 2007.

2002 Stock Plan and 2002 Executive Stock Plan

The terms of the 2002 Stock Plan and 2002 Executive Stock Plan (the “2002 Plans”) are similar to those of the Company’s 2004 Stock Plan. The shares reserved but unissued under the 2002 Plans as of March 15, 2004 were reserved for issuance under the 2004 Stock Plan. In addition, any shares returned to the 2002 Plans as a result of cancellation or forfeiture of options or repurchases of shares after March 16, 2004 that were issued under the 2002 Plans are added to the shares reserved for the 2004 Stock Plan. Effective as of March 16, 2004, no additional stock options were issuable under the 2002 Plans.

As of December 31, 2007, there were a total of 7,703,834 shares authorized for issuance under the 2004 Stock Plan and the 2002 Plans.

2004 Employee Stock Purchase Plan

The Company’s Board of Directors adopted the 2004 Employee Stock Purchase Plan (formerly the 2003 Stock Purchase Plan) in September 2003 and the Company’s stockholders approved it in October 2003. The 2004 Employee Stock Purchase Plan (the “Purchase Plan”) became effective on March 16, 2004. As of December 31, 2007, there were a total of 472,979 shares reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each year, beginning with January 1, 2005 equal to the lesser of:

•	0.5% of the outstanding shares of common stock on the first day of the Company’s fiscal year,

•	125,000 shares, or

•	such other amount as may be determined by the Company’s Board of Directors.

The Purchase Plan permits eligible employees to purchase common stock at a discount through payroll deductions during defined offering periods. Offering periods are successive and overlapping of 24 months’ duration. Each offering period includes four six-month purchase periods and generally begins on the first trading

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

day on or after May 15 and November 15 of each year. The price at which the stock is purchased is equal to the lower of 85% of the fair market value of the common stock at the beginning of an offering period or after a purchase period ends.

Adoption of SFAS No. 123R

On January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective transition method, which requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Purchase Plan based on estimated fair values. Under that transition method, non-cash compensation expense was recognized beginning in the year ended December 31, 2006 and included the following: (a) compensation expense related to any share-based payments granted through, but not yet vested as of January 1, 2006, and (b) compensation expense for any share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. The Company recognizes non-cash compensation expense for the fair values of these share-based awards on a straight-line basis over the requisite service period of each of these awards. Because non-cash stock compensation expense is based on awards ultimately expected to vest, it has been reduced by an estimate for future forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company’s financial statements as of and for the years ended December 31, 2007 and 2006 reflects the impact of SFAS No. 123R. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R.

During the period from February 1, 2003 through January 31, 2004, certain stock options were granted with exercise prices that were below the reassessed fair value of the common stock at the date of grant. Total deferred stock compensation of $10,873,000 was recorded in accordance with APB Opinion No. 25, and was being amortized to expense over the related vesting period of the options. From inception through December 31, 2005, stock-based compensation expense of $5,740,000 was recognized and $2,542,000 was reversed as a result of employee terminations. Stock-based compensation expense recognized in the year ended December 31, 2005 was $2,102,000. The remaining deferred stock compensation balance of $2,591,000 as of December 31, 2005 was reversed on January 1, 2006 upon adoption in accordance with the provisions of SFAS No. 123R.

The following table presents the pro forma effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company’s share-based compensation arrangements during the year ended December 31, 2005 (in thousands, except per share amounts):

Year Ended December 31, 2005
(In thousand except per share data)
Net loss, as reported	$(46,233)
Plus: Employee stock compensation expense based on intrinsic value method	2,102
Less: Employee stock compensation expense determined under the fair value method for all awards	(4,424)

Pro forma net loss	$(48,555)

Net loss per share:
Basic and diluted, as reported	$(1.51)

Basic and diluted, pro forma	$(1.59)

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Other than options granted to non-employee service providers and the grant of certain stock options to employees with exercise prices that were below the reassessed fair value of the common stock as the date of the grant, there was no other stock-based compensation recognized during the year ended December 31, 2005.

The fair value of each option grant is estimated at the grant date using the Black-Scholes model with the following weighted average assumptions:

	Year Ended December 31,
	2007	2006	2005
Expected volatility	62.7%	75.2%	50%
Expected term (years)	6.2	6.2	3.6
Risk-free interest rate	4.6%	5.1%	3.8%
Dividend yield	—	—	—

The Company’s computation of expected volatility for the years ended December 31, 2007 and 2006 is based on an average of the historical volatility of the Company’s stock and the historical volatility of a peer-group of similar companies. The Company’s computation of expected term in the years ended December 31, 2007 and 2006 utilizes the simplified method in accordance with SAB 107. The risk-free interest rate for periods within the contractual life of the option is based on treasury constant maturities rates in effect at the time of grant. The Company recognizes stock-based compensation expense for the fair values of these awards on a straight-line basis over the requisite service period of each of these awards.

A summary of activity of all options are as follows (in thousands, except per share data and contractual term):

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2004	2,077	$4.72
Options granted	1,959	9.13
Options exercised	(352)	1.76
Options cancelled/forfeited	(586)	8.18
Options cancelled/forfeited outside of Plans	(22)	4.00
Options repurchased	(131)	0.85

Outstanding at December 31, 2005	2,945	7.49
Options granted	1,788	6.71
Options exercised	(199)	1.04
Options cancelled/forfeited	(639)	9.06

Outstanding at December 31, 2006	3,895	7.21
Options granted	2,134	5.89
Options exercised	(66)	3.12
Options cancelled/forfeited	(543)	7.49

Outstanding at December 31, 2007	5,420	$6.71	8.1	$4,455

Exercisable at December 31, 2007	4,374	$6.68	7.9	$3,906

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $6.78 on December 31, 2007, which would have been received by the option holders had all option holders exercised their options on December 31, 2007. This amount changes based on the

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

fair market value of the Company’s stock. Total intrinsic value of options exercised for the years ended December 31, 2007, 2006 and 2005 were $219,000, $1,084,000 and $2,685,000, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 were $3.68, $4.74 and $3.94 per share, respectively. Total fair value of options vested for the years ended December 31, 2007, 2006 and 2005 was $6,058,000, $4,359,000 and $4,736,000, respectively.

As of December 31, 2007, unrecognized stock-based compensation expense related to stock options of $10,522,000 was expected to be recognized over a weighted-average period of 2.6 years.

The following table summarizes information concerning total outstanding and vested options as of December 31, 2007 (in thousands, except per share data and contractual term):

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Term	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.40 – $1.60	217	5.4	$0.61	217	$0.61
$3.46 – $5.94	1,987	8.6	$5.32	1,622	$5.25
$6.01 – $8.85	2,741	8.1	$7.47	2,156	$7.65
$9.04 – $12.65	475	7.4	$10.89	379	$10.74

	5,420			4,374

Employee Stock Purchase Plan

For the years ended December 31, 2007 and 2006, the Company recorded $305,000 and $353,000, respectively, of compensation expense related to the Purchase Plan. During the years ended December 31, 2007, 2006 and 2005, 97,411, 86,031 and 42,584 shares, respectively, were purchased under the Purchase Plan. The fair value of awards issued under the Purchase Plan is measured using assumptions similar to those used for stock options, except that the weighted average term of the awards were 1.53, 1.49 and 1.25 years for the years ended December 31, 2007, 2006 and 2005, respectively.

Disclosures Pertaining to All Stock-Based Compensation Plans

Cash received from option exercises and the Purchase Plan contributions under all share-based payment arrangements for years ended December 31, 2007, 2006 and 2005 was $594,000, $542,000 and $806,000, respectively. Because of the Company’s net operating losses, the Company did not realize any tax benefits for the tax deductions from share-based payment arrangements during the years ended December 31, 2007, 2006 and 2005.

12.    Income Taxes

The provision for income taxes for the years ended December 31, 2007 and 2006 represents $1,017,000 and $621,000, respectively, of French foreign income taxes withheld on license fees received from Ipsen under the Increlex™ License (see footnote 9 “License and Collaboration Agreements and Related Party Transactions”). There is no domestic provision for income taxes because the Company has incurred operating losses to date. Deferred income taxes reflect the tax effects of net operating loss and tax credit carryovers and temporary

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,
	2007	2006
Net operating loss carryforwards	$53,171	$45,705
Capitalized license fees	12,138	13,044
Orphan drug credits	8,536	9,065
Capitalized research expenses	8,052	8,913
Capitalized inventory costs	4,773	2,519
Deferred revenue	4,738	5,013
Litigation costs	3,701	—
Research tax credit carryforwards	2,546	4,332
Non-qualified stock option costs	2,207	—
Foreign tax credits	1,638	—
Capitalized start-up costs	—	304
Other	2,402	350

Total deferred tax assets	103,902	89,245
Valuation allowance	(103,902)	(89,245)

Net deferred tax assets	$—	$—

Realization of the deferred tax assets is dependent upon the generation of future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $14,657,000, $43,285,000 and $11,843,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

As of December 31, 2007, the Company had federal net operating loss carryforwards of approximately $133,661,000. The Company also had California net operating loss carryforwards of approximately $107,133,000. The federal net operating loss carryforwards will expire at various dates beginning in 2022, if not utilized. The California net operating loss carryforwards expire beginning in 2012. The Company also has federal research, state research and federal orphan drug credit carryforwards of approximately $1,805,000, $1,141,000 and $8,536,000, respectively. The federal research and orphan drug credits expire beginning in 2022 and the state research credits have no expiration date.

Utilization of the net operating loss and credit carryforwards is subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

On January 1, 2007, the Company adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

Balance at January 1, 2007	$2,978
Increases related to prior year tax positions	—
Increases related to current year tax positions	849

Balance at December 31, 2007	$3,827

TERCICA, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

At December 31, 2007, the Company had unrecognized tax benefits of $3,827,000. The unrecognized tax benefits, if recognized, would not have an impact on the Company’s effective tax rate. The Company does not expect a significant change to its unrecognized tax benefits over the next twelve months. The unrecognized tax benefits may increase or change during the next year for items that arise in the ordinary course of business.

The tax years from 2002 to 2007 remain open to examination by the Internal Revenue Service and the State of California due to our inability to use our net operating losses or tax credits. There were no accrued interest or penalties associated with uncertain tax positions as of December 31, 2007.

13.    401(k) Plan

Effective January 2005, the Company began sponsoring a 401(k) plan, which covers all eligible employees. Under this plan, employees may contribute specified percentages of their eligible compensation, subject to certain Internal Revenue Service restrictions. The plan does not currently allow for matching contributions by the Company.

14.    Quarterly Financial Data—Unaudited

The following table presents unaudited quarterly financial data of the Company. The Company’s quarterly results of operations for these periods are not necessarily indicative of future results of operations.

	Fiscal year 2007 Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Total net revenues	$1,285	$2,242	$23,388	$4,064
Net product sales	$1,091	$2,048	$2,851	$3,819
Cost of product sales(1)	$501	$1,131	$1,397	$2,511
Manufacturing start-up costs(1)	$98	$742	$1,063	$1,162
Research and development	$4,912	$4,101	$5,588	$4,535
Selling, general and administrative(1)	$9,551	$10,282	$11,045	$12,308
Net income (loss)	$(12,394)	$(12,807)	$3,422	$(18,687)
Basic and diluted net income (loss) per share	$(0.25)	$(0.26)	$0.07	$(0.36)

(1)	We reclassed $52,000, 468,000 and $699,000 from cost of product sales and $46,000, 274,000 and $364,000 from selling, general and administrative expense to manufacturing start-up costs for the periods ended March 31, June 30 and September 30, 2007.

	Fiscal year 2006 Quarter Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Total net revenues	$85	$166	$316	$942
Net product sales	$85	$166	$316	$748
Cost of product sales	$83	$557	$516	$511
Research and development	$4,630	$4,596	$3,513	$29,295
Selling, general and administrative	$10,504	$10,586	$10,162	$12,996
Net loss	$(14,269)	$(14,684)	$(13,063)	$(40,981)
Basic and diluted net loss per share	$(0.40)	$(0.39)	$(0.35)	$(0.85)

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A.	Controls and Procedures.

Disclosure Controls and Procedures

Based on their evaluation as of December 31, 2007, our Chief Executive Officer and Chief Financial Officer, with the participation of management, have concluded that our disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Securities Exchange Act of 1934) were effective.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities and Exchange Act of 1934. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2007 using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on this evaluation, our management concluded that as of December 31, 2007, our internal control over financial reporting was effective.

Attestation Report of the Registered Public Accounting Firm

Ernst & Young LLP, our independent registered public accounting firm that has audited our financial statements included herein, has issued an attestation report on our internal control over financial reporting, which report is included under Item 8 of this Annual Report on Form 10-K.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended December 31, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

Our disclosure controls and procedures provide our Chief Executive Officer and Chief Financial Officer reasonable assurances that our disclosure controls and procedures will achieve their objectives. However, company management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting can or will prevent all human error. A control system, no matter how well designed and implemented, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Furthermore, the design of a control system must reflect the fact that there are internal resource constraints, and the benefit of controls must be weighed relative to their corresponding costs. Because of the limitations in all control systems, no evaluation of controls can provide complete assurance that all control issues and instances of error, if any, within our company are detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur due to human error or mistake. Additionally, controls, no matter how well designed, could be circumvented by the individual acts of specific persons within the organization. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated objectives under all potential future conditions.

Item 9B.	Other Information.

Resignation and Appointment of Directors

Effective February 27, 2008, Dennis Henner, Ph.D., resigned from our Board of Directors. On February 27, 2008, the Board, upon recommendation of the Corporate Governance and Nominating Committee of the Board, elected Faheem Hasnain to fill the vacancy created by Dr. Henner’s resignation. Mr. Hasnain was also appointed to serve on the Audit Committee and Compensation Committee of the Board, effective immediately.

In connection with his election to the Board, Mr. Hasnain will receive compensation consistent with our compensation arrangements for non-employee directors, including cash compensation in the amount of $15,000 per year, which accrues quarterly, plus $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended by telephone. We also pay the members, other than the chair, of each committee of the Board $1,000 per committee meeting, and the chair of each committee $2,000 per committee meeting. Mr. Hasnain was also granted an option to purchase 22,500 shares of our common stock under our 2004 Stock Plan at an exercise price equal to the fair market value of our common stock on the date of grant. In addition, non-employee directors, including Mr. Hasnain, who have been directors for at least six months, are entitled to receive subsequent annual stock option grants under our 2004 Stock Plan to purchase 11,250 shares of our common stock, or 22,500 shares for a non-employee director who also is the Chairman of the Board, on the date of each annual meeting of our stockholders. Mr. Hasnain’s initial option shall become exercisable as to one-third of the shares subject to the option on each anniversary of the date of grant, provided Mr. Hasnain remains a service provider on such dates. Each annual option grant becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant, provided the non-employee director remains a service provider on such date. Options granted to non-employee directors under the 2004 Stock Plan may be exercised prior to vesting, or early exercised, subject to our repurchase rights that expire over the vesting period. Under our 2004 Stock Plan, in the event of a “change in control,” the successor corporation may assume or substitute an equivalent award for each outstanding option. If there is no assumption or substitution of outstanding options, our 2004 Stock Plan administrator will provide notice to the recipient that he or she has the right to exercise the option as to all of the shares subject to the award, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The award will terminate upon the expiration of the 15-day period. Under our 2004 Stock Plan, in the event a non-employee director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options will fully vest and become immediately exercisable.

We also intend to enter into our standard form of indemnification agreement with Mr. Hasnain that will provide that we will indemnify, defend and hold harmless Mr. Hasnain, under the circumstances and to the extent provided for therein, from and against any and all judgments, fines, penalties, amounts paid in settlement and any other amounts reasonably incurred or suffered by Mr. Hasnain, including related expenses incurred by Mr. Hasnain, by reason of the fact that Mr. Hasnain is, was or at any time becomes one of our directors, officers, employees or agents.

Reconstitution of the Office of President

Effective February 27, 2008, John A. Scarlett, M.D. resigned from the office of President. Dr. Scarlett will remain our Chief Executive Officer and a member of our Board, and will continue to act as our principal executive officer. In connection with Dr. Scarlett’s resignation from the office of President, our Board of Directors appointed Richard A. King, age 43, as our President. Mr. King will also continue to occupy the office of Chief Operating Officer. Prior to his promotion to the office of President, Mr. King served as our Chief Operating Officer since February 2007. Prior to joining us in February 2007, Mr. King was a private investor.

From January 2002 to September 2006, Mr. King served as Executive Vice President, Commercial Operations of Kos Pharmaceuticals, Inc., where he was responsible for sales, marketing, managed care, sales operations and customer service functions. From January 2000 to January 2002, Mr. King served as Senior Vice President of Commercial Operations at Solvay Pharmaceuticals. From January 1992 to January 2000, Mr. King held various marketing positions at SmithKline Beecham Pharmaceuticals. Mr. King began his career in the pharmaceutical industry at Lederle Laboratories, Ltd. Mr. King received his B.S. degree in chemical engineering from the University of Surrey and his M.B.A. from Manchester Business School.

There were no amendments or modifications to our current compensatory arrangements with Mr. King, nor were there any new compensatory arrangements entered into with Mr. King, in connection with his promotion to the office of President. A description of Mr. King’s compensatory arrangements, including a description of the terms of the employment agreement we entered into with Mr. King in February 2007, is included in our Current Report on Form 8-K, filed with the SEC on March 2, 2007.

PART III

Certain information required by Part III is omitted from this Annual Report on Form 10-K because the registrant will file with the U.S. Securities and Exchange Commission a definitive proxy statement pursuant to Regulation 14A in connection with the solicitation of proxies for the Company’s Annual Meeting of Stockholders expected to be held in May 2008 (the “Proxy Statement”) not later than 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K, and certain information included therein is incorporated herein by reference.

Item 10.	Directors, Executive Officers and Corporate Governance.

The information required by this item with respect to directors and executive officers may be found under the caption “Executive Officers of the Registrant” in Part I, Item 1 of this Annual Report on Form 10-K, and in the section entitled “Proposal 1—Election of Directors” appearing in the Proxy Statement. Such information is incorporated herein by reference.

The information required by this Item with respect to our audit committee and audit committee financial expert may be found in the section entitled “Proposal 1—Election of Directors—Audit Committee” appearing in the Proxy Statement. Such information is incorporated herein by reference.

The information required by this Item with respect to compliance with Section 16(a) of the Securities Exchange Act of 1934 and our code of ethics may be found in the sections entitled “Section 16(a) Beneficial Ownership Reporting Compliance” and “Proposal 1—Election of Directors—Code of Business Conduct and Ethics,” respectively, appearing in the Proxy Statement. Such information is incorporated herein by reference.

Item 11.	Executive Compensation.

The information required by this Item with respect to director and executive officer compensation is incorporated herein by reference to the information from the Proxy Statement under the section entitled “Executive Compensation.”

The information required by this Item with respect to Compensation Committee interlocks and insider participation is incorporated herein by reference to the information from the Proxy Statement under the section entitled “Proposal 1—Election of Directors—Compensation Committee Interlocks and Insider Participation.”

The information required by this Item with respect to our Compensation Committee’s review and discussion of the Compensation Discussion and Analysis included in the Proxy Statement is incorporate herein by reference to the information from the Proxy Statement under the section entitled “Proposal 1—Election of Directors—Compensation Committee Report.”

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information required by this Item with respect to security ownership of certain beneficial owners and management is incorporated herein by reference to the information from the Proxy Statement under the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

The information required by this Item with respect to securities authorized for issuance under our equity compensation plans is incorporated herein by reference to the information from the Proxy Statement under the section entitled “Equity Compensation Plan Information.”

Item 13.	Certain Relationships and Related Transactions, and Director Independence.

The information required by this Item with respect to related party transactions is incorporated herein by reference to the information from the Proxy Statement under the section entitled “Certain Relationships and Related Transactions.”

The information required by this Item with respect to director independence is incorporated herein by reference to the information from the Proxy Statement under the section entitled “Proposal 1—Election of Directors—Independence of the Board of Directors.”

Item 14.	Principal Accounting Fees and Services.

The information required by this Item is incorporated herein by reference to the information from the Proxy Statement under the section entitled “Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm.”

PART IV

Item 15.	Exhibits, Financial Statement Schedules.

(a) Documents filed as part of this report

1.    Financial Statements

See Index to Financial Statements in Item 8 of this Annual Report on Form 10-K, which is incorporated herein by reference.

2.    Financial Statement Schedules

All financial statement schedules are omitted because the information is inapplicable or presented in the Notes to Financial Statements.

3.    The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation(1)

3.2	Amended and Restated Bylaws, as amended(2)

3.3	Certificate of Designation of Series A Junior Participating Preferred Stock(3)

3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation(3)

3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation(2)

4.1	Form of Specimen Stock Certificate(4)

4.2	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5

4.3	Warrant issued to Kingsbridge Capital Limited, dated October 14, 2005(5)

4.4	Warrant issued to Ipsen, S.A., dated October 13, 2006(4)

4.5A	First Senior Convertible Promissory Note issued to Ipsen, S.A., dated October 13, 2006(4)

4.5B	Second Senior Convertible Promissory Note issued to Ipsen, S.A., dated September 17, 2007(6)

4.5C	Third Senior Convertible Promissory Note issued to Ipsen, S.A., dated September 17, 2007(6)

4.6A	Rights Agreement, dated as of October 13, 206, between the Registrant and Computershare Trust Company, N.A., as Rights Agent(4)

4.6B	Form of Right Certificate(4)

10.1A	2002 Stock Plan, as amended(4)*

10.1B	Form of Stock Option Agreement under the 2002 Stock Plan(7)*

10.2A	2002 Executive Stock Plan, as amended(4)*

10.2B	Form of Stock Option Agreement under the 2002 Executive Stock Plan(7)*

10.3A	2004 Stock Plan(4)*

10.3B	Form of Stock Option Agreement under the 2004 Stock Plan(7)*

10.4A	2004 Employee Stock Purchase Plan(4)*

10.4B	Form of Subscription Agreement under the 2004 Employee Stock Purchase Plan(7)*

Exhibit Number	Description
10.5	Form of Indemnification Agreement(7)*

10.6A	Sublease Agreement dated June 24, 2002 between Elan Pharmaceuticals, Inc. and the Registrant(7)

10.6B	Sublease Agreement dated March 21, 2003 between Elan Pharmaceuticals, Inc. and the Registrant(7)

10.6C	Lease Agreement dated July 24, 2003 between Gateway Center, LLC and the Registrant(7)

10.6D	First Amendment to Lease Agreement dated September 24, 2003 between Gateway Center, LLC and the Registrant(7)

10.6E	Second Amendment to Lease Agreement dated June 28, 2004 between Gateway Center, LLC and the Registrant(8)

10.6F	Lease Agreement dated March 7, 2005 between 2000 Sierra Point, LLC and the Registrant(9)

10.6G	First Amended to Lease Agreement dated May 1, 2006 between Clarendon Hills Investors, LLC and the Registrant(10)

10.6H	Second Amendment to Lease Agreement dated January 4, 2007 between 2000 Sierra Point Parkway LLC and the Registrant(11)

10.6I	Third Amendment to Lease Agreement, dated July 6, 2007, between Sierra Point Parkway LLC and the Registrant(11)

10.7A	License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of April 15, 2002(7)†

10.7B	First Amendment to the License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of July 25, 2003(7)†

10.7C	International License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of July 25, 2003(7)†

10.7D	Second Amendment to the License and Collaboration Agreement, between Genentech, Inc. and the Registrant, dated as of November 25, 2003(12)

10.7E	Combination Product Development and Commercialization Agreement, dated as of July 6, 2007, between Genentech, Inc. and the Registrant.(11)†

10.7F	Letter Agreement, dated as of July 6, 2007, between Genentech, Inc. and the Registrant(11)

10.7G	Common Stock Purchase Agreement, dated as of July 6, 2007, between Genentech, Inc. and the Registrant(11)

10.8A	Manufacturing Services Agreement between the Registrant and Cambrex Bio Science Baltimore, Inc., dated as of December 20, 2002(7)†

10.8B	Amendment No. 1 to Manufacturing Services Agreement, dated as of November 10, 2006, by and between Cambrex Bio Science Baltimore, Inc. and Tercica.(13)†

10.8C	Addendum to Manufacturing Services Agreement, effective as of May 11, 2007, between the Registrant and Lonza Baltimore, Inc. (as successor in interest to Cambrex Bio Science Baltimore, Inc.)(11)†

10.8D	Agreement, dated as of May 14, 2007, between the Registrant and Lonza Hopkinton, Inc.(11) †

10.9A	Key Employment Agreement for John A. Scarlett, M.D. dated February 27, 2002(7)*

10.9B	Amendment to Key Employment Agreement for John A. Scarlett, M.D. dated May 15, 2002(7)*

Exhibit Number	Description
10.9C	Key Employment Agreement for Ross G. Clark dated May 15, 2002(7)*

10.9D	Intentionally omitted

10.9E	Intentionally omitted

10.9F	Intentionally omitted

10.9G	Employment Letter to Andrew Grethlein dated March 5, 2003(7)*

10.9H	Intentionally omitted

10.9I	Intentionally omitted

10.9J	Employment Letter to Susan Wong dated January 9, 2004(7)*

10.9K	Intentionally omitted

10.9L	Employment Letter to Stephen Rosenfield dated June 23, 2004(8)*

10.9M	Employment Letter to Thorsten von Stein dated December 3, 2004(14)*

10.9N	Amendment to Key Employment Agreement for John A. Scarlett, M.D. dated February 22, 2005(9)*

10.9O	Amendment to Key Employment Agreement for Ross G. Clark dated February 22, 2005(9)*

10.9P	Intentionally omitted

10.9Q	Intentionally omitted

10.9R	Amendment to Employment Letter for Stephen N. Rosenfield dated February 22, 2005(9)*

10.9S	2007 Executive Officer Cash Compensation Arrangements(15)

10.9T	Non-Employee Director Compensation Arrangements(16)

10.9U	Employment Letter to Christopher E. Rivera, dated March 31, 2005(17)*

10.9V	Intentionally omitted

10.9W	Tercica, Inc. Incentive Compensation Plan(18)

10.9X	Employment letter to Ajay Bansal, dated February 27, 2006(19)

10.9Y	Employment letter to Richard A. King, dated February 25, 2007(15)

10.9Z	Amendment to Employment Letter for Richard A. King, dated August 1, 2007(11)

10.10	Second Amended and Restated Investors’ Rights Agreement dated July 30, 2007(11)

10.11A	Intentionally omitted

10.11B	Consent, Waiver and Amendment, dated as of October 13, 2006(20)

10.12A	Intentionally omitted

10.12B	Common Stock Purchase Agreement, dated January 21, 2005, between Venture Lending & Leasing IV, LLC and the Registrant(14)

10.13A	Common Stock Purchase Agreement, by and between Kingsbridge Capital Limited and the Registrant, dated October 14, 2005(5)

10.13B	Registration Rights Agreement, by and between Kingsbridge Capital Limited and the Registrant, dated October 14, 2005(5)

Exhibit Number	Description
10.14A	Stock Purchase and Master Transaction Agreement, by and between the Registrant and Ipsen, S.A., dated July 18, 2006(21)

10.14B	Affiliation Agreement, by and between the Registrant, Suraypharm and Ipsen, S.A., dated October 13, 2006

10.14C	Increlex® License and Collaboration Agreement, by and between the Registrant and Beaufour Ipsen Pharma, dated October 13, 2006(20)††

10.14D	Somatuline® License and Collaboration Agreement, by and between the Registrant, SCRAS and Beaufour Ipsen Pharma, dated October 13, 2006(20)††

10.14E	Common Stock Purchase Agreement, dated as of July 9, 2007, between the Registrant, Suraypharm and Ipsen, S.A.(11)

10.14F	Amendment No. 1 to Registration Rights Agreement, dated as of July 30, 2007, between the Registrant, Suraypharm and Ipsen, S.A.(11)

10.14G	Registration Rights Agreement, by and between the Registrant, Suraypharm and Ipsen, S.A., dated October 13, 2006

10.15	Settlement, License and Development Agreement, dated as of March 5, 2007, by and between the Registrant, Insmed Incorporated, Insmed Therapeutic Proteins, Inc., Celtrix Pharmaceuticals, Inc., and Genentech, Inc.(15)††

10.16	Development and Supply Agreement, dated as of November 14, 2006, between Hospira Worldwide, Inc. and the Registrant(22)†

23.1	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature pages hereto)

31.1	Certification of Chief Executive Officer of Tercica, Inc., as required by Rule 13a-14(a) or Rule 15d-14(a).

31.2	Certification of Chief Financial Officer of Tercica, Inc., as required by Rule 13a-14(a) or Rule 15d-14(a).

32.1	Certification by the Chief Executive Officer, as required by Rule 13a-14(b) or Rule 15d-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350).

32.2	Certification by the Chief Financial Officer, as required by Rule 13a-14(b) or Rule 15d-14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350).

*	Management contract or compensation plan or arrangement.
†	Confidential treatment has been granted with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. Omitted portions have been filed separately with the SEC.
††	Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. Omitted portions have been filed separately with the SEC.
(1)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on May 13, 2004.
(2)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on May 25, 2007.
(3)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on October 18, 2006.

(4)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on November 3, 2006.
(5)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on November 4, 2005.
(6)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on September 18, 2007.
(7)	Incorporated by reference to the similarly described exhibit included with the Registrant’s registration statement on Form S-1 (File No. 333-108729) and amendments thereto, declared effective on March 16, 2004.
(8)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on August 16, 2004.
(9)	Incorporated by reference to the similarly described exhibit included with the Registrant’s annual report on Form 10-K (File No. 000-50461) filed on March 24, 2005.
(10)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on August 9, 2006.
(11)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on August 2, 2007.
(12)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on August 4, 2005.
(13)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on May 17, 2007.
(14)	Incorporated by reference to the similarly described exhibit included with the Registrant’s registration statement on Form S-1 (File No. 333-122224) and amendments thereto, declared effective on February 7, 2005.
(15)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on May 4, 2007.
(16)	Incorporated by reference to the information under the heading “Executive Compensation—Compensation of Directors” in the Registrant’s definitive proxy statement filed pursuant to Regulation 14A (File No. 000-50461) on April 18, 2007.
(17)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on May 16, 2005.
(18)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on February 28, 2006.
(19)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on May 10, 2006.
(20)	Incorporated by reference to the similarly described exhibit included with the Registrant’s annual report on Form 10-K (File No. 000-50461) filed on March 9, 2007.
(21)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on July 24, 2006.
(22)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on November 1, 2007.

SIGNATURES

Pursuant to Section 13 or 15(d) of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERCICA, INC.

By:	/s/ JOHN A. SCARLETT, M.D.
John A. Scarlett, M.D. Chief Executive Officer and Director

Dated: February 28, 2008

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Scarlett, M.D. and Ajay Bansal, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him, and in his name in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the Registrant in the capacities indicated on February 28, 2008:

Signature	Title

/S/ JOHN A. SCARLETT, M.D. John A. Scarlett, M.D.	Chief Executive Officer and Director (Principal Executive Officer)

/S/ AJAY BANSAL Ajay Bansal	Chief Financial Officer (Principal Financial Officer)

/S/ SUSAN WONG Susan Wong	Chief Accounting Officer (Principal Accounting Officer)

/S/ ALEXANDER BARKAS, PH.D. Alexander Barkas, Ph.D.	Director

/S/ ROSS G. CLARK, PH.D. Ross G. Clark, Ph.D.	Director

/S/ KARIN EASTHAM Karin Eastham	Director

/S/ FAHEEM HASNAIN Faheem Hasnain	Director

Signature	Title

/S/ MARK LESCHLY Mark Leschly	Director

/S/ DAVID L. MAHONEY David L. Mahoney	Director

/S/ CHRISTOPHE JEAN Christophe Jean	Director

Annex E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	Quarterly report pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

For the quarterly period ended March 31, 2008

OR

☐	Transition report pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Commission File Number 000-50461

TERCICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0042539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2000 Sierra Point Parkway, Suite 400

Brisbane, San Francisco, CA 94005

(650) 624-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

As of April 30, 2008, there were 51,583,550 shares of the Registrant’s Common Stock outstanding.

TERCICA, INC.

FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2008

PART I – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

TERCICA, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$65,919	$72,353
Short-term investments	29,006	41,132
Accounts receivable, net – (including amounts from related parties: 2008-$223; 2007-$165)	1,910	1,607
Inventories	18,762	13,891
Prepaid expenses and other current assets	2,569	2,117

Total current assets	118,166	131,100
Property and equipment, net	2,604	3,023
Intangible assets	40,969	41,672
Restricted cash	540	440
Other assets	418	448

Total assets	$162,697	$176,683

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable – (including amounts due to related parties: 2008 - $553; 2007 - none)	$2,312	$2,366
Accrued expenses – (including amounts due to related parties: 2008 $146; 2007 - none)	14,132	11,539
Other current liabilities	322	310
Deferred revenue, less long-term portion	1,062	881

Total current liabilities	17,828	15,096
Long-term convertible notes, net (refer to Note 5)	85,968	86,691
Deferred rent	979	1,062
Deferred revenue, long-term portion	10,481	10,675

Total liabilities	115,256	113,524
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	52	52
Additional paid-in capital	354,015	352,278
Accumulated other comprehensive income	48	33
Accumulated deficit	(306,674)	(289,204)

Total stockholders’ equity	47,441	63,159

Total liabilities and stockholders’ equity	$162,697	$176,683

See accompanying notes.

TERCICA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2008	2007
Net revenues
Net product sales (including amounts from related parties: 2008 - $310; 2007 - none)	$4,348	$1,091
License revenue	194	194
Royalty revenue (including amounts from related parties: 2008 - $60; 2007 - none)	65	—

Total net revenues	4,607	1,285

Costs and expenses:
Cost of sales*	3,141	501
Manufacturing start-up costs*	1,544	98
Research and development*	6,109	4,912
Selling, general and administrative*	12,375	9,551
Amortization of intangibles	702	—

Total costs and expenses	23,871	15,062

Loss from operations	(19,264)	(13,777)
Interest expense	(1,265)	(188)
Other income (expense)	1,957	—
Interest and other income, net	1,107	1,571

Loss before income taxes	(17,465)	(12,394)
Provision for income taxes	5	—

Net loss	(17,470)	(12,394)

Basic and diluted net loss per share	$(0.34)	$(0.25)

Shares used to compute basic and diluted net loss per share	51,570	50,145

* Includes stock-based compensation expense as follows:

Cost of sales	$35	$—
Manufacturing start-up costs	29	—
Research and development	357	525
Selling, general and administrative	1,049	976

Total	$1,470	$1,501

See accompanying notes.

TERCICA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net cash used in operating activities	$(18,981)	$(15,012)

Cash flows from investing activities:
Purchases of property and equipment	(52)	(188)
Proceeds received from sale of equipment	11	—
Purchases of available-for-sale securities	(15,690)	(33,490)
Proceeds from sales and maturities of available-for-sale securities	28,069	39,943

Net cash provided by investing activities	12,338	6,265

Cash flows from financing activities:
Net proceeds from issuance of common stock	209	—

Net cash provided by financing activities	209	—

Net decrease in cash and cash equivalents	(6,434)	(8,747)
Cash and cash equivalents, beginning of period	72,353	40,339

Cash and cash equivalents, end of period	$65,919	$31,592

See accompanying notes.

TERCICA, INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. Company and Basis of Presentation

Company

Tercica, Inc. (the “Company”) is a biopharmaceutical company developing and marketing a portfolio of endocrine products. The Company currently has the following products and product candidates in its commercialization and development portfolio:

•	Increlex®, which is approved for marketing in both the United States and the European Union;

•	Somatuline® Depot, which is approved for marketing in both the United States and Canada; and

•

Two product candidates containing different combinations of Genentech Inc.’s recombinant human growth hormone (“rhGH”) (Nutropin AQ®), and recombinant human insulin-like growth factor-1 (“rhIGF-1”) (i.e., Increlex®). One product candidate is for the treatment of short stature associated with low insulin-like growth factor-1 (“IGF-1”) levels and the other product candidate is for the treatment of adult growth hormone deficiency (“AGHD”). In January 2008, the Company initiated dosing patients with Nutropin AQ® and Increlex® in a Phase II study for the treatment of short stature associated with low IGF-1 levels.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. generally accepted accounting principles (“GAAP”) can be condensed or omitted. In the opinion of management, the financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the Company’s financial position and operating results. The condensed balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

The results of the Company’s operations can vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year or any future periods. The information included in this quarterly report on Form 10-Q should be read in conjunction with the audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008.

The preparation of financial statements in conformity with GAAP for interim financial reporting requires management to make estimates and assumptions that affect the amounts reported in the condensed financial statements and accompanying notes. Actual results could differ from those estimates.

2. Significant Accounting Policies

During 2008, the Company applied the new accounting standard Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), related to the fair value measurements of the Company’s assets and liabilities as described more fully below. There have been no significant changes in the Company’s significant accounting policies during the three months ended March 31, 2008 as compared to the significant accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out basis. The valuation of inventory requires the Company to estimate obsolete or excess inventory based on analysis of future demand for the Company’s products. Due to the nature of the Company’s business and our target markets, we believe levels of inventory in the distribution channel is not significant, and changes in demand due to price changes from competitors and the introduction of new products are not significant factors when estimating the Company’s excess or obsolete inventory for Increlex® but can be significant factors in estimating excess or obsolete inventories for Somatuline® Depot. If inventory costs exceed expected market value due to obsolescence or lack of demand, inventory write-downs may be recorded as deemed necessary by management for the difference between the cost and the market value in the period that impairment is first recognized. Inventories may include products manufactured at facilities awaiting regulatory approval and are capitalized based on management’s judgment of probable near term regulatory approval. In addition, inventories include employee stock-based compensation expenses capitalized under SFAS No. 123R.

In general, the process for evaluating whether there exists excess or obsolete inventory is not a complex process and does not require significant management judgment. The factors considered in evaluating whether there exists excess or obsolete inventory are:

•	the Company’s forecast of future demand, which is updated on a quarterly basis;

•	the expiration date for each lot manufactured; and

•	any noncancelable open purchase orders associated with our commercial supply agreements.

In May 2007, the Company began to transfer its manufacturing process to new facilities and as such, there will be a period of time where the Company will need to cease production of Increlex® until the new manufacturing facilities are fully validated, approved by the Food & Drug Administration (“FDA”) and operational. The Company is increasing its inventory levels in an effort to ensure that the Company has adequate supplies to meet future demand and therefore the Company’s long-term Increlex® sales forecast will become more critical in management’s evaluation of excess Increlex® inventories over the next few quarters. Once the transfer of manufacturing facilities is complete, the Company will have more flexibility in the manufacturing schedule to ensure inventory supply is in line with a shorter forward demand forecast for Increlex®. As of March 31, 2008, we had total inventories of $18.8 million. The total inventory of $18.8 million at March 31, 2008 included work-in-process inventory of $5.5 million, at our new fill and finish manufacturing agent that will be available to us as finished goods only upon a successful approval of manufacturing process transfer by the FDA. The FDA requires that when technical processes are transferred to a new manufacturer, a certain number of conformance lots must be produced using the new manufacturers facilities and evaluated for process consistency.

Revenue Recognition

The Company recognizes revenue from the sale of its products and license and collaboration agreements pursuant to SAB No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue 00-21 Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). Multiple element agreements entered into are evaluated under the provision of EITF 00-21. The Company evaluates whether there is stand-alone value for the delivered elements and objective and reliable evidence of fair value to allocate revenue to each element in multiple element agreements. When the delivered element does not have stand-alone value or there is insufficient evidence of fair value for the undelivered element(s), the Company recognizes the consideration for the combined unit of accounting in the same manner as the revenue is recognized for the final deliverable, which is generally ratably over the longest period of involvement.

Product revenues. The Company recognizes revenue from product sales when there is persuasive evidence that an arrangement exists, title passes, the price is fixed or determinable and collectibility is reasonably assured. The Company records provisions for discounts to customers and rebates to government agencies and international distributors, which are based on contractual terms and regulatory requirements. The Company’s product returns policy only allows for the return of product damaged in transit, product shipped in error by the Company, or discontinued, withdrawn or recalled merchandise. To date, product returns have been de minimis and based on the Company’s historical experience as well as the specialized nature of the Company’s products, the Company historically has not provided a reserve for product returns. The Company will continue to monitor returns in the future and will reassess the need to estimate a product returns reserve if the returns experience increases.

License revenues. License revenue generally includes upfront and continuing licensing fees and milestone payments. Nonrefundable upfront fees that require the Company’s continuing involvement in the manufacturing or other commercialization efforts by the Company are recognized as revenue ratably over the contractual term. Fees associated with substantive milestones, which are contingent upon future events for which there is reasonable uncertainty as to their achievement at the time the agreement was entered into, are recognized as revenue when these milestones, as defined in each contract, are achieved.

Royalty revenues. The Company recognizes royalty revenues from sales of Increlex® in Ipsen’s territory on a sliding scale from 15% to 25% of net sales. Royalties are recognized as earned in accordance with the contract terms when royalties from Ipsen can be reasonably estimated and collectibility is reasonably assured.

Manufacturing Start-up Costs

Manufacturing start-up costs are comprised primarily of third-party costs related to the establishment of alternative manufacturers for the Company’s drug substance rhIGF-1 and drug product Increlex® and absorption of personnel costs supporting these activities. These expenses include costs associated with the Company’s contract manufacturers, pre-approval product manufacturing, process transfer, validation and qualification activities, and compliance-related support, pre-regulatory approval preparations for current good manufacturing practices (“cGMP”) and FDA approval.

Valuation of Derivative Instruments

The Company issued a convertible note denominated in Euros in September 2007 and valued certain features embedded therein as a derivative liability. The terms of the note provide that the holder may convert the note into shares of the Company’s common stock based upon a fixed Euro amount per share. Because the conversion option is not fixed in the Company’s functional currency (the U.S. dollar), the conversion option is not considered indexed to the Company’s common stock. Therefore, under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), the Company accounts for the conversion option as an embedded derivative that is bifurcated and measured separately from the convertible note (the host instrument). The note is denominated in Euros and the liability must be remeasured into U.S. dollars each quarter end based upon the then current Euro-U.S. dollar exchange ratio. Remeasurement of the liability is recorded as foreign currency gains or losses in other income and expense in the accompanying condensed statements of operations. The Company estimates the fair value of its derivative liabilities each quarter-end using the Black-Scholes-Merton valuation model. This model is complex and requires significant judgments in the estimation of fair values based on various factors, including the Company’s current stock price and stock price volatility, the volatility of the Euro against the U.S. dollar, and other assumptions. Changes in the fair value of the embedded conversion option are recorded as non-cash gains and losses within other income (expense) in the Company’s condensed statements of operations with offsetting amounts classified on the condensed balance sheet in the convertible note host debt instrument. Changes in the fair value of the embedded conversion option can have a material impact on the Company’s financial statements. Upon conversion of the note into the Company’s common stock in accordance with its terms or payment or expiration of the convertible note, the host debt instrument, including the fair value of the embedded conversion option, will be reclassified into common stock and additional paid in capital at then current estimated fair values. The timing of any such conversion is outside of the Company’s control.

The embedded derivative liability does not qualify for hedge accounting under SFAS No. 133 and therefore, subsequent changes in fair value are recorded as non-cash valuation adjustments within other income (expense) in the condensed statements of operations.

Recent Accounting Pronouncements

On January 1, 2008, the Company adopted SFAS No. 157. SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 applies both to items recognized and reported at fair value in the financial statements and to items disclosed at fair value in the notes to the financial statements. SFAS No. 157 does not change existing accounting rules governing what can or must be recognized and reported at fair value and clarifies that fair value is defined as the price received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Additionally, SFAS No. 157 does not eliminate practicability exceptions that exist in accounting pronouncements amended by SFAS No. 157 when measuring fair value. As a result, the Company is not required to recognize any new assets or liabilities at fair value. SFAS No. 157 also establishes a framework for measuring fair value. Fair value is generally determined based on quoted market prices in active markets for identical assets or liabilities. If quoted market prices are not available, SFAS No. 157 provides guidance on alternative valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs. See Note 9 – “Fair Value of Financial Instruments” in the notes to these condensed financial statements.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. SFAS No. 159 was effective in the first quarter of fiscal 2008. The Company did not elect to apply the fair value option to any of our financial instruments.

In December 2007, the SEC issued SAB No. 110 (“SAB 110”). SAB 110 expresses the views of the Staff regarding the use of the simplified method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with SFAS No. 123R. SAB 110 allows public companies that do no have historically sufficient experience to provide a reasonable estimate to continue use of the simplified method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. The Company currently uses the simplified method to estimate the expected term for share option grants as it does not have enough historical experience to provide a reasonable estimate. The Company will continue to use the simplified method until it has enough historical experience to provide a reasonable estimate of expected term in accordance with SAB 110. SAB 110 was effective for the Company on January 1, 2008.

In December 2007, the EITF ratified the consensus on EITF Issue No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-1”). EITF 07-1 concludes that transactions with third parties (that is, revenue generated and costs incurred by participants from transactions with parties outside of the collaborative arrangement) should be reported gross or net on the appropriate line item in each participant’s respective financial statements pursuant to the guidance of EITF 99-19. EITF 07-1 is effective for fiscal years beginning after December 15, 2008, and requires retrospective application if practicable. The Company expects that the adoption of EITF 07-1 will not have an impact on its financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”), an amendment of SFAS No. 133. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, with earlier adoption allowed. The Company has not completed the process of evaluating the impact on its financial position or results of operations that will result from adopting SFAS No. 161.

In June 2007, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF No. 07-3”). EITF No. 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF No. 07-3 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The adoption of EITF No. 07-3 did not have any impact on the Company’s financial position or results of operations.

3. Balance Sheet Details

	March 31, 2008	December 31, 2007
	(in thousands)
Accounts receivable, net:
Receivables	$1,972	$1,651
Less: allowance for discounts	(62)	(44)

	$1,910	$1,607

Inventories:
Raw materials	$1,946	$2,453
Work-in-process	12,774	8,662
Finished goods	4,042	2,776

	$18,762	$13,891

Property and equipment, net:
Office equipment	$379	$373
Furniture and fixtures	682	674
Computer equipment and software	2,909	2,919
Manufacturing equipment	1,305	1,305
Leasehold improvements	1,524	1,527
Construction in progress	39	—

	6,838	6,798
Less: accumulated depreciation and amortization	(4,234)	(3,775)

	$2,604	$3,023

Accrued expenses:
Accrued compensation and related liabilities	$2,436	$4,885
Accrued professional fees	858	1,259
Accrued contract manufacturing expenses	8,127	3,704
Clinical trial costs	372	248
Other accrued liabilities	2,339	1,443

	$14,132	$11,539

4. Comprehensive Loss

Comprehensive loss is comprised of net loss and unrealized gains/losses on available-for-sale securities in accordance with SFAS No. 130, Reporting Comprehensive Income. The following table presents the calculation of comprehensive loss, net of tax:

	Three months ended March 31,
	2008	2007
	(in thousands)
Net loss, as reported	$(17,470)	$(12,394)
Change in unrealized gains (losses) on marketable securities, net of taxes	15	(1)

Comprehensive loss	$(17,455)	$(12,395)

5. Long-Term Debt

In October 2006, the Company issued to Ipsen a convertible note in the principal amount of $25,037,000 (the “First Convertible Note”). The First Convertible Note accrues interest at a rate of 2.5% per year, compounded quarterly, and is convertible into the Company’s common stock at an initial conversion price of $7.41 per share, subject to adjustment, which represents 3,504,530 shares at March 31, 2008.

In September 2007, the Company issued to Ipsen two convertible notes in the principal amounts of €30,000,000, or $41,640,000 on the date of issuance (the “Second Convertible Note”), and $15,000,000 (the “Third Convertible Note”). The Second and Third Convertible Notes each accrue interest at a rate of 2.5% per year, compounded quarterly, and are convertible into the Company’s common stock at an initial conversion price of €5.92 per share for the Second Convertible Note and $7.41 per share for the Third Convertible Note, subject to adjustment, which represents 5,135,854 and 2,051,569 shares, respectively, at March 31, 2008.

The conversion price of all the Convertible Notes is subject to certain weighted-average price-based antidilution adjustments, which, if triggered, would result in an increase of the number of shares of common stock issuable upon conversion of the Convertible Notes. The entire principal balance and accrued interest under all the Convertible Notes is due and payable on the later to occur of October 13, 2011 or the second anniversary of the date on which Ipsen (or subsequent holders of the Convertible Notes) notifies the Company that it will not convert the Convertible Notes in full. Notwithstanding the foregoing, Ipsen (or the subsequent holders of the Convertible Notes) is entitled to declare all amounts outstanding under the Convertible Notes immediately due and payable: (i) if an event of default occurs (as set forth in the Convertible Notes); (ii) for so long as Ipsen’s approval rights as set forth in the affiliation agreement the Company entered into pursuant to its collaboration with Ipsen remain in effect, if any other person or group acquires beneficial ownership of greater than 9.9% of the Company’s common stock (or if such person or group that already has beneficial ownership of greater than 9.9% of the Company’s common stock increases its beneficial ownership); or (iii) in the event that the Ipsen’s approval rights as set forth in the affiliation agreement cease to remain effective, if any other person or group acquires beneficial ownership of greater than 50% of the Company’s common stock.

Because the Second Convertible Note has a conversion price stated in a foreign currency, the conversion feature constitutes a derivative liability. The Company initially valued the derivative liability associated with the Second Convertible Note at €9,220,000 or $12,797,000 on the date of issuance, September 17, 2007. This amount was accounted for as a reduction in the initial carrying value of the Second Convertible Note and separately accounted for as a derivative liability. This discount to the Second Convertible Note, as a result of this bifurcation, is being accreted over four years using the effective interest method. The carrying value, which approximates the fair value, on September 17, 2007 of the Second Convertible Note was €20,780,000, or approximately $28,843,000, which is net of the discount plus accretion and accrued interest. At March 31, 2008 the carrying value was €22,173,000, or $35,033,000 which approximates fair value.

The Convertible Notes including accrued interest, consisted of the following (in thousands):

	March 31, 2008	December 31,2007
Convertible notes	$76,203	$72,610
Embedded derivative liability	9,765	14,081

Total	$85,968	$86,691

As of March 31, 2008, the Company accrued $932,000 of cumulative interest expense on the First Convertible Note, of which $161,000 was recorded as interest expense in the three months ended March 31, 2008. If not earlier converted or repaid, the amount payable under the First Convertible Note on October 13, 2011 would be $28,362,000, including cumulative interest of $3,325,000.

As of March 31, 2008, the Company recorded valuation adjustment expense of $4,316,000 representing a decrease in value of the derivative liability associated with the Second Convertible Note. This amount was recorded to other income in the condensed statements of operations. The Company accrued $616,000 of cumulative interest expense on the Second Convertible Note, of which $282,000 was recorded as interest expense in the three months ended March 31, 2008. The Company accrued $1,562,000 of cumulative non-cash accretion charges, of which $697,000 was recorded as amortization expense for the three months ended March 31, 2008. If not earlier converted or repaid, the amount payable under the Second Convertible Note on October 13, 2011 would be €33,206,000, including cumulative interest of €3,206,000.

As of March 31, 2008, the Company accrued $202,000 of cumulative interest expense on the Third Convertible Note, of which $94,000 was recorded as interest expense in the three months ended March 31, 2008. If not earlier converted or repaid, the amount payable under the Third Convertible Note on October 13, 2011 would be $16,603,000, including cumulative interest of $1,603,000.

Valuation of Second Convertible Note and Related Derivative

The derivative related to the Second Convertible Note has been valued using the Black-Scholes-Merton valuation model. The Company completed the valuation of the conversion option in connection with issuance of the Second Convertible Note. The valuations are based on the information pertinent as of the respective valuation dates.

The inputs for valuation analysis include the market value of the Company’s common stock, exercise price of the conversion option, volatility of the Company’s common stock, the expected life and the risk-free interest rate.

The key inputs for the valuation analysis were as follows:

	March 31, 2008	December 31, 2007
Market value of Company’s common stock(1)	€3.63	€4.60
Volatility	62.7%	60.3%
Risk free interest rate	2.1%	3.3%
Exercise price of the conversion option	€5.92	€5.92
Expected life	3.5 years	3.8 years

(1)	Represents the Euro equivalent of the Company’s U.S. dollar common stock price.

6. Stockholders’ Equity

Ipsen Warrant

Concurrently with the issuance of the First Convertible Note, the Company issued a warrant to Ipsen, which is exercisable for such number of shares of the Company’s common stock equal to the greater of (i) 4,948,795 shares of the Company’s common stock (the “Baseline Amount”) or (ii) the Baseline Amount plus a variable amount of shares of the Company’s common stock, which variable amount will fluctuate throughout the term of the warrant. The number of shares of the Company’s common stock issuable upon exercise of the warrant as of October 13, 2006, the date of issue, was 5,026,712, with a fair value of $13,622,000, estimated using the Black-Scholes-Merton valuation model, which was recorded to additional paid-in capital. The number of shares of the Company’s common stock issuable upon exercise of the warrant as of March 31, 2008 was 4,948,795. The exercise term of the warrant is five years beginning on October 13, 2006, and the warrant is exercisable, in full or in part, at an initial exercise price of $7.41 per share, subject to adjustment, including certain weighted-average price-based antidilution adjustments.

7. Stock-Based Compensation

Stock-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as expense over the remaining requisite service period. Total stock-based compensation expense of $1,470,000 and $1,501,000 was recorded during the three months ended March 31, 2008 and 2007, respectively.

Stock Options

The fair value of each option grant is estimated at the grant date using the Black-Scholes-Merton valuation model with the following weighted-average assumptions:

	Three months ended March 31,
	2008	2007
Expected volatility	62.3%	63.4%
Expected term (years)	6.2	6.3
Risk-free interest rate	3.0%	4.6%
Dividend yield	—	—

The Company’s computation of expected volatility for the three months ended March 31, 2008 and 2007 is based on an average of the historical volatility of the Company’s stock and the historical volatility of a peer-group of similar companies. The Company’s computation of expected term in the three months ended March 31, 2008 and 2007 utilizes the simplified method in accordance with SAB 107, as modified by SAB 110. The risk-free interest rate for periods within the contractual life of the option is based on treasury constant maturities rates in effect at the time of grant. The Company recognizes stock-based compensation expense for the fair values of these awards on a straight-line basis over the requisite service period of each of these awards.

As of March 31, 2008, unrecognized stock-based compensation expense related to stock options of $13,058,000 was expected to be recognized over a weighted-average period of 2.7 years.

Restricted Stock Units

In February 2008, the Board of Directors of the Company amended the terms of the Company’s 2004 Stock Plan (the “Plan”) to provide for the award of restricted stock units (“RSUs”). In March 2008, under the Plan, the Company granted RSUs to eligible employees, including executives. Each RSU represents a right to receive one share of the Company’s common stock (subject to adjustment for certain specified changes in the capital structure of the Company) upon the completion of a specific period of continued service. The Company also provides eligible grantees with the opportunity to defer the delivery of shares.

The Company values the RSUs at the market price of the Company’s common stock on the date of grant. The Company recognizes non-cash compensation expense for the fair values of these RSUs on a straight-line basis over the requisite service period of these awards, which is generally four years.

A summary of RSU activity is as follows:

	Shares	Weighted-Average Grant Date Fair Value
	(In thousands)
Nonvested at December 31, 2007	—	—
Granted	203	6.13
Vested	—	—
Forfeited	(3)	—

Nonvested at March 31, 2008	200	$6.13

The weighted-average grant date fair value of RSUs granted during the three months ended March 31, 2008 was $6.13. As of March 31, 2008, unrecognized stock-based compensation expense related to non-vested RSUs of $1,222,000 was expected to be recognized over a weighted-average period of four years. Stock-based compensation expense related to RSUs was approximately $5,100 for the three months ended March 31, 2008.

8. Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method for warrants and options and the as-if converted method for the Convertible Notes the Company issued to Ipsen. For purposes of this calculation, common stock subject to repurchase by the Company, preferred stock, options, restricted stock units and warrants are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

	Three months ended March 31,
	2008	2007
	(In thousands, except per share data)
Numerator:
Net loss	$(17,470)	$(12,394)

Denominator:
Weighted-average common shares outstanding used to compute basic loss per share	51,570	50,145

Denominator for basic and diluted net loss per share	51,570	50,145

Basic and diluted net loss per share	$(0.34)	$(0.25)

	Three months ended March 31,
	2008	2007
	(In thousands)
Outstanding dilutive securities not included in diluted net loss per share
Options to purchase common stock and restricted stock units	6,591	5,209
Convertible note	10,692	3,418
Warrants	5,209	5,247

	22,492	13,847

9. Fair Value of Financial Instruments

Financial instruments and derivative liabilities are presented at fair value. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity.

Beginning January 1, 2008, assets and liabilities recorded at fair value in the condensed balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical level – defined by SFAS No. 157 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities – are as follows:

•	Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Fair valued assets that are generally included in this category are cash equivalents comprised of money market funds, and restricted cash.

•

Level 2 - Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Fair valued assets and liabilities that are generally included in this category are corporate bonds, commercial paper, federal agency bonds, asset-backed securities and embedded derivative liabilities.

•

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company currently does not have any fair valued assets or liabilities classified as Level 3.

Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are categorized in the tables below based upon the lowest level of significant input to the valuations as of March 31, 2008 (in thousands):

	Fair value	Fair value measurements using
	March 31, 2008	Level 1	Level 2	Level 3
Assets
Cash equivalents	$59,518	$50,193	$9,325	$—
Short-term investments	29,006	—	29,006	—
Restricted cash	540	540	—	—
Total assets	$89,064	$50,733	$38,331	$—
Liabilities
Total liabilities – Embedded derivative	$9,765	$—	$9,765	$—

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Tercica, Inc.

We have reviewed the condensed balance sheet of Tercica, Inc. as of March 31, 2008, and the related condensed statements of operations for the three-month periods ended March 31, 2008 and 2007, and the condensed statements of cash flows for the three-month periods ended March 31, 2008 and 2007. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Tercica, Inc. as of December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended not presented herein and in our report dated February 27, 2008, we expressed an unqualified opinion on those financial statements and included explanatory paragraphs for the Company’s change in its method of accounting for stock-based compensation in accordance with guidance provided in Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2007, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ ERNST & YOUNG LLP

Palo Alto, California

May 8, 2008

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statement of the plans and objectives of management for future operations, any statements concerning proposed new products or licensing or collaborative arrangements, any statements regarding product development, clinical trial timelines, commercialization and/or regulatory approvals, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the Risk Factors set forth under Part II, Item 1A below, and for the reasons described elsewhere in this report. All forward-looking statements and reasons why results may differ included in this report are made as of the date hereof, and we assume no obligation to update these forward-looking statements or reasons why actual results might differ.

Overview

We are a biopharmaceutical company developing and marketing a portfolio of endocrine products. We currently have the following products and product candidates in our commercialization and development portfolio:

•	Increlex®, which is approved for marketing in both the United States and the European Union;

•	Somatuline® Depot, which is approved for marketing in both the United States and Canada; and

•

Two product candidates containing different combinations of Genentech Inc’s recombinant human growth hormone, or rhGH (Nutropin AQ®), and recombinant human insulin-like growth factor-1, or rhIGF-1 (i.e., Increlex®). One product candidate is for the treatment of short stature associated with low insulin-like growth factor-1, or IGF-1, levels and the other product candidate is for the treatment of adult growth hormone deficiency, or AGHD. In January 2008, we initiated dosing patients with Nutropin AQ® and Increlex® in a Phase II study for the treatment of short stature associated with low IGF-1 levels.

Increlex® . We market Increlex® as a long-term replacement therapy for the treatment of short stature in children with severe primary insulin-like growth factor-1 deficiency, or severe Primary IGFD, and for children with growth hormone gene deletion who have developed neutralizing antibodies to growth hormone. We commenced marketing Increlex® in the United States in January 2006. We are currently conducting a Phase IIIb clinical trial for the use of Increlex® for the treatment of short stature in children with Primary IGFD, a less severe and more prevalent form of insulin-like growth factor-1 deficiency, or IGFD. Patient enrollment for this trial was completed in July 2007, and we expect to present data from this trial at a medical conference in the fourth quarter of 2008.

In August 2007, the European Commission granted marketing authorization for Increlex® in the European Union for the long-term treatment of growth failure in children and adolescents with severe Primary IGFD. Pursuant to our worldwide strategic collaboration with Ipsen that was completed in October 2006, we granted to Ipsen and its affiliates the exclusive right under our patents and know-how to develop and commercialize Increlex® in all countries of the world except the United States, Japan, Canada, and for a certain period of time,

Taiwan and certain countries of the Middle East and North Africa for all indications, other than treatment of central nervous system and diabetes indications. In 2007, Ipsen launched Increlex® in Austria, Germany, Great Britain, Greece, Hungary, Spain and the Czech Republic, and expects to launch Increlex® in additional European countries during 2008.

Increlex® generated net product revenues of $3.4 million in the three-month period ended March 31, 2008.

Somatuline® Depot. Pursuant to our worldwide strategic collaboration with Ipsen, we have the exclusive right under Ipsen’s patents and know-how to develop and commercialize Somatuline® Depot in the United States and in Canada for all indications other than opthalmic indications. In territories outside the United States, including Canada, the product is known as Somatuline® Autogel®. On August 30, 2007, Ipsen received notice of approval from the Food & Drug Administration (“FDA”) for marketing Somatuline® Depot in the United States for the long-term treatment of acromegaly in patients who have had an inadequate response to surgery and/or radiotherapy, or for whom surgery and/or radiotherapy is not an option. Acromegaly is a hormonal disorder that results when a tumor in the pituitary gland produces excess growth hormone, resulting in overproduction of IGF-1. In July 2006, Somatuline® Autogel® was approved for marketing by Health Canada for the same indication. Somatuline® Autogel® has received provincial formulary listings for reimbursement approval in the provinces of Quebec, Nova Scotia, Newfoundland and Labrador, New Brunswick, Saskatchewan, and for Alberta Blue Cross and we are awaiting reimbursement approval in the province of Ontario. At present, we have contracted sales and marketing operations in Canada to a third party. We launched Somatuline® Depot in November 2007 in the United States.

Somatuline® Depot generated net product revenues of $1.0 million in the three-month period ended March 31, 2008.

Growth hormone/IGF-1 Combination Product Candidates. In July 2007, we entered into a combination product development and commercialization agreement with Genentech that governs the development, manufacture and worldwide commercialization of two product candidates containing Nutropin AQ®, Genentech’s rhGH, and Increlex®, for the treatment of all indications except those of the central nervous system. In January 2008, we began dosing the first patients in a Phase II clinical study evaluating the combination of the Nutropin AQ® and Increlex® for the treatment of short stature associated with low IGF-1 levels. The primary objective of this trial is to assess the efficacy, measured as first-year height velocity, and safety of three different combination regimens of Nutropin AQ® and Increlex® compared to Nutropin AQ® alone in the treatment of short stature associated with low IGF-1 levels. Although the goal of the program is to develop a co-mixture of Nutropin AQ® and Increlex® administered as a single injection, the patients enrolled in this trial have received separate injections of each of Nutropin AQ® and Increlex®.

As of March 31, 2008, we had approximately $94.9 million in cash, cash equivalents and short-term investments. We have generated limited revenues from product sales to date and we have funded our operations since inception primarily through the private placements of equity securities and public offerings of our common stock, as well as through our collaboration with Ipsen. Since our inception we have incurred substantial net losses and we expect to incur substantial net losses for the foreseeable future as we attempt to develop, market and sell Increlex® and Somatuline® Depot, and as we attempt to develop growth hormone/IGF-1 combination products under our combination product collaboration with Genentech. We are unable to predict the extent of any future losses or when we will become profitable, if ever.

Critical Accounting Policies and the Use of Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for interim financial information. The preparation of our financial statements requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could differ materially from those estimates. During 2008, we adopted the new accounting standard Statement of Financial Accounting Standards, or SFAS, No. 157, Fair Value Measurements, related to the fair value measurements of our assets and liabilities as described more fully below. Other than the adoption of SFAS No. 157, there have been no significant changes in our significant accounting policies during the three months ended March 31, 2008 as compared to the significant accounting policies described in our Annual Report on Form 10-K for the year ended December 31, 2007. For a discussion of these critical accounting policies, please see the discussion in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The items in our condensed financial statements requiring significant estimates and judgments are as follows:

Revenue Recognition

We recognize revenue from the sale of our products and license and collaboration agreements pursuant to Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue 00-21 Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). Multiple element agreements entered into are evaluated under the provision of EITF 00-21. We evaluate whether there is stand-alone value for the delivered elements and objective and reliable evidence of fair value to allocate revenue to each element in multiple element agreements. When the delivered element does not have stand-alone value or there is insufficient evidence of fair value for the undelivered element(s), we recognize the consideration for the combined unit of accounting in the same manner as the revenue is recognized for the final deliverable, which is generally ratably over the longest period of involvement.

Product revenues. We recognize revenue from product sales when there is persuasive evidence that an arrangement exists, title passes, the price is fixed or determinable and collectibility is reasonably assured. We record provisions for discounts to customers and rebates to government agencies and international distributors, which are based on contractual terms and regulatory requirements. The rebates and discounts may require management judgment to estimate percentage of eligible sales to these customers. Our product returns policy only allows for the return of product damaged in transit, product shipped in error by us, or discontinued, withdrawn or recalled merchandise. To date, product returns have been de minimis and based on our historical experience as well as the specialized nature of our products, we historically have not provided a reserve for product returns. We will continue to monitor returns in the future and will reassess the need to estimate a product returns reserve if the returns experience increases.

License revenues. License revenue generally includes upfront and continuing licensing fees and milestone payments. Nonrefundable upfront fees that require our continuing involvement in manufacturing or other commercialization efforts by us are recognized as revenue ratably over the contractual term. Fees associated with substantive milestones, which are contingent upon future events for which there is reasonable uncertainty as to their achievement at the time the agreement was entered into, are recognized as revenue when these milestones, as defined in the contract, are achieved.

Royalty revenues. We recognize royalty revenues from sales of Increlex® in Ipsen’s territory on a sliding scale from 15% to 25% of net sales. Royalties are recognized as earned in accordance with the contract terms and when collectibility is reasonably assured.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out basis. The valuation of inventory requires management to estimate obsolete or excess inventory based on analysis of future demand for our products. Due to the nature of our business and our target market, levels of inventory in the distribution channel, changes in demand due to price changes from competitors and introduction of new products are not significant factors when estimating our excess or obsolete inventory for Increlex® but can be significant factors in estimating excess or obsolete inventories for Somatuline® Depot. If inventory costs exceed expected market value due to obsolescence or lack of demand, inventory write-downs may be recorded as deemed necessary by management for the difference between the cost and the market value in the period that impairment is first recognized. Inventories may include products manufactured at facilities awaiting regulatory approval and are capitalized based on our judgment of probable near term regulatory approval. In addition, inventories include employee stock-based compensation expenses capitalized under SFAS No. 123R.

In general, the process for evaluating whether there exists excess or obsolete inventory is not a complex process and does not require significant management judgment. The factors considered in evaluating whether there exists excess or obsolete inventory are:

•	our forecast of future demand, which is updated on a quarterly basis;

•	the expiration date for each lot manufactured;

•	any noncancelable open purchase orders associated with our commercial supply agreements.

In May 2007, we began to transfer our manufacturing process to new facilities and as such, there will be a period of time where we will need to cease production of Increlex® until the new manufacturing facilities are fully validated, approved by the Food & Drug Administration (or FDA), and operational. We are increasing our inventory levels in an effort to ensure that we have adequate supplies to meet future demand and therefore our long-term Increlex® sales forecast will become more critical in management’s evaluation of excess Increlex® inventories over the next few quarters. Once the transfer of manufacturing facilities is complete, we will have more flexibility in the manufacturing schedule to ensure inventory supply is in line with a shorter forward demand forecast for Increlex®. As of March 31, 2008, we had total inventories of $18.8 million. Total inventories of $18.8 million included in work-in-process inventory of $5.5 million at our new fill and finish manufacturing agent, that will be available to us as finished goods only upon a successful approval of manufacturing process transfer by the FDA. The FDA requires that when technical processes are transferred to a new manufacturer, a certain number of conformance lots must be produced using the new manufacturers facilities and evaluated for process consistency.

Valuation of Derivative Instruments

We issued a convertible note denominated in Euros in September 2007 and valued certain features embedded therein as derivative liabilities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities or SFAS No. 133. We estimate the fair value of our derivative liabilities each quarter using the Black-Scholes-Merton valuation model. This model is complex and requires significant judgments in the estimation of fair values based on certain assumptions. Factors affecting the amount of these liabilities include changes the market value of our common stock, changes in Euro to U.S. dollar currency exchange rates and other assumptions. Changes in value are recorded as non-cash valuation adjustments within other income (expense) in our statement of operations. These changes in the carrying value of derivatives can have a material impact on our financial statements (see Part I, Item 3 – “Qualitative and Quantitative Disclosures about Market Risk” of this Form 10-Q). The derivative liabilities may be recorded into stockholders’ equity upon conversion, payment or expiration of the convertible notes, the timing of which is outside our control.

The embedded derivative liability does not qualify for hedge accounting under SFAS No. 133 and therefore, subsequent changes in fair value are recorded as non-cash valuation adjustments within other income (expense) in the condensed statements of operations.

Recent Accounting Pronouncements

In the first quarter of 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), for financial assets and liabilities. This standard does not apply measurements related to share-based payments, nor does it apply to measurements related to inventory.

SFAS No. 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•

Level 2: Inputs (other than quoted prices included Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•

Level 3: Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The impact of adoption of SFAS No. 157 is discussed in Note 9, “Fair Value of Financial Instruments” in the Notes to Condensed Financial Statements of this Form 10-Q. The fair values of our short-term investments and derivative liabilities are based on Level 2 inputs that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159, which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. SFAS No. 159 was effective in the first quarter of fiscal 2008. We did not elect to apply the fair value option to any of our financial instruments.

In December 2007, the SEC issued SAB No. 110 or SAB 110. SAB 110 expresses the views of the staff regarding the use of the simplified method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with SFAS No. 123R. SAB 110 allows public companies which do no have historically sufficient experience to provide a reasonable estimate to continue use of the simplified method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. We currently uses the simplified method to estimate the expected term for share option grants as it does not have enough historical experience to provide a reasonable estimate. We will continue to use the simplified method until it has enough historical experience to provide a reasonable estimate of expected term in accordance with SAB 110. SAB 110 was effective for us on January 1, 2008.

In December 2007, the EITF ratified the consensus on EITF Issue No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property, or EITF 07-1. EITF 07-1 concludes that transactions with third parties (that is, revenue generated and costs incurred by participants from transactions with parties outside of the collaborative arrangement) should be reported gross or net on the appropriate line item in each participant’s respective financial statements pursuant to the guidance of EITF 99-19. EITF 07-1 is effective for fiscal years beginning after December 15, 2008, and requires retrospective application if practicable. We expect that the adoption of EITF 07-1 will not have an impact on our financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, or SFAS No. 161, an amendment of SFAS No. 133. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, with earlier adoption allowed. We have not completed the process of evaluating the impact on our financial position or results of operations from adoption of SFAS No. 161.

In June 2007, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF No. 07-3”). EITF No. 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF No. 07-3 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The adoption of EITF No. 07-3 did not have any impact on our financial position or results of operations.

Results of Operations

	Three months ended March 31,		Increase/ (Decrease)
	2008	2007
	(in thousands)
Net product sales	$4,348	$1,091	3,257
License revenue	194	194	—
Royalty revenue	65	—	65
Cost of sales	3,141	501	2,640
Manufacturing start-up costs	1,544	98	1,446
Research and development expenses	6,109	4,912	1,197
Selling, general and administrative expenses	12,375	9,551	2,824
Amortization of intangible assets	702	—	702
Interest expense	(1,265)	(188)	1,077
Other income (expense)	1,957	—	1,957
Interest and other income, net	1,107	1,571	(464)
Taxes	5	—	5

Net Revenues

Net revenues consisted of net product sales of Increlex® and Somatuline® Depot, amortized license revenue associated with our Increlex® license and collaboration agreement with Ipsen, and royalty revenues from Ipsen for sales of Increlex® in the European Union.

Net Product Sales

Net product sales of $4.3 million for the three-month period ended March 31, 2008 increased $3.3 million over the same period in 2007, primarily due to growth in Increlex® net product sales of $2.3 million and net product sales of Somatuline® Depot of $1.0 million. The growth of net Increlex® product sales in the three-month period ended March 31, 2008 was primarily due to continued expansion of our patient base and three price increases since the first quarter of 2007, and to a lesser extent transition of a number of patients receiving IPLEX™ to treatment with Increlex® following the settlement agreement with Insmed Inc. in March 2007. In the fourth quarter of 2007, we began shipment of Increlex® to Ipsen for European Union commercial distribution which added $0.3 million to net product sales in the three-month period ended March 31, 2008 compared to the same period in 2007. In November 2007, we launched Somatuline® Depot in the United States, which added $1.0 million to net product sales in the three-month period ended March 31, 2008 compared to the same period in 2007.

We expect both Increlex® and Somatuline® Depot product sales to increase over the next several quarters, however, we do not expect net Increlex® product sales to increase at the same rate on a quarter over quarter basis as we experienced from the quarter ended March 31, 2007 to the quarter ended March 31, 2008.

License Revenue

License revenues represent amortization of the upfront license payment in connection with our Increlex® license and collaboration agreement with Ipsen which was $0.2 million for both of the three months ended March 31, 2008 and 2007. We are amortizing the upfront payment, received in October 2006 of €10.0 million, or $12.4 million, over a period of approximately 16 years based on the expected term of the license under this agreement. At present, we do not anticipate any significant additional licensing or milestone payments related to or for Increlex® in future periods.

Under the terms of our combination product collaboration with Genentech, we may receive certain milestone payments in the future if Genentech elects to exercise their opt-in right; however, we are unable to predict the timing or the likelihood of any such payments.

Royalty Revenue

We recorded royalty revenue of $65,000 in the three months ended March 31, 2008 from sales of Increlex® in the European Union by Ipsen. There were no royalty revenues in the first three months of 2007. We expect our royalty revenues to increase over the next several quarters as Ipsen continues to expand their Increlex® distribution in the European Union.

Cost of Sales

Our cost of sales represents the cost of production, royalties owed to our licensors, fixed and variable distribution shipping and handling costs, inventory write-downs/write-offs based on our review of obsolete, excess, expired and failed inventory lots, and other costs related to production activities. Prior to regulatory approval of Increlex® in August 2005, drug supply production costs were charged to research and development. Beginning in the fourth quarter of 2005, with the marketing approval of Increlex® by the FDA, we began capitalizing these production costs to inventory and began to charge cost of sales in the first quarter of 2006 as units of Increlex® were sold.

Cost of sales for the three-month period ended March 31, 2008 increased $2.6 million over the same period in 2007. The increase in 2008 was primarily due to higher sales volume as more Increlex® units were sold and we commenced marketing of Somatuline® Depot, and increased absorption of personnel and other costs. In the three months ended March 31, 2008, the cost of Increlex® sales were $2.7 million and the cost of Somatuline® Depot sales were $0.4 million.

Cost of sales as a percentage of net product sales in the three-month period ended March 31, 2008 was higher than the same period in 2007 primarily due to higher absorption of personnel and other costs under cost of sales. Some of these costs were previously allocated to research and development.

We expect cost of sales as a percentage of net product sales to decrease in future periods as fixed costs are absorbed over larger production volumes, as our sales mix changes over time and as manufacturing equipment related depreciation costs cease in the third quarter of 2008. The depreciation of manufacturing equipment is related to equipment owned by us at Lonza Baltimore. This facility will cease Increlex® production in the third quarter of 2008 and we will not own manufacturing equipment at our contract manufacturer’s new facility.

Although we expect cost of sales as a percentage of net product sales to decrease in future periods, there can be no assurances that cost of sales as a percentage of net product sales will decrease due to uncertainties inherent in the manufacturing process.

Manufacturing Start-up Costs

Manufacturing start-up costs consisted primarily of costs associated with the transfer of our manufacturing operations to alternate sites. We commenced transfer of our fill and finish operations in November 2006 and the transfer of Increlex® drug substance production in May 2007. The increase in the three-month period ended March 31, 2008 was primarily due to the increase in manufacturing activities at both facilities in the first quarter of 2008 compared to the same period in 2007. An additional $1.2 million of amortized costs associated with these projects will be recorded over the remaining transfer period, which is expected to occur through June 2008. There will be additional associated transfer activities and costs that will continue through the end of 2008, as we prepare for FDA approval of both transfer sites.

Research and Development Expenses

Research and development expenses consisted primarily of costs associated with clinical, regulatory, manufacturing development and acquired rights to technology or products in development. Clinical and regulatory activities included the preparation, implementation, and management of our clinical trials and clinical assay development, as well as regulatory compliance, data management and biostatistics. The costs associated with conducting clinical trials and post-marketing expenses, which include Phase IV and investigator-sponsored trials and product registries, are included in research and development expenses. Manufacturing development activities included pre-regulatory approval activities associated with technology transfer, pharmaceutical development, process and development and validation, quality control and assurance, analytical services, as well as preparations for current good manufacturing practices, or cGMP, and regulatory inspections. In addition to these manufacturing development and clinical activities, license payments for patents and know-how to develop and commercialize products, are also recorded as research and development expense.

Research and development expenses of $6.1 million for the three months ended March 31, 2008 increased $1.2 million over the same period in 2007. The increase in 2008 was primarily due to an increase in third party contractor costs of $0.8 million and payroll related costs of $0.4 million. The increase in third-party contractor costs in 2008 was primarily due to an increase in clinical activities associated with growth hormone/IGF-1 combination product candidates as well as the Increlex® product registry, partially offset by a decrease in activities associated with our European marketing authorization application, or MAA. The increase in payroll related costs in 2008 was primarily due to increased personnel compared to 2007.

The $6.1 million in research and development expense in the three-month period ended March 31, 2008 was comprised primarily of personnel and related costs of $3.3 million, third-party contract costs related to our clinical activities for Increlex® Primary IGFD and severe Primary IGFD of $1.5 million, clinical activities associated with growth hormone/IGF-1 combination product candidates of $0.9 million and Somatuline® Depot clinical activities in acromegaly of $0.4 million. The $4.9 million in research and development expense recorded for the same period in 2007 was comprised primarily of personnel and related costs of $2.9 million, third party contract costs related to our clinical activities for Increlex® Primary IGFD and severe Primary IGFD of $1.7 million, and clinical activities for Somatuline® Depot in acromegaly of $0.3 million.

We expect our research and development expenses to increase for the remainder of 2008 as we undertake clinical development activities for Increlex®, Somatuline® Depot, and growth hormone/IGF-1 combination product candidates and other projects. Our projects or intended projects may be subject to change from time to time as we evaluate our research and development priorities and available resources.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consisted primarily of payroll and related costs associated with sales, marketing and medical science personnel, corporate administration and executive management, commercial activities including cost of free drug, professional services including legal and accounting services, medical education and other administrative costs.

Selling, general and administrative expenses of $12.4 million for the three-month period ended March 31, 2008 increased $2.8 million over the same period in 2007. The increase in 2008 was primarily due to an increase in sales and marketing expenses of $2.7 million and payroll and related costs of $0.7 million, partially offset by decreased expenses associated with litigation of $0.7 million. The increase in sales and marketing activities was primarily related to increased costs associated with product promotions, medical education, costs in support of the launch of Somatuline® Depot in the U.S. and Canada as well as additional physician focused programs in support of Increlex®. The increase in payroll and related expenses was primarily due to additional sales and medical science personnel and non-cash stock compensation expense.

The $12.4 million in selling, general and administrative expenses for the three-month period ended March 31, 2008 was comprised primarily of payroll and related costs of $7.1 million, sales and marketing activities including cost of free drug of $3.3 million, professional services including legal and accounting services of $1.0 million, medical education activities of $0.7 million and other general administrative activities of $0.3 million. The $9.6 million in selling, general and administrative expenses recorded for the same period in 2007 was comprised primarily of payroll and related costs of $6.4 million, professional services including legal and accounting services of $1.6 million, sales and marketing activities including cost of free drug of $1.4 million, and other general administrative activities including medical education activities of $0.2 million.

We expect total selling, general and administrative expenses to increase modestly for the remainder of 2008 compared to those recorded in the three-month period ended March 31, 2008.

Amortization of Intangible Assets

Amortization of intangible assets of $0.7 million in the three-month period ended March 31, 2008 represents expense recorded on a straight-line basis of milestone payments made to Ipsen and to Genentech in connection with the U.S. marketing approval of Somatuline® Depot and marketing approval of Increlex® in the European Union, respectively. Refer to “Ipsen Collaboration,” under “—Liquidity and Capital Resources” below for further information on these milestone payments. We began amortization of these assets in November 2007 and expect to recognize the straight-line expense of $2.8 million annually through October 2022. There was no amortization of intangibles expense recorded for the same period in 2007.

Interest Expense

Interest expense of $1.3 million for the three-month period ended March 31, 2008 increased $1.1 million over the same period in 2007. The increase in 2008 was primarily due to the timing of issuance of two convertible notes to Ipsen. The first convertible note was issued to Ipsen in October 2006. The second and third convertible notes were issued in September 2007.

We expect moderate increases in interest expense through October 2011, the remaining term on the convertible notes, as the stated interest rate of 2.5% is applied to the outstanding balance of the convertible notes which includes the principal and accrued interest.

Other Income (Expense)

Other income of $2.0 million in the three-month period ended March, 31 2008 was largely due to a decrease in the fair value of the embedded derivative conversion option related to a convertible note we issued to Ipsen in September 2007 partially offset by an unfavorable foreign currency adjustment. This convertible note is denominated in Euros and the conversion option is considered an embedded derivative. The conversion option must be revalued at the end of each reporting period, which resulted in a benefit of $4.3 million in the first quarter of 2008. Further, this convertible note is revalued to U.S. dollars at the end of each reporting period, which resulted in a charge of $2.4 million in the first quarter of 2008. There were no such charges recorded for the same period in 2007.

As currency rates, our stock price and our volatility assumptions change, we may record income or expense to Other Income (Expense) related to both the value of the note as well as the value of the embedded derivative. It is difficult to forecast changes to Other Income (Expense) as we are unable to predict fluctuations in currency rates, our stock price and stock price volatility (see Part I, Item 3 – “Quantitative and Qualitative Disclosures about Market Risk” of this Form 10-Q).

Interest and Other Income, net

Net interest and other income, net of $1.1 million for the three-month period ended March 31, 2008 decreased $0.5 million compared to the same period in 2007. The decrease was primarily due to interest income on lower average cash, cash equivalents and short-term investment balances during 2008 as well as lower interest rates. The lower cash balances in 2008 were primarily due to net cash used in operations.

Assuming we do not raise additional funds during 2008, we expect net interest and other income to decrease for the remainder of 2008 as we use cash and short-term investments to fund our operations.

Provision for income taxes

The provision for income taxes recorded in the three-month period ended March 31, 2008, represents French foreign income taxes withheld on royalties paid to us by Ipsen under our Increlex® license and collaboration agreement with Ipsen. There were no income taxes withheld for the same period in 2007 as Ipsen began selling Increlex® in the fourth quarter of 2007. We did not record domestic provisions for income taxes in the three-month periods ended March 31, 2008 and 2007 because we have incurred operating losses to date.

Liquidity and Capital Resources

Sources of Liquidity

As of March 31, 2008, we had approximately $94.9 million in cash, cash equivalents and short-term investments. We had an accumulated deficit of $306.7 million, which was primarily comprised of $262.6 million of accumulated net losses and $44.1 million of a non-cash deemed dividend related to the beneficial conversion feature of convertible preferred stock. We have funded our operations and growth from inception through March 31, 2008 primarily from issuance of equity, convertible notes and the receipt of up-front and milestone payments under our collaboration with Ipsen. To date we have received net cash proceeds of $283.2 million from equity issuances including equity sold to Ipsen and Genentech. We have issued three convertible notes to Ipsen from which we received net cash proceeds of $15.0 million, net of the balance which was used to make milestone payments to Ipsen related to the Somatuline® license and collaboration agreement. In addition, we have received $31.7 million from Ipsen, net of withholding taxes, for milestone payments related to the Increlex® license and collaboration agreement.

Ipsen Collaboration

On October 13, 2006, we completed the initial closing of the transactions contemplated by the stock purchase and master transaction agreement we entered into with Ipsen in July 2006. At the closing, we issued 12,527,245 shares of our common stock to an affiliate of Ipsen for an aggregate purchase price of $77.3 million and issued to Ipsen a convertible note in the principal amount of $25.0 million and a warrant to purchase a minimum of 4,948,795 shares of our common stock, which warrant is exercisable at any time during the five-year period after the initial closing and carries an initial exercise price equal to $7.41 per share. Under the stock purchase and master transaction agreement with Ipsen, we issued a second convertible note and a third convertible note to Ipsen in connection with our Somatuline® license and collaboration agreement as described below. Each of the convertible notes that we issued to Ipsen matures on the later of October 13, 2011 or two years from the date of notification of non-convert and carries a coupon of 2.5% per annum from the date of issuance, compounded quarterly, and is convertible into shares of our common stock at an initial conversion price per share equal to $7.41 per share (or €5.92 per share with respect to the second convertible note). Together with the 13,046,346 shares of our common stock that we have issued to Ipsen (and/or an affiliate of Ipsen) to date, the conversion of all three convertible notes and the exercise of the warrant in full would enable Ipsen to acquire an ownership interest in us of approximately 40% on a fully diluted basis.

Pursuant to the licensing agreements we entered into with Ipsen (and/or affiliates thereof) in connection with the initial closing under the stock purchase and master transaction agreement, we granted to Ipsen and its affiliates exclusive rights to develop and commercialize Increlex® in all countries of the world except the United States, Japan, Canada, and for a certain period of time, Taiwan and certain countries of the Middle East and North Africa, and Ipsen granted to us exclusive rights to develop and commercialize Somatuline® Depot in the United States and Canada. Further, we and Ipsen granted to each other product development rights and agreed to share the costs for improvements to, or new indications for, Somatuline® Depot and Increlex®. In addition, we and Ipsen agreed to rights of first negotiation for our respective endocrine pipelines. In August 2007, the European Commission granted marketing authorization for Increlex® in the European Union for the long-term treatment of growth failure in children and adolescents with severe Primary IGFD. Under the license and collaboration agreement with respect to Increlex®, Ipsen made an upfront cash payment to us of €9.5 million, or $11.8 million, after tax withholding in October 2006, and paid us an additional milestone of approximately of €14.3 million, or $19.3 million, after tax withholding, in September 2007 for receiving marketing authorization for Increlex® in the European Union for the targeted product label. Ipsen is our marketing partner for Increlex® in the European Union. In November 2007, Increlex® was launched by Ipsen in Ipsen’s territory. We are entitled to royalties on Increlex® sales made in Ipsen’s territory on a sliding scale from 15% to 25% of the average net sales price, in addition to a supply price of 20% of net sales of Increlex®.

Under the license and collaboration agreement with respect to Somatuline® Depot, we made an upfront payment of $25.0 million to Ipsen in October 2006, which was financed through the issuance by us of the first convertible note to Ipsen at the initial closing under the stock purchase and master transaction agreement. In August 2007, we received marketing approval for Somatuline® Depot in the United States for the targeted product label (and the second closing under the stock purchase and master transaction agreement was consummated). Following receipt of the marketing approval, we made a milestone payment of €30.0 million, or $41.6 million, to Ipsen, which was financed through the issuance by us of the second convertible note to Ipsen at the second closing. The milestone payment was capitalized as an intangible asset and will be amortized over the useful life of the asset. At the second closing, we also issued the third convertible note to Ipsen and Ipsen delivered $15.0 million to us, which will be used by us for working capital. We launched Somatuline® Depot in the United States in November 2007. We pay royalties to Ipsen, on a sliding scale from 15% to 25% of net sales, in addition to a supply price of 20% of the average net sales price of Somatuline® Depot.

There can be no assurance that we will achieve the anticipated benefits of our collaboration with Ipsen. Further, we would be required to pay to Ipsen the principal amounts, including accrued interest, under all three convertible notes that we issued to Ipsen if Ipsen elects not to convert these notes into shares of our common stock. For more information on these and other risks and uncertainties related to our collaboration with Ipsen, see the sections entitled “Risks Related to Our Business” and “Risks Related to Our Common Stock” under Part II, Item 1A below.

Genentech Combination Product Collaboration

Effective as of July 6, 2007, we and Genentech entered into a combination product development and commercialization agreement which governs the worldwide development and commercialization of two combination product candidates containing Genentech’s rhGH, Nutropin AQ®, and our rhIGF-1, Increlex®, for the treatment of all indications except those of the central nervous system. Initially, we will be responsible for the development and commercialization of all combination product candidates under the combination product agreement and have agreed to pay Genentech a royalty on net sales of combination products covered by

Genentech’s (or the parties’ joint) patents, subject to certain opt in rights granted to Genentech as described in Note 8, “Combination Product Development and Commercialization Agreement” in the Notes to Financial Statements of Part II, Item 8 of the Form 10-K filed for the year ended December 31, 2007. Upon opting in, Genentech would become obligated to reimburse us for a portion of the development costs incurred since July 9, 2007, and thereafter we and Genentech would share future costs and all operating profits and losses, and no royalties will be owed to Genentech. Genentech would receive such profit share in lieu of its royalty payment. Under the combination product agreement, we may receive a cash milestone payment in certain circumstances and we may be entitled to royalties on net sales of certain combination products. In addition, we issued 708,591 shares of common stock to Genentech at price per share of $5.645 pursuant to a stock purchase agreement we entered into with Genentech, resulting in gross cash proceeds of approximately $4.0 million, and we may issue up to an additional 1,894,737 shares of common stock (or up to a maximum of $9.0 million of shares of common stock) to Genentech pursuant to the stock purchase agreement. However, there can be no assurance that we will receive all or any remaining portion of the anticipated proceeds, including the reimbursement of development costs, the cash milestone payment and additional proceeds from the sale of shares of our common stock to Genentech, nor can there be an assurance that we would achieve the anticipated benefits of our combination product agreement with Genentech. Further, we must first obtain Ipsen’s approval to issue shares of common stock to Genentech under the stock purchase agreement at a price per share less than $4.75 and if we do issue shares to Genentech under the stock purchase agreement at a price per share less than $4.75, such issuance would trigger certain weighted-average price-based antidilution adjustments to the convertible notes and warrant we issued to Ipsen. Please refer to Note 8, “Combination Product Development and Commercialization Agreement,” in the Notes to Financial Statements of the Form 10-K filed for the year ended December 31, 2007 for more detail on the terms of the combination product agreement and stock purchase agreement.

Committed Equity Financing Facility

Under the terms of a committed equity financing facility, or CEFF, we entered into with Kingsbridge Capital Limited, or Kingsbridge, Kingsbridge committed to purchase a maximum of approximately 6,000,000 newly issued shares of our common stock over a three-year period beginning in October 2005, for cash up to an aggregate of $75.0 million, subject to certain conditions. We may draw down under the CEFF in tranches of up to the lesser of $7.0 million or 2% of our market capitalization at the time of the draw down of such tranche, subject to certain conditions. The common stock to be issued for each draw down will be issued and priced over an eight-day pricing period at discounts ranging from 6% to 10% from the volume weighted average price of our common stock during the pricing period. During the term of the CEFF, Kingsbridge may not short our stock, nor may it enter into any derivative transaction directly related to our stock. The minimum acceptable purchase price, prior to the application of the appropriate discount for any shares to be sold to Kingsbridge during the eight-day pricing period, is determined by the greater of $3.00 or 90% of our closing share price on the trading day immediately prior to the commencement of each draw down. In connection with the CEFF, we issued a warrant to Kingsbridge to purchase up to 260,000 shares of our common stock at an exercise price of $13.12 per share. We intend to exercise our right to draw down amounts under the CEFF, if and to the extent available, at such times as we have a need for additional capital and when we believe that sales of our common stock under the CEFF provide an appropriate means of raising capital. However, we are not obligated to sell any of the $75.0 million of common stock available under the CEFF, and there are no minimum commitments or minimum use penalties. Under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, we have only a limited ability to raise capital through the sale of our equity securities, including pursuant to the CEFF, without first obtaining Ipsen’s approval.

Cash Flow

	Three months ended March 31,
	2008	2007
	(In thousands)
Net cash provided by (used for):
Operating activities	$(18,981)	$(15,012)
Investing activities	12,338	6,265
Financing activities	209	—

Net change in cash and cash equivalents	$(6,434)	$(8,747)

Cash, cash equivalents and short-term investments totaled $94.9 million at March 31, 2008, compared to $113.5 million at December 31, 2007. The net decrease in cash, cash equivalents and short-term investments in 2008 was primarily due to cash used in operating activities of $19.0 million offset by cash provided by net sales of short-term investments as discussed below.

Operating Activities

Net cash used in operating activities totaled $19.0 million in the three-month period ended March 31, 2008. Cash used in operating activities during 2008 was primarily driven by our net losses from operations of $17.5 million, increase in inventory of $4.8 million, adjusted for the non-cash compensation charge of $1.5 million related to SFAS No. 123R and a net non-cash income of $1.3 million related to the Euro-denominated convertible note we issued to Ipsen. The increase in inventories was primarily due to the manufacture of Increlex® and purchases of Somatuline® Depot that were partially funded by an increase in accrued expenses.

Investing Activities

Net cash provided by investing activities totaled $12.3 million in the three-month period ended March 31, 2008. Cash provided by investing activities represented net proceeds from purchase, sales and maturities of investments.

Financing Activities

Net cash provided by financing activities totaled $0.2 million in the three-month period ended March 31, 2008. Cash provided by financing activities was primarily due to issuances of common stock under our equity compensation plans.

We expect capital outlays and operating expenditures to increase over the next several years as we expand our operations. We believe that our cash, cash equivalents and short-term investments as of March 31, 2008 will be sufficient to meet our projected operating and capital expenditure requirements through at least March 31, 2009 based on our current business plan. However, our future capital needs and the adequacy of our available funds will depend on many factors, including:

•	changes to our business plan;

•	our ability to market and sell sufficient quantities of Increlex® and Somatuline® Depot at the anticipated level;

•	the commercial status of the Increlex® bulk drug manufacturing operations at Lonza Baltimore Inc. and Lonza Hopkinton Inc., including the success of our cGMP production activities;

•	the success of Increlex® final drug product manufacturing;

•	the costs, timing and scope of additional regulatory approvals for Increlex®use in Primary IGFD and/or other regions;

•	Ipsen’s ability to supply Somatuline® Depot to us in sufficient quantities;

•	the costs, timing and scope of additional regulatory approvals for Somatuline® Depot;

•	Ipsen’s ability to market and sell sufficient quantities of Increlex® in the licensed territories at the anticipated level;

•	any required repayment of the convertible notes we issued to Ipsen;

•	the status of competing products;

•

the rate of progress and cost of our future clinical trials and other research and development activities, including research and development activities and clinical trial costs in connection with our growth hormone/IGF-1 combination product candidates; and

•	the pace of expansion of administrative and legal expenses.

Due to the significant risks and uncertainties inherent in the manufacturing, clinical development and regulatory approval processes, the costs to complete our projects through product commercialization are not accurately predictable. Results from regulatory review, manufacturing operations and clinical trials may not be favorable. Further, data from clinical trials is subject to varying interpretation, and may be deemed insufficient by the regulatory bodies reviewing applications for marketing approvals. As such, our development projects are subject to risks, uncertainties and changes that may significantly impact cost projections and timelines. As a result, our capital requirements may increase in future periods.

We expect that we will require and will attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources, including potentially the CEFF. However, there can be no assurance that additional financing will be available when needed, or, if available, that the terms will be favorable. In addition, under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, we have only a limited ability to raise capital through the sale of our equity without first obtaining Ipsen’s approval. Although we have entered into a stock purchase agreement with Genentech pursuant to which we may issue up to an additional 1,894,737 shares of common stock (or up to a maximum of $9.0 million of shares of common stock) to Genentech, such issuances are subject to various conditions, including a Genentech opt in and the achievement of a regulatory approval milestone, and there can be no assurance that we will receive additional funds from Genentech pursuant to the stock purchase agreement. If additional funds are not available, we may be forced to curtail or cease operations.

Contractual Obligations and Commercial Commitments

During the three-month period ended March 31, 2008, there were no material changes to our contractual obligation and commercial commitment disclosures as set forth under the caption, “Contractual Obligations and Commercial Commitments” in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our Annual Report on Form 10-K for the year ended December 31, 2007.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of our investment activities is to preserve our capital for the purpose of funding operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. To achieve these objectives, our investment policy allows us to maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including asset-backed securities, commercial paper, corporate bonds, government sponsored entity bonds and money market funds.

Interest Rate Risk

As of March 31, 2008, we held $65.9 million in cash and cash equivalents consisting of highly liquid investments having original maturity dates of less than 90 days. Declines of interest rates over time would reduce our interest income from our highly liquid short-term investments. Based upon our balance of cash and cash equivalents, a decrease in interest rates of 100 basis points would cause a corresponding decrease in our annual interest income of approximately $0.7 million for these investments. Due to the nature of our highly liquid cash equivalents, a change in interest rates would not materially change the fair market value of our cash and cash equivalents.

As of March 31, 2008, we held $29.0 million in short-term investments, which consisted primarily of money market funds held by large institutions in the United States, federal agency bonds, commercial paper, corporate bonds and asset-backed securities maturing in less than twelve months. The weighted average interest rate of our investments held was approximately 4.2% during the three-month period ended March 31, 2008. A decline in interest rates over time would reduce our interest income from our short-term investments. A decrease in interest rates of 100 basis points would cause a corresponding decrease in our annual interest income of approximately $0.3 million for these investments. Due to the nature of our highly liquid cash equivalents, a change in interest rates would not materially change the fair market value of our short-term investments.

Foreign Currency Exchange Risk

The Euro-denominated convertible note we issued to Ipsen was recorded at €22.2 million or approximately $35.0 million, net of discount and including accrued interest, at March 31, 2008. The face value of the note is €30.0 million plus accrued interest of €0.4 million and the discount of €8.2 million will be accreted over the life of the convertible note. The convertible note accrues interest at a rate of 2.5% per year, compounded quarterly until maturity in October 2011. As currency rates change, the net recorded value of the convertible note (which will also be increasing in value due to the accretion of the discount and accrued interest) will be revalued, and the corresponding translation adjustment will be recorded in the statements of operations. A hypothetical change of 10% in currency rates could result in an adjustment to the consolidated statements of operations of approximately $3.5 million. Upon maturity of the convertible note in October 2011, if the holder of the note chooses to not convert, we would be required to repay the convertible note of €33.2 million which includes accrued interest. A hypothetical change of 10% in currency rates could result in our paying $5.2 million more or less in cash than anticipated upon issuance of the convertible note.

Associated with the issuance of this convertible note to Ipsen, we recorded a derivative liability due to a conversion option denominated in a foreign currency. The terms of the convertible note include a conversion option not under our control. This conversion option is considered to be an embedded derivative liability and we determined the fair value of this derivative to be €9.2 million or approximately $12.8 million on the date of issuance, September 17, 2007. Due to the quarterly revaluation of the embedded derivative liability and due to foreign currency revaluation, we recorded in our statements of operations other income of $2.0 million for the quarter ended March 31, 2008. At March 31, 2008, the embedded derivative liability was valued at €6.2 million or approximately $9.8 million. We determine the fair value of the derivative liability using the Black-Scholes-Merton valuation model. The valuations are based on the information available as of the various valuation dates. Factors affecting the amount of this liability include the market value of our common stock, the conversion price of note, volatility of our common stock, the expected life, the Euro to U.S. dollar currency exchange rate and the risk-free interest rate. A change in the market value of our common stock could have a significant impact on the results of our operations; however, there would not be any impact on our cash flows. A hypothetical change of 10% in currency rates could result in an adjustment to the statements of operations of approximately $1.0 million.

ITEM 4.	CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Based on their evaluation as of March 31, 2008, our Chief Executive Officer and Chief Financial Officer, with the participation of our management, have concluded that our disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Securities Exchange Act of 1934) were effective.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the quarter ended March 31, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

Our disclosure controls and procedures provide our Chief Executive Officer and Chief Financial Officer reasonable assurances that our disclosure controls and procedures will achieve their objectives. However, company management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting can or will prevent all human error. A control system, no matter how well designed and implemented, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Furthermore, the design of a control system must reflect the fact that there are internal resource constraints, and the benefit of controls must be weighed relative to their corresponding costs. Because of the limitations in all control systems, no evaluation of controls can provide complete assurance that all control issues and instances of error, if any, within our company are detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur due to human error or mistake. Additionally, controls, no matter how well designed, could be circumvented by the individual acts of specific persons within the organization. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated objectives under all potential future conditions.

PART II – OTHER INFORMATION

ITEM 1A.	RISK FACTORS.

We have identified the following additional risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment.

We have marked with an asterisk (*) those risks described below that reflect substantive changes from the risks described under “Item 1A. Risk Factors” included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

Risks Related to Our Business

We have a limited operating history and may not be able to successfully market and sell products, generate significant revenues or attain profitability.*

We have a limited operating history. Through March 31, 2008, we had an accumulated deficit of $306.7 million. We incurred a net loss of $17.5 million during the quarter ended March 31, 2008. We may not be able to generate significant revenues from operations and may not be able to attain profitability. We expect to incur substantial net losses, in the aggregate and on a per share basis, for the foreseeable future as we attempt to develop, market and sell Increlex® for severe Primary IGFD and Primary IGFD and Somatuline® Depot for acromegaly, and as we attempt to develop growth hormone/IGF-1 combination product candidates under our Combination Product Agreement with Genentech. We are unable to predict the extent of these future net losses, or when we may attain profitability, if at all. These net losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and net current assets.

We anticipate that for the foreseeable future our ability to generate revenues and achieve profitability will be dependent on the successful commercialization by us and Ipsen of Increlex® for the treatment of severe Primary IGFD and Primary IGFD, as well as on the successful commercialization by us of Somatuline® Depot for acromegaly in the United States and Canada. There is no assurance that we will be able to obtain or maintain governmental regulatory approvals to market our products in the United States or rest of the world for these or any other indications. If we are unable to generate significant revenue from Increlex® or Somatuline® Depot, or attain profitability, we will not be able to sustain our operations.

If there are fewer children with severe Primary IGFD or Primary IGFD than we estimate, our ability to generate revenues sufficient to fund our development and commercialization efforts may be curtailed.

We estimate that the number of children in the United States with short stature is approximately 1,000,000, of which approximately 380,000 are referred to pediatric endocrinologists for evaluation. We believe that approximately 30,000 of these children have Primary IGFD, of which approximately 6,000 have severe Primary IGFD. Our estimate of the size of the patient population is based on published studies as well as internal data, including our interpretation of a study conducted as part of Genentech’s National Cooperative Growth Study program. This study reported results of the evaluation of the hormonal basis of short stature in approximately 6,450 children referred to pediatric endocrinologists over a four-year period. We believe that the aggregate numbers of children in Western Europe with Primary IGFD and severe Primary IGFD are substantially equivalent to the numbers in the United States. If the results of Genentech’s study or our interpretation and extrapolation of data from the study do not accurately reflect the number of children with Primary IGFD or severe Primary IGFD, our assessment of the market may be incorrect, making it difficult or impossible for us to meet our revenue goals or to receive royalties from our collaboration with Ipsen to the extent that we currently anticipate.

Our products may fail to achieve market acceptance, which could harm our business.

Prior to our January 2006 commercial launch of Increlex® in the United States for the treatment of severe Primary IGFD, rhIGF-1 had never been commercialized in the United States or Europe for any indication. Even though the FDA has approved Increlex® for sale in the United States, and Somatuline® Depot has received marketing approval in Canada and the United States, physicians may choose not to prescribe these products, and third-party payers may choose not to pay for them. Accordingly, we may be unable to generate significant revenue or become profitable.

Acceptance of our products will depend on a number of factors including:

•	acceptance of our products by physicians and patients as safe and effective treatments;

•	reimbursement adoption;

•	product price;

•	the effectiveness of our and collaboration partners’ sales and marketing efforts;

•	storage requirements and ease of administration;

•	dosing regimen;

•	safety and efficacy;

•	prevalence and severity of side effects; and

•	competitive products.

If we do not receive additional regulatory marketing approvals for Increlex® in Primary IGFD, our business will be harmed.

We are currently developing Increlex® for the treatment of Primary IGFD. The FDA has substantial discretion in the approval process and may decide that the data from our clinical trial is insufficient to allow approval of Increlex® for Primary IGFD. If we do not receive regulatory marketing approval in the United States for Primary IGFD, our business will be harmed. We will also need to file applications with regulatory authorities in foreign countries to market Increlex® for Primary IGFD. There is no assurance that we will receive marketing approvals in any foreign countries for Primary IGFD.

We may not realize the anticipated benefits from our collaboration with Ipsen.

Even though Somatuline® Depot has received marketing approval from the FDA, the approval may not be maintained. We may also elect not to, or we may be unable to develop or obtain FDA approval of Somatuline® Depot for indications other than acromegaly, such as neuroendocrine tumors. Further, Ipsen may be unable to maintain the supply of the product. In addition, revenues from sales of Somatuline® Depot in the United States and Canada may not meet our expectations, including as a result of competing products or unavailable or limited reimbursement by third-party payers. Under the license and collaboration agreement with respect to Somatuline® Depot, Ipsen may terminate the agreement in a particular country if we fail to meet certain minimum sales and promotional requirements with respect to that country. It is also possible that Ipsen will not be successful in marketing and selling Increlex® in the licensed territories, or may be delayed in doing so, in which case we would not receive royalties on the timeframe and to the extent that we currently anticipate. We also may not be able to successfully develop additional products or improvements to, or new indications for, Somatuline® Depot and/or Increlex® or share the costs of such developments in a manner that is commercially feasible for us. In addition to cross-licensing agreements for Somatuline® Depot and Increlex®, we and Ipsen have granted to each other a right of first negotiation for products in our respective endocrine pipelines and have agreed on a framework for joint clinical development and subsequent commercialization of endocrine products on a worldwide basis. However, the development of Ipsen’s endocrine pipeline may not advance at the rate we currently expect, or at all, and in any event, we cannot assure you that we will be able to reach an agreement with Ipsen on reasonable terms, or at all, for any of these endocrine pipeline products. The license and collaboration agreements would also be terminable by Ipsen under certain circumstances, including certain change of control transactions. In any such or similar events, we may not realize the anticipated benefits from our collaboration with Ipsen.

There can be no assurance that we will receive all or any remaining portion of the anticipated proceeds from our collaboration with Ipsen, nor can there be an assurance that we would achieve the anticipated benefits of our collaboration with Ipsen. Further, we would be required to pay to Ipsen the principal amounts, including accrued interest, under all three convertible notes that we issued to Ipsen if Ipsen (or subsequent holders of the notes) elects not to convert these notes into shares of our common stock.

We may not realize the anticipated benefits from our growth hormone/IGF-1 combination product candidates or from the related agreement with Genentech.

Our two growth hormone/IGF-1 combination product candidates may not enter clinical trials or receive U.S. or other countries’ regulatory approval, in a timely manner, for the labels that we anticipate, or at all. We may encounter development difficulties that delay, increase the costs of, or preclude any further progress of either or both of our growth hormone/IGF-1 combination product candidates. In addition, the FDA and other countries’ regulatory authorities have substantial discretion in the approval process. They may decide that our pre-clinical data, chemistry, manufacturing and controls data, and/or clinical data are insufficient to warrant timely, or any, entry into Phase I, Phase II or Phase III clinical trials, and/or that the data from our Phase III clinical trials are insufficient to allow marketing approval of our growth hormone/IGF-1 combination product candidates for their target labels. If we do not receive regulatory marketing approvals for the target labels, our business will be harmed.

Even if our combination product candidates were to receive such regulatory marketing approvals, the approvals may not be maintained. In addition, revenues from worldwide sales of these two product candidates may not meet our expectations, including, as a result of competing products or unavailable or limited reimbursement by third-party payers. We also may not be able to successfully develop improvements to, or new indications for, our combination product candidates or receive financial consideration from sub-licensees in a manner that is commercially feasible for us. In connection with our agreement with Genentech for our combination product candidates, Genentech may opt into the programs and obtain a share of the financial benefit going forward. In any such or similar events, we may not realize the anticipated benefits from our combination product candidates. There can be no assurance that we will receive all or any remaining portion of the anticipated proceeds from our agreement with Genentech, nor can there be an assurance that we would achieve the anticipated benefits from our agreement with Genentech.

Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

To gain approval to market a product for treatment of a specific disease, we must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and statistically significant efficacy of that product for the treatment of the disease. Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. For example, we are seeking to develop our growth hormone/IGF-1 combination product candidates for short stature, AGHD, and potentially other metabolic disorders, but we may determine that such trials are prohibitively expensive and ultimately may not proceed with such trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Success in pre-clinical testing or in early clinical trials does not ensure that later clinical trials will be successful. If a clinical trial failed to demonstrate safety and statistically significant efficacy, we would likely abandon the development of that product, which could harm our business.

We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all.*

The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities do not approve an investigational new drug application or a clinical trial protocol, or they place a clinical trial on clinical hold;

•	patients do not enroll in clinical trials at the rate we expect or they withdraw at a greater rate than expected;

•	patients experience adverse side effects;

•	patients develop medical problems that are not related to our products or product candidates;

•

third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	contract laboratories fail to follow good laboratory practices;

•	suppliers, supply partners, and/or contract manufacturers fail to follow good manufacturing practices;

•	interim results of the clinical trial are inconclusive or negative;

•	clinical trial drug supplies may not be available, may not be available in sufficient quantities, may not be available in the preferred formulation, or available drug may become unusable;

•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy;

•	re-evaluation of our corporate strategies and priorities;

•	limited financial resources.

In addition, we may choose to cancel, change or delay certain planned clinical trials, or replace one or more planned clinical trials with alternative clinical trials. Our clinical trials or intended clinical trials may be subject to further change from time-to-time as we evaluate our research and development priorities and available resources. Our development costs will increase if we need to perform more or larger clinical trials than planned. Significant delays for our current or planned clinical trials may harm the commercial prospects for our products.

Reimbursement for our products may be slow, not available at the levels we expect, or not available at all, resulting in our expected revenues being delayed or substantially reduced.

Market acceptance, our sales of Increlex® and Somatuline® Depot , and our profitability will depend on reimbursement policies and health care reform measures. The levels at which government authorities and third-party payers, such as private health insurers and health maintenance organizations, reimburse the price patients pay for our products, and the timing of reimbursement decisions by these payers, will affect the commercialization of our products. If our assumptions regarding the timing of reimbursement decisions and level of reimbursement, or regarding the age, dosage or price per patient for Increlex® are incorrect, our expected revenues, including potential royalties from our collaboration with Ipsen, may be delayed or substantially reduced. Since Increlex® is approved by the FDA for severe Primary IGFD and Somatuline® Depot is approved by the FDA for the treatment of acromegaly, only prescriptions for those indications may be reimbursable. Also, we cannot be certain that the formulary status our products ultimately receive by payers will not limit the ability of patients to afford our products and therefore reduce the demand for, or the price of, our products. If reimbursement is not available or is available only to limited levels, we may not be able to market and sell our products and our revenues may be delayed or substantially reduced. Even if a patient receives reimbursement approval, the patient may still choose not to begin, or to discontinue, treatment with either of our drugs.

We believe that the annual wholesale acquisition cost, at present, of Increlex® therapy for the treatment of severe Primary IGFD for a 24 kilogram child at a 120mcg/kg twice daily dose at 100% compliance is approximately $36,000 per year. The actual cost per year per patient for Increlex® will depend on the price charged by wholesalers and distributors that purchase from Tercica, and will vary by the weight of the child, the treatment dose prescribed and the level of compliance. If our assumptions regarding the revenue per patient of Increlex® therapy for the treatment of severe Primary IGFD and Primary IGFD are incorrect, our expected revenues and the market opportunity for Increlex® therapy for the treatment of severe Primary IGFD and Primary IGFD may be substantially reduced.

We believe that the annual wholesale acquisition cost, at present, of Somatuline® Depot therapy for the treatment of acromegaly is approximately $28,800 at 100% compliance of the 90 microgram dose. The actual cost per year will depend on the price charged by wholesalers and distributors that purchase from Tercica, and will vary by the treatment dose prescribed and the level of compliance. If our assumptions regarding the average treatment dose per patients or revenue per patient for the treatment of acromegaly are incorrect, our expected revenues and the market opportunity for Somatuline® Depot for the treatment of acromegaly may be substantially reduced.

In recent years, officials have made numerous proposals to change the health care system in the United States. These proposals include measures that would limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. In addition, in many foreign countries, particularly in Canada and the countries of the European Union, the pricing of prescription drugs is subject to government control. If our products become subject to government legislation that limits or prohibits payment for our products, or that subjects the price of our products to governmental control, we may not be able to generate revenues, attain profitability or market and sell our products. Because these initiatives are subject to substantial political debate, which we cannot predict, the trading price of biotechnology stocks, including ours, may become more volatile as this debate proceeds.

As a result of legislative proposals and the trend towards managed health care in the United States, third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. They may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted market approvals, or require patients to pay co-insurance for our products. As a result, significant uncertainty exists as to whether and how much third-party payers will reimburse patients for their use of newly approved drugs, which, in turn, could put pressure on the pricing of drugs and/or the adoption of new products based on reimbursement policies.

We are dependent on our collaboration with Ipsen for the development and commercialization of Increlex® outside of the United States, Canada and Japan, and for a certain period of time, certain countries of the Middle East and North Africa and Taiwan. We may also be dependent upon additional collaborative arrangements in the future. These collaborative arrangements may place the development and commercialization of our product candidates outside of our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

Under the terms of our collaboration with Ipsen, we granted Ipsen the exclusive right to develop and commercialize Increlex® in all regions of the world except the United States, Japan, and Canada, and for a certain period of time, certain countries of the Middle East and North Africa and Taiwan. We may also enter into additional collaborations with third parties to develop and commercialize our product candidates such as our agreement with Genentech for our growth hormone/IGF-1 combination product candidates. Dependence on collaborators for the development and commercialization of our product candidates subjects us to a number of risks, including:

•

we may not be able to control the amount and timing of resources that our collaborators devote to the development or commercialization of product candidates or to their marketing and distribution, which could adversely affect our ability to obtain milestone and royalty payments;

•

collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•

disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	our collaborators may experience financial difficulties;

•

collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to expose us to potential litigation, jeopardize or lessen the value of our proprietary information, or weaken or destroy our intellectual property rights;

•	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	a collaborator could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•	the collaborations may be terminated or allowed to expire, which would delay product development and commercialization efforts.

We face significant competition from large pharmaceutical, biotechnology and other companies that could harm our business.

The biotechnology industry is intensely competitive and characterized by rapid technological progress. In each of our potential product areas, we face significant competition from large pharmaceutical, biotechnology and other companies. Most of these companies have substantially greater capital resources, research and development staffs, facilities and experience at conducting clinical trials and obtaining regulatory approvals. In addition, many of these companies have greater experience, expertise and resources in developing and commercializing products.

We cannot predict the relative competitive positions of Increlex®, Somatuline® Depot and any growth hormone/IGF-1 combination product candidates that we may develop. However, we expect that the factors set forth under—Risks Related to Our Business—Our products may fail to achieve market acceptance, which could harm our business,” among others, including manufacturing cost containment, will determine our ability to compete effectively.

Many of our competitors spend significantly more on research and development-related activities than we do. Our competitors may discover new treatments, drugs or therapies or develop existing technologies to compete with our products. Our commercial opportunities will be reduced or eliminated if these competing products are more effective, have fewer or less severe side effects, are more convenient or are less expensive than our products.

Growth hormone products compete with Increlex® for the treatment of severe Primary IGFD. If Increlex® receives regulatory approval for the treatment of patients with Primary IGFD, growth hormone products will also compete with Increlex® for the treatment of patients in that indication. The major suppliers of commercially available growth hormone products in the United States are Genentech Inc., Eli Lilly and Company, Teva Pharmaceutical Industries Ltd., Novo Nordisk A/S, Pfizer Inc and Merck-Serono International S.A. Investigators from a Novo Nordisk clinical trial in 2003 presented initial data that demonstrated growth hormone was effective in a population that included children with Primary IGFD.

In addition, children with Primary IGFD may be diagnosed as having idiopathic short stature, or ISS. Eli Lilly and Genentech have received FDA approval for their respective growth hormone products for the treatment of children with ISS in the United States. Moreover, biosimilar growth hormone products, including Omnitrope™ marketed by Sandoz, Accretropin™ by Cangene, and Valtropin® by LG Life Sciences have been approved in the United States and may be approved in other countries. Accordingly, we expect that several growth hormone products will compete directly with Increlex® for the treatment of children with Primary IGFD. We are also aware that several companies are developing long-acting formulations of growth hormone for the treatment of short stature including Altus Pharmaceuticals and LG Life Sciences.

In addition, we are aware that Novartis AG has developed a process to manufacture rhIGF-1 using yeast expression and has intellectual property with respect to that process. We use bacterial expression, which differs from yeast expression, to manufacture Increlex®.

We believe that Bristol-Myers Squibb Company; Genentech; Merck & Co., Inc.; Novo Nordisk and Pfizer have conducted research and development of orally available small molecules that cause the release of growth hormone, known as growth hormone secretagogues. We believe that Sapphire Therapeutics, Inc. has licensed certain rights to Novo Nordisk’s growth hormone secretagogues and that Elixir Pharmaceuticals Inc. has licensed certain rights to Bristol-Myers Squibb Company’s growth hormone secretagogues and that both companies are actively developing these compounds for use in various indications including cancer cachexia, a wasting disorder affecting some cancer patients. These products work by increasing the levels of rhIGF-1 and, if approved, could potentially compete with Increlex®.

If our growth hormone/IGF-1 combination products are approved for commercial sale, they would compete across all their approved indications with all then existing, biosimilar and long acting growth hormone products, growth hormone secretagogue products, IGF-1 products, including Increlex®, and other products.

In the United States and Canada, Somatuline® Depot competes directly with Sandostatin LAR® Depot and Somavert® for the treatment of acromegaly. Sandostatin LAR® Depot is a somatostatin analogue and has the same mechanism of action as Somatuline® Depot. Sandostatin LAR® Depot is indicated for long-term maintenance therapy in patients with acromegaly and in the treatment of symptoms related to carcinoid syndrome and vasoactive intestinal peptide tumors. Somavert®, a growth hormone antagonist, and Sandostatin LAR® Depot are marketed by Pfizer and Novartis, respectively, in the United States and Canada. Moreover, a subset of patients with acromegaly can be treated with radiotherapy and dopaminergic agonists. These therapies are commercially available in the United States and Canada and also compete with Somatuline® Depot for the treatment of patients with acromegaly.

We are aware that Ambrilia Biopharma Inc., QLT Inc., Indevus Pharmaceuticals Inc. and Camurus AB are conducting research and development programs with long-acting versions of octreotide for the treatment of acromegaly. Octreotide is the generic name of the active molecule in Sandostatin and Sandostatin LAR® Depot. We are also aware that Novartis is developing pasireotide (SOM 230), DeveloGen AG is developing Somatoprin (DG 3173), and that Ipsen is developing dopastatin for the treatment of acromegaly and other hormone secreting tumors. If approved, these therapies would compete with Somatuline® Depot in these indications. It is possible that there are other products currently in development or that exist on the market that may compete directly with Increlex® or Somatuline® Depot.

We rely solely on single-source third parties in the manufacture, testing, storage and distribution of Increlex®.

We source all of our Increlex® fill-finish manufacturing and testing and final product storage and distribution operations, as well as all of our bulk manufacturing, testing, and shipping operations, through single-source third-party suppliers and contractors. Single-source suppliers are the only approved suppliers currently available to us, and could only be replaced by qualification of new sites for the same operations.

If our contract facilities, contractors or suppliers become unavailable to us for any reason, including as a result of the failure to comply with cGMP regulations, manufacturing problems or other operational failures, such as equipment failures or unplanned facility shutdowns required to comply with cGMP, damage from any event, including fire, flood, earthquake or terrorism, business restructuring or insolvency, or if they fail to perform under our agreements with them, such as failing to deliver commercial quantities of bulk drug substance or finished product on a timely basis and at commercially reasonable prices, we may be delayed in manufacturing Increlex® or may be unable to maintain validation of Increlex® . This could delay or prevent the supply of commercial and clinical product, or delay or otherwise adversely affect revenues. If the damage to any of these facilities is extensive, or, for any reason, they do not operate in compliance with cGMP or are unable or refuse to perform under our licenses and/or agreements, we will need to find alternative facilities. Further, we are responsible for the manufacture and supply of Increlex® to Ipsen (through our contract manufacturer) for Ipsen’s clinical development and commercial needs. In the event we fail to meet Ipsen’s supply obligations, Ipsen would have the right to exercise its option to manufacture Increlex® on its own or to engage a third-party manufacturer to do so. The number of contract manufacturers with the expertise and facilities to manufacture rhIGF-1 bulk drug substance on a commercial scale in accordance with cGMP regulations is extremely limited, and it would take a significant amount of time and expense to arrange for alternative manufacturers. If we need to change to other commercial manufacturers, these manufacturers’ facilities and processes, prior to our use, would likely have to undergo pre-approval and/or cGMP compliance inspections. In addition, we would need to transfer and validate the processes and analytical methods necessary for the production and testing of rhIGF-1 to these new manufacturers.

Our inability to timely transfer to an alternate single-source manufacturer to fill-finish Increlex® could adversely affect our commercial supply and ability to grow revenues.

We currently source all of our Increlex® fill-finish manufacturing and portions of release testing through a single-source third-party supplier. This supplier is the only FDA-approved manufacturer currently available to us, and could only be replaced by qualification of a new site for the same operations. We have negotiated a short-term commercial agreement with this fill-finish manufacturer and during the term of this agreement, we are attempting to move our process to Hospira Worldwide, Inc., or Hospira. It will take a significant amount of time and expense to complete the transfer to Hospira and validate Hospira as an alternative manufacturer. For us to complete the transfer to Hospira, Hospira’s facilities and processes, prior to our use, may need to undergo pre-approval and/or cGMP compliance inspections. In addition, we need to transfer and validate the processes and certain analytical methods necessary for the production and testing of Increlex® by Hospira. If we are not able to complete the transfer of fill-finish manufacturing to Hospira, our ability to obtain commercial supplies of Increlex® and our revenue growth could be adversely affected. A delay in this transfer may also result in a shortage of Increlex® and a loss of revenues.

Our inability to timely transfer or to complete the transfer at all to an alternate single-source manufacturer for bulk Increlex® could significantly adversely affect our commercial supply and ability to grow revenues.

We currently source all of our Increlex® bulk manufacturing and portions of release testing through a single-source third-party supplier, Lonza Baltimore, Inc. This supplier is the only FDA-approved manufacturer currently available to us, and could only be replaced by qualification of a new manufacturing site for the same operations. We have negotiated a short-term commercial agreement with Lonza Baltimore, and during the term of this agreement, we are attempting to move our bulk manufacturing process from Lonza Baltimore to Lonza Hopkinton, Inc. It will take a significant amount of time and expense to complete the transfer to and validate the Lonza Hopkinton manufacturing facility. For us to change to this new bulk manufacturing site, Lonza Hopkinton’s facilities and processes, prior to our use, will need to undergo pre-approval and/or cGMP compliance inspections. In addition, we need to transfer and validate the processes and certain analytical methods necessary for the production and testing of bulk Increlex® by Lonza Hopkinton. A delay in this transfer could result in a shortage of bulk Increlex® and a significant loss of revenues. If we are not able to complete this transfer, our ability to supply Increlex® will be impaired and our business will suffer irreparable harm.

If our contract manufacturers’ and/or Ipsen’s facilities and operations do not maintain satisfactory cGMP compliance, we may be unable to market and sell Increlex® and/or Somatuline® Depot.

The facilities and operations of our contract manufacturers to manufacture and test Increlex®, and of Ipsen to manufacture and test Somatuline® Depot, must undergo continuing inspections by the FDA for compliance with cGMP regulations in order to maintain their respective approvals. Currently, Lonza Baltimore is our sole provider of bulk rhIGF-1, and Ipsen is our sole provider of Somatuline® Depot. Other than with respect to our agreement with Lonza Hopkinton, we have no alternative manufacturing facilities or plans for additional facilities at this time. We do not know if the Lonza Baltimore or Ipsen’s facilities or their operations required for the commercial manufacture of Increlex® and Somatuline® Depot will continue to receive satisfactory cGMP inspections, and we do not know whether Lonza Hopkinton will receive a satisfactory cGMP inspection. In the event these facilities or operations do not receive, or continue to receive, satisfactory cGMP inspections for the manufacture of our products, or for the operation of their facilities in general, we may need to invest in significant compliance improvement programs, fund additional modifications to our manufacturing processes, conduct additional validation studies, or find alternative manufacturing facilities, any of which would result in significant cost to us as well as result in a delay or prevention of commercialization, and may result in our failure to obtain or maintain approvals. In addition, Lonza Baltimore, Lonza Hopkinton, Ipsen and any alternative contract manufacturer we may utilize, will be subject to ongoing periodic inspection by the FDA and corresponding state and foreign agencies for compliance with cGMP regulations and similar foreign standards. We do not have direct control over Ipsen’s or our contract manufacturers’ compliance with these regulations and standards. Any of these factors could delay or suspend clinical trials, regulatory submissions or regulatory approvals, entail higher costs and result in us being unable to effectively market and sell our products or maintain our products in the marketplace, which would adversely affect our ability to generate revenues.

We rely in certain cases on single-source and sole-source materials suppliers to manufacture Increlex®.

Certain specific components and raw materials used to manufacture Increlex® at our third-party manufacturers are obtained and made available through either single-source or sole-source suppliers. Single-source suppliers are the only approved suppliers currently available to us, and could only be supplemented by qualification of new sources for the material required. Sole-source suppliers are the only source of supply available to us, and could only be replaced through qualification of an alternate material after demonstrating suitability. Supply interruption of these materials could result in a significant delay to our manufacturing schedules and ability to supply product, and any replacement supplier would likely be required to undergo lengthy regulatory approval procedures prior to product distribution. Limits or termination of supply of these materials could significantly impact our ability to manufacture Increlex®, cause significant supply delays while we qualified, at significant expense, new suppliers or new materials, and would consequently cause harm to our business, including as a result, our failure to meet our supply obligations to Ipsen.

Difficulties or delays in product manufacturing due to advance scheduling requirements, capacity constraints and/or manufacturing lot failures at our third-party manufacturers or Ipsen could harm our operating results and financial performance and jeopardize our orphan drug marketing exclusivity.

The manufacture of Increlex® requires successful coordination among all of our suppliers, contractors, service-providers, manufacturers and us. Coordination failures with these different elements of our supply chain, or with Ipsen’s supply of Somatuline® Depot to us, could require us to delay sales of our products and/or impair our ability to distribute and supply Increlex® to Ipsen. Furthermore, uncertainties in estimating future demand for new products such as Increlex® and Somatuline® Depot may result in manufacture of surplus inventory requiring us to record charges for any expired, unused product, or may result in inadequate manufacturing of product inventory, causing delays to shipments or no shipments at all. Additionally, our reliance on third-party manufacturing requires long lead times from order to delivery of product, and may be hampered by available capacity at those manufacturers, making our ability to supply product supplies in excess of our forecast extremely difficult. As a consequence, we may have inadequate capacity to meet unexpected demand, which could negatively affect our operating results and our ability to meet our supply obligations to Ipsen. If we are unable to supply our products to all the patients that need them, the FDA could rescind our orphan drug marketing exclusivity to enable competitors to serve the affected markets. Further, our operating results and financial performance may suffer if we experience more than anticipated manufacturing lot failures or delivery delays.

If product is lost or damaged during manufacturing, storage or shipment, our business may suffer.*

We rely entirely on third-party contractors for the manufacturing, shipping and storage of our products. If product in filled, finished, or other form, or its active ingredient, is lost or damaged while in the possession of our third-party contractors, we may not have adequate rights to seek indemnification from our third-party contractors or their insurance companies for the replacement cost of the lost or damaged goods. Our agreement with the third-party contractor responsible for the loss or damage may waive their liability altogether or limit their liability to an amount well below the replacement cost of the lost or damaged goods. In addition, our insurance policies may not provide coverage or may provide inadequate coverage for the lost or damaged goods, or we may decide not to file an insurance claim in order to avoid increasing in the cost of or cancellation of our insurance and/or to avoid the negative impact such claim could have on our prospective ability to insure our business operations at a commercially reasonable cost or at all. If we cannot recover the replacement cost of the lost or damaged goods from the responsible third-party contractor or their insurance companies, or our insurance companies, our financial performance may be negatively affected and our business may suffer. In addition, such losses or damages could delay or prevent us from manufacturing and supplying commercial or clinical product in the time frames or in the quantities that we anticipate will be required for the support of our collaborators’ product sales or product development activities, all of which would harm the development and commercial potential of our product.

Claims and concerns may arise regarding the safety and efficacy of our products, which could require us to perform additional clinical trials, could slow penetration into the marketplace, or cause reduced sales or product withdrawal after introduction.

Increlex® was approved in the United States for the treatment of severe Primary IGFD based on long-term and extensive studies and clinical trials conducted to demonstrate product safety and efficacy. Somatuline® Depot was approved in Canada and the United States for the treatment of acromegaly on a similar basis. Discovery of previously unknown problems with the raw materials, product or manufacturing processes, such as loss of sterility, contamination, new data suggesting an unacceptable safety risk or previously unidentified side effects or an unfavorable risk-benefit ratio for these products, could result in a voluntary or mandated withdrawal of the products from the marketplace, either temporarily or permanently. Studies may result in data or evidence suggesting another product is safer, better tolerated, or more efficacious than our products, which could lead to reduced sales and royalties. Additionally, discovery of unknown problems with our products or manufacturing processes for our products could negatively impact the established safety and efficacy profile and result in possible reduced sales or product withdrawal. Such outcomes could negatively and materially affect our product sales, royalty stream, operating results, and financial condition.

If other companies overcome our U.S. orphan drug marketing exclusivity for Increlex® or Somatuline® Depot, or obtain marketing authorization in Europe for the treatment of severe Primary IGFD, they will be able to compete with us, and our revenues will be diminished.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. The company that obtains the first FDA approval for a designated orphan drug for a rare disease receives marketing exclusivity for use of that drug for the designated condition for a period of seven years from the date of approval. The orphan drug rules are similar in the European Union and marketing exclusivity is for a period of ten years from the date of approval.

The FDA has granted Increlex® orphan drug marketing exclusivity for the long-term treatment of patients with severe Primary IGFD and has granted Somatuline® Depot orphan drug marketing exclusivity for the long-term treatment of acromegaly. In the European Union, the European Medicines Agency (EMEA) has granted

Increlex orphan drug marketing exclusivity for the long-term treatment of patients with severe Primary IGFD. Although Increlex® and Somatuline® Depot have received marketing exclusivity, the FDA and EMEA can still approve different drugs for use in treating the same indication or disease covered by our products, which would create a more competitive market for us.

Furthermore, drugs considered to be the same as Increlex® or Somatuline® Depot that demonstrate clinical superiority or provide a major contribution to patient care may be approved for marketing by the FDA and EMEA notwithstanding the grant of orphan drug marketing exclusivity. If other companies are able to overcome our U.S. orphan drug exclusivity, they will be able to compete with us, and our revenues will be diminished.

We will not be able to sell our products if we are not able to maintain our regulatory approvals due to changes to existing regulatory requirements.

Our products and manufacturing processes are subject to continued review and ongoing regulation by the FDA and foreign regulatory authorities post approval, including, for example, changes to manufacturing process standards or good manufacturing practices, changes to product labeling, revisions to existing requirements or new requirements for manufacturing practices, or changing interpretations regarding regulatory guidance. Such changes in the regulatory environment and requirements could occur at any time during commercialization. Changes in the regulatory environment or requirements could adversely affect our ability to maintain our approval or require us to expend significant resources to maintain our approvals, which could result in the possible withdrawal of our products from the marketplace, which would harm our business and negatively impact our financial performance.

Competitors could develop and gain FDA approval of products containing rhIGF-1 or lanreotide, which could adversely affect our competitive position.

In the future, rhIGF-1 or lanreotide manufactured by other parties may be approved for use in the United States. For example, we are aware that Novartis AG (through the acquisition of Chiron Corporation) has developed a process to manufacture rhIGF-1 using yeast expression and has intellectual property with respect to that process. In the event there are other rhIGF-1 products approved by the FDA to treat indications other than those covered by Increlex®, physicians may elect to prescribe a competitor’s product containing rhIGF-1 to treat the indications for which Increlex® has received and may receive approval. This is commonly referred to as off-label use. While under FDA regulations a competitor is not allowed to promote off-label use of its product, the FDA does not regulate the practice of medicine and as a result cannot direct physicians as to which product containing rhIGF-1 to prescribe to their patients. In addition, a competitor could gain FDA approval of a product containing lanreotide for the treatment of an indication other than indication(s) covered by Somatuline® Depot, which would enable physicians to prescribe the competitor’s product for the indication(s) covered by Somatuline® Depot. As a result, we would have limited ability to prevent off-label use of a competitor’s product containing rhIGF-1 or lanreotide to treat any diseases for which we have received FDA approval, even if it violates our method of use patents and/or we have orphan drug exclusivity for the use of rhIGF-1 or lanreotide to treat such diseases.

Competitors could challenge our patents and file an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) new drug application for an IGF-1 or Somatuline® Depot product and adversely affect the competitive position of each.

Products approved for commercial marketing by the FDA are subject to the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984, or “Hatch-Waxman Act.” The Hatch-Waxman Act provides companies with marketing exclusivity for varying time periods during which generic or modified versions of a drug may not be marketed and allows companies to apply to extend patent protection for up to five additional years. It also provides a means for approving generic versions of a drug once the marketing exclusivity period has ended and all relevant patents have expired. The period of exclusive marketing, however, may be shortened if a patent is successfully challenged and defeated. Competitors with a generic IGF-1 or Somatuline®

Depot product or a modified version of IGF-1 or Somatuline® Depot may attempt to file an ANDA or a 505(b)(2) NDA and challenge our patents and marketing exclusivity. Such applications would have to certify that one of the patents in the Increlex® or Somatuline® Depot NDA is invalid or not infringed by the manufacture, use, or sale of the product described in that ANDA or 505(b)(2) application under the Hatch-Waxman Act. If successful, a competitor could come to market at an earlier time than expected. We can provide no assurances that we can prevail in a challenge or litigation related to our patents or exclusivity.

We are subject to “fraud and abuse” and similar laws and regulations, and a failure to comply with such regulations or prevail in any litigation related to noncompliance could harm our business.

We are subject to various health care “fraud and abuse” laws, such as the Federal False Claims Act, the federal anti-kickback statute and other state and federal laws and regulations. Pharmaceutical companies have faced lawsuits and investigations pertaining to violations of these laws and regulations. We cannot guarantee that measures that we have taken to prevent such violations, including our corporate compliance program, will protect us from future violations, lawsuits or investigations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If we fail or are unable to protect or defend our intellectual property rights, competitors may develop competing products, and our business will suffer.

If we are not able to protect our proprietary technology, trade secrets and know-how, our competitors may use our inventions to develop competing products. We have licensed intellectual property rights, including patent rights, relating to rhIGF-1, our growth hormone/IGF-1 combination product candidates, and Somatuline® Depot technologies from Genentech and Ipsen, respectively. However, these patents may not protect us against our competitors. Patent litigation is very expensive, and we therefore may be unable to pursue patent litigation to its conclusion because currently we do not generate meaningful revenues.

We do not have composition of matter patent coverage on the rhIGF-1 protein alone. Although we have licensed from Genentech its rights to its methods of use and manufacturing patents, it may be more difficult to establish infringement of such patents as compared to a patent directed to the rhIGF-1 protein alone. Our licensed patents may not be sufficient to prevent others from competing with us. We cannot rely solely on our patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent offices use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the United States may differ substantially from that obtained in various foreign countries. In some instances, patents have issued in the United States while substantially less or no protection has been obtained in Europe or other countries. Our U.S. Patent No. 6,331,414 B1 licensed from Genentech is directed to methods for bacterial expression of rhIGF-1 and expires in 2018. We have no equivalent European patent. The European Patent Office has determined that the claims of Genentech’s corresponding European patent application are not patentable under European patent law in view of public disclosures made before the application was filed.

We do not have composition of matter patent coverage on the lanreotide molecule (the active pharmaceutical ingredient of Somatuline® Depot) alone. We have licensed from Ipsen its rights to formulation and method of use patents for Somatuline® Depot that expire between 2015 and 2019. However, there can be no assurance that we have patent rights sufficient to prevent others from competing with us.

We do not have composition of matter patent coverage on either the growth hormone or the IGF-1 component of our growth hormone/IGF-1 combination product candidates. Our U.S. Patent No. 5,374,620 and our equivalent European Patent No. 0 536 226 B1, both of which are licensed from Genentech, are composition of matter patents covering combinations of growth hormone and IGF-1 and expire in 2009 and 2011, respectively. Therefore, it is likely that these patents will expire before we are able to launch any growth hormone/IGF-1 combination product in the U.S. or in European markets. We have also licensed from Genentech certain method of use patents for our growth hormone/IGF-1 combination product candidates that expire between 2009 and 2014. Our U.S. Patent No. 6,331,414 B1 licensed from Genentech will provide protection in the United States for our process of manufacturing IGF-1 for our growth hormone/IGF-1 combination product candidates until it expires in 2018. We have no equivalent patent protection for our process of manufacturing IGF-1 in Europe.

If we attempt to enforce against a competitor the patent rights we have licensed from Ipsen or the patent rights we have licensed from Genentech, and if such patents are challenged in court by defenses the competitor may raise, such as invalidity, unenforceability or possession of a valid license, we may fail to stop the competitor and we may lose the ability to assert the affected patents against other competitors as well. If we assert the patents we licensed from Ipsen or the patents we licensed from Genentech in an infringement proceeding against a competitor, and if the court were to find in favor of any defense of invalidity or unenforceability raised by the competitor against the asserted patents, we would be unable to use the affected patents to exclude others from competing with Somatuline® Depot or Increlex®. In addition, the type and extent of patent claims that will be issued to us in the future are uncertain. Any patents that are issued may not contain claims that will permit us to stop competitors from using technology similar to our Increlex®, or any growth hormone/IGF-1 combination product or Somatuline® Depot technologies.

In addition to the patented technology licensed from Genentech and Ipsen, we also rely on unpatented technology, trade secrets and confidential information, such as the proprietary information we use to manufacture Increlex®. We may not be able to effectively protect our rights to this technology or information. Other parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose this technology. We generally require each of our employees, consultants, collaborators, and certain contractors to execute a confidentiality agreement at the commencement of an employment, consulting or collaborative relationship with us. However, these agreements may not provide effective protection of this technology or information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

We may incur substantial costs as a result of patent infringement litigation or other proceedings relating to patent and other intellectual property rights, and we may be unable to protect our intellectual property rights.

A third-party may claim that we are using its inventions covered by its patents and may initiate litigation to stop us from engaging in our operations and activities. Although no third party has claimed that we are infringing on their patents, patent lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do so. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

We are aware of a U.S. patent of Novartis related to processes of manufacturing rhIGF-1 in yeast host cells, to fusion proteins, DNA, and yeast host cells useful in such processes of manufacturing rhIGF-1 in yeast host cells, and to rhIGF-1 made as a product of such processes. While we use bacterial expression, not yeast expression, in our process for manufacturing Increlex®, we cannot predict whether our activities relating to the development and commercialization of Increlex® in the United States will be found to infringe Novartis’s patent in the event Novartis brings patent infringement proceedings against us. We may not be able to obtain a license to Novartis’s patent under commercially reasonable terms, if at all. If we are unable to obtain a license to Novartis’s patent, and if in any patent infringement proceeding Novartis brings against us the court decides that our activities relating to the development and commercialization of Increlex® in the United States infringe Novartis’s patent, the court may award damages and/or injunctive relief to Novartis. Any such damages, injunctive relief and/or other remedies the court may award could render any further development and commercialization of Increlex® commercially infeasible for us or otherwise curtail or cease any further development and commercialization of Increlex®.

We cannot be certain that others have not filed patent applications for technology covered by the issued patents of any of our licensors, or by our pending applications or by the pending applications of any of our licensors, or that we or any of our licensors were the first to invent the technology because:

•	some patent applications in the United States may be maintained in secrecy until the patents are issued,

•	patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and

•	publications in the scientific literature often lag behind actual discoveries and the filing of patents relating to those discoveries.

Patent applications may have been filed and may be filed in the future covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. In the event that another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could harm our business.

Ipsen may seek to influence our business in a manner that is contrary to our goals or strategies or to the interests of our other stockholders.*

Based on its significant ownership position through certain protective provisions, Ipsen has the ability to significantly influence the outcome of certain actions by our Board of Directors and those requiring the approval of our stockholders. Our other stockholders may be unable to prevent actions taken by Ipsen. Together with the 13,046,346 shares of our common stock that we have issued to Ipsen (and/or an affiliate of Ipsen), the conversion of the convertible notes and the exercise of the warrant that we have also issued to Ipsen would enable Ipsen to acquire an ownership interest in us of approximately 40% on a fully diluted basis, with the opportunity to increase its ownership position to 60% or greater through market purchases. Ipsen was also granted a preemptive right to purchase its pro rata portion of new securities that we may offer in the future to maintain its percentage ownership interest. In addition, under the terms of our affiliation agreement with Ipsen, so long as Ipsen holds at least 15% of the outstanding shares of our common stock, Ipsen is entitled to nominate two out of the nine directors on our Board of Directors. In the event that Ipsen holds at least 10% of the outstanding shares of our common stock, but less than 15%, it would be entitled to nominate one director to our Board of Directors. Our affiliation agreement with Ipsen also provides that in the event Ipsen holds at least 60% of the outstanding shares of our common stock, Ipsen is entitled to nominate an unlimited number of directors to our Board of Directors (and under our charter documents, holders of at least 60% of the outstanding shares of our common stock may remove any director or the entire Board of Directors without cause). For so long as Ipsen holds at least 15% of the outstanding shares of our common stock, Ipsen is also entitled to nominate additional independent director nominees, who must be independent of Ipsen, starting with one in 2008 and up to four after our 2009 annual meeting of stockholders. Our certificate of incorporation was also amended in connection with our collaboration with Ipsen to waive the corporate opportunity provisions under Delaware law and the corporate opportunity doctrine with respect to opportunities of which Ipsen and Ipsen’s designees to our Board of Directors may become aware as a result of their affiliation with us. Additionally, our certificate of incorporation provides that any person purchasing or acquiring an interest in shares of our common stock shall be deemed to have consented to these provisions of our certificate of incorporation. This deemed consent might restrict the ability to challenge transactions carried out in compliance with these provisions. We make no assurances that Ipsen will not seek to influence our business in a manner that is contrary to our goals or strategies or the interests of other stockholders. Moreover, persons who are directors and/or officers of Ipsen and who also serve on our Board of Directors may decline to take action in a manner that might be favorable to us but adverse to Ipsen. Currently, one of our directors, Christophe Jean, also serves as the Chief Operating Officer of Ipsen.

If we lose our licenses from Genentech or Ipsen, we may be unable to continue our business.*

We have licensed intellectual property rights and technology from Genentech and from Ipsen. Under our license and collaboration agreements with Genentech and Ipsen, each of Genentech and Ipsen have the right to terminate our licenses if we are in material breach of our obligations under our agreements with them and fail to cure that breach. Under the terms of the agreements, we are obligated, among other things, to use reasonable business efforts to meet specified milestones. If any of these agreements are terminated, then we would lose our rights to utilize the technology and intellectual property covered by that agreement’s license to develop, manufacture, market and sell Increlex®, to develop, market and sell Somatuline® Depot, or to develop, manufacture, market and sell our growth hormone/IGF-1 combination product candidates. This may prevent us from continuing our business.

We are subject to Genentech’s option rights with respect to the commercialization of Increlex® for all diabetes and non-orphan indications in the United States; Ipsen’s right of first negotiation to develop and commercialize other endocrine products subsequently acquired or owned by us; and Genentech’s option rights with respect to our growth hormone/IGF-1 combination product candidates.

Under our U.S. license and collaboration agreement with Genentech for Increlex®, Genentech has the option to elect to jointly commercialize rhIGF-1 for all diabetes and non-orphan indications in the United States. Orphan indications are designated by the FDA under the Orphan Drug Act, and are generally rare diseases or conditions that affect fewer than 200,000 individuals in the United States. With respect to those non-orphan and diabetes indications in the United States, once Genentech has exercised its option to jointly develop and commercialize, Genentech has the final decision on disputes relating to the development and commercialization of such indications. Our ability to sublicense the development and commercialization of such products requires the consent of Genentech. Under a letter agreement of July 2007, we and Genentech amended the U.S. license and collaboration agreement to provide that until such time as we initiate the development of rhIGF-1 for diabetes (or a substitute indication mutually agreed to by us and Genentech that has a potential market of greater than $250 million and is not an indication for the central nervous system), Genentech may elect to initiate such development for diabetes or, upon our and Genentech’s mutual agreement, the development of a substitute indication that has a potential market size of greater than $250 million and is not an indication of the central nervous system. In addition, if we elect to discontinue the development of rhIGF-1 for diabetes or a substitute indication selected by us with Genentech’s consent, Genentech has the right to assume development of such indication. In the event that Genentech initiates the development of rhIGF-1 for any such indication before we do or assumes the development of rhIGF-1 for any such indication after such development is discontinued by us, our rights under the agreement for such indication would terminate and Genentech would be granted a non-exclusive license under our rhIGF-1 intellectual property and technology to manufacture, use and sell rhIGF-1 products for diabetes, or if applicable the substitute indication, subject to an obligation to pay us milestone payments and/or royalties to be negotiated by Genentech and us in good faith on sales of these products.

Under our license and collaboration agreement with Ipsen with respect to Increlex®, Ipsen has a right of first negotiation to develop and commercialize, in Ipsen’s territory, other products subsequently acquired or owned by us in the field of endocrinology. Accordingly, we may not receive a reasonable return on our investment if we develop new endocrinology products. In its territory, Ipsen also has the exclusive right to sublicense our growth hormone/IGF-1 combination product candidates. Accordingly, we have limited ability to sublicense these candidates to other parties.

Under our development and commercialization agreement with Genentech with respect to our growth hormone/IGF-1 combination product candidates, Genentech has a right to opt into our development and commercialization for short stature indications, AGHD and certain other indications. If Genentech opts in, it would still have the right to subsequently elect to opt out of such development and commercialization of such combination product candidates and products, but only for all indications. Following an opt-in by Genentech, Genentech would control the joint development and commercialization of the combination product candidates and products for certain other indications and could assume control of the joint development and/or commercialization of products for the treatment of AGHD. Upon opt-in, Genentech may also choose to exercise a commercial option to acquire the right for the deciding vote on all commercialization matters pertaining to short stature indications; however, we would remain the lead commercialization party for short stature indications. Because of Genentech’s ability to control the timing and extent of such joint development and commercialization activities and our obligation to co-fund such activities, Genentech may induce us to bear an excessive financial burden in support of or to opt out of the joint development and commercialization of our combination product candidates and/or products for AGHD and certain other indications. In addition, our ability to sublicense the development and commercialization of our growth hormone/IGF-1 combination product candidates requires the consent of Genentech.

Accordingly, because of these various option, limits on sublicensing, and right of first negotiation rights, we may not receive a reasonable return on our investment for developing and/or commercializing Increlex® or our growth hormone/IGF-1 combination product candidates.

If third-party clinical research organizations do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

We do not have the ability to conduct all of our clinical trials independently. We rely on clinical investigators, third-party clinical research organizations and consultants to perform a substantial portion of these functions. If we cannot locate acceptable contractors to run our clinical trials or enter into favorable agreements with them, or if these contractors do not successfully carry out their contractual duties, satisfy FDA requirements for the conduct of clinical trials, or meet expected deadlines, we may be unable to obtain or maintain required approvals and may be unable to market and sell our products on a timely basis, if at all.

If we fail to identify and in-license other patent rights, products or product candidates, we may be unable to grow our revenues.

We do not conduct any discovery research. Our strategy is to in-license products or product candidates and further develop them for commercialization. The market for acquiring and in-licensing patent rights, products and product candidates is intensely competitive. If we are not successful in identifying and in-licensing other patent rights, products or product candidates, we may be unable to grow our revenues with sales from additional products. Further, under the terms of our collaboration with Ipsen, Ipsen has certain approval rights with respect to our entering into material contracts or transactions, making capital expenditures or acquiring certain assets. Accordingly, Ipsen may prevent us from in-licensing products or product candidates. In addition, under the terms of our collaboration, Ipsen has a right of first negotiation to develop and commercialize, in Ipsen’s territory, products subsequently acquired or owned by us in the field of endocrinology. Under our combination product agreement with Genentech, Genentech has certain opt-in rights with respect to our development and commercialization of combination products and, with respect to certain combination products, to become the lead party for the planning, development and/or commercialization of such combination products.

In addition, we may need additional intellectual property from other third parties to market and sell our products. We cannot be certain that we will be able to obtain a license to any third-party technology we may require to conduct our business.

The committed equity financing facility that we entered into with Kingsbridge Capital Limited may not be available to us if we elect to make a draw down, and may require us to pay certain liquidated damages.

In October 2005, we entered into a committed equity financing facility, or CEFF, with Kingsbridge Capital Limited, or Kingsbridge, which entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of three years, newly issued shares of our common stock for cash consideration of up to an aggregate of $75.0 million, subject to certain conditions and restrictions. Kingsbridge will not be obligated to purchase shares under the CEFF unless certain conditions are met, which include:

•	a minimum price for our common stock;

•	the accuracy of representations and warranties made to Kingsbridge;

•	compliance with laws;

•

continued effectiveness of the registration statement, filed by us with the U.S. Securities and Exchange Commission, or SEC, for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant we issued to Kingsbridge in connection with the entering into of the CEFF; and

•	the continued listing of our stock on the NASDAQ Global Market.

In addition, Kingsbridge is permitted to terminate the CEFF if it determines that a material and adverse event has occurred affecting our business, operations, properties or financial condition. If we are unable to access funds through the CEFF, or if the CEFF is terminated by Kingsbridge, we may be unable to access capital on favorable terms or at all.

The terms of the CEFF require us to pay certain liquidated damages in the event that the registration statement filed by us with the SEC is not available for the resale of securities purchased by Kingsbridge under the CEFF or upon exercise of the warrant we issued to Kingsbridge. Except for certain periods of ineffectiveness permitted under the CEFF, we are obligated to pay to Kingsbridge an amount equal to the number of shares purchased under the CEFF and held by Kingsbridge at the date the registration statement becomes unavailable, multiplied by any positive difference in price between the volume weighted average price on the trading day prior to such period of unavailability and the volume weighted average price on the first trading day after the period of unavailability. In addition, we are entitled in certain circumstances to deliver a “blackout” notice to Kingsbridge to suspend the use of the registration statement and prohibit Kingsbridge from selling shares under the registration statement. If we deliver a blackout notice in the 15 trading days following a settlement of a draw down, then we must make a blackout payment to Kingsbridge as liquidated damages, or issue Kingsbridge additional shares in lieu of this payment, calculated by means of a varying percentage of an amount based on the number of shares purchased and held by Kingsbridge and the change in the market price of our common stock during the period in which the use of the registration statement is suspended. If the trading price of our common stock declines during a suspension of the registration statement, the blackout payment could be significant and could adversely affect our liquidity and our ability to raise capital. In addition, under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, we have only a limited ability to raise capital through the sale of our equity securities, including pursuant to the CEFF, without first obtaining Ipsen’s approval.

We may not have the ability to raise the funds necessary to finance the repayment of the convertible notes we issued to Ipsen, which could adversely affect our cash position and harm our business.

Under the terms of our collaboration with Ipsen, we issued to Ipsen convertible notes in the principal amounts of $25.0 million, €30.0 million and $15.0 million. All of these notes mature on the later of October 13, 2011 or two years from the date of notification of non-convert, and carry a 2.5% coupon per annum from the date of issuance, compounded quarterly. If Ipsen (or a subsequent holder) chooses not to convert these notes, we would be required to pay to Ipsen the principal amount of the notes plus accrued interest at maturity. We are also subject to currency risk on the €30.0 million principal amount convertible note that we issued to Ipsen which, if the note is not converted, may result in the need to raise a greater amount of U.S. dollars to repay this note at maturity than would be required based on a conversion of this note to U.S. dollars at the time we entered into the stock purchase and master transaction agreement with Ipsen in July 2006 or issuance of the note. If we are required to repay the notes in cash, we will likely need to raise such amounts from the capital markets or through a strategic transaction. There is no assurance that we would be able to do so in a timely manner or on reasonable terms. If we are unable to do so, we may be required to delay or curtail our development and commercialization efforts, which would harm our business.

Our indebtedness to Ipsen could have significant additional negative consequences, including, but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

If we fail to obtain the capital necessary to fund our operations, we will be unable to execute our business plan. *

We believe that our cash, cash equivalents and short-term investments as of March 31, 2008 will be sufficient to meet our projected operating and capital expenditure requirements through at least March 31, 2009 based on our current business plan. However, our future capital needs and the adequacy of our available funds will depend on many factors, including:

•	changes to our business plan;

•	our ability to market and sell sufficient quantities of Increlex® and Somatuline® Depot at the anticipated level;

•	the commercial status of the Increlex® bulk drug manufacturing operations at Lonza Baltimore Inc. and Lonza Hopkinton Inc., including the success of our cGMP production activities;

•	the success of Increlex® final drug product manufacturing;

•	the costs, timing and scope of additional regulatory approvals for Increlex® use in Primary IGFD and/or other regions;

•	Ipsen’s ability to supply Somatuline® Depot to us in sufficient quantities;

•	the costs, timing and scope of additional regulatory approvals for Somatuline® Depot;

•	Ipsen’s ability to market and sell sufficient quantities of Increlex® in the licensed territories at the anticipated level;

•	any required repayment of the convertible notes we issued to Ipsen;

•	the status of competing products;

•

the rate of progress and cost of our future clinical trials and other research and development activities, including research and development activities and clinical trial costs in connection with our growth hormone/IGF-1 combination product candidates; and

•	the pace of expansion of administrative and legal expenses.

We expect capital outlays and operating expenditures to increase over the next several years as we expand our operations. We expect that we may require and attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources, including potentially the CEFF. However, there can be no assurance that additional financing will be available when needed, or, if available, that the terms will be favorable. In addition, under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, we have only a limited ability to raise capital through the sale of our equity without first obtaining Ipsen’s approval. Although we have entered into a stock purchase agreement with Genentech pursuant to which we may issue up to an additional 1,894,737 shares of common stock (or up to a maximum of $9.0 million of shares of common stock) to Genentech, such issuances are subject to various conditions, including a Genentech opt in and the achievement of a regulatory approval milestone, and there can be no assurance that we will receive additional funds from Genentech pursuant to the stock purchase agreement. Further, we must first obtain Ipsen’s approval to issue shares of common stock to Genentech under our stock purchase agreement with Genentech at a price per share less than $4.75, which we may not be able to obtain. If additional funds are not available, we may be forced to curtail or cease operations.

If we are unable to manage our expected growth, we may not be able to implement our business plan. *

Our ability to implement our business plan requires an effective planning and management process. As of March 31, 2008, we had 139 full-time employees, and we expect to hire additional employees in the near term. Our offices are located in the San Francisco Bay area where competition for personnel with biopharmaceutical skills is intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

We believe that our anticipated future growth may strain our management, systems and resources. To manage the anticipated growth of our operations, we may need to increase management resources and implement additional financial and management controls, reporting systems and procedures. If we are unable to manage our growth, we may be unable to execute our business strategy.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

One potential risk of using growth factors like rhIGF-1 is that it may increase the likelihood of developing cancer or, if patients already have cancer, that the cancer may develop more rapidly. Increlex® may also increase the risk that diabetic patients may develop or worsen an existing retinopathy, which could lead to the need for additional therapy such as laser treatment of the eyes or result in blindness. In our Phase III clinical trials for severe Primary IGFD, the data of which we submitted to the FDA in our NDA, some patients experienced hypoglycemia, or low blood glucose levels. Other side effects noted in some patients include hearing deficits, enlargement of the tonsils and intracranial hypertension.

Somatuline® Depot is a member of a class of products known as somatostatin analogs, which have the potential to cause gallstones and other disorders associated with obstruction of the biliary tract, including pancreatitis. These products also alter the balance between the counter-regulatory hormones insulin, glucagon and growth hormone, which may result in hypoglycemia or hyperglycemia, and suppress secretion of thyroid stimulating hormone, which may result in hypothyrodism. Cardiac conduction abnormalities have also occurred during treatment with this class of drugs.

There may also be other adverse events associated with the use of Increlex® or Somatuline® Depot, and adverse events may arise that are related to our growth hormone/IGF-1 combination product candidates, which may result in product liability suits being brought against us. While we have licensed the rights to develop, market and sell Increlex®, Somatuline® Depot and our growth hormone/IGF-1 combination product candidates in certain indications, with the exception of certain liabilities covered up to certain limits by our insurance policies, we are not indemnified by any third party, including our contract manufacturers, for any liabilities that we bear and that arise out of our development or use of any of these products or product candidates.

Whether or not we are ultimately successful in defending product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity or reduced acceptance of our products in the market, or product candidates in development, all of which would impair our business. We have obtained clinical trial insurance and product liability insurance; however, we may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

In addition, we are contractually obligated to indemnify certain contract manufacturers for certain liabilities that they would otherwise bear and that arise from use of our products or product candidates. Because such contractually assumed liabilities are not covered by any of our insurance policies, the negative financial impact of any such liability could hinder or prevent us from continuing our business.

Budgetary or cash constraints may force us to delay our efforts to develop certain research and development programs in favor of developing others, which may prevent us from meeting our stated timetables and completing these projects through to product commercialization.

Because we are a company with limited financial resources, and because research, development and commercialization activities are costly processes, we must regularly prioritize the most efficient allocation of our financial resources. For example, we may choose to delay or abandon our research and development efforts for the treatment of a particular indication or project to allocate those resources to another indication or project, or to commercialization activities, which could cause us to fall behind our initial timetables for development. As a result, we may not be able to fully realize the value of some of our product candidates in a timely manner, since they will be delayed in reaching the market, or may not reach the market at all.

We must implement additional finance and accounting systems, procedures and controls as we grow our business and organization.

As a public reporting company, we must comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, including expanded disclosures and accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, and other requirements have increased our costs and required additional management resources. We have upgraded our finance and accounting systems, procedures and controls and will need to continue to implement additional procedures and controls as we grow our business and organization. Section 404 requires annual management assessments of the effectiveness of our internal control over financial reporting and an opinion by our independent registered public accountants on the effectiveness of internal controls over financial reporting. If our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our internal control over financial reporting, which could adversely affect our stock price.

If we are unable to attract and retain additional qualified personnel, our ability to market and sell our products and develop other product candidates will be harmed.*

Our success depends on our continued ability to attract and retain highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists and clinicians.

We are highly dependent on our current management and key commercial, medical, scientific, regulatory and pharmaceutical operations personnel, whose knowledge of our industry and technical expertise would be extremely difficult to replace. We have at-will employment contracts with all of our executive officers. They may terminate their employment without cause or good reason and without notice to us.

Risks Related to Our Common Stock

If our results do not meet our and analysts’ forecasts and expectations, our stock price could decline.

Analysts who cover our business and operations provide valuations regarding our stock price and make recommendations whether to buy, hold or sell our stock. Our stock price may be dependent upon such valuations and recommendations. Analysts’ valuations and recommendations are based primarily on our reported results and our and their forecasts and expectations concerning our future results regarding, for example, expenses, revenues, clinical trials, regulatory marketing approvals and competition. Our future results are subject to substantial uncertainty, and we may fail to meet or exceed our and analysts’ forecasts and expectations as a result of a number of factors, including those discussed under the section entitled “Risks Related to Our Business” above. If our results do not meet our and analysts’ forecasts and expectations, our stock price could decline as a result of analysts lowering their valuations and recommendations or otherwise.

If our officers, directors and largest stockholders choose to act together, they are able to control our management and operations, acting in their best interests and not necessarily those of other stockholders. *

As of March 31, 2008, our directors, executive officers and principal stockholders and their affiliates beneficially owned approximately 81.2% of our common stock. Our greater than five percent beneficial owners include Ipsen and its affiliates, which beneficially owned 42.7% (not including shares subject to limited voting agreements with certain of our stockholders); entities affiliated with MPM BioVentures III LLC, which beneficially owned 13.4%; entities affiliated with Prospect Management Co. II, LLC, which beneficially owned 5.9%; MedImmune, Inc., which beneficially owned 5.8%; and entities affiliated with Rho Capital Partners, which beneficially owned 5.8%. Our directors, executive officers and principal stockholders and their affiliates collectively have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

Our collaboration with Ipsen limits our ability to enter into transactions and to pursue opportunities in conflict with Ipsen, which could cause the price of our common stock to decline.

Under the terms of an affiliation agreement we entered into pursuant to our collaboration with Ipsen, the approval of Ipsen is required for us to take certain actions, including, but not limited to:

•	entering into most material transactions or agreements;

•	merging or consolidating with other entities;

•

establishing or approving an operating budget with anticipated research and development spending in excess of $25.0 million per year, plus potential additional amounts for new Ipsen projects under the license and collaboration agreement we entered into with respect to Somatuline® Depot;

•

subject to limited exceptions, incurring any indebtedness other than certain permitted indebtedness (provided that our total permitted indebtedness may not exceed $2.5 million if our ratio of net indebtedness to EBITDA exceeds 1:1);

•	incurring capital expenditures of more than $2.0 million in any given year;

•	making any investment, other than certain permitted investments;

•	entering into any transaction that results in competition with Ipsen;

•	declaring or paying any cash dividends;

•	taking any action with respect to takeover defense measures, including with respect to our stockholder rights plan; and

•	issuing or selling shares of our capital stock, other than issuances or sales after October 13, 2008 that may not exceed $25.0 million in any three-year period, and other limited exceptions.

These provisions could continue indefinitely and may limit our ability to enter into transactions otherwise viewed as beneficial to us, which could cause the price of our common stock to decline.

Our stockholder rights plan and anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult.*

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include, among others, provisions that:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and hinder a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

We have adopted a rights agreement under which certain stockholders have the right to purchase shares of a new series of preferred stock at an exercise price of $40.00 per one one-hundredth of a share of such preferred stock, subject to adjustment, if a person or group of persons acquires more than a certain percentage of our common stock. The rights plan could make it more difficult for a person to acquire a majority of our outstanding voting stock. The rights plan could also reduce the price that investors might be willing to pay for shares of our common stock and result in the market price being lower than it would be without the rights plan. In addition, the existence of the rights plan itself may deter a potential acquirer from acquiring us. As a result, either by operation of the rights plan or by its potential deterrent effect, mergers or other business combinations that our stockholders may consider in their best interests may not occur.

The committed equity financing facility that we entered into with Kingsbridge may result in dilution to our stockholders.

Pursuant to the CEFF, Kingsbridge committed to purchase, subject to certain conditions and at our election, up to $75.0 million of our common stock. Should we sell shares to Kingsbridge under the CEFF, or issue shares in lieu of any “blackout” payment, it will have a dilutive effect on the holdings of our current stockholders, and may result in downward pressure on the price of our common stock. If we draw down amounts under the CEFF, we will issue shares to Kingsbridge at a discount of up to ten percent from the volume weighted average price of our common stock. If we draw down amounts under the CEFF when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining share price will have an even greater dilutive effect than if our share price were stable or increasing, and may further decrease our share price.

Our stock price may be volatile, and an investment in our stock could decline in value.

The trading price of our common stock has fluctuated significantly since our initial public offering in March 2004, and is likely to remain volatile in the future. The trading price of our common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•

announcements by us, Ipsen, Genentech, our suppliers and key third-party vendors, or our competitors of regulatory developments, product development agreements, clinical trial results, clinical trial enrollment, regulatory filings, new products and product launches, significant acquisitions, strategic partnerships or joint ventures;

•	estimates of our business potential and earnings prospects;

•	deviations from analysts’ projections regarding business potential, costs and/or earnings prospects;

•	developments with respect to our collaboration with Ipsen;

•	quarterly variations in our operating results;

•	significant developments in the businesses of biotechnology companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of biotechnology companies;

•	additions or departures of key personnel;

•	changes in the structure of healthcare payment or reimbursement systems, regulations or policies;

•	activities of short sellers and risk arbitrageurs;

•	future sales of our common stock, including potential sales of a substantial number of shares by Ipsen and its affiliates, or the perception that such sales are likely to occur;

•	general economic, industry and market conditions; and

•	volume fluctuations, which are particularly common among highly volatile securities of biotechnology companies.

In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many biotechnology companies, which often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. If the market price of our common stock declines in value, you may not realize any return on your investment in us and may lose some or all of your investment.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced greater than average stock price volatility in recent years. If we faced such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Substantial sales of shares may impact the market price of our common stock.*

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or pursuant to the CEFF, and the shares issued or issuable to Genentech and Ipsen and its affiliates, the market price of our common stock may decline. In addition, the perceived risk of dilution from sales or issuances of our common stock to or by Kingsbridge or Ipsen may cause holders of our common stock to sell their shares, or it may encourage short selling by market participants, which could contribute to a decline in our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

As of March 31, 2008, we had 51,583,550 outstanding shares of common stock. As of March 31, 2008, we had 6,591,205 shares subject to outstanding options and restricted stock units granted under our equity compensation plans. In addition, as of March 31, 2008, 15,640,748 shares were issuable upon the exercise of the warrant and conversion of the three convertible notes, which we have issued to Ipsen. Further, the terms of the warrant we issued to Ipsen provide that the number of shares of our common stock subject to the warrant may increase in the event of certain issuances of equity securities by us that dilute Ipsen’s percentage ownership interest in us. Moreover, the initial exercise price of the warrant, and the conversion price of convertible notes we have issued to Ipsen, are subject to certain weighted-average price-based antidilution adjustments. These terms of the warrant and convertible notes may entitle Ipsen to acquire a greater number of shares of our common stock than we currently anticipate.

We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans. In September 2005, we filed a shelf registration statement pursuant to which we may, from time-to-time, sell shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings. In November 2005, we also filed a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant we issued to Kingsbridge in connection with our entering into the CEFF. Moreover, we have agreed that, upon Ipsen’s request, we would file one or more registration statements in order to permit Ipsen and its affiliates to offer and sell a substantial number of shares of our common stock, including the 13,046,346 shares we issued to an affiliate of Ipsen and the shares issuable upon exercise of the warrant and conversion of the convertible notes we issued to Ipsen. In addition, certain holders of shares of our common stock that are parties to our amended and restated investors’ rights agreement, including Genentech, are entitled to registration rights.

ITEM 5.	OTHER INFORMATION.

On February 26, 2008, our Board of Directors amended the Tercica, Inc. 2004 Stock Plan, or the 2004 Plan, to provide for the grant thereunder of restricted stock unit awards. Prior to such amendment, the 2004 Plan provided for the grant of restricted stock awards, but not restricted stock unit awards. Under the terms of the 2004 Plan, as amended, restricted stock unit awards may be granted under the 2004 Plan pursuant to restricted stock unit award agreements adopted by the plan administrator, generally our Board of Directors or the Compensation Committee of the Board. Under the 2004 Plan, as amended, restricted stock unit awards may vest over the passage of time, the achievement of performance goals, or the occurrence of other events determined by the plan administrator. Upon meeting vesting criteria applicable to a restricted stock unit award, a participant is entitled to receive a payout in the form of cash or shares of our common stock. The timing of such payments is determined by the plan administrator. In addition, the plan administrator may permit participants to defer the payment of such payouts. Dividend equivalents may be credited in respect of shares of our common stock covered by restricted stock units, as determined by the plan administrator and contained in the applicable restricted stock unit award agreement. The amendments to the 2004 Plan also effected certain technical amendments to the 2004 Plan, including with respect to compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The foregoing is only a brief description of the 2004 Plan amendments, does not purport to be complete and is qualified in its entirety by reference to the 2004 Plan, as amended, that is filed as Exhibit 10.3A to this quarterly report on Form 10-Q.

ITEM 6.	EXHIBITS.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation(1)

3.2	Amended and Restated Bylaws, as amended(2)

3.3	Certificate of Designation of Series A Junior Participating Preferred Stock(3)

3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation(3)

3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation(2)

4.1	Form of Specimen Stock Certificate(4)

4.2	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5

4.3	Warrant issued to Kingsbridge Capital Limited, dated October 14, 2005(5)

4.4	Warrant issued to Ipsen, S.A., dated October 13, 2006(4)

4.5A	First Senior Convertible Promissory Note issued to Ipsen, S.A., dated October 13, 2006(4)

4.5B	Second Senior Convertible Promissory Note issued to Ipsen, S.A., dated September 17, 2007(6)

4.5C	Third Senior Convertible Promissory Note issued to Ipsen, S.A., dated September 17, 2007(6)

4.6A	Rights Agreement, dated as of October 13, 2006, between the Registrant and Computershare Trust Company, N.A., as Rights Agent(4)

4.6B	Form of Right Certificate(4)

10.3A	2004 Stock Plan, as amended

10.3C	Form of Employee Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2004 Stock Plan

10.9S	2008 Executive Officer Compensation Arrangements

10.9AA	Form of Letter Agreement amending terms of Executive Officer Employment Agreements

15.1	Letter regarding Unaudited Interim Financial Information

31.1	Certification of Chief Executive Officer of Tercica, Inc., as required by Rule 13a-14(a) or Rule 15d-14(a)

31.2	Certification of Chief Financial Officer of Tercica, Inc., as required by Rule 13a-14(a) or Rule 15d-14(a)

32.1	Certification by the Chief Executive Officer, as required by Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350)

(1)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on May 13, 2004.

(2)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on May 25, 2007.

(3)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on October 18, 2006.

(4)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on November 3, 2006.

(5)	Incorporated by reference to the similarly described exhibit included with the Registrant’s quarterly report on Form 10-Q (File No. 000-50461) filed on November 4, 2005.

(6)	Incorporated by reference to the similarly described exhibit included with the Registrant’s Current Report on Form 8-K (File No. 000-50461) filed on September 18, 2007.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 12, 2008

TERCICA, INC.
(Registrant)

/s/ AJAY BANSAL
Ajay Bansal
Chief Financial Officer
(Authorized Officer and Principal Financial Officer)

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A Adoption of the Agreement and Plan of Merger. — The Board of Directors recommends a vote FOR Proposal 1 below.

For Against Abstain

Proposal 1: To adopt the Agreement and Plan of Merger, dated as of June 4, 2008 (the “merger agreement”), by among Tercica, Inc., Beaufour Ipsen Pharma (the “Purchaser”) and Tribeca Acquisition Corporation, a wholly owned subsidiary of Purchaser (the “Merger Sub”).

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For Against Abstain

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TERCICA, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON XXXX XX, 2008

The undersigned hereby appoints John A. Scarlett, M.D., Ajay Bansal and Stephen N. Rosenfield, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Tercica, Inc., which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Tercica, Inc. to be held on XXXX, XXXX XX, 2008 at XX:XX a.m. (local time) at 2000 Sierra Point Parkway, Brisbane, California, 94005, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AS MORE SPECIFICALLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY